AMALGAMATION INVOLVING

RBTT FINANCIAL HOLDINGS LIMITED

and

ROYAL BANK OF CANADA

THROUGH AN INDIRECT WHOLLY-OWNED SUBSIDIARY

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

and

DIRECTORS’ CIRCULAR

Dated February 8, 2008

DISCLAIMERS

THE ROYAL BANK OF CANADA (“RBC”) COMMON SHARES TO BE ISSUED FOLLOWING THE COMPLETION OF THE AMALGAMATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY CANADIAN SECURITIES REGULATORY AUTHORITY, NOR HAS ANY CANADIAN SECURITIES REGULATORY AUTHORITY PASSED ON THE ACCURACY OR ADEQUACY OF THE DIRECTORS’ CIRCULAR (“CIRCULAR”). ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.

THE RBC COMMON SHARES TO BE ISSUED FOLLOWING THE COMPLETION OF THE AMALGAMATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN BARBADOS, JAMAICA OR TRINIDAD AND TOBAGO, NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN BARBADOS, JAMAICA OR TRINIDAD AND TOBAGO PASSED ON THE ACCURACY OR ADEQUACY OF THE CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.

THE RBC COMMON SHARES TO BE ISSUED FOLLOWING THE COMPLETION OF THE AMALGAMATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR SECURITIES REGULATORY AUTHORITIES OF ANY STATE OF THE UNITED STATES, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR SECURITIES REGULATORY AUTHORITIES OF ANY STATE OF THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THE CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

THE INFORMATION CONCERNING RBC AND ITS AFFILIATES CONTAINED IN THE CIRCULAR IS BASED SOLELY UPON PUBLICLY AVAILABLE SOURCES AND INFORMATION THAT HAS BEEN PROVIDED BY RBC. RBTT FINANCIAL HOLDINGS LIMITED (“RBTT”) ASSUMES NO RESPONSIBILITY FOR THE INFORMATION IN THE CIRCULAR RELATING TO RBC AND ITS AFFILIATES. RBC HAS AGREED TO ENSURE THAT NONE OF THE INFORMATION PROVIDED BY IT FOR INCLUSION IN THE CIRCULAR WILL CONTAIN ANY UNTRUE STATEMENT OF A MATERIAL FACT, OR WILL OMIT TO STATE A MATERIAL FACT REQUIRED TO BE STATED THEREIN, OR NECESSARY IN ORDER TO MAKE THE STATEMENTS THEREIN NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY WERE MADE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE CIRCULAR, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES TO BE ISSUED FOLLOWING THE COMPLETION OF THE AMALGAMATION, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THE CIRCULAR NOR ANY DISTRIBUTION OF THE SECURITIES TO BE ISSUED FOLLOWING THE COMPLETION OF THE AMALGAMATION WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION OR BE TREATED AS A REPRESENTATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THE CIRCULAR.

RBTT SHAREHOLDERS SHOULD BE AWARE THAT THE PUBLIC DISCLOSURE DOCUMENTS OF RBC CONTAINED IN THE CIRCULAR HAVE BEEN FILED IN ACCORDANCE WITH THE SECURITIES LAWS OF CANADA, AND THAT THESE REQUIREMENTS MAY DIFFER FROM THOSE OF BARBADOS, JAMAICA OR TRINIDAD AND TOBAGO. AS WELL, FINANCIAL STATEMENTS INCLUDED IN THE PUBLIC DISCLOSURE DOCUMENTS OF RBC HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF RBTT. FURTHER, ALL DOLLAR FIGURES OR REFERENCES TO “$” IN THE RBC AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING MANAGEMENT’S DISCUSSION AND ANALYSIS ATTACHED AS APPENDIX “G” TO THE CIRCULAR ARE REFERENCES TO CANADIAN CURRENCY.

THE CIRCULAR WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.

FORWARD-LOOKING STATEMENTS

STATEMENTS IN THE CIRCULAR, TO THE EXTENT NOT BASED ON HISTORICAL EVENTS, CONSTITUTE FORWARD-LOOKING STATEMENTS. WORDS SUCH AS “WILL”, “EXPECTS”, “ANTICIPATES”, “INTENDS”, “PLANS”, “BELIEVES”, “SEEKS”, “ESTIMATES”, AND VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS. SPECIFICALLY, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALL STATEMENTS INCLUDED IN THE CIRCULAR THAT ADDRESS ACTIVITIES, EVENTS OR DEVELOPMENTS THAT EITHER RBC OR RBTT EXPECTS OR ANTICIPATES WILL OR MAY OCCUR IN THE FUTURE, INCLUDING SUCH THINGS AS FUTURE CAPITAL (INCLUDING THE AMOUNT AND NATURE THEREOF), DIVIDENDS, BUSINESS STRATEGIES AND MEASURES TO IMPLEMENT SUCH STRATEGIES, COMPETITIVE STRENGTHS, GOALS, EXPANSION AND GROWTH, OR REFERENCES TO THE FUTURE SUCCESS OF RBC OR RBTT, THEIR RESPECTIVE SUBSIDIARIES AND THE COMPANIES, JOINT VENTURES OR PARTNERSHIPS IN WHICH RBC OR RBTT HAS EQUITY INVESTMENTS ARE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE REFLECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF (I) CERTAIN OF THE FACTORS DESCRIBED IN THE CIRCULAR, (II) GENERAL ECONOMIC, MARKET OR BUSINESS CONDITIONS, (III) THE OPPORTUNITIES (OR LACK THEREOF) THAT MAY BE PRESENTED TO AND PURSUED BY RBC OR RBTT, (IV) COMPETITIVE ACTIONS BY OTHER COMPANIES, (V) CHANGES IN LAWS AND (VI) OTHER FACTORS, MANY OF WHICH ARE BEYOND THE CONTROL OF RBC AND RBTT.

THE FOREGOING LIST OF IMPORTANT FACTORS IS NOT EXHAUSTIVE AND OTHER FACTORS COULD ALSO ADVERSELY AFFECT THE COMPLETION OF THE AMALGAMATION AND THE FUTURE RESULTS OF RBC AND RBTT. THE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THE CIRCULAR. WHEN RELYING ON FORWARD-LOOKING STATEMENTS TO MAKE DECISIONS WITH RESPECT TO RBC OR RBTT, YOU SHOULD CAREFULLY CONSIDER THE FOREGOING IMPORTANT FACTORS AND OTHER UNCERTAINTIES AND POTENTIAL EVENTS.

FOR ADDITIONAL INFORMATION ABOUT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS, PLEASE SEE RBC’S MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE YEAR ENDED OCTOBER 31, 2007 ATTACHED AS APPENDIX “G” TO THE CIRCULAR AND RBTT’S ANNUAL REPORT FOR THE YEAR ENDED MARCH 31, 2007.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW OR REGULATION, RBC AND RBTT UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER WRITTEN OR ORAL, TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THE CIRCULAR OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

NOTICE TO UNITED STATES RESIDENTS

FOLLOWING THE COMPLETION OF THE AMALGAMATION, THERE WILL BE AN ISSUANCE OF COMMON SHARES OF RBC, WHICH IS A NON-U.S. COMPANY. THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE CIRCULAR, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE AMALGAMATION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

RBTT FINANCIAL HOLDINGS LIMITED

NOTICE IS HEREBY GIVEN that a special meeting (“Special Meeting”) of the holders of ordinary shares (“RBTT Shareholders”) of RBTT Financial Holdings Limited (“RBTT”) will be held in the Ballroom of the Hilton Trinidad & Conference Centre, Lady Young Road, St. Ann’s, Trinidad, on Wednesday, March 26, 2008 at 9:30 a.m. for the RBTT Shareholders to consider and, if thought fit, approve a special resolution (“Amalgamation Resolution”), the text of which is set out in Appendix “A” to the Directors’ Circular (“Circular”) of RBTT accompanying this notice, authorizing and approving the amalgamation of a newly-incorporated, indirect, wholly-owned Trinidad and Tobago subsidiary of Royal Bank of Canada with RBTT to create an amalgamated corporation, and certain related transactions, substantially upon the terms and conditions set forth in the Amalgamation Agreement (attached as Appendix “E” to the Circular).

DATED at Port-of-Spain, Trinidad this 8th day of February, 2008.

By Order of the Board of Directors

Nicole Richards
Corporate Secretary

NOTES:

1.	In accordance with Section 110(2) of the Companies Act, Chap. 81:01, the Board of Directors (“Directors”) of RBTT have fixed February 18, 2008 as the record date for the determination of shareholders who are entitled to receive notice of the Special Meeting. Only shareholders on record at the close of business on February 18, 2008 are therefore entitled to receive notice of the Special Meeting. A list of such shareholders will be available for examination by shareholders at RBTT’s Registered Office, 19-21 Park Street, Port-of-Spain, Trinidad during usual business hours and at the Special Meeting.

2.	A shareholder entitled to attend and vote at the Special Meeting, or any adjournment or postponement thereof, is entitled to appoint one or more proxies to attend and vote instead of him/her. A proxy need not be a shareholder. Attached are the Circular and a proxy form (“Proxy Form”). The Proxy Form must be completed and signed in accordance with the Notes on the Proxy Form and then deposited with the Corporate Secretary at the Registered Office of RBTT before 9:30 a.m. on March 25, 2008 or, in the event that the Special Meeting is adjourned or postponed, 48 hours (excluding Saturdays, Sundays and holidays) before the adjourned or postponed Special Meeting is reconvened.

3.	A shareholder that is a body corporate may, in lieu of appointing a proxy, authorize an individual by resolution of its directors or of its governing body to represent it at the Special Meeting, or any adjournment or postponement thereof.

4.	Shareholders are reminded that the By-laws of RBTT provide that the Directors may require any shareholder, proxy or other person, to provide satisfactory evidence of his/her identity before being admitted to the Special Meeting, or any adjournment or postponement thereof.

5.	RBTT Shareholders have a right to dissent in respect of the Amalgamation Resolution, as provided in Section 227 of the Companies Act. A dissenting shareholder is entitled to be paid the fair value of his shares.

MANAGEMENT PROXY CIRCULAR

REPUBLIC OF TRINIDAD AND TOBAGO

THE COMPANIES ACT, Chap. 81:01 (Section 144)	Company No. R 1432(95)

1.	Name of Company:

RBTT FINANCIAL HOLDINGS LIMITED (the “Company”)

2.	Particulars of Meeting:

Special Meeting of the holders of ordinary shares of the Company (“Shareholders”) to be held on Wednesday, March 26, 2008 at 9:30 a.m. in the Ballroom of the Hilton Trinidad & Conference Centre, Lady Young Road, St. Ann’s, Trinidad.

3.	Solicitation:

It is intended to vote the proxy hereby solicited (unless the Shareholder directs otherwise) in favour of the resolution specified in the proxy form sent to the Shareholders.

4.	Any Director’s statement submitted pursuant to Section 76(2):

No statement has been received from any Director pursuant to Section 76(2) of the Companies Act, Chap. 81:01.

5.	Any Auditor’s statement submitted pursuant to Section 171(1):

No statement has been received from the Auditors of the Company pursuant to Section 171(1) of the Companies Act, Chap. 81:01.

6.	Any Shareholder’s proposal submitted pursuant to Sections 116(a) and 117(2):

No proposal has been received from any Shareholder pursuant to Sections 116(a) and 117(2) of the Companies Act, Chap. 81:01.

Date	Name and Title	Signature

February 8, 2008	Nicole Richards Corporate Secretary RBTT Financial Holdings Limited

(i)

(ii)

(iii)

GLOSSARY OF TERMS

Unless the context otherwise requires, when used in the Circular, the following terms shall have the meanings set forth below, words importing the singular number shall include the plural and vice versa and words importing any gender shall include all genders. Capitalized terms not defined below shall have the meanings ascribed to such terms in the applicable section of the Circular, including the attached Appendices.

“1933 Act” means the United States Securities Act of 1933.

“Affiliate” means, with respect to a specified Person, another Person who directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Cash Consideration” means the product of (a) the Cash Amount, and (b) the excess of (i) the total number of outstanding RBTT Ordinary Shares at the Effective Time, over (ii) the total number of outstanding RBTT Ordinary Shares held by Dissenting Shareholders at the Effective Time, if any.

“Amalgamating Corporations” means RBTT and RBC Holdings (Trinidad & Tobago).

“Amalgamation” means the amalgamation of RBTT and RBC Holdings (Trinidad & Tobago) in accordance with the Amalgamation Agreement.

“Amalgamation Agreement” means the amalgamation agreement to be entered into by RBTT, RBC and RBC Holdings (Trinidad & Tobago), substantially in the form of the agreement attached to the Circular as Appendix “E”.

“Ancillary Agreements” means all agreements, certificates, letters and other instruments delivered or given pursuant to the Combination Agreement, including the Amalgamation Agreement and the Articles of Amalgamation.

“Articles of Amalgamation” means the articles of amalgamation of the amalgamated company resulting from the amalgamation of RBTT and RBC Holdings (Trinidad & Tobago) in respect of the Amalgamation that are required by the Companies Act to be sent to the Registrar.

“Authorization” means, with respect to any Person or matter, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person or matter.

“Bank Act” means the Bank Act (Canada) as now in effect and as may be amended from time to time.

“Bank Regulators” means any Governmental Entity charged with the supervision or regulation of banks or bank holding companies.

“BSC” means The Securities Commission (Barbados).

“BSE” means the Barbados Stock Exchange.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario, Bridgetown, Barbados or Port-of-Spain, Trinidad and Tobago.

“Canadian Bank Approvals” means approval by the Superintendent under the Bank Act, including approval of (1) the acquisition by RBC of a substantial investment in, and control of, RBTT and each RBTT Subsidiary that carries on a financial services activity, and (2) the issuance of the RBC Common Shares.

“Canadian GAAP” means accounting principles generally accepted in Canada, including those that are recommended in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis.

“Cash Amount” means TT$24.00 (or, where an RBTT Shareholder duly so elects in accordance with the Combination Agreement, the U.S. Dollar Equivalent of TT$24.00).

“CDN$” means Canadian dollars.

“Certificate of Amalgamation” means the certificate issued by the Registrar giving effect to the Amalgamation.

“Circular” means this Directors’ circular and notice of RBTT Meeting dated the date hereof, including all appendices, schedules and exhibits thereto, sent to RBTT Securityholders in connection with the RBTT Meeting.

“Clearing Agency” means the Trinidad and Tobago Central Depository, the Jamaica Central Depository and the Barbados Central Depository.

“Closing” means the consummation of the amalgamation of RBTT and RBC Holdings (Trinidad & Tobago) and the Redemption in accordance with the Amalgamation Agreement.

“Closing Date” means June 30, 2008 or such earlier date or later date as RBC and RBTT may mutually agree in writing prior to the Outside Date upon which the Closing shall occur, in each case, subject to the conditions of closing set forth in the Combination Agreement and subject to the right of either RBTT, on the one hand, or RBC, on the other hand, to postpone the Closing Date for up to an additional 90 days thereafter (in 30-day increments) if the Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other to such effect no later than 5:00 p.m. (Eastern Standard time) on the date that is 15 days prior to the original Closing Date (and any subsequent Closing Date).

“Collar Exchange Ratio” means, subject to adjustment, if any, provided under the terms of the Amalgamation Agreement, the quotient determined by dividing (i) the Unadjusted Share Amount by (ii) the RBC Closing Average Share Price (such quotient to be rounded to the nearest one-hundred thousandth (0.00001)), provided that: (a) if the RBC Closing Average Share Price is equal to or less than 90% of the Collar Price, the Collar Exchange Ratio means the quotient determined by dividing (i) the Unadjusted Share Amount by (ii) 90% of the Collar Price (such quotient to be rounded to the nearest one-hundred thousandth (0.00001)); and (b) if the RBC Closing Average Share Price is equal to or greater than 110% of the Collar Price, the Collar Exchange Ratio means the quotient determined by dividing (i) the Unadjusted Share Amount by (ii) 110% of the Collar Price (such quotient to be rounded to the nearest one-hundred thousandth (0.00001)).

“Collar Price” means U.S.$54.422, being the volume-weighted average trading price in U.S. dollars of the RBC Common Shares on the NYSE as reported by Bloomberg LP for the five (5) consecutive trading days ending on the last Business Day preceding the date of the Combination Agreement, rounded to the nearest one-tenth of one cent (U.S.$0.001).

“Combination Agreement” means the combination agreement made October 1, 2007 between RBTT and RBC, as amended and restated as of January 22, 2008, attached as Appendix “D” to the Circular, as further amended, modified or supplemented from time to time in accordance with its terms.

“Companies Act” means the Companies Act (Chap. 81:01 of the Laws of the Republic of Trinidad and Tobago), as amended, as now in effect and as may be amended from time to time.

“Confidentiality Agreement” means the confidentiality agreement between RBTT and RBC dated as of July 13, 2007, as amended, restated or otherwise modified from time to time in accordance with its terms.

“Contract” means any agreement, contract, licence, undertaking, engagement or commitment of any nature, written or oral.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a corresponding meaning.

“Corporation” means the corporation continuing as a result of the Amalgamation.

“Corporation Tax Act” means the Corporation Tax Act (Chap.75:02 of the Laws of the Republic of Trinidad and Tobago), as amended, as now in effect and as may be amended from time to time.

“Credit Suisse” means Credit Suisse Securities (USA) LLC.

“Directors” means the members of the board of directors of RBTT and “Director” means any one of them.

“Dissent Notice” means a notice of a Dissenting Shareholder to be sent to RBTT at or before the RBTT Meeting in accordance with section 227(6) of the Companies Act.

“Dissent Rights” means the right of the registered holders of RBTT Ordinary Shares to dissent in respect of the Amalgamation pursuant to the procedures set forth in the Circular.

“Dissenting Shareholder” means a holder of RBTT Ordinary Shares who dissents in respect of the Amalgamation in strict compliance with the Dissent Rights.

“Dissenting Shares” means the RBTT Ordinary Shares held by Dissenting Shareholders.

“Effective Date” means the date on which the Amalgamation becomes effective (being the date that the Registrar under the Companies Act issues a Certificate and Articles of Amalgamation in respect of the Amalgamation).

“Effective Time” means the actual time on the Effective Date that the Amalgamation becomes effective.

“Election Deadline” means the date (which shall be no later than the forty-fifth (45th) day prior to the Closing Date, unless otherwise agreed to by the Parties) set forth in the Election Form by which a holder of RBTT Ordinary Shares must deposit the Election Form with the Escrow Agent.

“Election Form” means the election form provided to holders of RBTT Ordinary Shares in order that such holders may make an election to receive the U.S. Dollar Equivalent of the Cash Amount, calculated as of the second (2nd) Business Day prior to the Closing Date.

“Escrow Agent” means RBTT Trust Limited.

“Executive Director” means a director of RBTT who is an officer or full-time employee of RBTT or any of its affiliates.

“Executive Officers” means each of: (i) Suresh B. Sookoo, Group Chief Executive Officer (Executive Director); (ii) Rodney S. Prasad, Head — Jamaica, Netherlands Antilles and Aruba (Executive Director); (iii) Nicole M. Richards, Group Corporate Secretary & General Counsel; (iv) Stephen A.C. Bayne, Managing Director — RBTT Trust Limited; (v) Lyndon R.W. Guiseppi, Managing Director — RBTT Merchant Bank Limited; (vi) David K. Hackett, Head — Barbados, Suriname & Eastern Caribbean; (vii) Catherine R. Kumar, Managing Director — RBTT Bank Limited; (viii) Calvin A. Bijou, Head — Group Marketing and Customer Experience; (ix) Leroy Calliste, Group Financial Comptroller; (x) Ronald A. Carter, Head — Group Strategy & Corporate Development; (xi) William P. Charles, Head — Group Corporate Communications; (xii) Gary A. Fuller, Group Chief Internal Auditor; (xiii) Amos A. Herai, Head — Group Human Resources; (xiv) Krishendath Maharaj, Head — Group Technology; (xv) James C. Mendes, Head — Group Risk Management; and (xvi) Patricia M. Narayansingh, Head — Group Planning & Analysis.

“Fairness Opinions” means the fairness opinion of Credit Suisse dated October 1, 2007 and the fairness opinion of Merrill Lynch dated October 1, 2007, each of which is attached to the Circular as Appendix “B” and Appendix “C”, respectively.

“FIA” means the Foreign Investment Act (Chap. 70:07 of the Laws of the Republic of Trinidad and Tobago).

“First Preferred Shares” means the first preferred shares in the capital of RBC.

“FSC” means the Financial Services Commission (Jamaica).

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, (iii) any quasi-governmental or self-regulatory or other private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) any stock exchange.

“IFRS” means International Financial Reporting Standards.

“Information Statement” means a written statement of a Dissenting Shareholder to be sent to RBTT containing the information specified in section 228(1) of the Companies Act.

“JSE” means the Jamaica Stock Exchange.

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, policies, regulations, guidelines, directives and municipal by-laws whether domestic, foreign or international, and (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, determinations, and awards of any Governmental Entity, in each case binding on or affecting the Person referred to in the context in which the word is used.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, absolute or contingent, or accrued or unaccrued.

“Matching Period” means a period of ten (10) Business Days from the later of (A) the date RBC receives a Superior Proposal Notice advising RBC that RBTT’s Board of Directors has resolved to accept, approve, recommend (or change, withdraw, modify or qualify its recommendation in respect of the Amalgamation) or enter into a Contract in respect of an RBTT Superior Proposal, and (B) the date RBC receives a copy of the RBTT Superior Proposal document.

“Merrill Lynch” means Merrill Lynch, Pierce, Fenner and Smith Incorporated.

“Notice of Intention” means the notice of RBTT to be sent to a Dissenting Shareholder, under section 227(7) of the Companies Act, stating that the RBTT Amalgamation Resolution has been adopted, and advising the Dissenting

Shareholder that if the Dissenting Shareholder intends to proceed with its exercise of its Dissent Rights, it must send to RBTT an Information Statement.

“NYSE” means the New York Stock Exchange.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is taken in the ordinary course of the normal day-to-day business operations of the Person and, in any event, constitutes prudent banking practice and prudent commercial practice.

“Outside Date” means September 30, 2008.

“Parties” means RBC and RBTT and any other Person who may become a party to the Combination Agreement.

“Per Share Consideration” means the amount per RBTT Ordinary Share that is equal to the sum of (a) the Cash Amount and (b) the Share Amount.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Principal Shareholders” means each of Guardian Holdings Limited and Richard Azar.

“Proxy Form” means the proxy form enclosed with the Circular.

“RBC” means Royal Bank of Canada, a Schedule I Chartered Bank established under the Bank Act.

“RBC Board of Directors” means the board of directors of RBC.

“RBC By-laws” means the by-laws of RBC adopted on January 8, 1981, as amended from time to time.

“RBC Closing Average Share Price” means the volume-weighted average trading price in U.S. dollars of the RBC Common Shares on the NYSE as reported by Bloomberg LP for the five (5) consecutive trading days ending on the second Business Day immediately preceding the Effective Date, rounded to the nearest one-tenth of one cent (U.S.$0.001).

“RBC Common Shares” means the common shares in the capital of RBC.

“RBC Exchanges” means the TSX and the NYSE.

“RBC Holdings (Trinidad & Tobago)” means RBC Holdings (Trinidad & Tobago) Limited.

“RBC Material Adverse Effect” means any effect that is, or would reasonably be expected to be, material and adverse, individually or in the aggregate (i) to the business, operations, condition (financial or otherwise) or assets of RBC and the RBC Subsidiaries, taken as a whole; or (ii) to the ability of RBC to consummate the transactions contemplated by the Combination Agreement before the Outside Date, provided that in the case of clause (i) “RBC Material Adverse Effect” shall not include any change or effect on the business of RBC and the RBC Subsidiaries attributable to (a) changes in general economic conditions affecting banks generally in the regions where RBC and the RBC Subsidiaries conduct their business, except to the extent that such changes are disproportionately adverse to RBC or the RBC Subsidiaries, (b) any actions taken or omitted to be taken by RBC and the RBC Subsidiaries pursuant to the express terms of the Combination Agreement, (c) the announcement of the execution and delivery of the Combination Agreement or the transactions contemplated by the Combination Agreement, or (d) commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, except to the extent that the effects thereof are disproportionately adverse to RBC or the RBC Subsidiaries.

“RBC Material Contract” means any contract, agreement, licence, franchise, lease, arrangement, commitment, understanding or other right or obligation to which RBC or any of the RBC Subsidiaries is a party or by which RBC or any of the RBC Subsidiaries is bound or affected or to which any of their respective properties or assets is subject, that is material to the business, operations or financial condition of RBC and the RBC Subsidiaries, taken as a whole.

“RBC Shareholders” means the holders of RBC Common Shares.

“RBC Subscription Proceeds” means the cash amount in U.S. dollars that is equal to the product of (i) the number of Redeemable Preferred Shares issued or to be issued pursuant to the Amalgamation, and (ii) the RBC Closing Average Share Price.

“RBC Subsidiary” means any corporation, partnership, joint venture or other legal entity of which RBC (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or has, directly or indirectly, the right to appoint a majority of the board of directors or other governing body of such corporation or other legal entity.

“RBTT” means RBTT Financial Holdings Limited, a corporation governed by the laws of Trinidad and Tobago.

“RBTT Acquisition Proposal” means any proposal, offer or public announcement with respect to any direct or indirect merger, amalgamation, arrangement, exchange or tender offer, take over bid, sale of assets (including the shares or assets of an RBTT Subsidiary) or similar transaction representing more than 20% of the book value (on a consolidated basis) of RBTT’s total assets, any issuance, sale, transfer or acquisition of more than 20% of RBTT’s Ordinary Shares then outstanding or any similar transaction involving RBTT or any RBTT Subsidiary, whether in one or a series of steps or transactions, excluding the Amalgamation.

“RBTT Affiliate Transaction” means a transaction or series of transactions between two or more wholly-owned RBTT Subsidiaries or between RBTT and a wholly-owned RBTT Subsidiary.

“RBTT Amalgamation Resolution” means the special resolution of the RBTT Shareholders approving the Amalgamation to be considered at the RBTT Meeting, in the form set out in Appendix “A” to the Circular.

“RBTT Articles” means the articles of incorporation of RBTT dated July 14, 1998.

“RBTT By-laws” means By-law No. 1 of RBTT dated July 23, 1998.

“RBTT Contract” means any Contract to which RBTT or any of the RBTT Subsidiaries is a party or by which RBTT or any of the RBTT Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“RBTT Employee Plans” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, employee loan, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, or arrangements relating to the current or former directors, officers or employees of RBTT or any of the RBTT Subsidiaries maintained, sponsored or funded by RBTT or any of the RBTT Subsidiaries, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered under which RBTT or any of the RBTT Subsidiaries may have any liability, contingent or otherwise.

“RBTT Employees” means those individuals employed by RBTT or any of the RBTT Subsidiaries.

“RBTT Exchanges” means the TTSE, the BSE and the JSE.

“RBTT In-The-Money Option” means an RBTT Option with an exercise price less than the Per Share Consideration.

“RBTT Labour and Employment Arrangements” means the terms of any employment, collective, severance, pension, supplemental pension, profit sharing, benefit, termination, compensation, or similar Contracts, arrangements or policies with or for the benefit of any officers, directors or employees of RBTT or any RBTT Subsidiary.

“RBTT Material Adverse Effect” means any effect that is, or would reasonably be expected to be, material and adverse, individually or in the aggregate (i) to the business, operations, condition (financial or otherwise), assets or liabilities of RBTT and the RBTT Subsidiaries, taken as a whole; or (ii) to the ability of RBTT to consummate the transactions contemplated by the Combination Agreement before the Outside Date, provided that in the case of clause (i) “RBTT Material Adverse Effect” shall not include any change or effect on the business of RBTT and the RBTT Subsidiaries attributable to (a) changes in general economic conditions affecting banks generally in the regions where RBTT and the RBTT Subsidiaries conduct their business, except to the extent that such changes are disproportionately adverse to RBTT or any of the RBTT Subsidiaries, (b) any actions taken or omitted to be taken by RBTT or any of the RBTT Subsidiaries pursuant to the express terms of the Combination Agreement, (c) the announcement of the execution and delivery of the Combination Agreement or the transactions contemplated by the Combination Agreement, or (d) commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, except to the extent that the effects thereof are disproportionately adverse to RBTT or any of the RBTT Subsidiaries.

“RBTT Material Contract” means any RBTT Contract that (i) is outside the Ordinary Course of business (and for this purpose, any RBTT Contract that involves payments to or by RBTT or any RBTT Subsidiary in excess of U.S.$1,000,000 annually shall be deemed to be outside of the Ordinary Course of business), (ii) by its terms, is not terminable within 90 days’ prior notice (without termination fee or penalty) and that may result in total payments by RBTT or any RBTT Subsidiary in excess of U.S.$1,000,000, (iii) constitutes a material agreement filed or required to be filed under applicable securities Laws or with the Bank Regulators, (iv) constitutes a material partnership, shareholder or joint venture arrangement with any third party, (v) constitutes a confidentiality, non-competition agreement or other contract or agreement that limits the freedom of RBTT or any RBTT Subsidiary to engage in any line of business or to compete with any Person, (vi) involves any indemnification arrangement between RBTT and any director or officer of RBTT or of any the RBTT Subsidiaries, (vii) involves any guarantee or similar obligation running from RBTT or any of the RBTT Subsidiaries to any Person (other than an RBTT Affiliate Transaction) entered into outside of the Ordinary Course of business in excess of U.S.$10,000,000, (viii) relates to credit card association memberships or ATM or debit card networks and to which RBTT or any RBTT Material Subsidiary is a party, (ix) relates to information technology or intellectual property that is material to the business or operations of RBTT or the RBTT Subsidiaries, (x) is an underwriting agreement involving a potential liability for unfulfilled sale, placement or similar obligations of greater than U.S.$25,000,000, (xi) relates to the purchase and sale of financial or other futures or derivatives (other than an RBTT Affiliate Transaction) entered into outside of the Ordinary Course of business, (xii) relates to interest rate or currency swaps or hedges (other than an RBTT Affiliate Transaction) entered into outside of the Ordinary Course of business, (xiii) relates to data processing services or operational support (including outsourcing arrangements), or (xiv) is otherwise material to the business, operations or financial condition of RBTT and the RBTT Subsidiaries, taken as a whole.

“RBTT Material Subsidiaries” means (i) each RBTT Subsidiary, the total assets of which constituted more than ten percent of the consolidated assets of RBTT as of March 31, 2007 or the total revenues of which, for the year ended March 31, 2007, constituted more than ten percent of the consolidated revenues of RBTT, in each case as set out in the financial statements of RBTT as of and for the year ended March 31, 2007, (ii) each of RBTT Bank Limited, RBTT Trust Limited, RBTT Merchant Bank Limited, RBTT Bank N.V. and RBTT Bank Jamaica Limited, and (iii) each RBTT Subsidiary that directly or indirectly holds an equity interest in any RBTT Subsidiary described in clause (i) or (ii) above.

“RBTT Meeting” means the special meeting of RBTT Shareholders to be held on the RBTT Meeting Date, including any adjournment or postponement thereof.

“RBTT Meeting Date” means Wednesday, March 26, 2008.

“RBTT Option Plan” means the ordinary share option plan of RBTT, implemented by RBTT as of May 14, 2002, providing for the grant of options to acquire RBTT Ordinary Shares, as amended in accordance with the Combination Agreement.

“RBTT Options” means options to purchase RBTT Ordinary Shares granted under the RBTT Option Plan.

“RBTT Ordinary Shares” means the ordinary shares in the capital of RBTT.

“RBTT Out-Of-The-Money Option” means an RBTT Option with an exercise price equal to or greater than the Per Share Consideration.

“RBTT Preferred Shares” means the preferred shares in the capital of RBTT.

“RBTT Securityholders” means the holders of RBTT Ordinary Shares and RBTT Options.

“RBTT Shareholders” means the holders of RBTT Ordinary Shares.

“RBTT Subsidiary” means any corporation, partnership, joint venture or other legal entity of which RBTT (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or has, directly or indirectly, the right to appoint a majority of the board of directors or other governing body of such corporation or other legal entity.

“RBTT Superior Proposal” means any unsolicited, bona fide, written RBTT Acquisition Proposal that (a) contemplates the acquisition of at least 50.1% of the outstanding RBTT Ordinary Shares or all or substantially all of the assets of RBTT and the RBTT Subsidiaries; (b) provides for consideration per RBTT Ordinary Share of at least TT$41.00; and (c) in the good faith determination of the Directors in exercising their fiduciary obligations after consultation with their financial advisors and outside counsel (i) is reasonably capable of being completed, taking into account the availability of any required financing and all legal, financial, regulatory, timing and other aspects of such proposal, and the Person making such proposal, and (ii) would reasonably be expected to, if consummated in accordance with its terms (but without discounting any risk of non-completion), result in a transaction more favourable to RBTT, and more favourable from a financial point of view (including any financing terms, any termination payment payable under the Combination Agreement and any conditions to the consummation thereof), to the RBTT Shareholders, than the transactions contemplated by the Combination Agreement.

“Record Date” means February 18, 2008.

“Redeemable Preferred Shares” means the redeemable preferred shares in the capital of the Corporation.

“Redemption” means the automatic redemption by the Corporation, without any further act or formality, of the Redeemable Preferred Shares at the Redemption Time for the Redemption Amount in accordance with the rights, privileges, conditions and restrictions attached to the Redeemable Preferred Shares as set out in the Amalgamation Agreement and the Corporation’s constating documents.

“Redemption Amount” means in respect of each Redeemable Preferred Share an amount, in U.S. dollars, equal to the RBC Closing Average Share Price.

“Redemption Price” means in respect of each Redeemable Preferred Share an amount, in U.S. dollars, equal to (i) the Redemption Amount, plus (ii) the amount of all declared and unpaid dividends, without interest, on each RBC Common Share with a record date occurring after the Effective Date but prior to the date on which RBTT Ordinary Share certificates are surrendered to the Escrow Agent in accordance with the provisions of the Amalgamation Agreement.

“Redemption Time” means the effective time of the Redemption, which shall occur on the Effective Date immediately following the Effective Time.

“Registrar” means the Registrar of Companies, as defined in the Companies Act.

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, licences, permits, authorizations, waivers and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities or pursuant to applicable Laws, which must be obtained in order to consummate the transactions contemplated by the Combination Agreement and the Ancillary Agreements in accordance with all applicable Laws, including:

(i)	the Canadian Bank Approvals;

(ii)	approvals of, and filings with, the RBC Exchanges;

(iii)	approvals and filings by RBC under applicable securities Laws, including in connection with the issuance of the RBC Common Shares;

(iv)	approvals and licences under the Foreign Investment Act (Trinidad and Tobago);

(v)	approvals of the Central Bank and Minister of Finance under the Financial Institutions Act (Trinidad and Tobago);

(vi)	approval of the Minister of Finance under the Banking Act (Jamaica);

(vii)	approval of the Minister of Finance under the Financial Institutions (Amendment) Act 2006 (Barbados);

(viii)	approval, if any, of the Fair Trading Commission under the Fair Competition Act (Barbados);

(ix)	approval of the Central Bank of the Netherlands Antilles under the National Ordinance on the Supervision of Banking and Credit Institutions 1994 (Netherlands Antilles);

(x)	approval of the Central Bank of Aruba under the State Ordinance on the Supervision of the Credit System of Aruba;

(xi)	approval of the Eastern Caribbean Central Bank under Banking Act No. 19 of 2005 (Grenada);

(xii)	approval of the Minister of Finance acting on the recommendation of the Eastern Caribbean Central Bank under the Banking Act, 2005 (Antigua);

(xiii)	approval of the Eastern Caribbean Central Bank under the Banking Act, 2005 (Nevis);

(xiv)	approvals of, if any, and filings with the TTSEC, FSC and BSC; and

(xv)	approvals of, if any, and filings with the TTSE, JSE and BSE.

“Required RBTT Vote” means approval of the transactions contemplated by the Combination Agreement, including the RBTT Amalgamation Resolution, by a majority of no less than 75% of the number of the votes cast by the holders of RBTT Ordinary Shares at the RBTT Meeting, voting together as one class, in person or by proxy.

“SEC” means the United States Securities and Exchange Commission.

“Second Preferred Shares” means the second preferred shares in the capital of RBC.

“Securities Industry Act” means the Securities Industry Act (1995) (Trinidad and Tobago).

“Severance or Change of Control Plan” means any severance, change of control, “golden parachute”, “tin parachute”, transaction bonus, or other plan, policy, agreement, arrangement, commitment, obligation or understanding pursuant to which RBTT or any RBTT Subsidiary is or will be obligated to pay any amount or provide any benefit to (or accelerate or modify any payment or benefit to be paid or provided to) any officer, employee or director of any of them as a result of or in connection with the Amalgamation or any of the other transactions contemplated by the Combination Agreement or the Ancillary Agreements, either before, upon or after the consummation thereof.

“Share Amount” means the product of (a) the Collar Exchange Ratio, and (b) the RBC Closing Average Share Price, rounded to the nearest one-tenth of one cent (U.S.$0.001).

“Special Committee” means the special committee of independent members of the board of directors of RBTT.

“Superintendent” means the Superintendent of Financial Institutions (Canada) under the Bank Act.

“Superior Proposal Notice” means written notice from RBTT advising RBC that the Directors have resolved to accept, approve, recommend (or change, withdraw, modify or qualify their recommendation in respect of the Amalgamation) or enter into a Contract in respect of an RBTT Superior Proposal.

“Take-Over By-laws” means the Securities Industry (Take-Over) By-laws, 2005.

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, licence, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all licence and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; and (ii) all instalments, interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii).

“Third Party Consents” means all necessary approvals of the applicable trustees and bondholders under the following RBTT Contracts: (i) the trust deed dated April 6, 2004 between RBTT and RBTT Trust Limited; and (ii) the trust deed dated December 31, 2004 between RBTT Bank Jamaica and RBTT Trust Limited.

“Trust or Agency Agreement” means any instrument, indenture, declaration, agreement, will, contract, resolution or other document under which a Person acts as an executor, trustee, fiduciary, representative, agent (including a custodian, paying agent or escrow agent), conservator, guardian or in a similar capacity.

“Trust or Agency Records” means all records maintained by RBTT and RBTT Subsidiaries relating to or in connection with a Trust or Agency Agreement.

“TSX” means the Toronto Stock Exchange.

“TTSE” means the Trinidad and Tobago Stock Exchange.

“TTSEC” means the Trinidad and Tobago Securities and Exchange Commission.

“TT$” means Trinidad and Tobago dollars.

“U.S. Dollar Equivalent” means, with respect to an amount expressed in TT$, such TT$ amount divided by the simple average of (i) the volume-weighted average of the buying rate, and (ii) the volume-weighted average of the selling rate, in each case for conversion of U.S. dollars into Trinidad and Tobago dollars as publicly reported by the Central Bank of Trinidad and Tobago for the five (5) consecutive trading days ending on the second Business Day immediately preceding the Effective Date and then rounded to the nearest one tenth of one cent (U.S.$0.001).

“Unadjusted Share Amount” means the U.S. Dollar Equivalent of TT$16.00 calculated on the second Business Day immediately preceding the Effective Date.

“U.S.$” means U.S. dollars.

“Voting Agreements” means the voting agreements dated October 1, 2007 between RBC and each of the: (i) Principal Shareholders; (ii) Directors; and (iii) Executive Officers.

SUMMARY

The following is a summary of certain information contained in the Circular. This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, contained elsewhere in the Circular and the attached Appendices, all of which are important and should be reviewed carefully. Capitalized terms used in this summary without definition have the meanings ascribed to them in the Glossary of Terms or elsewhere in the Circular. All dollar figures or references to “$” in the Circular, unless otherwise specifically stated, are references to U.S. currency, except (i) the financial information concerning RBTT, where such references, unless otherwise specifically stated, are references to Trinidad and Tobago currency, and (ii) the financial information concerning RBC, where such references, unless otherwise specifically stated, are references to Canadian currency.

Identification and Description of the Parties to the Amalgamation

RBTT.  RBTT provides financial services which include corporate, international, commercial and retail banking, merchant and investment banking, trust and fiduciary services, asset and investment management and stockbroker services to a large client base located throughout the Caribbean.

RBC.  RBC, together with its subsidiaries, is Canada’s largest bank as measured by assets and market capitalization and one of North America’s leading diversified financial services companies.

RBC Holdings (Trinidad & Tobago).  RBC Holdings (Trinidad & Tobago) is a Trinidad and Tobago corporation and an indirect wholly-owned subsidiary of RBC. RBC Holdings (Trinidad & Tobago) was incorporated solely for the purpose of effecting the Amalgamation described in the Circular.

Date, Place and Purpose of the RBTT Meeting

The RBTT Meeting will be held in the Ballroom of the Hilton Trinidad & Conference Centre, Lady Young Road, St. Ann’s, Trinidad, on Wednesday, March 26, 2008 at 9:30 a.m. (Port-of-Spain time). The purpose of the RBTT Meeting is to consider the RBTT Amalgamation Resolution.

RBTT Shareholder Approval

Approval of the RBTT Amalgamation Resolution requires the affirmative vote of not less than 75% of the votes validly cast in person or by proxy at the RBTT Meeting by RBTT Shareholders voting together as a class.

Dissent Rights

The Companies Act provides that each RBTT Shareholder will have the right to dissent and to have his or her RBTT Ordinary Shares cancelled by RBTT in exchange for a cash payment equal to the fair value of his or her RBTT Ordinary Shares. It is important that RBTT Shareholders who wish to dissent comply strictly with the applicable procedures set forth in the Companies Act.

Voting Agreements

On October 1, 2007, each of the Principal Shareholders, Directors and Executive Officers entered into the Voting Agreements with RBTT pursuant to which each of the Principal Shareholders, Directors and Executive Officers agreed that they will support the Amalgamation and the transactions contemplated thereby.

The Substance and Purpose of the Amalgamation

Overview

If the RBTT Amalgamation Resolution is approved and the conditions set out in the Combination Agreement are satisfied, at the Effective Time on the Effective Date, RBTT and RBC Holdings (Trinidad & Tobago), an indirect wholly-owned Trinidad and Tobago subsidiary of RBC, will amalgamate and continue as one company, the Corporation.

Pursuant to the Amalgamation and certain related transactions, the total consideration for each RBTT Ordinary Share will have a value of approximately TT$40.00, subject to variation in certain circumstances as further described in the Circular. As described in more detail below, for each RBTT Ordinary Share held, an RBTT Shareholder will receive the Cash Amount (TT$24.00 or its equivalent in U.S.$), and, after the issuance and redemption of the Redeemable Preferred Shares, a fractional number of RBC Common Shares equal to the Collar Exchange Ratio (based on the U.S. Dollar Equivalent of TT$16.00).

Consideration for RBTT Ordinary Shares

Pursuant to the Amalgamation and at the Effective Time, all RBTT Ordinary Shares (other than those RBTT Ordinary Shares held by Dissenting Shareholders) will be cancelled by the Corporation in exchange for a combination of cash and Redeemable Preferred Shares as set out in the Amalgamation Agreement. The Corporation will automatically redeem the Redeemable Preferred Shares without any action on the part of the holder of such Redeemable Preferred Shares, and the Escrow Agent will subscribe for, and as soon as practicable thereafter deliver to the holders of such Redeemable Preferred Shares a number of RBC Common Shares, all in the manner set forth in the Amalgamation Agreement.

The Amalgamation and related transactions (including the issuance and subsequent redemption of the Redeemable Preferred Shares) have been structured in the manner described herein to meet a variety of objectives including: (i) to comply with the Bank Act which prevents a subsidiary of RBC from holding RBC Common Shares, (ii) to comply with certain regulatory requirements under the FIA, and (iii) to qualify as an amalgamation for purposes of applicable corporate and tax laws.

Upon the completion of the Closing, an RBTT Shareholder (other than a Dissenting Shareholder) whose RBTT share certificates have been surrendered to the Escrow Agent will receive an amount of cash and RBC Common Shares as described immediately below, without any further action on the part of such RBTT Shareholder.

An RBTT Shareholder (other than a Dissenting Shareholder) will therefore receive, as consideration for each RBTT Ordinary Share held, the following:

1.	the Cash Amount, being TT$24.00 (or, at the election of the RBTT Shareholder, the equivalent in U.S. dollars based on the five (5) day weighted average rate of exchange for the period ending on the second Business Day preceding the Amalgamation); and

2.	a fractional number of RBC Common Shares equal to the Collar Exchange Ratio, which ratio will be determined by dividing the Unadjusted Share Amount (being the U.S. Dollar Equivalent of TT$16.00) by a specified price as determined below.

The Collar Exchange Ratio will be determined by dividing the U.S. Dollar Equivalent of TT$16.00 by a specified price as set forth below:

•	If the RBC Closing Average Share Price is between U.S.$48.980 and U.S.$59.864, then the specified price for determining the Collar Exchange Ratio will be this RBC Closing Average Share Price.

•	If the RBC Closing Average Share Price is equal to or greater than U.S.$59.864, then the specified price for determining the Collar Exchange Ratio will be deemed to be U.S.$59.864.

•	If the RBC Closing Average Share Price is less than or equal to U.S.$48.980, then the specified price for determining the Collar Exchange Ratio will be deemed to be U.S.$48.980.

As a result, the number of RBC Common Shares to be received by RBTT Shareholders following the completion of the Amalgamation is subject to a plus or minus 10% “collar” based on the Collar Price of U.S.$54.422 (the average trading price of RBC Common Shares on the NYSE for the five (5) consecutive trading days ending on September 28, 2007, the last date of trading before the execution of the Combination Agreement by RBC and RBTT).

If the RBC Closing Average Share Price remains between U.S.$48.980 and U.S.$59.864: (i) the value of the RBC Common Shares to be received for each RBTT Ordinary Share following the completion of the Amalgamation will be TT$16.00; and (ii) the Per Share Consideration will be TT$40.00.

Currency Election

Any RBTT Shareholder who wishes to receive the U.S. Dollar Equivalent of the Cash Amount must so elect by the Election Deadline. Any RBTT Shareholder who fails to make such an election by the Election Deadline will be deemed to have elected to receive the Cash Amount in Trinidad and Tobago dollars.

Effective Date

It is anticipated that the Amalgamation will become effective in the second quarter of 2008 after required regulatory and other approvals have been obtained and all other conditions to completion of the Amalgamation have been satisfied or waived.

Procedures for Exchange of Share Certificates

RBTT Shareholders are required to surrender to the Escrow Agent, for cancellation, on behalf of the Corporation, the certificate or certificates which prior to the Effective Time represented RBTT Ordinary Shares, in order to obtain the consideration that the RBTT Shareholder is entitled to receive following the completion of the Amalgamation. RBTT Shareholders will receive further instructions regarding the procedures for the exchange of their share certificates in advance of the Closing Date.

Sale of RBC Common Shares

In the event that RBTT Shareholders wish to sell RBC Common Shares received in connection with the Amalgamation in the open market, RBTT, through its wholly-owned stockbroking subsidiary, West Indies Stockbrokers Limited, will facilitate trading in RBC Common Shares in order to permit such sales on a real-time basis, thereby providing liquidity to RBTT Shareholders. Further details regarding these matters will be communicated at a later date. Other stockbrokers, operating in Trinidad and Tobago and in other regional markets, may also offer similar services.

Depository Receipt Structure

RBC has committed to the creation of a depository receipt structure in which units denominated in TT$ and issued under a deposit agreement representing RBC Common Shares, will be listed on the TTSE, and subject to the factors set forth in section 6.2 of the Circular.

Directors’ Recommendations on the Amalgamation

The Directors have (i) determined that the Amalgamation is fair to RBTT Shareholders and in the best interests of all RBTT stakeholders, (ii) unanimously approved the terms of the Combination Agreement, and (iii) recommended that RBTT Shareholders vote in favour of the RBTT Amalgamation Resolution.

In making their recommendation, the Directors considered a number of factors which should also be considered by RBTT Shareholders in evaluating whether or not to approve the RBTT Amalgamation Resolution.

Tax Considerations to RBTT Shareholders

There are tax considerations to RBTT Shareholders in connection with the Amalgamation. RBTT Shareholders should consult their own tax advisors having regard to their own particular circumstances.

Fairness Opinions

In deciding to approve the terms of the Combination Agreement and recommend that RBTT Shareholders vote in favour of the RBTT Amalgamation Resolution, the Directors considered the (i) advice and Fairness Opinion of Credit Suisse and (ii) Fairness Opinion of Merrill Lynch. The Fairness Opinions each conclude that the Per Share Consideration is fair, from a financial point of view, to the RBTT Shareholders. The full texts of the Fairness Opinions which set forth the assumptions made, information reviewed, matters considered and limitations on the scope of the reviews undertaken are attached as Appendix “B” and Appendix “C” to the Circular. Credit Suisse and Merrill Lynch provided their Fairness Opinions to the Directors solely for their information in connection with their evaluation of the Per Share Consideration from a financial point of view, and such Fairness Opinions do not address any other aspect of the proposed Amalgamation and do not constitute a recommendation to any RBTT Shareholder as to how such RBTT Shareholder should vote or act with respect to any matters relating to the Amalgamation.

Interests of Directors and Officers

RBTT Shareholders should be aware that a number of Directors and Executive Officers may have interests in the Amalgamation different from, or in addition to, the interests of RBTT Shareholders.

Conditions to Closing

The Combination Agreement contains certain mutual conditions to Closing, including: (i) the securing of the Required RBTT Vote; (ii) the issuance of the Certificate of Amalgamation; (iii) the obtaining of the Regulatory Approvals; (iv) the occurrence of Closing prior to September 30, 2008; (v) the absence of legal constraints to the completion of the Amalgamation; and (vi) the RBC Common Shares issuable pursuant to the Amalgamation (A) having been duly approved and authorized, including by any applicable securities commission, (B) not being (subject to certain exceptions) subject to any resale restrictions, and (C) having been approved for listing on the RBC Exchanges.

The Combination Agreement also contains certain reciprocal conditions to Closing for the benefit of each Party, including each Party’s representations and warranties being accurate and each Party’s covenants being fulfilled to the degree required by the Combination Agreement, and the absence of any RBTT Material Adverse Effect or RBC Material Adverse Effect since October 1, 2007.

The Combination Agreement also contains certain additional conditions to Closing for the benefit of RBC, including, among others: (i) RBTT Shareholders holding no more than 5% of the outstanding RBTT Ordinary Shares having exercised Dissent Rights; (ii) the obtaining of (A) the Canadian Bank Approvals and (B) the Regulatory Approvals relating to the issuance of RBC Common Shares following the completion of the Amalgamation, on terms satisfactory to RBC; and (iii) the entering into of certain employment contracts with the Group Chief Executive Officer of RBTT and at least four other Executive Officers on terms satisfactory to RBC.

Non-Solicitation of Acquisition Proposals

In the Combination Agreement, RBTT has agreed not to solicit or encourage any RBTT Acquisition Proposals. Nevertheless, RBTT is permitted to consider and accept an RBTT Superior Proposal under certain conditions. RBC has the right to match any RBTT Acquisition Proposal that the Directors have decided is an RBTT Superior Proposal in accordance with the terms and conditions of the Combination Agreement. RBTT’s right to consider RBTT Superior Proposals continues only until the RBTT Meeting. If the Directors accept an RBTT Superior Proposal, RBTT must pay RBC a termination payment pursuant to the terms of the Combination Agreement.

Termination

Either RBTT or RBC may terminate the Combination Agreement if the other party has breached or failed to perform any representation, warranty, covenant or agreement to the degree required by the Combination Agreement. In addition, the Combination Agreement may be terminated prior to the Effective Date:

•	by the mutual agreement of the Parties;

•	by either RBTT or RBC, if any law is passed that makes completion of the transactions contemplated by the Combination Agreement illegal or otherwise prohibited;

•	by RBC if (i) the Directors withdraw or change in a manner adverse to RBC their approval or recommendation of the Combination Agreement or the Amalgamation, or (ii) the Directors recommend an RBTT Acquisition Proposal or an RBTT Superior Proposal, or if RBTT has wilfully breached its obligations under the non-solicitation provisions of the Combination Agreement in any material respect;

•	by RBC, if the Amalgamation is not submitted for the approval of RBTT Shareholders at the RBTT Meeting by the RBTT Meeting Date;

•	by RBTT, in order to enter into a definitive written agreement with respect to an RBTT Superior Proposal, provided RBC has been given the opportunity to match the RBTT Superior Proposal in accordance with the terms of the Combination Agreement and any termination payment required to be paid pursuant to the Combination Agreement is paid;

•	by RBC, if RBTT enters into an agreement, other than as permitted under the Combination Agreement, which facilitates an RBTT Acquisition Proposal;

•	by RBTT or RBC if the Required RBTT Vote is not obtained at the RBTT Meeting; or

•	by RBTT or RBC if any of the Regulatory Approvals have not been obtained prior to the Closing Date.

Additionally, if the Closing Date does not occur on or prior to September 30, 2008, then the Combination Agreement may be terminated by RBC (unless such failure is principally the result of a material default by RBC of its obligations under the Combination Agreement) or RBTT (unless such failure is principally the result of a material default by RBTT of its obligations under the Combination Agreement).

Termination Payment

RBC is entitled to a termination payment in the U.S. Dollar Equivalent of approximately TT$343.8 million upon the occurrence of any of the following events:

•	RBTT terminates the Combination Agreement in order to enter into a definitive written agreement with respect to an RBTT Superior Proposal;

•	RBC terminates the Combination Agreement because:

•	the Directors have (x) failed to recommend or changed, in a manner adverse to RBC, their approval or recommendation of the Combination Agreement or the Amalgamation, or (y) recommended an RBTT Acquisition Proposal or an RBTT Superior Proposal, or if RBTT has wilfully breached the non-solicitation obligations of the Combination Agreement in any material respect;

•	the Amalgamation is not submitted for the approval of RBTT Shareholders at the RBTT Meeting by the RBTT Meeting Date; or

•	RBTT enters into an agreement other than as permitted under the Combination Agreement which facilitates an RBTT Acquisition Proposal;

•	either RBTT or RBC terminates the Combination Agreement because:

•	the other party has breached or failed to perform any representation, warranty, covenant or agreement to the degree required by the Combination Agreement; or

•	the Required RBTT Vote has not been obtained at the RBTT Meeting;

and

•	a bona fide RBTT Acquisition Proposal has been made by any Person other than RBC prior to the RBTT Meeting and is not withdrawn by the date of the RBTT Meeting;

•	the Required RBTT Vote is not obtained at the RBTT Meeting; and

•	RBTT (A) consummates an RBTT Acquisition Proposal or (B) enters into an agreement with respect to an RBTT Acquisition Proposal with such Person or any of its Affiliates, in either case prior to the expiration of twelve (12) months following the RBTT Meeting Date; or

•	either RBTT or RBC terminates the Combination Agreement because the Closing Date does not occur on or prior to September 30, 2008 in circumstances where (i) a bona fide RBTT Acquisition Proposal has been made by any Person other than RBC prior to the date of such termination, and (ii) RBTT (A) consummates an RBTT Acquisition Proposal or (B) enters into an agreement with respect to an RBTT Acquisition Proposal with such Person or any of its Affiliates, in either case prior to the expiration of twelve (12) months following the termination of the Combination Agreement.

RBTT Options

Pursuant to the Combination Agreement, the RBTT Option Plan has been amended such that, subject to and conditional upon Closing, (i) all issued and outstanding RBTT Options will be deemed to have vested, immediately prior to the Effective Time; (ii) each unexercised RBTT In-The-Money Option will be deemed cancelled, immediately prior to the Effective Time, in exchange for a cash amount equal to the difference between the Per Share Consideration and its exercise price; (iii) each RBTT Out-Of-The-Money Option will be cancelled immediately prior to the Effective Time without payment of any further consideration; and (iv) no exercises of RBTT Options shall be permitted from and after the date that is five (5) Business Days prior to the Closing Date.

Regulatory Matters

Completion of the Amalgamation is subject to approvals from regulatory authorities (or the expiry of applicable waiting periods) in Canada and several Caribbean jurisdictions.

Stock Exchange Listing

The RBTT Ordinary Shares will be delisted from the RBTT Exchanges after the Effective Time.

RBC Common Shares are traded on the RBC Exchanges under the symbol “RY”. Pursuant to the terms of the Combination Agreement, RBC has agreed to apply to the RBC Exchanges to list the RBC Common Shares to be issued following the completion of the Amalgamation, and this is a condition to the completion of the Amalgamation.

Comparative Per Share Market Information

The following table provides the closing price per share of RBTT Ordinary Shares on the TTSE and the closing price per share of RBC Common Shares on the TSX and NYSE on the dates indicated.

	RBTT	RBC	RBC
	Ordinary Shares	Common Shares	Common Shares
Date	(TTSE)	(TSX)	(NYSE)

September 28, 2007(1)	TT$34.01	CDN$55.05	U.S.$55.52
February 6, 2008(2)	TT$34.86	CDN$50.12	U.S.$49.75

(1)	The last full trading day of the RBTT Ordinary Shares before public announcement of the Amalgamation. The closing price per share of RBC Common Shares on October 1, 2007, which was the last full trading day of the RBC Common Shares before public announcement of the Amalgamation, was CDN$55.93 and U.S.$56.39, as reported on the TSX and NYSE, respectively.

(2)	The last full trading day of the RBTT Ordinary Shares before the date of the Circular. The closing price per share of RBC Common Shares on February 7, 2008, which was the last full trading day of the RBC Common Shares before the date of the Circular, was CDN$51.29 and U.S.$50.71, as reported on the TSX and NYSE, respectively.

Dividend History

The dividend paid on each RBTT Ordinary Share in the fourth quarter of 2007 was TT$0.60 per RBTT Ordinary Share, which was on par with the dividend paid in the fourth quarter of 2006. RBC’s first quarter of 2008 dividend will be CDN$0.50 per RBC Common Share, which is an increase from its first quarter of 2007 quarterly dividend of CDN$0.40 per RBC Common Share.

PART 1 — INTRODUCTION

On October 1, 2007, RBTT and the RBC entered into a combination agreement, the effect of which will result in RBC indirectly acquiring RBTT. Pursuant to the Combination Agreement, RBC has incorporated a private limited liability company in Trinidad and Tobago, indirectly wholly-owned by it, which will amalgamate with RBTT. The Companies Act permits two or more companies to amalgamate and to continue as one single entity by law. In accordance with the Companies Act and RBTT By-laws, such an amalgamation is conditional upon a 75% favourable vote by shareholders voting at a special shareholders’ meeting, in person or by proxy, called for the purpose of approving such an amalgamation.

The Circular contains a detailed description of the Amalgamation and relevant information in connection therewith. RBTT Shareholders are therefore urged to read the Circular, including the Appendices attached thereto, in its entirety. The Circular conforms with applicable securities laws of Trinidad and Tobago, Jamaica and Barbados, where the shares of RBTT are listed, and is in conformity with the regulations, rules and practices of the securities commissions of these jurisdictions and, where applicable, the RBTT Exchanges.

The RBTT Meeting to consider, and if thought fit, approve the RBTT Amalgamation Resolution to give effect to the Amalgamation is scheduled to be convened on Wednesday, March 26, 2008, and the requisite notice is forwarded to RBTT Shareholders with the Circular.

PART 2 — IDENTIFICATION AND DESCRIPTION OF THE PARTIES TO THE AMALGAMATION

2.1	RBTT

RBTT was incorporated in the Republic of Trinidad and Tobago in July 1998 for the purpose of functioning as a holding company to acquire and hold the investments of RBTT in subsidiary and financial services entities, which investments were previously held by the main banking entity, RBTT Bank Limited (formerly The Royal Bank of Trinidad and Tobago Limited). RBTT provides financial services which include corporate, international, commercial and retail banking, merchant and investment banking, trust and fiduciary services, asset and investment management and stockbroker services to a large client base located throughout the Caribbean, including the Dutch speaking Caribbean, and Suriname in South America. In the past several years, RBTT has expanded significantly, growing to a multi-service regional financial institution, with a network that comprises a staff of more than 5,300 persons, 83 branches, 217 ATMs and more than 6,000 point-of-sale terminals in 12 legal jurisdictions.

RBTT conducts its business through 24 operating subsidiaries and associate companies located in 12 legal jurisdictions throughout the Caribbean from Jamaica in the north, to the Eastern Caribbean, Trinidad in the south, Suriname on the mainland of South America, the Netherlands Antilles and Aruba. Subsidiary companies of RBTT include ten (10) commercial banks with an extensive network of bank branches, ATMs and point-of-sale terminals located in all jurisdictions in which they operate. RBTT also has investment/merchant, and trust and asset management and stockbroking subsidiaries located in Trinidad and Tobago. The subsidiaries and associate companies of RBTT are engaged in commercial, development and investment banking, trust and asset management, stockbroking, and property development.

RBTT’s corporate headquarters are located at Royal Court, 19-21 Park Street, Port-of-Spain, Trinidad and Tobago, West Indies. RBTT’s telephone number is (868) 625-7288.

2.2	RBC

For the purposes of this section of the Circular entitled “The Parties — RBC” only, the term “RBC” refers to RBC and its subsidiaries.

RBC is Canada’s largest bank as measured by assets and market capitalization and one of North America’s leading diversified financial services companies. RBC provides personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis. RBC employs more than 70,000 full- and part-time employees who serve more than 15 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 36 other countries. RBC is organized into four business segments as follows:

•	Canadian Banking comprises RBC’s domestic personal and business banking operations, certain retail investment businesses and RBC’s global insurance operations;

•	Wealth Management comprises businesses that directly serve the growing wealth management needs of affluent and high net worth clients in Canada, the U.S. and outside North America, and businesses that provide asset management and trust products through RBC and external partners;

•	U.S. & International Banking comprises RBC’s banking businesses outside Canada, including RBC’s banking operations in the U.S. and Caribbean. In addition, this segment includes RBC’s 50% ownership in RBC Dexia Investor Services; and

•	Capital Markets comprises RBC’s global wholesale banking business, which provides a wide range of corporate and investment banking, sales and trading, research and related products and services to corporations, public sector and institutional clients in North America, and specialized products and services in select global markets.

All other enterprise level activities that are not allocated to the above-noted four business segments are reported by RBC under a fifth segment, Corporate Support.

RBC’s corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada and its head office is located at 1 Place Ville-Marie, Montreal, Quebec, Canada. RBC’s telephone number is (416) 955-7802.

2.3	RBC Holdings (Trinidad & Tobago)

RBC Holdings (Trinidad & Tobago) is a Trinidad and Tobago corporation and an indirect wholly-owned subsidiary of RBC. RBC Holdings (Trinidad & Tobago) was incorporated solely for the purpose of effecting the Amalgamation described in the Circular. RBC Holdings (Trinidad & Tobago) is authorized to issue an unlimited number of ordinary shares and preference shares. The preference shares will be registered with the TTSEC prior to the Closing Date.

PART 3 — THE MEETING OF RBTT SHAREHOLDERS

3.1	Purpose of the RBTT Meeting

The purpose of the RBTT Meeting is for RBTT Shareholders to consider and, if thought fit, approve the RBTT Amalgamation Resolution.

3.2 Date, Time, and Place of RBTT Meeting

The RBTT Meeting will be held on Wednesday, March 26, 2008, at 9:30 a.m. in the Ballroom of the Hilton Trinidad & Conference Centre, Lady Young Road, St. Ann’s, Trinidad.

3.3	General Rights of RBTT Shareholders Prior to and at the RBTT Meeting

Record Date

In accordance with applicable law, the Directors have fixed February 18, 2008 as the record date for the determination of RBTT Shareholders who are entitled to receive notice of and vote at the RBTT Meeting. Only RBTT Shareholders on record at the close of business on the Record Date are therefore entitled to receive notice of and vote at the RBTT Meeting. RBTT Shareholders for this purpose will include those persons whose RBTT Ordinary Shares are held in any Clearing Agency. A list of RBTT Shareholders on record on the Record Date will be available for examination by RBTT Shareholders at RBTT’s Registered Office, Royal Court 19-21 Park Street, Port-of-Spain, Trinidad during usual business hours and at the RBTT Meeting.

Appointment of Proxies

An RBTT Shareholder who wishes to appoint some other person to represent such RBTT Shareholder at the RBTT Meeting may do so by crossing out the name on the Proxy Form and inserting the name of the person proposed in the blank space provided in such Proxy Form or by completing another acceptable Proxy Form. Such other person need not be an RBTT Shareholder. If the RBTT Shareholder is not an individual, it must have the Proxy Form executed by a duly authorized officer or properly appointed attorney.

Procedure and Process

To be valid, proxies must be completed, signed, dated and either deposited with the Corporate Secretary at RBTT’s Registered Office, Royal Court, 19-21 Park Street, Port-of-Spain, Trinidad and Tobago, before 9:30 a.m. on March 25, 2008 or, in the event that the RBTT Meeting is adjourned or postponed, 48 hours (excluding Saturdays, Sundays and holidays) before the adjourned or postponed RBTT Meeting is reconvened. An undated but executed Proxy Form will be deemed to be dated the date of the Circular.

It is expected that solicitation of proxies will be made primarily by mail but proxies may also be solicited personally by employees or agents of RBTT. RBTT may retain a solicitation agent to assist in the solicitation of proxies with respect to the RBTT Meeting.

Revocation of Proxies

An RBTT Shareholder who has given a proxy may revoke the proxy by:

(a)	depositing an instrument in writing executed by the RBTT Shareholder or by the RBTT Shareholder’s attorney authorized in writing (i) at the registered office of RBTT at any time up to and including the last Business Day preceding the day of the RBTT Meeting, or any adjournment or postponement of the RBTT Meeting, at which the proxy is to be used or (ii) with the Chairman of the RBTT Meeting, prior to the commencement of the RBTT Meeting on the day of the RBTT Meeting, or on the day of any adjournment or postponement thereof; or

(b)	in any other manner permitted by law.

Voting

     In Person

An RBTT Shareholder who attends the RBTT Meeting in person will be entitled to vote for or against the RBTT Amalgamation Resolution.

     By Proxy

With regards to those RBTT Shareholders who do not attend the RBTT Meeting in person, the persons designated by such RBTT Shareholders in the enclosed Proxy Form will vote on the RBTT Amalgamation Resolution in accordance with the instructions of the RBTT Shareholder as indicated on the Proxy Form. In the absence of such direction, the person(s) will vote FOR the RBTT Amalgamation Resolution.

Required Vote

The RBTT Amalgamation Resolution requires the affirmative vote of not less than 75% of the votes validly cast by RBTT Shareholders voting together as a class present in person or represented by proxy and entitled to vote at the RBTT Meeting.

3.4	Rights and Obligations of RBTT Shareholders Subsequent to the RBTT Meeting

Rights and obligations of RBTT Shareholders voting in favour of the RBTT Amalgamation Resolution

If the Required RBTT Vote is obtained and the other conditions set out in the Combination Agreement are satisfied, RBTT Shareholders who have voted in favour of the RBTT Amalgamation Resolution will have certain rights and obligations, including, among other things, the right to receive the Per Share Consideration by following certain procedures relating to the exchange of RBTT Ordinary Share certificates, all as set forth in greater detail in Parts 4 and 5 of the Circular. Further details regarding the rights and obligations of RBTT Shareholders in connection with the Amalgamation are set forth in the applicable sections of the Circular, and RBTT Shareholders are therefore urged to read the Circular in its entirety.

Rights and obligations of RBTT Shareholders voting against the RBTT Amalgamation Resolution

If the Required RBTT Vote is obtained and the other conditions set out in the Combination Agreement are satisfied, RBTT Shareholders who have voted against the RBTT Amalgamation Resolution (and have not exercised Dissent Rights in the manner set forth below), will be treated in the same manner under the Amalgamation as RBTT Shareholders who have voted in favour of the RBTT Amalgamation Resolution. As such, these RBTT Shareholders will have certain rights and obligations, including, among other things, the right to receive the Per Share Consideration by following certain procedures relating to the exchange of RBTT Ordinary Share certificates, all as set forth in greater detail in Parts 4 and 5 of the Circular. Further details regarding the rights and obligations of RBTT Shareholders in connection with the Amalgamation are set forth in the applicable sections of the Circular, and RBTT Shareholders are therefore urged to read the Circular in its entirety.

3.5	Dissent Rights Prior to and at the RBTT Meeting

RBTT Shareholders who oppose the RBTT Amalgamation Resolution are entitled to dissent in accordance with the applicable procedures set forth under the Companies Act. Under sections 227 to 236, inclusive, of the Companies Act, RBTT Shareholders have a statutory right of dissent in respect of the Amalgamation. RBTT Shareholders who object to the RBTT Amalgamation Resolution are entitled to exercise the Dissent Rights.

A summary of Dissent Rights and the process to exercise such rights is set forth in the succeeding paragraphs. This summary of the Dissent Rights is qualified in its entirety by reference to the Companies Act.

An RBTT Shareholder who intends to exercise the Dissent Rights must send a Dissent Notice to RBTT at RBTT Financial Holdings Limited, Royal Court, 19-21 Park Street, Port-of-Spain, Trinidad, for the attention of the Corporate Secretary, to be actually received at or before the RBTT Meeting. If a Dissenting Shareholder attends the RBTT Meeting and votes the RBTT Shares in favour of the RBTT Amalgamation Resolution he will be deemed to have withdrawn his dissent.

3.6	Dissent Rights Following the RBTT Meeting

If the RBTT Amalgamation Resolution is passed at the RBTT Meeting, RBTT must, within 10 days after the RBTT Amalgamation Resolution is passed at the RBTT Meeting, send to every Dissenting Shareholder, a Notice of Intention stating that the RBTT Amalgamation Resolution has been adopted, and advising the Dissenting Shareholder that if the Dissenting Shareholder intends to proceed with its exercise of its Dissent Rights, it must send to RBTT, within 20 days of receiving the Notice of Intention, an Information Statement containing the following information specified in section 228(1) of the Companies Act: (i) his name and address, (ii) the number and class of the Dissenting Shares and (iii) a demand for payment of the fair value of his Dissenting Shares. The Dissenting Shareholder must also send to RBTT or its transfer agent, within 30 days of the sending of the Information Statement, the certificates representing his Dissenting Shares. Failure to do so will prevent the Dissenting Shareholder from exercising his rights as a Dissenting Shareholder under Section 228 of the Companies Act. After sending the Information Statement, unless (i) the Dissenting Shareholder withdraws the Information Statement before RBTT makes a written offer for his Dissenting Shares, (ii) RBTT fails to make an offer for his Dissenting Shares, or (iii) the Amalgamation Agreement is terminated, a Dissenting Shareholder ceases to have any rights as an RBTT Shareholder other than the right to be paid the fair value of his Dissenting Shares.

A Dissenting Shareholder who sends such an Information Statement may not withdraw from its dissent unless the Dissenting Shareholder withdraws its Information Statement before RBTT makes a written offer for the shares of the Dissenting Shareholder in accordance with the provisions of section 230 of the Companies Act. At the Effective Time, a Dissenting Shareholder (other than those Dissenting Shareholders who have withdrawn from their dissent as described in the preceding sentence) will be deemed to have transferred to RBTT all of its Dissenting Shares. RBTT will pay to each Dissenting Shareholder the amount agreed to between RBTT and the Dissenting Shareholder for its Dissenting Shares.

Any offer made by RBTT for the shares of Dissenting Shareholders shall be on the same terms for all Dissenting Shareholders.

If RBTT fails to make an offer for the shares of the Dissenting Shareholder under section 230(1) of the Companies Act, or if a Dissenting Shareholder fails to accept the offer made by RBTT, RBTT may, within 50 days after the action approved by the RBTT Amalgamation Resolution is effective, apply to the applicable court to fix a fair value for the shares of any Dissenting Shareholders. If RBTT fails to make such application to the court, a Dissenting Shareholder may, within 70 days after the action approved by the RBTT Amalgamation Resolution is effective, apply to the court to fix a fair value for the shares of any Dissenting Shareholders.

Under the Amalgamation Agreement, if a Dissenting Shareholder fails to strictly comply with the foregoing requirements of the Companies Act, the RBTT Ordinary Shares of the Dissenting Shareholder shall be deemed to be cancelled and exchanged, at the Effective Time, for the right to receive cash and Redeemable Preferred Shares and each such Redeemable Preferred Share shall be redeemed as of the Redemption Time in accordance with and subject to the provisions of the Amalgamation Agreement, without any interest thereon.

If a Dissenting Shareholder strictly complies with the foregoing requirements of the Dissent Rights, but: (i) the Amalgamation Agreement is terminated; or (ii) the RBTT Shareholders revoke RBTT’s authority to effect the Amalgamation, then the Dissenting Shareholder’s rights as an RBTT Shareholder will be fully reinstated and the right of any Dissenting Shareholder to be paid the fair value of his Dissenting Shares pursuant to the Companies Act shall cease as provided in section 229 of the Companies Act.

RBTT must give RBC prompt notice of any demands, withdrawals, or other notices received by RBTT for or with respect to claims by the Dissenting Shareholders under sections 227 to 236 of the Companies Act, and RBTT shall have the right to participate in and direct all negotiations and proceedings with respect to such demands and notices. RBTT may not, except with the prior written consent of RBC, make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing.

RBTT Shareholders who wish to exercise Dissent Rights are advised that it is in their best interest to consult their legal advisers with respect to the legal rights available to them in relation to the Amalgamation and with respect to the manner in which to exercise such rights.

3.7	Voting Agreements

As of February 8, 2008, Directors and Executive Officers beneficially owned an aggregate of 2,329,351 RBTT Ordinary Shares (approximately 0.68% of the aggregate RBTT Ordinary Shares then outstanding). To the knowledge of the Directors and Executive Officers, as of February 8, 2008, other than Guardian Holdings Limited (which has entered into a voting agreement with RBC as described below) and the National Insurance Board, no person beneficially owned or exercised control directly or indirectly over more than 10% of all issued and outstanding RBTT Ordinary Shares.

On October 1, 2007, each of the Principal Shareholders, Directors and Executive Officers entered into the Voting Agreements with RBC pursuant to which the Principal Shareholders, Directors and Executive Officers agreed that they will support the Amalgamation, the RBTT Amalgamation Resolution and the transactions contemplated thereby.

Pursuant to the Voting Agreements, each of the Principal Shareholders, Directors and Executive Officers has agreed, among other things, that until the earlier of (i) one Business Day following the RBTT Meeting Date, (ii) concurrently with the termination of the Combination Agreement in accordance with its terms, and (iii) the Outside Date, such Principal Shareholder, Director or Executive Officer, as the case may be, will:

•	vote all of the RBTT Ordinary Shares held or beneficially owned by him, her or it in favour of the Amalgamation and the RBTT Amalgamation Resolution;

•	not exercise any rights attaching to the Principal Shareholder’s, Director’s or Executive Officer’s RBTT Ordinary Shares to oppose any proposed action by RBC, or any of its subsidiaries in respect of the Amalgamation, or support any proposed action by any other Person which might reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Amalgamation;

•	not option, sell, transfer, dispose of, gift, pledge, encumber, grant a security interest in, hypothecate or otherwise convey the Principal Shareholder’s, Director’s or Executive Officer’s RBTT Ordinary Shares or RBTT Options, as applicable, or any right or interest therein (legal or equitable), to any Person;

•	not grant or agree to grant any proxy or other right to vote the Principal Shareholder’s, Director’s or Executive Officer’s RBTT Ordinary Shares or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approval of any kind as to the Principal Shareholder’s, Director’s or Executive Officer’s RBTT Ordinary Shares, other than a proxy or voting instruction form directing the holder to vote such Principal Shareholder’s, Director’s or Executive Officer’s RBTT Ordinary Shares at the RBTT Meeting in favour of the Amalgamation and the RBTT Amalgamation Resolution;

•	not, directly or indirectly, negotiate with, solicit, initiate or encourage submission of proposals or offers from, or provide information to, any other Person, entity or group relating to an RBTT Acquisition Proposal or the Principal Shareholder’s, Director’s or Executive Officer’s RBTT Ordinary Shares or RBTT Options, as applicable; and

•	not exercise any rights of dissent in connection with the Amalgamation and the RBTT Amalgamation Resolution.

The above terms represent all the salient terms of the Voting Agreements.

PART 4 — SUBSTANCE AND PURPOSE OF THE AMALGAMATION

4.1	Strategic Rationale

RBTT has in the past set for itself a strategic objective of fully exploring possible combinations, acquisitions and other alliances having the potential of maximizing value for the benefit of its stakeholders. This objective was given more structure and substance with the appointment of Credit Suisse on July 22, 2004, with the mandate to explore potential strategic opportunities between RBTT and other acceptable regional or global financial companies, to participate in the discussions arising therefrom and to advise generally in this regard. As a result, several discussions were held with a number of regional and global entities in the financial services sector with a view towards identifying potential opportunities.

In September 2006, after giving consideration to the future strategic direction of RBTT in the context of the emerging trends in the financial services sector, the Directors determined that a partnership with a global financial services entity was crucial to the objective of maximization and enhancement of value for all stakeholders of RBTT.

The Directors, in coming to this position, were influenced by the consideration of the following factors:

•	industry trends towards consolidation in an increasingly globalized environment in the financial services sector;

•	increased competition in regional markets from global financial institutions with significantly more capital and other resources;

•	the emergence of more stringent regulatory requirements governing compliance, credit and market risk;

•	the dearth of acquisition opportunities to drive growth in regional and other markets that were within the capacity of RBTT to execute;

•	difficulties in accessing human resources with the necessary skills and expertise to satisfy a growing demand for specialist skills in the financial services sector;

•	capital limitations which prevent RBTT’s participation in oil and gas and other key areas of economic activity in regional markets; and

•	limitations of the regional capital markets as a means for sourcing capital to support growth, and the challenges, including high costs, for regional companies in accessing capital in international markets.

The Directors also agreed that the most acceptable option available to RBTT was a combination or partnership with a global entity in the financial services sector that possessed the size and scale necessary to address the challenges and limitations referred to above. Further, it was imperative that the party with whom a combination or partnership was to be considered should manifest the fullest compatibility with RBTT in terms of complementarities and synergies and RBTT’s corporate values and outlook.

In order to maintain the integrity of the strategic process and ensure that it conformed to best practices, the Special Committee was constituted, and consisted of five Directors (none of whom was an Executive Director), including a Chairman selected by the members of the Special Committee. The members of the Special Committee were Gaston S. Aguilera (Chairman), John P. Andrews, Garth Chatoor, Peter J. July and Brian Young. The Special Committee was mandated, amongst other things, with the consideration and evaluation of proposals regarding any potential strategic transaction. To assist the Special Committee in the execution of its mandate, the legal services of (i) the Toronto, Canada based law firm of Stikeman Elliott LLP and (ii) local counsel in the person of Ms. Jo-Anne Julien of M.G. Daly & Partners in Trinidad and Tobago were retained. With respect to financial advisory services, the Special Committee retained the services of Credit Suisse, and in addition, appointed Merrill Lynch to deliver an independent secondary fairness opinion with regards to a potential strategic transaction.

4.2	Other Proposals

By November 2006, RBTT had received non-binding letters of interest regarding potential transactions from two global financial institutions, neither of which was RBC. Due diligence and discussions surrounding a possible transaction with these parties were commenced and, in the case of one party, continued until February, 2007, while in the case of the other party, continued until June, 2007. Non-binding proposals were made by each of the two parties during the time periods referred to above, and in each case, the Directors, in consultation with the Special Committee and its legal and financial advisors, considered these proposals. In connection with these non-binding proposals, the Special Committee and the Directors received, (i) several presentations from RBTT management on the due diligence investigations of these parties, (ii) presentations from Credit Suisse on the financial aspects of these non-binding proposals, and (iii) advice from their local and foreign legal advisors regarding these non-binding proposals. After extensive deliberation and consultation, the Special Committee and the Directors determined that these non-binding proposals did not (i) maximize value for RBTT Shareholders or (ii) fully benefit RBTT’s other stakeholders. These proposals were, therefore, declined.

4.3	The RBC Proposal

In June 2007, RBC approached RBTT and expressed an interest in discussing a possible combination transaction which involved the indirect acquisition by RBC of RBTT. Following this:

•	on July 3, 2007, RBC submitted a non-binding expression of interest in a possible combination transaction, subject to certain terms and conditions, which included a price range for each RBTT Ordinary Share;

•	on July 11, 2007, RBTT informed RBC that this indicative price range for each RBTT Ordinary Share was not acceptable;

•	on July 12, 2007, RBC submitted a revised non-binding expression of interest, subject to certain terms and conditions, which included a revised indicative price range for each RBTT Ordinary Share; and

•	on July 13, 2007, RBTT and RBC entered into the Confidentiality Agreement, which contained certain customary conditions, and which permitted the commencement of due diligence investigations by RBC.

Throughout this process, the Directors fully consulted with and were advised by their legal and financial advisors.

Upon substantial completion of its due diligence investigation in August 2007, RBC submitted a revised non-binding expression of interest in indirectly acquiring RBTT, subject to the negotiation of legal terms and the entering into of a definitive agreement regarding such a transaction. The Directors considered this revised non-binding expression of interest, and, in this regard, received preliminary advice from RBTT management and their financial and legal advisors. The Directors instructed RBTT management, in consultation with their legal advisors, to (i) continue negotiation of the legal terms of a definitive agreement relating to the proposed transaction with RBC and (ii) provide RBC with any other materials necessary for it to complete its due diligence investigation.

On October 1, 2007, the Directors met to review and consider the terms of the definitive agreement relating to the proposed transaction with RBC and to receive presentations from Credit Suisse, Merrill Lynch, M.G. Daly & Partners, Stikeman Elliott LLP and RBTT management. At this meeting, both Credit Suisse and Merrill Lynch delivered oral opinions, subsequently confirmed in writing, to the effect that the consideration to be received by RBTT Shareholders under the Amalgamation was fair, from a financial point of view, to RBTT Shareholders. The Fairness Opinion of Credit Suisse is set out in Appendix “B” and the Fairness Opinion of Merrill Lynch is set out in Appendix “C” to the Circular. The Directors, in consultation with their legal and financial advisors, (i) determined that the Amalgamation was fair to RBTT Shareholders and in the best interests of all RBTT stakeholders, (ii) unanimously approved the terms of the Combination Agreement and (iii) agreed to recommend that RBTT Shareholders vote in favour of the RBTT Amalgamation Resolution.

The Combination Agreement was executed following this meeting of the Directors and the terms of the Amalgamation were publicly announced in a joint press release by RBC and RBTT issued on the following day.

4.4	Overview of the Amalgamation

In accordance with the terms of the Combination Agreement, the indirect acquisition by RBC of RBTT will be structured as a statutory amalgamation under the Companies Act. Subject to the approval of the RBTT Amalgamation Resolution and satisfaction of the conditions set out in the Combination Agreement, at the Effective Time on the Effective Date, the Amalgamating Corporations will continue as one company, the Corporation.

Pursuant to the Amalgamation and certain related transactions, the total consideration for each RBTT Ordinary Share will have a value of approximately TT$40.00, subject to variation in certain circumstances as described in the Circular. As described in more detail below, for each RBTT Ordinary Share held, an RBTT Shareholder will receive the Cash Amount (TT$24.00 or its equivalent in U.S.$), and, after the issuance and redemption of the Redeemable Preferred Shares, a fractional number of RBC Common Shares equal to the Collar Exchange Ratio (based on the U.S. Dollar Equivalent of TT$16.00).

4.5	The Amalgamation — Key Events

The following table outlines, for the benefit and from the perspective of RBTT Shareholders, a chronology of the key events relating to the Amalgamation and related transactions:

WHERE RBTT
SHAREHOLDERS
CAN FIND FURTHER
STEP	EVENT	DATE/TIMING	INFORMATION

1.	Record Date	February 18, 2008	Section 3.3
2.	Mailing of Circular	February 25, 2008	N/A
3.	Appointment of proxies	Before 9:30 a.m. on March 25, 2008	Section 3.3
4.	Exercise of applicable Dissent Rights	Prior to and at the RBTT Meeting	Section 3.5
5.	Attendance at RBTT Meeting	Wednesday, March 26, 2008	Section 3.2
6.	Approval of RBTT Amalgamation Resolution	Wednesday, March 26, 2008	Appendix “A”
7.	Exercise of applicable Dissent Rights	Following the RBTT Meeting	Section 3.6
8.	RBTT Shareholders to deposit Election Form with Escrow Agent, if applicable	Election Deadline (to be determined by RBTT after consultation with RBC, but will be no later than the forty-fifth (45th) day prior to the Closing Date, unless otherwise agreed to by the Parties)	Section 4.13
9.	Satisfaction of all conditions to Closing (including the receipt of Regulatory Approvals)	On or before the Closing Date	Sections 13.8, 13.9 and 13.10
10.	RBTT Shareholders surrender their certificates representing RBTT Ordinary Shares to the Escrow Agent	Prior to the Effective Time (which will occur on or immediately prior to the Closing Date)	Section 5.3
11.	Closing Date	Currently anticipated to occur on or before June 30, 2008	N/A
12.	RBTT Shareholders receive consideration for RBTT Ordinary Shares	On or shortly after the Closing Date	Section 4.7

4.6	The Amalgamation — Transaction Structure

The following diagrams illustrate, in chronological order, (i) the transaction structure prior to the Closing of the Amalgamation, (ii) the transaction structure pursuant to the Amalgamation at the Effective Time, and (iii) the transaction structure immediately following the completion of the post-Closing steps in connection with the Amalgamation.

PRE-AMALGAMATION STRUCTURE

*	Note: In addition to the ordinary shares issued to RBC Holdings (Barbados) Ltd., RBC Holdings (Trinidad & Tobago) Limited is authorized to issue an unlimited number of preference shares which will be registered with the TTSEC prior to the Closing Date.

AMALGAMATION STRUCTURE

RBC Holdings (Trinidad & Tobago) Limited and RBTT amalgamate pursuant to the Amalgamation Agreement, with the resulting corporation referred to herein as the “Corporation”. On the Closing Date, the Amalgamation Agreement will be filed with the Trinidad and Tobago corporate authorities, who will issue a Certificate of Amalgamation. At the Effective Time of the Amalgamation, the following occurs:

•	The ordinary shares of RBC Holdings (Trinidad & Tobago) Limited are converted into ordinary shares of the Corporation.

•	The RBTT Ordinary Shares are cancelled by the Corporation as a “put-through” on the floor of the TTSE in exchange for the aggregate Cash Amount and Redeemable Preferred Shares of the Corporation.

POST-AMALGAMATION STRUCTURE

Immediately following the Amalgamation and as part of the Closing, the Redeemable Preferred Shares are automatically redeemed and the holders of such shares will receive, as promptly as practicable after the Closing, RBC Common Shares.

4.7	Consideration for RBTT Ordinary Shares

Pursuant to the Amalgamation and at the Effective Time, all RBTT Ordinary Shares (other than the Dissenting Shares) will be cancelled by the Corporation in exchange for a combination of cash and Redeemable Preferred Shares as set out in the Amalgamation Agreement. The Corporation will automatically redeem the Redeemable Preferred Shares without any action on the part of the holder of such Redeemable Preferred Shares, and the Escrow Agent will subscribe for, and as soon as practicable thereafter deliver to the holders of the Redeemable Preferred Shares a number of RBC Common Shares, all in the manner set forth in the Amalgamation Agreement.

Upon the completion of the Closing, an RBTT Shareholder (other than a Dissenting Shareholder) whose RBTT share certificates have been surrendered to the Escrow Agent will receive an amount of cash and RBC Common Shares as described immediately below, without any further action on the part of such RBTT Shareholder.

An RBTT Shareholder (other than a Dissenting Shareholder) will therefore receive, as consideration for each RBTT Ordinary Share held, the following:

1.	the Cash Amount, being TT$24.00 in cash (or, at the election of the RBTT Shareholder in accordance with the Combination Agreement, the U.S. Dollar Equivalent of TT$24.00); and

2.	a fractional number of RBC Common Shares equal to the Collar Exchange Ratio, which ratio will be determined by dividing the Unadjusted Share Amount (being the U.S. Dollar Equivalent of TT$16.00) by a specified price as determined below.

4.8	Collar Exchange Ratio

The Collar Exchange Ratio will be determined by dividing the U.S. Dollar Equivalent of TT$16.00 by a specified price as set forth below:

•	If the RBC Closing Average Share Price is between U.S.$48.980 and U.S.$59.864, then the specified price for determining the Collar Exchange Ratio will be this RBC Closing Average Share Price.

•	If the RBC Closing Average Share Price is equal to or greater than U.S.$59.864, then the specified price for determining the Collar Exchange Ratio will be deemed to be U.S.$59.864.

•	If the RBC Closing Average Share Price is less than or equal to U.S.$48.980, then the specified price for determining the Collar Exchange Ratio will be deemed to be U.S.$48.980.

As a result, the number of RBC Common Shares to be received by RBTT Shareholders following the completion of the Amalgamation is subject to a plus or minus 10% “collar” based on the Collar Price of U.S.$54.422 (the average trading price of RBC Common Shares on the NYSE for the five (5) consecutive trading days ending on September 28, 2007, the last date of trading before the execution of the Combination Agreement).

4.9	Adjustments to Collar Exchange Ratio

The Collar Exchange Ratio will be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into RBC Common Shares), reorganization, recapitalization or other like change with respect to RBC Common Shares occurring after the date of the Combination Agreement and prior to the Effective Time, but not to reflect any other dividends or distributions.

4.10	Illustration of Effect of Collar Exchange Ratio

The following table illustrates how the Collar Exchange Ratio would work. The table shows some hypothetical examples of the RBC Closing Average Share Price, the corresponding Collar Exchange Ratio using U.S. Dollar Equivalent amounts calculated as of February 7, 2008 (using the applicable exchange rate of 6.315 Trinidad and Tobago dollars per one U.S. dollar), the value of the RBC Common Shares received for each RBTT Ordinary Share, the Cash Amount received pursuant to the Amalgamation (TT$24.00) and the total Per Share Consideration received by RBTT Shareholders. The value of the RBC Common Shares received for each RBTT Ordinary Share was determined by multiplying the Collar Exchange Ratio by the hypothetical RBC Closing Average Share Price, and then expressing this figure in Trinidad and Tobago dollars. The total Per Share Consideration received by RBTT Shareholders is the sum of TT$24.00 (the Cash Amount to be received pursuant to the Amalgamation) and the value of the RBC Common Shares received for each RBTT Ordinary Share.

	Collar Exchange Ratio		Cash Amount
	(Fractional Number of		to be Received
	RBC Common Shares	Value of RBC	Pursuant	Total Per Share
RBC Closing Average	Received for each	Common Shares	to the	Consideration
Share Price (U.S.$)	RBTT Ordinary Share)	Received (TT$)	Amalgamation (TT$)	Received (TT$)

$65.306	0.04232	$17.45	$24.00	$41.45
$62.585	0.04232	$16.73	$24.00	$40.73
$59.864	0.04232	$16.00	$24.00	$40.00
$54.422	0.04656	$16.00	$24.00	$40.00
$48.980	0.05173	$16.00	$24.00	$40.00
$46.259	0.05173	$15.11	$24.00	$39.11
$43.538	0.05173	$14.22	$24.00	$38.22

As illustrated by this table, if the RBC Closing Average Share Price remains between U.S.$48.980 and U.S.$59.864: (i) the value of the RBC Common Shares to be received for each RBTT Ordinary Share following the completion of the Amalgamation will be TT$16.00; and (ii) the Per Share Consideration will be TT$40.00.

If the Effective Date had been February 7, 2008, the RBC Closing Average Share Price would have been U.S.$50.605, the Collar Exchange Ratio would have been 0.05007, the value of RBC Common Shares received for each RBTT Ordinary Share would have been TT$16.00 and the total Per Share Consideration received by RBTT Shareholders pursuant to the Amalgamation would have been TT$40.00 (with 60% of the Per Share Consideration being paid in cash and 40% being paid in RBC Common Shares).

4.11	Sources of Funding

The (i) aggregate cash consideration payable for the RBTT Ordinary Shares pursuant to the Amalgamation and (ii) the aggregate amount payable by the Escrow Agent to subscribe for RBC Common Shares pursuant to the Redemption will each be funded, directly or indirectly, by RBC entirely from its existing cash reserves. Additional financial data relating to RBC, including, among other things, RBC’s cash position, is contained in RBC’s audited consolidated financial statements and accompanying management’s discussion and analysis for the year ended October 31, 2007, which are attached as Appendix “G” to the Circular.

RBC’s obligations under the Combination Agreement are not subject to any financing conditions.

4.12	RBC Common Shares

The RBC Common Shares to be issued by RBC to RBTT Shareholders following the completion of the Amalgamation will be new RBC Common Shares issued from treasury. These RBC Common Shares will be (i) duly and validly issued as fully paid, non-assessable and freely-tradeable (subject to certain restrictions set forth in the Circular) shares in the capital of RBC and (ii) have been issued in compliance with all applicable Laws including applicable securities Laws.

4.13	Currency Election

Pursuant to the terms of the Combination Agreement, an RBTT Shareholder will be entitled to make an election to receive the U.S. Dollar Equivalent of the Cash Amount, calculated as of the second (2nd) Business Day prior to the Closing Date. The Election Deadline, as specified in the Election Form, will be established by RBTT after consultation with RBC, but in any event will be no later than the forty-fifth (45th) day prior to the Closing Date, unless otherwise agreed to by the Parties. If a holder of RBTT Ordinary Shares has not deposited the Election Form with the Escrow Agent by the Election Deadline, such holder shall be deemed not to have elected to receive the U.S. Dollar Equivalent of the Cash Amount.

RBTT will mail to RBTT Shareholders, at least 21 days prior to the Election Deadline, an Election Form. The Election Form, when properly completed, will enable the RBTT Shareholder to make an election to receive the U.S. Dollar Equivalent of the Cash Amount. In order to make a valid election, the Election Form must be received by the Escrow Agent by the Election Deadline set forth in the Election Form. The Election Form will contain complete instructions on how to make the election.

4.14	Foreign Exchange Rate for Conversion

The U.S. Dollar Equivalent of (i) TT$24.00, to be calculated in the event that an RBTT Shareholder elects to convert the Cash Amount to U.S. dollars, and (ii) TT$16.00, being the Unadjusted Share Amount, will be calculated by multiplying such TT$ amounts by the average of the volume weighted average of the buying and selling rates published by the Central Bank of Trinidad and Tobago for the five (5) consecutive trading day period ending on the second (2nd) Business Day immediately preceding the Effective Date.

PART 5 — MECHANICS OF THE AMALGAMATION

5.1	Effective Time

Pursuant to the Amalgamation and at the Effective Time, the following shall occur:

(a)	each issued and outstanding RBTT Ordinary Share that is not held by a Dissenting Shareholder will be cancelled by the Corporation as a “put-through” on the floor of the TTSE in consideration of a combination of:

(i)	cash in an amount equal to the Cash Amount in TT$, or U.S.$ if duly so elected by the holder of such RBTT Ordinary Share in accordance with the Combination Agreement; and

(ii)	Redeemable Preferred Shares equal to the Collar Exchange Ratio, which ratio will be determined by dividing the Unadjusted Share Amount (being the U.S. Dollar Equivalent of TT$16.00) by a specified price as determined above;

(b)	each issued and outstanding ordinary share of RBC Holdings (Trinidad & Tobago) will be converted into ordinary shares in the capital of the Corporation pursuant to the provisions of Section 221(c) of the Companies Act and the sole shareholder of RBC Holdings (Trinidad & Tobago) (being an indirect wholly-owned subsidiary of RBC), upon surrendering its share certificates to the Corporation for cancellation, will receive one fully paid up ordinary share in the capital of the Corporation for every one ordinary share held by such shareholder in the capital of RBC Holdings (Trinidad & Tobago) prior to the Amalgamation; and

(c)	each issued and outstanding RBTT Ordinary Share that is held by a Dissenting Shareholder will be cancelled by the Corporation as a “put-through” on the floor of the TTSE and each such Dissenting Shareholder will be entitled to be paid the fair value of its RBTT Ordinary Shares in accordance with the Companies Act.

5.2	Redemption of Redeemable Preferred Shares

Pursuant to the applicable terms of the Redeemable Preferred Shares of the Corporation, the Corporation will automatically redeem the Redeemable Preferred Shares at the Redemption Time without any action on the part of the holder of such Redeemable Preferred Shares for an amount per share equal to the Redemption Price.

Pursuant to the Redemption:

1.	the Corporation will deliver the aggregate Redemption Amount to the Escrow Agent; and

2.	the Escrow Agent will use the aggregate Redemption Amount to subscribe for, and deliver to the holders of the Redeemable Preferred Shares, the number of RBC Common Shares that is equal to the number of Redeemable Preferred Shares that are the subject of the Redemption.

Holders of Redeemable Preferred Shares shall have no entitlement to use the cash distributed to the Escrow Agent on the Redemption for any purpose other than to subscribe for RBC Common Shares.

The Amalgamation and related transactions (including the issuance and subsequent redemption of the Redeemable Preferred Shares) have been structured in the manner described herein to meet a variety of objectives including: (i) to comply with the Bank Act which prevents a subsidiary of RBC from holding RBC Common Shares, (ii) to comply with certain regulatory requirements under the FIA, and (iii) to qualify as an amalgamation for purposes of applicable corporate and tax laws.

In the event that RBC reasonably determines that any issuance to any Person of Redeemable Preferred Shares, or RBC Common Shares upon Redemption, is in contravention of any applicable law, then, in lieu of any issuance of Redeemable Preferred Shares or RBC Common Shares, as applicable, to such Person, the Corporation will pay such Person a cash amount per Redeemable Preferred Share or RBC Common Share, as applicable, equal to the RBC Closing Average Share Price.

The Corporation will cause the share register maintained for the Redeemable Preferred Shares to be updated to reflect the issuance of the Redeemable Preferred Shares at the Effective Time pursuant to the Amalgamation to the former holders of RBTT Ordinary Shares in accordance with the terms of the Amalgamation Agreement. No certificates representing the Redeemable Preferred Shares will be issued.

5.3	Procedure for Exchange of RBTT Ordinary Share Certificates

At or before the Effective Time, the Corporation shall have deposited, or shall have caused to be deposited, with the Escrow Agent in trust for the former RBTT Shareholders:

•	the Aggregate Cash Consideration in TT$ or U.S.$, as applicable, in accordance with the duly completed elections made by the former RBTT Shareholders in accordance with the applicable provisions of the Combination Agreement; and

•	the RBC Subscription Proceeds, being the cash amount in U.S. dollars that is equal to the product of (i) the number of Redeemable Preferred Shares issued or to be issued pursuant to the Amalgamation, and (ii) the RBC Closing Average Share Price.

The Escrow Agent will use the RBC Subscription Proceeds only to subscribe, on behalf of the holders of the Redeemable Preferred Shares, for the RBC Common Shares that are issuable upon Redemption.

No fractional Redeemable Preferred Shares will be issued and no dividend, stock split or other change in the capital structure of the Corporation will relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a securityholder of the Corporation. Each holder otherwise entitled to a fractional interest in a Redeemable Preferred Share will be entitled to receive (a) a number of Redeemable Preferred Shares determined by multiplying the number of RBTT Ordinary Shares held by such holder by the Collar Exchange Ratio (such product to be rounded down to the nearest whole number) and (b) in lieu of any remaining fractional Redeemable Preferred Shares, a cash payment from the Escrow Agent equal to the product of such fractional interest and the RBC Closing Average Share Price, such amount to be provided to the Escrow Agent by the Corporation upon request. If more than one certificate formerly representing RBTT Ordinary Shares are surrendered for the account of the same holder, the number of Redeemable Preferred Shares for which such certificates have been surrendered shall be computed on the basis of the aggregate number of RBTT Ordinary Shares represented by the certificates so surrendered.

RBTT Shareholders are required to surrender to the Escrow Agent, for cancellation, on behalf of the Corporation, the certificate or certificates which prior to the Effective Time represented RBTT Ordinary Shares, together with such other documents and instruments as the Escrow Agent may reasonably require from a former RBTT Shareholder, or any documents that the Escrow Agent may reasonably require in the case of any RBTT Ordinary Shares held in a depository. This will allow the Escrow Agent to deliver to such former RBTT Shareholder (or in the case of any RBTT Ordinary Shares held in a depository to deliver to such depository, or cause to be delivered pursuant to existing arrangements, as may be applicable, between such former RBTT Shareholder and the depository, or such other arrangements as agreed to by RBTT and RBC, each acting reasonably):

•	the amount of cash in TT$ or U.S.$ to which such holder is entitled to receive pursuant to the terms of the Amalgamation Agreement (including, if applicable, a cash payment in lieu of any fractional Redeemable Preferred Shares); and

•	certificates representing the RBC Common Shares to which such holder is entitled to receive upon the Redemption of the Redeemable Preferred Shares issued to such holder pursuant to the terms of the Amalgamation Agreement (together with, if applicable, the amount of any dividends on the RBC Common Shares forming part of the Redemption Price, as described below).

From and after the Effective Time, (i) the certificates representing the RBTT Ordinary Shares will cease to represent RBTT Ordinary Shares and the holders thereof will not be entitled to exercise any of the rights of holders of RBTT Ordinary Shares in respect thereof; and (ii) such share certificates will represent the right of the holder thereof to receive the cash and the RBC Common Shares to which the holder is entitled pursuant to the provisions of the Amalgamation Agreement, upon completion of the Amalgamation and Redemption.

With respect to any RBC Common Shares delivered to the holders of the Redeemable Preferred Shares upon Redemption, such holders shall for all purposes, including for determining holders of RBC Common Shares entitled to receive dividends, be deemed the record holders thereof from and after the Effective Date.

No dividends or other distributions paid, declared or made with respect to RBC Common Shares, with a record date after the Effective Date, will be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding RBTT Ordinary Shares that were exchanged for Redeemable Preferred Shares and redeemed for RBC Common Shares unless the holder of such certificate complies with the procedures outlined herein. Subject to applicable law, at the time such holder has complied with the procedures outlined herein, (or, in the case of item (ii) of this paragraph, below, at the appropriate payment date), there will be paid to the holder of the certificates formerly representing RBTT Ordinary Shares, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to the RBC Common Shares to which such holder is entitled and (ii) on the appropriate payment date, the amount of dividends or other distributions with (A) a record date after the Effective Date but prior to the date of compliance by such holder with the procedures outlined herein, and (B) a payment date subsequent to the date of such compliance and payable with respect to such RBC Common Shares.

The determination by the Escrow Agent of all calculations required to be made in accordance with the procedures outlined herein, following discussions with RBTT and RBC, will be final and binding on all Parties, absent manifest error.

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding RBTT Ordinary Shares that were cancelled pursuant to the provisions of the Amalgamation Agreement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of RBTT Ordinary Shares claiming such certificate to be lost, stolen or destroyed, the Escrow Agent will facilitate the issuance of, in exchange for the RBTT

Ordinary Shares represented by such lost, stolen or destroyed certificate, the consideration payable in connection with the Amalgamation for the cancellation of such RBTT Ordinary Shares (and any dividends or distributions with respect thereto) in each case deliverable in accordance with the provisions set forth herein. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the holder to whom cash and/or certificates representing RBC Common Shares are to be issued shall, as a condition precedent to the issuance thereof, indemnify RBTT and RBC in a manner satisfactory to RBTT and RBC against any claim that may be made against RBTT and RBC with respect to the certificate alleged to have been lost, stolen or destroyed. Where a certificate for RBTT Ordinary Shares has been destroyed, lost or stolen, the registered holder of that certificate should immediately contact the Escrow Agent at Albion Plaza, Port-of-Spain, Trinidad and Tobago (1 (868) 625-7288) regarding the issuance of a replacement certificate upon the holder satisfying the requirements of RBTT relating to replacement certificates.

Any RBC Common Shares, together with any funds held by the Escrow Agent, that remain undistributed to former holders of RBTT Ordinary Shares twelve (12) months after the Effective Time will be delivered to the Corporation or its designee, upon demand therefor, and holders of certificates previously representing RBTT Ordinary Shares who have not theretofore complied with the procedures outlined herein can thereafter look only to the Corporation or its designee for payment of any claim to cash, RBC Common Shares, cash in lieu of fractional shares thereof or dividends or distributions, if any, in respect thereof.

A cheque in the amount payable to the former RBTT Shareholder and certificates representing the appropriate number of RBC Common Shares issuable to a former RBTT Shareholder who has complied with the procedures outlined herein, together with a cheque in the amount, if any, payable in lieu of fractional Redeemable Preferred Shares will, as soon as practicable after the Effective Date (i) be forwarded to the holder at the address of such holder as shown on the share register maintained by RBTT as at the Effective Time, or (ii) be made available at the offices of the Escrow Agent for pick up by the holder or by any other person duly authorized by the holder.

RBTT Shareholders will receive further instructions regarding the procedures for the exchange of their share certificates in advance of the Closing Date.

PART 6 — LIQUIDITY OF RBC COMMON SHARES

6.1	Sale of RBC Common Shares

RBTT Shareholders may choose to hold RBC Common Shares received in connection with the Amalgamation, or to sell such shares in the open market. In the event that RBTT Shareholders wish to sell such shares, RBTT, through its wholly-owned stockbroking subsidiary, West Indies Stockbrokers Limited, will facilitate trading in RBC Common Shares in order to permit such sales on a real-time basis, thereby providing liquidity to RBTT Shareholders. Further details regarding these matters will be communicated at a later date. Other stockbrokers, operating in Trinidad and Tobago and in other regional markets, may also offer similar services.

6.2	Depository Receipt Structure

RBC has committed to the creation of a depository receipt structure, subject to the factors below, in which units denominated in TT$ and issued under a deposit agreement representing RBC Common Shares would be listed on the TTSE. It is contemplated that the number of RBC Common Shares representing the deposit agreement will be equal to the number of RBC Common Shares to be issued following the completion of the Amalgamation. Under the depositary receipt structure, an RBTT Shareholder holding RBC Common Shares issued following the completion of the Amalgamation may be permitted to exchange such shares for units in the depository receipt structure at a later date. The creation of a depository receipt structure by RBC is subject to a number of factors including market demand, regulatory approvals and tax considerations. A depository receipt structure would facilitate and support the trading of RBC Common Shares on TTSE by rendering accessible a security representing fractions of an RBC Common Share to small investors.

PART 7 — DIRECTORS’ RECOMMENDATIONS ON THE AMALGAMATION

The Directors have determined that the Amalgamation is fair to RBTT Shareholders and in the best interests of all RBTT stakeholders. The Directors have arrived at this conclusion after consideration and evaluation of a number of factors which the Directors have considered relevant. In this respect, the Directors have received, considered and relied on the advice and opinions of RBTT’s legal and financial advisors.

In the applicable sections of the Circular, the material factors relevant to the Amalgamation considered and evaluated by the Directors are outlined. While the Directors believe that they have considered and evaluated all material relevant factors, the factors considered, evaluated and discussed are not represented as an exhaustive list of such factors or an exhaustive discussion thereon. After due deliberation, the Directors concluded that the potential positive factors relating to the Amalgamation significantly outweighed the potential negative factors. At a meeting of the Directors held on October 1, 2007, the Directors (i) determined that the Amalgamation was fair to RBTT Shareholders and in the best interests of all RBTT stakeholders, (ii) unanimously approved the terms of the Combination Agreement, and (iii) recommended that RBTT Shareholders vote in favour of the RBTT Amalgamation Resolution. As of the date of the Circular, the Directors recommend that RBTT Shareholders vote in favour of the RBTT Amalgamation Resolution.

PART 8 — REASONS FOR THE AMALGAMATION

8.1	RBTT’s Reasons for the Amalgamation

The Directors have determined that the Amalgamation is fair to RBTT Shareholders and in the best interests of all RBTT stakeholders. Factors which the Directors considered and evaluated as positive, in favour of and supportive of the Amalgamation are as follows:

•	the Directors’ conclusion, after a thorough review and after receiving the advice of their legal and financial advisors, that the value offered to RBTT Shareholders under the Amalgamation is more favourable to RBTT Shareholders than the potential value that might have resulted from other strategic alternatives reasonably available to RBTT in the absence of the Amalgamation, including operating RBTT as it has in the recent past, possible alternative business combinations or strategic transactions with certain other third parties, and internal growth scenarios, and taking into consideration the potential rewards, risks and uncertainties associated with those other alternatives;

•	the consideration offered under the Amalgamation represents an attractive earnings multiple of 14.4 times RBTT’s last twelve months earnings as at June 30, 2007 and 3.1 times book value;

•	the Per Share Consideration offered under the Amalgamation, on the last trading day prior to the date of the Combination Agreement, represented a premium of 18% over the closing price of the RBTT Ordinary Shares reported on the TTSE on that date and a 27% premium to the average share price of RBTT Ordinary Shares on the TTSE for the 12 month period prior to that date;

•	approximately 60% of the Per Share Consideration is payable in cash, providing certainty of value for the RBTT Shareholder, and the RBTT Shareholder may elect to receive the U.S. Dollar Equivalent of the Cash Amount;

•	approximately 40% of the Per Share Consideration is payable in RBC Common Shares, thus giving the RBTT Shareholders an investment security and ownership participation in the largest bank in Canada, both in terms of assets and market capitalization, and one of the largest in North America;

•	the RBTT Shareholder will benefit by having the opportunity to improve significantly the liquidity of his investment as RBC Common Shares are widely traded on both the TSX and NYSE. The combined average daily trading volume of RBC Common Shares on both exchanges over the 90-day period prior to October 1, 2007 was in excess of 3.4 million shares;

•	the Collar Exchange Ratio allows the RBTT Shareholder to potentially receive more than TT$40.00 per RBTT Ordinary Share in value if the price of RBC Common Shares is above U.S.$59.864 on the Effective Date;

•	over the 12-month period ended September 26, 2007 the RBC Common Share market price appreciated by 23%. This compared favourably with the Canadian Bank Index, which appreciated by 19.1%, and the BKX Bank Index (comprised of major U.S. financial institutions), which declined by 6.5% (although RBTT Shareholders should note that historic price performance may not be an indicator of future performance);

•	the terms of the Combination Agreement as reviewed by the Directors, including the fact that RBTT’s and RBC’s respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable in the judgment of the Directors following consultations with their advisors, and were the product of extensive negotiations between RBTT and its advisors and RBC and its advisors;

•	RBTT’s ability, under the Combination Agreement, under certain circumstances, to consider and respond to an RBTT Acquisition Proposal, and if the Directors determine in good faith after consultation with their financial advisors and outside legal counsel that such RBTT Acquisition Proposal is an RBTT Superior Proposal, and RBC chooses not to propose improvements to the Combination Agreement to make the original Combination Agreement match such RBTT Acquisition Proposal, RBTT’s ability to terminate the Combination Agreement and accept the RBTT Superior Proposal upon making a termination payment, and the Directors’ judgment that such termination payment is reasonable in the context of break-up fees that have been negotiated in other transactions and would not preclude another party from making an RBTT Acquisition Proposal;

•	the fact that three-quarters of the votes cast at the RBTT Meeting must approve the RBTT Amalgamation Resolution, such that RBTT Shareholders are free to reject the RBTT Amalgamation Resolution if desired, and the fact that if a higher offer is made to RBTT Shareholders prior to the RBTT Meeting, RBTT Shareholders are free to support such a higher offer and vote against the RBTT Amalgamation Resolution;

•	the ability of RBTT Shareholders to exercise Dissent Rights;

•	Credit Suisse and Merrill Lynch each provided Fairness Opinions to the effect that the consideration to be received by RBTT Shareholders under the Amalgamation was fair, from a financial point of view, to RBTT Shareholders;

•	the fact that RBC has committed to the possibility of issuing depository receipts represented by RBC Common Shares on the TTSE, as further described and subject to the factors set forth in section 6.2 above, with a view to boosting the market capitalization of regional stock exchanges and offering local investors a security that represents a fraction of an RBC Common Share, thus making ownership more accessible to a wider range of investors;

•	the Amalgamation will create a significantly larger organization with expanded market coverage, increased lending capacity and an expanded range of products. Further, the complementary nature of the respective customer bases and geographic markets of RBTT and RBC could be expected to result in opportunities to obtain synergies as financial services and products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•	the absence of significant overlap of the respective branch networks of RBTT and RBC enhances the prospect that the combined operations will present continued opportunity for the technical and operating expertise of RBTT Employees, who will have the benefit of continued employment with a larger, financially stronger company offering enhanced opportunities for development and career aspirations; and

•	the strength of the combination of RBTT’s local management depth and expertise pooled with RBC’s position as a leading global financial institution will significantly enhance capability and market standing in the broader Caribbean region.

8.2	RBC’s Reasons for the Amalgamation

RBC is committed to long-term growth through combinations with organizations that make sense strategically, culturally and financially. The proposed combination of RBTT and RBC represents a strategic and transformational acquisition for RBC in the Caribbean, a market in which RBC has had a long history dating back more than 100 years. Upon the completion of the Amalgamation, an RBTT/RBC combination would expand RBC’s retail banking footprint in the Caribbean, making it the second largest retail bank in the English-speaking Caribbean (up from 4th place) and the region’s fourth largest retail bank overall (up from 11th place). In addition, RBC’s combined Caribbean operations will have presence in 18 countries and territories (up from 9) following the completion of the Amalgamation.

RBC believes that RBTT is a perfect complement to RBC’s Caribbean retail operations with no significant overlap of the respective branch networks of RBTT and RBC. In addition, the proposed Amalgamation creates the opportunity for RBC to build a much larger company capable of serving a bigger and more diverse segment of the Caribbean marketplace with a broader product offering and service capability. Customers and employees of the larger company should benefit from enhanced service and greater opportunities. Customers will also benefit from access to a broad and extensive network of ATMs and branches to meet their needs.

In addition, as evidence of Trinidad and Tobago’s importance to RBC and its future, RBC intends to combine its current retail banking operations in the Caribbean with RBTT’s operations. As a consequence, the headquarters of RBC’s Caribbean retail banking operations will be located in Port-of-Spain, setting the stage for Trinidad and Tobago to become

RBC’s financial centre in the Caribbean. RBC believes that the resulting potential influx of cash, resources and expertise from an RBTT/RBC combination would be of significant benefit to the broader Caribbean region thereby creating a platform that is ideal for future expansion and growth in the Caribbean and beyond.

Furthermore, by virtue of the strength of the Trinidad and Tobago marketplace, RBC has, subject to a number of conditions set forth in section 6.2 of the Circular, committed to the creation of a depositary receipt structure. This structure would facilitate and support the liquidity of RBC Common Shares on the TTSE through depositary receipts and demonstrate RBC’s commitment to the country’s capital markets by giving local investors the opportunity to invest in RBC, one of North America’s leading diversified financial services companies.

PART 9 — INVESTMENT CONSIDERATIONS

Certain potential risk factors should be considered by RBTT Shareholders in evaluating the Amalgamation and in coming to a determination of whether or not they will vote in favour of the RBTT Amalgamation Resolution at the RBTT Meeting. These factors were considered and evaluated by the Directors in their decision to recommend the RBTT Amalgamation Resolution to RBTT Shareholders.

Factors which the Directors considered and evaluated as possessing potential risks to the Amalgamation are as follows:

•	in the event that the RBC Closing Average Share Price is less than U.S.$48.980 or greater than U.S.$59.864, the value of the RBC Common Shares to be received for each RBTT Ordinary Share under the Amalgamation will not remain constant at TT$16.00, but will vary below or above this amount, as the case may be. Therefore, at the time RBTT Shareholders vote on the Amalgamation, they will not be able to determine the exact value of RBC Common Shares they will receive following the completion of the Amalgamation. Furthermore, in the event that the RBC Closing Average Share Price should fall below U.S.$48.980, RBTT Shareholders will be exposed to a decrease in the value of the non-cash consideration they will receive under the Amalgamation;

•	the failure to meet certain conditions of Closing, including, among other things, (i) the obtaining of certain Regulatory Approvals on terms acceptable to RBC and (ii) the Third Party Consents, would give RBC the right to terminate the Combination Agreement;

•	under the Combination Agreement, RBTT is subject to customary ordinary course of business covenants, which require RBTT to obtain the prior consent of RBC (not to be unreasonably withheld or delayed) prior to taking certain actions. As a consequence, RBTT could potentially experience a delay in pursuing business opportunities that may arise in the near term;

•	under the Combination Agreement, RBTT is restricted in its ability to solicit other RBTT Acquisition Proposals;

•	in the Combination Agreement, RBTT has agreed to pay a termination payment of approximately TT$343.8 million (representing approximately 2.5% of the aggregate consideration payable by RBC to RBTT Shareholders under the Amalgamation) to RBC in the circumstances described in the Circular. This termination payment may discourage other companies from trying to acquire RBTT Ordinary Shares even if those companies might be willing to offer greater value to RBTT Shareholders than RBC has offered in the Combination Agreement. The payment of the aforementioned termination payment could also materially adversely affect the financial condition of RBTT;

•	the Amalgamation will be followed by the integration of the businesses of each of RBTT and RBC and, as such, could result in unanticipated operational problems, expenses and liabilities and diversion of management attention. There can be no assurance that such integration will be successful or that the combination will not adversely affect the business, financial condition or operating results of RBC;

•	current and prospective RBTT employees may experience uncertainty about their future roles within RBC/RBTT until these roles are specifically clarified. This could potentially have an impact on morale and adversely affect RBTT’s ability to attract and retain key management, sales, marketing and technical personnel;

•	if, for any reason, the Amalgamation is not completed or its completion is materially delayed and/or the Combination Agreement is terminated, RBTT may be subject to a number of material risks, including the following:

•	the price of the RBTT Ordinary Shares may decline in the event that the current market price reflects an assumption by the market that the Amalgamation will be completed;

•	RBTT’s customers and strategic partners, in response to the announcement of the Amalgamation, may delay or defer decisions concerning RBTT until the Amalgamation is complete. Any significant amount of cancellations, terminations, delays, or non-renewals of arrangements with RBTT or termination of negotiations could have a material adverse effect on the business, results of operations, and financial condition of RBTT, particularly in near-term quarters;

•	if the Amalgamation is terminated and the Directors determine to seek another business combination, there can be no assurance that RBTT will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by RBC pursuant to the Amalgamation;

•	some of the Directors and Executive Officers may have interests in the Amalgamation that are different from the interests of RBTT Shareholders. These interests may create potential conflicts of interest and cause some of these persons to view the Amalgamation differently than RBTT Shareholders. Pursuant to the terms of the Combination Agreement, certain Executive Officers have entered into employment agreements with RBC or an RBC Subsidiary, containing terms and conditions customary for agreements of this type, pursuant to which such Executive Officers were offered continuing employment after the Effective Date;

•	there are certain restrictions on the purchase, sale and transfer of RBC Common Shares;

•	following the completion of the Amalgamation, RBTT Shareholders will no longer hold shares of RBTT, a Trinidad and Tobago corporation, but shares of RBC, a Canadian Chartered Bank. There are important differences between the rights of an RBTT Shareholder and the rights of a holder of RBC Common Shares;

•	RBC and its subsidiaries operate globally across a broad range of asset classes and services in which RBTT has not historically operated. Accordingly, the results of operations of RBC and the market price of RBC Common Shares may be affected by factors different from those currently affecting the results of operations of RBTT and total market price of RBTT Ordinary Shares; and

•	RBC Common Shares may decline in price after completion of the Amalgamation. There is no guarantee that RBTT Shareholders receiving RBC Common Shares following completion of the Amalgamation will be able to sell the RBC Common Shares received for any particular price.

PART 10 — TAX CONSIDERATIONS TO RBTT SHAREHOLDERS

10.1	Material Trinidad and Tobago Tax Considerations

In the opinion of PricewaterhouseCoopers, Trinidad and Tobago tax advisor to RBTT, the following summary describes the principal Trinidad and Tobago income tax considerations generally applicable to a person who acquires cash and Redeemable Preferred Shares on the cancellation of RBTT Ordinary Shares as part of the Amalgamation and acquires RBC Common Shares using the proceeds from the redemption of Redeemable Preferred Shares.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular RBTT Shareholder. This summary is not exhaustive of all Trinidad and Tobago tax considerations. Accordingly, RBTT Shareholders should consult their own tax advisors having regard to their own particular circumstances.

The description of tax considerations set forth in this section applies only to RBTT Shareholders that are resident, ordinarily resident and domiciled, as applicable, in Trinidad and Tobago for Trinidad and Tobago tax purposes. Additional rules applicable to certain institutional investors are discussed below under the subheading “Institutional Investors”.

Consideration in Exchange for the RBTT Ordinary Shares

•	A stamp duty is not payable by RBTT Shareholders.

•	Unless the RBTT Shareholder is deemed to be in the business of trading in shares, (i) any gain on the cancellation of RBTT Ordinary Shares in exchange for cash and Redeemable Preferred Shares and (ii) any gain on the redemption of Redeemable Preferred Shares in exchange for RBC Common Shares, will not be subject to income tax, corporation tax, business levy and/or green fund levy.

•	The value added tax does not apply.

Dividends on RBC Common Shares

•	RBTT Shareholders resident, ordinarily resident and domiciled in Trinidad and Tobago will be taxed on the dividend income received on RBC Common Shares, and will be entitled to claim a credit for the withholding tax deducted and paid in Canada.

•	For an RBTT Shareholder who is a corporation or partnership, the gross dividend income will also be subject to the green fund levy at the rate of 0.1%.

•	The business levy at the rate of 0.2% may be applicable in certain circumstances to dividend income received on RBC Common Shares.

Sale of RBC Common Shares

•	Gains arising from the disposal of RBC Common Shares (a) within Trinidad and Tobago, (b) outside Trinidad and Tobago after 12 months from acquisition, or (c) by any person not trading in shares, will not be subject to taxation in Trinidad and Tobago.

•	Gains arising from the disposal of RBC Common Shares outside of Trinidad and Tobago within 12 months from acquisition will be subject to taxation in Trinidad and Tobago.

•	The value added tax does not apply.

Institutional Investors

RBTT Shareholders who may be legally constituted in Trinidad and Tobago as pension funds or mutual funds, as a general rule, enjoy tax relief either under the respective legislation by which they were constituted or under the Corporation Tax Act. Accordingly, they will not be liable for corporation tax and the business levy in Trinidad and Tobago on:

•	gains from the cancellation of RBTT Ordinary Shares pursuant to the Amalgamation;

•	gains from the redemption of the Redeemable Preferred Shares;

•	dividends received on the RBC Common Shares; and

•	gains from the sale of RBC Common Shares.

However, institutional investors may be subject to the green fund levy on the dividends and gains arising from the RBC Common Shares.

10.2	Material Canadian Federal Income Tax Considerations

In the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to RBC, the following summary describes the principal Canadian federal income tax considerations generally applicable to a person who acquires cash and Redeemable Preferred Shares on the cancellation of RBTT Ordinary Shares as part of the Amalgamation, acquires RBC Common Shares using the proceeds from the redemption of Redeemable Preferred Shares, and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) deals at arm’s length with RBC; (2) is not affiliated with RBC; (3) is not, and is not deemed to be, resident in Canada; and (4) does not use or hold RBC Common Shares, Redeemable Preferred Shares, or RBTT Ordinary Shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to certain holders that are insurers carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act, and on counsel’s understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Non-Resident Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Non-Resident Holders should consult their own tax advisors having regard to their own particular circumstances.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of RBC Common Shares must be converted into Canadian dollars based on the prevailing exchange rates at the relevant times (or possibly at the Bank of Canada noon-exchange rate on the relevant date). The amount of any dividends required to be included in the income of a Non-Resident Holder may be affected by fluctuations in the Canadian / U.S. dollar exchange rate.

Acquisition of Cash and Redeemable Preferred Shares on the Amalgamation

A Non-Resident Holder will not be subject to tax under the Tax Act on the cancellation of RBTT Ordinary Shares, or the acquisition of Redeemable Preferred Shares and cash as part of the Amalgamation.

Acquisition of RBC Common Shares following Redemption of Redeemable Preferred Shares

A Non-Resident Holder will not be subject to tax under the Tax Act on the redemption of Redeemable Preferred Shares, or the acquisition of RBC Common Shares with the cash proceeds from such share redemption.

Dividends on RBC Common Shares

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder on RBC Common Shares will be subject to Canadian withholding tax at a rate of 25%, subject to a reduction in the rate of withholding to which the Non-Resident Holder may be entitled under an applicable tax treaty. If the Non-Resident Holder is resident of a country that has an income tax treaty with Canada (such as Trinidad and Tobago, Barbados, or Jamaica), is eligible for benefits under that tax treaty, and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced under the applicable tax treaty to 15%.

Disposing of RBC Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of RBC Common Shares, unless the RBC Common Shares are “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act.

Generally, the RBC Common Shares will not constitute taxable Canadian property to a Non-Resident Holder at a particular time provided that (1) the RBC Common Shares are listed on a designated stock exchange (which includes the TSX and the NYSE) at that time, and (2) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, or the Non-Resident Holder together with all such persons, have not owned or had an interest in or an option in respect of 25% or more of the issued shares of any class or series of the capital stock of RBC at any time during the 60-month period that ends at that time.

PART 11 — FAIRNESS OPINIONS

11.1	Fairness Opinion of Credit Suisse — General

RBTT entered into an engagement letter dated September 7, 2007 with Credit Suisse pursuant to which, among other things, Credit Suisse agreed to provide the Directors with its opinion as to the fairness of the Per Share Consideration under the Amalgamation, from a financial point of view, to the RBTT Shareholders.

At the meeting of the Directors on October 1, 2007, Credit Suisse made a financial presentation to the Directors and delivered its oral opinion, subsequently confirmed by delivery of the Fairness Opinion of Credit Suisse, to the effect that, as of October 1, 2007, the Per Share Consideration was fair, from a financial point of view, to the RBTT Shareholders.

The full text of Credit Suisse’s Fairness Opinion, which sets forth, among other things, assumptions made, information reviewed, matters considered and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Appendix “B” to the Circular. RBTT Shareholders are urged to read Credit Suisse’s Fairness Opinion in its entirety. The summary of Credit Suisse’s Fairness Opinion described in the Circular is qualified in its entirety by reference to the full text of Credit Suisse’s Fairness Opinion.

Credit Suisse’s Fairness Opinion addresses only the fairness of the Per Share Consideration, is for the information of the Directors in connection with their consideration of the proposed Amalgamation only and does not constitute a recommendation to any RBTT Shareholder as to how such RBTT Shareholder should vote at the RBTT Meeting.

Under its engagement letter with Credit Suisse, Credit Suisse will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Amalgamation. Credit Suisse will also receive a fee for rendering its Fairness Opinion. In addition, RBTT has agreed to indemnify Credit Suisse for certain liabilities and other items arising out of its engagement. From time to time, Credit Suisse and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to RBTT and RBC, for which they have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of RBTT, RBC and any other company that may be involved in the Amalgamation, as well as provide investment banking and other financial services to such entities.

11.2	Fairness Opinion of Credit Suisse — Methods of Analysis

In preparing its opinion to the Directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of the analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative descriptions of the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

The following is a summary of certain of the principal components of the analyses performed by Credit Suisse in connection with its opinion as to the fairness of the Per Share Consideration under the Amalgamation, from a financial point of view, to the RBTT Shareholders. This summary is qualified in its entirety by reference to the full text of Credit Suisse’s Fairness Opinion, attached to the Circular as Appendix “B”. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analysis, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

In considering the fairness of the Per Share Consideration offered to RBTT Shareholders under the Amalgamation, Credit Suisse principally relied upon the following methods of financial analysis:

1.	a comparison of the Per Share Consideration offered to RBTT Shareholders under the Amalgamation to the results of a discounted cash flow (“DCF”) analysis of RBTT (the “Discounted Cash Flow Analysis” or “DCF Analysis”);

2.	a comparison of the Per Share Consideration offered to the RBTT Shareholders under the Amalgamation to the closing price of RBTT Ordinary Shares over certain periods of time (the “Implied Premium of the Per Share Consideration”);

3.	a comparison of selected financial multiples, to the extent publicly available, for selected companies in the banking industry whose securities are publicly traded with the multiples implied by the Per Share Consideration under the Amalgamation (the “Selected Companies Analysis”); and

4.	a comparison of selected financial multiples, to the extent publicly available, of selected precedent transactions with the multiples implied by the Per Share Consideration offered to RBTT Shareholders under the Amalgamation (the “Selected Transaction Analysis”).

Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis performed by Credit Suisse takes into account the amount, timing and relative certainty of projected equity cash flows expected to be generated by RBTT. The DCF approach requires that certain assumptions be made regarding, among other things, the projected cash flows of RBTT (the “Forecast”), the appropriate discount rates to be applied to such cash flows (the “Discount Rates”) and the expected value of RBTT at the end of the fiscal periods considered (the “Terminal Value”). The possibility that some of the assumptions may prove to be inaccurate is one factor involved in the determination of the Discount Rates.

     Forecast:

In performing the DCF Analysis, Credit Suisse utilized the Forecast, which was based on the projected cash flows that each business segment of RBTT could be expected to generate over the fiscal years of 2008 to 2011. These projected cash flows were based on forecasts and projections for RBTT provided by the management of RBTT and Credit Suisse has relied on these projections being accurate.

     Discount Rate:

Credit Suisse selected the appropriate Discount Rates, ranging from 12.5 percent to 15.5 percent, to apply to the Forecast by utilizing the Capital Asset Pricing Model (“CAPM”) approach to determine an appropriate cost of equity. This approach calculates the cost of equity based on an assumed optimal capital structure for RBTT. The CAPM approach calculates the cost of equity capital as a function of the risk-free rate of return, the volatility of equity prices in relationship to a benchmark (“beta”) and a market risk premium. Credit Suisse then employed these Discount Rates in the DCF Analysis.

Credit Suisse calculated the risk-free rate of return based on the 10-year U.S. treasury yield reported by Bloomberg on September 20, 2007 (4.38 percent), plus a country risk premium. The country risk premium was based on the weighted average difference between the 10-year U.S. treasury yield and comparable government securities issued in U.S. dollars by Trinidad & Tobago, Jamaica, Barbados, Aruba and Grenada. Credit Suisse determined the appropriate weightings based on each country’s respective contribution to the total earnings of RBTT during the last twelve months.

Credit Suisse calculated the beta as the weighted average of (i) the average betas for certain merchant banks (specifically, Bear Stearns & Co. Inc., Goldman Sachs Group Inc., Lehman Brothers Holdings Inc., Merrill Lynch & Co. Inc. and Morgan Stanley) and (ii) the average betas for certain commercial banks (specifically, Banco de Credito e Inversiones S.A., Banco de Chile, Bradesco, Corpbanca S.A., Doral Financial Corp., First Bancorp Puerto Rico, Grupo Financiero Banorte S.A., Grupo Inbursa S.A., Itau Banco, Oriental Financial Group Inc., R&G Financial Corp., Unibanco, W Holdings Co. Inc.). Credit Suisse determined the betas based on historical information obtained from MSCI Barra. Credit Suisse determined the appropriate weightings based on projections provided by the management of RBTT estimating the percentage of RBTT’s earnings to be contributed by its merchant bank operations during 2008.

The market risk premium was provided by Credit Suisse Financial Strategy Group.

The table below summarizes the principal components of the CAPM approach employed by Credit Suisse in selecting the appropriate Discount Rates:

Risk-free Rate	6.92%
Beta	1.33
Market Risk Premium	5.12%

     Terminal Value:

Credit Suisse utilized a Terminal Value based on the projected book value of RBTT at the end of the 2011 fiscal year, based on forecasts and projections for RBTT provided by management of RBTT, and applying it to book value multiples (ranging from 2.50x to 3.00x) that were derived from selected banks whose securities are publicly traded. These selected banks are the same banks Credit Suisse examined in its Selected Companies Analysis, as described below.

In conducting its DCF Analysis, Credit Suisse did not rely on any single assumption but performed a variety of sensitivity analyses. Variables sensitized included the Discount Rate and book value multiple for the purposes of calculating the Terminal Value. The table below summarizes the DCF Analysis performed by Credit Suisse.

	Discount	Terminal Book Value Multiple
	Rate	2.50x	2.75x	3.00x

Price Per Share (TT$)		$35.98	$39.05	$42.13
	12.5%
Price / LTM EPS(1)		12.8x	13.9x	15.0x

Price Per Share (TT$)		$34.33	$37.25	$40.18
	14.0%
Price / LTM EPS(1)		12.2x	13.3x	14.3x

Price Per Share (TT$)		$32.77	$35.56	$38.35
	15.5%
Price / LTM EPS(1)		11.7x	12.7x	13.7x

(1)	Price as multiple of RBTT’s earnings per share during the last twelve month period as of September 30, 2007.

As illustrated by the preceding table, the results generated under the DCF Analysis indicated present values of RBTT Ordinary Shares ranging from TT$32.77 to TT$42.13. Taking into account the sensitivity analyses described above, Credit Suisse concluded that the Per Share Consideration offered to the RBTT Shareholders under the Amalgamation is within the range of the results generated under the DCF Analysis.

Implied Premium of the Per Share Consideration

Credit Suisse considered the premium implied by the Per Share Consideration over the average closing prices of RBTT Ordinary Shares reported on the TTSE during selected periods prior to the execution of the Combination Agreement. Credit Suisse also considered the premium implied by the Per Share Consideration relative to the average closing price of RBTT Ordinary Shares reported on the TTSE during periods prior to any speculation in the financial markets (as evidenced by trading activity of RBTT Ordinary Shares) that RBTT was exploring strategic alternatives. The table below summarizes the analysis.

Implied Premium of the Per Share Consideration over the RBTT Average Closing Price on September 28, 2007
1-Day Prior to September 28, 2007	17.6%
10-Day Average Price Ended September 28, 2007	18.3%
30-Day Average Price Ended September 28, 2007	23.2%
60-Day Average Price Ended September 28, 2007	24.9%

Implied Premium of the Per Share Consideration over the RBTT Average Closing Price on November 20, 2006
1-Day Prior to November 20, 2006	41.0%
10-Day Average Price Ended November 20, 2006	38.6%
30-Day Average Price Ended November 20, 2006	33.7%
6-Month Average Price Ended November 20, 2006	14.1%

As illustrated by the preceding table, Credit Suisse’s analysis of the Implied Premium of the Per Share Consideration indicated that the Per Share Consideration represented (i) a premium within a range of 17.6 percent to 24.9 percent over the average closing price of RBTT Ordinary Shares during select periods ending September 28, 2007 and (ii) a premium within a range of 14.1 percent to 41.0 percent over the average closing price of RBTT Ordinary Shares during select periods ending November 20, 2006.

Selected Companies Analysis

In performing a Selected Companies Analysis, Credit Suisse reviewed and compared certain financial and stock market information relating to RBTT with the corresponding publicly available information for the following publicly traded companies operating in the banking industry in the Caribbean:

•	FirstCaribbean International Bank Limited (Barbados)

•	Republic Bank Limited (Trinidad and Tobago)

•	Scotiabank Trinidad and Tobago Limited (Trinidad and Tobago)

•	Bank of Nova Scotia Jamaica Limited (Jamaica)

•	National Commercial Bank Jamaica Limited (Jamaica)

•	Commonwealth Bank Limited (Bahamas)

For each company selected, Credit Suisse considered the closing price of such company’s common shares on September 28, 2007 (the last day of trading before the execution of the Combination Agreement) as (i) a multiple of the earnings per share (“EPS”) of such company during the last twelve month (“LTM”) period, (ii) a multiple of such company’s book value per share as of its most recent reported accounting period and (iii) a premium over such company’s total deposits per share as of its most recent reported accounting period. Set forth below are the relevant multiples derived from the selected companies.

	Closing
	Price/LTM	Closing Price/	Premium of
	Earnings per	Book Value	Closing Price over
	Share(1)	per Share	Deposits per Share

Barbados Listed Banks
FirstCaribbean International Bank Limited	12.5x	2.14x	25.2%
Trinidad and Tobago Listed Banks
Republic Bank Limited	10.2x	2.82x	43.9%
Scotiabank Trinidad and Tobago Limited	15.0x	3.58x	69.5%
Jamaica Listed Banks
Bank of Nova Scotia Jamaica Limited	9.4x	2.24x	51.0%
National Commercial Bank Jamaica Limited	8.6x	1.99x	50.6%
Bahamas Listed Banks
Commonwealth Bank Limited	12.0x	2.66x	60.8%

(1)	Last twelve months as of September 30, 2007.

As illustrated by the preceding table, Credit Suisse’s analysis of the selected companies indicated (i) multiples of closing share price to EPS ranging from 8.6x to 15.0x, (ii) multiples of closing share price to book value per share ranging from 1.99x to 3.58x and (iii) a premium of closing price over deposits per share ranging from 25.2 percent to 69.5 percent. Credit Suisse then compared these multiples to the corresponding multiples of RBTT implied by (a) the Per Share Consideration and (b) the closing price of RBTT reported on the TTSE on September 28, 2007 (the last day of trading before the execution of the Combination Agreement):

	Price/LTM	Price/Book	Premium of Price
	Earnings per	Value per	over Deposits per
	Share	Share	Share

Implied multiples for RBTT based on Per Share Consideration	14.3x	3.06x	48.3%
Implied multiples based on RBTT Closing Price on September 28, 2007	12.1x	2.60x	41.1%

Credit Suisse concluded that the multiples implied by the Per Share Consideration under the Amalgamation were within the range of the corresponding multiples considered in the Selected Companies Analysis. However, none of the companies considered in the Selected Companies Analysis are identical to RBTT. Accordingly, an evaluation of the results of the Selected Companies Analysis involves complex considerations, many of which are particular to the selected companies themselves.

Selected Transaction Analysis

In performing a Selected Transaction Analysis, Credit Suisse reviewed certain publicly available information with respect to selected transactions in the banking industry involving Caribbean banks and Latin American banks. Such information included, among other things, the purchase price paid or implied by the selected transactions as a multiple of the EPS of the non-surviving entity during the twelve months prior to the transaction and as a multiple of the non-surviving entity’s book value per share as of its most recent reported accounting period. Set forth below are the relevant multiples derived from the selected transactions.

				Purchase		Purchase
				Price/LTM		Price/Book
			Deal Value	Earnings		Value per
Date	Acquiror	Target	(US$ millions)	per Share(1)		Share

	Latin American Transactions
07/19/07	Citibank Chile	LQIF S.A.	$701	9.2x		1.12x
02/28/07	General Electric Co. (GE Money)	Banco Colpatria S.A.	228	13.2x		2.61x
02/27/07	Grupo Banistmo S.A. (HSBC)	Inversiones Financieras Bancosal S.A.	191	16.0x		2.52x
02/26/07	Société Générale S.A.	Banco Cacique S.A.	408	N/A	(2)	1.31x
12/22/06	Bancolombia S.A.	Conglomerado Financiero Internacional Banagricola S.A.	900	16.1x		2.48x
12/13/06	Citigroup Inc.	Grupo Cuscatlan S.A.	1,260	15.4x		2.15x
10/12/06	Banco Davivienda S.A.	Granbanco Bancafe S.A.	937	11.1x		2.85x
07/20/06	HSBC Holdings PLC	Grupo Banistmo S.A.	1,770	15.8x		3.43x
07/10/06	Grupo Financiero Continental S.A.	Banco Atlantico Ltd.	96	8.1x		1.45x
06/13/06	Bank of Nova Scotia	Corporacion Interfin S.A.	294	12.8x		2.67x
05/18/06	UBS AG	Banco Pactual S.A.	2,500	11.1x		5.53x
05/02/06	Banco Itau Holding Financeira S.A.	BankBoston (Brasil)	2,192	N/A	(2)	2.32x
03/16/06	Banco de Bogota S.A.	Banco de Credit & Desarrollo Social Megabanco S.A.	358	12.8x		5.21x
02/20/06	Banco Industrial S.A.	Banco de Occidente	137	N/M	(3)	3.16x

	Caribbean Transactions
10/20/06	Bank of Nova Scotia	Dehring Bunting & Golding Ltd.	80	7.5x		2.07x
03/31/06	Canadian Imperial Bank of Commerce	FirstCaribbean International Bank Ltd.	989	16.3x		2.20x
10/28/03	HSBC Holdings PLC	The Bank of Bermuda Ltd.	1,199	15.6x		1.80x
08/28/03	Republic Bank (Guyana) Limited	Banco Mercantil S.A.	223	N/A	(2)	1.67x
03/15/03	National Bank of Industry and Comm.	Guyana National Cooperative Bank Ltd.	16	8.0x		1.45x
03/07/03	Republic Bank Limited	Barbados National Bank	95	13.8x		1.91x
10/31/01	CIBC West Indies Holdings Ltd	Barclays PLC-Caribbean Ops	913	10.0x		2.46x
02/09/98	Banco Bilbao Vizcaya SA	PonceBank	165	13.3x		1.80x
02/08/95	Estancia Investments	Orco Bank (Curacao)	291	6.0x		0.90x

(1)	Last twelve months as of the date of the transaction.

(2)	The information required in order to calculate this multiple is not publicly available.

(3)	This information is not meaningful or relevant to the foregoing analysis.

As illustrated by the preceding table, Credit Suisse’s analysis of the selected transactions indicated (i) multiples of purchase price to EPS ranging from 6.0x to 16.3x and (ii) multiples of purchase price to book value per share ranging from 0.90x to 5.53x. Credit Suisse compared these multiples with the corresponding multiples for RBTT based on the Per Share Consideration:

	Per Share	Per Share
	Consideration/	Consideration
	LTM Earnings	Price/Book
	per Share	Value per Share

Implied Multiples for RBTT based on Per Share Consideration	14.3x	3.06x

Credit Suisse concluded that the multiples implied by the Per Share Consideration under the Amalgamation were within the range of the corresponding multiples considered in the Selected Transaction Analysis. In performing a Selected Transaction Analysis, Credit Suisse relied upon publicly available information and upon other financial information for RBTT provided by the management of RBTT. None of the selected transactions considered in the Selected Transactions Analysis are identical to the proposed Amalgamation. Accordingly, an evaluation of the results of the Selected Transaction Analysis involves complex considerations, many of which are particular to the selected transactions themselves.

11.3	Fairness Opinion of Merrill Lynch

At the meeting of the Directors on October 1, 2007, the Directors also received an independent secondary opinion from Merrill Lynch, which was delivered orally, and subsequently confirmed by the delivery of the Fairness Opinion of Merrill Lynch, to the effect that, as of October 1, 2007, the Per Share Consideration was fair, from a financial point of view, to the RBTT Shareholders. The full text of the Fairness Opinion of Merrill Lynch, which sets forth, among other things, assumptions made, information reviewed, matters considered and limitations on the scope of the review undertaken by Merrill Lynch in rendering its Fairness Opinion, is attached as Appendix “C” to the Circular. RBTT Shareholders are urged to read Merrill Lynch’s Fairness Opinion in its entirety.

PART 12 — INTERESTS OF DIRECTORS AND OFFICERS

RBTT Shareholders are advised that Directors and Executive Officers may have interests in the Amalgamation different from, or in addition to, the interests of RBTT Shareholders.

12.1	Directors

The Directors hold, in the aggregate, 2,068,168 RBTT Ordinary Shares, representing approximately 0.60% of the RBTT Ordinary Shares issued and outstanding as at the date of the Circular. All of the RBTT Ordinary Shares held by the Directors will be treated in the same manner under the Amalgamation as RBTT Ordinary Shares held by any other RBTT Shareholder. The number of RBTT Ordinary Shares held by each Director as at the date of the Circular are, as follows:

Number of RBTT
Name	Ordinary Shares Held

Gaston S. Aguilera	143,011
John P. Andrews	60,000
Robert Bermudez	126,678
Garth Chatoor	49,000
Martin G. Daly	6,098
Arthur Lok Jack	700,000
Peter J. July	975,461
Gary N. Voss	7,920
Brian Young	0
Miguel Pourier	0

The Directors hold, in the aggregate, 553,801 RBTT Options, representing approximately 13.85% of the RBTT Options issued and outstanding as at the date of the Circular. As at the date of the Circular, approximately 50.43% of the RBTT

Options held by the Directors are RBTT In-The-Money Options, and approximately 49.57% of the RBTT Options held by the Directors are RBTT Out-Of-The-Money Options. All of the RBTT Options held by the Directors will be treated in the same manner under the Amalgamation as RBTT Options held by every other holder of RBTT Options. The aggregate consideration payable to the Directors under the Amalgamation in respect of their RBTT Options is approximately TT$6.3 million, assuming that none of them exercises or disposes of any RBTT Options prior to the Effective Date.

On October 1, 2007, each of the Directors entered into Voting Agreements with RBTT pursuant to which each of the Directors agreed to support the Amalgamation and the transactions contemplated thereby.

12.2	Executive Officers

The Executive Officers hold, in the aggregate, 261,183 RBTT Ordinary Shares representing less than 0.08% of the RBTT Ordinary Shares outstanding as at the date of the Circular. All of the RBTT Ordinary Shares held by the Executive Officers will be treated in the same manner under the Amalgamation as RBTT Ordinary Shares held by any other RBTT Shareholder. The number of RBTT Ordinary Shares held by each Executive Officer as at the date of the Circular are, as follows:

Number of RBTT
Name	Ordinary Shares Held

Suresh B. Sookoo	102,900
Rodney S. Prasad	50,138
Nicole M. Richards	0
Stephen A.C. Bayne	65,769
Lyndon R.W. Guiseppi	0
David K. Hackett	0
Catherine R. Kumar	0
Calvin A. Bijou	4,208
Leroy Calliste	1,410
Ronald A. Carter	0
William P. Charles	0
Gary A. Fuller	0
Amos A. Herai	0
Krishendath Maharaj	0
James C. Mendes	22,300
Patricia M. Narayansingh	14,458

The Executive Officers hold, in the aggregate, 1,840,724 RBTT Options, representing approximately 46.04% of the RBTT Options outstanding as at the date of the Circular. As at the date of the Circular, approximately 67.92% of the RBTT Options held by the Executive Officers are RBTT In-The-Money Options, and approximately 32.08% of the RBTT Options held by the Executive Officers are RBTT Out-Of-The-Money Options. All of the RBTT Options held by the Executive Officers will be treated in the same manner under the Amalgamation as RBTT Options held by every other holder of RBTT Options. The aggregate consideration payable to the Executive Officers under the Amalgamation in respect of their RBTT Options is approximately TT$14.8 million, assuming none of them exercises or disposes of any RBTT Options prior to the Effective Date.

On October 1, 2007, each of the Executive Officers entered into Voting Agreements with RBTT pursuant to which each of the Executive Officers agreed to support the Amalgamation and the transactions contemplated thereby.

Executive Officers are also generally entitled to benefits, rights and payments under severance, incentive, retirement and pension plans. These benefits arise as normal incidents of employment for the Executive Officers, and are not materially altered by the completion of the Amalgamation.

Under the terms of a Change of Control Policy of RBTT, Executive Officers and certain other officers are eligible to receive compensation from RBTT in the event of termination of employment upon a change of control of RBTT.

Pursuant to the terms of the Combination Agreement, certain Executive Officers have entered into employment agreements with RBC or an RBC Subsidiary, containing terms and conditions customary for agreements of this type, pursuant to which such Executive Officers were offered continuing employment after the Effective Date. Such offers of employment will be effective only upon the Closing, and provide that the offers will supersede the change of control agreements and any other agreements with respect to each such Executive Officer’s employment with RBTT. These Executive Officers are Suresh B. Sookoo, David K. Hackett, Krishendath Maharaj and Calvin A. Bijou. In addition, an employment agreement was also entered into with Mr. Andy Jogie, Head - Centralized Investment Unit for RBTT.

12.3	Other Officers

Other than certain Executive Officers, no other officer of RBTT played any policy-making role in connection with the Combination Agreement or the Amalgamation. While certain of these officers may be entitled to certain enhanced payments in the event of any termination or constructive dismissal following completion of the Amalgamation under the terms of outstanding employment agreements, the amounts payable are not material to RBTT, individually or in the aggregate. Further, none of these officers is or was in a position under any circumstances to affect or influence the negotiation of the Combination Agreement or the implementation or completion of the Amalgamation. These officers hold in the aggregate 1,603,730 RBTT Options representing approximately 40.11% of the RBTT Options issued and outstanding as at the date of the Circular. As at the date of the Circular, approximately 52.72% of the RBTT Options held by these officers are RBTT In-The-Money Options, and approximately 47.28% of the RBTT Options held by these officers are RBTT Out-Of-The-Money Options.

12.4	Exclusion of a Director

Mr. Arthur Lok Jack is a Director and a director and chairman of the board of directors of a Principal Shareholder, Guardian Holdings Limited. As of the date of the Circular, Mr. Lok Jack also holds 700,000 RBTT Ordinary Shares and 89,485 RBTT Options. Mr. Lok Jack was granted formal leave of absence by the Directors for the period from September 28, 2006 to October 3, 2007. Prior to September 28, 2006, Mr. Lok Jack recused himself from any discussions and deliberations of the Directors on the subject of possible business combinations. As a result, Mr. Lok Jack did not participate in any discussions or deliberations of the Directors on the Amalgamation or on any other strategic alternative reasonably available to RBTT in the absence of the Amalgamation, including possible alternative business combinations with certain other third parties, so as to avoid any perceived conflict of interest.

12.5	Exclusion of Directors of a Principal Shareholder

Mr. Peter J. July and Mr. Gary N. Voss are directors of a Principal Shareholder, Guardian Holdings Limited. Mr. July and Mr. Voss each requested and was granted a formal leave of absence by Guarding Holdings Limited for the period from September 28, 2006 to October 3, 2007 so as to avoid any perceived conflict of interest.

12.6	Exclusion of Executive Officers

Only Executive Officers whose participation was deemed necessary in the discussions with RBC were involved in the strategy and conduct of negotiations leading up to the Combination Agreement and the transactions contemplated thereby. All other Executive Officers were excluded therefrom.

12.7	Trading by Directors and Executive Officers

During the six-month period preceding the date of the Circular, no Director or Executive Officer has purchased or sold RBTT Ordinary Shares. Further, after reasonable inquiry, the Directors are satisfied that no associate of a Director or Executive Officer, no person holding more than 10% of RBTT Ordinary Shares in issue, and no person acting jointly or in concert with RBC, has purchased or sold RBTT Ordinary Shares within the six-month period preceding the date of the Circular.

The details of RBTT Ordinary Shares issued to Directors and Executive Officers during the two year period preceding the date of the Circular are, as follows:

	Number of RBTT	Exercise Price
Name	Ordinary Shares	(TT$ per share)	Date of Issue

Leroy Calliste	3,001	21.60	November 10, 2005
	14,896	14.61	November 10, 2005
	6,803	12.00	November 10, 2005
	24,700
John Andrews	6,287	14.61	May 9, 2006
	12,500	14.61	May 9, 2006
	320	12.00	May 9, 2006
	3.125	12.00	May 9, 2006
	68	13.60	May 9, 2006
	22,300
Stephen Bayne	6,782	21.60	May 19, 2006
	7,923	14.61	May 19, 2006
	14,705
Peter July	25,000	12.00	September 27, 2006
	152,099	21.60	October 16, 2007
	113,118	14.61	October 16, 2007
	290,217
Patricia Narayansingh	1,046	21.60	November 7, 2006
	6,554	14.61	November 7, 2006
	7,600

All RBTT Ordinary Shares issued to Directors and Executive Officers were issued under the terms of the RBTT Option Plan and represented the entitlement of these persons thereunder.

12.8	Indemnification

The Combination Agreement provides that all rights to indemnification or exculpation existing as of October 1, 2007 in favour of the directors or officers of RBTT or any of the RBTT Subsidiaries as provided in its articles of incorporation or by-laws in effect on October 1, 2007 will survive the Amalgamation and will continue in full force and effect for a period of not less than six (6) years from the Effective Time, and the Corporation will assume, effective upon consummation of the Amalgamation, all such liability with respect to any matters arising prior to the Effective Time.

RBC has also agreed to maintain or cause to be maintained in effect, for not less than six (6) years from the Effective Time, coverage of no less than U.S.$15 million for each individual covered under the policies of the directors’ and officers’ liability insurance maintained by RBTT as of October 1, 2007, which coverage is no less advantageous, and with no gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, provided that in no event shall RBC be required to expend in any one year an amount in excess of 200% of the annual amount currently paid by RBTT, and if the annual premiums of such insurance coverage exceed such amount, RBC shall be obligated only to obtain a substantially similar policy with the greatest coverage available (as to quantum and events) for such maximum cost. Alternatively, at RBC’s option, it may (i) substitute such insurance policies, or (ii) purchase or cause to be purchased “run-off” directors’

and officers’ liability insurance, provided that, in each case, such insurance provides coverage substantially as favourable to such directors and officers as that in effect under such current policies to cover prior events during such six-year period or the balance thereof.

12.9	Interest of Directors or Executive Officers in Material Transactions or Agreements of RBC

No Director or Executive Officer nor any associate or Affiliate of any Director or Executive Officer has or had any material interest, direct or indirect, in (i) any agreement, arrangement or transaction entered into on or after April 1, 2006 or (ii) any proposed agreement, arrangement or transaction, which has materially affected or would materially affect RBC.

PART 13 — THE COMBINATION AGREEMENT

The Combination Agreement and the Amalgamation Agreement are the legal documents that govern the Amalgamation. This section of the Circular describes the material provisions of the Combination Agreement but does not purport to be complete and may not contain all of the information about the Combination Agreement that is important to you. This summary is qualified in its entirety by reference to the Combination Agreement, which is attached as Appendix “D” to the Circular. You are encouraged to read the Combination Agreement in its entirety. It is an agreement that establishes and governs certain legal relationships between RBTT and RBC with respect to the transactions described in the Circular. It is not intended to be a source of factual, business or operational information about RBTT or RBC.

13.1	Representations and Warranties

In the Combination Agreement, RBTT and RBC have each made representations and warranties for the benefit of the other Party relating to, among other things: incorporation and qualification; corporate authorization; no conflicts with or breach of constating documents, RBTT or RBC Material Contracts (as applicable), material Authorizations, or any Law; required Authorizations; required consents; execution and binding obligation; authorized and issued capital; public and regulatory filings; and financial statements.

In addition to the foregoing representations and warranties, RBC made representations and warranties for the benefit of RBTT relating to the RBC Common Shares to be issued to RBTT Shareholders pursuant to the Redemption; the incorporation of RBC Holdings (Trinidad & Tobago); and sufficiency of financial resources.

RBTT also made representations and warranties for the benefit of RBC with respect to RBTT Subsidiaries; conduct of business in the Ordinary Course; no RBTT Material Adverse Change since March 31, 2007; compliance with Laws; Authorizations; properties; RBTT Material Contracts; intellectual property; environmental matters; RBTT Employees; RBTT Employee Plans; insurance; litigation; Taxes; agreements with regulators; fairness opinions; board resolutions; brokers and finders; books and records; risk management; loans and investments; investment management and related activities; Trust or Agency Agreements; Trust or Agency Records; Trust or Agency standards; non-arm’s length transactions; and banking legislation regulatory compliance.

Certain of the representations and warranties of RBTT in the Combination Agreement are expressly qualified by reference to an RBTT Material Adverse Effect.

13.2	Conduct of Business Prior to the Effective Time by RBTT

Pursuant to the terms of the Combination Agreement, RBTT is obligated to conduct its business in accordance with certain covenants until the Effective Time or the earlier termination of the Combination Agreement in accordance with its terms, and may not deviate from such covenants, except (i) with the prior written consent of RBC to any variation therefrom, which may not be unreasonably withheld or delayed; or (ii) as specifically required by the Combination Agreement, the Ancillary Agreements or the Amalgamation.

These covenants are, in some cases, subject to certain exceptions or thresholds, and relate to, among other things: the conduct of RBTT’s business in the Ordinary Course; the splitting, combination or reclassification of any of the outstanding shares of RBTT; the declaration of dividends; the amendment of articles or by-laws of RBTT; the sale, pledge, issuance or redemption of any shares in RBTT’s capital stock; the granting or accelerated vesting of RBTT Options; the amalgamation or reorganization of RBTT with any other Person; acquisitions by RBTT of another Person or division thereof; the sale of any material assets; RBTT Labour and Employment Arrangements or Severance or Change of Control Plans; the discharge or satisfaction of any Liability; maintenance of RBTT’s current insurance; RBTT Material Contracts; a change in accounting principles; entrance into new lines of business or changes in risk management; the acquisition of equity securities of RBC or any RBC Subsidiary; the settlement of material claims or litigation; long-term indebtedness of RBTT; underwriting or similar commitments; and the entering into of certain agreements relating to the foregoing matters.

RBTT has also agreed to advise RBC of: (i) any event that would render any representation or warranty of RBTT contained in the Combination Agreement untrue or inaccurate to the degree set forth in the Combination Agreement; (ii) any RBTT Material Adverse Effect; and (iii) any material breach by RBTT of any covenant or agreement contained in the Combination Agreement.

13.3	Conduct of Business Prior to the Effective Time by RBC

Pursuant to the terms of the Combination Agreement, RBC has also agreed to abide by certain covenants until the Effective Time or the earlier termination of the Combination Agreement in accordance with its terms, and may not deviate from such covenants, except: (i) with the prior written consent of RBTT to any variation therefrom, which may not be unreasonably withheld or delayed; or (ii) as specifically required by the Combination Agreement, the Ancillary Agreements or the Amalgamation.

These covenants are, in some cases, subject to certain exceptions or thresholds, and relate to, among other things, the acquisition of equity securities of RBTT or any RBTT Subsidiary and the listing of the RBC Common Shares on the RBC Exchanges.

RBC has also agreed to advise RBTT of: (i) any event that would render any representation or warranty of RBC contained in the Combination Agreement untrue or inaccurate to the degree set forth in the Combination Agreement, (ii) any RBC Material Adverse Effect; and (iii) any material breach by RBC of any covenant or agreement contained in the Combination Agreement.

13.4	Non-Solicitation Covenants

Other than as set out below, RBTT has agreed not to, directly or indirectly, through any Director, Officer, employee, representative or agent of RBTT or any of the RBTT Subsidiaries: (i) solicit, initiate, encourage or facilitate (including by way of furnishing information or entering into any form of any Contract) the initiation of any inquiries or proposals regarding or which may reasonably be expected to lead to, an actual or potential RBTT Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any actual or potential RBTT Acquisition Proposal; (iii) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in a manner adverse to RBC the approval recommendation of the Directors of the Amalgamation or the other transactions contemplated by the Combination Agreement; (iv) authorize, approve or recommend (or propose publicly to authorize, approve or recommend) or remain neutral with respect to any RBTT Acquisition Proposal; or (v) enter into any Contract related to any RBTT Acquisition Proposal.

RBTT has agreed, and agreed to cause the RBTT Subsidiaries to, cease and terminate any solicitation, initiation, encouragement, activity, discussion or negotiation existing as of October 1, 2007 with any parties conducted by RBTT, any RBTT Subsidiary or their advisors or representatives with respect to any RBTT Acquisition Proposal.

Additionally, RBTT has agreed to ensure that its Directors and Executive Officers and those of the RBTT Subsidiaries and any financial or other advisors or representatives retained by it or the RBTT Subsidiaries are aware of the non-solicitation provisions of the Combination Agreement, and RBTT has agreed to be responsible for any breach of the non-solicitation provisions of the Combination Agreement by such Directors, Executive Officers, advisors and representatives.

RBTT has also agreed to: (i) require all Persons other than RBC who have been furnished with confidential information regarding RBTT or the RBTT Subsidiaries in connection with the solicitation of or discussion regarding any RBTT Acquisition Proposal within the 12 months prior to October 1, 2007 to promptly return or destroy such information, in accordance with and subject to the terms of the confidentiality agreement entered into with such Persons; (ii) terminate access for all Persons (other than RBC and its representatives) of the electronic dataroom accessible through the Intralinks website; and (iii) not amend, modify, waive or fail to enforce any of the standstill terms or other conditions included in any of the confidentiality agreements between RBTT and any third parties.

13.5	Superior Proposal

Notwithstanding the non-solicitation provisions of the Combination Agreement described above, nothing contained in the Combination Agreement shall prevent the Directors prior to the approval by the RBTT Shareholders of the RBTT Amalgamation Resolution from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to the provisions described below, regarding a bona fide written RBTT Acquisition Proposal if and only to the extent that: (i) such RBTT Acquisition Proposal did not result from a breach of the non-solicitation provisions of the Combination Agreement; and (ii) the Directors determine in good faith in the exercise of the fiduciary duties of the Directors, after consultation with their financial advisors and outside legal counsel, that such RBTT Acquisition Proposal constitutes or would be reasonably likely to constitute, if consummated in accordance with its terms, an RBTT Superior Proposal.

RBTT has agreed to promptly (and in any event within 24 hours) notify RBC of the receipt by it of any RBTT Acquisition Proposal or of any proposal, inquiry or offer that would reasonably be expected to lead to an RBTT Acquisition Proposal, including providing a description of the material terms and conditions of any proposal, the identity of the Person making such proposal and such other details of the proposal as RBC may reasonably request. RBTT must keep RBC promptly and fully informed of the status, including any change to any of the terms of any such RBTT Acquisition Proposal.

If RBTT receives a request for material non-public information from a Person who has made a bona fide, unsolicited written RBTT Acquisition Proposal and the Directors determine in good faith in the exercise of the fiduciary duties of the Directors, after consultation with their financial advisors and outside legal counsel, that such RBTT Acquisition Proposal constitutes or would be reasonably likely to constitute, if consummated in accordance with its terms, an RBTT Superior Proposal, then the Directors may, subject to such Person having executed a confidentiality agreement containing confidentiality and standstill provisions substantially similar to those contained in the Confidentiality Agreement, provide such Person with access to information regarding RBTT; provided, however, that the Person making the RBTT Acquisition Proposal shall not be precluded under such confidentiality or standstill agreement if entered into after October 1, 2007 from making the RBTT Acquisition Proposal and RBC is provided with a copy of such confidentiality agreement, together with a list of or copies of the written material provided to such Person, if not previously provided to RBC.

13.6	Matching Period

Notwithstanding the non-solicitation provisions of the Combination Agreement, RBTT may accept, approve, recommend (or change or withdraw its recommendation in respect of the Amalgamation) or enter into any Contract, in respect of an RBTT Superior Proposal prior to the approval by the RBTT Shareholders of the RBTT Amalgamation Resolution and terminate the Combination Agreement if, and only if: (i) it has provided RBC with a copy of the RBTT Superior Proposal document; (ii) the Matching Period, being ten (10) Business Days, shall have elapsed from the later of (A) the date RBC received the Superior Proposal Notice advising RBC that the Directors have resolved to accept, approve, recommend (or change, withdraw, modify or qualify their recommendation in respect of the Amalgamation) or enter into a Contract in respect of such RBTT Superior Proposal, and (B) the date RBC receives a copy of the RBTT Superior Proposal document; (iii) taking into account any revised proposal made by RBC since receipt of the Superior Proposal Notice, the Directors determine in good faith in the exercise of the fiduciary duties of the Directors, after consultation with their financial advisors and outside legal counsel, that such RBTT Superior Proposal remains an RBTT Superior Proposal; and (iv) RBTT has previously or concurrently will have (A) paid to RBC the termination payment payable under the Combination Agreement and (B) terminated the Combination Agreement pursuant to the provisions described thereunder.

During the Matching Period, RBTT has agreed that RBC shall have the right, but not the obligation, to offer to amend the terms of the Combination Agreement. The Directors will review any offer by RBC to amend the terms of the Combination Agreement in good faith in order to determine, in the exercise of the fiduciary duties of the Directors, whether RBC’s offer upon acceptance by RBTT would result in such RBTT Superior Proposal ceasing to be an RBTT Superior Proposal. If the Directors so determine, RBTT will promptly enter into an amended agreement with RBC reflecting RBC’s amended proposal. If the Directors continue to believe, in good faith and after consultation with their financial advisors and outside counsel, that such RBTT Superior Proposal remains an RBTT Superior Proposal and therefore rejects RBC’s amended proposal, RBTT shall promptly notify RBC of such determination and may terminate the Combination Agreement pursuant to the provisions set forth thereunder, provided, however, that RBTT must concurrently pay to RBC the termination payment payable to RBC under the Combination Agreement and must concurrently with termination enter into a definitive agreement with respect to such RBTT Superior Proposal. RBTT has also acknowledged and agreed that each successive modification of any RBTT Acquisition Proposal will constitute a new RBTT Acquisition Proposal for purposes of the non-solicitation provisions of the Combination Agreement and the requirements under the Matching Period provisions of the Combination Agreement to initiate an additional ten (10) Business Days’ Matching Period.

If the expiry of the Matching Period falls on a date which is less than ten (10) Business Days prior to the RBTT Meeting, RBTT has agreed to, at the request of RBC, adjourn or postpone the RBTT Meeting to a date which is not more than ten (10) Business Days following such expiry date.

None of the Matching Period provisions of the Combination Agreement in any way limit the obligation of RBTT to convene and hold the RBTT Meeting unless the Combination Agreement is terminated in accordance with the termination provisions of the Combination Agreement.

13.7	Filings, Consents and Approvals

The Parties have agreed to use commercially reasonable efforts to co-operate in the preparation, seeking and obtaining of all circulars, filings, consents, Regulatory Approvals and other approvals and other matters in connection with the Combination Agreement, the Ancillary Agreements and the Amalgamation, necessary to discharge their respective obligations under Barbados, Trinidad and Tobago and other applicable federal, provincial, territorial or state Laws in connection with the Amalgamation and the other transactions contemplated by the Combination Agreement and the Ancillary Agreements.

RBTT has also agreed to: (a) defend, in consultation with RBC, all lawsuits or other legal, regulatory or other proceedings challenging or affecting the Combination Agreement or the consummation of the transactions contemplated by the Combination Agreement; and (b) use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated by the Combination Agreement.

Notwithstanding any other provision of the Combination Agreement, RBC will not be required to seek any Regulatory Approval or make any filing, notice, registration, application, or statement to any Governmental Entity relating to the issuance of the RBC Common Shares (other than in connection with the listing of the RBC Common Shares on the RBC Exchanges) if the terms and conditions of such Regulatory Approval, filing, notice, registration, application or statement is not satisfactory to RBC, in its sole discretion.

13.8	Mutual Conditions Precedent

The respective obligations of the Parties to complete the transactions contemplated by the Combination Agreement are subject to the satisfaction, on or before the Closing Date of the following conditions precedent, each of which may only be waived by the mutual consent of each of the Parties:

•	the Required RBTT Vote shall have been obtained;

•	the Certificate of Amalgamation shall have been issued by the Registrar;

•	the Regulatory Approvals (other than the Canadian Bank Approvals) shall have been obtained or satisfied on terms and conditions satisfactory to the Parties, acting reasonably;

•	the Canadian Bank Approvals shall have been obtained;

•	there shall not be in force any Law prohibiting or enjoining the consummation of the transactions contemplated by the Combination Agreement and there shall be no proceeding in progress instituted by a Governmental Entity that relates to or results from the transactions contemplated by the Combination Agreement that would, if successful, result in an order or ruling of a Governmental Entity that would preclude completion of the transactions contemplated by the Combination Agreement in accordance with its terms;

•	the Closing Date shall have occurred by the Outside Date; and

•	the RBC Common Shares issuable pursuant to the Redemption (i) shall be duly authorized for issuance, including with any applicable securities commission or other Governmental Entity and all consents, approvals and notices required in connection therewith shall have been obtained or made, (ii) shall be subject to no resale restrictions (other than those restrictions provided for in section 2.6 of National Instrument 45-102), and (iii) shall have been approved for listing on the RBC Exchanges, subject to notice of issuance.

13.9	Additional Conditions Precedent to the Obligations of RBTT

The obligations of RBTT to complete the transactions contemplated by the Combination Agreement shall also be subject to the fulfilment of each of the following additional conditions precedent (each of which is for RBTT’s exclusive benefit and may be waived by RBTT):

•	the representations and warranties of RBC contained in the Combination Agreement (without giving effect to any materiality (including the word “material” or “RBC Material Adverse Effect”) qualification) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not reasonably be expected to have, individually or in the aggregate, an RBC Material Adverse Effect;

•	RBC shall have in all material respects fulfilled or complied with all covenants contained in the Combination Agreement and in every Ancillary Agreement to be fulfilled or complied with it at or prior to the Closing;

•	since October 1, 2007, there shall not have been or occurred an RBC Material Adverse Effect nor shall have any event occurred or circumstance arisen which, individually or in the aggregate, may give rise to an RBC Material Adverse Effect; and

•	RBC shall have delivered to RBTT counterparts of each Ancillary Agreement to which it is to be a party, duly executed by RBC, and each other certificate or instrument required by the Combination Agreement or any Ancillary Agreement to be delivered by RBC on or prior to Closing, duly executed by RBC. All such Ancillary Agreements, certificates and instruments shall be in form and substance reasonably satisfactory to RBTT.

13.10	Additional Conditions Precedent to the Obligations of RBC

The obligations of RBC to complete the transactions contemplated by the Combination Agreement shall also be subject to the fulfilment of each of the following additional conditions precedent (each of which is for the exclusive benefit of RBC and may be waived by RBC):

•	the representations and warranties of RBTT relating to corporate matters, corporate authorization, execution and binding obligation, authorized and issued capital, subsidiaries, and brokers and finders shall be true and correct in all material respects as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date);

•	the other representations and warranties of RBTT contained in the Combination Agreement (without giving effect to any materiality (including the word “material” or “RBTT Material Adverse Effect”) qualification) shall be true and correct, in each case as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not reasonably be expected to have, individually or in the aggregate, an RBTT Material Adverse Effect;

•	RBTT shall have in all material respects fulfilled or complied with all covenants contained in the Combination Agreement and in any Ancillary Agreement to be fulfilled or complied with by it at or prior to Closing;

•	since October 1, 2007, there shall not have been or occurred an RBTT Material Adverse Effect nor shall have any event occurred or circumstance arisen which, individually or in the aggregate, may give rise to an RBTT Material Adverse Effect;

•	RBTT shall have delivered to RBC counterparts of each Ancillary Agreement to which RBTT is to be a party, duly executed by RBTT, and each other certificate or instrument required by the Combination Agreement or any Ancillary Agreement to be delivered by RBTT on or prior to Closing, duly executed by RBTT. All such Ancillary Agreements, certificates and instruments shall be in form and substance reasonably satisfactory to RBC;

•	RBTT Shareholders shall not have exercised dissent or similar rights in connection with the transactions contemplated by the Combination Agreement, other than RBTT Shareholders holding no more than 5% of the outstanding RBTT Ordinary Shares;

•	the terms and conditions upon which the Canadian Bank Approvals shall have been obtained shall be satisfactory to RBC;

•	all Regulatory Approvals relating to the issuance of the RBC Common Shares shall have been obtained on terms and conditions satisfactory to RBC, in its sole discretion;

•	RBC shall be satisfied in its sole discretion that no stamp duty or other similar Taxes shall be payable in connection with the consummation of the transactions contemplated by the Combination Agreement (other than Taxes not exceeding U.S.$200,000 in the aggregate);

•	within 45 days after the entering into of the Combination Agreement, RBC or an RBC Subsidiary shall have entered into employment contracts, conditional on Closing, with the Chief Executive Officer of RBTT and at least four other executive officers of RBTT, in each case on terms and conditions satisfactory to RBC; and

•	the Third Party Consents shall have been obtained.

13.11	Termination of the Combination Agreement

By RBTT for Breach of Representations, Warranties or Covenants by RBC

Subject to certain notice and cure provisions of the Combination Agreement, the Combination Agreement may be terminated by RBTT if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of RBC set forth in the Combination Agreement, which breach or failure to perform would cause:

•	the representations and warranties of RBC contained in the Combination Agreement (without giving effect to any materiality (including the word “material” or “RBC Material Adverse Effect”) qualification) to not be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not reasonably be expected to have, individually or in the aggregate, an RBC Material Adverse Effect; or

•	RBC to not in all material respects have fulfilled or complied with all covenants contained in the Combination Agreement and in every Ancillary Agreement to be fulfilled or complied with by it at or prior to the Closing.

By RBC for Breach of Representations, Warranties or Covenants by RBTT

Subject to certain notice and cure provisions of the Combination Agreement, the Combination Agreement may be terminated by RBC if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of RBTT set forth in the Combination Agreement, which breach or failure to perform would cause:

•	the representations and warranties of RBTT relating to corporate matters, corporate authorization, execution and binding obligation, authorized and issued capital, subsidiaries, and brokers and finders to not be true and correct in all material respects as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date);

•	the other representations and warranties of RBTT contained in the Combination Agreement (without giving effect to any materiality (including the word “material” or “RBTT Material Adverse Effect”) qualification) to not be true and correct, in each case as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not reasonably be expected to have, individually or in the aggregate, an RBTT Material Adverse Effect; and

•	RBTT to not in all material respects have fulfilled or complied with all covenants contained in the Combination Agreement and in any Ancillary Agreement to be fulfilled or complied with by it at or prior to Closing.

Additional Grounds for Termination

The Combination Agreement may also be terminated:

•	by the mutual agreement of the Parties (and without the necessity of further action on the part of the RBTT Shareholders if terminated after the holding of the RBTT Meeting);

•	by either of the Parties, if there shall be passed any Law that makes consummation of the transactions contemplated by the Combination Agreement illegal or otherwise prohibited or if any injunction or order enjoining the Parties from consummating the transactions contemplated by the Combination Agreement is entered and has become final and non-appealable;

•	by RBC, if the Directors or any committee of the Directors shall have (i) failed to recommend or withdrawn or modified or changed, in a manner adverse to RBC, its approval or recommendation of the Combination Agreement or the Amalgamation, or failed to publicly affirm and/or reaffirm its approval or recommendation of the Combination Agreement or the Amalgamation, or (ii) recommended an RBTT Acquisition Proposal or an

RBTT Superior Proposal, or if RBTT shall have wilfully breached its obligations under the non-solicitation provisions of the Combination Agreement in any material respect;

•	by RBC, if the Amalgamation is not submitted for the approval of RBTT Shareholders at the RBTT Meeting by the RBTT Meeting Date;

•	by RBTT, in order to enter into a definitive written agreement with respect to an RBTT Superior Proposal, subject to compliance with the non-solicitation provisions of the Combination Agreement and the payment of any termination payment required to be paid by the termination payment provisions set forth therein;

•	by RBC, if RBTT enters into an agreement (other than as permitted by the non-solicitation provisions of the Combination Agreement) which facilitates an RBTT Acquisition Proposal;

•	by RBTT or RBC if the Required RBTT Vote shall not have been obtained at the RBTT Meeting;

•	by RBTT or RBC if any of the Regulatory Approvals shall not have been obtained prior to the Closing Date, provided that the Party seeking to terminate on this basis shall have complied with the applicable provisions of the Combination Agreement relating to filings, approvals and consents, including using commercially reasonable efforts to obtain all such filings, approvals and consents; or

•	if the Closing Date does not occur on or prior to the Outside Date, then the Combination Agreement may be terminated by RBC (unless such failure is principally the result of a material default by RBC of its obligations under the Combination Agreement) or RBTT (unless such failure is principally the result of a material default by RBTT of its obligations under the Combination Agreement).

13.12	Termination Payment

RBTT has agreed to pay to RBC or as RBC may otherwise direct in writing, the U.S. Dollar Equivalent of approximately TT$343.8 million if:

•	RBTT terminates the Combination Agreement in order to enter into a definitive written agreement with respect to an RBTT Superior Proposal;

•	RBC terminates the Combination Agreement because:

•	the Directors shall have (x) failed to recommend or withdrawn or modified or changed, in a manner adverse to RBC, their approval or recommendation of the Combination Agreement or the Amalgamation, or (y) recommended an RBTT Acquisition Proposal or an RBTT Superior Proposal, or if RBTT shall have wilfully breached its obligations under the non-solicitation provisions of the Combination Agreement in any material respect;

•	the Amalgamation is not submitted for the approval of RBTT Shareholders at the RBTT Meeting by the RBTT Meeting Date; or

•	RBTT enters into an agreement (other than as permitted by the non-solicitation provisions of the Combination Agreement) which facilitates an RBTT Acquisition Proposal;

•	either RBTT or RBC, as applicable, terminates the Combination Agreement because of:

•	a breach of or failure to perform any representation, warranty, covenant or agreement on the part of RBC to the degree required by the Combination Agreement;

•	a breach of or failure to perform any representation, warranty, covenant or agreement on the part of RBTT to the degree required by the Combination Agreement;

•	a failure to obtain the Required RBTT Vote at the RBTT Meeting;

and

•	a bona fide RBTT Acquisition Proposal has been made by any Person other than RBC prior to the RBTT Meeting and is not withdrawn by the date of the RBTT Meeting (with the term “RBTT Acquisition Proposal” having, for the purposes of this clause, the definition ascribed to such term in the Glossary of Terms except that references to “20%” shall be deemed to be references to “50%”);

•	the Required RBTT Vote is not obtained at the RBTT Meeting; and

•	RBTT (A) consummates an RBTT Acquisition Proposal or (B) enters into an agreement with respect to an RBTT Acquisition Proposal with such Person or any of its Affiliates, in either case prior to the expiration of twelve (12) months following the RBTT Meeting Date (with the term “RBTT Acquisition Proposal” having, for the purposes of this clause, the definition ascribed to such term in the Glossary of Terms except that references to “20%” shall be deemed to be references to “50%”); or

•	either RBTT or RBC terminates the Combination Agreement because the Closing Date does not occur on or prior to the Outside Date in circumstances where (i) a bona fide RBTT Acquisition Proposal has been made by any Person other than RBC prior to the date of such termination, and (ii) RBTT (A) consummates an RBTT Acquisition Proposal or (B) enters into an agreement with respect to an RBTT Acquisition Proposal with such Person or any of its Affiliates, in either case prior to the expiration of twelve (12) months following such termination of the Combination Agreement (with the term “RBTT Acquisition Proposal” having, for the purposes of this clause, the definition ascribed to such term in the Glossary of Terms except that references to “20%” shall be deemed to be references to “50%”).

The quantum of the termination payment is the equivalent of 2.5% of the aggregate consideration to be received by RBTT Shareholders in connection with the Amalgamation, as determined by the product of the Per Share Consideration and the number of RBTT Ordinary Shares in issue. In the view of RBTT, a termination payment of this nature and size is consistent with a transaction of this type.

13.13	RBTT Options

Pursuant to the Combination Agreement, the RBTT Option Plan has been amended such that, subject to and conditional upon Closing: (i) all issued and outstanding RBTT Options will be deemed to have vested, immediately prior to the Effective Time; (ii) each unexercised RBTT In-The-Money Option will be deemed cancelled, immediately prior to the Effective Time, in exchange for a cash amount equal to the difference between the Per Share Consideration and its exercise price; (iii) each RBTT Out-Of-The-Money Option will be cancelled immediately prior to the Effective Time without payment of any further consideration; and (iv) no exercises of RBTT Options shall be permitted from and after the date that is five (5) Business Days prior to the Closing Date.

As at the date of the Circular, approximately 59.40% of the RBTT Options issued and outstanding were RBTT In-The-Money Options and approximately 40.60% of the RBTT Options issued and outstanding were RBTT Out-Of-The-Money Options.

PART 14 — REGULATORY MATTERS

Neither RBC nor RBTT is aware of any material approval or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained prior to the Effective Date, other than as described below and elsewhere in the Circular. Any additional filings or consents, if required, will be sought but these additional requirements may delay the Effective Date or prevent the completion of the Amalgamation. Subject to the satisfaction or waiver of all conditions to closing set forth in the Combination Agreement, it is anticipated that the Amalgamation will become effective in the second quarter of 2008.

14.1	Canadian Bank Approvals

Pursuant to the terms of the Combination Agreement, the Amalgamation requires approval by the Superintendent under the Bank Act, including approval of:

•	the acquisition by RBC of a substantial investment in, and control of, RBTT and each RBTT Subsidiary that carries on a financial services activity under section 468(6) of the Bank Act; and

•	the issuance of the RBC Common Shares (section 65(1) of the Bank Act imposes a requirement to obtain consent from the Superintendent prior to the issuance for non-cash consideration of any shares of a bank governed by the Bank Act, and therefore RBC must obtain the consent of the Superintendent in respect of the issuance of RBC Common Shares pursuant to the Amalgamation).

14.2	Regulatory Approvals

Pursuant to the terms of the Combination Agreement, the following Regulatory Approvals shall have been obtained or satisfied on terms and conditions satisfactory to the Parties, acting reasonably, prior to the Effective Date:

•	approvals of, and filings with, the RBC Exchanges;

•	approvals and filings by RBC under applicable securities Laws, including in connection with the issuance of the RBC Common Shares;

•	approvals and licences under the Foreign Investment Act (Trinidad and Tobago);

•	approvals of the Central Bank and Minister of Finance under the Financial Institutions Act (Trinidad and Tobago);

•	approval of the Minister of Finance under the Banking Act (Jamaica);

•	approval of the Minister of Finance under the Financial Institutions (Amendment) Act 2006 (Barbados);

•	approval, if any, of the Fair Trading Commission under the Fair Competition Act (Barbados);

•	approval of the Central Bank of the Netherlands Antilles under the National Ordinance on the Supervision of Banking and Credit Institutions 1994 (Netherlands Antilles);

•	approval of the Central Bank of Aruba under the State Ordinance on the Supervision of the Credit System of Aruba;

•	approval of the Eastern Caribbean Central Bank under Banking Act No. 19 of 2005 (Grenada);

•	approval of the Minister of Finance acting on the recommendation of the Eastern Caribbean Central Bank under the Banking Act, 2005 (Antigua);

•	approval of the Eastern Caribbean Central Bank under the Banking Act, 2005 (Nevis);

•	approvals of, if any, and filings with the TTSEC, FSC and BSC; and

•	approvals of, if any, and filings with the TTSE, JSE and BSE.

PART 15 — OTHER MATTERS IN CONNECTION WITH THE AMALGAMATION

15.1	Stated Capital

The stated capital attributable to the ordinary shares of the Corporation issuable upon the cancellation of the ordinary shares of RBC Holdings (Trinidad & Tobago) will be equal to the aggregate stated capital attributable to such ordinary shares of RBC Holdings (Trinidad & Tobago).

The stated capital attributable to the Redeemable Preferred Shares of the Corporation issuable upon the cancellation of the RBTT Ordinary Shares shall be equal to the aggregate stated capital attributable to such RBTT Ordinary Shares.

15.2	Articles of Amalgamation

Subject to the terms and conditions of the Combination Agreement (including the obtaining of all required regulatory and other approvals and the satisfaction or waiver of all other conditions to completion of the Amalgamation) and in accordance with the Companies Act and the regulations thereunder, the Amalgamation will be implemented by the filing of Articles of Amalgamation and the issuance of the Certificate of Amalgamation on the Effective Date, with such other matters as are necessary to effect the Amalgamation, including any and all documents required by the Companies Act and the regulations thereunder.

Upon issuance of the Certificate of Amalgamation, the Articles of Amalgamation will be the articles of incorporation of the Corporation.

15.3	Effect of Amalgamation

From and after the Effective Time:

•	the property of each of the Amalgamating Corporations will become the property of the Corporation;

•	the Corporation will become liable for the obligations of each Amalgamating Corporation;

•	any existing cause of action, claim or liability to prosecution against an Amalgamating Corporation will remain unaffected;

•	any civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may be continued by or against the Corporation; and

•	any conviction against, or ruling, order or judgment in favour of or against, an Amalgamating Corporation may be enforced by or against the Corporation.

15.4	Stock Exchange Listings

RBTT Ordinary Shares

The RBTT Ordinary Shares will be delisted from the RBTT Exchanges after the Effective Time.

RBC Common Shares

The RBC Common Shares are traded on the RBC Exchanges under the symbol “RY”. RBC has agreed to apply to the RBC Exchanges to list the RBC Common Shares to be issued following the completion of the Amalgamation and, pursuant to the Combination Agreement, it is a condition to completion of the Amalgamation that the RBC Common Shares to be issued following the completion of the Amalgamation are approved for listing on the RBC Exchanges.

Depository Receipt Structure

RBC has committed to the creation of a depository receipt structure in which units denominated in TT$ and issued under a deposit agreement representing RBC Common Shares, will be listed on the TTSE, and subject to the factors set forth in section 6.2 above.

15.5	Ongoing Reporting Obligations

After the completion of the Redemption, the Corporation will be an indirect wholly-owned subsidiary of RBC. Accordingly, RBTT will make all applicable filings with the securities regulatory authorities in Trinidad and Tobago, Barbados and Jamaica, where it is currently a reporting issuer (or equivalent), to, among other things, cease to be a reporting issuer (or equivalent) as of the Effective Date, so as to no longer be subject to statutory financial, reporting and/or other requirements under the securities legislation of these jurisdictions.

15.6	Resale of RBC Common Shares Received Following the Completion of the Amalgamation

Canada

Pursuant to section 2.11 of National Instrument 45-106 (Prospectus and Registration Exemptions) the distribution of RBC Common Shares to be issued following the completion of the Amalgamation will be exempt from the prospectus and registration requirements of applicable Canadian securities laws.

Pursuant to section 2.6 of Multilateral Instrument 45-102 (Resale of Securities), there will be no restrictions on the first trade of RBC Common Shares issued following the completion of the Amalgamation so long as RBC continues to be a reporting issuer in any Canadian jurisdiction provided (i) such first trade is not a trade by a “control person”, (ii) no unusual effort is made to prepare the market or to create a demand therefor, (iii) no extraordinary commission or consideration is paid to a person or company in respect thereto, and (iv) if the selling securityholder is an insider or officer of RBC, the selling securityholder has no reasonable grounds to believe that RBC is in default of securities legislation.

Holders of RBC Common Shares should refer to applicable provisions of the securities legislation of their respective jurisdiction or consult with their legal advisers with respect to the resale of RBC Common Shares received following the completion of the Amalgamation. Pursuant to the Combination Agreement, the completion of the Amalgamation is conditional on, among other things, the RBC Common Shares to be issued following the completion of the Amalgamation being (i) duly authorized by all corporate action necessary to approve the issuance thereof, including with any applicable securities commission, and (ii) subject to no resale restrictions, other than as described above.

Holders of RBC Common Shares should note, however, that approval or exemption by any Canadian provincial or federal securities regulatory authority does not independently constitute a registration or exemption in the U.S. under the 1933 Act.

United States

The RBC Common Shares to be issued following the completion of the Amalgamation have not been and will not be registered under the 1933 Act and are being issued in reliance on the exemption from registration in Rule 802 under the 1933 Act. Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved the issuance of the securities, or determined if this document is accurate or complete. The offer is not being made directly or indirectly in any jurisdiction where prohibited by applicable law.

The RBC Common Shares to be issued in connection with the Amalgamation may be sold without registration under the 1933 Act unless the holder thereof is an “affiliate” of RBC, as such term is defined in the rules and regulations under the 1933 Act.

PART 16 —	MARKET PRICES OF AND DIVIDENDS ON RBTT ORDINARY SHARES AND RBC COMMON SHARES

16.1	Ordinary/Common Share Prices

RBTT Ordinary Shares are traded on the TTSE in Trinidad and Tobago, the BSE in Barbados and the JSE in Jamaica. RBC Common Shares are traded on the TSX in Canada, the NYSE in the U.S. and the Swiss Exchange in Switzerland. The following table sets forth, for the calendar periods indicated, the high and low closing prices of the RBTT Ordinary Shares as reported on the TTSE, expressed in Trinidad and Tobago dollars, and RBC Common Shares as reported on the TSX and NYSE, expressed in Canadian dollars and U.S. dollars, respectively. Prices for RBTT Ordinary Shares on the BSE and the JSE generally mirror the TTSE prices and therefore such prices are not included in the table. All prices for RBC Common Shares have been adjusted to reflect a stock dividend of one RBC Common Share on each issued and outstanding RBC Common Share, the effect of which is the same as a two-for-one share split effected on April 6, 2006.

	RBTT		RBC
	Ordinary Shares		Common Shares
Period	TTSE		TSX		NYSE
Calendar Year	High	Low	High	Low	High	Low
	(TT$)		(CDN$)		(U.S.$)

2005
First Quarter	$40.00	$39.00	$37.44	$31.15	$30.70	$25.32
Second Quarter	$45.53	$36.37	$38.50	$36.55	$31.15	$29.30
Third Quarter	$41.00	$37.26	$43.06	$37.55	$36.67	$30.38
Fourth Quarter	$40.50	$37.50	$45.45	$40.88	$38.99	$34.70

2006
First Quarter	$40.50	$31.30	$51.00	$44.45	$43.73	$38.68
Second Quarter	$33.25	$28.01	$49.37	$43.88	$43.07	$39.06
Third Quarter	$32.00	$28.00	$50.70	$45.50	$45.67	$40.65
Fourth Quarter	$37.50	$24.00	$55.50	$48.34	$48.08	$42.45

2007
First Quarter	$37.50	$28.01	$58.64	$53.50	$50.53	$45.50
Second Quarter	$34.00	$29.01	$60.62	$55.30	$55.85	$49.96
Third Quarter	$34.01	$29.99	$58.14	$51.89	$55.56	$48.18
Fourth Quarter	$36.50	$33.05	$56.53	$48.91	$59.16	$49.58

On September 28, 2007, the last full trading day on the TTSE prior to the public announcement of the Amalgamation, the closing sale price per RBTT Ordinary Share as reported on the TTSE was TT$34.01 and the closing sale price per RBC Common Share, as reported on the TSX and NYSE, was CDN$55.05 and U.S.$55.52, respectively. On October 1, 2007, the last full trading day on the TSX and NYSE prior to the public announcement of the Amalgamation, the closing sale price per RBC Common Share, as reported on the TSX and NYSE, was CDN$55.93 and U.S.$56.39, respectively. On

February 6, 2008, the last full trading day of the RBTT Ordinary Shares prior to the date of the Circular, the closing sale price per RBTT Ordinary Share as reported on the TTSE was TT$34.86, and the closing sale price per RBC Common Share as reported on the TSX and NYSE was CDN$50.12 and U.S.$49.75, respectively. The closing sale price per RBC Common Share on February 7, 2008, which was the last full trading day of the RBC Common Shares before the date of the Circular, was CDN$51.29 and U.S.$50.71, as reported on the TSX and NYSE, respectively. Because the market price of RBC Common Shares is subject to fluctuation due to numerous market forces, the market value of the RBC Common Shares that holders of RBTT Ordinary Shares will receive following the completion of the Amalgamation may, in certain circumstances, increase or decrease prior to the Effective Time. Historical market prices are not indicative of future market prices.

16.2	Dividends Paid

The following table sets forth, for the calendar periods indicated, dividends paid per share on RBC Common Shares, expressed in Canadian dollars, and RBTT Ordinary Shares, expressed in Trinidad and Tobago dollars. All prices for RBC Common Shares have been adjusted to reflect a stock dividend of one RBC Common Share on each issued and outstanding RBC Common Share, the effect of which is the same as a two-for-one share split effected on April 6, 2006.

Period	RBTT	RBC
(Calendar year)	Ordinary Shares	Common Shares
	(TT$)	(CDN$)

2005
First Quarter	—	$0.27500
Second Quarter	$0.77000	$0.27500
Third Quarter	—	$0.30500
Fourth Quarter	$0.55000	$0.32000
2006
First Quarter	—	$0.32000
Second Quarter	$0.65000	$0.36000
Third Quarter	—	$0.36000
Fourth Quarter	$0.60000	$0.40000
2007
First Quarter	—	$0.40000
Second Quarter	$0.65000	$0.46000
Third Quarter	—	$0.46000
Fourth Quarter	$0.60000	$0.50000

Dividend amounts were paid in the quarter indicated.

16.3	Dividend Policy

RBC

RBC has had an uninterrupted history of paying dividends on the RBC Common Shares and on each of its outstanding series of First Preferred Shares. The declaration amount and payment of future dividends will be subject to the discretion of the RBC Board of Directors, and will be dependent upon RBC’s results of operations, financial condition, cash requirements, future prospectus regulatory restrictions on the payment of dividends and other factors deemed relevant by the RBC Board of Directors. RBC’s 2007 dividend payout ratio objective (RBC Common Share dividends as a percentage of net income less preferred share dividends) was in the range of 40-50%. In 2007, RBC’s payout ratio of 43% met its dividend payout ratio objective. For 2008, RBC’s dividend payout ratio objective remains unchanged. In the first quarter 2008, RBC announced a dividend of CDN$0.50 per RBC Common Share to be paid on February 22, 2008 (CDN$2.00 per RBC Common Share annualized), an increase from the first quarter 2007 quarterly dividend of CDN$0.40 per RBC Common Share (CDN$1.60 annualized).

RBTT

The Directors may from time to time declare dividends and have historically declared dividends since commencing operations in 1972. The Directors have adopted a policy of dividend payments being in the range of 40 to 50% of RBTT after-tax profits. In the fourth quarter of 2007, RBTT paid a dividend of TT$0.60 per RBTT Ordinary Share (TT$1.20 per RBTT Ordinary Share annualized) which was on par with the dividend paid in the fourth quarter of 2006.

PART 17 — CURRENCY EXCHANGE RATES

17.1	Trinidad And Tobago/Canada Exchange Rates

The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in Trinidad and Tobago dollars, the average of such high and low exchange rates during such period, and the exchange rate at the end of the period, in each case, based upon the average of the Central Bank of Trinidad and Tobago daily volume weighted average buying and selling rates, based on information received from commercial banks operating in Trinidad and Tobago.

	Year Ended December 31
	2005	2006	2007

High	5.5274	5.7548	6.9119
Low	4.9249	5.3023	5.2817
Average	5.2261	5.5285	6.0968
Period End	5.3785	5.4404	6.4690

On February 7, 2008, the exchange rate for one Canadian dollar expressed in Trinidad and Tobago dollars was 6.2429, based upon the average of the Central Bank of Trinidad and Tobago volume weighted average buying and selling rates on that day.

17.2	Trinidad And Tobago/U.S. Exchange Rates

The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Trinidad and Tobago dollars, the average of such high and low exchange rates during such period, and the exchange rate at the end of the period, in each case, based upon the average of the Central Bank of Trinidad and Tobago daily volume weighted average buying and selling rates, based on information received from commercial banks operating in Trinidad and Tobago.

	Year Ended December 31
	2005	2006	2007

High	6.3088	6.3366	6.3411
Low	6.2251	6.2249	6.2383
Average	6.2669	6.2807	6.2897
Period End	6.2985	6.2945	6.3113

On February 7, 2008, the exchange rate for one U.S. dollar expressed in Trinidad and Tobago dollars was 6.2775, based upon the average of the Central Bank of Trinidad and Tobago volume weighted average buying and selling rates on that day.

PART 18 — SELECTED FINANCIAL INFORMATION

18.1	RBC

Set forth below is selected consolidated historical financial data of RBC as at and for the years ended October 31, 2003 through 2007. The selected financial data for each of the years presented has been derived from the RBC’s audited consolidated financial statements which are prepared in accordance with Canadian generally accepted accounting principles and presented in Canadian dollars. This selected historical consolidated financial data should be read in conjunction with RBC’s audited financial statements for the year ended October 31, 2007 which are included in Appendix “G”. RBC’s unaudited financial statements for the three-month period ended January 31, 2008 will be filed in accordance with Canadian securities law requirements on or about February 29, 2008 and will be available on RBC’s website (“www.rbc.com”).

	Year Ended October 31,
	2007	2006	2005	2004	2003
	(CDN$)
	(Amount in millions, except per share data)

Balance Sheet Data
Total assets	$600,346	$536,780	$469,521	$426,222	$399,847
Total loans, net of allowance for loan losses	237,936	208,530	190,416	170,916	160,394
Total securities	178,255	184,869	160,495	128,946	128,931
Deposits	365,205	343,523	306,860	270,959	259,145
Total liabilities	575,907	514,657	449,674	408,318	381,772
Shareholders’ equity	24,439	22,123	19,847	17,904	18,075
Income Statement Data
Total revenue	$22,462	$20,637	$19,184	$17,802	$16,988
Provision for credit losses	791	429	455	346	721
Insurance policyholder benefits, claims and acquisition expense	2,173	2,509	2,625	2,124	1,696
Non-interest expense	12,473	11,495	11,357	10,833	10,165
Business realignment charges	—	—	45	177	—
Income taxes	1,392	1,403	1,278	1,287	1,439
Non-controlling interest in net income of subsidiaries	141	44	(13)	12	12
Net income from continuing operations	5,492	4,757	3,437	3,023	2,955
Net income (loss) from discontinued operations(1)	—	(29)	(50)	(220)	13
Net income	5,492	4,728	3,387	2,803	2,968
Selected Information
Diluted earnings per share	$4.19	$3.59	$2.57	$2.11	$2.20
Dividend declared per share	$1.82	$1.44	$1.18	$1.01	$0.86

(1)	In September 2005, RBC completed the sale of RBC Mortgage Company and by the end of fiscal 2006, had disposed of substantially all of its remaining assets and obligations. For periods prior to 2007, the results of RBC Mortgage Company are presented separately as discontinued operations.

18.2	RBTT

Set forth below is a summary of certain consolidated financial information with respect to RBTT and its subsidiaries as of the dates and for the periods indicated. The selected financial data of RBTT and its subsidiaries as of and for the fiscal years ended March 31, 2007, 2006, 2005, 2004 and 2003 have been derived from audited financial statements of the respective years. The selected financial data as of and for the nine months ended December 31, 2007 and 2006 have been derived from the unaudited interim financial statements for the periods ended December 31, 2007 and 2006 respectively. RBTT audited annual financial statements and RBTT unaudited interim financial statements from which this selected financial information is derived were prepared in accordance with IFRS. This selected historical financial data should be read in conjunction with RBTT’s audited annual financial statements for the year ended March 31, 2007.

Appendix “F” to the Circular contains the RBTT unaudited interim financial statements as of and for the nine months ended December 31, 2007 and December 31, 2006. RBTT’s audited annual financial statements for the year ended March 31, 2007 form part of the RBTT Annual Report 2007 and were distributed to RBTT Shareholders. Copies are available on RBTT’s website (“www.rbtt.com”) or through the office of the Corporate Secretary of RBTT.

RBTT has not provided any pro forma financial statements in the Circular, since it is of the view that such financial statements provide no benefit to RBTT Shareholders in their consideration of the RBTT Amalgamation Resolution.

	Nine Months Ended
	December 31,		Year End March 31,
	2007	2006	2007	2006	2005	2004	2003
	UNAUDITED
	(TT$)
	(Amount in millions, except per share data)

Balance Sheet Data
Total assets	50,878	46,097	47,087	40,731	37,341	33,404	29,331
Loans and advances net of allowance for loan losses	24,287	22,042	22,171	19,480	17,024	13,433	11,008
Investment securities	13,733	13,314	14,199	13,280	12,620	10,142	9,736
Customers’ deposits	30,907	28,327	28,665	24,089	20,648	18,136	15,891
Total liabilities	46,032	41,641	42,554	36,666	33,022	30,250	26,726
Shareholders’ equity	4,802	4,420	4,494	4,030	4,267	3,107	2,566

Income Statement Data
Net income	2,361	2,213	3,057	3,036	2,778	2,519	2,036
Provision for credit losses	(7)	(20)	(30)	(157)	(62)	(167)	(159)
Non-interest expense	(1,455)	(1,341)	(1,842)	(1,760)	(1,674)	(1,422)	(1,214)
Operating profit	899	852	1,185	1,119	1,042	930	663
Share of profits of associate and joint venture	9	11	17	18	67	44	29
Profit before tax	908	863	1,202	1,137	1,109	974	692
Taxation	(230)	(182)	(251)	(234)	(185)	(162)	(107)
Minority interest	(7)	(1)	(3)	7	(9)	(9)	(9)
Profit attributable to shareholders	671	680	948	910	915	803	576

Selected Information
Diluted earnings per share	$1.95	$1.98	$2.76	$2.65	$2.66	$2.35	$1.69
Dividend per share	$0.60	$0.60	$1.25	$1.20	$1.18	$1.00	$0.70

PART 19 — RBC SHARE CAPITAL

The following summary of certain provisions of RBC’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by the RBC By-laws and material provisions of the Bank Act (which is RBC’s charter), as they relate to RBC’s capital stock.

19.1	General

The authorized capital of RBC consists of an unlimited number of RBC Common Shares without nominal or par value, and an unlimited number of First Preferred Shares and Second Preferred Shares, without nominal or par value, issuable in series. The aggregate consideration for which all the First Preferred Shares and all the Second Preferred Shares may be issued may not exceed CDN$20 billion and CDN$5 billion, respectively.

As at January 31, 2008, there were outstanding the following shares of RBC capital stock: (i) 1,276,430,911 RBC Common Shares; (ii) 12,000,000 Non-Cumulative Redeemable First Preferred Shares Series N; (iii) 12,000,000 Non-Cumulative Redeemable First Preferred Shares Series W; (iv) 12,000,000 Non-Cumulative Redeemable First Preferred Shares Series AA; (v) 12,000,000 Non-Cumulative Redeemable First Preferred Shares Series AB; (vi) 8,000,000 Non-Cumulative Redeemable First Preferred Shares Series AC; (vii) 10,000,000 Non-Cumulative Redeemable First Preferred Shares Series AD; (viii) 10,000,000 Non-Cumulative Redeemable First Preferred Shares Series AE; (ix) 8,000,000 Non-Cumulative Redeemable First Preferred Shares Series AF; and (x) 10,000,000 Non-Cumulative Redeemable First Preferred Shares Series AG. No Second Preferred Shares were issued and outstanding.

19.2	RBC Common Shares

Voting.  In accordance with the Bank Act, holders of RBC Common Shares are entitled to one vote per share on all matters to be voted on by holders of RBC Common Shares, except at meetings at which only holders of a specified class of shares are entitled to vote.

Size of Board of Directors.  The Bank Act requires that the number of directors on the RBC Board of Directors be at least seven. The RBC By-laws provide that the maximum number of directors on the RBC Board of Directors is 26. Currently, the RBC Board of Directors consists of a single class of 16 directors who are elected annually. The Bank Act also requires that at least two-thirds of the directors on the RBC Board of Directors must be, at the time of each director’s election, resident Canadians.

Liquidation Rights.  Upon the liquidation, dissolution or winding up of RBC, whether voluntary or involuntary, the holders of RBC Common Shares are entitled to receive rateably the net assets of RBC available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding First Preferred Shares and Second Preferred Shares.

Pre-emptive, Subscription, Redemption and Conversion Rights.  Holders of RBC Common Shares, as such, have no pre-emptive, subscription, redemption or conversion rights.

Dividends.  The holders of RBC Common Shares are entitled to receive dividends as and when declared by the RBC Board of Directors, subject to the preference of holders of the First Preferred Shares and Second Preferred Shares. RBC dividends have historically been declared on a quarterly basis in Canadian dollars. The declaration amount and payment of future dividends will be subject to the discretion of the RBC Board of Directors, and will be dependent upon the results of operations, financial condition, cash requirements and future prospects of, and regulatory restrictions on the payment of dividends by, RBC and other factors deemed relevant by the RBC Board of Directors. Under the Bank Act, RBC is prohibited from declaring dividends on its preferred or common shares if there are reasonable grounds for believing that RBC is, or the payment would cause RBC to be, in contravention of the capital adequacy and liquidity regulations of the Bank Act or any capital or liquidity directions of the Superintendent. In addition, the Superintendent administers a restriction under the Bank Act on RBC’s ability to pay dividends on common and preferred shares based on an assessment of the ongoing maintenance by RBC of satisfactory regulatory capital and liquidity. The Bank Act provides that dividends on outstanding shares may be declared by the RBC directors and may be paid in money or property.

RBC is also restricted from paying dividends on its preferred or common shares in the event that either of its subsidiaries that have issued capital trust securities fails to pay semi-annual distributions in full to holders of their capital trust securities. In addition, the ability to pay dividends on RBC’s common shares without the approval of the holders of the outstanding preferred shares is restricted unless all dividends on the preferred shares have been declared and paid or set apart for payment. Currently, these limitations do not restrict the payment of dividends on preferred or common shares.

19.3	Limitations Affecting Holders of RBC Common Shares

RBC cannot redeem any of the RBC Common Shares. Under the Bank Act, RBC cannot purchase any of the RBC Common Shares for the purposes of cancellation without the prior consent of the Superintendent. In addition, the Bank Act prohibits payment for the purpose of purchasing any shares or the payment of a dividend if there are reasonable grounds for believing that RBC is, or the payment would cause RBC to be, in contravention of certain capital and liquidity requirements of the Bank Act.

The Bank Act contains certain restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of RBC. Under these provisions, no person is permitted to acquire any shares of RBC if the acquisition would cause the person to have a “significant interest” in any class of shares of RBC unless the prior approval of the Minister of Finance is obtained. In addition, RBC is not permitted to record any transfer or issue of any shares of RBC if the transfer or issue would cause the person to have a significant interest in RBC or increase the person’s significant interest in RBC, unless the prior approval of the Minister of Finance is obtained. No person who has a significant interest in RBC may exercise any voting rights attached to RBC Common Shares held by that person, unless the prior approval of the Minister of Finance is obtained. For these purposes, a person has a significant interest in a class of shares of RBC where the aggregate of any shares of that class beneficially owned by that person and any shares of that class beneficially owned by entities controlled by that person exceeds 10% of all of the outstanding shares of that class of shares of RBC. If a person contravenes any of these restrictions, the Minister of Finance may, by order, direct that person to dispose any portion of those shares.

In addition, under the Bank Act, the Minister of Finance may only approve the acquisition of up to 30% of the shares of any class of non-voting shares and up to 20% of the shares of any class of voting shares and provided, in each case, that the person acquiring those shares does not have direct or indirect influence over RBC that, if exercised, would result in that person having control in fact of RBC. For these purposes, the shares beneficially owned by that person and any entity controlled by that person with respect to RBC Common Shares are aggregated. In addition, the Bank Act prohibits RBC from recording a transfer or issuing shares of any class to Her Majesty in right of Canada or of a province, an agent of Her Majesty or an entity controlled by Her Majesty, a foreign government, an agent of a foreign government or an entity that is controlled by a foreign government.

The government of Canada has placed a temporary moratorium on mergers among Canada’s largest financial institutions, including RBC and its peers. The government has stated that it will lift this moratorium once it has had the opportunity to complete a policy review of its merger review guidelines. No precise timetable for the completion of this review has been announced.

The restrictions contained in the Bank Act and the Canadian government’s policies may deter, delay or prevent a future acquisition of a “significant interest” in RBC and will prevent the acquisition of control of RBC, including transactions that could be perceived as advantageous to RBC’s shareholders.

19.4	RBC Preferred Shares

First Preferred Shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the RBC Board of Directors may determine, subject to the Bank Act and to the RBC By-laws. Currently, Non-Cumulative First Preferred Shares Series N, W, AA, AB, AC, AD, AE, AF and AG are outstanding. The Non-Cumulative First Preferred Shares Series N and Series W are, subject to the consent of the Superintendent and the requirements of the Bank Act, redeemable or exchangeable by RBC into RBC Common Shares. In addition, on and after August 24, 2008, Non-Cumulative First Preferred Shares Series N will be convertible by the holders into RBC Common Shares. The First Preferred Shares are entitled to preference over the Second Preferred Shares and RBC Common Shares and over any other shares ranking junior to the First Preferred Shares with respect to the payment of dividends and in the distribution of property in the event of RBC’s liquidation, dissolution or winding-up.

Second Preferred Shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the RBC Board of Directors may determine, subject to the Bank Act and to the RBC By-laws. There are no Second Preferred Shares currently outstanding. Second Preferred Shares would rank junior to the First Preferred Shares. Second Preferred Shares would be entitled to preference over the RBC Common Shares and over any other shares ranking junior to the Second Preferred Shares with respect to the payment of dividends and in the distribution of property in the event of RBC’s liquidation, dissolution or winding-up.

Holders of the First and Second Preferred Shares are not entitled to any voting rights as a class except as provided under the Bank Act or the RBC By-laws. Under the Bank Act, RBC may not create any other class of shares ranking equal with or superior to a particular class of preferred shares, increase the authorized number of, or amend the rights, privileges, restrictions or conditions attaching to such class of preferred shares, without the approval of the holders of that class of preferred shares.

Any approval to be given by the holders of the First and Second Preferred Shares may be given in writing by the holders of not less than all of the outstanding preferred shares of each class or by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of each class of preferred shares at which a quorum is represented. A quorum at any meeting of holders of each class of preferred shares is 51% of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.

19.5	Amendments to the Rights, Privileges, Restrictions and Conditions of RBC’s Share Capital

Under the Bank Act, the rights of holders of RBC’s shares can be changed by the RBC Board of Directors by making, amending or repealing the RBC By-laws. The RBC Board of Directors must submit such a by-law, or amendment to or repeal of a by-law, to the shareholders of RBC in accordance with the procedures of the Bank Act and the RBC By-laws, and the shareholders must approve the by-law, amendment to or repeal of the by-law by special resolution to be effective. Under the Bank Act, a special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by or on behalf of the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution. In some circumstances, the Bank Act mandates that holders of shares of a class or a series are entitled to vote separately as a class or series on a proposal to amend the RBC By-laws.

19.6	Transfer Agent and Registrar

RBC’s transfer agent and registrar in Canada is the Computershare Trust Company of Canada at 1500 University Street, Suite 700, Montreal, Quebec, Canada H3A 3S8. Computershare Trust Company, N.A. is RBC’s co-transfer agent in the U.S. at 350 Indiana Street, Suite 800, Golden, Colorado, U.S.A. 80401, and Computershare Services plc is RBC’s co-transfer agent in the United Kingdom at P.O. Box No. 82, the Pavilions, Bridgwater Road, Bristol, England BS99 7NH.

PART 20 — RBTT SHARE CAPITAL

The following summary of certain provisions of RBTT’s share capital does not purport to be complete and is subject to, and qualified in its entirety by the RBTT Articles, RBTT By-laws and by the provisions of applicable law, including the Companies Act.

20.1	General

The authorized capital of RBTT consists of an unlimited number of RBTT Ordinary Shares without nominal or par value, and an unlimited number RBTT Preferred Shares, each of which is issuable in series and are without nominal or par value. As at the date of the Circular, RBTT had 344,065,265 RBTT Ordinary Shares issued and outstanding and no RBTT Preferred Shares were issued and outstanding.

20.2	RBTT Ordinary Shares

Voting.  Any questions submitted to a meeting of RBTT Shareholders shall be decided in the first instance by a show of hands, and where a ballot is demanded in accordance with the By-Laws of the Company, the holders of RBTT Shareholders are entitled to one vote for each ordinary share on all matters to be voted on by the shareholders.

Liquidation Rights.  The RBTT Ordinary Shares rank junior to the rights of the holders of all outstanding RBTT Preferred Shares as to payment of dividends and as to repayment of capital in the event of a liquidation, dissolution or winding up of RBTT, whether voluntary or involuntary, or any other distribution of the assets of RBTT among its shareholders for the purpose of winding up its affairs. Each RBTT Ordinary Share is equal to every other RBTT Ordinary Share and all RBTT Ordinary Shares participate equally on liquidation or distribution of assets.

Size of Board of Directors.  The Companies Act requires that the number of directors of RBTT’s board of directors be at least three. The Companies Act currently has no residency requirements for the directors.

Pre-emptive, Redemption, Purchase and Conversion Rights.  There are no pre-emptive, redemption, purchase or conversion rights attaching to the RBTT Ordinary Shares.

Dividends.  The holders of RBTT Ordinary Shares are entitled to receive dividends as and when declared by the Directors, subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares of RBTT.

Under the Companies Act, RBTT is prohibited from declaring or paying dividends on its outstanding shares if there are reasonable grounds for believing that either: (i) RBTT is unable, or would, after the payment, be unable, to pay its liabilities as they become due; or (ii) the realizable value of the RBTT’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes. The RBTT By-laws provide that, subject to the Companies Act, dividends on outstanding shares may be declared by the Directors and may be paid by the distribution of specific assets and in particular of shares, debentures or debenture stock of RBTT, or the shares, debentures or debenture stock of any other corporation or in one or more of such ways.

20.3	RBTT Preferred Shares

Creation and Issue of Series or Additional Classes of Preferred Shares.  RBTT Preferred Shares may be issued, from time to time, without nominal or par value in one or more series with such rights, privileges, restrictions and conditions as the Directors may determine.

Priority.  RBTT Preferred Shares are entitled to preference over the RBTT Ordinary Shares with respect to payment of dividends and in the distribution of property in the event of liquidation, dissolution or winding-up. If any cumulative dividends or amounts payable on the return of capital in respect of a series of preferred shares are not paid in full, all series of preferred shares shall participate rateably in respect of accumulated dividends and return of capital.

Restriction.  Under the Companies Act, the approval of the holders of the RBTT Preferred Shares is required for the creation of any class of shares ranking prior to or on a parity with the RBTT Preferred Shares.

Voting.  Unless the directors otherwise determine in the articles of amendment designating a series, the holder of each share of a series of preferred shares shall be entitled to one vote at a meeting of holders of RBTT Preferred Shares.

Amendment of Class Provisions.  The provisions attaching to RBTT Preferred Shares as a class may be repealed, altered, modified or amended from time to time with such approval as may then be required by the Companies Act to be given by the holders of preferred shares as a class and in accordance with the voting procedures as decided by the Directors in accordance with the RBTT By-laws.

Conversion into Common Shares at RBTT’s Option.  If so decided by the Directors at the time of issue, shares of any series of RBTT Preferred Shares may be made convertible into RBTT Ordinary Shares.

20.4	Amendments to the Rights, Privileges, Restrictions and Conditions of RBTT’s Share Capital

Under the Companies Act, the rights of holders of RBTT’s shares can be changed by amendment to the RBTT Articles, which generally requires shareholder approval by special resolution. A special resolution is a resolution passed at a meeting of RBTT by not less than 75% of the votes cast by the shareholders who voted in respect of the resolution. The Companies Act provides that the holders of shares of a class of shares are entitled to vote separately, as a class, upon a proposal to amend the RBTT Articles. If a series of a class of shares is affected by an amendment to the RBTT Articles in a manner different from other shares of the same class, the holders of such series of shares of a class are entitled to vote separately as a series.

20.5	Transfer Agent and Registrar

RBTT’s transfer agent and registrar is RBTT Trust Limited, Albion Plaza, Port-of-Spain, Trinidad and Tobago.

PART 21 — COMPARISON OF SHAREHOLDER RIGHTS

RBTT is governed by the Companies Act and, accordingly, is governed by the laws of Trinidad and Tobago, the RBTT Articles and the RBTT By-laws. RBC is a Schedule I bank under the Bank Act, which is RBC’s charter. The Bank Act and the RBC By-laws principally govern the rights of RBC’s shareholders. In the event that the Amalgamation is consummated, RBTT Shareholders will, at the Effective Time, have their RBTT Ordinary Shares exchanged for the Per Share Consideration. The rights of all former RBTT Shareholders who become holders of RBC Common Shares following the completion of the Amalgamation will then be governed by the RBC By-laws and the Bank Act.

While the rights and privileges of shareholders of a corporation incorporated under the Companies Act are, in many instances, comparable to those of shareholders of a corporation governed by the Bank Act, there are certain important differences. The following is a summary discussion of the most significant differences in shareholder rights between RBTT and RBC. These differences arise from differences between Trinidad and Tobago and Canadian law, between the Bank Act and the Companies Act and between the RBC By-laws and the RBTT Articles and RBTT By-laws.

While RBC and RBTT believe that this summary describes the important differences among the rights of holders of RBC Common Shares and RBTT Ordinary Shares as of the date of the Circular, this summary is not intended to be complete and is qualified in its entirety by reference to the Bank Act, the Companies Act and the governing corporate instruments of RBC and RBTT. A description of the respective rights of RBC Shareholders and RBTT Shareholders is provided in the applicable sections of the Circular. The following summary does not reflect any rules of the TSX, NYSE or TTSE or of any other applicable stock exchanges that may apply to RBTT or RBC in connection with the Amalgamation.

21.1	Authorized Capital Stock

RBTT’s authorized share capital and RBC’s authorized share capital are set out above.

21.2	Number and Elections of Directors

RBTT

The size of the board of directors of RBTT is determined by the Directors provided that, pursuant to the Companies Act, while RBTT is a public corporation there shall not be fewer than three Directors, at least two of whom are not officers or employees of RBTT or any of its affiliates. The RBTT By-laws provide that there shall be no fewer than eight and no more than fourteen Directors of which there shall be no more than five Directors who are Executive Directors (officers or full-time employees of RBTT or any of its affiliates), and provided always that, the number of Directors who are not Executive Directors shall at all times exceed the number of Executive Directors by two. The board of directors of RBTT is currently comprised of 12 Directors. The Directors can change the number of Directors within the minimum and maximum number provided for in the RBTT Articles. Under the RBTT By-laws, a Director shall be elected by the RBTT Shareholders for an expressly stated term expiring not later than the close of the third annual meeting following such election, and if no such term is expressly stated, it shall be deemed to be a term expiring at the close of the first annual meeting following such election. Currently there are no residency requirements for directors under the Companies Act.

RBC

Under the Bank Act, the RBC Board of Directors must have at least seven members. The RBC By-laws provide that the maximum number of directors on the board is 26. The Bank Act also requires that no more than two-thirds of the directors may be affiliated with RBC, as specified by the Bank Act, and no more than 15% of the directors may be employees of RBC or a subsidiary of RBC, except that up to four of these employees may be directors if they constitute not more then 50% of the directors. Under the Bank Act, a majority of the directors of RBC must be resident Canadians and, except in limited circumstances, directors may not transact business at a meeting of directors or a committee of directors at which a majority of the directors present are not resident Canadians. The Bank Act also requires the directors of a corporation to appoint from their members a chief executive officer who must ordinarily be resident in Canada. The RBC Board of Directors is currently comprised of 16 directors, who are elected annually. This is within the minimum of seven required by the Bank Act and maximum of 26 established by the RBC By-laws. The RBC By-laws provide that the number of directors to be elected at any annual meeting of shareholders of RBC will be fixed by the RBC Board of Directors before the annual meeting.

21.3	Shareholder Nominations

RBTT

Under the Companies Act, nominations by shareholders for election of a director may be submitted to an annual meeting or at a meeting called for the purpose of appointing a director provided that they are signed by holders of not less than 5% of the issued and outstanding shares that carry a right to vote, or not less than 5% of the issued and outstanding shares of a class of shares entitled to vote at the meeting, and are submitted at least 60 days before the anniversary date of the last annual meeting.

RBC

Under the Bank Act, nominations by shareholders for election of a director may be submitted to an annual meeting provided that they are signed by holders of not less than 5% of the issued and outstanding shares, or not less than 5% of the issued and outstanding shares of a class of shares entitled to vote at the meeting, and are submitted at least 90 days before the anniversary date of the last annual meeting.

21.4	Quorum of the Board of Directors

RBTT

Under the RBTT By-laws, Directors may fix the quorum necessary for the transaction of business and, unless so fixed the quorum shall be five Directors provided always that, such quorum shall always be composed of at least three Directors who are not Executive Directors and, notwithstanding any vacancy among the Directors, a quorum may exercise all the powers of the Directors. The RBTT By-laws permit a meeting of the Directors to be convened at any time by the chairman or any two Directors, or by the secretary when directed or authorized by the chairman or any two Directors. The RBTT Articles and RBTT By-laws provide that at meetings of Directors every matter shall be decided by a majority of the votes cast on the matter. In the event of an equality of votes, the chairman of the meeting in addition to his original vote shall have a second or casting vote.

RBC

Under the Bank Act, the number of directors constituting a quorum at any meeting of directors or a committee of directors may never be less than four directors. In addition, under the Bank Act, the directors of a bank may not transact business at a meeting of directors (or a committee of directors) unless at least one director who is not affiliated with the bank is present and a majority of the directors present are resident Canadians.

21.5	Removal of Directors

RBTT

Under the Companies Act, a director may be removed by shareholders either by ordinary resolution at a special meeting or where a director was elected for a term exceeding one year and is not up for re-election at an annual meeting, by ordinary resolution at that meeting. Under the RBTT By-laws, RBTT Shareholders may, by ordinary resolution passed at any meeting of the RBTT Shareholders, remove any Director from office and a vacancy created by the removal of a Director may be filled at the meeting of the RBTT Shareholders at which the Director is removed. An ordinary resolution is a resolution passed by a vote of not less than a majority of the votes cast by shareholders who voted in respect of the resolution.

RBC

Under the Bank Act, the shareholders of RBC may by resolution at a special meeting remove any director or directors from office. This resolution must be passed by a vote of not less than a majority of the votes cast by shareholders who voted in respect of the resolution.

21.6	Filling Vacancies on the Board of Directors

RBTT

Under the Companies Act, a quorum of the directors may at any time appoint a person to be a director to fill a casual vacancy among the directors, or as an addition to the existing directors, provided that the total number of directors shall not exceed the maximum number of directors authorized by the articles of a corporation. Any person appointed to be a director shall hold office only until the next following meeting of the shareholders of a corporation and such person shall then be eligible for re-election.

RBC

Under the Bank Act, a quorum of directors may appoint one or more directors to fill a vacancy among the directors and any director so appointed will hold office for the unexpired term of the director’s predecessor in office provided that the directors may not appoint a person to fill a vacancy resulting from a change in the RBC By-laws by which the number or minimum or maximum number of directors is increased or from a failure to elect the minimum number of directors required by the RBC By-laws. Under the RBC By-laws, the directors of RBC may otherwise increase the number of directors and appoint one or more additional directors who will hold office for a term expiring not later than the close of the next annual meeting of shareholders. Under the Bank Act, the total number of additional directors appointed by the directors may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

21.7	Fiduciary Duties of Directors

RBTT

Directors have fiduciary obligations to RBTT. Under the Companies Act, directors must act honestly and in good faith with a view to the best interests of the corporation, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In determining the best interests of the corporation, a director shall have regard to the interests of the corporation’s employees in general as well as to the interests of its shareholders.

RBC

Directors of RBC have fiduciary obligations to RBC. Under the Bank Act, directors must act honestly and in good faith with a view to the best interests of the corporation, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, directors are obliged to comply with the Bank Act, its regulations and the RBC By-laws.

21.8	Exculpation of Liability

RBTT

Under the Companies Act, a corporation may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their duty to act in accordance with the Companies Act. However, a director will not be held liable under the Companies Act if he or she relies in good faith on financial statements represented to him or her by an officer of the corporation or a report of an attorney-at-law, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by him or her.

RBC

Under the Bank Act, RBC may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their duty to act in accordance with the Bank Act. However, under the Bank Act, directors and officers are not liable in respect of certain of their duties imposed under the Bank Act, including their duty of care, if they relied in good faith on financial statements represented to the directors or officers by an officer of RBC or RBC’s auditors to reflect fairly the financial condition of RBC or on a report of a person whose profession lends credibility to a statement made by the professional.

21.9	Voting Rights

RBTT

Under the RBTT Articles, the vote of a majority of shares voted on any matter, including the election of Directors, at a meeting of RBTT Shareholders at which a quorum is present is the act of such RBTT Shareholders on the matter, unless the vote of a greater number is required under the Companies Act. Pursuant to the RBTT By-laws, at least three RBTT Shareholders or proxyholders present in person and holding in person or by proxy not less than 10% of the shares entitled to vote at the meeting constitute a quorum at a meeting of RBTT Shareholders.

RBC

Under the Bank Act, if voting rights are attached to any share of a bank, the voting rights may confer only one vote in respect of that share. The RBC By-laws provide that ten or more shareholders of RBC present in person at a shareholders meeting and entitled to vote there shall constitute a quorum at any shareholders meeting of RBC. However, where the provisions relating to a class or series of shares provide for the quorum for meetings of the holders of shares of such class or series, such provisions apply. Except as required under the Bank Act and as provided in the RBC By-laws, the holders of First Preferred Shares and Second Preferred Shares shall not have any voting rights for the election of directors of RBC or for any other purpose, nor shall they be entitled to receive any notice of or attend shareholders’ meetings.

21.10	Interest in Material Contracts or Transactions

RBTT

Under the Companies Act and the RBTT By-laws, no material contract between RBTT and one or more of its Directors or officers or between RBTT and another entity of which a Director or officer of RBTT is a director or officer or in which one or more of the Directors or officers of RBTT has a material interest, is void or voidable as a result solely of that relationship or solely because that Director is present at or is counted to determine the presence of a quorum at a meeting of directors or a committee of directors that authorized the material contract if (i) the Director or officer disclosed the interest; (ii) the contract was approved by the directors or shareholders; and (iii) the contract was reasonable and fair to RBTT at the time the contract was approved. The Companies Act also contains additional restrictions on transactions between RBTT and Directors and senior officers of RBTT.

RBC

Under the Bank Act, no material contract or transaction between RBC and one or more of its directors or officers or between RBC and another party of which a director or officer of RBC is a director or officer or in which one or more of its directors or officers has a material interest, is invalid and no director or officer is accountable to RBC or its shareholders for any profit realized from it by reason only of the director’s or officer’s interest in the contract or transaction or the fact that such director is present at or is counted to determine the presence of a quorum at a meeting of directors or a committee of directors that considered it if: (i) the director or officer disclosed the interest; (ii) the contract or transaction was approved by the directors; and (iii) the contract or transaction was reasonable and fair to RBC at the time the contract was approved.

Under the Bank Act, all transactions between RBC and its directors and senior officers must, except in specified limited circumstances, be on terms and conditions at least as favourable to RBC as market terms and conditions. The Bank Act also contains additional restrictions on transactions between RBC and its directors and senior officers.

21.11	Amendments to Governing Documents

RBTT

Under the Companies Act, any amendment to the articles of a corporation generally requires approval by special resolution. A special resolution is a resolution passed at a meeting of the corporation by not less than 75% of the votes cast by the shareholders who voted in respect of the resolution. The Companies Act provides that unless the articles otherwise provide, the shareholders may, by special resolution, make, amend or repeal the articles that regulate the business or affairs of a corporation. The holders of shares of a class of shares are entitled to vote separately, as a class, upon a proposal to amend the articles of the corporation. If a series is affected by an amendment in a manner different from other shares of the same class, the holders of a series of shares of a class are entitled to vote separately as a series.

Under the Companies Act and as provided by the RBTT Articles, the board of directors of RBTT may adopt, amend or repeal the RBTT By-laws. Additionally, a shareholder entitled to vote at an annual meeting of shareholders of RBTT is entitled to make a proposal to make, amend or repeal a by-law in accordance with the shareholder proposal requirements of the Companies Act.

RBC

Under the Bank Act, any amendment to a bank’s incorporating instrument requires approval by special resolution. This resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. Any amendment to a bank’s incorporating instrument also requires the approval of the Minister of Finance.

The RBC Board of Directors may, by resolution, make, amend or repeal any RBC By-laws that regulate the business or affairs of RBC. Any change to the RBC By-laws made by the RBC Board of Directors remains in effect until it is approved or rejected by the shareholders by a majority of the votes cast at the next meeting of shareholders following the change. Certain changes of a substantial nature to the RBC By-laws must be approved by special resolution of the shareholders before going into effect. This resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. Certain changes entitle the holders of each class of shares (and each series of a class, if the shares of that series are affected differently by the amendment from other shares of that class) to vote separately as a class or series, with each share carrying the right to vote whether or not it otherwise carries the right to vote. Substantial by-law changes requiring approval by special resolution include, but are not limited to, creating new classes of shares, changing the designation or attributes of any class or series of shares, dividing any class of shares into series, increasing or decreasing the number of directors (including the maximum or minimum number of directors), changing the place in Canada where RBC’s head office is situated or changing the name of the bank. The Superintendent must also approve any change in the name of the bank.

A shareholder entitled to vote at an annual meeting of shareholders of RBC may make a proposal to make, amend or repeal a by-law in accordance with the shareholder proposal requirements of the Bank Act.

21.12	Vote Required for Extraordinary Transactions

RBTT

Under the Companies Act, certain extraordinary corporate actions, such as an amalgamation (other than with a direct or indirect wholly-owned subsidiary), sale, lease or exchange of all or substantially all the property of a corporation other than in the ordinary course of business or liquidation and dissolution are required to be approved by a special resolution passed by a vote of not less than three-quarters of the votes cast by shareholders who voted in respect of the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

RBC

Under the Bank Act, RBC may sell all or substantially all its assets to another financial institution incorporated in Canada or to an authorized foreign bank in respect of its business in Canada provided that the purchaser assumes all or substantially all of the liabilities of the bank. The sale must also be approved by the shareholders by special resolution passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution, with each share carrying the right to vote whether or not it otherwise carries the right to vote. The holders of each class or series of shares which is affected differently by the transaction from the shares of any other class or series are entitled to vote separately as a class or series. The Minister of Finance must also approve the sale of all or substantially all the assets of RBC.

Under the Bank Act, certain other extraordinary corporate actions require authorization by special resolution of the shareholders. Such a resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. These extraordinary corporate actions include amalgamations (other than an amalgamation between a bank and a wholly-owned subsidiary of that bank), continuances, liquidations and dissolutions. In certain of these extraordinary corporate actions, each share carries the right to vote on the relevant resolution whether or not it otherwise carries the right to vote. In addition, certain extraordinary corporate actions entitle the holders of each class of shares (and each series of a class, if the shares of that series are affected differently by the action from other shares of that class) to vote separately as a class or series on the relevant resolution.

21.13	Shareholder Meetings

RBTT

Under the Companies Act and the RBTT By-laws, the Directors must call an annual meeting of shareholders not later than 15 months after the holding of the last preceding annual meeting. If for any reason it is impracticable to call a meeting or to conduct a meeting in the manner in which it is otherwise to be called or as prescribed by the RBTT By-laws or the Companies Act, any Director or shareholder entitled to vote at that meeting may apply to a court for an order calling the meeting and setting forth the manner to hold and conduct the meeting. Under the RBTT By-laws, a special meeting of the shareholders may be called by the Directors at any date and time and at any place within Trinidad and Tobago.

Under the Companies Act, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at the meeting sought to be held may requisition the directors to call a meeting of shareholders. Upon meeting the requirements set out in the Companies Act for making such a requisition, the directors of the corporation must call a meeting of shareholders. If the directors do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition requesting the directors to call the meeting may call the meeting.

RBC

Under the Bank Act and the RBC By-laws, annual meetings of the shareholders of RBC are to be held within six months after the end of RBC’s financial year at a time and place within Canada determined by the board of directors. If for any reason it is impracticable to call a meeting or to conduct a meeting in the manner in which it is otherwise to be called or as prescribed by the RBC By-laws or the Bank Act, any director or shareholder entitled to vote at that meeting may apply to a court for an order calling the meeting and setting forth the manner to hold and conduct the meeting.

Under the Bank Act, special meetings of shareholders may be called at any time by the RBC Board of Directors. In addition, subject to certain provisions of the Bank Act, the holders of not less than 5% of the issued and outstanding shares of RBC that carry the right to vote at the meeting may request that the directors call a meeting of shareholders for the purpose stated in the request. If the directors do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition requesting the directors to call the meeting may call the meeting.

21.14	Quorum of Shareholders

RBTT

The Companies Act permits a corporation to establish by by-law the quorum requirement for meetings of shareholders. The RBTT By-laws provide that a quorum for the transaction of business at any meeting of the RBTT Shareholders shall be such number of members present in person or by proxy being not less than 10 or such lesser number (not being less than three) who represent shareholders having at least 10% of the issued shares of RBTT entitled to vote.

RBC

The Bank Act permits a bank to establish by by-law the quorum requirement for meetings of shareholders. Under the RBC By-laws, 10 or more RBC Shareholders present in person and entitled to vote shall constitute a quorum at any meeting of the RBC Shareholders. The RBC By-laws further provide that where the provisions relating to a class or series of shares of RBC provide for the quorum for meetings of the holders of shares of such class or series, such quorum provisions shall apply.

21.15	Shareholder Proposal Procedures

RBTT

Under the Companies Act, an RBTT Shareholder entitled to vote at an annual meeting of shareholders may submit a proposal to RBTT. A proposal that includes nominations for Directors must be signed by RBTT Shareholders who, together with the RBTT Shareholder who submitted the proposal, are registered owners of at least 5% of the shares of RBTT that carry the right to vote, or at least 5% of a class of shares of RBTT that carry the right to vote. RBTT must set out the proposal in its management proxy circular or attach the proposal to the management proxy circular, if it is soliciting proxies, and must, if requested by the RBTT Shareholder, include in the management proxy circular or attach to the management proxy circular a statement of not more than 200 words by the shareholder in support of the proposal. Generally, to be timely, the proposal must be received by RBTT at least 60 days before the anniversary date of the previous annual meeting of RBTT Shareholders. If RBTT refuses to include a proposal in a management proxy circular for any of the reasons permitted by the Companies Act (including the failure to deliver the proposal before the Directors send out notice of an annual general meeting in accordance with the Companies Act), RBTT is not required to submit the proposal to RBTT Shareholders, but must notify the shareholder submitting the proposal within 10 days after receiving the proposal of its intention to omit the proposal and give reasons in writing for so doing. An RBTT Shareholder claiming to be aggrieved by such a refusal may apply to a court, which may order that RBTT include the proposal at its annual meeting and make any further order it thinks fit. RBTT or any person claiming to be aggrieved by a proposal may apply to court to exclude the proposal and the court may make such order as it thinks fit.

RBC

Under the Bank Act, an RBC Shareholder entitled to vote at an annual meeting of shareholders that has held the prescribed number of shares for the prescribed period or who has the support of persons who have held the prescribed number of shares for the prescribed period may submit a proposal to RBC. A proposal that includes nominations for directors must be signed by RBC Shareholders who, together with the RBC Shareholder who submits the proposal, are registered owners of at least 5% of the shares of RBC, or at least 5% of a class of the shares of RBC that carry the right to vote. RBC must set out the proposal in its management proxy circular or attach the proposal to the management proxy circular, if it is soliciting proxies, and must, if requested by the RBC Shareholder, include in the management proxy circular or attach to the circular a statement of not more than 500 words by the RBC Shareholder in support of the proposal. Generally, to be timely, the proposal must be received by RBC at least 90 days before the anniversary date of the notice of meeting of the previous annual meeting of RBC Shareholders. If RBC refuses to include a proposal in a management proxy circular for any of the reasons permitted by the Bank Act (including the failure to deliver the proposal at least 90 days before the anniversary date of the previous annual meeting of shareholders in accordance with the Bank Act), RBC is not required to submit the proposal to the RBC Shareholders, but must notify the RBC Shareholder submitting the proposal within 21 days after receiving the proposal of its intention to omit the proposal and give a statement of the reasons for the refusal. An RBC Shareholder claiming to be aggrieved by such a refusal may apply to a court, which may restrain the holding of the meeting at which the proposal is sought to be presented and make any further order it thinks fit. RBC or any person claiming to be aggrieved by a proposal may apply to court to exclude the proposal and the court may make such order as it thinks fit.

21.16	Shareholder Action Without a Meeting

RBTT

Under the Companies Act, shareholder action may be taken without a meeting by written resolution signed by all shareholders who would be entitled to vote on the matter at a meeting except with respect to a meeting called for the purpose of (1) removing a director or the auditor of a corporation or (2) electing or appointing a director or auditor of a corporation following the resignation, removal or expiration of the term of office of a director or auditor of a corporation where, in either case, the director or auditor has submitted a written statement giving the reasons why he opposes the proposed action or resolution.

RBC

Under the Bank Act, shareholder action may be taken without a meeting by written resolution signed by all shareholders who would be entitled to vote on the matter at a meeting except with respect to a meeting called for the purpose of (1) removing a director or the auditor of RBC or (2) electing or appointing a director or auditor of RBC following the resignation, removal or expiration of the term of office of a director or auditor of RBC where, in either case, the director or auditor has submitted a written statement giving the reasons why he opposes the proposed action or resolution.

21.17	Shareholders’ Right to Examine Books and Records

RBTT

Under the Companies Act, RBTT is required to make available to RBTT Shareholders and their agents and legal representatives, specified books and records during usual business hours of RBTT. These persons may take extracts from these books and records. An RBTT Shareholder is, upon request and without charge, entitled to one copy of the RBTT Articles and the RBTT By-laws, and to one copy of any amendments to any of those documents. The Companies Act also requires that specified books and records be kept at RBTT’s registered office (which office is required to be in Trinidad and Tobago). Where a list of RBTT Shareholders has been prepared by RBTT, an RBTT Shareholder may also examine the same, during usual business hours at the registered office of RBTT or at the place where its register of RBTT Shareholders is maintained; and at the meeting of RBTT Shareholders for which the list was prepared.

RBC

Under the Bank Act, RBC is required to make available to its shareholders and creditors and their personal representatives, specified books and records during usual business hours of RBC. These persons may take extracts from these books and records free of charge or have copies made upon payment of a reasonable fee. If RBC has distributed securities to the public, any other person may examine, take extracts from, or make copies of, these books and records upon payment of a reasonable fee. An RBC Shareholder may also obtain a list of RBC Shareholders by paying a reasonable fee and submitting an affidavit certifying that the list will only be used for the purposes set out in the Bank Act. Also, in the case of a bank such as RBC, creditors and their personal representatives, and any other person, upon payment of a reasonable fee and submitting an affidavit, may require RBC to furnish a list of RBC Shareholders. In addition, the RBC Board of Directors are entitled to examine additional records, documents and instruments of RBC.

21.18	Pre-emptive Rights

RBTT

Under the Companies Act, shareholders of a corporation have a pre-emptive right to acquire shares issued or intended to be issued by the directors of the corporation unless the articles of the corporation provide otherwise. Under the RBTT Articles, the pre-emptive right provided for in the Companies Act does not apply to RBTT Shareholders.

RBC

The Bank Act provides that shareholders may have a pre-emptive right if this right is specifically provided in the bank’s by-laws. The RBC By-laws do not provide for pre-emptive rights.

21.19 Presentation of Financial Statements

RBTT

Under the Companies Act, RBTT will furnish to holders of RBTT Ordinary Shares at every annual meeting, audited annual reports containing comparative financial statements, with an opinion thereon by RBTT’s external auditors. RBTT also files with the TTSEC, at a minimum, semi-annual reports containing unaudited interim condensed consolidated financial information.

RBC

Under the Bank Act and applicable securities legislation, RBC is required to furnish to holders of RBC Common Shares at every annual meeting, annual reports containing audited consolidated financial statements prepared in accordance with Canadian GAAP, with such changes as may be specified by the Superintendent, with an opinion thereon by RBC’s external auditors, and quarterly reports containing unaudited interim consolidated financial information prepared in accordance with Canadian GAAP. RBC is also required to file interim and audited annual financial statements with the applicable securities regulatory authorities.

21.20	Stock Repurchases

RBTT

Under the Companies Act, RBTT may redeem or purchase its shares for cancellation unless there are reasonable grounds for believing that (a) RBTT is unable or would, after that payment, be unable to pay its liabilities as they become due; or (b) the realizable value of RBTT’s assets would, after that payment, be less than the aggregate of its liabilities and stated capital of all classes.

RBC

Under the RBC By-laws, RBC Common Shares are non-redeemable. Under the Bank Act, RBC may, with the prior consent of the Superintendent, purchase its shares for cancellation unless there are reasonable grounds for believing that RBC is, or the purchase would cause RBC to be, in contravention of any regulation made under the Bank Act regarding the maintenance by banks of adequate capital and adequate and appropriate forms of liquidity, or any direction to RBC made by the Superintendent pursuant to section 485(3) of the Bank Act regarding its capital or liquidity.

21.21	Restrictions on Related Party Transactions

RBTT

In Trinidad and Tobago, the Securities Industry Act and the Take-Over By-laws contain requirements in connection with “insider” bids. An insider bid means, generally, a take-over bid by: (i) an insider of the corporation whose securities are the subject of the bid; or (ii) an associate or affiliate of an insider of the corporation whose securities are the subject of the bid.

An “insider” is defined in the Securities Industry Act and includes a director, officer or employee of a corporation, a person who beneficially owns more than 10% of the equity securities of a corporation or who exercises control or direction over more than 10% of the votes attached to the securities of a corporation and any other person whose relationship to the corporation gives him access to a material confidential fact.

The Take-Over By-laws require, in respect of insider bids and subject to certain exceptions: (i) a summary of a formal valuation of the securities of the corporation that are the subject of the bid as prepared by a qualified and independent valuator; and (ii) an outline of every prior valuation of the corporation made within a specified time period.

RBC

The Bank Act prohibits RBC from entering into any transaction with a related party unless the form of transaction is specifically permitted under the Bank Act. Permitted transactions must generally be on terms and conditions at least as favourable to RBC as market terms and conditions. Under the Bank Act, related parties include the directors and senior officers of RBC and their spouses and minor children and other entities with which they may have a relationship.

Additionally, rules and policies of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission and Policy Statement Q-27 of the Autorité des marchés financiers of Québec, contain requirements in connection with “related party transactions.”

A related party transaction means, generally, any transaction by which an issuer (including RBC) directly or indirectly: (i) acquires, sells, leases or transfers an asset; (ii) acquires or issues treasury securities; (iii) assumes or transfers a liability; or (iv) borrows money or lends money; from or to, as the case may be, a related party by any means in any one or any combination of transactions.

“Related Party” is defined in Rule 61-501 and Policy Statement Q-27 and includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Rule 61-501 and Policy Statement Q-27 require, subject to certain exceptions: (i) more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction; (ii) the preparation of a formal valuation of: (A) non-cash assets involved in a related party transaction (pursuant to Rule 61-501); and (B) the subject matter of the related party transaction and any non-cash consideration offered for the subject matter (pursuant to Policy Statement Q-27); and (iii) inclusion of a summary of the valuation in the proxy material.

Rule 61-501 and Policy Statement Q-27 also require, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

21.22	Dissent Rights

RBTT

The Companies Act provides that shareholders of a corporation governed by the Companies Act who are entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection with the exercise of these rights. Such matters include: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (iii) an amendment to the corporation’s articles to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class; (iv) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; or (v) an amalgamation, the terms of which permit a shareholder to dissent in connection with such amalgamation.

Under the Companies Act, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to a shareholder’s interests.

RBC

The only circumstances under which the Bank Act extends appraisal or dissent rights to shareholders are (i) in respect of a compulsory acquisition of shares following a takeover bid pursuant to which an acquirer has acquired not less than 90% of the shares of the class that were the subject of the bid, or (ii) in respect of a going private transaction. Due to the ownership restrictions applicable to RBC under the Bank Act, the shares of RBC may not be the subject to either such transactions.

21.23	Oppression Remedy

RBTT

The Companies Act provides an oppression remedy that enables a court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined below) that the application was brought in a timely manner, and that: (i) any act or omission of the corporation or any of its affiliates effects a result; (ii) the affairs of the corporation or any of its affiliates are or have been conducted in a manner; or (iii) the powers of the directors of the corporation are or have been exercised in a manner, that is oppressive or unfairly prejudicial to the interest of any shareholder of the corporation.

A complainant includes a shareholder or debenture holder, or a former holder of a share or debenture of a corporation or any of its affiliates, a director or an officer or former director or officer of a corporation or any of its affiliates (including creditors), the Registrar or any other person who in the discretion of the court is a proper person to make such application.

RBC

The Bank Act does not have a similar oppression remedy provision.

21.24	Derivative Action

RBTT

Under the Companies Act, certain persons, including a shareholder, may apply to the applicable court for leave to bring an action under the Companies Act in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such corporation or any of its subsidiaries is a party. Under the Companies Act, no action may be brought, and no intervention in an action may be made unless the court is satisfied that: (i) the person has given reasonable notice to the directors of the corporation or its subsidiary of his intention to apply to the court if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend, or discontinue, the action; (ii) the person is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the Companies Act, the court in a derivative action may make any order it thinks fit. Additionally, under the Companies Act, a court may order a corporation or its subsidiary to pay reasonable legal fees incurred by the person in connection with the action.

RBC

Under the Bank Act, certain persons, including a shareholder, may apply to the applicable court for leave to bring an action under the Bank Act in the name of and on behalf of a bank or any subsidiary, or to intervene in an existing action under the Bank Act to which the bank or a subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the bank or the subsidiary. Under the Bank Act, no action may be brought and no intervention in an action may be made unless the court is satisfied that: (i) the person has given reasonable notice to the directors of the bank or its subsidiary of the person’s intention to apply to the court if the directors of the bank or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the person is acting in good faith; and (iii) it appears to be in the interests of the bank or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the Bank Act, the court in a derivative action may make any order it thinks fit, except that the court may not make any order in relation to any matter that would require the approval of the Minister of Finance or the Superintendent under the Bank Act. Additionally, under the Bank Act a court may order a bank or its subsidiary to pay reasonable legal fees incurred by the person in connection with the action.

21.25	Indemnification of Officers and Directors

RBTT

Under the Companies Act, RBTT may indemnify a Director or officer, a former Director or officer, or a person who acts or acted at RBTT’s request as a director or officer of a corporation of which RBTT is or was a shareholder or creditor, or his personal representatives, against all costs, charges and expenses (including an amount paid to settle an action or satisfy a judgment) reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being, or having been, a Director or officer of RBTT or that corporation, if (i) he or she acted honestly and in good faith with a view to the best interests of RBTT and (ii) in the case of a proceeding other than a civil proceeding, he or she had reasonable grounds for believing that his or her conduct was lawful. The RBTT By-laws provide for indemnification of Directors and officers in accordance with the foregoing provisions of the Companies Act. In addition, under the Companies Act, an indemnifiable person as described above is entitled to such indemnity from RBTT if he or she was substantially successful on the merits in his or her defence of the action or proceeding and fulfilled the conditions set out in (i) and (ii) above. RBTT may, with the approval of a court, also indemnify such person regarding an action by or on behalf of RBTT or that corporation to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or officer of RBTT or that corporation, if he or she fulfills the conditions set out in (i) and (ii) above.

The Companies Act further states that RBTT shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of RBTT, or a person who acts or acted at RBTT’s request as a director or officer of a corporation, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, if he or she fulfills the conditions set out in (i) and (ii) above.

RBC

Under the RBC By-laws and as provided in the Bank Act, RBC will indemnify a director or officer, a former director or officer or a person who acts or acted at RBC’s request as a director or officer of an entity of which the bank is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being or having been a director or officer of RBC or such entity, if: (1) that person acted honestly and in good faith with a view to the best interests of RBC; and (2) in the case of a criminal, administrative, investigative or other proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her impugned conduct was lawful.

Under the RBC By-laws, RBC has indemnified its directors and officers to the full extent permitted by the Bank Act. RBC may, with the approval of a court, also indemnify such person regarding an action by or on behalf of the bank or entity to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or officer of the corporation or entity, if he or she fulfills the conditions set out in (1) and (2) above.

The Bank Act further states that RBC shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or a person who acts or acted at the bank’s request as a director or officer of an entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, if he or she fulfills the conditions set out in (1) and (2) above.

21.26	Dividends and Other Distributions

RBTT

Under the Companies Act, RBTT is prohibited from declaring or paying dividends on its preferred or ordinary shares if there are reasonable grounds for believing that either (i) RBTT is unable, or would, after the payment, be unable, to pay its liabilities as they become due; or (ii) the realizable value of the RBTT’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes. The RBTT By-laws provide that, subject to the Companies Act, dividends on outstanding shares may be declared by the RBTT directors and may be paid by the distribution of specific assets and in particular of shares, debentures or debenture stock of RBTT, or the shares, debentures or debenture stock of any other corporation.

RBC

Under the Bank Act, RBC is prohibited from declaring dividends on its preferred or common shares if there are reasonable grounds for believing that RBC is, or the payment would cause RBC to be, in contravention of the capital adequacy and liquidity regulations of the Bank Act or any capital or liquidity directions of the Superintendent. RBC does not anticipate that these conditions will restrict it from paying dividends in the normal course of business. The Bank Act provides that dividends on outstanding shares may be declared by the RBC directors and may be paid in money or property.

RBC is also restricted from paying dividends on its preferred or common shares in the event that either of its subsidiaries that have issued capital trust securities fails to pay semi-annual distributions in full to holders of their capital trust securities. In addition, the ability to pay dividends on RBC’s common shares without the approval of the holders of the outstanding preferred shares is restricted unless all dividends on the preferred shares have been declared and paid or set apart for payment. Currently, these limitations do not restrict the payment of dividends on preferred or common shares.

21.27	Voluntary Dissolution

RBTT

The Companies Act permits a corporation to be dissolved: (i) when the period fixed for the duration of the corporation by its articles expires (if any) or an event occurs, on the occurrence of which, the articles provide that the corporation is to be dissolved (if any), and the corporation has passed an ordinary resolution requiring the corporation to be dissolved; (ii) if a general meeting so resolves by special resolution; or (iii) if the corporation resolves by ordinary resolution that it cannot by reason of its liabilities continue its business, and that it is advisable to wind up.

RBC

The Bank Act provides that RBC may apply to the Minister of Finance for letters patent dissolving the bank if authorized by special resolution of each class of shareholders whether or not those shareholders are otherwise entitled to vote.

PART 22 — MISCELLANEOUS

22.1	Legal Matters

Certain legal matters in connection with the Amalgamation will be passed on by M.G. Daly & Partners, Port-of-Spain, Trinidad and Tobago, on behalf of RBTT. As at the date of the Circular, partners and associates of M.G. Daly & Partners owned beneficially, directly or indirectly, less than 1% of the outstanding RBTT Ordinary Shares. Certain legal matters in connection with the Amalgamation will be passed on by Osler, Hoskin & Harcourt LLP, Toronto, Ontario, Canada and Pollonais, Blanc, De La Bastide & Jacelon on behalf of RBC. As at the date of the Circular, partners and associates of Osler, Hoskin & Harcourt LLP and Pollonais, Blanc, De La Bastide & Jacelon owned beneficially, directly or indirectly, less than 1% of the outstanding RBC Common Shares, respectively.

22.2	Enforceability of Civil Liabilities

RBC is a Canadian chartered bank. Substantial portions of the assets of RBC are located outside of Trinidad and Tobago. As a result, it may be difficult for RBTT Shareholders to realize in Canada upon judgments against RBC obtained in Canadian courts. In addition, awards of punitive damages in actions brought in Canada or elsewhere may be unenforceable.

22.3	Where You Can Find Information

RBC is subject to the continuous disclosure requirements of Canadian securities legislation and the TSX and in accordance therewith files reports, statements and other information with the Canadian securities administrators. A copy of RBC’s 2007 annual information form is attached as Appendix “H” to the Circular. Copies of RBC’s publicly filed documents may be obtained from the Canadian System for Electronic Document Analysis and Retrieval at “www.sedar.com”. Copies of RBC’s annual report and the relevant portion of any documents incorporated by reference in the annual report, and copies of RBC’s interim financial statements, may also be obtained upon request from Investor Relations at 200 Bay Street, 14th Floor, South Tower, Toronto, Ontario, M5J 2J5 (416-955-7802) or on RBC’s website (“www.rbc.com”). RBC’s unaudited financial statements for the three-month period ended January 31, 2008 will be filed in accordance with Canadian securities law requirements on or about February 29, 2008 and will be available on RBC’s website (“www.rbc.com”).

RBC is subject to the disclosure requirements of the U.S. Securities and Exchange Act of 1934 and in accordance therewith files reports, statements and other information with the SEC. The reports, statements and other information filed by RBC with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material also can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. RBC’s public filings in the United States are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “www.sec.gov”. You may also inspect and copy RBC’s public filings at the offices of the NYSE located at 20 Broad Street, 16th Floor, New York, New York 10005.

RBTT is subject to the continuous disclosure requirements of (i) securities legislation in Trinidad and Tobago, Jamaica and Barbados and (ii) the RBTT Exchanges. Copies of RBTT’s annual report, annual and interim financial statements, as well as additional copies of the Circular, may be obtained upon request from the Manager, Shareholder Relations (1-868-623-1322 ext. 2406) or on RBTT’s website (“www.rbtt.com”).

22.4	Approval of the Directors

The contents of the Circular and its sending to RBTT Shareholders have been approved by the Directors.

February 8, 2008.

ON BEHALF OF THE BOARD OF DIRECTORS

By:	By:

Name: Peter July	Name: Suresh Sookoo
Title: Group Chairman	Title: Group Chief Executive Officer (Executive Director)

APPENDIX “A”

RBTT AMALGAMATION RESOLUTION

RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The amalgamation of RBTT Financial Holdings Limited (“RBTT”) and RBC Holdings (Trinidad & Tobago) Limited (“RBC Holdings (Trinidad & Tobago)”), as more particularly described and set out in the Directors’ Circular (“Circular”) of RBTT dated February 8, 2008 accompanying the notice of this meeting, is hereby authorized and approved;

2.	The form of Amalgamation Agreement (“Amalgamation Agreement”) between RBTT, Royal Bank of Canada (“RBC”) and RBC Holdings (Trinidad & Tobago) attached as Appendix “E” to the Circular, and the transactions contemplated thereby, as the board of directors of RBTT (“Directors”) may from time to time approve, is hereby authorized and approved;

3.	Notwithstanding that this resolution has been passed, the Directors are hereby authorized and empowered to amend the Amalgamation Agreement to the extent permitted by the Combination Agreement made October 1, 2007 between RBTT and RBC, as amended and restated as of January 22, 2008, as further amended, modified or supplemented from time to time in accordance with its terms; and

4.	Any two Directors or two Executive Officers (“Executive Officers”) of RBTT are hereby authorized and directed, for and on behalf of RBTT, to execute and deliver all documents, agreements, instruments or notices, with or without corporate seal affixed, and to perform all other acts that such Directors or Executive Officers may deem necessary or advisable to give effect to this resolution, including, without limitation, the execution and delivery of the Articles of Amalgamation in prescribed form to the Registrar under the Companies Act (Chap. 81:01 of the Laws of the Republic of Trinidad and Tobago), as amended, such determination to be conclusively evidenced by the execution and delivery of any such document, agreement, instrument, or notice and the performance of any such act.

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APPENDIX “B”

FAIRNESS OPINION OF CREDIT SUISSE

October 1, 2007

Board of Directors
RBTT Financial Holdings Limited
19-21 Park Street
Port of Spain
Trinidad & Tobago

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of ordinary shares, without par value (“Company Ordinary Shares”), of RBTT Financial Holdings Limited (the “Company”) of the Per-Share Consideration (as defined below) to be received by such shareholders pursuant to the terms of the Combination Agreement, dated October 1, 2007 (the “Combination Agreement”), between the Company and the Royal Bank of Canada (the “Acquiror”). The Combination Agreement provides that the Company and the Acquiror shall enter into an amalgamation agreement substantially in the form of the agreement attached to the Combination Agreement as Schedule “A” (the “Amalgamation Agreement”) by and among the Company, the Acquiror and “Newco”, a company to be formed under the laws of Trinidad and Tobago as a wholly-owned subsidiary of the Acquiror. The Combination Agreement and the Amalgamation Agreement provide for, among other things, the amalgamation of the Company and Newco (the “Amalgamation”) pursuant to which the amalgamated corporation (the “Corporation”) will become a wholly owned subsidiary of the Acquiror, and each Company Ordinary Share will be converted into the right to receive, subject to certain adjustment, election, redemption and dissent procedures (as to which we express no opinion), (i) 24.00 Trinidad & Tobago dollars or, at the election of a holder of Company Ordinary Shares, the U.S. Dollar Equivalent (as defined below) (the “Per-Share Cash Consideration”) and (ii) a number of redeemable preferred shares of the Corporation (the “Preferred Shares”) equal to the Collar Exchange Ratio (as defined below), which Preferred Shares will be automatically converted into an equivalent number of common shares of the Acquiror (an “Acquiror Common Share”) immediately following the Amalgamation (the “Per-Share Stock Consideration” and, collectively with the Per-Share Cash Consideration, the “Per-Share Consideration”).

The Amalgamation Agreement provides that the “Collar Exchange Ratio” will equal the quotient determined by dividing (i) the U.S. Dollar Equivalent of 16.00 Trinidad & Tobago dollars by (ii) the Adjusted Average Price. The “Adjusted Average Price” will equal (x) the volume-weighted average trading price in U.S. dollars of an Acquiror Common Share on the New York Stock Exchange as reported by Bloomberg LP during the five-trading-day period ending on the second business day prior to the Amalgamation (the “True Average Price”), if the True Average Price is less than 59.864 U.S. dollars and greater than 48.980 U.S. dollars, (y) 48.980 U.S. dollars if the True Average Price is equal to or less than 48.980 U.S. dollars or (z) 59,864 U.S. dollars if the True Average Price is equal to or greater than 59.864 U.S. dollars.

The Amalgamation Agreement provides that the “U.S. Dollar Equivalent” of any amount expressed in Trinidad and Tobago dollars shall be determined by multiplying such amount by the simple average of the volume-weighted average buying rate and the volume-weighted average selling rate for the conversion of Trinidad and Tobago dollars into U.S. dollars, as reported by the Central Bank of Trinidad and Tobago for the five-trading-day period ending on the second business day immediately preceding the Amalgamation.

In arriving at our opinion, we have reviewed the Combination Agreement, the Amalgamation Agreement, certain other related agreements, and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts relating to the Company, provided to or discussed with us by the Company, and certain publicly available financial forecasts relating to the Acquiror, discussed with us by the Acquiror, and have also met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared such data with similar data for other publicly held companies in businesses we deemed similar to those of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected in recent years. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the publicly available financial forecasts for the Acquiror referred to above, we have reviewed and discussed such forecasts with the management of the Acquiror and have assumed, with your consent, that such forecasts represent reasonable estimates and judgments with respect to the future financial performance of the Acquiror. We have assumed, with your consent, that the Amalgamation Agreement, when executed, will not differ from the form attached to the Combination Agreement as Schedule “A” in any way material to our analysis.

We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Amalgamation, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Amalgamation and that the Amalgamation will be consummated in accordance with the terms of the Combination Agreement and the Amalgamation Agreement without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Ordinary Shares of the Per-Share Consideration and does not address any other aspect or implication of the Amalgamation or any other agreement, arrangement or understanding entered into in connection with the Amalgamation or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the Acquiror Common Shares actually will be when issued to the holders of Company Ordinary Shares pursuant to the Amalgamation or the prices at which Acquiror Common Shares will trade at any time. Our opinion does not address the relative merits of the Amalgamation as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Amalgamation.

We have acted as financial advisor to the Company in connection with the Amalgamation and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Amalgamation. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to the Company and the Acquiror, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Amalgamation, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is solely for the information of the Board of Directors of the Company in connection with its consideration of the Amalgamation and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed Amalgamation.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per-Share Consideration is fair, from a financial point of view, to the holders of Company Ordinary Shares.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:
Managing Director

APPENDIX “C”

FAIRNESS OPINION OF MERRILL LYNCH

October 1, 2007

Board of Directors
RBTT Financial Holdings Limited
Royal Court, 19-21 Park Street
Port of Spain
Trinidad and Tobago

Members or the Board of Directors:

RBTT Financial Holdings Limited, a company organized under the laws of Trinidad and Tobago (the “Company”), Royal Bank of Canada, a Canadian corporation (the “Acquiror”), and a newly formed or to be formed indirect wholly-owned subsidiary of the Acquiror organized under the laws of Trinidad and Tobago (“Newco”), propose to enter into an amalgamation agreement (the “Amalgamation Agreement”). The Amalgamation Agreement would provide for, among other things, the amalgamation of Newco with the Company (the “Transaction”), pursuant to which each outstanding ordinary share in the capital of the Company (the “Company Shares”) would be converted into the right to receive TT$24 per Company Share payable in cash and TT$16 (subject to adjustment as described in the Amalgamation Agreement) per Company Share payable in preferred shares of the corporation continuing as a result of the amalgamation, redeemable in exchange for common shares of the Acquiror as described in the Amalgamation Agreement (the “Consideration”). Immediately following consummation of the Transaction, the Acquiror would indirectly, through a newly formed or to be formed indirect wholly-owned subsidiary of the Acquiror organized under the laws of Barbados (“Holdco”), own all of the issued and outstanding shares of the amalgamated company formed in the Transaction.

You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Transaction is fair from a financial point of view to such holders.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3)	Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

(4)	Reviewed a draft of the Combination Agreement between the Acquiror and the Company dated September 24, 2007 and a draft of the Amalgamation Agreement dated September 27, 2007 (collectively, the “Transaction Documents”);

(5)	Reviewed historical market prices, trading volume and valuation multiples for the Company Shares and the common shares of the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(7)	Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant; and

(8)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

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In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final forms of the Transaction Documents will be substantially similar to the last drafts of the Transaction Documents reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof, and we assume no responsibility to update or revise our opinion based on circumstances or events occurring after the date hereof. We are not expressing any opinion as to the actual value of the common shares of the Acquiror or the price at which such shares will trade at any time.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors of the Company (the “Board”) to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

We will receive a fee from the Company for providing this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror and/or its affiliates and have received fees for the rendering of such services. We may, in the future, provide financial advisory and financing services to the Company, the Acquiror and/or their respective affiliates and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is furnished solely for the use and benefit of the Board in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our prior written consent. Furthermore, this opinion may not be published, reproduced, summarized, disseminated, quoted or referred to at any time, in any manner or for any purpose without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated; provided, however, that if reference to this opinion is required by applicable law or regulation to be made in a proxy statement, prospectus or other shareholder disclosure document in connection with the Transaction, we will not unreasonably withhold our consent thereto so long as the full text of this opinion is reproduced therein in the English language and we approve in advance the text of any accompanying disclosure. Our opinion (i) docs not address the merits of the underlying decision by the Company to engage in the Transaction, (ii) should not be construed as creating any fiduciary duty on our part to any party and (iii) does not constitute a recommendation to any shareholder as to how such shareholder should vote its Company Shares with respect to the Transaction or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Transaction is fair from a financial point of view to the holders of such shares.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

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APPENDIX “D”

RBTT FINANCIAL HOLDINGS LIMITED

and

ROYAL BANK OF CANADA

AMENDED AND RESTATED COMBINATION AGREEMENT

MADE OCTOBER 1, 2007, AMENDED AND RESTATED AS OF
JANUARY 22, 2008

This Combination Agreement, made October 1, 2007, and amended and restated as of January 22, 2008, is by and between RBTT Financial Holdings Limited (“RBTT”) and Royal Bank of Canada (“RBC”).

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1     Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this combination agreement and all Schedules attached to it; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

“Amalgamation” means the amalgamation of RBTT and Newco in accordance with the Amalgamation Agreement.

“Amalgamation Agreement” means the amalgamation agreement to be entered into by RBTT, RBC and Newco, substantially in the form of the agreement attached hereto as Schedule “A”.

“Ancillary Agreements” means all agreements, certificates, letters and other instruments delivered or given pursuant to this Agreement, including the Amalgamation Agreement and the Articles of Amalgamation.

“Articles of Amalgamation” means the articles of amalgamation of the amalgamated company resulting from the amalgamation of RBTT and Newco in respect of the Amalgamation that are required by the Companies Act to be sent to the Registrar.

“Authorization” means, with respect to any Person or matter, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person or matter.

“Bank Regulator” means any Governmental Entity charged with the supervision or regulation of banks or bank holding companies.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario, Bridgetown, Barbados or Port-of-Spain, Trinidad and Tobago.

“Canadian Bank Approvals” means those Regulatory Approvals of Canadian Bank Regulators set forth on Schedule “B”.

“Canadian GAAP” means accounting principles generally accepted in Canada, including those that are recommended in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis.

“Cash Amount” means TT$24.00 (or, where an RBTT Shareholder duly so elects in accordance with this Agreement, the U.S. Dollar Equivalent of TT$24.00).

“Certificate of Amalgamation” has the meaning given such term in the Amalgamation Agreement.

“Closing” means the consummation of the amalgamation of RBTT and Newco and the Redemption in accordance with the Amalgamation Agreement.

“Closing Date” means June 30, 2008 or such earlier date or later date as the Parties may mutually agree in writing prior to the Outside Date upon which the Closing shall occur, in each case, subject to the conditions set forth in Article 6 and subject to the right of either RBTT, on the one hand, or RBC, on the other hand, to postpone the Closing Date for up to an additional 90 days thereafter (in 30-day increments) if the Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other to such effect no later than 5:00 p.m. (Eastern time) on the date that is 15 days prior to the original Closing Date (and any subsequent Closing Date).

“Collar Exchange Ratio” has the meaning given such term in the Amalgamation Agreement.

“Companies Act” means the Companies Act (Chp. 81:01 of the Laws of the Republic of Trinidad and Tobago), as amended.

“Confidentiality Agreement” means the confidentiality agreement between RBTT and RBC dated as of July 13, 2007, as amended, restated or otherwise modified from time to time in accordance with its terms.

“Contract” means any agreement, contract, licence, undertaking, engagement or commitment of any nature, written or oral.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Credit Suisse” has the meaning given such term in Section 3.1(x).

“Effective Time” has the meaning given such term in the Amalgamation Agreement.

“Election Deadline” has the meaning given such term in Section 2.6.

“Election Form” means the election form provided to holders of RBTT Ordinary Shares in order that such holders may make the election described in Section 2.6.

“Environmental Laws” means all applicable Laws and agreements with Governmental Entities relating to public health or the protection of the environment or relating to hazardous or toxic substances, pollutants or contaminants and all Authorizations issued pursuant to such Laws or agreements.

“Escrow Agent” has the meaning given such term in Section 2.3.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, (iii) any quasi-governmental or self-regulatory or other private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) any stock exchange.

“IAS” means International Accounting Standards.

“IFRS” means International Financial Reporting Standards.

“Interbank Agreements” has the meaning given such term in Section 3.1(jj)(i).

“Interested Person” has the meaning given such term in Section 3.1(ii)(i).

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, policies, regulations, guidelines, directives and municipal by-laws whether domestic, foreign or international, and (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, determinations, and awards of any Governmental Entity, in each case binding on or affecting the Person referred to in the context in which the word is used.

“Liabilities” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, absolute or contingent, or accrued or unaccrued.

“Lien” means (i) any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature or (ii) any other arrangement or condition which, in substance, secures payment or performance of an obligation.

“Loans” has the meaning given such term in Section 3.1(dd)(i).

“Matching Period” has the meaning given such term in Section 5.7(a).

“Merrill” has the meaning given such term in Section 3.1(x).

“Newco” means RBC Holdings (Trinidad & Tobago) Limited, a corporation indirectly wholly-owned by RBC incorporated under the Laws of Trinidad and Tobago.

“Notice” has the meaning given such term in Section 8.1.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is taken in the ordinary course of the normal day-to-day business operations of the Person and, in any event, constitutes prudent banking practice and prudent commercial practice.

“Outside Date” means September 30, 2008.

“Parties” means RBC and RBTT and any other Person who may become a party to this Agreement.

“Per Share Consideration” means the amount per RBTT Ordinary Share that is equal to the sum of (a) the Cash Amount and (b) the Share Amount.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Pre-Combination Reorganization” has the meaning given such term in Section 5.3(3).

“RBC” means Royal Bank of Canada, a Schedule I Chartered Bank established under the Bank Act (Canada).

“RBC Closing Average Share Price” has the meaning given such term in the Amalgamation Agreement.

“RBC Common Shares” means the common shares in the capital of RBC.

“RBC Contract” means any contract, agreement, licence, franchise, lease, arrangement, commitment, understanding or other right or obligation to which RBC or any of the RBC Subsidiaries is a party or by which RBC or any of the RBC Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“RBC Exchanges” means the Toronto Stock Exchange and the New York Stock Exchange.

“RBC Financial Statements” means the audited financial statements of RBC for the fiscal years ending October 31, 2006 and October 31, 2005, respectively, consisting in each case of a balance sheet and the accompanying statements of income, changes in shareholders’ equity and cash flow for the year then ended and all notes to them, together with a report of the auditors, Deloitte & Touche LLP, Chartered Accountants.

“RBC Interim Financial Statements” means the consolidated balance sheet and the accompanying consolidated statement of income for RBC for the period ended July 31, 2007.

“RBC Material Adverse Effect” means any effect that is, or would reasonably be expected to be, material and adverse, individually or in the aggregate (i) to the business, operations, condition (financial or otherwise) or assets of RBC and the RBC Subsidiaries, taken as a whole; or (ii) to the ability of RBC to consummate the transactions contemplated hereby before the Outside Date, provided that in the case of clause (i) “RBC Material Adverse Effect” shall not include any change or effect on the business of RBC and the RBC Subsidiaries attributable to (a) changes in general economic conditions affecting banks generally in the regions where RBC and the RBC Subsidiaries conduct their business, except to the extent that such changes are disproportionately adverse to RBC or the RBC Subsidiaries, (b) any actions taken or omitted to be taken by RBC and the RBC Subsidiaries pursuant to the express terms of this Agreement, (c) the announcement of the execution and delivery of this Agreement or the transactions contemplated hereby, or (d) commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, except to the extent that the effects thereof are disproportionately adverse to RBC or the RBC Subsidiaries.

“RBC Material Contract” means any RBC Contract that is material to the business, operations or financial condition of RBC and the RBC Subsidiaries, taken as a whole.

“RBC Material Subsidiaries” means (i) each RBC Subsidiary, the total assets of which constituted more than ten percent of the consolidated assets of RBC as of October 31, 2006 or the total revenues of which, for the year ended October 31, 2006, constituted more than ten percent of the consolidated revenues of RBC, in each case as set out in the financial statements of RBC as of and for the year ended October 31, 2006 and (ii) each RBC Subsidiary that directly or indirectly holds an equity interest in each such RBC Subsidiary.

“RBC Shareholders” means the holders of RBC Common Shares.

“RBC Subsidiary” means any corporation, partnership, joint venture or other legal entity of which RBC (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or has, directly or indirectly, the right to appoint a majority of the board of directors or other governing body of such corporation or other legal entity.

“RBTT” means RBTT Financial Holdings Limited, a corporation governed by the laws of Trinidad and Tobago.

“RBTT Acquisition Proposal” means any proposal, offer or public announcement with respect to any direct or indirect merger, amalgamation, arrangement, exchange or tender offer, take over bid, sale of assets (including the shares or assets of an RBTT Subsidiary) or similar transaction representing more than 20% of the book value (on a consolidated basis) of RBTT’s total assets, any issuance, sale, transfer or acquisition of more than 20% of RBTT’s Ordinary Shares then outstanding or any similar transaction involving RBTT or any RBTT Subsidiary, whether in one or a series of steps or transactions, excluding the Amalgamation.

“RBTT Affiliate Transaction” means a transaction or series of transactions between two or more wholly-owned RBTT Subsidiaries or between RBTT and a wholly-owned RBTT Subsidiary.

“RBTT Amalgamation Resolution” means the special resolution of the RBTT Shareholders approving the transactions contemplated hereby, including the Amalgamation, to be substantially in the form and content of Schedule “C” hereto.

“RBTT Circular” means the management information circular and notice of RBTT Meeting, including all schedules and exhibits thereto, to be sent to RBTT Securityholders in connection with the RBTT Meeting, as the same may be amended, supplemented or otherwise modified, subject to this Agreement.

“RBTT Contract” means any Contract to which RBTT or any of the RBTT Subsidiaries is a party or by which RBTT or any of the RBTT Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“RBTT Disclosure Letter” means that certain disclosure letter dated as of even date herewith and delivered by RBTT to RBC, which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 3 or Section 5.3(1) and containing the disclosure information required in each such section by the terms of this Agreement, with the disclosures in any section or subsection qualifying the corresponding section or subsection in Article 3 or Section 5.3(1), as well as any other section or subsection of Article 3 or Section 5.3(1) if the relevance of the disclosed item to such other section or subsection is readily apparent on its face.

“RBTT Employee Plans” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, employee loan, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, or arrangements relating to the current or former directors, officers or employees of RBTT or any of the RBTT Subsidiaries maintained, sponsored or funded by RBTT or any of the RBTT Subsidiaries, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered under which RBTT or any of the RBTT Subsidiaries may have any liability, contingent or otherwise.

“RBTT Employees” means those individuals employed by RBTT or any of the RBTT Subsidiaries.

“RBTT Exchanges” means the Trinidad and Tobago Stock Exchange, the Barbados Stock Exchange and the Jamaica Stock Exchange.

“RBTT Financial Statements” means the audited consolidated financial statements of RBTT for the fiscal years ending March 31, 2007 and March 31, 2006, respectively, consisting in each case of a balance sheet and the accompanying profit and loss account, statement of changes in equity and statement of changes in cash resources for the year then ended and all notes to them, together with a report of the auditors, PricewaterhouseCoopers, Chartered Accountants.

“RBTT In-The-Money Option” means an RBTT Option with an exercise price less than the Per Share Consideration.

“RBTT Intellectual Property Rights” has the meaning given such term in Section 3.1(p).

“RBTT Interim Financial Statements” means the consolidated balance sheet and the accompanying consolidated statement of income for RBTT for the period ended June 30, 2007.

“RBTT Labour and Employment Arrangements” has the meaning given such term in Section 5.3(1)(j).

“RBTT Material Adverse Effect” means any effect that is, or would reasonably be expected to be, material and adverse, individually or in the aggregate (i) to the business, operations, condition (financial or otherwise), assets or liabilities of RBTT and the RBTT Subsidiaries, taken as a whole; or (ii) to the ability of RBTT to consummate the transactions contemplated hereby before the Outside Date, provided that in the case of clause (i) “RBTT Material Adverse Effect” shall not include any change or effect on the business of RBTT and the RBTT Subsidiaries attributable to (a) changes in general economic conditions affecting banks generally in the regions where RBTT and the RBTT Subsidiaries conduct their business, except to the extent that such changes are disproportionately adverse to RBTT or any of the RBTT Subsidiaries, (b) any actions taken or omitted to be taken by RBTT or any of the RBTT Subsidiaries pursuant to the express terms of this Agreement, (c) the announcement of the execution and delivery of this Agreement or the transactions contemplated hereby, or (d) commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, except to the extent that the effects thereof are disproportionately adverse to RBTT or any of the RBTT Subsidiaries.

“RBTT Material Contract” means any RBTT Contract that (i) is outside the Ordinary Course of business (and for this purpose, any RBTT Contract that involves payments to or by RBTT or any RBTT Subsidiary in excess of $1,000,000 annually shall be deemed to be outside of the Ordinary Course of business), (ii) by its terms, is not terminable within 90 days’ prior notice (without termination fee or penalty) and that may result in total payments by RBTT or any RBTT Subsidiary in excess of $1,000,000, (iii) constitutes a material agreement filed or required to be filed under applicable securities Laws or with the Bank Regulators, (iv) constitutes a material partnership, shareholder or joint venture arrangement with any third party, (v) constitutes a confidentiality, non-competition agreement or other contract or agreement that limits the freedom of RBTT or any RBTT Subsidiary to engage in any line of business or to compete with any Person, (vi) involves any indemnification arrangement between RBTT and any director or officer of RBTT or of any of the RBTT Subsidiaries, (vii) involves any guarantee or similar obligation running from RBTT or any of the RBTT Subsidiaries to any Person (other than an RBTT Affiliate Transaction) entered into outside of the Ordinary Course of business in excess of $10,000,000, (viii) relates to credit card association memberships or ATM or debit card networks and to which RBTT or any RBTT Material Subsidiary is a party, (ix) relates to information technology or intellectual property that is material to the business or operations of RBTT or the RBTT Subsidiaries, (x) is an underwriting agreement involving a potential liability for unfulfilled sale, placement or similar obligations of greater than $25,000,000, (xi) relates to the purchase and sale of financial or other futures or derivatives (other than an RBTT Affiliate Transaction) entered into outside of the Ordinary Course of business, (xii) relates to interest rate or currency swaps or hedges (other than an RBTT Affiliate Transaction) entered into outside of the Ordinary Course of business, (xiii) relates to data processing services or operational support (including outsourcing arrangements), or (xiv) is otherwise material to the business, operations or financial condition of RBTT and the RBTT Subsidiaries, taken as a whole.

“RBTT Material Subsidiaries” means (i) each RBTT Subsidiary, the total assets of which constituted more than ten percent of the consolidated assets of RBTT as of March 31, 2007 or the total revenues of which, for the year ended March 31, 2007, constituted more than ten percent of the consolidated revenues of RBTT, in each case as set out in the financial statements of RBTT as of and for the year ended March 31, 2007, (ii) each RBTT Subsidiary listed in Schedule “E”, and (iii) each RBTT Subsidiary that directly or indirectly holds an equity interest in any RBTT Subsidiary described in clause (i) or (ii) above.

“RBTT Meeting” means the special meeting of RBTT Shareholders, including any adjournment or postponement thereof, to be called for the purpose of obtaining the Required RBTT Vote.

“RBTT Meeting Date” means the date of the RBTT Meeting which shall be established by RBTT following consultation with RBC, but which in any event shall be no earlier than January 30, 2008 and no later than March 31, 2008, unless otherwise agreed by the Parties.

“RBTT Option Plan” means the ordinary share option plan of RBTT, implemented by RBTT as of May 14, 2002, providing for the grant of options to acquire RBTT Ordinary Shares, as amended in accordance with this Agreement.

“RBTT Option Plan Amendment” has the meaning given such term in Section 2.1(c).

“RBTT Options” means options to purchase RBTT Ordinary Shares granted under the RBTT Option Plan.

“RBTT Ordinary Shares” means the ordinary shares in the capital of RBTT.

“RBTT Out-Of-The-Money Option” means an RBTT Option with an exercise price equal to or greater than the Per Share Consideration.

“RBTT Properties” has the meaning given such term in Section 3.1(n).

“RBTT Securityholders” means the holders of RBTT Ordinary Shares and RBTT Options.

“RBTT Shareholders” means the holders of RBTT Ordinary Shares.

“RBTT Subsidiary” means any corporation, partnership, joint venture or other legal entity of which RBTT (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or has, directly or indirectly, the right to appoint a majority of the board of directors or other governing body of such corporation or other legal entity.

“RBTT Superior Proposal” means any unsolicited, bona fide, written RBTT Acquisition Proposal that (a) contemplates the acquisition of at least 50.1% of the outstanding RBTT Ordinary Shares or all or substantially all of the assets of RBTT and the RBTT Subsidiaries; (b) provides for consideration per RBTT Ordinary Share of at least TT$41.00; and (c) in the good faith determination of the Board of Directors of RBTT in exercising their fiduciary obligations after consultation with financial advisors and outside counsel (i) is reasonably capable of being completed, taking into account the availability of any required financing and all legal, financial, regulatory, timing and other aspects of such proposal, and the

Person making such proposal, and (ii) would reasonably be expected to, if consummated in accordance with its terms (but without discounting any risk of non-completion), result in a transaction more favourable to RBTT, and more favourable from a financial point of view (including any financing terms, any termination payment payable under this Agreement and any conditions to the consummation thereof), to the RBTT Shareholders, than the transactions contemplated by this Agreement.

“RBTT Technology” has the meaning given such term in Section 3.1(p).

“Real Property Leases” has the meaning given such term in Section 3.1(n).

“Redemption” has the meaning given such term in the Amalgamation Agreement.

“Registrar” has the meaning given such term in the Amalgamation Agreement.

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, licences, permits, authorizations, waivers and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities or pursuant to applicable Laws, which must be obtained in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with all applicable Laws, including as set forth on Schedule “D”.

“Related Party” means, with respect to any Person, such Person’s Affiliates, and the directors and senior officers of such Person and of such Person’s Affiliates.

“Required RBTT Vote” means approval of the transactions contemplated by this Agreement, including the RBTT Amalgamation Resolution, by a majority of no less than 75% of the number of the votes cast by the holders of RBTT Ordinary Shares at the RBTT Meeting, voting together as one class, in person or by proxy.

“Share Amount” means the product of (a) the Collar Exchange Ratio, and (b) the RBC Closing Average Share Price, rounded to the nearest one-tenth of one cent ($0.001).

“Severance or Change of Control Plan” means any severance, change of control, “golden parachute”, “tin parachute”, transaction bonus, or other plan, policy, agreement, arrangement, commitment, obligation or understanding pursuant to which RBTT or any RBTT Subsidiary is or will be obligated to pay any amount or provide any benefit to (or accelerate or modify any payment or benefit to be paid or provided to) any officer, employee or director of any of them as a result of or in connection with the Amalgamation or any of the other transactions contemplated by this Agreement or the Ancillary Agreements, either before, upon or after the consummation thereof.

“Superior Proposal Notice” has the meaning given such term in Section 5.7(a).

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world competent to impose, regulate, administer or collect any liability to Taxes.

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, licence, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; and (ii) all instalments, interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii).

“Trust or Agency Agreement” means any instrument, indenture, declaration, agreement, will, contract, resolution or other document under which a Person acts as an executor, trustee, fiduciary, representative, agent (including a custodian, paying agent or escrow agent), conservator, guardian or in a similar capacity.

“Trust or Agency Records” has the meaning given such term in Section 3.1(gg).

“U.S. Dollar Equivalent” means, with respect to an amount expressed in TT$, such TT$ amount divided by the simple average of (i) the volume weighted average of the buying rate and (ii) the volume weighted average of the selling rate, in each case for conversion of U.S. dollars into Trinidad and Tobago dollars as publicly reported by the Central Bank of Trinidad and Tobago for the five (5) consecutive trading days ending on the last Business Day immediately preceding the date of calculation, rounded to the nearest one tenth of one cent ($0.001).

Section 1.2  Gender and Number.

Any reference in this Agreement or any Ancillary Agreement to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.

Section 1.3  Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.4  Currency.

All references in this Agreement or any Ancillary Agreement to dollars or to $ are expressed in currency of the United States of America unless otherwise specifically indicated.

Section 1.5  Certain Phrases, etc.

In this Agreement and any Ancillary Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6  Knowledge.

Each reference herein to the knowledge of RBTT with respect to any representation and warranty means, unless otherwise specified, the knowledge of the executive officers listed in Schedule “F” following reasonable inquiry within RBTT’s organization, including inquiry with the executive responsible for the subject matter of such representation and warranty.

Section 1.7  Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with IAS and IFRS, except as otherwise expressly provided in this Agreement.

Section 1.8  Incorporation of Schedules.

The schedules attached to this Agreement form an integral part of it for all purposes of this Agreement.

Section 1.9  References to Persons and Statutes.

Any reference in this Agreement or any Ancillary Agreement to a Person includes its successors and permitted assigns. Except as otherwise provided in this Agreement or any Ancillary Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

Section 1.10  Non-Business Days.

Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

ARTICLE 2

AMALGAMATION

Section 2.1  Implementation Steps by RBTT.

RBTT covenants in favour of RBC that RBTT shall, in accordance with the provisions hereof:

(a)	subject to Section 2.5, duly call, give notice of, convene and hold the RBTT Meeting;

(b)	use commercially reasonable efforts to solicit from the holders of RBTT Ordinary Shares proxies in favour of the approval of the RBTT Amalgamation Resolution and take all other action that is reasonably necessary to secure the approval of the RBTT Amalgamation Resolution by RBTT Shareholders, except to the extent that the RBTT Board of Directors has changed its recommendation in accordance with Section 5.7;

(c)	cause the RBTT Option Plan to be amended (the “RBTT Option Plan Amendment”) as required to provide that, subject to and conditional upon Closing, (i) all issued and outstanding RBTT Options will be deemed to have vested, immediately prior to the Effective Time, (ii) each unexercised RBTT In-The-Money Option will be deemed cancelled, immediately prior to the Effective Time, in exchange for a cash amount equal to the difference between the Per Share Consideration and its exercise price, (iii) each RBTT Out-Of-The-Money Option will be cancelled immediately prior to the Effective Time without payment of any further consideration, and (iv) no exercises of RBTT Options shall be permitted from and after the date that is five (5) Business Days prior to the Closing Date; and

(d)	execute and deliver the Amalgamation Agreement on or before the Closing Date.

Section 2.2  Implementation Steps by RBC.

RBC covenants in favour of RBTT that RBC shall, in accordance with the provisions hereof:

(a)	cause Newco to be formed as soon as practicable after the date of this Agreement;

(b)	execute and deliver, and cause Newco to execute and deliver, the Amalgamation Agreement on or before the Closing Date; and

(c)	subject to the satisfaction or waiver of each of the conditions precedent for its benefit contained in this Agreement, at or prior to the Effective Time, cause Newco to deposit or cause to be deposited with the Escrow Agent, funds equal to (i) the aggregate cash consideration payable for the RBTT Ordinary Shares pursuant to the Amalgamation; plus (ii) the aggregate amount payable by the Escrow Agent to subscribe for RBC Common Shares pursuant to the Redemption.

Section 2.3  Appointment of Escrow Agent.

The escrow agent and depositary (the “Escrow Agent”) in connection with the Amalgamation and subsequent redemption of the preferred shares to be issued pursuant to the Amalgamation, shall be a financial institution located in (or with a branch office located in) Trinidad and Tobago, and shall be selected by RBC in consultation with RBTT. RBC shall cause Newco to appoint the Escrow Agent to act in accordance with the terms and conditions set out in the Amalgamation Agreement and to enter into an escrow agreement with the Escrow Agent on terms and conditions satisfactory to RBC.

Section 2.4  Articles of Amalgamation.

Subject to the terms and conditions hereof, the Amalgamation shall be implemented by the filing of Articles of Amalgamation and the issuance of the Certificate of Amalgamation (which shall be dated the Closing Date), with such other matters as are necessary to effect the Amalgamation, as a result of which, among other things, at the Effective Time each RBTT Ordinary Share outstanding immediately prior to the Effective Time, will be cancelled in exchange for a combination of (a) cash; and (b) preferred shares redeemable in exchange for RBC Common Shares, all as described in the Amalgamation Agreement.

Section 2.5  RBTT Meeting.

(a)	As promptly as reasonably practicable after the execution and delivery of this Agreement, RBTT shall, in consultation with RBC:

(i)	establish a record date for receiving notice of and the right to vote at the RBTT Meeting, such that the RBTT Meeting can be held on the RBTT Meeting Date in accordance with applicable Laws;

(ii)	establish the RBTT Meeting Date; and

(iii)	subject to Section 2.7, in connection with the solicitation of proxies with respect to the RBTT Meeting, cause the RBTT Circular and other documentation required in connection with the RBTT Meeting to be filed as required by applicable Laws and sent to each RBTT Securityholder and each other Person to whom such documents are required to be sent under applicable Laws.

(b)	Subject to Section 5.7(c), RBTT shall not without RBC’s prior written consent:

(i)	change the record date for the RBTT Meeting; or

(ii)	adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the RBTT Meeting.

Section 2.6  Currency Election.

Subject to compliance with this Section 2.6, each Person who is a holder of RBTT Ordinary Shares, as reflected on RBTT’s register of members or in the records of any depository on the record date for the RBTT Meeting, shall be entitled to make an election to receive the U.S. Dollar Equivalent of the Cash Amount, calculated as of the second (2nd) Business Day prior to the Closing Date. The election deadline (the “Election Deadline”), as specified in the Election Form, shall be established by RBTT after consultation with RBC, but in any event shall be no later than the forty-fifth (45th) day prior to the Closing Date, unless otherwise agreed to by the Parties. If a holder of RBTT Ordinary Shares has not deposited the Election Form with the Escrow Agent by the Election Deadline, such holder shall be deemed not to have elected to receive the U.S. Dollar Equivalent of the Cash Amount.

Section 2.7  Preparation of Filings, etc.

(1)	Subject to Section 5.2(4), the Parties shall use commercially reasonable efforts to co-operate in the preparation, seeking and obtaining of all circulars, filings, consents, Regulatory Approvals and other approvals and other matters in connection with this Agreement and the Amalgamation, necessary to discharge their respective obligations under Barbados, Trinidad and Tobago and other applicable federal, provincial, territorial or state Laws in connection with the Amalgamation and the other transactions contemplated hereby.

(2)	Each of the Parties shall furnish to the other all such information concerning it and its securityholders and subsidiaries as may be reasonably required (and, in the case of its securityholders, available to it) for the effectuation of the actions described in this Section 2.7, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its securityholders) in connection with such actions or otherwise in connection with the consummation of the Amalgamation and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

(3)	RBC and RBTT shall each promptly notify the other if at any time before the Effective Time it becomes aware that the RBTT Circular contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the RBTT Circular. In any such event, RBC and RBTT shall co-operate in the preparation of a supplement or amendment to the RBTT Circular, as required and as the case may be, and, if required, shall cause the same to be distributed to securityholders of RBTT and/or filed with the relevant securities regulatory authorities and/or stock exchanges.

(4)	RBTT shall ensure that the RBTT Circular complies with all applicable Laws. Without limiting the generality of the foregoing, RBTT shall ensure that the RBTT Circular provides holders of RBTT Ordinary Shares with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the RBTT Meeting, and RBC shall provide all information regarding it and the RBC

Subsidiaries necessary to do so. RBTT shall ensure that the fairness opinions referred to in Section 3.1(x) are included in the RBTT Circular.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF RBTT

Section 3.1  Representations and Warranties.

RBTT represents and warrants to and in favour of RBC as follows and acknowledges that RBC is relying upon the following representations and warranties in connection with the entering into of this Agreement:

Corporate Matters

(a)	Incorporation and Qualification. RBTT (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Trinidad and Tobago, (ii) has the corporate power to lease, own and operate the property leased, owned or operated by it and to carry on its business as it is currently conducted, and to execute, deliver and perform its obligations under, this Agreement, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary. Section 3.1(a) of the RBTT Disclosure Letter lists all RBTT Subsidiaries and their respective jurisdictions of incorporation. RBTT and the RBTT Material Subsidiaries are qualified, licensed or registered to carry on business in the jurisdictions set forth in Section 3.1(a) of the RBTT Disclosure Letter. The jurisdictions set forth in Section 3.1(a) of the RBTT Disclosure Letter include all jurisdictions in which the nature of the business of RBTT and the RBTT Material Subsidiaries makes such qualification necessary or where RBTT owns or leases any material properties or assets or conducts any material business.

(b)	Corporate Authorization. Except for the Required RBTT Vote, the execution and delivery of and performance by RBTT of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been, or, in the case of the Ancillary Agreements, will be on or prior to the Effective Time, duly authorized by all necessary corporate action on the part of RBTT.

(c)	No Conflict. Except as disclosed in Section 3.1(c) of the RBTT Disclosure Letter and except for the consents, approvals and waivers described in Section 3.1(d) and Section 3.1(e) of the RBTT Disclosure Letter, the execution and delivery of and performance by RBTT, of this Agreement and each of the Ancillary Agreements to which it is a party:

(i)	do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of RBTT’s constating documents or by-laws;

(ii)	do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute a material default under, result in a material breach, violation, acceleration or termination of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any RBTT Material Contracts;

(iii)	do not and will not result in a material breach of, or cause the termination or revocation of, any material Authorization held by RBTT necessary to the operation of RBTT’s business or the businesses of the RBTT Subsidiaries; and

(iv)	do not and will not result in the violation of any Law.

(d)	Required Authorizations. There is no requirement that RBTT or any RBTT Subsidiary make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and Authorizations described in Section 3.1(d) of the RBTT Disclosure Letter or that relate solely to the identity of RBC or the nature of the business carried on by RBC prior to the Effective Time.

(e)	Required Consents. There is no requirement under any RBTT Material Contract to obtain any consent, approval or waiver of any party thereto to any of the transactions contemplated by this Agreement, except for the consents, approvals and waivers described in Section 3.1(e) of the RBTT Disclosure Letter.

(f)	Execution and Binding Obligation. This Agreement and each of the Ancillary Agreements to which RBTT is a party have been, or, in the case of the Ancillary Agreements, will be on or prior to the Effective Time, duly executed and delivered by RBTT and constitute legal, valid and binding agreements of it, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity.

(g)	Authorized and Issued Capital. The authorized capital of RBTT consists of an unlimited number of RBTT Ordinary Shares and an unlimited number of preferred shares. As of the date hereof, (i) 343,793,683 RBTT Ordinary Shares (and no more) have been duly issued and are outstanding as fully paid and non assessable and (ii) no preferred shares are currently outstanding. As at the date hereof, there are 4,269,837 RBTT Options outstanding to purchase 4,269,837 RBTT Ordinary Shares. Section 3.1(g) of the RBTT Disclosure Letter sets out a true and complete list of all outstanding RBTT Options, including the number held by each holder, exercise prices, dates of grants and expiration of such RBTT Options. All RBTT Ordinary Shares issued upon the exercise of the RBTT Options in accordance with their terms, will be duly authorized and validly issued and fully paid and non-assessable. Except for the RBTT Options described in the preceding sentences of this Section 3.1(g), there are no options, subscriptions, calls, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) relating to the issued or unissued securities of RBTT or any of the RBTT Subsidiaries (including the RBTT Ordinary Shares) obligating RBTT or any the RBTT Subsidiaries to issue or sell any securities of RBTT or any of the RBTT Subsidiaries or obligations of any kind convertible into or exchangeable for any securities of RBTT or any RBTT Subsidiary (including the RBTT Ordinary Shares). As of the date hereof, the fully diluted share capital of RBTT is 348,063,520 RBTT Ordinary Shares (and no more). The RBTT Ordinary Shares are not listed on any exchanges other than the RBTT Exchanges.

(h)	Subsidiaries. Except as disclosed in Section 3.1(h) of the RBTT Disclosure Letter, neither RBTT nor any of the RBTT Subsidiaries has any ownership interest in any Person which represents greater than 5% of the equity of such Person, provided however, there shall not be included in the foregoing (i) any marketable securities that can be readily turned into cash, (ii) any security or proprietary interest acquired in good faith through foreclosure, and (iii) any security or proprietary interest to the extent that it is owned or controlled by RBTT or an RBTT Subsidiary in a bona fide fiduciary capacity. Except as disclosed in Section 3.1(h) of the RBTT Disclosure Letter, RBTT beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of the RBTT Subsidiaries. All of the outstanding shares of capital stock and other ownership interests in the RBTT Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and all such shares and other ownership interests held directly or indirectly by RBTT are, except as disclosed in Section 3.1(h) of the RBTT Disclosure Letter or pursuant to restrictions on transfer contained in constating documents of wholly-owned RBTT Subsidiaries, owned free and clear of all Liens, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock of any of the RBTT Subsidiaries.

General Matters Relating to the Business

(i)	Conduct of Business in Ordinary Course. Except as disclosed in Section 3.1(i) of the RBTT Disclosure Letter, since March 31, 2007, (A) RBTT and each of the RBTT Subsidiaries has carried on its business in the Ordinary Course, and (B) there has not been any action or occurrence which would have constituted a breach of Section 5.3(1), if such section had applied since March 31, 2007, other than actions or occurrences which could not, individually or in the aggregate, result in an RBTT Material Adverse Effect.

(j)	No Material Adverse Change. Since March 31, 2007, there has not been an RBTT Material Adverse Effect, and to the knowledge of RBTT no event has occurred or circumstance exists which could, individually or in the aggregate, result in such an RBTT Material Adverse Effect.

(k)	Compliance with Laws. RBTT and each of the RBTT Subsidiaries is conducting its business in compliance in all material respects with all applicable Laws.

(l)	Authorizations. RBTT and each of the RBTT Material Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business, all material Authorizations which are necessary for it to conduct its business as presently or previously conducted in compliance in all material respects with all applicable Laws. All material Authorizations are valid, subsisting and in good standing, and RBTT and each of the RBTT Material Subsidiaries is not in material default or breach of any material Authorization and, to the knowledge of RBTT, no proceeding is pending or threatened to revoke or limit any material Authorization.

(m)	Public and Regulatory Filings. Except as disclosed in Section 3.1(m) of the RBTT Disclosure Letter, since March 31, 2007, RBTT and each of the RBTT Material Subsidiaries has filed all disclosure documents required to be filed by RBTT with RBTT Exchanges or pursuant to applicable securities Laws and such disclosure documents (i) complied, as of their respective dates, in all material respects with applicable securities Laws, and (ii) at the time filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Section 3.1(m) of the RBTT Disclosure Letter, RBTT and each of the RBTT Material Subsidiaries has filed all reports and other documents required by any Governmental Entity and such reports complied, as of their date of filing in all material respects with applicable Laws enforced or promulgated by the Governmental Entity with which they were filed, and (ii) at the time filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(n)	Properties. Section 3.1(n) of the RBTT Disclosure Letter contains a true and complete list of (i) all of the real property owned by RBTT and the RBTT Subsidiaries, and (ii) all leases, subleases and other agreements under which RBTT or any of the RBTT Subsidiaries leases, subleases, uses or occupies, or has the right to use or occupy, any real property with annual base rent in excess of $1,000,000 (the “Real Property Leases”). RBTT and each of the RBTT Subsidiaries has good and sufficient title to its real property interests, leases, licences, easements, rights of way and permits permitting the use of land or premises by RBTT and the RBTT Subsidiaries (collectively, the “RBTT Properties”), necessary to permit the operation of its current businesses, as they are now being conducted, except for such defects of title in respect of any real property or failures to hold such leases, licences, easements, rights of way or permits as would, individually or in the aggregate, not materially adversely affect the operations of the businesses conducted thereon or the value of such RBTT Property. To the knowledge of RBTT, there are no defaults or events which, with the notice of or lapse of time or both, would constitute a material default on the part of RBTT or any of the RBTT Subsidiaries or would constitute a material default on the part of the other parties to the Real Property Leases.

(o)	Material Contracts. Section 3.1(o) of the RBTT Disclosure Letter sets forth a true and complete list of all RBTT Material Contracts. RBTT or the RBTT Subsidiary party thereto has performed, in all material respects, all of the obligations required to be performed by it and has not waived any material rights, and is entitled to all benefits, under each RBTT Material Contract. Neither RBTT nor any of the RBTT Subsidiaries is or is alleged to be in default of any RBTT Material Contract. Each RBTT Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto, unamended, and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default under any RBTT Material Contract. As of the date hereof, RBTT has not received written notice that any party to an RBTT Material Contract intends to cancel, terminate or otherwise modify or not renew such RBTT Material Contract, and to the knowledge of RBTT, no such action has been threatened.

(p)	Intellectual Property. (i) RBTT and the RBTT Subsidiaries own or have validly licensed (and are not in material breach of such licences) all patents, trade-marks, trade names, service marks, copyrights, know-how and all other intellectual property and proprietary rights that are material to the conduct of their businesses as presently conducted (collectively, the “RBTT Intellectual Property Rights”); (ii) such RBTT Intellectual Property Rights are sufficient for conducting the businesses, in all material respects, as presently conducted, of RBTT and the RBTT Subsidiaries; (iii) to the knowledge of RBTT, such RBTT Intellectual Property Rights do not infringe upon any third parties’ intellectual property and proprietary rights; (iv) there are no pending, or to the knowledge of RBTT, any threatened, litigation, adversarial proceeding, administrative action or other challenge or claim relating to the RBTT Intellectual Property Rights, and to the knowledge of RBTT no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any such RBTT Intellectual Property Rights; (v) all material hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the businesses, as presently conducted, of RBTT and the RBTT Subsidiaries (collectively, the “RBTT Technology”), are up-to-date and sufficient for conducting the business, as presently conducted, of RBTT and the RBTT Subsidiaries; and (vi) RBTT and the RBTT Subsidiaries own or have validly licensed (and are not in material breach of such licences) such RBTT Technology and have commercially reasonable virus protection and security measures in place in relation to such RBTT Technology.

(q)	Environmental Matters. Except as set forth in Section 3.1(q) of the RBTT Disclosure Letter, to the knowledge of RBTT: (i) none of the RBTT Properties (A) contains any contaminants located in the ground or in groundwater, (B) has ever been used by any Person as a waste disposal site or as a licensed landfill, or (C) has ever had asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them; (ii) no properties adjacent to any of the RBTT Properties are contaminated where such contamination could, if it migrated to an RBTT Property, have a material adverse effect on such RBTT Property; and (iii) RBTT has not been required by any Governmental Entity to (A) alter any of the RBTT Properties in a material way in order to be in compliance with Environmental Laws, or (B) perform any environmental closure, material decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property.

(r)	RBTT Employees. Except as set forth in Section 3.1(r) or Section 3.1(s) of the RBTT Disclosure Letter:

(i)	to the knowledge of RBTT, RBTT and the RBTT Subsidiaries are in compliance in all material respects with all terms and conditions of employment and all Laws respecting employment, including pay equity, wages and hours of work and occupational health and safety, and there are no outstanding claims, complaints, investigations or orders under any such Laws;

(ii)	RBTT and the RBTT Subsidiaries have not and are not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of RBTT, threatened against RBTT or any of the RBTT Subsidiaries;

(iii)	no collective agreement is currently being negotiated by RBTT or any of the RBTT Subsidiaries or any other Person in respect of RBTT Employees;

(iv)	no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any RBTT Employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of RBTT, threatened to apply to be certified as the bargaining agent of RBTT Employees. To the knowledge of RBTT, there are no threatened or pending union organizing activities involving any RBTT Employees. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of RBTT, threatened against RBTT or any of the RBTT Subsidiaries and no such event has occurred within the last three (3) years; and

(v)	no RBTT Employee is entitled to any change of control, severance, retention bonus or similar payment or compensation as a result of the transactions contemplated by this Agreement.

(s)	Employee Plans.

(i)	RBTT has made available to RBC true, correct and complete copies of all RBTT Employee Plans as amended, together with all related documentation including funding and investment management agreements, summary plan descriptions, the most recent actuarial reports, financial statements, asset statements, material opinions and memoranda (whether externally or internally prepared) and material correspondence with regulatory authorities or other relevant Persons.

(ii)	Except as disclosed in Section 3.1(s) of the RBTT Disclosure Letter, neither RBTT nor any of the RBTT Subsidiaries sponsors or participates in a defined benefit pension plan.

(iii)	All Severance or Change of Control Plans currently in effect are listed in Section 3.1(s) of the RBTT Disclosure Letter and such Section 3.1(s), for each such Severance or Change of Control Plan, describes with reasonable particularity the aggregate amount or value of payments, compensation or benefits payable or owing under such Severance or Change of Control Plan and the conditions and schedule applicable thereto.

(iv) Except as disclosed in Section 3.1(s) of the RBTT Disclosure Letter:

(A)	all RBTT Employee Plans have been established, registered, administered, communicated and invested in all material respects in accordance with all Laws. No fact or circumstance exists which could adversely affect the registered status of any such RBTT Employee Plan. Neither RBTT nor any of the RBTT Subsidiaries, nor any of their respective agents or delegates, has breached any fiduciary obligation with respect to the administration or investment of any RBTT Employee Plan;

(B)	RBTT and the RBTT Subsidiaries have made all contributions and paid all premiums in respect of each RBTT Employee Plan in a timely fashion in accordance with the terms of each RBTT Employee Plan and applicable Laws;

(C)	each RBTT Employee Plan that is a funded plan is fully funded on both a going concern and solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation for that RBTT Employee Plan;

(D)	other than routine claims for benefits, no RBTT Employee Plan is subject to any pending action, investigation, examination, claim (including claims for Taxes) or any other proceeding initiated by any Person;

(E)	no insurance policy or any other agreement affecting any RBTT Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement;

(F)	none of the RBTT Employee Plans (other than pension plans) provides for retiree benefits or for benefits to retired employees or to the beneficiaries or dependants of retired employees; and

(G)	none of the RBTT Employee Plans enjoys any special tax status under any Laws, nor have any advance tax rulings been sought or received in respect of any RBTT Employee Plan.

(t)	Insurance. RBTT maintains insurance policies with recognized insurers as are appropriate to the business of RBTT and the RBTT Subsidiaries in such amounts and against such risks as are customarily carried and insured against by prudent owners or operators of comparable businesses. Section 3.1(t) of the RBTT Disclosure Letter contains a correct and complete list of insurance policies maintained by RBTT and the RBTT Material Subsidiaries, setting out, in respect of each policy, the type of policy, the name of insurer, the coverage allowance, the expiration date and any pending material claims. All of the insurance policies maintained by RBTT and the RBTT Material Subsidiaries are in full force and effect. To the knowledge of RBTT, RBTT and the RBTT Material Subsidiaries are not in material default with respect to any of the provisions contained in any such insurance policy and have not failed to give any notice or present any material claim under any such insurance policy in due and timely fashion. Section 3.1(t) of the RBTT Disclosure Letter sets out a true and complete list of all material insurance claims involving RBTT and the RBTT Material Subsidiaries.

(u)	Litigation. Except as described in Section 3.1(u) of the RBTT Disclosure Letter, there are no (i) actions, suits or proceedings, at law or in equity, by any Person, (ii) grievances, arbitrations or alternative dispute resolution processes, or (iii) administrative or other proceedings by or before (or to the knowledge of RBTT any investigation by) any Governmental Entity, pending, or, to the knowledge of RBTT, threatened against RBTT or any of the RBTT Material Subsidiaries, which are, individually or in the aggregate material to RBTT and the RBTT Subsidiaries, taken as a whole, and RBTT does not know of any valid basis for any such action, complaint, grievance, suit, proceeding, arbitration or investigation. Neither RBTT nor any of the RBTT Material Subsidiaries is subject to any judgment, order, injunction, stipulation, or decree entered in any material lawsuit or proceeding, nor has RBTT or any of the RBTT Material Subsidiaries settled any material claim prior to being prosecuted in respect thereof. Except as disclosed in Section 3.1(u) of the RBTT Disclosure Letter, neither RBTT nor any of the RBTT Material Subsidiaries is the plaintiff or complainant in any action, suit, proceeding, grievance, arbitration or alternative dispute resolution process which is, individually or in the aggregate, material to RBTT and the RBTT Subsidiaries, taken as a whole.

(v)	Taxes. Except as described in Section 3.1(v) of the RBTT Disclosure Letter, RBTT and each RBTT Subsidiary has duly, and within any appropriate time limits, made and filed all Tax Returns, given all notice and supplied all other information required to be supplied to all relevant Tax Authorities and has maintained all records required to be maintained for Tax purposes, and all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and, to the knowledge of RBTT, should not reveal any transactions which may be the subject of any dispute with, or any enquiry raised by, any Tax Authority.

Except as described in Section 3.1(v) of the RBTT Disclosure Letter, all material Taxes that are required to have been paid by RBTT and each RBTT Subsidiary prior to the date hereof have been paid on a timely basis and all material Taxes that are payable by or due from RBTT and each RBTT Subsidiary on or after the date hereof in respect of all periods ending on or before the Effective Time have been fully paid or fully disclosed and fully provided for in the RBTT Financial Statements in accordance with generally accepted accounting principles. Except as described in Section 3.1(v) of the RBTT Disclosure Letter, there are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to a reassessment of Taxes or the filing of any Tax Return by, or any payment of Taxes by RBTT or any of the RBTT Subsidiaries. There are no disputes pending, or claims asserted or to the knowledge of RBTT, threatened for Taxes owing by RBTT or an RBTT Subsidiary and no notices of assessment or reassessment for which a material amount of Tax is owing is currently outstanding and, to the knowledge of RBTT, no examination of any Tax Return of RBTT or any of the RBTT Subsidiaries is currently in progress. RBTT and each of the RBTT Subsidiaries has, to the knowledge of RBTT, withheld and collected all material amounts required by applicable Law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity within the time prescribed under applicable Law.

(w)	Agreements with Regulators. Except as set forth in Section 3.1(w) of the RBTT Disclosure Letter, neither RBTT nor any of the RBTT Material Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity (including any Bank Regulator) which restrict materially the conduct by RBTT or any of the RBTT Material Subsidiaries, or in any manner relates to its capital adequacy, credit policies or management, nor has RBTT or any of the RBTT Material Subsidiaries been advised by any Governmental Entity (including any Bank Regulator) that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions. Except for normal examinations conducted by a Governmental Entity (including any Bank Regulator) in the Ordinary Course of the business of RBTT or any RBTT Material Subsidiary, no Governmental Entity (including any Bank Regulator) has initiated any proceeding or investigation into the business or operations or financial reporting of RBTT or any RBTT Material Subsidiary within the past three (3) years. There is no material unresolved violation, criticism, comment letter or exception by a Governmental Entity (including any Bank Regulator) with respect to any such report or examination.

(x)	Fairness Opinion. Each of Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Merrill Lynch, Pierce, Fenner and Smith Incorporated (“Merrill”) has delivered to the Board of Directors of RBTT its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the consideration payable to the holders of RBTT Ordinary Shares in connection with the Amalgamation, as described in the Amalgamation Agreement, is fair, from a financial point of view, to the holders of RBTT Ordinary Shares.

(y)	Board Resolution. The Board of Directors of RBTT has unanimously resolved that the Amalgamation is in the best interests of RBTT Shareholders and that RBTT Shareholders vote in favour of the RBTT Amalgamation Resolution.

(z)	Brokers and Finders. Other than Credit Suisse and Merrill, none of RBTT or any of the RBTT Subsidiaries nor any of their respective directors, officers or employees has employed any agent, broker, investment banker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

Financial Matters

(aa)	Financial Statements.

(i)	Except as set out in Section 3.1(aa) of the RBTT Disclosure Letter, the RBTT Financial Statements have been prepared in accordance with IAS and IFRS applied on a basis consistent with those of previous fiscal years, and present fairly in accordance with IAS and IFRS, subject to the exceptions noted therein:

(A)	the consolidated assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial position of RBTT and the RBTT Subsidiaries as at the respective dates of the relevant statements; and

(B)	the consolidated revenues and earnings of RBTT and the RBTT Subsidiaries during the periods covered thereby.

True, correct and complete copies of RBTT Financial Statements are attached as Section 3.1(aa) of the RBTT Disclosure Letter.

(ii)	The RBTT Interim Financial Statements have been prepared in accordance with IAS and IFRS applied on a basis consistent with the preceding interim three-month period, and present fairly in accordance with IAS and IFRS, subject to the absence of certain note disclosure and to normal year-end adjustments required by IAS and IFRS:

(A)	the consolidated assets, liabilities and the financial position of RBTT and the RBTT Subsidiaries as at June 30, 2007; and

(B)	the consolidated revenues and earnings of RBTT and the RBTT Subsidiaries for the three month period ended June 30, 2007.

True, correct and complete copies of RBTT Interim Financial Statements are attached as Section 3.1(aa) of the RBTT Disclosure Letter.

(iii)	RBTT and the RBTT Subsidiaries have no liabilities or obligations (whether accrued, absolute contingent or otherwise), except:

(A)	liabilities disclosed, reflected or provided for, in the RBTT Financial Statements;

(B)	liabilities and obligations incurred in the Ordinary Course of business consistent with past practice and attributable to the period since March 31, 2007; and

(C)	liabilities otherwise disclosed in this Agreement or in the RBTT Disclosure Letter,

in each case, other than those liabilities or obligations which, individually or in the aggregate, could not result in an RBTT Material Adverse Effect.

(iv)	Except as disclosed in Section 3.1(aa)(iv) of the RBTT Disclosure Letter, RBTT has established and maintained disclosure and internal accounting controls and procedures which have been designed to provide reasonable assurance, in the judgment of the Board of Directors of RBTT, that:

(A)	material information relating to RBTT and the RBTT Subsidiaries, is made known to the chief executive and chief financial officers by others within those entities, particularly during the period in which annual and interim filings are being prepared;

(B)	all material transactions are executed in accordance with management’s general or specific authorization; and

(C)	all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with IAS and IFRS, consistently applied with respect to any criteria applicable to such statements.

(v)	Since March 31, 2007,

(A)	RBTT has received no (I) material complaints from any source regarding accounting, internal accounting controls or auditing matters, or (II) to the knowledge of RBTT, expressions of concern from RBTT Employees regarding questionable accounting or auditing matters; and

(B)	to the knowledge of RBTT, no attorney representing RBTT or any of the RBTT Subsidiaries, whether or not employed by RBTT or any of the RBTT Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by RBTT or any of the RBTT Subsidiaries or their respective officers, directors, employees or agents to RBTT’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors of RBTT or to the Board of Directors of RBTT.

(bb)	Books and Records. The books, records and accounts of RBTT and the RBTT Subsidiaries (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of RBTT and the RBTT Subsidiaries, and (iii) accurately and fairly reflect in all material respects the basis for the RBTT financial statements.

(cc)	Risk Management.

(i)	All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for RBTT’s own account, or for the account of one or more of the RBTT Subsidiaries or their customers, were entered into in accordance with prudent business practices and all applicable Laws. Neither RBTT nor the RBTT Subsidiaries, nor to RBTT’s knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(ii)	RBTT and the RBTT Subsidiaries employ risk management policies, practices and procedures which (A) are sufficient to address the risks facing RBTT and the RBTT Subsidiaries, (B) are consistent with prudent business and industry practices, and (C) comply with all applicable Laws. RBTT and the RBTT Subsidiaries have complied in all material respects with such policies, practices and procedures.

(dd)	Loans and Investments.

(i)	Except as set forth in Section 3.1(dd) of the RBTT Disclosure Letter, all extensions of credit and commitments to extend credit by RBTT and the RBTT Subsidiaries (collectively, “Loans”) originated by RBTT or any of the RBTT Subsidiaries are evidenced by written documentation issued in the Ordinary Course of business of RBTT or an RBTT Subsidiary. Except as set forth in Section 3.1(dd) of the RBTT Disclosure Letter, all Loans originated by RBTT or any RBTT Subsidiary, and to the knowledge of RBTT, all Loans originated by any Person other than RBTT or any RBTT Subsidiary, were originated in material compliance with all applicable Laws and in accordance with the customary lending standards of the originator thereof, and the industry in which the originator operated and in the Ordinary Course of the originator thereof. In underwriting, purchasing, servicing, collecting and discharging Loans, either for its account or the account of others, RBTT and each RBTT Subsidiary has complied in all material respects with all applicable Laws and has performed such function in the Ordinary Course. Except as set forth in Section 3.1(dd) of the RBTT Disclosure Letter, there are no Loans or other assets of RBTT or any RBTT Subsidiary in a principal amount in excess of $5,000,000 that have been classified by examiners or otherwise as “Other Assets Specially Mentioned”, “Substandard”, “Doubtful”, “Loss” or words of similar impact as of the date hereof.

(ii)	RBTT has previously delivered to RBC a true and complete list of each investment in debt securities, mortgage backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by RBTT or any RBTT Subsidiary, showing as of July 31, 2007, the carrying values and the gross carrying values of the mortgage backed and related securities and the estimated cost of the marketable equity securities.

(ee)	Investment Management and Related Activities. Section 3.1(ee) of the RBTT Disclosure Letter sets out a list of all registrations, licences or authorizations held or required to be held by RBTT and the RBTT Subsidiaries, and their respective directors, officers and employees in connection with any services provided by such Persons in their capacities as investment advisors, commodity pool operators, futures commission merchants, brokers or similar positions.

(ff)	Trust or Agency Agreements. Except as set forth in Section 3.1(ff) of the RBTT Disclosure Letter:

(i)	to the knowledge of RBTT, neither RBTT nor any RBTT Subsidiary has taken any action, nor omitted to take any action, which would, or with the giving of notice or the passage of time or both could, constitute a default or a violation of any fiduciary duty under any Trust or Agency Agreement or cause RBTT or any RBTT Subsidiary to be subject to claims for damages, surcharge, disqualification or removal from any capacity which any one of them now occupies with respect to any Trust or Agency Agreement, nor has RBTT nor any RBTT Subsidiary been so subject to claims for damages, surcharged, disqualified or removed from any such capacity;

(ii)	no material claim has been made against RBTT or any RBTT Subsidiary and no written notice has been received by RBTT or any RBTT Subsidiary questioning the validity or enforceability of any Trust or Agency Agreement or asserting any default or violation of any duty thereunder; and

(iii)	to the knowledge of RBTT, (A) there has been no event of default or violation of any duty by any other party to any Trust or Agency Agreement, and (B) no event has occurred (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which would, or with the giving of notice or the passage of time or both could, constitute a default or violation of any duty by any other party to any Trust or Agency Agreement.

RBTT and each RBTT Subsidiary is eligible and qualified to act under each Trust or Agency Agreement to which it is a party and is not prohibited by applicable Law from performing its respective duties and obligations under any Trust or Agency Agreement.

(gg)	Trust or Agency Records. To the knowledge of RBTT, all records maintained by RBTT and RBTT Subsidiaries relating to or in connection with Trust or Agency Agreements (“Trust or Agency Records”) have been kept in compliance with RBTT’s customary practice, applicable Law and the applicable Trust or Agency Agreement. RBTT and each RBTT Subsidiary has maintained all Trust or Agency Records that it is required to maintain pursuant to applicable Law or the applicable Trust or Agency Agreement.

(hh)	Trust or Agency Standards.

(i)	The Trust or Agency Records are retained, protected and duplicated in accordance with reasonable and customary industry practices, and applicable legal and regulatory requirements. RBTT or any RBTT Subsidiary, as the case may be, maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (A) such transactions are executed in accordance with management’s general or specific authorizations, and (B) such transactions are recorded in conformity in all material respects with any applicable accounting principles and in such a manner as to permit preparation of financial statements in accordance with any applicable accounting principles and fiduciary standards and any other criteria applicable to such statements and to maintain accountability for assets.

(ii)	The data and transaction processing services of RBTT or any RBTT Subsidiary, as the case may be, are of the quality generally maintained by similar businesses and are adequate for the performance of the business of RBTT or any RBTT Subsidiary, as the case may be.

(ii)	Non-Arm’s Length Transactions.

(i)	All outstanding Loans and other contractual arrangements (including deposit relationships, mortgages, pledge agreements, or other similar commitments to extend credit) or compensation arrangements between RBTT or any RBTT Subsidiary and any current or former director, officer or employee of RBTT or any RBTT Subsidiary or any registered or beneficial RBTT Shareholder owning 5% or more of the RBTT Ordinary Shares (an “Interested Person”) conform in all respects to all applicable Laws and to all policies of RBTT and the RBTT Subsidiaries which were in effect when such Loans and other contractual arrangements were entered into.

(ii)	Except as set forth in Section 3.1(ii) of the RBTT Disclosure Letter, no Interested Person: (A) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of RBTT or any RBTT Subsidiary; or (B) has any cause of action or other claim whatsoever against, or is owed any amount by RBTT or any of the RBTT Subsidiaries, except for any liabilities reflected in the RBTT Financial Statements and claims in the Ordinary Course such as for accrued expense reimbursements, vacation pay and benefits under any RBTT Employee Plans.

(iii)	Except as set out in Section 3.1(ii) of the RBTT Disclosure Letter, since March 31, 2007 no payment has been made to any Interested Person outside the Ordinary Course.

(jj)	Banking Legislation Regulatory Compliance.

(i)	Section 3.1(jj) of the RBTT Disclosure Letter lists all material agreements between (a) RBTT, on the one hand, and any RBTT Subsidiary or Affiliate, on the other hand, and (b) any RBTT Subsidiary, on the one hand, and any other RBTT Subsidiary or any Affiliate of RBTT, on the other hand (“Interbank Agreements”). To the knowledge of RBTT, all Interbank Agreements are in compliance with all applicable Laws.

(ii)	RBTT and the RBTT Subsidiaries are in full compliance with any minimum capital requirements prescribed by (A) applicable Law and, (B) to the extent applicable, any Bank Regulator having jurisdiction over RBTT or any of the RBTT Subsidiaries.

Section 3.2  Disclaimer of Additional Representations, Warranties or Conditions.

RBC agrees and acknowledges that, except as set forth in this Agreement, RBTT makes no representation, warranty or condition, express or implied, at law or in equity, with respect to RBTT, the RBTT Subsidiaries, their respective businesses, the past, current or future financial condition or any of their assets, liabilities or operations, or their past, current or future profitability or performance, individually or in the aggregate, and any such other representations, warranties or conditions are hereby expressly disclaimed. Without limiting the generality of the foregoing, RBTT expressly disclaims any representation, warranty or condition that is not set forth in this Agreement. No investigations made by or on behalf of RBC at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by RBTT in or pursuant to this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF RBC

Section 4.1  Representations and Warranties.

RBC represents and warrants to and in favour of RBTT as follows and acknowledges that RBTT is relying upon the following representations and warranties in connection with the entering into of this Agreement:

Corporate Matters

(a)	Incorporation and Qualification. RBC (i) is a chartered bank duly established and validly existing as a Schedule I Bank under the Bank Act (Canada), and (ii) has the corporate power to lease, own and operate the property leased, owned or operated by it and to carry on its business as it is currently conducted and to execute, deliver and perform its obligations under, this Agreement.

(b)	Corporate Authorization. The execution and delivery of and performance by RBC of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been, or, in the case of the Ancillary Agreements, will be on or prior to the Effective Time, duly authorized by all necessary corporate action on the part of RBC. No approval of RBC Shareholders is required in connection with the execution and delivery of and performance by RBC of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(c)	No Conflict. Except for the Regulatory Approvals (including the Canadian Bank Approvals), the execution and delivery of and performance by RBC, as the case may be, of this Agreement and each of the Ancillary Agreements to which it is a party:

(i)	do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of RBC’s constating documents or by-laws;

(ii)	do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute a material default under, result in a material breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any RBC Material Contracts;

(iii)	do not and will not result in a material breach of, or cause the termination or revocation of, any material Authorization held by RBC necessary to the operation of RBC’s business or the businesses of the RBC Subsidiaries; and

(iv)	do not and will not result in the violation of any Law.

(d)	Issued Shares. The RBC Common Shares to be issued to RBTT Shareholders pursuant to the Redemption shall be duly and validly issued as fully paid, non-assessable and freely-tradeable (subject to the restrictions provided for in section 2.6 of National Instrument 45-102), shares in the capital of RBC and shall have been issued in compliance with all applicable Laws including applicable securities Laws.

(e)	Required Authorizations. There is no requirement that RBC or any RBC Material Subsidiary or Newco make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the Regulatory Approvals (including the Canadian Bank Approvals) or those that relate solely to the identity of RBTT or the nature of the business carried on by RBTT prior to the Effective Time.

(f)	Required Consents. There is no requirement under any RBC Material Contract to obtain any consent, approval or waiver of any party thereto to any of the transactions contemplated by this Agreement.

(g)	Execution and Binding Obligation. This Agreement and each of the Ancillary Agreements to which RBC is a party have been, or, in the case of the Ancillary Agreements, will be on or prior to the Effective Time, duly executed and delivered by RBC and constitute legal, valid and binding agreements of it, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity.

(h)	Authorized and Issued Capital. The authorized capital of RBC consists of (i) an unlimited number of common shares, of which as of September 27, 2007, 1,276,117,917 common shares (and no more) have been duly issued and are outstanding as fully paid and non assessable and (ii) an unlimited number of first and second preferred shares without nominal or par value, with a maximum aggregate consideration value equal to $20,000,000,000 and $5,000,000,000, respectively, of which, as of September 27, 2007, 94,000,000 first preferred shares are issued and outstanding with a face value of $2,350,000,000 and no second preferred shares are issued and outstanding.

(i)	Newco. Prior to executing the Amalgamation Agreement, (i) Newco will be a corporation duly incorporated, validly existing and in good standing under the laws of Trinidad and Tobago, (ii) Newco will have the corporate power to lease, own and operate the property leased, owned or operated by it and to carry on its business, and (iii) Newco will be duly qualified or licensed to do business and will be in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary. Immediately prior to the Effective Time, Newco will have no assets or liabilities (other than to RBC or its Affiliates) other than its rights and obligations under the Ancillary Agreements and cash.

(j)	Public and Regulatory Filings. Since October 31, 2006, RBC has filed all disclosure documents required to be filed by RBC with the RBC Exchanges or pursuant to applicable securities Laws (including on SEDAR) and such disclosure documents complied, as of their respective dates, in all material respects with applicable securities Laws and did not contain a misrepresentation as of their respective date of filing. RBC has filed all reports required by any Bank Regulator as of the date of filing of such reports in all material respects.

Financial Matters

(k)	Financial Statements. The RBC Financial Statements and the RBC Interim Financial Statements have been prepared in accordance with Canadian GAAP applied on a basis consistent with those of previous fiscal years, or the preceding interim nine-month period in the case of the RBC Interim Financial Statements, and each presents fairly in accordance with Canadian GAAP, subject to the exceptions noted therein and, in the case of the RBC Interim Financial Statements, subject to the absence of certain note disclosure and to normal year-end adjustments required under Canadian GAAP:

(i)	the consolidated assets, liabilities and the financial position of RBC as at the respective dates of the relevant statements; and

(ii)	the consolidated revenues and earnings of RBC during the periods covered thereby.

(l)	Financial Resources. RBC and the RBC Subsidiaries have sufficient financial resources to permit them to complete the transactions (including the payment of cash consideration) contemplated by this Agreement.

Section 4.2  Disclaimer of Additional Representations, Warranties and Conditions.

RBTT agrees and acknowledges that, except as set forth in this Agreement, RBC makes no representation, warranty or condition, express or implied, at law or in equity, with respect to RBC, the RBC Subsidiaries, their respective businesses, the past, current or future financial condition or any of their assets, liabilities or operations, or their past, current or future profitability or performance, individually or in the aggregate, and any such other representations, warranties or conditions are hereby expressly disclaimed. Without limiting the generality of the foregoing, RBC expressly disclaims any representation, warranty or condition that is not set forth in this Agreement. No investigations made by or on behalf of RBTT at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by RBC in or pursuant to this agreement.

ARTICLE 5

COVENANTS OF THE PARTIES

Section 5.1  RBTT Circular; Shareholder Meeting.

RBTT shall prepare the RBTT Circular and all other required documents in conformity with the requirements of applicable Laws, and RBTT shall cause the RBTT Circular and other documentation required in connection with the RBTT Meeting to be sent to each RBTT Securityholder or other Person in accordance with Section 2.5. RBTT shall provide RBC with a reasonable opportunity to review and comment upon each draft of the RBTT Circular (including each amendment and supplement thereto) and all responses to requests, if any, for additional information by, and replies to comments of, Governmental Entities or RBTT Exchanges in connection therewith, prior to filing such drafts or providing such responses or replies to any Governmental Entity or RBTT Exchanges or distributing the RBTT Circular or any amendment or supplement thereto to the RBTT Securityholders. RBTT shall make any changes to such materials reasonably requested by RBC to correct inaccurate or misleading information pertaining to RBC, the RBC Subsidiaries, their officers, directors, or Affiliates and the transactions contemplated hereby, and shall make any other changes to such materials as RBC may reasonably request in good faith, in each case prior to the submission or distribution thereof.

Section 5.2  Consents and Approvals.

(1)	From the date of this Agreement until the Effective Time, RBTT shall use commercially reasonable efforts to obtain all Regulatory Approvals applicable to the performance by it and the RBTT Subsidiaries of this Agreement and the Ancillary Agreements and the consummation by them of the transactions contemplated hereby and thereby and RBTT shall use commercially reasonable efforts to obtain all waivers, consents and approvals required to be obtained by RBTT or an RBTT Subsidiary from other parties to loan agreements, leases or other RBTT Contracts in connection with the performance by it and the RBTT Subsidiaries of this Agreement and the Ancillary Agreements and the consummation by them of the transactions contemplated hereby and thereby, provided however, that RBTT shall not (i) amend any RBTT Material Contract without RBC’s prior consent, or (ii) except with the prior written consent of RBC, make any payment to any other Person (other than de minimis payments) in order to obtain such waiver, consent or approval.

(2)	Subject to Section 5.2(4), from the date of this Agreement until the Effective Time, RBC shall use its commercially reasonable efforts to obtain all Regulatory Approvals applicable to the performance by RBC and the RBC Subsidiaries of this Agreement and the Ancillary Agreements and the consummation by them of the transactions contemplated hereby and thereby and RBC shall use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by RBC or an RBC Subsidiary from other parties to loan agreements, leases or other RBC Contracts in connection with the performance by RBC and the RBC Subsidiaries of this Agreement and the Ancillary Agreements and the consummation by them of the transactions contemplated hereby and thereby, provided however, that nothing contained in this Agreement shall require RBC to make any payment to any other Person (other than de minimis payments) in order to obtain such waiver, consent or approval.

(3)	Subject to Section 5.2(4), each Party shall promptly make all filings, notices, registrations, applications, statements and reports to all Governmental Entities that are required to be made prior to the Effective Time by or on behalf of such Party pursuant to any applicable Laws or Contracts in connection with this Agreement, the

Ancillary Agreements and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, and other than in respect of the Canadian Bank Approvals, the Parties shall co-operate with one another: (i) in the prompt notification and meeting with any appropriate Governmental Entity; (ii) by providing one another with drafts of any submission to any Governmental Entity and permitting the other Party a reasonable opportunity to comment upon such drafts; (iii) in determining whether action by or in respect of, or filing with, any Governmental Entity is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any Contracts in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; (iv) in keeping the other Party apprised of communications to or from Governmental Entities; (v) with respect to the submission, prosecution or obtaining of the Regulatory Approvals; and (vi) in seeking timely to obtain any such Regulatory Approvals.

(4)	Notwithstanding any other provision of this Agreement, RBC shall not be required to seek any Regulatory Approval or make any filing, notice, registration, application, or statement to any Governmental Entity relating to the issuance of the RBC Common Shares (other than in connection with the listing of the RBC Common Shares on the RBC Exchanges) if the terms and conditions of such Regulatory Approval, filing, notice, registration, application or statement is not satisfactory to RBC, in its sole discretion, including with respect to any terms and conditions relating to RBC’s continuous disclosure obligations, RBC’s financial reporting, and any listing fees or similar costs, and, in particular, there shall be no requirement (or if applicable Laws or stock exchange rules provide for such a requirement, RBC shall have been exempted therefrom) that RBC (A) issue or qualify a prospectus, registration statement or similar document in any jurisdiction in connection with the issuance of the RBC Common Shares, or (B) report or reconcile its financial statements in accordance with IAS and IFRS.

Section 5.3  Covenants of RBTT.

(1)	RBTT covenants and agrees that, until the Effective Time or the earlier termination of this Agreement in accordance with Article 7, except (i) with the prior written consent of RBC to any variation therefrom, which shall not be unreasonably withheld or delayed; or (ii) with respect to any deviation from the following covenants specifically required by this Agreement, the Ancillary Agreements or the Amalgamation, RBTT will, and will cause the RBTT Material Subsidiaries to:

(a)	carry on its and their business in the Ordinary Course and use all commercially reasonable efforts to preserve intact its present business organization, customers and clients and keep available the services of such of its present officers and employees and others having business dealings with it as is required to maintain the goodwill of its business and carry on its business in the Ordinary Course;

(b)	not split, combine or reclassify any of the outstanding shares of RBTT;

(c)	not declare, set aside or pay any dividends on or make any other distributions of any kind (whether in cash, securities or other property,) on or in respect of the outstanding RBTT Ordinary Shares or other securities of RBTT, other than semi-annual dividends paid in the Ordinary Course of business consistent with past practice, in each case in an amount not exceeding 45.3% of RBTT’s net after-tax earnings from operations for the prior six month period;

(d)	not amend the articles or by-laws of RBTT or amend the articles or by-laws of any RBTT Material Subsidiary;

(e)	not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or directly or indirectly purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or that of any RBTT Subsidiary or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, except for (i) RBTT Affiliate Transactions provided that such RBTT Affiliate Transactions do not involve the issuance of any shares in the capital stock of RBTT or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares, and (ii) the issuance of RBTT Ordinary Shares pursuant to the exercise of fully vested RBTT Options granted prior to the date hereof in accordance with the terms of such RBTT Options in effect as of the date hereof, provided that no exercises of RBTT Options shall be permitted from and after the date that is five (5) Business Days prior to the Closing Date;

(f)	not, whether through its Board of Directors or otherwise, accelerate the vesting of any unvested RBTT Options or grant RBTT Options or otherwise amend, vary or modify the RBTT Options or the RBTT Option Plan, provided, however, that RBTT shall be entitled to implement the RBTT Option Plan Amendment contemplated by Section 2.1(c);

(g)	not reorganize, amalgamate or merge RBTT or any of the RBTT Subsidiaries with any other Person;

(h)	not acquire (by amalgamation, merger, consolidation, acquisition of shares or assets or otherwise) another Person or division thereof (other than pursuant to an RBTT Affiliate Transaction and, in such case, only after consultation with RBC) or make any investment (by the purchase of shares or securities, contribution of capital, property transfer, purchase of any property or assets of any other Person or division (other than pursuant to an RBTT Affiliate Transaction and, in such case, only after consultation with RBC) thereof or otherwise) if:

(i)	the total amount expended by RBTT and all RBTT Subsidiaries, together with the total amount of all indebtedness or other obligations incurred by RBTT and all RBTT Subsidiaries, in respect thereof would exceed 5% of RBTT’s total equity as reflected on RBTT’s latest audited balance sheet available at the relevant time; or

(ii)	if such acquisition would reasonably be expected to materially delay the consummation of the transactions contemplated hereby;

(i)	except (i) with respect to the sale of assets of RBTT or any RBTT Material Subsidiary in the Ordinary Course or (ii) pursuant to an RBTT Affiliate Transaction made after prior consultation with RBC, not sell, pledge, encumber, lease or otherwise dispose of any material assets;

(j)	not, other than as required by Law or the terms of any employment, collective, severance, pension, supplemental pension, profit sharing, benefit, termination, compensation, or similar Contracts, arrangements or policies with or for the benefit of any officers, directors or employees of RBTT or any RBTT Subsidiary (collectively, “RBTT Labour and Employment Arrangements”) in existence on the date of this Agreement, enter into, adopt, implement or become subject to or materially modify any such existing RBTT Labour and Employment Arrangement or any Severance or Change of Control Plan, or grant any bonuses, wage or salary increases, pension or supplemental pension benefits, employee benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any of its officers, directors or employees, except to the extent that such actions are consistent with past practices regarding employee wages and benefits in the Ordinary Course, provided, however, that neither RBTT nor any RBTT Subsidiary shall hire, terminate or sever or enter into or amend any agreements with any RBTT Employee who holds the position of General Manager or higher or whose total annual compensation is greater than $350,000;

(k)	not: (i) discharge or satisfy any Liability prior to the same being due, except (A) in the Ordinary Course or (B) such as has been specifically reserved against in the financial statements of RBTT and the RBTT Material Subsidiaries, which are, individually or in the aggregate, material; (ii) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or (iii) except in the Ordinary Course of business, enter into, cancel or amend any interest rate, currency or commodity swaps, hedges or other similar financial instruments or arrangements;

(l)	use commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized good standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(m)	not terminate, amend or modify in any material respect any existing RBTT Material Contract or enter into any new RBTT Material Contract, except:

(i)	in the Ordinary Course of business,

(ii)	as set forth in Section 5.3(1)(m) of the RBTT Disclosure Letter, or

(iii)	as required by applicable Laws;

(n)	not make any change, other than as required by IAS or IFRS, to its accounting principles;

(o)	not (A) enter into any new line of business which is not a financial service or (B) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable Laws or in the Ordinary Course of business;

(p)	not acquire any equity securities of RBC or any RBC Subsidiary;

(q)	not initiate, settle or compromise any (i) material claim, litigation or arbitration proceeding (other than a settlement or compromise of litigation providing solely for the payment of monetary damages where the amount paid in settlement or compromise does not exceed $5,000,000, and which provides for a complete release of RBTT and the RBTT Subsidiaries of all claims and which does not provide for any admission or liability by RBTT or any of the RBTT Subsidiaries), or (ii) claim, litigation or arbitration proceeding brought by any present, former or purported holder of any of the securities of RBTT or any of the RBTT Subsidiaries in connection with the transactions contemplated hereby;

(r)	not prepay, refinance or otherwise amend any existing long-term indebtedness of RBTT or the RBTT Subsidiaries or incur any new material long-term indebtedness except under existing facilities;

(s)	not enter into any underwriting or similar commitment except with respect to (i) debt securities which are rated BB- or lower by Moody’s or the equivalent rating by another reputable rating agency, or in the absence of same, the equivalent rating of RBTT’s Borrower Risk Rating classification, involving a potential liability of less than $50,000,000, or (ii) debt securities which are rated BB or higher by Moody’s or the equivalent rating by another reputable rating agency, or in the absence of same, the equivalent rating of RBTT’s Borrower Risk Rating classification, involving a potential liability of less than $100,000,000;

(t)	not enter into any agreement to do any of the foregoing prohibited matters; and

(u)	promptly advise RBC orally and, if then requested, in writing:

(i)	of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of RBTT contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Time, untrue or inaccurate in any material respect or, in the case of any representation or warranty qualified by “material” or “Material Adverse Effect”, untrue or inaccurate in any respect;

(ii)	of any RBTT Material Adverse Effect; and

(iii)	of any material breach by RBTT of any covenant or agreement contained in this Agreement.

(2)	RBTT shall and shall cause the RBTT Subsidiaries to perform all obligations required or desirable to be performed by RBTT or any of the RBTT Subsidiaries under or in respect of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby, co-operate with RBC in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and the Ancillary Agreements and, without limiting the generality of the foregoing, RBTT shall and where appropriate shall cause the RBTT Subsidiaries to:

(a)	defend, in consultation with RBC, all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(b)	use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

(c)	advise RBC as reasonably requested, and on a daily basis on each of the last five (5) Business Days prior to the RBTT Meeting, as to the aggregate tally of the proxies and votes received in respect of the RBTT Meeting and all matters to be considered at such meeting, and deliver to, or cause to be delivered to RBC, promptly upon reasonable request being made, lists of all registered and beneficial RBTT

Securityholders and any holders of securities convertible into RBTT Ordinary Shares, showing the securities positions of such holders and such other information and assistance as RBC may reasonably request in connection with the consummation of the transactions contemplated hereby; and

(d)	provide RBC with a copy of any purported exercise of dissent rights in connection with the transactions contemplated hereby and written communications with any RBTT Shareholders exercising or purporting to exercise dissent rights.

(3)	RBTT agrees that it will (i) consider any good faith proposals made by RBC to reorganize the business, operations and assets of RBTT and the RBTT Subsidiaries (each a “Pre-Combination Reorganization”) and (ii) co-operate with RBC and its advisors in order to determine the nature of each Pre-Combination Reorganization that might be undertaken and the manner in which it might most effectively be undertaken. If the Amalgamation is not completed, RBC shall reimburse RBTT for all reasonable costs and expenses, including reasonable legal fees and disbursements, incurred in connection with the consideration of any proposed Pre-Combination Reorganization.

Section 5.4  Covenants of RBC.

(1)	RBC covenants and agrees that, until the Effective Time or the earlier termination of this Agreement in accordance with Article 7, except (i) with the consent of RBTT to any variation therefrom, which shall not be unreasonably withheld or delayed; or (ii) with respect to any deviation from the following covenants specifically contemplated or required by this Agreement, the Ancillary Agreements or the Amalgamation, RBC will, and will cause the RBC Subsidiaries to:

(a)	not acquire as principal any equity securities of RBTT or any RBTT Subsidiary except securities acquired in the Ordinary Course which shall not exceed in the aggregate 2% of the outstanding equity securities of RBTT or an RBTT Subsidiary;

(b)	use commercially reasonable efforts to have the RBC Common Shares listed on the RBC Exchanges as at the Effective Time; and

(c)	promptly advise RBTT orally and, if then requested, in writing:

(i)	of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of RBC contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Time, untrue or inaccurate in any material respect or, in the case of any representation or warranty qualified by “material” or “Material Adverse Effect”, untrue or inaccurate in any respect;

(ii)	of any RBC Material Adverse Effect; and

(iii)	of any material breach by RBC of any covenant or agreement contained in this Agreement.

(2)	RBC shall, and RBC shall cause the RBC Subsidiaries (including Newco) to, perform all obligations required or desirable to be performed by RBC or any of the RBC Subsidiaries under or in respect of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby, co-operate with RBTT in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.5  Consummation of Transaction.

Each of RBTT and RBC shall not and shall cause its subsidiaries not to enter into or complete any transactions nor will they enter into any Contracts or take any other action that could reasonably be expected to materially delay or hinder the transactions contemplated hereby, or preclude any Regulatory Approval or cause the failure of any condition to the obligations of the Parties hereunder to be satisfied.

Section 5.6  Certain Restrictions on RBTT.

(a)	Subject to Section 5.7, RBTT shall not, directly or indirectly, through any director, officer, employee, representative or agent of RBTT or any of the RBTT Subsidiaries, (i) solicit, initiate, encourage or facilitate (including by way of furnishing information or entering into any form of any Contract) the initiation of any inquiries or proposals regarding or which may reasonably be expected to lead to, an actual or potential RBTT Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any actual or potential RBTT Acquisition Proposal, (iii) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in a manner adverse to RBC the approval recommendation of the Board of Directors of RBTT of the Amalgamation or the other transactions contemplated hereby, (iv) authorize, approve or recommend (or propose publicly to authorize, approve or recommend) or remain neutral with respect to any RBTT Acquisition Proposal, or (v) enter into any Contract related to any RBTT Acquisition Proposal. Notwithstanding the preceding part of this Section 5.6(a) but subject to the further provisions of this Section 5.6, nothing contained in this Agreement shall prevent the Board of Directors of RBTT prior to the approval by the RBTT Shareholders of the RBTT Amalgamation Resolution from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to Section 5.6(c), regarding a bona fide written RBTT Acquisition Proposal if and only to the extent that (i) such RBTT Acquisition Proposal did not result from a breach of this Section 5.6; and (ii) the Board of Directors of RBTT determines in good faith in the exercise of the fiduciary duties of the members of such Board, after consultation with its financial advisors and outside legal counsel, that such RBTT Acquisition Proposal constitutes or would be reasonably likely to constitute, if consummated in accordance with its terms, an RBTT Superior Proposal.

(b)	RBTT shall promptly (and in any event within 24 hours) notify RBC at first orally and then in writing, of the receipt by it of any RBTT Acquisition Proposal or of any proposal, inquiry or offer that would reasonably be expected to lead to an RBTT Acquisition Proposal, or any amendments to the foregoing, or any request for information relating to RBTT or any of the RBTT Subsidiaries in connection with an RBTT Acquisition Proposal or that would reasonably be expected to lead to an RBTT Acquisition Proposal or for access to the properties, books or records of RBTT or any of the RBTT Subsidiaries by any Person that informs RBTT or such RBTT Subsidiary that it is considering making, or has made, an RBTT Acquisition Proposal or an inquiry that would reasonably be expected to lead to an RBTT Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal and the identity of the Person making such proposal and shall provide such other details of the proposal as RBC may reasonably request. RBTT shall (i) keep RBC promptly and fully informed of the status, including any change to any of the terms of any such RBTT Acquisition Proposal and (ii) provide to RBC as soon as practicable after receipt or delivery thereof with copies of all written material sent or provided to RBTT or any of the RBTT Subsidiaries from or to any Person in connection with any RBTT Acquisition Proposal or sent or provided by RBTT to any Person in connection with any RBTT Acquisition Proposal.

(c)	If RBTT receives a request for material non-public information from a Person who has made a bona fide, unsolicited written RBTT Acquisition Proposal and the Board of Directors of RBTT determines in good faith in the exercise of the fiduciary duties of the members of such Board, after consultation with the Board’s financial advisors and outside legal counsel, that such RBTT Acquisition Proposal constitutes or would be reasonably likely to constitute, if consummated in accordance with its terms, an RBTT Superior Proposal, then, and only in such case, the Board of Directors of RBTT may, subject to such Person having executed a confidentiality agreement containing confidentiality and standstill provisions substantially similar to those contained in the Confidentiality Agreement, provide such Person with access to information regarding RBTT; provided, however, that the Person making the RBTT Acquisition Proposal shall not be precluded under such confidentiality or standstill agreement if entered into after the date of this Agreement from making the RBTT Acquisition Proposal and RBC is provided with a copy of such confidentiality agreement, together with a list of or copies of the written material provided to such Person and immediately provided with access to similar written material to which such Person was provided unless previously provided to RBC.

(d)	RBTT shall, and shall cause the RBTT Subsidiaries to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by RBTT, any RBTT Subsidiary or their advisors or representatives with respect to any RBTT Acquisition Proposal.

(e)	RBTT shall ensure that its directors and executive officers and those of the RBTT Subsidiaries and any financial or other advisors or representatives retained by it or the RBTT Subsidiaries are aware of the provisions of this Section 5.6, and it shall be responsible for any breach of this Section 5.6 by such directors, executive officers, advisors and representatives.

(f)	RBTT shall (i) require all Persons other than RBC who have been furnished with confidential information regarding RBTT or the RBTT Subsidiaries in connection with the solicitation of or discussion regarding any RBTT Acquisition Proposal within 12 months prior to the date hereof promptly to return or destroy such information, in accordance with and subject to the terms of the confidentiality agreement entered into with such Persons; (ii) terminate access for all Persons (other than RBC and its representatives) of the electronic dataroom accessible through the Intralinks website; and (iii) not amend, modify, waive or fail to enforce any of the standstill terms or other conditions included in any of the confidentiality agreements between RBTT and any third parties.

Section 5.7  Notice of Superior Proposal Determination.

(a)	Notwithstanding Section 5.6, RBTT may authorize, accept, approve, recommend (or change or withdraw its recommendation in respect of the Amalgamation) or enter into any Contract, in respect of an RBTT Superior Proposal prior to the approval by the RBTT Shareholders of the RBTT Amalgamation Resolution and terminate this Agreement if, and only if, (i) it has provided RBC with a copy of the RBTT Superior Proposal document, (ii) ten (10) Business Days (the “Matching Period”) shall have elapsed from the later of (A) the date RBC received written notice (the “Superior Proposal Notice”) advising RBC that RBTT’s Board of Directors has resolved, subject only to compliance with this Section 5.7(a) and termination of this Agreement, to otherwise accept, approve, recommend (or change, withdraw, modify or qualify its recommendation in respect of the Amalgamation) or enter into a Contract in respect of such RBTT Superior Proposal, specifying the terms and conditions of such RBTT Superior Proposal and identifying the Person making such RBTT Superior Proposal, and (B) the date RBC receives a copy of the RBTT Superior Proposal document, (iii) taking into account any revised proposal made by RBC since receipt of the Superior Proposal Notice, the Board of Directors of RBTT determines in good faith in the exercise of the fiduciary duties of the members of such Board, after consultation with its financial advisors and outside legal counsel, that such RBTT Superior Proposal remains an RBTT Superior Proposal, and (iv) RBTT has previously or concurrently will have (A) paid to RBC the termination payment payable under Section 7.2 and (B) terminated this Agreement pursuant to Section 7.1.

(b)	During such Matching Period, RBTT agrees that RBC shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of RBTT will review any offer by RBC to amend the terms of this Agreement in good faith in order to determine, in the exercise of the fiduciary duties of the members of such Board, whether RBC’s offer upon acceptance by RBTT would result in such RBTT Superior Proposal ceasing to be an RBTT Superior Proposal. If the Board of Directors of RBTT so determines, it will promptly enter into an amended agreement with RBC reflecting RBC’s amended proposal. If the Board of Directors of RBTT continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such RBTT Superior Proposal remains an RBTT Superior Proposal and therefore rejects RBC’s amended proposal, RBTT shall promptly notify RBC of such determination and may terminate this Agreement pursuant to Section 7.1(3)(e); provided, however, that RBTT must concurrently pay to RBC the termination payment payable to RBC under Section 7.2 and must concurrently with termination enter into a definitive agreement with respect to such RBTT Superior Proposal. RBTT also acknowledges and agrees that each successive modification of any RBTT Acquisition Proposal shall constitute a new RBTT Acquisition Proposal for purposes of Section 5.6(a) and the requirement under Section 5.7(a) to initiate an additional ten (10) Business Days’ Matching Period.

(c)	If the expiry of the Matching Period falls on a date which is less than ten (10) Business Days prior to the RBTT Meeting, RBTT shall, at the request of RBC, adjourn or postpone the RBTT Meeting to a date which is not more than ten (10) Business Days following such expiry date.

(d)	Nothing in this Section 5.7 shall in any way limit the obligation of RBTT to convene and hold the RBTT Meeting unless this Agreement is terminated in accordance with Section 7.1.

Section 5.8  Access to Information.

(1)	Subject to applicable Laws, upon reasonable request and subject to all reasonable security and confidentiality arrangements having been entered into and without undue interference to the business of RBTT, RBTT shall (and shall cause each of the RBTT Subsidiaries to) afford RBC’s officers, employees, counsel, accountants and other authorized representatives and advisors access, during normal business hours from the date hereof and until the earlier of the Effective Time or the termination of this Agreement, to its properties, books, contracts and records, as well as to its management personnel and will use commercially reasonable efforts to afford access to its accountants, counsel, and other advisors, and, during such period, RBTT shall (and shall cause each of the RBTT Subsidiaries to) furnish promptly to RBC all information concerning RBTT’s and the RBTT Subsidiaries’ business, properties and personnel as RBC may reasonably request.

(2)	Nothing in the foregoing shall require RBTT to disclose to RBC information subject to a written confidentiality agreement with third parties or customer-specific or competitively sensitive information.

Section 5.9  Stock Exchange Listings.

(1)	RBC shall use commercially reasonable efforts to obtain the approval of the RBC Exchanges for the listing of the RBC Common Shares to be issued in connection with the transactions contemplated by this Agreement.

(2)	RBTT, in consultation with RBC, shall take such action as may be required in order to cause the RBTT Ordinary Shares to be de-listed from each of the RBTT Exchanges, effective at or prior to the Effective Time.

Section 5.10  Publicity.

RBTT and RBC agree to make a joint press release with respect to this Agreement and the transactions contemplated hereby as soon as practicable after the date hereof. RBTT and RBC further agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Amalgamation, including providing as much notice to the other Party of any proposed news releases or public statement as is reasonably possible and using commercially reasonable efforts to enable the other Party to review and comment on all such news releases or public statements prior to the release thereof, in each case, subject to applicable Laws and the exercise of such fiduciary duties, as may be appropriate.

Section 5.11  Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby. The costs and expenses referred to in this Section 5.11 include those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisors and accountants.

Section 5.12  Indemnities and Insurance.

(1)	All rights to indemnification or exculpation now existing in favour of the directors or officers of RBTT or any the RBTT Subsidiaries as provided in its articles of incorporation or by-laws in effect on the date hereof shall survive the Amalgamation and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and the company resulting from the Amalgamation shall assume, effective upon consummation of the Amalgamation, all such liability with respect to any matters arising prior to the Effective Time.

(2)	RBC shall maintain or cause to be maintained in effect, for not less than six (6) years from the Effective Time, coverage of no less than $15 million for each individual covered under the policies of the directors’ and officers’ liability insurance maintained by RBTT as of the date of this Agreement, which coverage is no less advantageous, and with no gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, provided that in no event shall RBC be required to expend in any one year an amount in excess of 200% of the annual amount currently paid by RBTT, and if the annual premiums of such insurance coverage exceed such amount, RBC shall be obligated only to obtain a substantially similar policy with the greatest coverage available (as to quantum and events) for such maximum cost. Alternatively, at RBC’s option, it may (i) substitute such insurance policies, or (ii) purchase or cause to be purchased “run-off” directors’ and officers’ liability insurance, provided that, in each case, such insurance provides coverage substantially as favourable to such directors and officers as that in effect under such current policies to cover prior events during such six year period or the balance thereof.

(3)	The provisions of this Section 5.12 are intended to be for the benefit of, and will be enforceable by, each individual referred to therein, his or her heirs and successors and his or her legal representatives, and, for such purpose, RBTT hereby confirms that it is acting as agent and trustee on their behalf. Furthermore, the provisions of this Section 5.12 shall survive the Effective Time.

Section 5.13  Resignations.

RBTT shall use commercially reasonable efforts to obtain and deliver to RBC at the Effective Time evidence reasonably satisfactory to RBC of the resignation effective as of the Effective Time of such designee directors of RBTT on the boards of directors of non-wholly owned RBTT Subsidiaries as RBC may specify.

Section 5.14  Waiver of Standstill.

Subject to Section 5.4(1)(a), RBTT hereby waives the standstill provisions contained in the Confidentiality Agreement with respect to RBC. In all other respects, the provisions of the Confidentiality Agreement shall continue to apply notwithstanding the execution of this Agreement by the Parties or the announcement of the transactions contemplated hereby.

ARTICLE 6

CONDITIONS OF CLOSING

Section 6.1  Mutual Conditions Precedent.

The respective obligations of the Parties to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date of the following conditions precedent, each of which may only be waived by the mutual consent of each of the Parties:

(a)	Required RBTT Vote. The Required RBTT Vote shall have been obtained.

(b)	Certificate of Amalgamation. The Certificate of Amalgamation shall have been issued by the Registrar.

(c)	Regulatory Approvals. The Regulatory Approvals (other than the Canadian Bank Approvals) shall have been obtained or satisfied on terms and conditions satisfactory to the Parties, acting reasonably.

(d)	Canadian Bank Approvals. The Canadian Bank Approvals shall have been obtained.

(e)	No Judgements, etc. There shall not be in force any final and non-appealable judgement, injunction, order or decree, and there shall not have been passed any Law prohibiting, preventing, restraining or enjoining the consummation of the transactions contemplated by this Agreement, and there shall be no proceeding in progress instituted by a Governmental Entity that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling of a Governmental Entity that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof.

(f)	Outside Date. The Closing Date shall have occurred by the Outside Date.

(g)	RBC Common Shares. The RBC Common Shares issuable pursuant to the Redemption (i) shall be duly authorized by all corporate action necessary to approve the issuance thereof, including with any applicable securities commission or other Governmental Entity and all consents, approvals and notices required in connection therewith shall have been obtained or made, (ii) shall be subject to no resale restrictions (other than those restrictions provided for in section 2.6 of National Instrument 45-102), and (iii) shall have been approved for listing on the RBC Exchanges, subject to notice of issuance.

Section 6.2  Conditions for the Benefit of RBTT.

The obligations of RBTT to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following additional conditions precedent (each of which is for RBTT’s exclusive benefit and may be waived by RBTT):

(a)	Truth of Representations and Warranties — RBC. The representations and warranties of RBC contained in this Agreement (without giving effect to any materiality (including the word “material” or “RBC Material Adverse Effect”) qualification) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not reasonably be expected to have, individually or in the aggregate, an RBC Material Adverse Effect; and RBTT shall have received a certificate from RBC addressed to RBTT and dated the Closing Date, signed on behalf of RBC by two senior executive officers of RBC confirming the same as at the Closing Date.

(b)	Performance of Covenants. RBC shall have in all material respects fulfilled or complied with all covenants contained in this Agreement and in every Ancillary Agreement to be fulfilled or complied with by it at or prior to the Closing, and RBC shall have executed and delivered a certificate of a senior officer to that effect.

(c)	RBC Material Adverse Effect. Since the date hereof, there shall not have been or occurred an RBC Material Adverse Effect nor shall have any event occurred or circumstance arisen which, individually or in the aggregate, may give rise to an RBC Material Adverse Effect.

(d)	Delivery of Documents. RBC shall have delivered to RBTT counterparts of each Ancillary Agreement to which it is to be a party, duly executed by RBC, and each other certificate or instrument required by this Agreement or any Ancillary Agreement to be delivered by RBC on or prior to Closing, duly executed by RBC. All such Ancillary Agreements, certificates and instruments shall be in form and substance reasonably satisfactory to RBTT.

Section 6.3  Conditions for the Benefit of RBC.

The obligations of RBC to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following additional conditions precedent (each of which is for the exclusive benefit of RBC and may be waived by RBC):

(a)	Truth of Representation and Warranties — RBTT. (i) The representations and warranties of RBTT contained in Section 3.1(a) (Corporate Matters), (b) (Corporate Authorization), (f) (Execution and Binding Obligation), (g) (Authorized and Issued Capital), (h) (Subsidiaries), and (z) (Brokers and Finders) shall be true and correct in all material respects, and (ii) the other representations and warranties of RBTT contained in this Agreement (without giving effect to any materiality (including the word “material” or “RBTT Material Adverse Effect”) qualification) shall be true and correct, in each case as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except in the case of clause (ii), as would not reasonably be expected to have, individually or in the aggregate, an RBTT Material Adverse Effect; and RBC shall have received a certificate from RBTT addressed to RBC and dated the Closing Date, signed on behalf of RBTT by two senior executive officers of RBTT confirming the same as at the Closing Date.

(b)	Performance of Covenants. RBTT shall have in all material respects fulfilled or complied with all covenants contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by it at or prior to Closing and RBTT shall have executed and delivered a certificate of a senior officer to that effect.

(c)	RBTT Material Adverse Effect. Since the date hereof, there shall not have been or occurred an RBTT Material Adverse Effect nor shall have any event occurred or circumstance arisen which, individually or in the aggregate, may give rise to an RBTT Material Adverse Effect.

(d)	Delivery of Documents. RBTT shall have delivered to RBC counterparts of each Ancillary Agreement to which RBTT is to be a party, duly executed by RBTT, and each other certificate or instrument required by this Agreement or any Ancillary Agreement to be delivered by RBTT on or prior to Closing, duly executed by RBTT. All such Ancillary Agreements, certificates and instruments shall be in form and substance reasonably satisfactory to RBC.

(e)	Dissent. RBTT Shareholders shall not have exercised dissent or similar rights in connection with the transactions contemplated hereby, other than RBTT Shareholders holding no more than 5% of the outstanding RBTT Ordinary Shares.

(f)	Canadian Bank Approvals. The terms and conditions upon which the Canadian Bank Approvals shall have been obtained shall be satisfactory to RBC.

(g)	Satisfaction with Regulatory Approvals. All Regulatory Approvals relating to the issuance of the RBC Common Shares shall have been obtained on terms and conditions satisfactory to RBC, in its sole discretion, including with respect to any terms and conditions relating to RBC’s continuous disclosure obligations, RBC’s financial reporting, and any listing fees or similar costs, and, in particular, there shall be no requirement (or if applicable Laws or stock exchange rules provide for such a requirement, RBC shall have been exempted therefrom) that RBC (i) issue or qualify a prospectus, registration statement or similar document in any jurisdiction in connection with the issuance of the RBC Common Shares, or (ii) report or reconcile its financial statements in accordance with IAS and IFRS.

(h)	No Stamp Duties, Etc. RBC shall be satisfied in its sole discretion that no stamp duty or other similar Taxes shall be payable in connection with the consummation of the transactions contemplated hereby (other than Taxes not exceeding $200,000 in the aggregate).

(i)	Executive Contracts. Within 45 days after the entering into of this Agreement, RBC or an RBC Subsidiary shall have entered into employment contracts, conditional on Closing, with the Chief Executive Officer and at least four other executive officers of RBTT, in each case on terms and conditions satisfactory to RBC.

(j)	Third Party Consents. All necessary approvals of the applicable trustees and bondholders under the following RBTT Contracts shall have been obtained on terms and conditions satisfactory to RBC, acting reasonably: (i) trust deed dated April 6, 2004 between RBTT and RBTT Trust Limited; and (ii) trust deed dated December 31, 2004 between RBTT Bank Jamaica Limited and RBTT Trust Limited.

Section 6.4 Notice and Cure Provisions.

(1)	RBTT and RBC will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate as of the Effective Time;

(b)	constitute or result in such Party’s failure to comply in any material respect with any covenant or agreement to be complied with by it hereunder prior to the Effective Time; or

(c)	result in the failure of a condition to the other Party’s obligations hereunder to be satisfied as of the Closing Date.

(2)	Neither RBTT, on the one hand, nor RBC, on the other hand, may seek to rely upon any conditions precedent contained in Section 6.1, Section 6.2 or Section 6.3, or exercise any termination right arising therefrom (which for greater certainty shall not include the termination rights set out in Section 7.1(3)(c) for breaches of Section 5.6 and Section 5.7), unless forthwith and in any event prior to the filing of the Articles of Amalgamation for acceptance by the Registrar, RBTT or RBC, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which RBTT or RBC, as the case may be, is asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that RBTT or RBC, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible of being cured (for greater certainty, other than by way of disclosure in the case of representations and warranties), the other may not terminate this Agreement as a result thereof until the later of the Outside Date and the expiration of a period of 30 days from such notice. If such notice has been delivered prior to the date of the RBTT Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period. If such notice has been delivered prior to the filing of the Articles of Amalgamation with the Registrar, such application and such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of the cured breach.

ARTICLE 7

TERMINATION

Section 7.1  Termination Rights.

(1)	Subject to Section 6.4, this Agreement may be terminated by RBTT if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of RBC set forth in this Agreement, which breach or failure to perform would cause the condition contained in Section 6.2(a) or Section 6.2(b) not to be satisfied.

(2)	Subject to Section 6.4, this Agreement may be terminated by RBC if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of RBTT set forth in this Agreement, which breach or failure to perform would cause the condition contained in Section 6.3(a) or Section 6.3(b) not to be satisfied.

(3)	This Agreement may be terminated:

(a)	by the mutual agreement of the Parties (and, for the avoidance of doubt, without the necessity of further action on the part of the RBTT Shareholders if terminated after the holding of the RBTT Meeting);

(b)	by either of the Parties, if there shall be passed any Law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining the Parties from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree has become final and non-appealable;

(c)	by RBC, if the Board of Directors of RBTT or any committee of the Board of Directors of RBTT shall have (i) failed to recommend or withdrawn or modified or changed, in a manner adverse to RBC, its approval or recommendation of this Agreement or the Amalgamation, or failed to publicly affirm and/or reaffirm (within five (5) Business Days of having been requested to do so by RBC) its approval or recommendation of this Agreement or the Amalgamation, or (ii) recommended an RBTT Acquisition Proposal or an RBTT Superior Proposal, or if RBTT shall have wilfully breached its obligations under Section 5.6 and Section 5.7 in any material respect;

(d)	by RBC, if the Amalgamation is not submitted for the approval of RBTT Shareholders at the RBTT Meeting by the RBTT Meeting Date;

(e)	by RBTT, in order to enter into a definitive written agreement with respect to an RBTT Superior Proposal, subject to compliance with Section 5.7 and the payment of any termination payment required to be paid pursuant to Section 7.2(1);

(f)	by RBC, if RBTT enters into an agreement (other than as permitted under Section 5.6(c) or Section 5.7) which facilitates an RBTT Acquisition Proposal;

(g)	by RBTT, on the one hand, or RBC, on the other hand, if the Required RBTT Vote shall not have been obtained at the RBTT Meeting; or

(h)	by RBTT, on the one hand, or RBC, on the other hand, if any of the Regulatory Approvals shall not have been obtained prior to the Closing Date, provided that the Party seeking to terminate on this basis shall have complied with Section 5.2.

(4)	If the Closing Date does not occur on or prior to the Outside Date, then this Agreement may be terminated by RBC (unless such failure is principally the result of a material default by RBC of its obligations under this Agreement), on the one hand, or RBTT (unless such failure is principally the result of a material default by RBTT of its obligations under this Agreement), on the other hand, giving notice of termination to the other, at which point this Agreement shall terminate on the date such notice is deemed to be received.

(5)	If this Agreement is terminated in accordance with the foregoing provisions of this Section 7.1, no Party shall have any further liability to perform its obligations hereunder except as provided in Section 7.2 and as otherwise contemplated hereby, and provided that, subject to Section 7.3, neither the termination of this Agreement nor anything contained in this Section 7.1(5) shall relieve any Party from any liability for any breach by it of this Agreement.

Section 7.2  Termination Payment.

(1)	If:

(a)	RBTT shall terminate this Agreement pursuant to Section 7.1(3)(e);

(b)	RBC shall terminate this Agreement pursuant to Section 7.1(3)(c), (d) or (f);

(c)	either RBTT, on the one hand, or RBC, on the other hand, shall terminate this Agreement pursuant to Section 7.1(1), Section 7.1(2), or Section 7.1(3)(g) and (i) a bona fide RBTT Acquisition Proposal has been made by any Person other than RBC prior to the RBTT Meeting and is not withdrawn by the date of the RBTT Meeting, (ii) the Required RBTT Vote is not obtained at the RBTT Meeting, and (iii) RBTT

(A) consummates an RBTT Acquisition Proposal or (B) enters into an agreement with respect to an RBTT Acquisition Proposal with such Person or any of its Affiliates, in either case prior to the expiration of twelve (12) months following the RBTT Meeting Date; or

(d)	either RBTT, on the one hand, or RBC, on the other hand, shall terminate this Agreement pursuant to Section 7.1(4) in circumstances where (i) a bona fide RBTT Acquisition Proposal has been made by any Person other than RBC prior to the date of such termination, and (ii) RBTT (A) consummates an RBTT Acquisition Proposal or (B) enters into an agreement with respect to an RBTT Acquisition Proposal with such Person or any of its Affiliates, in either case prior to the expiration of twelve (12) months following such termination of this Agreement;

then, in any such case, RBTT shall pay to RBC or as RBC may otherwise direct in writing, the U.S. Dollar Equivalent of TT$343,793,683 in immediately available U.S. funds to an account designated by RBC. Such payment shall be due (A) in the case of a termination specified in clause (a), at or prior to the termination of this Agreement, (B) in the case of a termination specified in clause (b), within two (2) Business Days after written notice of termination by RBC or (C) in the case of a termination specified in clause (c) or (d), within two (2) Business Days following the earlier to occur of the consummation of such transaction or the entering into of such agreement, as applicable. RBTT shall not be obligated to make more than one payment pursuant to this Section 7.2(1).

(2)	For purposes of Section 7.2(1)(c) and Section 7.2(1)(d) the references in the definition of RBTT Acquisition Proposal to “20%” shall be deemed to be references to “50%”.

Section 7.3  Effect of Payments.

For greater certainty, the Parties agree that if RBTT pays to RBC amounts required by Section 7.2 as a result of the occurrence of any of the events referenced in Section 7.2, no other amounts will be due and payable as damages by RBTT and the Parties accept that such payment is the maximum amount that RBTT shall be required to pay in lieu of any damages which RBC may be entitled to, provided, however, that this limitation shall not apply in the event of fraud or a wilful breach of this Agreement by RBTT. The Parties agree that such payment constitutes liquidated damages which are a genuine anticipated estimate or assessment of damages that RBC will suffer or incur as a result of the event giving rise to such damages and resulting in the termination of this Agreement and does not and will not constitute payment of a penalty.

Section 7.4  Remedies.

Subject to Section 7.3, the Parties acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any Party or its representatives and any such breach may cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of Parties. The Parties agree that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement.

ARTICLE 8

MISCELLANEOUS

Section 8.1  Notices.

Any notice, direction or other communication (each a “Notice”) given regarding the matters contemplated by this Agreement or any Ancillary Agreement must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)	to RBTT at:

RBTT Financial Holdings Limited
P.O. Box 287, Royal Court
19-21 Park Street
Port of Spain, Trinidad, W.I.

Attention:  Chief Executive Officer
Telephone:  (868) 623-1322
Facsimile:  (868) 625-3764

with a copy to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario M5L 1B9

Attention:  Richard Clark
Telephone:  416-869-5546
Facsimile:  416-947-0866

(b)	to RBC at:

Royal Bank of Canada
200 Bay Street, 8th Floor, North Tower
Royal Bank Plaza
Toronto, Ontario M5J 2J5

Attention:  General Counsel
Facsimile:  (416) 974-3861

with a copy to:

Osler, Hoskin & Harcourt LLP
100 King Street West
1 First Canadian Place
Suite 6100, P.O. Box 50
Toronto, Ontario M5X 1B8

Attention:  Steve Sigurdson
Telephone:  (416) 862-4261
Facsimile:  (416) 862-6666

A Notice is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (iii) if sent by overnight courier, on the next Business Day, or (iv) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

Section 8.2  Time of the Essence.

Time is of the essence in this Agreement.

Section 8.3  Third Party Beneficiaries.

Except as provided in Section 5.12, and except for (i) the rights of the RBTT Securityholders to receive the consideration for their RBTT Ordinary Shares following the Effective Time and (ii) the right of RBTT, on behalf of the RBTT Securityholders, to pursue damages (subject to Section 7.4) following a termination of this Agreement for RBC’s breach of any representation and warranty, covenant or agreement set forth in this Agreement or fraud, which rights are hereby acknowledged and agreed by RBC, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement.

Section 8.4  Survival.

The representations and warranties in this Agreement and in any certificate delivered pursuant to this Agreement shall terminate at the Effective Time. Except as otherwise expressly provided in this Agreement, the covenants set out in Section 5.12 shall not merge on and shall survive the Closing.

Section 8.5  Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by each of the Parties.

Section 8.6  Waiver.

No waiver of any of the provisions of this Agreement or any Ancillary Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.7  Entire Agreement.

This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, including implied warranties or conditions of merchantability or fitness for a particular purpose, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or any Ancillary Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Ancillary Agreements. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

Section 8.8  Successors and Assigns.

(1)	This Agreement becomes effective only when executed and delivered by RBC and RBTT. After that time, it will be binding upon and enure to the benefit of RBC and RBTT, their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any Party without the prior written consent of the other Party. Any assignment in violation of this Section 8.8 shall be null and void ab initio.

Section 8.9  Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

Section 8.10  Governing Law.

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein, except to the extent that the laws of Trinidad and Tobago apply by operation of law to the Amalgamation and the Redemption.

(2)	Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(3)	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the

Ontario Courts situated in the City of Toronto, this being in addition to any other remedy to which such Party is entitled at law or in equity.

(4)	RBTT appoints Stikeman Elliott LLP as agent for the service of any process with respect to any matter arising under or related to this Agreement.

Section 8.11  Waiver of Jury Trial.

Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.11.

Section 8.12 Rules of Construction.

The Parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

Section 8.13 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the Parties have executed this Amended and Restated Combination Agreement.

RBTT FINANCIAL HOLDINGS LIMITED

By:
Peter July
Group Chairman

By:
Suresh Sookoo
Group Chief Executive Officer

ROYAL BANK OF CANADA

By:
Peter Armenio
Group Head, U.S. & International Banking

By:
Michael Detje
Vice President

SCHEDULE “A”

FORM OF AMALGAMATION AGREEMENT

SEE APPENDIX “E” OF THE CIRCULAR

SCHEDULE “B”

CANADIAN BANK APPROVALS

Approval by the Superintendent of Financial Institutions (Canada) under the Bank Act (Canada), including approval of (1) the acquisition by RBC of a substantial investment in, and control of, RBTT and each RBTT Subsidiary that carries on a financial services activity, and (2) the issuance of the RBC Common Shares.

SCHEDULE “C”

RBTT AMALGAMATION RESOLUTION

RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The amalgamation of RBTT Financial Holdings Limited (“RBTT”) and RBC Holdings (Trinidad & Tobago) Limited (“RBC Holdings (Trinidad & Tobago)”), as more particularly described and set out in the Directors’ Circular (“Circular”) of RBTT dated ● accompanying the notice of this meeting, is hereby authorized and approved;

2.	The form of Amalgamation Agreement (“Amalgamation Agreement”) between RBTT, Royal Bank of Canada (“RBC”) and RBC Holdings (Trinidad & Tobago) attached as Appendix ● to the Circular, and the transactions contemplated thereby, as the board of directors of RBTT (“Directors”) may from time to time approve, is hereby authorized and approved;

3.	Notwithstanding that this resolution has been passed, the Directors are hereby authorized and empowered to amend the Amalgamation Agreement to the extent permitted by the Combination Agreement made October 1, 2007 between RBTT and RBC, as amended and restated as of January 22, 2008, as further amended, modified or supplemented from time to time in accordance with its terms; and

4.	Any two Directors or two executive officers (“Executive Officers”) of RBTT are hereby authorized and directed, for and on behalf of RBTT, to execute and deliver all documents, agreements, instruments or notices, with or without corporate seal affixed, and to perform all other acts that such Directors or Executive Officers may deem necessary or advisable to give effect to this resolution, including, without limitation, the execution and delivery of the Articles of Amalgamation in prescribed form to the Registrar under the Companies Act (Chap. 81:01 of the Laws of the Republic of Trinidad and Tobago), as amended, such determination to be conclusively evidenced by the execution and delivery of any such document, agreement, instrument, or notice and the performance of any such act.

SCHEDULE “D”

REGULATORY APPROVALS

1.	The Canadian Bank Approvals.

2.	Approvals of, and filings with, the RBC Exchanges.

3.	Approvals and filings by RBC under applicable securities Laws, including in connection with the issuance of the RBC Common Shares.

4.	Approvals and licences under the Foreign Investment Act (Trinidad and Tobago).

5.	Approvals of the Central Bank and Minister of Finance under the Financial Institutions Act (Trinidad and Tobago).

6.	Approval of the Minister of Finance under the Banking Act (Jamaica).

7.	Approval of the Minister of Finance under the Financial Institutions (Amendment) Act 2006 (Barbados).

8.	Approval, if any, of the Fair Trading Commission under the Fair Competition Act (Barbados).

9.	Approval of the Central Bank of the Netherlands Antilles under the National Ordinance on the Supervision of Banking and Credit Institutions 1994 (Netherlands Antilles).

10.	Approval of the Central Bank of Aruba under the State Ordinance on the Supervision of the Credit System of Aruba.

11.	Approval of the Eastern Caribbean Central Bank under Banking Act No. 19 of 2005 (Grenada).

12.	Approval of the Minister of Finance acting on the recommendation of the Eastern Caribbean Central Bank under the Banking Act, 2005 (Antigua).

13.	Approval of the Eastern Caribbean Central Bank under the Banking Act, 2005 (Nevis).

14.	Approvals of, if any, and filings with the RBTT Exchanges.

15.	Approvals of, if any, and filings with the applicable securities regulators in each of Trinidad and Tobago, Barbados and Jamaica.

SCHEDULE “E”

RBTT MATERIAL SUBSIDIARIES

RBTT Bank Limited

RBTT Trust Limited

RBTT Merchant Bank Limited

RBTT Bank N.V.

RBTT Bank Jamaica Limited

SCHEDULE “F”

KNOWLEDGE

Suresh Balkaran Sookoo

Rodney Sastri Prasad

James Charles Mendes

Stephen Anthony Christopher Bayne

Leroy Calliste

Lyndon Rodney Winston Guiseppi

APPENDIX “E”

AMALGAMATION AGREEMENT

Amalgamation Agreement dated    ●    , 2008 among RBTT Financial Holdings Limited (“RBTT”), Royal Bank of Canada (“RBC”) and RBC Holdings (Trinidad & Tobago) Limited (“RBC Holdings”).

RECITALS:

(a)	RBTT was incorporated under the Act by a certificate and articles of incorporation dated July 14, 1998.

(b)	RBC Holdings was incorporated under the Act by a certificate and articles of incorporation dated November 28, 2007.

(c)	RBTT is authorized to issue an unlimited number of ordinary shares and an unlimited number of preferred shares. ● ordinary shares and no preferred shares of RBTT are issued and outstanding as of the date of this Agreement.

(d)	RBC Holdings, an indirect wholly owned subsidiary of RBC, is authorized to issue an unlimited number of ordinary shares and redeemable preference shares. ● ordinary shares of RBC Holdings are issued and outstanding as of the date of this Agreement.

(e)	RBTT and RBC have entered into the Combination Agreement.

(f)	Pursuant to the Combination Agreement, RBTT and RBC Holdings are to amalgamate under the Act and continue as one corporation (the “Corporation”) on the terms contained in this Agreement.

(g)	The Amalgamation Agreement will be filed with the Trinidad and Tobago corporate authorities, who will issue a Certificate of Amalgamation.

(h)	At the Effective Time, the ordinary shares of RBC Holdings will be converted into ordinary shares of the Corporation, and the RBTT Ordinary Shares will be cancelled by the Corporation as a “put-through” on the floor of the TTSE in exchange for the aggregate Cash Amount and Redeemable Preferred Shares of the Corporation.

In consideration of the foregoing and the mutual agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows:

Section 1  Definitions.

(1)	In this Agreement:

“Act” means the Companies Act (Chp. 81:01 of the Laws of the Republic of Trinidad and Tobago), as amended.

“Aggregate Cash Consideration” means the product of (a) the Cash Amount, and (b) the excess of (i) the total number of outstanding RBTT Ordinary Shares at the Effective Time, over (ii) the total number of outstanding RBTT Ordinary Shares held by Dissenting Shareholders at the Effective Time, if any.

“Agreement” means this amalgamation agreement, as amended, altered or modified from time to time pursuant to the provisions hereof.

“Amalgamating Corporations” means RBTT and RBC Holdings.

“Amalgamation” means the amalgamation of the Amalgamating Corporations under the Act as contemplated by this Agreement.

“Business Day” means any day of the year, other than Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario; Bridgetown, Barbados; or Port-of-Spain, Trinidad and Tobago.

“Cash Amount” means TT$24.00 (or, where an RBTT Shareholder duly so elects in accordance with the Combination Agreement, the U.S. Dollar Equivalent of TT$24.00).

“Certificate of Amalgamation” means the certificate issued by the Registrar giving effect to the Amalgamation.

“Collar Exchange Ratio” means, subject to adjustment, if any provided in Section 13, the quotient determined by dividing (i) the Unadjusted Share Amount by (ii) the RBC Closing Average Share Price (such quotient to be rounded to the nearest one-hundred thousandth (0.00001)), provided that:

(a)	if the RBC Closing Average Share Price is equal to or less than 90% of the Collar Price, the Collar Exchange Ratio means the quotient determined by dividing (i) the Unadjusted Share Amount by (ii) 90% of the Collar Price (such quotient to be rounded to the nearest one-hundred thousandth (0.00001)); and

(b)	if the RBC Closing Average Share Price is equal to or greater than 110% of the Collar Price, the Collar Exchange Ratio means the quotient determined by dividing (i) the Unadjusted Share Amount by (ii) 110% of the Collar Price (such quotient to be rounded to the nearest one-hundred thousandth (0.00001)).

“Collar Price” means US$54.422, being the volume-weighted average trading price in U.S. dollars of the RBC Common Shares on the New York Stock Exchange as reported by Bloomberg LP for the five (5) consecutive trading days ending on the last Business Day preceding the date of the Combination Agreement, rounded to the nearest one-tenth of one cent ($0.001).

“Combination Agreement” means the combination agreement made October 1, 2007 between RBTT and RBC, as amended and restated as of January 22, 2008, as further amended, modified or supplemented from time to time in accordance with its terms.

“Corporation” means the corporation continuing as a result of the Amalgamation.

“Dissent Rights” means the right of the registered holders of RBTT Ordinary Shares to dissent in respect of the Amalgamation pursuant to the procedures set forth in Section 14.

“Dissenting Shareholder” means a holder of RBTT Ordinary Shares who dissents in respect of the Amalgamation in strict compliance with the Dissent Rights.

“Effective Date” means the date on which the Amalgamation becomes effective (being the date that the Registrar under the Act issues a Certificate and Articles of Amalgamation in respect of the Amalgamation).

“Effective Time” means the actual time on the Effective Date that the Amalgamation becomes effective.

“Escrow Agent” means    ●     or such other financial institution located in (or with a branch office located in) Trinidad and Tobago as may be appointed by RBC Holdings in accordance with the Combination Agreement.

“Ordinary Shares” means the ordinary shares in the capital of the Corporation having the rights, privileges, restrictions and conditions as set out in Schedule “A”.

“RBC Closing Average Share Price” means the volume-weighted average trading price in U.S. dollars of the RBC Common Shares on the New York Stock Exchange as reported by Bloomberg LP for the five (5) consecutive trading days ending on the second Business Day immediately preceding the Effective Date, rounded to the nearest one-tenth of one cent ($0.001).

“RBC Common Shares” means the common shares in the capital of RBC.

“RBC Subscription Proceeds” has the meaning set out in Section 12.

“RBTT Ordinary Shares” means the ordinary shares in the capital of RBTT.

“RBTT Shareholders” means the holders of RBTT Ordinary Shares.

“Redeemable Preferred Shares” means the redeemable preferred shares in the capital of the Corporation having the rights, privileges, restrictions and conditions as set out in Schedule “A”.

“Redemption” has the meaning set out in Section 10(1).

“Redemption Amount” has the meaning set out in Schedule “A”.

“Redemption Time” means the effective time of the Redemption, which shall occur on the Effective Date immediately following the Effective Time.

“Registrar” means the Registrar of Companies, as defined in the Act.

“TTSE” means the Trinidad and Tobago Stock Exchange.

“Unadjusted Share Amount” means the U.S. Dollar Equivalent of TT$16.00 calculated on the second Business Day immediately preceding the Effective Date.

“U.S. Dollar Equivalent” means, with respect to an amount expressed in TT$, such TT$ amount divided by the simple average of (i) the volume-weighted average buying rate, and (ii) the volume-weighted average selling rate, in each case for conversion of U.S. dollars into Trinidad and Tobago dollars as publicly reported by the Central Bank of Trinidad and Tobago for the five (5) consecutive trading days ending on the second Business Day immediately preceding the Effective Date and then rounded to the nearest one tenth of one cent ($0.001).

(2)	Unless the context otherwise requires, all terms used in this Agreement, (i) which are defined in the Act shall have the respective meanings given to them in the Act, and (ii) with initial capitals and not otherwise defined herein shall have the respective meanings given to them in the Combination Agreement.

(3)	All references in this Agreement to dollars or to $ are expressed in currency of the United States of America unless otherwise specifically indicated.

Section 2  Amalgamation.

The Amalgamating Corporations agree to amalgamate at the Effective Time under the provisions of the Act and to continue as one corporation on the terms contained in this Agreement.

Section 3  Name Of Corporation.

The name of the Corporation shall be    ●    .

Section 4  Registered Office.

The place and address of the registered office of the Corporation shall be    ●    , Port-of-Spain, Trinidad and Tobago.

Section 5  Business And Powers.

There shall be no restrictions on the business that the Corporation may carry on or on the powers that the Corporation may exercise, other than any restrictions required by the Central Bank of Trinidad and Tobago.

Section 6  Authorized Share Capital.

The classes and any maximum number of shares that the Corporation shall be authorized to issue are as follows:

(1)	an unlimited number of Ordinary Shares; and

(2)	an unlimited number of Redeemable Preferred Shares,

in each case, having the rights, privileges, conditions and restrictions set out in Schedule “A”.

Section 7  Number Of Directors And First Directors.

(1)	The number of directors of the Corporation shall be a minimum of ● and a maximum of ● , until changed in accordance with the Act. Until changed by special resolution of the Corporation, or by the directors of the Corporation if authorized by special resolution of the Corporation, the number of directors of the Corporation shall be ● . The first directors of the Corporation shall be the following:

Name	Address

●	●

(2)	The first directors named above shall hold office until the later of the close of the first annual meeting of shareholders of the Corporation and the date on which their successors are elected or appointed.

Section 8  By-laws.

The by-laws of the Corporation shall be the by-laws of RBC Holdings, such by-laws after the Effective Time to be supplemented, amended or repealed in accordance with the provisions of the Act relating to making, amending and repealing of by-laws. Prior to the Effective Time, a copy of such by-laws may be examined at the registered address of RBC Holdings at any time during regular business hours.

Section 9  Amalgamation Mechanics.

Pursuant to the Amalgamation and at the Effective Time, the following shall occur:

(a)	Each issued and outstanding RBTT Ordinary Share that is not held by a Dissenting Shareholder will be cancelled by the Corporation as a “put through” on the floor of the TTSE in exchange for:

(i)	cash in an amount equal to the Cash Amount in TT$, or U.S.$ if duly so elected by the holder of such RBTT Ordinary Share in accordance with Section 2.6 of the Combination Agreement; and

(ii)	subject to Section 12(3), a number (or fractional number) of Redeemable Preferred Shares equal to the Collar Exchange Ratio;

(b)	Each issued and outstanding ordinary share of RBC Holdings will be converted into Ordinary Shares of the Corporation pursuant to the provisions of Section 221(c) of the Act and the sole shareholder of RBC Holdings, upon surrendering its share certificates to the Corporation for cancellation, will receive one fully paid up Ordinary Share of the Corporation for every one ordinary share held by such shareholder in the capital of RBC Holdings prior to the Amalgamation; and

(c)	Each issued and outstanding RBTT Ordinary Share that is held by a Dissenting Shareholder shall be cancelled by the Corporation as a “put-through” on the floor of the TTSE and each such Dissenting Shareholder will be entitled to be paid the fair value of its RBTT Ordinary Shares in accordance with the Act.

Section 10  Redemption Of Redeemable Preferred Shares

(1)	Immediately following the completion of the Amalgamation, the Corporation shall, automatically and without any further act or formality, redeem (the “Redemption”) the Redeemable Preferred Shares at the Redemption Time for the Redemption Amount in accordance with the rights, privileges, conditions and restrictions attached to the Redeemable Preferred Shares as set out in Schedule “A” hereto. The Corporation shall deliver the aggregate Redemption Amount to the Escrow Agent and the Escrow Agent shall use the aggregate Redemption Amount to subscribe for, and deliver to the holders of the Redeemable Preferred Shares, such number of RBC Common Shares as is equal to the number of Redeemable Preferred Shares that are the subject of the Redemption, as contemplated in Section 12.

(2)	With respect to any RBC Common Shares delivered to the holders of the Redeemable Preferred Shares upon Redemption, such holders shall for all purposes, including for determining holders of RBC Common Shares entitled to receive dividends, be deemed the record holders thereof from and after the Effective Date.

(3)	No dividends or other distributions paid, declared or made with respect to RBC Common Shares, with a record date after the Effective Date, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding RBTT Ordinary Shares that were exchanged for Redeemable Preferred Shares pursuant to Section 9 and redeemed for RBC Common Shares pursuant to this Section 10 unless the holder of such certificate shall have complied with the provisions of Section 12(4). Subject to applicable law, at the time such holder shall have complied with the provisions of Section 12(4) (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the holder of the certificates formerly representing RBTT Ordinary Shares, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to the RBC Common Shares to which such holder is entitled pursuant to Section 10(2) and (ii) on the appropriate payment date, the amount of dividends or other distributions with (A) a record date after the Effective Date but prior to the date of compliance by such holder with the provisions of Section 12(4), and (B) a payment date subsequent to the date of such compliance and payable with respect to such RBC Common Shares.

(4)	In the event that RBC reasonably determines that any issuance or transfer to any Person of Redeemable Preferred Shares, or RBC Common Shares upon Redemption, shall be in contravention of any applicable law or other legal or regulatory requirement, including any securities law, rule or regulation or any rule or regulation of any applicable securities exchange, then, in lieu of any issuance or transfer of Redeemable Preferred Shares or RBC Common Shares, as applicable, to such Person, the Corporation shall pay such Person a cash amount per Preferred Share or RBC Common Shares, as applicable, equal to the RBC Closing Average Share Price.

Section 11  Certificates

(1)	The Corporation shall cause the share register maintained for the Redeemable Preferred Shares to be updated to reflect the issuance of the Redeemable Preferred Shares at the Effective Time pursuant to the Amalgamation to the former holders of RBTT Ordinary Shares in accordance with Section 9 and Section 12(3). No certificates representing the Redeemable Preferred Shares shall be issued.

(2)	From and after the Effective Time,

(a)	the certificates representing the RBTT Ordinary Shares shall cease to represent RBTT Ordinary Shares and the holders thereof shall not be entitled to exercise any of the rights of holders of RBTT Ordinary Shares in respect thereof, and

(b)	such share certificates shall represent the right of the holder thereof to receive the cash and RBC Common Shares to which such holder is entitled pursuant to the provisions hereof upon completion of the Amalgamation and Redemption as contemplated by Section 12(4).

Section 12  Payment

(1)	At or before the Effective Time, the Corporation shall have deposited, or shall have caused to be deposited, with the Escrow Agent in trust for the former RBTT Shareholders:

(a)	the Aggregate Cash Consideration in TT$ or U.S.$, as applicable, in accordance with the duly completed elections made by the former RBTT Shareholders in accordance with Section 2.6 of the Combination Agreement; and

(b)	a cash amount in U.S. dollars (the “RBC Subscription Proceeds”) that is equal to the product of (i) the number of Redeemable Preferred Shares issued or to be issued pursuant to the Amalgamation, and (ii) the RBC Closing Average Share Price.

(2)	The Escrow Agent shall use the RBC Subscription Proceeds only to subscribe, on behalf of the holders of the Redeemable Preferred Shares, for the RBC Common Shares that are issuable upon Redemption.

(3)	No fractional Redeemable Preferred Shares shall be issued and no dividend, stock split or other change in the capital structure of the Corporation shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of the Corporation. Each holder otherwise entitled to a fractional interest in a Preferred Share will be entitled to receive (a) a number of Redeemable Preferred Shares determined by multiplying the number of RBTT Ordinary Shares held by such holder by the Collar Exchange Ratio (such product to be rounded down to the nearest whole number) and (b) in lieu of any remaining fractional Redeemable Preferred Shares, a cash payment from the Escrow Agent equal to the product of such fractional interest and the RBC Closing Average Share Price, such amount to be provided to the Escrow Agent by the Corporation upon request. If more than one certificate formerly representing RBTT Ordinary Shares are surrendered for the account of the same holder, the number of Redeemable Preferred Shares for which such certificates have been surrendered shall be computed on the basis of the aggregate number of RBTT Ordinary Shares represented by the certificates so surrendered.

(4)	Upon the surrender to the Escrow Agent, for cancellation on behalf of the Corporation, of the certificate or certificates which prior to the Effective Time represented RBTT Ordinary Shares, together with such other documents and such additional documents and instruments as the Escrow Agent may reasonably require from a former RBTT Shareholder, or any documents that the Escrow Agent may reasonably require in the case of any RBTT Ordinary Shares held in a depositary, the Escrow Agent shall deliver to such former RBTT Shareholder (or in the case of any RBTT Ordinary Shares held in a depositary to deliver to such depositary, or cause to be delivered pursuant to existing arrangements, as may be applicable, between such former RBTT Shareholder and the depositary, or such other arrangements as agreed to by RBTT and RBC, each acting reasonably):

(a)	the amount of cash to which such holder is entitled to receive pursuant to Section 9 and Section 12(3); and

(b)	certificates representing the RBC Common Shares to which such holder is entitled to receive upon the Redemption of the Redeemable Preferred Shares issued to such holder pursuant to Section 9 and Section 12(3).

(5)	The determination by the Escrow Agent of all calculations required to be made hereunder, following discussions with RBTT and RBC, shall be final and binding on all Parties, absent manifest error.

(6)	In the event any certificate which immediately prior to the Effective Time represented one or more outstanding RBTT Ordinary Shares that were cancelled pursuant to Section 9 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of RBTT Ordinary Shares claiming such certificate to be lost, stolen or destroyed, the Escrow Agent will issue in exchange for the RBTT Ordinary Shares represented by such lost, stolen or destroyed certificate, any consideration pursuant to Section 12(4) for the cancellation of such RBTT Ordinary Shares (and any dividends or distributions with respect thereto) in each case deliverable in accordance with Section 12(4). When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the holder to whom cash and/or certificates representing RBC Common Shares are to be issued shall, as a condition precedent to the issuance thereof, indemnify RBTT and RBC in a manner satisfactory to RBTT and RBC against any claim that may be made against RBTT and RBC with respect to the certificate alleged to have been lost, stolen or destroyed.

(7)	Any RBC Common Shares, together with any funds held by the Escrow Agent, that remain undistributed to former holders of RBTT Ordinary Shares twelve months after the Effective Time shall be delivered to the Corporation or its designee, upon demand therefor, and holders of certificates previously representing RBTT Ordinary Shares who have not theretofore complied with Section 12(4) shall thereafter look only to the Corporation or its designee for payment of any claim to cash, RBC Common Shares, cash in lieu of fractional shares thereof or dividends or distributions, if any, in respect thereof.

Section 13  Adjustments

The Collar Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into RBC Common Shares), reorganization, recapitalization or other like change with respect to RBC Common Shares occurring after the date of the Combination Agreement and prior to the Effective Time, but not to reflect any other dividends or distributions.

Section 14  Dissent Rights

If required under the Act, but only to the extent required thereby, any RBTT Ordinary Shares that are held by RBTT Shareholders (each, a “Dissenting Shareholder”) who (i) have not voted in favour of the Amalgamation, (ii) are entitled to make a claim under Section 227(5) of the Act, (iii) have delivered such written notices to RBTT under Section 227(6) of the Act and have not withdrawn such notices, (iv) have taken such other action required by Section 228 of the Act, within the time and in the manner specified therein, and (v) shall not otherwise have lost their rights to make a claim under Sections 228 and 229 of the Act, shall not be cancelled and exchanged into the right to receive cash and Redeemable Preferred Shares (which are redeemable into RBC Common Shares) contemplated by this Agreement. Such Dissenting Shareholder shall, subject to the Act, cease to have any rights as an RBTT Shareholder other than the right to receive the fair value of such RBTT Ordinary Shares as shall be determined in accordance with Sections 227 through 236 of the Act; provided, however, in the event that any Dissenting Shareholder shall have failed to fulfill all of the conditions set out at (i) to (v) herein, the RBTT Ordinary Shares of the Dissenting Shareholder shall be deemed to be cancelled and exchanged, at the Effective Time, into the right to receive the cash and Redeemable Preferred Shares and each such Preferred Share shall be deemed to have been redeemed as of the Redemption Time in accordance with and subject to the provisions of Section 9 and Section 10, respectively, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 14, if (x) this Agreement is terminated or (y) the RBTT Shareholders revoke RBTT’s authority to effect the Amalgamation, then the right of any Dissenting Shareholder to be paid the fair value of such Dissenting Shareholder’s RBTT Ordinary Shares pursuant to the Act shall cease as provided in Section 229 of the Act. RBTT shall give RBC prompt notice of any demands, withdrawals, or other notices received by RBTT for or with respect to claims by the Dissenting Shareholders under Sections 227 to 236 of the Act, and RBTT shall have the right to participate in and direct all negotiations and proceedings with respect to such demands and notices. RBTT shall not, except with the prior written consent of RBC, make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing.

Section 15  Stated Capital.

The stated capital attributable to the Ordinary Shares of the Corporation issuable pursuant to Section 9 upon the conversion of the ordinary shares of RBC Holdings shall be equal to the aggregate stated capital attributable to such ordinary shares of RBC Holdings. The stated capital attributable to the Redeemable Preferred Shares of the Corporation issuable pursuant to Section 9 upon the cancellation of the RBTT Ordinary Shares shall be equal to the aggregate stated capital attributable to such RBTT Ordinary Shares.

Section 16  Articles Of Amalgamation.

Provided that this Agreement has not otherwise been terminated, the articles of amalgamation giving effect to the Amalgamation to be filed pursuant to this Agreement will be filed as provided under the Combination Agreement and in accordance with the Act and the regulations thereunder, together with any and all documents required by the Act and the regulations thereunder, and upon issuance of the Certificate of Amalgamation such articles of amalgamation shall be the articles of incorporation of the Corporation.

Section 17  Property Of The Corporation

From and after the Effective Time, in respect of all matters listed below, as such exist immediately prior to the Effective Time:

(a)	the property of each of the Amalgamating Corporations shall become the property of the Corporation;

(b)	the Corporation shall become liable for the obligations of each Amalgamating Corporation;

(c)	any existing cause of action, claim or liability to prosecution against an Amalgamating Corporation shall remain unaffected;

(d)	any civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may be continued by or against the Corporation; and

(e)	any conviction against, or ruling, order or judgment in favour of or against, an Amalgamating Corporation may be enforced by or against the Corporation.

Section 18  Modification Of This Agreement

This agreement may only be amended, restated or otherwise modified by the prior written consent of the parties hereto.

Section 19  Termination.

This Agreement may be terminated only (i) upon the mutual written agreement of the Parties to do so, or (ii) prior to the Effective Time, automatically upon the termination of the Combination Agreement.

Section 20  Further Assurances.

Each of the Amalgamating Corporations shall execute and deliver all other documents and do all acts or things as may be necessary or desirable to give effect to this Agreement.

Section 21  Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Republic of Trinidad and Tobago.

Section 22  Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have executed this Agreement.

RBTT FINANCIAL HOLDINGS LIMITED

By:
Name:    ●
Title:    ●

ROYAL BANK OF CANADA

By:
Name:    ●
Title:    ●

RBC HOLDINGS (TRINIDAD & TOBAGO) LIMITED

By:
Name:    ●
Title:    ●

SCHEDULE “A”

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHING TO THE ORDINARY SHARES AND REDEEMABLE PREFERRED SHARES OF THE CORPORATION

The rights, privileges, restrictions and conditions attaching to the Ordinary Shares and Redeemable Preferred Shares of the Corporation shall be as follows:

ORDINARY SHARES

The Ordinary Shares shall have attached thereto (in addition to the rights, privileges, restrictions and conditions contained in the Companies Act Chap 81:01) the following rights, privileges, restrictions and conditions:

1.	Voting Rights

Each holder of Ordinary Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to vote thereat, except meetings at which only holders of a specified class of shares (other than Ordinary Shares) or specified series of shares are entitled to vote. At all meetings of which notice must be given to the holders of the Ordinary Shares, each holder of Ordinary Shares shall be entitled to one vote in respect of each Ordinary Share held by such holder.

2.	Dividends

Subject to the rights of any class of shares of the Corporation to receive dividends in priority to or rateably with the holders of the Ordinary Shares and the requirements of the Companies Act, the holders of the Ordinary Shares shall be entitled to receive dividends if, as and when declared by the Board of Directors of the Corporation and payable in such manner as the Board of Directors may from time to time determine.

3.	Liquidation, Dissolution or Winding-up

The holders of the Ordinary Shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation on a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or on any other return of capital or distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

4.	Priority

The Ordinary Shares shall rank junior to the Redeemable Preferred Shares with respect to priority in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or on any other return of capital or distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, and shall be subject in all respects to the rights, privileges, restrictions and conditions attaching to the Redeemable Preferred Shares.

REDEEMABLE PREFERRED SHARES

The Redeemable Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1.	Definitions

With respect to the Redeemable Preferred Shares, the following terms shall have the meanings ascribed to them below:

“Act” means the Companies Act (Chp. 81:01 of the Laws of the Republic of Trinidad and Tobago), as amended.

“Amalgamation” means the amalgamation pursuant to the Act of RBTT Financial Holdings Limited and RBC Holdings (Trinidad & Tobago) Limited.

“Effective Date” means the date on which the Amalgamation becomes effective (being the date that the Registrar under the Act issues a Certificate and Articles of Amalgamation in respect of the Amalgamation).

“Effective Time” means the actual time on the Effective Date that the Amalgamation becomes effective.

“Escrow Agent” means a financial institution appointed by the Corporation to act as escrow agent.

“RBC” means Royal Bank of Canada, a Schedule I Chartered Bank governed by the Bank Act (Canada).

“RBC Closing Average Share Price” means the volume weighted average trading price in U.S. dollars of the RBC Common Shares on the New York Stock Exchange as reported by Bloomberg LP for the five (5) consecutive trading days ending on the second Business Day immediately preceding the Effective Date, rounded to the nearest one-tenth of one cent ($0.001).

“RBC Common Shares” means the common shares in the capital of RBC.

“Redemption Amount” means in respect of each Redeemable Preferred Share an amount, in U.S. dollars, equal to the RBC Closing Average Share Price.

“Redemption Price” means in respect of each Redeemable Preferred Share an amount, in U.S. dollars, equal to (i) the Redemption Amount, plus (ii) the amount of all declared and unpaid dividends, without interest, on each RBC Common Share with a record date occurring after the Effective Date but prior to the date on which the share certificates referred to in Section 2 are surrendered to the Escrow Agent in accordance with the provisions hereof.

“Redemption Time” means the time on the Effective Date immediately following the Effective Time.

2.	Redemption

The Corporation shall, subject to the requirements of the Act, redeem automatically and without further act or formality at the Redemption Time all but not less than all of the then outstanding Redeemable Preferred Shares for an amount per share equal to the Redemption Price. At or prior to the Redemption Time the Corporation shall deliver the aggregate Redemption Amount to the Escrow Agent. Delivery of the aggregate Redemption Amount to the Escrow Agent in such a manner shall be a full and complete discharge of the Corporation’s obligation to deliver the aggregate Redemption Price to the holders of Redeemable Preferred Shares. Immediately following the Redemption Time the Escrow Agent shall use the aggregate Redemption Amount so received to subscribe for on behalf of the holders of the Redeemable Preferred Shares such number of RBC Common Shares as is equal to the number of Redeemable Preferred Shares that are the subject of the redemption. No notice of redemption or other act or formality on the part of the Corporation shall be required to call the Redeemable Preferred Shares for redemption at the Redemption Time.

The Escrow Agent shall be deemed to have been appointed to act for and on behalf of the holders of the Redeemable Preferred Shares to subscribe for the RBC Common Shares that are issuable upon the redemption of the Redeemable Preferred Shares.

From and after the Redemption Time, the Escrow Agent shall deliver or cause to be delivered to the holders of the Redeemable Preferred Shares one RBC Common Share, together with, if applicable, the amount of any dividends on the RBC Common Shares forming part of the Redemption Price, for each Redeemable Preferred Share that is redeemed at the Redemption Time, upon presentation and surrender at the principal office of the Escrow Agent in the City of Port-of-Spain, Trinidad and Tobago, of the certificates representing the ordinary shares of the Corporation’s predecessor, RBTT Financial Holdings Limited, which were cancelled by the Corporation and exchanged for cash and Redeemable Preferred Shares upon and pursuant to the Amalgamation, together with such other documents and instruments as may be required under the Act or which the Escrow Agent or the Corporation may reasonably require. Certificates representing such RBC Common Shares, and if applicable, a cheque representing the amount of any dividends on the RBC Common Shares forming part of the Redemption Price, shall be sent by the Escrow Agent to the address of the holder recorded in the register of the Corporation or by holding for pick-up by the holder at the principal office of the Escrow Agent specified above. From and after the Redemption Time, the holders of the Redeemable Preferred Shares called for redemption shall cease to be holders of such Redeemable Preferred Shares and shall not be entitled to exercise any of the rights of shareholders in respect thereof, except to receive their proportionate share of the aggregate Redemption Price, provided that if the Redemption Price for any Redeemable Preferred Share is not duly paid by or on behalf of the Corporation to the Escrow Agent in accordance with the provisions hereof, then the rights of such holders shall remain unaffected. Under no circumstances will interest on the Redemption Price be paid by the Corporation whether as a result of any delay in paying the Redemption Price, delivering the RBC Common Shares or otherwise.

Effective as of the Redemption Time, (i) the Redeemable Preferred Shares in respect of which deposit of the Redemption Amount with the Escrow Agent is made in accordance with the provisions hereof, shall be deemed to be redeemed and cancelled, and (ii) the rights of such holders shall be limited to receiving the Redemption Price, payable to them on presentation and surrender of the said certificates held by them, as specified above. From and after the Redemption Time, such holders shall be considered and deemed for all purposes to be holders of the corresponding RBC Common Shares delivered to them in accordance with this Section.

Subject to the requirements of applicable law with respect to unclaimed property, any RBC Common Shares which are subscribed for by the Escrow Agent in accordance with the provisions hereof that remain undistributed twelve months after the Effective Date shall be returned by the Escrow Agent to the Corporation or its designee, and thereafter, the Corporation shall be responsible for payment of the Redemption Price to former holders of Redeemable Preferred Shares upon presentation and surrender of such documentation as the Corporation may require and a former holder of Redeemable Preferred Shares shall only look to the Corporation for payment of any claim to the Redemption Price (in each case, subject to abandoned property, escheat or other similar laws).

Redeemable Preferred Shares, other than those redeemed as of the Redemption Time, may be redeemed at any time and from time to time pursuant to the terms and conditions set out in one or more resolutions of the board of directors of the Corporation, whether such resolution is passed before or after the issuance of the Redeemable Preferred Shares to be redeemed.

The Corporation, the Escrow Agent and RBC shall be entitled to deduct and withhold from the Redemption Price and from any dividend or other consideration payable to any holder of Redeemable Preferred Shares such amount as the Corporation, the Escrow Agent or RBC is required to deduct and withhold under applicable tax laws.

3.	Dividends

The holders of the Redeemable Preferred Shares shall not be entitled to receive any dividends thereon.

4.	No Voting Rights

Except as otherwise provided in the Act, the holders of the Redeemable Preferred Shares shall not be entitled to receive notice of, or to attend or to vote at, any meeting of the shareholders of the Corporation.

5.	Liquidation, Dissolution or Winding-up

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the extinguishment of the rights of the holders of Redeemable Preferred Shares upon payment to the Escrow Agent of the Redemption Price in respect of each Redeemable Preferred Share, the holders of the Redeemable Preferred Shares shall be entitled to receive in respect of each such share, before any distribution of any part of the assets of the Corporation among the holders of the Ordinary Shares and any other shares of the Corporation ranking junior to the Redeemable Preferred Shares, an amount equal to the Redemption Price. After payment to the holders of the Redeemable Preferred Shares of the amount so payable to such holders as herein provided, the holders of the Redeemable Preferred Shares shall not be entitled to share in any further distribution of the property or assets of the Corporation.

6.	Priority

The Redeemable Preferred Shares shall be entitled to a preference over the Ordinary Shares and over any other shares ranking junior to the Redeemable Preferred Shares with respect to priority in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or on any other return of capital or distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

7.	Dissent Rights

The holders of Redeemable Preferred Shares shall not be entitled to vote separately as a class, and shall not be entitled to dissent, upon a proposal to amend the articles of the Corporation to:

(a)	increase or decrease any maximum number of authorized Redeemable Preferred Shares, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the Redeemable Preferred Shares; or

(b)	effect an exchange, reclassification or cancellation of all or part of the Redeemable Preferred Shares.

APPENDIX “F”

RBTT UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 2007

The undersigned Directors represent that the interim consolidated financial statements presented in this Appendix “F” to the Circular present fairly the consolidated financial position of RBTT as at December 31, 2007 and RBTT’s consolidated financial performance for the nine-month period ended December 31, 2007 in accordance with International Financial Reporting Standards.

February 8, 2008
Peter July	Date
Group Chairman

February 8, 2008
Suresh Sookoo	Date
Group Chief Executive Officer (Executive Director)

RBTT FINANCIAL HOLDINGS LIMITED

CONSOLIDATED FINANCIAL HIGHLIGHTS (Expressed in Trinidad and Tobago Dollars)
CONSOLIDATED BALANCE SHEET

	As at	As at
	31.12.07	31.12.06
	($’000)	($’000)
	UNAUDITED	UNAUDITED

ASSETS
Cash on hand and due from banks	6,413,473	6,263,494
Balances with central banks	2,400,598	2,104,811
Loans and advances to customers	24,286,804	22,041,798
Investment securities	13,733,284	13,313,989
Investments in associate companies and joint venture	162,738	233,375
Due from associate companies	28,559	10,087
Derivative financial instruments	1,745,980	171,979
Other assets	2,106,395	1,957,684

TOTAL ASSETS	50,877,831	46,097,217

LIABILITIES
Due to banks and associate companies	1,463,362	1,157,693
Customers’ deposits and other interest bearing liabilities	41,544,888	38,780,097
Derivative financial instruments	1,568,054	29,528
Other liabilities	1,455,947	1,673,359

TOTAL LIABILITIES	46,032,251	41,640,677

SHAREHOLDERS’ EQUITY
Share capital	889,547	873,502
Statutory reserves	518,315	442,370
Other reserves	228,718	256,566
Retained earnings	3,165,037	2,847,489

Total Shareholders’ Equity	4,801,617	4,419,927

Minority interest	43,963	36,613

TOTAL EQUITY	4,845,580	4,456,540

TOTAL EQUITY AND LIABILITIES	50,877,831	46,097,217

RBTT FINANCIAL HOLDINGS LIMITED

CONSOLIDATED FINANCIAL HIGHLIGHTS (Expressed in Trinidad and Tobago Dollars)
CONSOLIDATED INCOME STATEMENT

	9 Mths. Ended	9 Mths. Ended
	31.12.07	31.12.06
	($’000)	($’000)
	UNAUDITED	UNAUDITED

Net interest income	1,530,265	1,359,810
Other income	830,318	853,876

Net Income	2,360,583	2,213,686
Impairment expense on loans and advances and investment securities	(6,432)	(20,064)
Operating expenses	(1,455,295)	(1,341,261)
Operating Profit	898,856	852,361
Share of profits of associate companies and joint venture before tax	9,022	10,960

Profit Before Taxation	907,878	863,321
Taxation	(229,699)	(182,402)

Profit After Taxation	678,179	680,919

Attributable to:
Shareholders of the company	670,728	680,054
Minority interest	7,451	865

	678,179	680,919

Earnings per share for profit attributable to the shareholders of the parent company during the period (expressed in $ per share)
— Basic	1.95	1.98
— Diluted	1.95	1.98

RBTT FINANCIAL HOLDINGS LIMITED

CONSOLIDATED FINANCIAL HIGHLIGHTS (Expressed in Trinidad and Tobago Dollars)
CONSOLIDATED CASH FLOW STATEMENT

	9 Months Ended	9 Months Ended
	31.12.07	31.12.06
	($’000)	($’000)
	UNAUDITED	UNAUDITED

Operating Activities
Profit before taxation	907,878	863,321
Adjustments for non-cash items	33,951	38,412

Operating Profit Before Changes In Operating Assets and Liabilities	941,829	901,733
Increase in operating assets	(2,615,924)	(2,997,427)
(Decrease) / increase in operating liabilities	(867,431)	4,700,163
Corporation taxes paid	(163,456)	(124,969)

Cash (Used in) / Provided by Operating Activities	(2,704,982)	2,479,500

Investing Activities
Investment in subsidiary, associate companies and joint venture	(16,238)	(21,357)
Net decrease in investments	3,991,475	24,784
Additions to premises and equipment	(192,745)	(231,120)
Proceeds from sale of premises & equipment	7,422	17,919

Cash Provided By / (Used in) Investing Activities	3,789,914	(209,774)

Financing Activities
Proceeds from issue of shares	6,283	3,219
Net (decrease) / increase in other borrowed funds	(275,143)	203,642
Net (decrease) / increase in debt securities in issue	(3,507)	169,236
Dividends paid	(429,905)	(429,477)
Dividends paid to minority interests	(2,268)	—

Cash Used In Financing Activities	(704,540)	(53,380)

Effect of exchange rate changes on cash resources	(14,887)	(7,059)

Net Increase In Cash Resources	365,505	2,209,287
Cash Resources at Beginning of Year	6,047,968	4,054,207

Cash Resources at End of Period	6,413,473	6,263,494

RBTT FINANCIAL HOLDINGS LIMITED

CONSOLIDATED FINANCIAL HIGHLIGHTS (Expressed in Trinidad and Tobago Dollars)
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

						Total
		Share	Statutory	Other	Retained	Shareholders’	Minority	Total
	No. of	Capital	Reserves	Reserves	Earnings	Equity	Interest	Equity
	Shares	($’000)	($’000)	($’000)	($’000)	($’000)	($’000)	($’000)

Nine months ended 31 December 2007
Balance at beginning of year	343,719	876,524	476,504	125,236	3,015,834	4,494,098	38,666	4,532,764
Currency translation differences	—	—	(1)	(27,104)	—	(27,105)	114	(26,991)
Profit after taxation	—	—	—	—	670,728	670,728	7,451	678,179
Investment securities
— Gains from changes in fair value	—	—	—	102,275	—	102,275	—	102,275
— Gains transferred to net profit	—	—	—	(18,497)	—	(18,497)	—	(18,497)
Transfer to statutory reserves	—	—	41,812	—	(41,812)	—	—	—
Transfer to general banking risks reserve	—	—	—	28,132	(28,132)	—	—	—
Employee share options
— Value of services provided	—	6,740	—	—	—	6,740	—	6,740
— Proceeds from shares issued	346	6,283	—	—	—	6,283	—	6,283
Other reserve movements	—	—	—	18,676	(21,676)	(3,000)	—	(3,000)
Dividends	—	—	—	—	(429,905)	(429,905)	(2,268)	(432,173)

Balance at end of period	344,065	889,547	518,315	228,718	3,165,037	4,801,617	43,963	4,845,580

Nine months ended 31 December 2006
Balance at beginning of year	343,465	864,021	407,118	117,768	2,685,659	4,074,566	35,760	4,110,326
Currency translation differences	—	—	(149)	(18,892)	(1)	(19,042)	(12)	(19,054)
Profit attributable to shareholders	—	—	—	—	680,054	680,054	865	680,919
Investment securities
— Gains from changes in fair value	—	—	—	111,252	—	111,252	—	111,252
— Gains transferred to net profit	—	—	—	(6,907)	—	(6,907)	—	(6,907)
Transfer to statutory reserves	—	—	35,401	—	(35,401)	—	—	—
Transfer to general banking risks reserve	—	—	—	16,456	(16,456)	—	—	—
Employee share options
— Value of services provided	—	6,262	—	—	—	6,262	—	6,262
— Proceeds from shares issued	211	3,219	—	—	—	3,219	—	3,219
Other reserve movements	—	—	—	36,889	(36,889)	—	—	—
Dividends	—	—	—	—	(429,477)	(429,477)	—	(429,477)

Balance at end of period	343,676	873,502	442,370	256,566	2,847,489	4,419,927	36,613	4,456,540

Twelve months ended 31 March 2007
Balance at beginning of year as restated	343,465	864,021	407,118	117,768	2,641,087	4,029,994	35,760	4,065,754
Currency translation differences	—	—	(147)	(25,709)	(1)	(25,857)	78	(25,779)
Profit after taxation	—	—	—	—	948,066	948,066	2,828	950,894
Investment securities
— Losses from changes in fair value	—	—	—	(47,884)	—	(47,884)	—	(47,884)
— Losses transferred to net profit	—	—	—	3,704	—	3,704	—	3,704
Transfer to statutory reserves	—	—	69,533	—	(69,533)	—	—	—
Transfer to general banking risks reserve	—	—	—	39,750	(39,750)	—	—	—
Employee share options
— Value of services provided	—	8,526	—	—	—	8,526	—	8,526
— Proceeds from shares issued	254	3,977	—	—	—	3,977	—	3,977
Other reserve movements	—	—	—	37,607	(34,558)	3,049	—	3,049
Dividends	—	—	—	—	(429,477)	(429,477)	—	(429,477)

Balance at end of year	343,719	876,524	476,504	125,236	3,015,834	4,494,098	38,666	4,532,764

APPENDIX “G”

RBC AUDITED CONSOLIDATED FINANCIAL STATEMENTS
AND ACCOMPANYING MANAGEMENT’S DISCUSSION AND ANALYSIS

G-1

Consolidated Financial Statements

Reports
111 Management’s responsibility for financial reporting
111 Report of Independent Registered Chartered Accountants
112 Management’s report on internal control over financial reporting
112 Report of Independent Registered Chartered Accountants
Consolidated Financial Statements
113 Consolidated Balance Sheets
114 Consolidated Statements of Income
115 Consolidated Statements of Comprehensive Income
115 Consolidated Statements of Changes in Shareholders’ Equity
116 Consolidated Statements of Cash Flows
Notes to the Consolidated Financial Statements
117 Note 1 Significant accounting policies and estimates
124 Note 2 Fair value of financial instruments
127 Note 3 Securities
129 Note 4 Loans
130 Note 5 Securitizations
132 Note 6 Variable interest entities (VIEs)
133 Note 7 Derivative financial instruments and hedging activities
137 Note 8 Premises and equipment
137 Note 9 RBC Dexia Investor Services joint venture
138 Note 10 Goodwill and other intangibles
139 Note 11 Significant acquisitions and dispositions
140 Note 12 Other assets
141 Note 13 Deposits
142 Note 14 Insurance
142 Note 15 Other liabilities
143 Note 16 Subordinated debentures
144 Note 17 Trust capital securities
145 Note 18 Preferred share liabilities and share capital
147 Note 19 Non-controlling interest in subsidiaries
148 Note 20 Pensions and other post-employment benefits
150 Note 21 Stock-based compensation
153 Note 22 Trading revenue
153 Note 23 Business realignment charges
154 Note 24 Income taxes
155 Note 25 Earnings per share
156 Note 26 Concentrations of credit risk
156 Note 27 Guarantees, commitments and contingencies
159 Note 28 Contractual repricing and maturity schedule
160 Note 29 Related party transactions
161 Note 30 Results by business and geographic segment
163 Note 31 Reconciliation of the application of Canadian and United States generally accepted accounting principles
175 Note 32 Parent company information
Royal Bank of Canada: Annual Report 2007
110    Consolidated Financial Statements

MANAGEMENT’s RESPONSIBILITY FOR FINANCIAL REPORTING
The accompanying consolidated financial statements of Royal Bank of Canada (RBC) were prepared by management, which is responsible for the integrity and fairness of the information presented, including the many amounts that must of necessity be based on estimates and judgments. These consolidated financial statements were prepared in accordance with Canadian generally accepted accounting principles (GAAP) pursuant to Subsection 308 of the Bank Act (Canada), which states that, except as otherwise specified by the Superintendent of Financial Institutions Canada, the financial statements are to be prepared in accordance with Canadian GAAP. Financial information appearing throughout our management’s discussion and analysis is consistent with these consolidated financial statements.
     In discharging our responsibility for the integrity and fairness of the consolidated financial statements and for the accounting systems from which they are derived, we maintain the necessary system of internal controls designed to ensure that transactions are authorized, assets are safeguarded and proper records are maintained. These controls include quality standards in hiring and training of employees, policies and procedures manuals, a corporate code of conduct and accountability for performance within appropriate and well-defined areas of responsibility.
     The system of internal controls is further supported by a compliance function, which is designed to ensure that we and our employees comply with securities legislation and conflict of interest rules, and by an internal audit staff, which conducts periodic audits of all aspects of our operations.
     The Board of Directors oversees management’s responsibilities for financial reporting through an Audit Committee, which is composed entirely of directors who are neither officers nor employees of RBC. This Committee reviews our consolidated financial statements and recommends them to the Board for approval. Other key responsibilities of the Audit Committee include reviewing our existing internal control procedures and planned revisions to those procedures, and advising the directors on auditing matters and financial reporting issues. Our Compliance Officer and Chief Internal Auditor have full and unrestricted access to the Audit Committee.
     The Office of the Superintendent of Financial Institutions, Canada (OSFI) examines and inquires into the business and affairs of RBC as deemed necessary to determine whether the provisions of the Bank Act are being complied with, and that RBC is in sound financial condition. In carrying out its mandate, OSFI strives to protect the rights and interests of depositors and creditors of RBC.
     Deloitte & Touche LLP, Independent Registered Chartered Accountants appointed by the shareholders of RBC upon the recommendation of the Audit Committee and Board, have performed an independent audit of the consolidated financial statements and their report follows. The auditors have full and unrestricted access to the Audit Committee to discuss their audit and related findings.
Gordon M. Nixon
President and Chief Executive Officer
Janice R. Fukakusa
Chief Financial Officer
Toronto, November 29, 2007
REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
To the Shareholders of Royal Bank of Canada
We have audited the consolidated balance sheets of Royal Bank of Canada (the “Bank”) as at October 31, 2007 and 2006 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended October 31, 2007. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     With respect to the consolidated financial statements as at and for the years ended October 31, 2007 and 2006, we conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). With respect to the consolidated financial statements as at and for the year ended October 31, 2005, we conducted our audit in accordance with Canadian generally accepted auditing standards. These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Bank as at October 31, 2007 and 2006 and the results of its operations and its cash flows for each of the three years in the period ended October 31, 2007 in accordance with Canadian generally accepted accounting principles.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Bank’s internal control over financial reporting as of October 31, 2007 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 29, 2007 expressed an unqualified opinion on the Bank’s internal control over financial reporting.
Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
November 29, 2007
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements    111

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management of Royal Bank of Canada (RBC) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer and the Chief Financial Officer and effected by the Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. It includes those policies and procedures that:
•	pertain to the maintenance of records that accurately and fairly reflect, in reasonable detail, the transactions related to and dispositions of RBC’s assets

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and RBC receipts and expenditures are made only in accordance with authorizations of management and RBC’s directors

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of RBC assets that could have a material effect on RBC’s financial statements.
Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     Management assessed the effectiveness of RBC’s internal control over financial reporting as of October 31, 2007, based on the criteria set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of October 31, 2007, RBC’s internal control over financial reporting is effective. Also, management determined that there were no material weaknesses in RBC’s internal control over financial reporting as of October 31, 2007.
     RBC’s internal control over financial reporting as of October 31, 2007 has been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, who also audited RBC’s Consolidated Financial Statements for the year ended October 31, 2007, as stated in the Report of Independent Registered Chartered Accountants, which report expressed an unqualified opinion on the effectiveness of RBC’s internal control over financial reporting.
Gordon M. Nixon
President and Chief Executive Officer
Janice R. Fukakusa
Chief Financial Officer
Toronto, November 29, 2007
Report of Independent Registered Chartered Accountants
To the Shareholders of Royal Bank of Canada
We have audited the internal control over financial reporting of Royal Bank of Canada (the “Bank”) as of October 31, 2007 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Bank’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Bank’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, the Bank maintained, in all material respects, effective internal control over financial reporting as of October 31, 2007 based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
     We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as at and for the year ended October 31, 2007 of the Bank and our report dated November 29, 2007 expressed an unqualified opinion on those consolidated financial statements.
Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
November 29, 2007
Royal Bank of Canada: Annual Report 2007
112  Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

As at October 31 (C$ millions)	2007	2006

Assets

Cash and due from banks	$4,226	$4,401

Interest-bearing deposits with banks	11,881	10,502

Securities (Note 3)
Trading	148,246	147,237
Available-for-sale	30,009	—
Investments	—	37,632

	178,255	184,869

Assets purchased under reverse repurchase agreements and securities borrowed	64,313	59,378

Loans (Notes 4 and 5)
Retail	169,462	151,050
Wholesale	69,967	58,889

	239,429	209,939
Allowance for loan losses	(1,493)	(1,409)

	237,936	208,530

Other
Customers’ liability under acceptances	11,786	9,108
Derivatives (Note 7)	66,585	37,729
Premises and equipment, net (Note 8)	2,131	1,818
Goodwill (Note 10)	4,752	4,304
Other intangibles (Note 10)	628	642
Assets of operations held for sale	—	82
Other assets (Note 12)	17,853	15,417

	103,735	69,100

	$600,346	$536,780

Liabilities and shareholders’ equity

Deposits (Note 13)
Personal	$116,557	$114,040
Business and government	219,886	189,140
Bank	28,762	40,343

	365,205	343,523

Other
Acceptances	11,786	9,108
Obligations related to securities sold short	44,689	38,252
Obligations related to assets sold under repurchase agreements and securities loaned	37,033	41,103
Derivatives (Note 7)	72,010	42,094
Insurance claims and policy benefit liabilities (Note 14)	7,283	7,337
Liabilities of operations held for sale	—	32
Other liabilities (Note 15)	28,483	22,649

	201,284	160,575

Subordinated debentures (Note 16)	6,235	7,103

Trust capital securities (Note 17)	1,400	1,383

Preferred share liabilities (Note 18)	300	298

Non-controlling interest in subsidiaries (Note 19)	1,483	1,775

Shareholders’ equity (Note 18)
Preferred shares	2,050	1,050
Common shares (shares issued — 1,276,260,033 and 1,280,889,745)	7,300	7,196
Contributed surplus	235	292
Treasury shares — preferred (shares held — 248,800 and 93,700)	(6)	(2)
— common (shares held — 2,444,320 and 5,486,072)	(101)	(180)
Retained earnings	18,167	15,771
Accumulated other comprehensive income (loss)	(3,206)	(2,004)

	24,439	22,123

	$600,346	$536,780

Gordon M. Nixon	Robert B. Peterson
President and Chief Executive Officer	Director
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  113

CONSOLIDATED STATEMENTS OF INCOME

For the year ended October 31 (C$ millions)	2007	2006	2005

Interest income
Loans	$14,724	$12,708	$10,790
Securities	7,665	6,189	4,606
Assets purchased under reverse repurchase agreements and securities borrowed	3,450	2,827	1,354
Deposits with banks	538	480	231

	26,377	22,204	16,981

Interest expense
Deposits	13,770	10,708	6,946
Other liabilities	4,737	4,281	2,800
Subordinated debentures	338	419	442

	18,845	15,408	10,188

Net interest income	7,532	6,796	6,793

Non-interest income
Insurance premiums, investment and fee income	3,152	3,348	3,270
Trading revenue	2,261	2,574	1,594
Investment management and custodial fees	1,579	1,301	1,232
Mutual fund revenue	1,473	1,242	962
Securities brokerage commissions	1,353	1,243	1,163
Service charges	1,303	1,216	1,153
Underwriting and other advisory fees	1,217	1,024	1,026
Foreign exchange revenue, other than trading	533	438	407
Card service revenue	491	496	579
Credit fees	293	241	187
Securitization revenue (Note 5)	261	257	285
Net gain on sale of available-for-sale securities (Note 3)	63	—	—
Net gain on sale of investment securities	—	88	85
Other	951	373	448

Non-interest income	14,930	13,841	12,391

Total revenue	22,462	20,637	19,184

Provision for credit losses (Note 4)	791	429	455

Insurance policyholder benefits, claims and acquisition expense	2,173	2,509	2,625

Non-interest expense
Human resources (Notes 20 and 21)	7,860	7,268	6,682
Equipment	1,009	957	960
Occupancy	839	792	749
Communications	723	687	632
Professional fees	530	546	500
Outsourced item processing	308	298	296
Amortization of other intangibles (Note 10)	96	76	50
Other	1,108	871	1,488

	12,473	11,495	11,357

Business realignment charges (Note 23)	—	—	45

Income from continuing operations before income taxes	7,025	6,204	4,702
Income taxes (Note 24)	1,392	1,403	1,278

Net income before non-controlling interest	5,633	4,801	3,424
Non-controlling interest in net income of subsidiaries	141	44	(13)

Net income from continuing operations	5,492	4,757	3,437
Net loss from discontinued operations	—	(29)	(50)

Net income	$5,492	$4,728	$3,387

Preferred dividends (Note 18)	(88)	(60)	(42)
Net gain on redemption of preferred shares	—	—	4

Net income available to common shareholders	$5,404	$4,668	$3,349

Average number of common shares (in thousands) (Note 25)	1,273,185	1,279,956	1,283,433
Basic earnings per share (in dollars)	$4.24	$3.65	$2.61
Basic earnings per share from continuing operations (in dollars)	$4.24	$3.67	$2.65
Basic earnings (loss) per share from discontinued operations (in dollars)	$—	$(.02)	$(.04)

Average number of diluted common shares (in thousands) (Note 25)	1,289,314	1,299,785	1,304,680
Diluted earnings per share (in dollars)	$4.19	$3.59	$2.57
Diluted earnings per share from continuing operations (in dollars)	$4.19	$3.61	$2.61
Diluted earnings (loss) per share from discontinued operations (in dollars)	$—	$(.02)	$(.04)

Dividends per share (in dollars)	$1.82	$1.44	$1.18

Royal Bank of Canada: Annual Report 2007
114  Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the year ended October 31 (C$ millions)	2007	2006	2005

Net income	$5,492	$4,728	$3,387
Other comprehensive income, net of taxes
Net unrealized gains (losses) on available-for-sale securities	(93)	—	—
Reclassification of (gains) losses on available-for-sale securities to income	28	—	—

	(65)	—	—

Unrealized foreign currency translation gains (losses)	(2,965)	(501)	(624)
Reclassification of (gains) losses on foreign currency translation to income	(42)	2	5
Net foreign currency translation gains (losses) from hedging activities	1,804	269	401

	(1,203)	(230)	(218)

Net gains (losses) on derivatives designated as cash flow hedges	80	—	—
Reclassification to income of (gains) losses on derivatives designated as cash flow hedges	31	—	—

	111	—	—

Other comprehensive income (loss)	(1,157)	(230)	(218)

Total comprehensive income	$4,335	$4,498	$3,169

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the year ended October 31 (C$ millions)	2007	2006	2005

Preferred shares (Note 18)
Balance at beginning of year	$1,050	$700	$532
Issued	1,150	600	300
Redeemed for cancellation	(150)	(250)	(132)

Balance at end of year	2,050	1,050	700

Common shares (Note 18)
Balance at beginning of year	7,196	7,170	6,988
Issued	170	127	214
Purchased for cancellation	(66)	(101)	(32)

Balance at end of year	7,300	7,196	7,170

Contributed surplus
Balance at beginning of year	292	265	169
Renounced stock appreciation rights	(6)	(2)	(6)
Stock-based compensation awards	(46)	(18)	26
Gain on redemption of preferred shares	—	—	7
Initial adoption of AcG-15, Consolidation of Variable Interest Entities	—	—	54
Other	(5)	47	15

Balance at end of year	235	292	265

Treasury shares — preferred (Note 18)
Balance at beginning of year	(2)	(2)	—
Sales	33	51	—
Purchases	(37)	(51)	(2)

Balance at end of year	(6)	(2)	(2)

Treasury shares — common (Note 18)
Balance at beginning of year	(180)	(216)	(294)
Sales	175	193	179
Purchases	(96)	(157)	(47)
Initial adoption of AcG-15, Consolidation of Variable Interest Entities	—	—	(54)

Balance at end of year	(101)	(180)	(216)

Retained earnings
Balance at beginning of year	15,771	13,704	12,065
Transition adjustment — Financial instruments (1)	(86)	—	—
Net income	5,492	4,728	3,387
Preferred share dividends (Note 18)	(88)	(60)	(42)
Common share dividends (Note 18)	(2,321)	(1,847)	(1,512)
Premium paid on common shares purchased for cancellation	(580)	(743)	(194)
Issuance costs and other	(21)	(11)	—

Balance at end of year	18,167	15,771	13,704

Accumulated other comprehensive income (loss)
Transition adjustment — Financial instruments (1)	(45)	—	—
Unrealized gains and losses on available-for-sale securities	(65)	—	—
Unrealized foreign currency translation gains and losses, net of hedging activities	(3,207)	(2004)	(1,774)
Gains and losses on derivatives designated as cash flow hedges	111	—	—

Balance at end of year	(3,206)	(2,004)	(1,774)

Retained earnings and Accumulated other comprehensive income	14,961	13,767	11,930

Shareholders’ equity at end of year	$24,439	$22,123	$19,847

(1)	The transition adjustment relates to the implementation of the new financial instruments accounting standards. Refer to Note 1.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  115

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended October 31 (C$ millions)	2007	2006	2005

Cash flows from operating activities
Net income from continuing operations	$5,492	$4,757	$3,437
Adjustments to determine net cash from (used in) operating activities
Provision for credit losses	791	429	455
Depreciation	434	405	414
Business realignment payments	(38)	(74)	(94)
Future income taxes	(147)	144	(482)
Amortization of other intangibles	96	76	50
(Gain) loss on sale of premises and equipment	(16)	(16)	(21)
(Gain) loss on loan securitizations	(41)	(16)	(101)
(Gain) loss on sale of available-for-sale securities	(63)	—	—
(Gain) loss on sale of investment securities	—	(88)	(85)
Changes in operating assets and liabilities
Insurance claims and policy benefit liabilities	(54)	220	629
Net change in accrued interest receivable and payable	(28)	217	(5)
Current income taxes	1,034	(203)	(9)
Derivative assets	(28,856)	1,105	63
Derivative liabilities	29,916	(498)	391
Trading securities	9,623	(21,477)	(36,438)
Net change in brokers and dealers receivable and payable	(317)	(1,017)	1,334
Other	1,647	1,036	840

Net cash from (used in) operating activities from continuing operations	19,473	(15,000)	(29,622)
Net cash from (used in) operating activities from discontinued operations	—	4	95

Net cash from (used in) operating activities	19,473	(14,996)	(29,527)

Cash flows from investing activities
Change in interest-bearing deposits with banks	(1,379)	(5,265)	1,030
Change in loans, net of loan securitizations	(39,569)	(33,534)	(27,670)
Proceeds from loan securitizations	8,020	8,139	5,607
Proceeds from sale of available-for-sale securities	7,565	—	—
Proceeds from sale of investment securities	—	14,709	25,628
Proceeds from maturity of available-for-sale securities	18,784	—	—
Proceeds from maturity of investment securities	—	28,222	18,431
Purchases of available-for-sale securities	(24,097)	—	—
Purchases of investment securities	—	(38,474)	(36,373)
Net acquisitions of premises and equipment	(706)	(511)	(383)
Change in assets purchased under reverse repurchase agreements and securities borrowed	(4,935)	(16,405)	3,976
Net cash from (used in) acquisitions	(373)	(256)	—

Net cash from (used in) investing activities from continuing operations	(36,690)	(43,375)	(9,754)
Net cash from (used in) investing activities from discontinued operations	—	140	2,027

Net cash from (used in) investing activities	(36,690)	(43,235)	(7,727)

Cash flows from financing activities
Change in deposits	17,831	36,663	35,001
Issue of RBC Trust Capital Securities	—	—	1,200
Issue of subordinated debentures	87	—	800
Repayment of subordinated debentures	(989)	(953)	(786)
Issue of preferred shares	1,150	600	300
Redemption of preferred shares for cancellation	(150)	(250)	(132)
Issuance costs	(23)	(6)	(3)
Issue of common shares	155	116	198
Purchase of common shares for cancellation	(646)	(844)	(226)
Sales of treasury shares	208	244	179
Purchase of treasury shares	(133)	(208)	(49)
Dividends paid	(2,278)	(1,807)	(1,469)
Dividends/distributions paid by subsidiaries to non-controlling interests	(59)	(47)	(13)
Change in obligations related to assets sold under repurchase agreements and securities loaned	(4,070)	17,722	(3,092)
Change in obligations related to securities sold short	6,436	5,861	7,386
Change in short-term borrowings of subsidiaries	(145)	620	(628)

Net cash from (used in) financing activities from continuing operations	17,374	57,711	38,666

Net cash from (used in) financing activities	17,374	57,711	38,666

Effect of exchange rate changes on cash and due from banks	(332)	(80)	(122)

Net change in cash and due from banks	(175)	(600)	1,290
Cash and due from banks at beginning of year	4,401	5,001	3,711

Cash and due from banks at end of year	$4,226	$4,401	$5,001

Supplemental disclosure of cash flow information
Amount of interest paid in year	$18,494	$14,678	$10,109
Amount of income taxes paid in year	$1,352	$1,682	$1,987

Royal Bank of Canada: Annual Report 2007
116  Consolidated Financial Statements

Consolidated Financial Statements (all tabular amounts are in millions of Canadian dollars, except per share amounts)

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES
The accompanying Consolidated Financial Statements have been prepared in accordance with Subsection 308 of the Bank Act (Canada) (the Act), which states that, except as otherwise specified by the Office of the Superintendent of Financial Institutions Canada (OSFI), our Consolidated Financial Statements are to be prepared in accordance with Canadian generally accepted accounting principles (GAAP). The significant accounting policies used in the preparation of these financial statements, including the accounting requirements of the OSFI, are summarized below. These accounting policies conform, in all material respects, to Canadian GAAP.
Basis of consolidation
Our Consolidated Financial Statements include the assets and liabilities and results of operations of all subsidiaries and variable interest entities (VIEs) where we are the Primary Beneficiary after elimination of intercompany transactions and balances. The equity method is used to account for investments in associated corporations and limited partnerships in which we have significant influence. These investments are reported in Other assets. Our share of earnings, gains and losses realized on dispositions and writedowns to reflect other-than-temporary impairment in the value of these investments are included in Non-interest income. The proportionate consolidation method is used to account for investments in joint ventures in which we exercise joint control, whereby our pro rata share of assets, liabilities, income and expenses is consolidated.
Significant accounting changes
Financial Instruments
On November 1, 2006, we adopted three new financial instruments accounting standards that were issued by the Canadian Institute of Chartered Accountants (CICA): Handbook Section 1530, Comprehensive Income (Section 1530), Handbook Section 3855, Financial Instruments — Recognition and Measurement (Section 3855), and Handbook Section 3865, Hedges (Section 3865). Comparative amounts for prior periods have not been restated.
Comprehensive Income
Section 1530 introduces Comprehensive Income, which consists of Net income and Other comprehensive income (OCI). OCI represents changes in Shareholders’ equity during a period arising from transactions and other events with non-owner sources and includes unrealized gains and losses on financial assets classified as available-for-sale, unrealized foreign currency translation gains or losses arising from self-sustaining foreign operations, net of hedging activities, and changes in the fair value of the effective portion of cash flow hedging instruments. We have included in our Consolidated Financial Statements a Consolidated Statement of Comprehensive Income for the changes in these items, net of taxes, since November 1, 2006, while the cumulative changes in OCI are included in Accumulated other comprehensive income (loss) (AOCI), which is presented as a new category of Shareholders’ equity on our Consolidated Balance Sheets.
Financial Instruments — Recognition and Measurement
Section 3855 establishes standards for recognizing and measuring financial assets, financial liabilities and non-financial derivatives. It requires that financial assets and financial liabilities, including derivatives, be recognized on our Consolidated Balance Sheets when we become a party to the contractual provisions of a financial instrument or non-financial derivative contract. Under this standard, all financial instruments are required to be measured at fair value on initial recognition except for certain related party transactions. Measurement in subsequent periods depends on whether the financial instrument has been classified as held-for-trading, available-for-sale, held-to-maturity, loans and receivables, or other financial liabilities. Transaction costs are expensed as incurred for financial instruments classified or designated as held-for-trading. For other financial instruments, transaction costs are capitalized on initial recognition.
     Financial assets and financial liabilities held-for-trading are measured at fair value with changes in those fair values recognized in Non-interest income. Financial assets held-to-maturity, loans and receivables, and other financial liabilities are measured at amortized cost using the effective interest method. Available-for-sale financial assets, which include loan substitute securities, are measured at fair value with unrealized gains and losses, including changes in foreign exchange rates, being recognized in OCI. Investments in equity instruments classified as available-for-sale that do not have a quoted market price in an active market are measured at cost.
     Derivative instruments are recorded on our Consolidated Balance Sheets at fair value, including those derivatives that are embedded in financial or non-financial contracts that are not closely related to the host contracts. Changes in the fair values of derivative instruments are recognized in Net income except for derivatives designated as effective cash flow hedges or hedges of foreign currency exposure of a net investment in a self-sustaining foreign operation, the changes in fair value of which are recognized in OCI.
     Section 3855 also provides an entity the option to designate a financial instrument as held-for-trading (the fair value option) on its initial recognition or upon adoption of the standard, even if the financial instrument was not acquired or incurred principally for the purpose of selling or repurchasing it in the near term. An instrument that is classified as held-for-trading by way of this fair value option must have a reliable fair value and satisfy one of the following criteria established by the OSFI: (i) when doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities, or recognizing gains and losses on them on a different basis; (ii) it belongs to a group of financial assets or financial liabilities or both that are managed and evaluated on a fair value basis in accordance with our risk management or investment strategy, and are reported to senior management, on that basis; or (iii) it is an embedded derivative in a financial or non-financial host contract and the derivative is not closely related to the host contract.
     The principal categories of our financial assets that we designated as held-for-trading using the fair value option include (i) investments supporting the policy benefit liabilities on life and health insurance contracts issued by our insurance operations; (ii) investments used to offset exposures under derivative contracts in relation to our sales and trading activities; (iii) certain loans to customers whose related hedging derivatives are measured at fair value; and (iv) assets purchased under reverse repurchase agreements that form part of our trading portfolio which is managed and evaluated on a fair value basis. Financial liabilities designated as held-for-trading include (i) deposits and structured notes with embedded derivatives that are not closely related to the host contracts; (ii) assets sold under repurchase agreements that form part of our trading portfolio which is managed and evaluated on a fair value basis; and (iii) certain deposits to offset the impact of related hedging derivatives measured at fair value. Fair value designation for these financial assets and financial liabilities significantly reduces the measurement inconsistencies.
     Other significant accounting implications arising upon the adoption of Section 3855 include the use of the effective interest method for any transaction costs or fees, premiums or discounts earned on financial instruments measured at amortized cost, and the recognition of the inception fair value of the obligation undertaken in issuing a guarantee that meets the definition of a guarantee pursuant to CICA Accounting Guideline 14, Disclosure of Guarantees (AcG-14).
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  117

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (continued)
Subsequent remeasurement at fair value is not required unless the financial guarantee also meets the definition of a derivative. These guarantees are remeasured at fair value at each balance sheet date and reported as a derivative in Other assets or Other liabilities, as appropriate.
Hedges
Section 3865 specifies the criteria that must be satisfied in order for hedge accounting to be applied and the accounting for each of the permitted hedging strategies. We use derivatives and non-derivative financial instruments in our hedging strategies to manage our exposures to interest, currency, credit and other market risks. When derivatives are used to manage our own exposures, we determine for each derivative whether hedge accounting can be applied. Where hedge accounting can be applied, a hedging relationship is designated as a fair value hedge, a cash flow hedge or a hedge of foreign currency exposure of a net investment in a self-sustaining foreign operation. For our detailed accounting policy on hedge accounting refer to the Derivatives section below in Note 1.
Impact upon adoption of Sections 1530, 3855 and 3865
The transition adjustments attributable to the remeasurement of financial assets and financial liabilities at fair value, other than financial assets classified as available-for-sale and hedging instruments designated as cash flow hedges or hedges of foreign currency exposure of net investment in self-sustaining foreign operations, were recognized in opening Retained earnings as at November 1, 2006. Adjustments arising from remeasuring financial assets classified as available-for-sale at fair value were recognized in opening AOCI as at that date.
     For hedging relationships existing prior to adopting Section 3865 that continue to qualify for hedge accounting under the new standard, the transition accounting is as follows: (i) Fair value hedges — any gain or loss on the hedging instrument was recognized in opening Retained earnings and the carrying amount of the hedged item was adjusted by the cumulative change in fair value attributable to the designated hedged risk and was also included in opening Retained earnings; (ii) Cash flow hedges and hedges of net investments in self-sustaining foreign operations — the effective portion of any gain or loss on the hedging instrument was recognized in AOCI and the cumulative ineffective portion was included in opening Retained earnings.
     We recorded the following transition adjustments in our Consolidated Financial Statements: (i) a reduction of $86 million, net of taxes, to our opening Retained earnings, representing changes made to the value of certain financial instruments and the ineffective portion of qualifying hedges, in compliance with the measurement basis under the new standards including those related to the use of fair value option; and (ii) recognition in AOCI of $45 million, net of taxes, related to the net losses for available-for-sale financial assets and cumulative losses on the effective portion of our cash flow hedges that are now required to be recognized under Sections 3855 and 3865. In addition, we have reclassified to AOCI $2,004 million of net unrealized foreign currency losses on net investments in self-sustaining foreign operations that were previously presented as a separate item in Shareholders’ equity.
Variable Interest Entities
On February 1, 2007, we adopted CICA Emerging Issues Committee Abstract No. 163, Determining the Variability to be Considered in Applying AcG-15 (EIC-163). EIC-163 provides additional clarification on how to analyze and consolidate VIEs. The implementation of EIC-163 resulted in the deconsolidation of certain investment funds; however, the impact was not material to our consolidated financial position or results of operations.
Convertible and Other Debt Instruments with Embedded Derivatives
On August 1, 2007, we adopted CICA Emerging Issues Committee Abstract No. 164, Convertible and Other Debt Instruments with Embedded Derivatives (EIC-164). EIC-164 provides clarification regarding the accounting treatment for certain types of convertible debt instruments, their classification as liabilities or equity, and the implications on earnings per share. It also provides guidance on whether these instruments contain any embedded derivatives that are required to be accounted for separately. The adoption of EIC-164 was not material to our consolidated financial position or results of operations.
Accounting Policy Choice for Transaction Costs
On June 1, 2007, CICA Emerging Issues Committee issued Abstract No. 166, Accounting Policy Choice for Transaction Costs (EIC-166). This EIC addresses the accounting policy choice of expensing or adding transaction costs related to the acquisition of financial assets and financial liabilities that are classified as other than held-for-trading. Specifically, it requires the same accounting policy choice be applied to all similar financial instruments classified as other than held-for-trading, but permits a different policy choice for financial instruments that are not similar. EIC-166 became effective for us on September 30, 2007 and requires retroactive application to all transaction costs accounted for in accordance with Section 3855. Our current recognition policy for transaction costs, which was adopted on November 1, 2006, is consistent with this guidance.
The accounting policies described below have been updated to reflect the requirements under the new financial instruments accounting standards, and where applicable, include a discussion on the policies used in the prior periods for comparative purposes.
Translation of foreign currencies
Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at rates prevailing at the balance sheet date. Non-monetary assets and liabilities are translated into Canadian dollars at historical rates. Income and expenses denominated in foreign currencies are translated at average rates of exchange for the year.
     Assets and liabilities of our self-sustaining operations with functional currencies other than the Canadian dollar are translated into Canadian dollars at rates prevailing at the balance sheet date, and income and expenses of these foreign operations are translated at average rates of exchange for the year.
     Unrealized gains or losses arising as a result of the translation of our foreign self-sustaining operations along with the effective portion of related hedges are reported as a component of OCI on an after-tax basis. Prior to November 1, 2006, these amounts were included in Shareholders’ equity. Upon disposal or dilution of our interest in such investments, an appropriate portion of the accumulated net translation gains or losses is included in Non-interest income.
     Other foreign currency translation gains and losses are included in Non-interest income.
Securities
Securities are classified, based on management’s intentions, as held-for-trading, available-for-sale or held-to-maturity.
     Held-for-trading securities include securities purchased for sale in the near term and securities designated as held-for-trading under the fair value option are reported at fair value. Obligations to deliver Trading securities sold but not yet purchased are recorded as liabilities and carried at fair value. Realized and unrealized gains and losses on these securities are recorded as Trading revenue in Non-interest income. Dividend and interest income accruing on Trading securities is recorded in Interest income. Interest and dividends accrued on interest-bearing and equity securities sold short are recorded in Interest expense.
Royal Bank of Canada: Annual Report 2007
118  Consolidated Financial Statements

     Available-for-sale securities include (i) securities which may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, changes in foreign currency risk, changes in funding sources or terms, or to meet liquidity needs; and (ii) loan substitute securities which are client financings that have been structured as after-tax investments rather than conventional loans in order to provide the clients with a borrowing rate advantage. Available-for-sale securities are measured at fair value with unrealized gains and losses, including changes in foreign exchange rates, recognized in OCI net of tax. Purchase premiums or discounts on available-for-sale securities are amortized over the life of the security using the effective interest method and are recognized in Net interest income. Investments in equity instruments classified as Available-for-sale that do not have a quoted market price in an active market are measured at cost.
     Held-to-maturity securities are debt securities where we have the intention and ability to hold the investment until its maturity date. These securities are carried at amortized cost using the effective interest method. Dividends, interest income and amortization of premiums and discounts on debt securities are recorded in Net interest income. We hold a nominal amount of held-to-maturity securities in our normal course of business. All held-to-maturity securities have been included with Available-for-sale securities on our Consolidated Balance Sheets.
     Gains and losses realized on disposal of available-for-sale securities are included in Gain on sale of securities in Non-interest income. Both available-for-sale and held-to-maturity securities are subject to periodic impairment review.
     Prior to November 1, 2006, all investment securities, other than Trading securities, were recorded on our Consolidated Balance Sheets as Investment securities at amortized cost, and loan substitute securities were accorded the accounting treatment applicable to loans and, where required, reduced by an allowance for credit losses.
     We account for all of our securities using settlement date accounting except that changes in fair value between the trade date and settlement date are reflected in income for securities classified or designated as held-for-trading while changes in the fair value of available-for-sale securities between the trade and settlement dates are recorded in OCI.
Assets purchased under reverse repurchase agreements and sold under repurchase agreements
We purchase securities under agreements to resell (reverse repurchase agreements) and take possession of these securities. Reverse repurchase agreements are treated as collateralized lending transactions whereby we monitor the market value of the securities purchased and additional collateral is obtained when appropriate. We also have the right to liquidate the collateral held in the event of counterparty default. We also sell securities under agreements to repurchase (repurchase agreements), which are treated as collateralized borrowing transactions.
     Reverse repurchase agreements and repurchase agreements are carried on our Consolidated Balance Sheets at the amounts at which the securities were initially acquired or sold plus accrued interest, respectively, except when they are designated using the fair value option as held-for-trading and are recorded at fair value. Interest earned on reverse repurchase agreements is included in Interest income in our Consolidated Statements of Income, and interest incurred on repurchase agreements is included in Interest expenses in our Consolidated Statements of Income. Changes in fair value for reverse repurchase agreements and repurchase agreements carried at fair value under the fair value option are included in Trading revenue in Non-interest income.
     Prior to November 1, 2006, all reverse repurchase agreements and repurchase agreements were carried on our Consolidated Balance Sheets at the amounts at which the securities were initially acquired or sold, respectively, plus accrued interest on interest-bearing securities. Interest earned on reverse repurchase agreements was included in Interest income, and interest incurred on repurchase agreements was included in Interest expense, in our Consolidated Statements of Income.
Loans
Loans are recorded at amortized cost unless they have been designated as held-for-trading using the fair value option. Loans recorded at amortized cost are net of an Allowance for loan losses and unearned income which comprises unearned interest and unamortized loan fees. Loans designated as held-for-trading are carried at fair value. Prior to November 1, 2006, all loans were presented at amortized cost net of an Allowance for loan losses and unearned income.
     Loans stated at amortized cost are subject to periodic impairment review and are classified as impaired when, in management’s opinion, there is no longer reasonable assurance of the timely collection of the full amount of principal or interest. Whenever a payment is 90 days past due, loans other than credit card balances and loans guaranteed or insured by a Canadian government (federal or provincial) or a Canadian government agency (collectively “Canadian government”) are classified as impaired unless they are fully secured and collection efforts are reasonably expected to result in repayment of debt within 180 days past due. Credit card balances are written off when a payment is 180 days in arrears. Loans guaranteed by a Canadian government are classified as impaired when the loan is contractually 365 days in arrears. When a loan is identified as impaired, the accrual of interest is discontinued and any previously accrued but unpaid interest on the loan is charged to the Provision for credit losses. Interest received on impaired loans is credited to the Provision for credit losses. Impaired loans are returned to performing status when all past due amounts, including interest, have been collected, loan impairment charges have been reversed, and the credit quality has improved such that timely collection of principal and interest is reasonably assured.
     When an impaired loan is identified, the carrying amount of the loan is reduced to its estimated realizable amount, measured by discounting the expected future cash flows at the effective interest rate inherent in the loan. In subsequent periods, recoveries of amounts previously written off and any increase in the carrying value of the loan are credited to the Allowance for credit losses on our Consolidated Balance Sheets. Where a portion of a loan is written off and the remaining balance is restructured, the new loan is carried on an accrual basis when there is no longer any reasonable doubt regarding the collectibility of principal or interest, and payments are not 90 days past due.
     Assets acquired in respect of problem loans are recorded at their fair value less costs of disposition. Fair value is determined based on either current market value where available or discounted cash flows. Any excess of the carrying value of the loan over the recorded fair value of the assets acquired is recognized by a charge to the Provision for credit losses.
     Fees that relate to activities such as originating, restructuring or renegotiating loans are deferred and recognized as Interest income over the expected term of such loans using the effective interest method. Where there is reasonable expectation that a loan will result, commitment and standby fees are also recognized as Interest income over the expected term of the resulting loan using the effective interest method. Otherwise, such fees are recorded as Other liabilities and amortized to Non-interest income over the commitment or standby period.
Allowance for credit losses
The Allowance for credit losses is maintained at levels that management considers appropriate to cover estimated identified credit related losses in the portfolio as well as losses that have been incurred, but are not yet identifiable as at the balance sheet date. The allowance relates to on-balance sheet exposures, such as loans and acceptances, and off-balance sheet items such as letters of credit, guarantees and unfunded commitments.
     The allowance is increased by a charge to the Provision for credit losses and decreased by the amount of write-offs, net of recoveries. The Allowance for credit losses for on-balance sheet items is included as a reduction to assets, and the allowance relating to off-balance sheet items is included in Other liabilities.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  119

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (continued)
     The allowance is determined based on management’s identification and evaluation of problem accounts on estimated losses that exist on the remaining portfolio, and on other factors including the composition and credit quality of the portfolio, and changes in economic and business conditions. The Allowance for credit losses consists of Specific allowances and the General allowance.
Specific allowances
Specific allowances are recorded to recognize estimated losses on both retail and wholesale loans that have become impaired. The losses relating to wholesale borrowers including small business loans individually managed are estimated using management’s judgment relating to the timing of future cash flow amounts that can be reasonably expected from the borrowers, financially responsible guarantors and the realization of collateral. The amounts expected to be recovered are reduced by estimated collection costs and discounted at the effective interest rate of the obligation. The losses relating to retail portfolios, including residential mortgages, and personal and small business loans managed on a pooled basis are based on net write-off experience. For credit cards, no specific allowance is maintained as balances are written off when a payment is 180 days in arrears. Personal loans are generally written off at 150 days past due. Write-offs for other loans are generally recorded when there is no realistic prospect of full recovery.
General allowance
A general allowance is established to cover estimated credit losses incurred in the lending portfolio that have not yet been specifically identified as impaired. For heterogeneous loans (wholesale loans including small business loans individually managed), the determination of the general allowance is based on the application of estimated probability of default, gross exposure at default and loss factors, which are determined by historical loss experience and delineated by loan type and rating. For homogeneous portfolios (retail loans) including residential mortgages, credit cards, as well as personal and small business loans that are managed on a pooled basis, the determination of the general allowance is based on the application of historical loss rates. In determining the general allowance level, management also considers the current portfolio credit quality trends, business and economic conditions, the impact of policy and process changes, and other supporting factors. In addition, the general allowance includes a component for the model limitations and imprecision inherent in the allowance methodologies.
Acceptances
Acceptances are short-term negotiable instruments issued by our clients to third parties which we guarantee. The potential liability under acceptances is reported in Liabilities — Other on our Consolidated Balance Sheets. The recourse against our clients in the case of a call on these commitments is reported as a corresponding asset of the same amount in Assets — Other. Fees earned are reported in Non-interest income.
Derivatives
Derivatives are primarily used in sales and trading activities. Derivatives are also used to manage our exposures to interest, currency, credit and other market risks. The most frequently used derivative products are interest rate swaps, interest rate futures, forward rate agreements, interest rate options, foreign exchange forward contracts, currency swaps, foreign currency futures, foreign currency options and credit derivatives. All derivative instruments are recorded on our Consolidated Balance Sheets at fair value, including those derivatives that are embedded in financial or non-financial contracts that are not closely related to the host contracts.
     When derivatives are used in sales and trading activities, the realized and unrealized gains and losses on derivatives are recognized in Non-interest income-Trading revenue. Derivatives with a positive fair value are reported as Derivative assets and derivatives with a negative fair value are reported as Derivative liabilities. Where we have both the legal right and intent to settle derivative assets and liabilities simultaneously with a counterparty, the net fair value of the derivative positions is reported as an asset or liability, as appropriate. Margin requirements and premiums paid are also included in Derivative assets, while premiums received are shown in Derivative liabilities.
     When derivatives are used to manage our own exposures, we determine for each derivative whether hedge accounting can be applied, as discussed below.
Hedge accounting
We use derivatives and non-derivatives in our hedging strategies to manage our exposure to interest, currency, credit and other market risks. Where hedge accounting can be applied, a hedge relationship is designated and documented at inception to detail the particular risk management objective and the strategy for undertaking the hedge transaction. The documentation identifies the specific asset, liability or anticipated cash flows being hedged, the risk that is being hedged, the type of hedging instrument used and how effectiveness will be assessed. The hedging instrument must be highly effective in accomplishing the objective of offsetting either changes in the fair value or anticipated cash flows attributable to the risk being hedged both at inception and throughout the life of the hedge. Hedge accounting is discontinued prospectively when it is determined that the hedging instrument is no longer effective as a hedge, the hedging instrument is terminated or sold, or upon the sale or early termination of the hedged item. Refer to Note 2 for the fair value of the derivatives and non-derivative financial instruments categorized by their hedging relationships, as well as derivatives that are not designated in hedging relationships.
Fair value hedges
In a fair value hedging relationship, the carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged risk and recognized in Non-interest income. Changes in the fair value of the hedged item, to the extent that the hedging relationship is effective, are offset by changes in the fair value of the hedging derivative, which are also recognized in Non-interest income. When hedge accounting is discontinued, the carrying value of the hedged item is no longer adjusted and the cumulative fair value adjustments to the carrying value of the hedged items are amortized to Net income over the remaining term of the original hedging relationship.
     We predominantly use interest rate swaps to hedge our exposure to the changes in a fixed interest rate instrument’s fair value caused by changes in interest rates. We also use, in limited circumstances, certain cash instruments to hedge our exposure to the changes in fair value of monetary assets attributable to changes in foreign currency exchange rates.
Cash flow hedges
In a cash flow hedging relationship, the effective portion of the change in the fair value of the hedging derivative, net of taxes, is recognized in OCI while the ineffective portion is recognized in Non-interest income. When hedge accounting is discontinued, the amounts previously recognized in AOCI are reclassified to Net interest income during the periods when the variability in the cash flows of the hedged item affects Net interest income. Gains and losses on derivatives are reclassified immediately to Net income when the hedged item is sold or terminated early. We predominantly use interest rate swaps to hedge the variability in cash flows related to a variable rate asset or liability.
Royal Bank of Canada: Annual Report 2007
120  Consolidated Financial Statements

     Prior to November 1, 2006, when a derivative was designated and qualified as an effective hedging instrument in a fair value or cash flow hedge, the income or expense of that derivative was recognized as an adjustment to Interest income or Interest expense of the hedged item in the same period. When hedge accounting was discontinued prospectively, the fair value of the derivative was recognized in Derivative assets or liabilities at that time and the gain or loss was deferred and recognized in Net interest income in the periods in which the hedged item affects income. When hedge accounting was discontinued due to the sale or early termination of the hedged item, the fair value of the derivative was recognized in Derivative assets or liabilities at that time and the unrealized gain or loss is recognized in Non-interest income.
Net investment hedges
In hedging a foreign currency exposure of a net investment in a self-sustaining foreign operation, the effective portion of foreign exchange gains and losses on the hedging instruments, net of applicable taxes, is recognized in OCI and the ineffective portion is recognized in Non-interest income. The amounts previously recognized in AOCI are recognized in Net income when there is a reduction in the hedged net investment as a result of a dilution or sale of the net investment, or reduction in equity of the foreign operation as a result of dividend distributions.
     We use foreign exchange contracts and foreign currency-denominated liabilities to manage our foreign currency exposures to net investments in self-sustaining foreign operations having a functional currency other than the Canadian dollar.
     Prior to November 1, 2006, foreign exchange gains and losses on these hedging instruments, net of tax, were recorded in Net foreign currency translation adjustments in our Consolidated Statements of Changes in Shareholders’ Equity.
Premises and equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally on a straight-line basis over the estimated useful lives of the assets, which are 25 to 50 years for buildings, 3 to 10 years for computer equipment, and 7 to 10 years for furniture, fixtures and other equipment. The amortization period for leasehold improvements is the lesser of the useful life of the leasehold improvements or the lease term plus the first renewal period, if reasonably assured of renewal, up to a maximum of 10 years. Gains and losses on disposal are recorded in Non-interest income.
Business combinations, goodwill and other intangibles
All business combinations are accounted for using the purchase method. Identifiable intangible assets are recognized separately from Goodwill and included in Other intangibles. Goodwill represents the excess of the price paid for the business acquired over the fair value of the net identifiable assets acquired, and is assigned to reporting units of a business segment. A reporting unit comprises business operations with similar economic characteristics and strategies, and is defined by GAAP as the level of reporting at which goodwill is tested for impairment and is either a business segment or one level below. Upon disposal of a portion of a reporting unit, goodwill is allocated to the disposed portion based on the fair value of that portion relative to the total reporting unit.
     Goodwill is evaluated for impairment annually as at August 1 or more often if events or circumstances indicate there may be an impairment. If the carrying value of a reporting unit, including the allocated goodwill, exceeds its fair value, goodwill impairment is measured as the excess of the carrying amount of the reporting unit’s allocated goodwill over the implied fair value of the goodwill, based on the fair value of the assets and liabilities of the reporting unit. Any goodwill impairment is charged to income in the period in which the impairment is identified. Subsequent reversals of impairment are prohibited.
     Other intangibles with a finite life are amortized on a straight-line basis over their estimated useful lives, generally not exceeding 20 years, and are also tested for impairment when conditions exist which may indicate that the estimated future net cash flows from the asset will be insufficient to recover its carrying amount.
Income taxes
We use the asset and liability method whereby income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities for accounting purposes compared with tax purposes. A future income tax asset or liability is determined for each temporary difference based on the tax rates that are expected to be in effect when the underlying items of income and expense are expected to be realized, except for earnings related to our foreign operations where repatriation of such amounts is not contemplated in the foreseeable future. Income taxes reported in our Consolidated Statements of Income include the current and future portions of the expense. Income taxes applicable to items charged or credited to Shareholders’ equity are netted with such items. Changes in future income taxes related to a change in tax rates are recognized in the period when the tax rate change is substantively enacted.
     Net future income taxes accumulated as a result of temporary differences are included in Other assets. A valuation allowance is established to reduce future income tax assets to the amount more likely than not to be realized. In addition, our Consolidated Statements of Income contain items that are non-taxable or non-deductible for income tax purposes and, accordingly, cause the income tax provision to be different from what it would be if based on statutory rates.
Pensions and other post-employment benefits
We offer a number of benefit plans, which provide pension and other benefits to eligible employees (as described in Note 20). These plans include registered defined benefit pension plans, supplemental pension plans, defined contribution plans and health, dental, disability and life insurance plans.
     Investments held by the pension funds primarily comprise equity and fixed income securities. Pension fund assets are valued at fair value. For the principal defined benefit plans, the expected return on plan assets, which is reflected in the pension benefit expense, is calculated using a market-related value approach. Under this approach, assets are valued at an adjusted market value, whereby realized and unrealized capital gains and losses are amortized over three years on a straight-line basis. For the majority of the non-principal and supplemental defined benefit pension plans, the expected return on plan assets is calculated based on fair value of assets.
     Actuarial valuations for the defined benefit plans are performed on a regular basis to determine the present value of the accrued pension and other post-employment benefits, based on projections of employees’ compensation levels to the time of retirement and the costs of health, dental, disability and life insurance.
     Our defined benefit pension expense, which is included in Non-interest expenses — Human resources, consists of the cost of employee pension benefits for the current year’s service, interest cost on the liability, expected investment return on the market-related value or market value of plan assets and the amortization of prior service costs, net actuarial gains or losses and transitional assets or obligations. For some of our defined benefit plans, including the principal defined benefit plans, actuarial gains or losses are determined each year and amortized over the expected average remaining service life of employee groups covered by the plan. For the remaining defined benefit plans, net actuarial gains or losses in excess of the greater of 10% of the plan assets or the benefit obligation at the beginning of the year are amortized over the expected average remaining service life of employee groups covered by the plan.
     Gains and losses on settlements of defined benefit plans are recognized in income when settlement occurs. Curtailment gains and losses are recognized in the period when the curtailment becomes probable and the impact can be reasonably estimated.
     Our defined contribution plan expense is included in Non-interest expense-Human resources for services rendered by employees during the period.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  121

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES (continued)
     The cumulative excess of pension fund contributions over the amounts recorded as expenses is reported as a Prepaid pension benefit cost in Other assets. The cumulative excess of expense over fund contributions is reported as Accrued pension and other post-employment benefit expense in Other liabilities.
Stock-based compensation
We offer stock-based compensation plans to certain key employees and to our non-employee directors as described in Note 21.
     We use the fair value method to account for stock options granted to employees whereby compensation expense is recognized over the applicable vesting period with a corresponding increase in Contributed surplus. When the options are exercised, the exercise price proceeds together with the amount initially recorded in Contributed surplus are credited to Common shares. Stock options granted prior to November 1, 2002, were accounted for using the intrinsic value method, and accordingly no expense was recognized for these options since the exercise price for such grants was equal to the closing price on the day before the stock options were granted. These awards fully vested during 2006. When these stock options are exercised, the proceeds will be recorded as Common shares.
     Options granted between November 29, 1999, and June 5, 2001, were accompanied by tandem stock appreciation rights (SARs), which gave participants the option to receive cash payments equal to the excess of the current market price of our shares over the options’ exercise price. SARs obligations are now fully vested and give rise to compensation expense as a result of changes in the market price of our common shares. These expenses, net of related hedges, are recorded as Non-interest expense — Human resources in our Consolidated Statements of Income with a corresponding increase in Other liabilities on our Consolidated Balance Sheets.
     Our other compensation plans include performance deferred share plans and deferred share unit plans for key employees (the Plans). The deferred share plans are settled in our common shares or cash, and the deferred share unit plans are settled in cash. The obligations for the Plans are accrued over their vesting period. For share-settled awards, our accrued obligations are based on the market price of our common shares at the date of grant. For cash-settled awards, our accrued obligations are periodically adjusted for fluctuations in the market price of our common shares and dividends accrued. Changes in our obligations under the Plans, net of related hedges, are recorded as Non-interest expense — Human resources in our Consolidated Statements of Income with a corresponding increase in Other liabilities or Contributed surplus on our Consolidated Balance Sheets.
     The compensation cost attributable to options and awards, granted to employees who are eligible to retire or will become eligible to retire during the vesting period, is recognized immediately if the employee is eligible to retire on the grant date or over the period between the grant date and the date the employee becomes eligible to retire.
     Our contributions to the employee savings and share ownership plans are expensed as incurred.
Loan securitization
We periodically securitize loans by selling loans or packaged loans in the form of mortgage-backed securities (MBS) to independent special purpose entities (SPEs) or trusts that issue securities to investors. These transactions are accounted for as sales and the transferred assets are removed from our Consolidated Balance Sheets when we are deemed to have surrendered control over such assets and have received consideration other than beneficial interests in these transferred loans. For control to be surrendered, all of the following must occur: (i) the transferred loans must be isolated from the seller, even in bankruptcy or other receivership; (ii) the purchaser must have the legal right to sell or pledge the transferred loans or, if the purchaser is a Qualifying Special Purpose Entity (QSPE) as described in the CICA Accounting Guideline 12, Transfers of Receivables (AcG-12), its investors have the right to sell or pledge their ownership interest in the entity; and (iii) the seller must not continue to control the transferred loans through an agreement to repurchase them or have a right to cause the loans to be returned. If any one of these conditions is not met, the transfer is considered to be a secured borrowing, the loans remain on our Consolidated Balance Sheets, and the proceeds are recognized as a liability.
     When MBS are created, we reclassify the loans at their carrying costs into MBS and retained interests on our Consolidated Balance Sheets. The retained interest represents the excess spread of loan interest over the MBS rate of return. The initial carrying value of the MBS and the related retained interests are determined based on their relative fair value on the date of securitization. MBS are classified as trading account securities or available-for-sale securities, based on management’s intent. Retained interests are classified as available-for-sale. Both MBS and the retained interests are subject to periodic impairment review.
     Prior to November 1, 2006, retained interests in securitizations that could be contractually prepaid or otherwise settled in such a way that we would not recover substantially all of our recorded investment were classified as Investment account securities at amortized cost.
     Gains on the sale of loans or MBS are recognized in Non-interest income and are dependent on the previous carrying amount of the loans or MBS involved in the transfer. To obtain fair values, quoted market prices are used, if available. When quotes are not available for retained interests, we generally determine fair value based on the present value of expected future cash flows using management’s best estimates of key assumptions such as payment rates, weighted average life of the prepayable receivables, excess spread, expected credit losses and discount rates commensurate with the risks involved.
     For each securitization transaction where we have retained the servicing rights, we assess whether the benefits of servicing represent adequate compensation. When the benefits of servicing are more than adequate, a servicing asset is recognized in Other assets. When the benefits of servicing are not expected to be adequate, we recognize a servicing liability in Other liabilities. Neither an asset nor a liability is recognized when we have received adequate compensation. A servicing asset or liability is amortized in proportion to and over the period of estimated net servicing income.
Insurance
Premiums from long-duration contracts, primarily life insurance, are recognized when due in Non-interest income — Insurance premiums, investment and fee income. Premiums from short-duration contracts, primarily property and casualty, and fees for administrative services are recognized in Insurance premiums, investment and fee income over the related contract period. Unearned premiums of the short-duration contracts, representing the unexpired portion of premiums, are reported in Other liabilities. Investments made by our insurance operations are classified as available-for-sale or loans and receivables, except for investments supporting the policy benefit liabilities on life and health insurance contracts which are designated as held-for-trading under the fair value option with changes in fair value reported in Insurance premiums, investment and fee income.
     Insurance claims and policy benefit liabilities represent current claims and estimates for future insurance policy benefits. Liabilities for life insurance contracts are determined using the Canadian Asset Liability Method (CALM), which incorporates assumptions for mortality,
Royal Bank of Canada: Annual Report 2007
122  Consolidated Financial Statements

morbidity, policy lapses and surrenders, investment yields, policy dividends, operating and policy maintenance expenses, and provisions for adverse deviation. These assumptions are reviewed at least annually and updated in response to actual experience and market conditions. Liabilities for property and casualty insurance represent estimated provisions for reported and unreported claims. Liabilities for life and property and casualty insurance are included in Insurance claims and policy benefit liabilities.
     Acquisition costs for new insurance business consist of commissions, premium taxes, certain underwriting costs and other costs that vary with the acquisition of new business. Deferred acquisition costs for life insurance products are implicitly recognized in Insurance claims and policy benefit liabilities by CALM. For property and casualty insurance, these costs are classified as Other assets and amortized over the policy term.
     Segregated funds are lines of business in which we issue a contract where the benefit amount is directly linked to the market value of the investments held in the underlying fund. The contractual arrangement is such that the underlying assets are registered in our name but the segregated fund policyholders bear the risk and rewards of the fund’s investment performance. We provide minimum death benefit and maturity value guarantees on segregated funds. The liability associated with these minimum guarantees is recorded in Insurance claims and policy benefit liabilities. Segregated funds are not included in our Consolidated Financial Statements. We derive only fee income from segregated funds, which is reflected in Insurance premiums, investment and fee income. Fee income includes management fees, mortality, policy, administration and surrender charges.
     Prior to November 1, 2006, investments made by our insurance operations were included in Investment account securities. Realized gains and losses on disposal of fixed income investments that support life insurance liabilities were deferred and amortized to Insurance premiums, investment and fee income over the remaining term to maturity of the investments sold, up to a maximum period of 20 years. For equities that were held to support non-universal life insurance products, the realized gains and losses were deferred and amortized into Insurance premiums, investment and fee income at the quarterly rate of 5% of unamortized deferred gains and losses. The differences between the market value and adjusted carrying cost of these equities were reduced quarterly by 5%. Equities held to support universal life insurance products were carried at market value. Realized and unrealized gains or losses on these equities were included in Insurance premiums, investment and fee income. Specific investments were written down to market value or the net realizable value if it was determined that any impairment in value was other-than-temporary. The writedown was recorded against Insurance premiums, investment and fee income in the period the impairment is recognized.
Liabilities and equity
Financial instruments that will be settled by a variable number of our common shares upon their conversion by the holders as well as the related accrued distributions are classified as liabilities on our Consolidated Balance Sheets. Dividends and yield distributions on these instruments are classified as Interest expense in our Consolidated Statements of Income.
Earnings per share
Earnings per share is computed by dividing Net income available to common shareholders by the weighted average number of common shares outstanding for the period, net of Treasury shares. Net income available to common shareholders is determined after deducting dividend entitlements of preferred shareholders and any gain (loss) on redemption of preferred shares net of related income taxes. Diluted earnings per share reflects the potential dilution that could occur if additional common shares are assumed to be issued under securities or contracts that entitle their holders to obtain common shares in the future, to the extent such entitlement is not subject to unresolved contingencies. The number of additional shares for inclusion in diluted earnings per share calculations is determined using the treasury stock method. Under this method, stock options whose exercise price is less than the average market price of our common shares are assumed to be exercised and the proceeds are used to repurchase common shares at the average market price for the period. The incremental number of common shares issued under stock options and repurchased from proceeds is included in the calculation of diluted earnings per share.
Use of estimates and assumptions
In preparing our Consolidated Financial Statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, net income and related disclosures. Certain estimates, including the allowance for credit losses, the fair value of financial instruments, accounting for securitizations, litigation provisions, variable interest entities, insurance claims and policy benefit liabilities, pensions and other post-employment benefits, the carrying value of goodwill, credit card customer loyalty reward program liability and income taxes, require management to make subjective or complex judgments. Accordingly, actual results could differ from these and other estimates thereby impacting our Consolidated Financial Statements.
Change in accounting estimate
During the year, we adjusted the liability associated with our credit card customer loyalty reward program by $121 million in order to reflect higher program costs. This change in estimate is reflected as an increase in Other — Other liabilities on our Consolidated Balance Sheets and as a decrease in Non-interest income — Card service revenue in our Consolidated Statements of Income.
Change in financial statement presentation
On November 1, 2007, we implemented the International Convergence of Capital Measurement and Capital Standards: A Revised Framework, known as Basel II. In preparation for this implementation, we reclassified our loans and credit quality information as either Retail or Wholesale. During the year, we revisited our presentation of certain assets, liabilities, revenues and expenses for previous periods to better reflect the nature of these items. Accordingly, certain comparative amounts have been reclassified to conform with the current year’s presentation. These reclassifications did not materially impact our consolidated financial position or results of operations.
Future accounting changes
Capital Disclosures and Financial Instruments — Disclosures and Presentation
On December 1, 2006, the CICA issued three new accounting standards: Handbook Section 1535, Capital Disclosures (Section 1535), Handbook Section 3862, Financial Instruments — Disclosures (Section 3862), and Handbook Section 3863, Financial Instruments — Presentation (Section 3863). These new standards became effective for us on November 1, 2007.
     Section 1535 specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance.
     Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments — Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  123

NOTE 2 FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in an arm’s-length transaction between knowledgeable and willing parties under no compulsion to act. Fair values are determined by reference to quoted bid or ask prices, as appropriate, in the most advantageous active market for that instrument to which we have immediate access. Where bid and ask prices are unavailable, we use the closing price of the most recent transaction of that instrument subject to the liquidation adjustments referred to below. In the absence of an active market, we determine fair values based on prevailing market rates (bid and ask prices, as appropriate) for instruments with similar characteristics and risk profiles or internal or external valuation models, such as option pricing models and discounted cash flow analysis, using observable market-based inputs.
     Fair values determined using valuation models require the use of assumptions concerning the amount and timing of estimated future cash flows and discount rates. In determining those assumptions, we look primarily to external readily observable market inputs including factors such as interest rate yield curves, currency rates, and price and rate volatilities, as applicable. In limited circumstances, we use input parameters that are not based on observable market data with an adjustment to reflect the uncertainty and to ensure that financial instruments are reported at fair values. Based on our assessment we believe that using possible alternative assumptions to fair value such financial instruments will not result in significantly different fair values.
     Liquidity adjustments are calculated when market prices are not observable due to insufficient trading volume or a lack of recent trades in a less active or inactive market. Liquidity adjustments are also calculated to reflect the cost of unwinding a larger than normal market size risk position.
     All of our derivatives transactions are accounted for on a fair value basis. We record valuation adjustments that represent the fair value of the credit risk of our derivative portfolios. These adjustments take into account the creditworthiness of our counterparties, the current and potential future mark-to-market of the transactions, and the effects of credit mitigants such as master netting agreements and collateral agreements. Credit valuation adjustments are recalculated regularly for all of our derivative portfolios. Changes to credit valuation adjustments are recorded in current period income.
     We have documented internal policies that detail our processes for determining fair value, including the methodologies used in establishing our valuation adjustments. These methodologies are consistently applied and periodically reviewed by our Risk Management group.
Carrying value and fair value of selected financial instruments
As a result of adopting the new financial instruments accounting standards, certain financial instruments are now measured at fair value which were previously reported at cost or amortized cost. This is primarily due to the reclassification of certain securities as Trading securities, which includes securities designated as held-for-trading using the fair value option. The following table provides a comparison of carrying and fair values as at October 31, 2007 and October 31, 2006, for selected financial instruments:

									October 31,
	October 31, 2007								2006
				Carrying
	Carrying value and fair value of			value	Fair value
	Financial
	instruments	Financial	Available-	Loans and	Loans and	Available-
	required to	instruments	for-sale	receivables	receivables	for-sale
	be classified	designated	instruments	and	and	instruments	Total	Total	Total
	as held-	as held-	measured	non-trading	non-trading	measured	carrying	fair	fair
	for-trading	for-trading	at fair value	liabilities	liabilities	at cost	amount	value	value

Financial assets
Securities
Trading	$129,408	$18,838	$—	$—	$—	$—	$148,246	$148,246
Available-for-sale(1)	—	—	28,811	—	—	1,198	30,009	30,009

Total securities	$129,408	$18,838	$28,811	$—	$—	$1,198	$178,255	$178,255	$185,239

Assets purchased under reverse repurchase agreements and securities borrowed	$—	$25,522	$—	$38,791	$38,791	$—	$64,313	$64,313	$59,378

Loans
Retail	$—	$—	$—	$168,782	$168,375	$—	$168,782	$168,375
Wholesale	—	3,235	—	65,919	65,910	—	69,154	69,145

Total loans	$—	$3,235	$—	$234,701	$234,285	$—	$237,936	$237,520	$208,638

Other
Derivatives	$66,585	$—	$—	$—	$—	$—	$66,585	$66,585	$37,682
Other assets	—	164	—	24,653	24,653	—	24,817	24,817	22,660

Financial liabilities
Deposits
Personal	$—	$851	$—	$115,706	$115,609	$—	$116,557	$116,460
Business and government	1,639	56,751	—	161,496	161,217	—	219,886	219,607
Bank	—	5,668	—	23,094	23,095	—	28,762	28,763

Total deposits	$1,639	$63,270	$—	$300,296	$299,921	$—	$365,205	$364,830	$343,312

Other
Obligations related to securities sold short	$44,689	$—	$—	$—	$—	$—	$44,689	$44,689	$38,252
Obligations related to assets sold under repurchase agreements and securities loaned	—	24,086	—	12,947	12,947	—	37,033	37,033	41,103
Derivatives	72,010	—	—	—	—	—	72,010	72,010	42,108
Other liabilities	—	—	—	36,232	36,262	—	36,232	36,262	28,736
Subordinated debentures	—	77	—	6,158	6,427	—	6,235	6,504	7,384
Trust capital securities	—	—	—	1,400	1,476	—	1,400	1,476	1,532
Preferred share liabilities	—	—	—	300	300	—	300	300	304

(1)	Available-for-sale securities, including loan substitutes, are carried at fair value and held-to-maturity securities are carried at amortized cost. Prior to November 1, 2006, both available-for-sale and held-to-maturity securities were classified as Investment securities and were carried at amortized cost. The prior period comparative amounts have not been restated.
Royal Bank of Canada: Annual Report 2007
124  Consolidated Financial Statements

The purpose of the table below is to present the carrying value of those financial instruments that were classified upon adoption as held-for-trading or available-for-sale or designated as held-for-trading using the fair value option.

	October 31, 2006
	Carrying value
	Required
	to be	Designated	Classified
	classified	as	as
	as held-for-	held-for-	available-
	trading	trading	for-sale

Financial assets
Securities
Trading	$139,491	$18,412	$—
Investments (1)	—	—	26,966

Total securities	$139,491	$18,412	$26,966

Assets purchased under reverse repurchase agreements and securities borrowed	$—	$40,535	$—
Loans	—	2,686	—
Other
Derivatives	37,733	—	—
Other assets	—	527	—

Financial liabilities
Deposits	$1,651	$60,859	$—
Other
Obligations related to securities sold short	38,252	—	—
Obligations related to assets sold under repurchase agreements and securities loaned	—	27,494	—
Derivatives	42,340	—	—

(1)	Includes the value of loan substitutes, which is nominal.

During the year, the fair value of our net financial assets classified as held-for-trading increased by $2,115 million. The fair value of our net financial assets designated as held-for-trading increased by $80 million; substantially all of this increase was economically hedged. The fair value of financial liabilities that we designated as held-for-trading decreased by $88 million due to changes in our own credit risk.
     The following table presents the carrying values of the derivative and non-derivative financial instruments designated as hedging instruments categorized by their hedging relationships, as well as derivatives that are not designated in hedging relationships.

	As at October 31, 2007

	Designated as hedging instruments in hedging relationships			Not designated
	Cash flow	Fair value	Net investment	in a hedging
Derivatives and non-derivative financial instruments	hedges	hedges	hedges	relationship

Financial assets
Derivative financial instruments (1)	$390	$268	$856	$65,071
Financial liabilities
Derivative financial instruments (1)	$206	$166	$5	$71,633
Non-derivative financial instruments (2)	—	472	4,307	n.a.

(1)	All derivative instruments are carried at fair value.

(2)	Non-derivative financial instruments are carried at amortized cost.

n.a.	not applicable
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  125

NOTE 2 FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
The following table presents the changes in fair value of the financial liabilities designated as held-for-trading using the fair value option as well as their contractual maturity and carrying amounts.

	October 31, 2007
			Difference	Change in fair
			between	value since
			carrying	November 1, 2006
			amount and	attributable
	Contractual		contractual	to changes
	maturity	Carrying	maturity	in RBC’s
Liabilities designated as held-for-trading	amount	amount	amount	credit spread

Term deposits
Personal	$890	$851	$(39)	$(6)
Business and government	56,741	56,751	10	(74)
Bank	5,668	5,668	—	(1)

Total term deposits	$63,299	$63,270	$(29)	$(81)

Obligations related to assets sold under repurchase agreements and securities loaned	$24,087	$24,086	$(1)	$—
Subordinated debentures	82	77	(5)	$(7)

Total	$87,468	$87,433	$(35)	$(88)

The following table presents information on loans and receivables designated as held-for-trading using the fair value option, the maximum exposure to credit risk, the extent to which the risk is mitigated by credit derivatives and similar instruments, and changes in the fair value of these assets as at October 31, 2007:

							Cumulative change
						Change in	in fair
			Change	Cumulative		fair value	value of credit
	Carrying		in fair	change in	Extent to	of credit	derivatives
	amount of		value since	fair value	which credit	derivatives	or similar
	loans and		November 1,	since initial	derivatives	or similar	instruments
	receivables		2006	recognition	or similar	instruments	since
Loans and receivables	designated	Maximum	attributable	attributable to	instruments	since	designation
designated as held-for-	as held-	exposure to	to changes in	changes in	mitigate	November 1,	of asset
trading	for-trading	credit risk	credit risk	credit risk	credit risk	2006	at fair value

Interest-bearing deposits with banks	$4,821	$4,821	$—	$—	$—	$—	$—
Assets purchased under reverse repurchase agreements and securities borrowed	25,522	25,522	—	—	—	—	—
Loans	3,235	3,164	(42)	(21)	1,106	18	—

Total	$33,578	$33,507	$(42)	$(21)	$1,106	$18	$—

Royal Bank of Canada: Annual Report 2007
126  Consolidated Financial Statements

NOTE 3 SECURITIES (1)

	Term to maturity (2)
						With no
	Within 3	3 months	1 to 5	Over 5 years	Over	specific	2007	2006	2005
	months	to 1 year	years	to 10 years	10 years	maturity	Total	Total	Total
Trading account
Canadian government debt	$1,683	$3,046	$5,106	$1,383	$2,853	$—	$14,071	$13,900	$11,814
U.S. government debt	384	1,066	2,084	377	5,106	—	9,017	7,793	7,281
Other OECD government debt (3)	—	1,429	2,699	26	82	—	4,236	4,658	6,476
Mortgage-backed securities	110	59	1,200	1,176	3,099	—	5,644	3,841	2,281
Asset-backed securities	231	47	6,612	53	691	—	7,634	9,064	8,781
Corporate debt and other debt
Bankers’ acceptances	373	1	—	—	—	—	374	766	998
Certificates of deposit	704	3,525	344	125	14	—	4,712	5,245	8,705
Other	5,189	4,011	24,468	2,220	4,986	1,564	42,438	44,139	33,714
Equities	—	—	—	—	—	60,120	60,120	57,831	45,710

	8,674	13,184	42,513	5,360	16,831	61,684	148,246	147,237	125,760

Available-for-sale securities (1)
Canadian government debt
Federal
Amortized cost	195	57	2,031	382	—	—	2,665	3,649	6,214
Fair value	195	57	2,040	384	—	—	2,676	3,677	6,205
Yield (4)	3.5%	4.7%	4.4%	4.5%	—	—	4.4%	4.2%	3.6%
Provincial and municipal
Amortized cost	—	—	201	78	—	—	279	1,687	2,035
Fair value	—	—	201	77	—	—	278	1,935	2,229
Yield (4)	—	—	4.0%	4.5%	—	—	4.2%	5.4%	4.9%
U.S. government debt
Federal
Amortized cost	—	—	—	—	—	—	—	536	633
Fair value	—	—	—	—	—	—	—	508	628
Yield (4)	—	—	—	—	—	—	—	4.5%	2.2%
State, municipal and agencies
Amortized cost	307	517	1,194	21	—	—	2,039	1,678	2,199
Fair value	307	518	1,155	21	—	—	2,001	1,648	2,139
Yield (4)	5.3%	5.1%	5.0%	5.6%	—	—	5.1%	3.6%	2.5%
Other OECD government debt (3)
Amortized cost	1	622	107	84	5	—	819	758	1,595
Fair value	1	622	107	83	5	—	818	761	1,599
Yield (4)	3.6%	.5%	4.2%	4.6%	4.9%	—	1.4%	2.6%	1.9%
Mortgage-backed securities
Amortized cost	80	90	4,854	405	3,573	—	9,002	11,805	8,254
Fair value	80	90	4,872	408	3,522	—	8,972	11,692	8,183
Yield (4)	5.2%	4.7%	4.6%	5.2%	5.0%	—	4.8%	4.5%	4.4%
Asset-backed securities
Amortized cost	399	5	245	357	998	—	2,004	3,164	1,442
Fair value	399	5	239	357	939	—	1,939	3,171	1,445
Yield (4)	6.0%	4.2%	4.7%	5.2%	5.3%	—	5.4%	5.0%	4.2%
Corporate debt and other debt
Amortized cost	2,563	2,779	3,229	774	505	—	9,850	11,162	10,676
Fair value	2,554	2,850	3,135	760	495	—	9,794	11,360	10,839
Yield (4)	4.8%	5.2%	4.5%	5.2%	4.4%	—	4.8%	4.8%	3.7%
Equities (5)
Cost	—	—	—	—	—	2,715	2,715	2,537	1,012
Fair value	—	—	—	—	—	2,874	2,874	2,592	974
Loan substitute
Cost	—	—	—	—	400	256	656	656	675
Fair value	—	—	—	—	400	252	652	658	683
Yield (4)	—	—	—	—	4.6%	5.3%	4.9%	4.8%	3.7%

Amortized cost	3,545	4,070	11,861	2,101	5,481	2,971	30,029	37,632	34,735
Fair value	3,536	4,142	11,749	2,090	5,361	3,126	30,004	38,002	34,924

Held-to-maturity securities (1)
Amortized cost	—	3	—	—	2	—	5	—	—
Fair value	—	3	—	—	2	—	5	—	—

Total carrying value of securities (1)	$12,210	$17,329	$54,262	$7,450	$22,194	$64,810	$178,255	$184,869	$160,495

(1)	Available-for-sale securities, including loan substitutes, are carried at fair value and held-to-maturity securities are carried at amortized cost. Prior to November 1, 2006, both available-for-sale and held-to-maturity securities were classified as Investment securities and were carried at amortized cost. The prior period comparative amounts have not been restated.

(2)	Actual maturities may differ from contractual maturities shown above, since borrowers may have the right to prepay obligations with or without prepayment penalties.

(3)	OECD stands for Organisation for Economic Co-operation and Development.

(4)	The weighted average yield is based on the carrying value at the end of the year for the respective securities.

(5)	Includes the value of the shares received upon the restructuring of Visa Inc. Refer to Note 30.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  127

NOTE 3 SECURITIES (continued)

Unrealized gains and losses on Available-for-sale securities (1), (2)

	2007				2006
		Gross	Gross			Gross	Gross
	Amortized	unrealized	unrealized	Fair	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value	cost	gains	losses	value

Canadian government debt
Federal	$2,665	$12	$(1)	$2,676	$3,649	$29	$(1)	$3,677
Provincial and municipal	279	—	(1)	278	1,687	248	—	1,935
U.S. government debt
Federal	—	—	—	—	536	—	(28)	508
State, municipal and agencies	2,039	10	(48)	2,001	1,678	5	(35)	1,648
Other OECD government debt	819	1	(2)	818	758	4	(1)	761
Mortgage-backed securities	9,002	30	(60)	8,972	11,805	17	(130)	11,692
Asset-backed securities	2,004	2	(67)	1,939	3,164	11	(4)	3,171
Corporate debt and other debt	9,855	45	(101)	9,799	11,162	238	(40)	11,360
Equities	2,715	191	(32)	2,874	2,537	110	(55)	2,592
Loan substitute securities	656	—	(4)	652	656	2	—	658

	$30,034	$291	$(316)	$30,009	$37,632	$664	$(294)	$38,002

(1)	Available-for-sale securities, including loan substitutes, are carried at fair value and held-to-maturity securities are carried at amortized cost. Prior to November 1, 2006, both available-for-sale and held-to-maturity securities were classified as Investment securities and were carried at amortized cost. The prior period comparative amounts have not been restated.

(2)	Includes $5 million held-to-maturity securities.
Realized gains and losses on sale of Available-for-sale securities (1)

	2007	2006	2005

Realized gains	$187	$177	$141
Realized losses and writedowns	(124)	(89)	(56)

Net gain on sale of Available-for-sale securities	$63	$88	$85

(1)	Available-for-sale securities, including loan substitutes, are carried at fair value and held-to-maturity securities are carried at amortized cost. Prior to November 1, 2006, both available- for-sale and held-to-maturity securities were classified as Investment securities and were carried at amortized cost. The prior period comparative amounts have not been restated.
Fair value and unrealized losses position for Available-for-sale securities as at October 31, 2007

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

Canadian government debt
Federal	$1,231	$1	$—	$—	$1,231	$1
Provincial and municipal	210	1	—	—	210	1
U.S. government debt
Federal	—	—	—	—	—	—
State, municipal and agencies	—	—	265	48	265	48
Other OECD government debt	47	2	—	—	47	2
Mortgage-backed securities	941	14	994	46	1,935	60
Asset-backed securities	853	5	501	62	1,354	67
Corporate debt and other debt	2,162	57	434	48	2,596	105
Equities	432	30	3	2	435	32

Total temporarily impaired securities	$5,876	$110	$2,197	$206	$8,073	$316

The unrealized losses for Canadian government debt and U.S. government debt were caused by increases in interest rates and appreciation of the Canadian dollar against the U.S. dollar. The contractual terms of some of these investments either do not permit the issuer to settle the securities at a price less than the amortized cost of the investment, or permit prepayment of contractual amounts owing only with prepayment penalties assessed to recover interest foregone. As a result, it is not expected that these investments would be settled at a price less than the amortized cost. Further, a substantial amount of the U.S. dollar-denominated debt is hedged against the foreign currency risk and accordingly, the unrealized losses are not considered to be other-than-temporarily impaired as at October 31, 2007.
     Unrealized losses for mortgage-backed securities, asset-backed securities, corporate debt and other debt were due to interest rate changes and widening credit spreads caused by the recent disruption in the financial markets, the weakening of the U.S. housing market, credit rating downgrades of certain securities in the marketplace, and appreciation of the Canadian dollar against the U.S. dollar. However, given that a substantial portion of these securities are investment-grade securities and we have the ability and intent to hold these investments until there is a recovery of fair value, which may be at maturity, we believe it is probable that we will be able to collect the principal amount of these securities according to the contractual terms of the investments. Accordingly, we do not consider these investments to be other-than-temporarily impaired as at October 31, 2007.
     Unrealized losses on equity securities are primarily due to the timing of the market prices, foreign exchange movements, or the early years in the business cycle of the investees for certain investments. We do not consider these investments to be other-than-temporarily impaired as at October 31, 2007, as we have the ability and intent to hold them for a reasonable period of time until they recover their fair value.
Royal Bank of Canada: Annual Report 2007
128   Consolidated Financial Statements

The following table presents interest and dividends on Available-for-sale and Held-to-maturity securities:
Interest and dividends on Available-for-sale and Held-to-maturity securities (1)

	2007	2006	2005

Taxable interest income	$968	$1,087	$862
Non-taxable interest income	2	2	2
Dividends	74	44	31

	$1,044	$1,133	$895

(1)	Available-for-sale securities, including loan substitutes, are carried at fair value and held-to-maturity securities are carried at amortized cost. Prior to November 1, 2006, both available-for-sale and held-to-maturity securities were classified as Investment securities and were carried at amortized cost. The prior period comparative amounts have not been restated.
NOTE 4 LOANS

	2007				2006
			Other				Other
	Canada	United States	International	Total	Canada	United States	International	Total

Retail (1)
Residential mortgages	$107,453	$1,402	$890	$109,745	$94,272	$1,518	$885	$96,675
Personal	42,506	5,283	954	48,743	37,946	6,011	945	44,902
Credit cards	8,142	119	61	8,322	6,966	123	66	7,155
Small business (2)	2,652	—	—	2,652	2,318	—	—	2,318

	160,753	6,804	1,905	169,462	141,502	7,652	1,896	151,050

Wholesale (1)
Business (3), (4)	39,877	17,741	6,239	63,857	35,245	13,611	5,894	54,750
Bank	3,114	686	1,547	5,347	2,031	236	985	3,252
Sovereign (5)	416	—	347	763	553	—	334	887

	43,407	18,427	8,133	69,967	37,829	13,847	7,213	58,889

Total loans (6)	204,160	25,231	10,038	239,429	179,331	21,499	9,109	209,939
Allowance for loan losses	(1,101)	(321)	(71)	(1,493)	(1,086)	(266)	(57)	(1,409)

Total loans net of allowance for loan losses	$203,059	$24,910	$9,967	$237,936	$178,245	$21,233	$9,052	$208,530

(1)	Geographic information is based on residence of borrower.

(2)	Includes small business exposure managed on a pooled basis.

(3)	Includes small business exposure managed on an individual client basis.

(4)	Included under Canada for 2007 are loans totalling $1,202 million to a variable interest entity administered by us.

(5)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.

(6)	Loans are net of unearned income of $113 million (2006 — $62 million).
Loan maturities and rate sensitivity

	Maturity term (1)				Rate sensitivity
	Under	1 to 5	Over			Fixed	Non-rate-
As at October 31, 2007	1 year	years	5 years (2)	Total	Floating	rate	sensitive	Total

Retail	$63,737	$92,337	$13,388	$169,462	$66,256	$101,496	$1,710	$169,462
Wholesale	39,908	22,269	7,790	69,967	48,625	21,342	—	69,967

Total loans	$103,645	$114,606	$21,178	$239,429	$114,881	$122,838	$1,710	$239,429
Allowance for loan losses	—	—	—	(1,493)	—	—	—	(1,493)

Total loans net of allowance for loan losses	$103,645	$114,606	$21,178	$237,936	$114,881	$122,838	$1,710	$237,936

(1)	Based on the earlier of contractual repricing or maturity date.

(2)	Included in Wholesale are loans totalling $1,202 million to a variable interest entity administered by us, with maturity terms exceeding five years.
Impaired loans (1),(2)

	2007		2006
		Specific
	Gross	allowances	Net	Net

Retail
Residential mortgages	$210	$(23)	$187	$152
Personal	189	(96)	93	104
Small business (3)	19	(9)	10	4

	$418	$(128)	$290	$260

Wholesale
Business (4)	$722	$(223)	$499	$311
Bank	—	—	—	—
Sovereign (5)	—	—	—	—

	$722	$(223)	$499	$311

Total	$1,140	$(351)	$789	$571

(1)	There are $353 million (2006 — $305 million) of loans that are contractually 90 days past due but are not considered impaired.

(2)	Average balance of gross impaired loans was $959 million (2006 — $805 million).

(3)	Includes small business exposure managed on a pooled basis.

(4)	Includes small business exposure managed on an individual client basis.

(5)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  129

NOTE 4 LOANS (continued)
Allowance for loan losses

	2007						2006
	Balance at			Provision	Other	Balance	Balance
	beginning			for credit	adjustments	at end	at end
	of year	Write-offs	Recoveries	losses	(1)	of year	of year

Retail
Residential mortgages	$13	$(5)	$1	$13	$1	$23	$13
Personal	101	(444)	74	364	1	96	101
Credit cards	—	(268)	46	223	(1)	—	—
Small business (2)	9	(42)	7	34	1	9	9

	123	(759)	128	634	2	128	$123

Wholesale
Business (3)	$140	$(109)	$42	$148	$2	$223	$140
Bank	—	—	—	—	—	—	—
Sovereign (4)	—	—	—	—	—	—	—

Specific allowances	$263	$(868)	$170	$782	$4	$351	$263
General allowance (5)	1,223	—	—	9	(11)	1,221	1,223

Total allowance for credit losses	$1,486	$(868)	$170	$791	$(7)	$1,572	$1,486
Allowance for off-balance sheet and other items (6)	(77)	—	—	(2)	—	(79)	—

Total allowance for loan losses	$1,409	$(868)	$170	$789	$(7)	$1,493	$1,486

(1)	Primarily represent the translation impact of foreign currency-denominated allowance for loan losses.

(2)	Includes small business exposure managed on a pooled basis.

(3)	Includes small business exposure managed on an individual client basis.

(4)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.

(5)	Includes $79 million (2006 — $77 million) related to off-balance sheet and other items.

(6)	The allowance for off-balance sheet and other items is reported separately under Other liabilities.
During the year ended October 31, 2007, assets acquired in respect of problem loans amounted to $36 million (2006 — $9 million).
Net interest income after provision for credit losses

	2007	2006	2005

Net interest income	$7,532	$6,796	$6,793
Provision for credit losses	791	429	455

Net interest income after provision for credit losses	$6,741	$6,367	$6,338

NOTE 5 SECURITIZATIONS
The following table summarizes our securitization activities for 2007, 2006 and 2005:

	2007 (1)		2006			2005

	Canadian			Canadian			Canadian
	residential	Commercial	Credit	residential	Commercial	Credit	residential	Commercial
	mortgage	mortgage	card	mortgage	mortgage	card	mortgage	mortgage
	loans (2),(3)	loans (4)	loans (5)	loans (2),(3)	loans	loans (5)	loans (2),(3)	loans

Securitized and sold	$6,188	$1,937	$1,200	$6,329	$718	$1,200	$3,752	$655
Net cash proceeds received	6,097	1,876	400	6,210	729	600	3,739	667
Asset-backed securities purchased	—	47	794	—	—	596	—	—
Retained rights to future excess interest	146	—	9	121	—	8	100	—
Pre-tax gain (loss) on sale	55	(14)	3	2	11	4	87	12

(1)	We did not securitize any credit card loans during the year.

(2)	All Canadian residential mortgage loans securitized are insured.

(3)	Canadian insured residential mortgage loans securitized during the year through the creation of mortgage-backed securities and retained as at October 31, 2007 were $3,110 million (2006 – $4,869 million, 2005 – $1,050 million). These securities are carried at fair value; prior to November 1, 2006, these securities were carried at amortized cost.

(4)	The net cash proceeds received represent gross proceeds of $1,923 million less funds used to purchase notes of $47 million (principal value of $48 million). We did not purchase any notes as part of our securitization activities in 2006 or 2005.

(5)	The net cash proceeds received represent gross proceeds of $1,200 million in 2006 (2005 — $1,200 million) less funds used to purchase notes issued by Golden Credit Card Trust with a principal value of $800 million in 2006 (2005 — $600 million).
In addition to the above securitization transactions, we sold $815 million of residential mortgage loans in 2006, resulting in a pre-tax loss of $3 million. None were sold in 2007.
Royal Bank of Canada: Annual Report 2007
130  Consolidated Financial Statements

Cash flows from securitizations (1)

	2007			2006			2005

	Credit	Canadian residential mortgage		Credit	Canadian residential mortgage		Credit	Canadian residential mortgage
	card	loans		card	loans		card	loans
	loans	Variable rate	Fixed rate	loans	Variable rate	Fixed rate	loans	Variable rate	Fixed rate

Proceeds reinvested in revolving securitizations	$15,684	$1,043	$3,559	$17,107	$466	$2,251	$12,076	$419	$1,520
Cash flows from excess spread (2)	256	66	168	263	11	134	242	3	100

(1)	This analysis is not applicable for commercial mortgage loans securitizations as we have not retained rights to future excess spread in these transactions.

(2)	Includes servicing fees received.
The key assumptions used to value the retained interests at the date of the securitization activities are as follows:
Key assumptions (1), (2)

	2007 (3)		2006			2005
	Canadian residential		Credit	Canadian residential		Credit	Canadian residential
	mortgage loans		card	mortgage loans		card	mortgage loans
	Variable rate	Fixed rate	loans	Variable rate	Fixed rate	loans	Variable rate	Fixed rate

Expected weighted average life of prepayable receivables (in years)	2.63	3.69	.16	2.61	3.60	.15	3.48	3.59
Payment rate	29.20%	14.38%	40.02%	30.00%	15.39%	40.06%	13.52%	13.36%
Excess spread, net of credit losses	.88	.83	5.13	1.18	.99	6.88	.20	1.06
Expected credit losses	—	—	2.15	—	—	1.75	—	—
Discount rate	4.71%	4.80%	10.00	4.32	4.36	10.00	3.64	3.59

(1)	All rates are annualized except the payment rate for credit card loans which is monthly.

(2)	This analysis is not applicable for commercial mortgage loans securitizations as we have not retained rights to future excess spread in these transactions.

(3)	We did not securitize any credit card loans during the year.
     Static pool credit losses include actual incurred and projected credit losses divided by the original balance of the loans securitized. The expected static pool credit loss ratio for securitized credit card loans at October 31, 2007 was .52%. Static credit pool losses are not applicable to residential mortgages as substantially all the mortgages are government guaranteed.
     The following table summarizes the loan principal, past due and net write-offs for total loans reported on our Consolidated Balance Sheets and securitized loans that we manage as at October 31, 2007 and 2006:
Loans managed

	2007			2006
	Loan principal	Past due(1)	Net write-offs	Loan principal	Past due (1)	Net write-offs

Retail	$192,633	$754	$718	$172,118	$654	$597
Wholesale	69,967	739	66	58,889	485	(4)

Total loans managed (2)	262,600	1,493	784	231,007	1,139	593
Less: Loans securitized and managed
Credit card loans	3,650	—	86	3,650	—	85
Canadian residential mortgage-backed securities created and sold	14,239	—	—	12,186	—	—
Canadian residential mortgage-backed securities created and retained	5,282	—	—	5,232	—	—

Total loans reported on the Consolidated Balance Sheets	$239,429	$1,493	$698	$209,939	$1,139	$508

(1)	Includes impaired loans as well as loans that are contractually 90 days past due but are not considered impaired.

(2)	Excludes any assets we have temporarily acquired with the intent at acquisition to sell to SPEs.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  131

NOTE 5 SECURITIZATIONS (continued)
Sensitivity of key assumptions
     Key assumptions are used to determine the fair value of our retained interests. The following table is a summary of the key assumptions used as at October 31, 2007 and the sensitivity of the current fair value of our retained interests to immediate 10% and 20% adverse changes in these key assumptions.
Increase (decrease) in fair value of retained interests due to adverse changes in key assumptions (1), (2)

	2007
	Credit	Canadian residential
	card	mortgage loans
	loans	Variable rate	Fixed rate

Fair value of retained interests	$27.5	$27.9	$386.7
Weighted average remaining service life (in years)	.25	2.63-3.27	3.05-3.97
Payment rate	37.39%	29.20-40.00%	9.25-18.00%
Impact on fair value of 10% adverse change	$(1.6)	$(.8)	$(9.4)
Impact on fair value of 20% adverse change	(3.2)	(1.5)	(18.6)

Excess spread, net of credit losses	5.72%	.68-.88%	.84-.89%
Impact on fair value of 10% adverse change	$(5.0)	$(14.0)	$(37.1)
Impact on fair value of 20% adverse change	(10.0)	(28.0)	74.3

Expected credit losses	2.18%	—%	—%
Impact on fair value of 10% adverse change	$(1.2)	$—	$—
Impact on fair value of 20% adverse change	(2.3)	—	—

Discount rate	10.00%	4.71-6.81%	4.69-4.71%
Impact on fair value of 10% adverse change	$—	$(.2)	$(2.3)
Impact on fair value of 20% adverse change	(.1)	(.3)	(4.5)

(1)	All rates are annualized except for the credit card loans payment rate which is monthly.

(2)	This analysis is not applicable for commercial mortgage loans securitizations as we have not retained rights to future excess spread in these transactions.
These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. The effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumptions. Generally, the changes in one factor may result in changes in another, which may magnify or counteract the sensitivity.

NOTE 6 VARIABLE INTEREST ENTITIES (VIEs)
The following table provides information about VIEs as at October 31, 2007 and 2006, in which we have significant variable interests, and those we consolidate under CICA Accounting Guideline 15, Consolidation of Variable Interest Entities (AcG-15), because we are the Primary Beneficiary.

		Maximum exposure		Maximum exposure
	Total assets as at	to loss as at	Total assets as at	to loss as at
	October 31, 2007	October 31, 2007	October 31, 2006	October 31, 2006

Unconsolidated VIEs in which we have significant variable interests (1):
Multi-seller conduits (2)	$41,785	$42,912	$34,258	$35,031
Third-party conduits	4,264	1,625	2,697	1,018
Credit investment product VIEs	2,676	1,733	—	—
Investment funds	1,517	324	3,390	303
Structured finance VIEs	407	407	2,592	1,465
Other	60	80	128	84

	$50,709	$47,081	$43,065	$37,901

Consolidated VIEs (3), (4):
Investment funds (5)	$995		$1,851
Structured finance VIEs	560		409
Credit investment product VIEs	276		689
Compensation vehicles	83		355
Other	144		151

	$2,058		$3,455

(1)	The maximum exposure to loss resulting from our significant variable interests in these VIEs consists mostly of investments, loans, liquidity facilities and fair value of derivatives. We have recognized $2,165 million (2006–$2,130 million) of this exposure on our Consolidated Balance Sheets.

(2)	Total assets represent maximum assets that may have to be purchased by the conduits under purchase commitments outstanding as at October 31, 2007. Actual assets held by these conduits as at October 31, 2007, were $29,290 million (2006—$24,811 million).

(3)	The assets that support the obligations of the consolidated VIEs are reported on our Consolidated Balance Sheets primarily as follows: Interest-bearing deposits with banks of $75 million (2006—$120 million), Trading securities of $1,185 million (2006—$2,483 million), Available-for-sale securities of $315 million (2006—$409 million) and Other assets of $401 million (2006—$287 million). The compensation vehicles hold $83 million (2006—$156 million) of our common shares, which are reported as Treasury shares. The obligation to provide common shares to employees is recorded as an increase to Contributed surplus as the expense for the corresponding stock-based compensation plan is recognized.

(4)	Investors have recourse only to the assets of the related VIEs and do not have recourse to our general assets unless we breach our contractual obligations relating to those VIEs, provide liquidity facilities or credit enhancement facilities to, or enter into derivative transactions with, the VIEs.

(5)	The implementation of EIC-163 (refer to Note 1) resulted in the deconsolidation of certain investment funds during 2007. As at October 31, 2006, the total assets and maximum exposure to loss of these deconsolidated funds were $363 million and $36 million, respectively.
Royal Bank of Canada: Annual Report 2007
132   Consolidated Financial Statements

Multi-seller and third-party conduits
We administer seven multi-seller asset-backed commercial paper conduit programs (multi-seller conduits). These conduits primarily purchase financial assets from clients and finance those purchases by issuing asset-backed commercial paper. Our clients primarily utilize multi-seller conduits to diversify their financing sources and to reduce funding costs.
     The multi-seller conduits also finance assets that are either in the form of securities, including Collateralized Debt Obligations, or instruments that closely resemble securities such as credit-linked notes. In these situations, the multi-seller conduit is often one of many investors in the securities or security-like instruments.
     An unrelated third party (expected loss investor) absorbs credit losses, up to a maximum contractual amount, that may occur in the future on the assets in the multi-seller conduits (multi-seller conduit first-loss position) before the multi-seller conduits’ debt holders and us. In return for assuming this multi-seller conduit first-loss position, each multi-seller conduit pays the expected loss investor a return commensurate with its risk position. The expected loss investor absorbs a majority of each multi-seller conduit’s expected losses, when compared to us; therefore, we are not the Primary Beneficiary and do not consolidate these conduits under AcG-15. However, we continue to hold a significant variable interest in these multi-seller conduits resulting from our provision of backstop liquidity facilities, partial credit enhancement and entitlement to residual fees.
     We hold significant variable interests in third-party asset-backed security conduits primarily through providing liquidity support and credit enhancement facilities. However we are not the Primary Beneficiary and do not consolidate these conduits under AcG-15.
     The liquidity and credit enhancement facilities are included and described in our disclosure on guarantees in Note 27.
Investment funds
We enter into derivatives with third parties including mutual funds, unit investment trusts and other investment funds to provide their investors with the desired exposure and hedge our exposure from these derivatives by investing in other funds. We are the Primary Beneficiary when our participation in the derivative or our investment in other funds exposes us to a majority of the respective expected losses.
Structured finance VIEs
We finance VIEs that are part of transactions structured to achieve a desired outcome such as limiting exposure to specific assets or risks, obtaining indirect exposure to financial assets, supporting an enhanced yield, funding specific assets and meeting client requirements. We consolidate structured finance VIEs in which our interests expose us to a majority of the expected losses.
Creation of credit investment products
We use VIEs to generally transform credit derivatives into cash instruments, to distribute credit risk and to create customized credit products to meet investors’ specific requirements. We enter into derivative contracts with these entities in order to convert various risk factors such as yield, currency or credit risk of underlying assets to meet the needs of the investors. We transfer assets to these VIEs as collateral for notes issued but the transfer of assets does not meet sale recognition criteria under AcG-12. In certain instances, we invest in the notes issued by these VIEs, which requires us to consolidate them when we are the Primary Beneficiary.
Compensation vehicles
We use compensation trusts, which primarily hold our own common shares, to economically hedge our obligation to certain employees under some of our stock-based compensation programs. We consolidate the trusts in which we are the Primary Beneficiary.
Capital trusts
RBC Subordinated Notes Trust (Trust III) was created in 2007 to issue $1 billion of innovative subordinated debentures and RBC Capital Trust II (Trust II) was created in 2003 to issue $900 million of innovative capital instruments. We issued senior deposit notes of the same amounts to Trust II, and a senior deposit note of $999.8 million to Trust III. Although we own the common equity and voting control of these trusts, we are not the Primary Beneficiary since we are not exposed to the majority of the expected losses, and we do not have a significant interest in these trusts. For details on our innovative capital instruments, refer to Note 17.
Securitization of our financial assets
We employ SPEs in the process of securitizing our assets, none of which are consolidated under AcG-15. One entity is a QSPE under AcG-12, which is specifically exempt from consolidation under AcG-15, and our level of participation in each of the remaining SPEs relative to others does not expose us to a majority of the expected losses. We also do not have significant interests in these SPEs. For details on our securitization activities, refer to Note 5.

NOTE 7 DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES
Derivative financial instruments are financial contracts whose value is derived from an underlying interest rate, foreign exchange rate, equity or commodity instrument or index.
Types of derivatives
Forwards and futures
Forward contracts are effectively tailor-made agreements that are transacted between counterparties in the over-the-counter market, whereas futures are standardized contracts with respect to amounts and settlement dates, and are traded on regular future exchanges. Examples of forwards and futures are described below:
     Interest rate forwards (forward rate agreements) and futures are contractual obligations to buy or sell an interest-rate sensitive financial instrument on a predetermined future date at a specified price.
     Foreign exchange forwards and futures are contractual obligations to exchange one currency for another at a specified price for settlement at a predetermined future date.
Equity forwards and futures are contractual obligations to buy or sell at a fixed value (the contracted price) of an equity index, a basket of stocks or a single stock at a predetermined future date.
Swaps
Swaps are over-the-counter contracts in which two counterparties exchange a series of cash flows based on agreed upon rates to a notional amount. The various swap agreements that we enter into are as follows:
     Interest rate swaps are agreements where two counterparties exchange a series of payments based on different interest rates applied to a notional amount in a single currency. Cross currency swaps involve the exchange of fixed payments in one currency for the receipt of fixed payments in another currency. Cross currency interest rate swaps involve the exchange of both interest and principal amounts in two different currencies.
     Equity swaps are contracts in which one counterparty agrees to pay or receive from the other cash flows based on changes in the value of an equity index, a basket of stocks or a single stock.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements   133

NOTE 7 DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (CONTINUED)
Options
Options are contractual agreements under which the seller (writer) grants the purchaser the right, but not the obligation, either to buy (call option) or sell (put option), a security, exchange rate, interest rate, or other financial instrument or commodity at a predetermined price, at or by a specified future date. The seller (writer) of an option can also settle the contract by paying the cash settlement value of the purchaser’s right. The seller (writer) receives a premium from the purchaser for this right. The various option agreements that we enter into include interest rate options, foreign currency options and equity options.
Credit derivatives
Credit derivatives are over-the-counter contracts that transfer credit risk related to an underlying financial instrument (referenced asset) from one counterparty to another. Examples of credit derivatives include credit default swaps, credit default baskets and total return swaps.
     Credit default swaps provide protection against the decline in value of the referenced asset as a result of specified credit events such as default or bankruptcy. It is similar in structure to an option whereby the purchaser pays a premium to the seller of the credit default swap in return for payment related to the deterioration in the value of the referenced asset. Credit default baskets are similar to credit default swaps except that the underlying referenced financial instrument is a group of assets instead of a single asset.
     Total return swaps are contracts where one counterparty agrees to pay or receive from the other cash flows based on changes in the value of the referenced asset.
Other derivative products
We also transact in other derivative products including precious metal and commodity derivative contracts in both the over-the-counter and exchange markets. Certain warrants and loan commitments that meet the definition of derivative are also included as derivative instruments.
Derivatives issued for trading purposes
Most of our derivative transactions relate to sales and trading activities. Sales activities include the structuring and marketing of derivative products to clients to enable them to transfer, modify or reduce current or expected risks. Trading involves market-making, positioning and arbitrage activities. Market-making involves quoting bid and offer prices to other market participants with the intention of generating revenue based on spread and volume. Positioning involves managing market risk positions with the expectation of profiting from favourable movements in prices, rates or indices. Arbitrage activities involve identifying and profiting from price differentials between markets and products.
Derivatives issued for other than trading purposes
We also use derivatives for purposes other than trading, primarily for hedging, in conjunction with the management of interest rate, credit and foreign exchange risk related to our own asset/liability management, funding and investment activities.
     Interest rate swaps are used to adjust exposure to interest rate risk by modifying the repricing or maturity characteristics of existing and/or anticipated assets and liabilities, including funding and investment activities. Purchased interest rate options are used to hedge redeemable deposits and other options embedded in consumer products. We manage our exposure to foreign currency risk with cross currency swaps and foreign exchange forward contracts. We use credit derivatives to manage our credit exposures and for risk diversification in our lending portfolio.
     Certain derivatives and cash instruments are specifically designated and qualify for hedge accounting. We apply hedge accounting to minimize significant unplanned fluctuations in earnings caused by changes in interest rates or foreign exchange rates. Interest rate and currency fluctuations will either cause assets and liabilities to appreciate or depreciate in market value or cause variability in anticipated cash flows. When a hedging instrument functions effectively, gains, losses, revenue and expenses of the hedging instrument will offset the gains, losses, revenue and expenses of the hedged item. When derivatives are designated as the hedging instrument, all components of each derivative’s change in fair value are included in the assessment and measurement of hedge effectiveness. When cash instruments are designated for hedges of currency risks, only changes in their value due to currency risk are included in the assessment and measurement of hedge effectiveness.
     We did not apply hedge accounting to any anticipated transactions or firm commitments during the year. As at October 31, 2007, after-tax net unrealized gains of $24 million were recognized in AOCI, representing the cumulative effective portions of our cash flow hedges. The net amount of gains and losses reported in AOCI that is expected to be reclassified to Net interest income within the next 12 months is not estimated to be material.
     From time to time, we also enter into derivative transactions to economically hedge certain business strategies that do not otherwise qualify for hedge accounting, or where hedge accounting is not considered economically feasible to implement. In such circumstances, changes in fair value are reflected in Non-interest income.
Hedge activities

	2007
			After-tax
	Net gains (losses)	Net gains (losses)	unrealized
	included in	included in	gains (losses)
	Non-interest income	Net interest income	included in OCI

Fair value hedges
Ineffective portion	$(14)	$ n.a.	$ n.a.
Cash flow hedges
Ineffective portion	(9)	n.a.	n.a.
Effective portion	n.a.	n.a.	80
Reclassified to income during the year (1)	n.a.	(47)	n.a.
Net investment hedges
Foreign currency losses	n.a.	n.a.	(2,965)
Gains from hedges	n.a.	n.a.	1,804

(1)	An after-tax equivalent amount of $31 million was reclassified from AOCI.

n.a.	not applicable
Royal Bank of Canada: Annual Report 2007
134   Consolidated Financial Statements

Notional amount of derivatives by term to maturity

	Term to maturity				2007		2006
	Within	1 to	Over 5			Other than		Other than
	1 year	5 years	years (1)	Total	Trading	trading	Trading	trading

Over-the-counter contracts
Interest rate contracts
Forward rate agreements	$197,733	$4,120	$—	$201,853	$201,853	$—	$315,378	$—
Swaps	896,816	907,875	449,855	2,254,546	2,096,153	158,393	1,874,206	140,232
Options purchased	22,986	35,405	32,197	90,588	89,585	1,003	99,172	86
Options written	38,403	39,854	71,485	149,742	149,169	573	73,566	—
Foreign exchange contracts
Forward contracts	706,342	21,149	14,285	741,776	710,961	30,815	626,484	33,033
Cross currency swaps	2,648	7,978	7,521	18,147	17,748	399	18,553	1,072
Cross currency interest rate swaps	53,818	141,584	82,936	278,338	242,319	36,019	228,090	20,707
Options purchased	28,961	7,472	330	36,763	36,756	7	65,572	71
Options written	30,500	7,559	296	38,355	38,355	—	68,337	51
Credit derivatives (2)	18,548	183,650	197,026	399,224	393,247	5,977	219,054	2,722
Other contracts (3)	22,614	20,129	31,203	73,946	73,804	142	86,548	573
Exchange-traded contracts
Interest rate contracts
Futures—long positions	68,553	8,806	5	77,364	77,086	278	146,886	524
Futures—short positions	112,912	19,278	2	132,192	132,008	184	211,131	901
Options purchased	14,945	19	—	14,964	14,964	—	71,926	—
Options written	4,656	—	—	4,656	4,656	—	119,194	—
Foreign exchange contracts
Futures—long positions	100	227	—	327	327	—	6,070	—
Futures—short positions	9,521	168	—	9,689	9,689	—	26,088	—
Other contracts (3)	252,784	1,396	26	254,206	254,206	—	257,154	—

	$2,482,840	$1,406,669	$887,167	$4,776,676	$4,542,886	$233,790	$4,513,409	$199,972

(1)	Includes contracts maturing in over 10 years with a notional value of $205,976 million (2006 —$135,951 million). The related gross positive replacement cost is $10,910 million (2006—$3,857 million).

(2)	Comprises credit default swaps, total return swaps and credit default baskets, including credit derivatives given guarantee treatment for the OSFI regulatory reporting purposes. Credit derivatives with a notional value of $5,530 million (2006—$2,116 million) are economic hedges.

(3)	Comprises precious metal, commodity and equity-linked derivative contracts other than embedded equity-linked contracts.
The following table provides the fair value of our derivative financial instruments:
Fair value of derivative instruments

	2007				2006

	Average fair value		Year-end		Average fair value		Year-end
	for year ended (1)		fair value		for year ended (1)		fair value
	Positive	Negative	Positive	Negative	Positive	Negative	Positive	Negative

Held or issued for trading purposes
Interest rate contracts
Forward rate agreements	$44	$49	$72	$25	$52	$50	$44	$60
Swaps	13,938	14,241	14,250	14,446	12,150	12,003	12,258	11,969
Options purchased	621	—	488	—	795	—	602	—
Options written	—	786	—	625	—	888	—	698

	14,603	15,076	14,810	15,096	12,997	12,941	12,904	12,727

Foreign exchange contracts
Forward contracts	8,342	8,508	14,503	14,410	6,740	6,969	5,493	5,758
Cross currency swaps	2,231	1,522	3,066	2,141	2,041	1,522	2,151	1,522
Cross currency interest rate swaps	8,987	9,419	13,634	14,250	7,010	8,275	6,703	8,319
Options purchased	1,044	—	1,221	—	1,571	—	1,055	—
Options written	—	1,028	—	1,302	—	1,582	—	994

	20,604	20,477	32,424	32,103	17,362	18,348	15,402	16,593

Credit derivatives (2)	3,964	3,508	10,416	9,375	1,139	975	1,795	1,580
Other contracts (3)	6,096	9,537	4,925	10,317	5,623	8,803	5,798	9,221

	$45,267	$48,598	$62,575	$66,891	$37,121	$41,067	$35,899	$40,121

Held or issued for other than trading purposes
Interest rate contracts
Swaps			$1,110	$760			$1,100	$940
Options purchased			6	—			—	—
Options written			—	25			—	—

			1,116	785			1,100	940

Foreign exchange contracts
Forward contracts			921	503			102	236
Cross currency swaps			2	9			5	5
Cross currency interest rate swaps			1,371	3,635			607	631
Options purchased			—	—			1	—
Options written			—	—			—	1

			2,294	4,147			715	873

Credit derivatives (2)			36	30			20	30
Other contracts (3)			20	42			85	281

			3,466	5,004			1,920	2,124

Total gross fair values before netting (4)			66,041	71,895			37,819	42,245
Impact of master netting agreements
With intent to settle net or simultaneously (5)			(473)	(473)			(137)	(137)
Without intent to settle net or simultaneously (6)			(38,256)	(38,256)			(18,952)	(18,952)

Total			$27,312	$33,166			$18,730	$23,156

(1)	Average fair value amounts are calculated based on monthly balances.

(2)	Comprises credit default swaps, total return swaps and credit default baskets, including credit derivatives given guarantee treatment for the OSFI regulatory reporting purposes.

(3)	Comprises precious metal, commodity and equity-linked derivative contracts. Certain warrants and loan commitments that meet the definition of derivatives are also included.

(4)	The positive year-end fair value excludes margin requirements of $1,017 million (2006—$721 million) and the negative year-end fair value excludes market and credit valuation adjustments of $588 million (2006—$366 million).

(5)	Impact of offsetting credit exposures on contracts where we have both a legally enforceable master netting agreement in place and we intend to settle the contracts on either a net basis or simultaneously.

(6)	Additional impact of offsetting credit exposures on contracts where we have a legally enforceable master netting agreement in place but do not intend to settle the contracts on a net basis or simultaneously.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  135

NOTE 7 DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (continued)
Derivative-related credit risk
Credit risk from derivative transactions is generated by the potential for the counterparty to default on its contractual obligations when one or more transactions have a positive market value to us. Therefore, derivative-related credit risk is represented by the positive fair value of the instrument and is normally a small fraction of the contract’s notional amount.
     We subject our derivative-related credit risk to the same credit approval, limit and monitoring standards that we use for managing other transactions that create credit exposure. This includes evaluating the creditworthiness of counterparties, and managing the size, diversification and maturity structure of the portfolio. Credit utilization for all products is compared with established limits on a continual basis and is subject to a standard exception reporting process. We utilize a single internal rating system for all credit risk exposure. In most cases, these internal ratings approximate the external risk ratings of public rating agencies.
     Netting is a technique that can reduce credit exposure from derivatives and is generally facilitated through the use of master netting agreements. The master netting agreement provides for a single net settlement of all financial instruments covered by the agreement in the event of default. However, credit risk is reduced only to the extent that our financial obligations to the same counterparty can be set off against obligations of the counterparty to us. The two main categories of netting are close-out netting and settlement netting. Under the close-out netting provision, if the counterparty defaults, we have the right to terminate all transactions covered by the master netting agreement at the then-prevailing market values and to sum the resulting market values, offsetting negative against positive values, to arrive at a single net amount owed by either the counterparty or us. Under the settlement netting provision, all payments and receipts in the same currency and due on the same day between specified branches are netted, generating a single payment in each currency, due either by us or the counterparty. We maximize the use of master netting agreements to reduce derivative-related credit exposure. Our overall exposure to credit risk that is reduced through master netting agreements may change substantially following the reporting date as the exposure is affected by each transaction subject to the agreement as well as by changes in underlying market rates. Measurement of our credit exposure arising out of derivative transactions is reduced to reflect the effects of netting in cases where the enforceability of that netting is supported by appropriate legal analysis as documented in our trading credit risk policies.
     The use of collateral is another significant credit mitigation technique for managing derivative-related counterparty credit risk. Marked-to-market provisions in our agreements with some counterparties, typically in the form of a Credit Support Annex, provide RBC with the right to request that the counterparty pay down or collateralize the current market value of its derivatives positions when the value passes a specified threshold amount.
      During 2007, 2006 and 2005, neither our actual credit losses arising from derivative transactions nor the level of impaired derivative contracts were significant. The tables below show replacement cost, credit equivalent and risk-adjusted amounts of our derivatives both before and after the impact of netting.
     Replacement cost represents the total fair value of all outstanding contracts in a gain position, before factoring in the master netting agreements. The amounts in the table below exclude fair value of $955 million (2006—$734 million) relating to exchange-traded instruments as they are subject to daily margining and are deemed to have no credit risk.
     The credit equivalent amount is defined as the sum of the replacement cost plus an add-on amount for potential future credit exposure as defined by the OSFI.
     The risk-adjusted amount is determined by applying the standard OSFI-defined measures of counterparty risk to the credit equivalent amount.
Derivative-related credit risk

	2007			2006
	Replacement	Credit equivalent	Risk-adjusted	Replacement	Credit equivalent	Risk-adjusted
	cost	amount	balance	cost	amount	balance
Interest rate contracts
Forward rate agreements	$72	$92	$22	$44	$109	$22
Swaps	15,360	23,484	5,213	13,358	21,031	4,452
Options purchased	364	1,032	248	591	1,164	260

	15,796	24,608	5,483	13,993	22,304	4,734

Foreign exchange contracts
Forward contracts	15,424	22,222	5,674	5,595	12,413	3,310
Swaps	18,073	32,901	6,138	9,466	22,697	4,305
Options purchased	1,221	1,832	466	1,056	2,244	502

	34,718	56,955	12,278	16,117	37,354	8,117

Credit derivatives (1)	10,416	35,026	8,465	1,795	6,975	2,009
Other contracts (2)	4,120	6,723	2,251	5,160	8,696	2,760

Derivatives before master netting agreements	$65,050	$123,312	$28,477	$37,065	$75,329	$17,620
Impact of master netting agreements	(38,729)	(65,339)	(14,020)	(19,089)	(31,831)	(7,188)

Total derivatives after master netting agreement (3)	$26,321	$57,973	$14,457	$17,976	$43,498	$10,432

(1)	Comprises credit default swaps, total return swaps and credit default baskets. The above excludes credit derivatives issued for other than trading purposes related to bought and sold protection with a replacement cost of $36 million (2006 — $20 million). Credit derivatives issued for other than trading purposes related to sold protection with a replacement cost of $.4 million (2006 — $20 million) had a credit equivalent amount of $447 million (2006 — $283 million) and risk-adjusted asset amount of $447 million (2006 — $283 million) which were given guarantee treatment per the OSFI guidance.

(2)	Comprises precious metal, commodity and equity-linked derivative contracts.

(3)	The total credit equivalent amount after netting includes collateral applied of $2,228 million (2006 — $1,310 million).
Royal Bank of Canada: Annual Report 2007
136  Consolidated Financial Statements

Replacement cost of derivative financial instruments by risk rating and by counterparty type

	Risk rating (1)					Counterparty type (2)
As at October 31,2007	AAA, AA	A	BBB	BB or lower	Total	Banks	OECD governments	Other	Total

Gross positive replacement cost	$42,142	$14,731	$6,149	$2,064	$65,086	$38,250	$8,188	$18,648	$65,086
Impact of master netting agreements	(28,042)	(8,047)	(2,367)	(273)	(38,729)	(31,193)	—	(7,536)	(38,729)

Replacement cost (after netting agreements) (3)	$14,100	$6,684	$3,782	$1,791	$26,357	$7,057	$8,188	$11,112	$26,357

Replacement cost (after netting agreements)—2006 (3)	$8,573	$5,393	$2,270	$1,760	$17,996	$5,678	$5,891	$6,427	$17,996

(1)	Our internal risk ratings for major counterparty types approximate those of public rating agencies. Ratings of AAA, AA, A and BBB represent investment grade ratings and ratings of BB or lower represent non-investment grade ratings.

(2)	Counterparty type is defined in accordance with the capital adequacy requirements of the OSFI.

(3)	Includes credit derivatives issued for other than trading purposes with a total replacement cost of $36 million (2006 — $20 million).

NOTE 8 PREMISES AND EQUIPMENT

	2007			2006
		Accumulated	Net book		Accumulated	Net book
	Cost	depreciation	value	Cost	depreciation	value

Land	$133	$—	$133	$134	$—	$134
Buildings	553	333	220	511	321	190
Computer equipment	3,049	1,986	1,063	2,462	1,698	764
Furniture, fixtures and other equipment	1,059	764	295	1,012	736	276
Leasehold improvements	1,147	727	420	1,127	673	454

	$5,941	$3,810	$2,131	$5,246	$3,428	$1,818

The depreciation expense for premises and equipment for 2007 was $434 million (2006 — $405 million; 2005 — $414 million).

NOTE 9 RBC DEXIA INVESTOR SERVICES JOINT VENTURE
RBC Dexia Investor Services
We operate our institutional and investor services business (IIS) through our joint venture, RBC Dexia Investor Services (RBC Dexia IS). During the year, RBC Dexia IS finalized the net assets contribution requirement outlined in the joint venture agreement. As a result, it was determined that we had contributed €27 million ($41 million) of net assets in excess of the amount required. This excess was settled by RBC Dexia IS in cash and recognized by us as a reduction in our investment in the joint venture.
     Assets and liabilities representing our interest in RBC Dexia IS and our proportionate share of its financial results before adjusting for related party transactions are presented in the following tables:

	As at
	October 31, 2007	October 31, 2006
Consolidated Balance Sheets
Assets (1)	$15,544	$12,354
Liabilities	14,533	11,396

(1)	Includes $69 million (2006-$69 million) of goodwill and $179 million (2006-$208 million) of intangible assets.

	For the	For the nine
	year ended	months ended
	October 31, 2007	October 31, 2006 (1)

Consolidated Statements of Income
Net interest income	$116	$75
Non-interest income	600	363
Non-interest expense	529	315
Net income	125	73

Consolidated Statements of Cash Flows
Cash flows from (used in) operating activities	$(546)	$(71)
Cash flows from (used in) investing activities	(2,299)	(97)
Cash flows from (used in) financing activities	2,856	165

(1)	For the year ended October 31, 2006, we did not report our proportionate share of RBC Dexia IS results for our quarter ended January 31, 2006 as the joint venture was formed on January 2, 2006, and we report its results on a one-month lag basis.
We provide certain services to RBC Dexia IS, which include administrative and technology support, human resources, and credit and banking facilities to support its operations. RBC Dexia IS also provides certain services to us, including custody and trusteeship, fund and investment administration, transfer agency and investor services. These services and facilities are provided by the respective parties in the normal course of operations on terms similar to those offered to non-related parties. The amount of income earned and expenses incurred by RBC Dexia IS related to transactions with RBC are as follows:

	For the	For the nine
	year ended	months ended
	October 31,	October 31,
	2007	2006(1)

Net interest income	$157	$99
Non-interest income	26	16
Non-interest expense	34	28

(1)	For the year ended October 31, 2006, we did not report the amounts of income earned and expenses incurred by RBC Dexia IS related to transactions with RBC for our quarter ended January 31, 2006 as the joint venture was formed on January 2, 2006, and we report its results on a one-month lag basis.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  137

NOTE 10 GOODWILL AND OTHER INTANGIBLES
Effective February 7, 2007, as discussed in Note 30, our previous three business segments were reorganized into four business segments. This reorganization resulted in the realignment of certain reporting units. Accordingly, we have reallocated our goodwill to the new reporting units using the relative fair value approach. The following table discloses the changes in goodwill during 2006 and 2007, including the reallocation of goodwill to the new reporting units:
Goodwill

		RBC
	RBC	U.S. and
	Canadian	International	RBC
	Personal and	Personal and	Capital
	Business	Business	Markets	Total

Balance at October 31, 2005	$2,419	$831	$953	$4,203
Goodwill acquired during the year	—	86	—	86
Other adjustments (1), (2)	72	(17)	(40)	15

Balance at October 31, 2006	$2,491	$900	$913	$4,304

Goodwill acquired between November 1, 2006 and January 31, 2007	—	406	121	527
Other adjustments (3)	9	58	34	101

Balance at January 31, 2007	$2,500	$1,364	$1,068	$4,932

(1)	Other adjustments in 2006 primarily include the impact of foreign exchange translations on foreign currency-denominated goodwill, changes in goodwill related to our IIS business with RBC Dexia IS (refer to Note 9), and the transfer of $6 million of housing tax credit syndication business goodwill from RBC U.S. and International Personal and Business to RBC Capital Markets. Refer to Note 30.

(2)	During 2006, we adjusted the foreign exchange translation of certain foreign currency-denominated goodwill of RBC Canadian Personal and Business to better align with the nature of the net assets supporting the segment. This resulted in an increase of $182 million of goodwill for RBC Canadian Personal and Business. A corresponding increase was made to Unrealized foreign currency translation adjustments on our Consolidated Statements of Changes in Shareholders’ Equity.

(3)	Other adjustments in the first quarter of 2007 primarily include the impact of foreign exchange translations on foreign currency-denominated goodwill.
As a result of the application of the relative fair value approach for the business reorganization, goodwill as at January 31, 2007 has been reallocated as follows:
Reallocation of goodwill

	Goodwill					Goodwill
	balance before			U.S. &		balance after
	business	Canadian	Wealth	International	Capital	business
	reorganization	Banking	Management	Banking	Markets	reorganization

RBC Canadian Personal and Business	$2,500	$2,069	$431	$—	$—	$2,500
RBC U.S. and International Personal and Business	1,364	—	583	781	—	1,364
RBC Capital Markets	1,068	—	—	109	959	1,068

Balance at January 31, 2007	$4,932	$2,069	$1,014	$890	$959	$4,932

Goodwill acquired between February 1 and October 31, 2007	372	—	31	323	18	372
Other adjustments (1)	(552)	(19)	(163)	(217)	(153)	(552)

Balance at October 31, 2007	$4,752	$2,050	$882	$996	$824	$4,752

(1)	Other adjustments in the last three quarters of 2007 primarily include the impact of foreign exchange translations on foreign currency-denominated goodwill.
We have also completed the annual assessment for goodwill impairment in all reporting units and have determined that there was no goodwill impairment for the year ended October 31, 2007 (2006 — nil; 2005 — nil).
Other intangibles

	2007			2006
	Gross carrying	Accumulated	Net carrying	Gross carrying	Accumulated	Net carrying
	amount	amortization (1)	amount	amount	amortization (1)	amount

Core deposit intangibles	$376	$(170)	$206	$324	$(163)	$161
Customer lists and relationships	605	(200)	405	625	(156)	469
Mortgage servicing rights	47	(30)	17	44	(32)	12

	$1,028	$(400)	$628	$993	$(351)	$642

(1)	Total amortization expense for 2007 was $96 million (2006 — $76 million; 2005 — $50 million).
The projected amortization of Other intangibles for each of the years ending October 31, 2008 to October 31, 2012 is approximately $86 million. There were no writedowns of intangible assets due to impairment for the year ended October 31, 2007 (2006 — nil; 2005 — nil).
Royal Bank of Canada: Annual Report 2007
138  Consolidated Financial Statements

NOTE 11 SIGNIFICANT ACQUISITIONS AND DISPOSITIONS
2007
In December 2006, we completed the acquisition of Atlanta, Georgia-based Flag Financial Corporation (Flag) and its subsidiary, Flag Bank, and in March 2007, we completed the acquisition of 39 branches of AmSouth Bank in Alabama (AmSouth branches). Details of these acquisitions are as follows:

	Flag	AmSouth branches (1)

Acquisition date	December 8, 2006	March 9, 2007

Business segment	U.S. & International Banking	U.S. & International Banking

Percentage of shares acquired	100%	n.a.

Purchase consideration in the currency of the transaction	Cash payment of US$435	Cash payment of US$343

Purchase consideration in Canadian dollar equivalent	$498	$405

Fair value of tangible assets acquired	$1,912	$2,368
Fair value of liabilities assumed	(1,870)	(2,369)

Fair value of identifiable net assets acquired (net liabilities assumed)	42	(1)
Core deposit intangibles and other intangibles (2), (3)	50	83
Goodwill	406	323

Total purchase consideration	$498	$405

(1)	The purchase price allocation for the AmSouth branches is preliminary; it will be finalized once the valuations of certain assets and liabilities are completed.

(2)	Core deposit intangibles are amortized on a straight-line basis over an estimated average useful life of seven years.

(3)	Included in the acquisition of Flag was $7 million of Other intangibles ($nil for AmSouth branches) which relates to non-compete agreements and are amortized over the term of the agreements for a maximum of three years.

n.a.	not applicable
Other acquisitions
Capital Markets
During 2007, we completed three acquisitions for a total cost of US$150 million (C$170 million), which were paid in cash: (i) Ohio-based Seasongood & Mayer, LLC, a public finance firm and leading underwriter of municipal debt, and its wholly owned subsidiary, Seasongood Asset Management, an investment advisor to public funds clients, (ii) the broker-dealer business and certain other assets of the Carlin Financial Group, a New York-based broker-dealer, and (iii) Colorado-based Daniels & Associates, L.P., an M&A advisory firm specializing in the communications, media and entertainment, and technology sectors. These acquisitions are not material to Capital Markets and resulted in goodwill of $160 million.
Wealth Management
On May 18, 2007, we completed the acquisition of New Jersey-based J.B. Hanauer & Co., a privately held financial services firm which specializes in retail fixed income and wealth management services, for US$42 million (C$45 million) in cash. The acquisition is not material to Wealth Management and resulted in goodwill of $18 million.
Pending acquisitions
U.S. & International Banking
On April 17, 2007, we announced our intention to acquire a 50% interest in Fidelity Merchant Bank & Trust Limited, the Bahamas-based wholly owned subsidiary of Fidelity Bank & Trust International Limited to form a joint venture to be called Royal Fidelity Merchant Bank & Trust Limited which will provide certain corporate finance and advisory, investment management, stock brokerage, share registrar and transfer agency, pension and mutual fund administration services. This transaction is expected to close in the first quarter of 2008.
     On September 6, 2007, RBC Centura Banks, Inc. announced the signing of a definitive merger agreement pursuant to which RBC Centura Banks, Inc. agreed to acquire Birmingham-based Alabama National BanCorporation (ANB), parent of 10 subsidiary banks and other affiliated businesses in Alabama, Florida and Georgia. Under the agreement, shareholders of ANB will receive US$80 per share payable in cash, RBC common shares or a combination of each, valuing the deal at approximately US$1.6 billion (C$1.5 billion as at October 31, 2007), with the total transaction consideration consisting of one-half cash and one-half RBC common shares. The acquisition is subject to customary closing conditions, including approval by U.S. and Canadian regulators and by ANB shareholders. The transaction is expected to close in early calendar year 2008.
     On October 2, 2007, we and the RBTT Financial Group (RBTT) announced an agreement to combine our Caribbean retail banking operations with RBTT’s through the acquisition of RBTT for a total purchase price of TT$13.8 billion (C$2 billion as at October 31, 2007). RBTT is a Caribbean-owned banking and financial services group which offers a complete range of banking and financial intermediate services to customers in Trinidad and Tobago and the Caribbean. Under the agreement, RBTT shareholders will receive per share consideration of TT$40 payable 60% in cash and 40% in RBC common shares. The number of RBC common shares to be received by RBTT shareholders is subject to a plus/minus 10% “collar” based on our share price of US$54.42. The acquisition is subject to customary closing conditions, including approval by the Trinidad and Tobago and Canadian and other regulators and RBTT shareholders. This transaction is expected to close by the middle of calendar year 2008.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  139

 NOTE 11 SIGNIFICANT ACQUISITIONS AND DISPOSITIONS (continued)
2006
Acquisitions
Wealth Management
In November 2005, we completed the acquisition of operations of Abacus Financial Services Group Limited (Abacus) in London, Jersey, Guernsey, Edinburgh and Cheltenham. Abacus is based in Jersey, Channel Islands, and provides wealth management and fiduciary services to private and corporate clients primarily in the British Isles and Continental Europe.
     In October 2006, we completed the acquisition of American Guaranty & Trust (AG&T) which is based in Wilmington, Delaware, and offers complete personal trust and custody services through a unique strategic partnership with professional advisors.
     The details of these acquisitions are as follows:

	Abacus	AG&T

Acquisition date	November 30, 2005	October 3, 2006

Business segment	Wealth Management (1)	Wealth Management (1)

Percentage of shares acquired	100%	100%

Purchase consideration in the currency of the transaction	Cash payment of £$105 (2)	Cash payment of US$12.5

Purchase consideration in Canadian dollar equivalent	$213	$14

Fair value of tangible assets acquired	$43	$3
Fair value of liabilities assumed	(23)	—

Fair value of identifiable net tangible assets acquired	20	3
Customer lists and relationships (3)	116	2
Goodwill	77	9

Total purchase consideration	$213	$14

(1)	These acquisitions, which were previously included in the operations of RBC U.S. and International Personal and Business segment, are included in the Wealth Management business segment effective February 2, 2007 upon reorganization of our business segments. Refer to Note 30.

(2)	Includes £20 million placed in an escrow account for future payments of claims as agreed to in the purchase agreement. Amounts remaining in the escrow account will be released to the vendors over a three-year period after completion of the acquisition.

(3)	Customer lists and relationships are amortized on a straight-line basis over an estimated average useful life of 15 years.
Dispositions
On September 2,2005, we completed the sale of RBC Mortgage Company (RBC Mortgage) to New Century Mortgage Corporation and Home123 Corporation (Home123), pursuant to which Home123 acquired certain assets of RBC Mortgage including its branches, and hired substantially all of its employees. RBC Mortgage disposed of substantially all of its remaining assets and obligations by the end of 2006 and the residual balances of RBC Mortgage in 2007 are immaterial. These residual balances are no longer recorded separately in our Consolidated Financial Statements for 2007 and changes in the amounts are now reported in Corporate Support. Prior to 2007, the results of RBC Mortgage are presented separately as discontinued operations.
 NOTE 12 OTHER ASSETS

	2007	2006

Receivable from brokers, dealers and clients	$4,048	$3,172
Accrued interest receivable	2,608	2,229
Investment in associated corporations and limited partnerships	1,420	1,614
Insurance-related assets (1)	827	702
Net future income tax asset (refer to Note 24)	1,251	1,104
Prepaid pension benefit cost (2) (refer to Note 20)	590	761
Cheques and other items in transit	—	489
Other	7,109	5,346

	$17,853	$15,417

(1)	Insurance-related assets include policy loan balances, premiums outstanding, amounts due from other insurers in respect of reinsurance contracts and pooling arrangements, and deferred acquisition costs.

(2)	Prepaid pension benefit cost represents the cumulative excess of pension fund contributions over pension benefit expense.
Royal Bank of Canada: Annual Report 2007
140  Consolidated Financial Statements

NOTE 13 DEPOSITS
The following table details our deposit liabilities:

	2007				2006
	Demand (1)	Notice (2)	Term (3)	Total	Total

Personal	$14,022	$36,537	$65,998	$116,557	$114,040
Business and government (4), (5)	64,934	16,930	138,022	219,886	189,140
Bank	4,135	221	24,406	28,762	40,343

	$83,091	$53,688	$228,426	$365,205	$343,523

Non-interest-bearing
Canada				$28,254	$19,088
United States				2,285	2,293
Other International				1,693	1,241
Interest-bearing
Canada (4), (5)				155,190	174,170
United States				41,514	50,123
Other International				136,269	96,608

				$365,205	$343,523

(1)	Deposits payable on demand include all deposits for which we do not have the right to notice of withdrawal. These deposits are primarily chequing accounts.

(2)	Deposits payable after notice include all deposits for which we can legally require notice of withdrawal. These deposits are primarily savings accounts.

(3)	Term deposits include deposits payable on a fixed date. These deposits include term deposits, guaranteed investment certificates and similar instruments. At October 31, 2007, the balance of term deposits also includes senior deposit notes we have issued to provide long-term funding of $51.5 billion (2006-$33.4 billion).

(4)	The senior deposit note of $900 million issued to Trust II (refer to Note 17) is included in Business and government deposits. This senior deposit note bears interest at an annual rate of 5.812% and will mature on December 31, 2053. The note is redeemable at our option, in whole or in part, on and after December 31, 2008, subject to the approval of the OSFI. It may be redeemed earlier, at our option in certain specified circumstances, subject to the approval of the OSFI. Each $1,000 of the note principal is convertible at any time into 40 of our Non-cumulative redeemable First Preferred Shares Series U at the option of Trust II. Trust II will exercise this conversion right in circumstances in which holders of RBC Trust Capital Securities Series 2013 (RBC TruCS 2013) exercise their holder exchange right. Refer to Note 17 for more information on RBC TruCS 2013.

(5)	Business and government deposits also include a senior deposit note of $999.8 million issued to RBC Subordinated Notes Trust (Trust III) (refer to Note 17). This senior deposit note bears interest at an annual rate of 4.72% and will mature on April 30, 2017. Subject to the OSFI’s approval, the note is redeemable at our option, in whole or in part, on or after April 30, 2012, at the Redemption Price and may also be redeemed earlier at our option at the Early Redemption Price. The Redemption Price is an amount equal to $1,000 plus the unpaid distributions to the redemption date. The Early Redemption Price is an amount equal to the greater of (i) the Redemption Price, and (ii) the price calculated to provide an annual yield, equal to the yield on Government of Canada bonds from the redemption date to April 30, 2012, plus 11 basis points.
The contractual maturities of the term deposits are as follows:
Term deposits (1)

2007

Within 1 year	$171,929
1 to 2 years	17,484
2 to 3 years	15,290
3 to 4 years	9,501
4 to 5 years	8,552
Over 5 years	5,670

Total	$228,426

(1)	The aggregate amount of term deposits in denominations of $100,000 or more as at October 31, 2007 was $186 billion.
The following table presents the average deposit balances and average rates of interest paid during 2007 and 2006:
Average deposit balances and rates

	Average balances		Average rates
	2007	2006	2007	2006

Canada	$190,754	$183,085	2.97%	2.74%
United States	54,812	48,272	4.68	4.18
Other International	122,910	91,942	4.50	3.99

	$368,476	$323,299	3.74%	3.31%

Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements   141

NOTE 14 INSURANCE
Insurance claims and policy benefit liabilities

	2007	2006

Life and health	$6,664	$6,655
Property and casualty	417	386
Reinsurance	202	296

Total	$7,283	$7,337

Future policy benefit liabilities	$6,610	$6,605
Claims liabilities	673	732

Total	$7,283	$7,337

The net decrease in Insurance claims and policy benefit liabilities over the prior year comprised: (i) the favourable impact of the stronger Canadian dollar on U.S. dollar-denominated liabilities, (ii) a net decrease in reinsurance liabilities reflecting claim payments related to hurricanes Katrina, Rita and Wilma, and (iii) the net increase in life and health and property and casualty liabilities attributable to business growth and market movements on assets backing life and health liabilities.
     Furthermore, the review of various actuarial assumptions and completion of certain actuarial experience studies resulted in a net decrease of $57 million life and $32 million health insurance liabilities. This was predominantly driven by the impact of ongoing experience studies, refinements to cash flow models and methods, investment portfolio changes and updated interest rate assumptions, and includes a cumulative valuation adjustment of $92 million relating to prior periods.
     The changes in the insurance claims and policy benefit liabilities are included in the Insurance policyholder benefits, claims and acquisition expense in our Consolidated Statement of Income in the period in which the estimates changed.
Reinsurance
In the ordinary course of business, our insurance operations reinsure risks to other insurance and reinsurance companies in order to provide greater diversification, limit loss exposure to large risks, and provide additional capacity for future growth. These ceding reinsurance arrangements do not relieve our insurance subsidiaries from their direct obligation to the insureds. We evaluate the financial condition of the reinsurers and monitor our concentrations of credit risks to minimize our exposure to losses from reinsurer insolvency.
     Reinsurance recoverables related to property and casualty insurance business, which are included in Other assets, include amounts related to paid benefits and unpaid claims. Reinsurance recoverables related to life insurance business are included in Insurance claims and policy benefit liabilities to offset the related liabilities.
     Reinsurance amounts (ceded premiums) included in Non-interest income for the years ended October 31 are shown in the table below:
Net premiums

	2007	2006	2005

Gross premiums	$3,445	$3,405	$3,329
Ceded premiums	(852)	(810)	(765)

	$2,593	$2,595	$2,564

NOTE 15 OTHER LIABILITIES

	2007	2006

Short-term borrowings of subsidiaries	$3,784	$3,929
Payable to brokers, dealers and clients	3,941	3,382
Accrued interest payable	2,908	2,556
Accrued pension and other post-employment benefit expense (1) (refer to Note 20)	1,266	1,250
Insurance-related liabilities	408	491
Dividends payable	661	526
Payroll and related compensation	3,960	3,551
Trade payables and related accounts	1,854	709
Taxes payable	1,078	78
Other	8,623	6,177

	$28,483	$22,649

(1)	Accrued pension and other post-employment benefit expense represents the cumulative excess of pension and other post-employment benefit expense over pension and other post-employment fund contributions.
Royal Bank of Canada: Annual Report 2007
142   Consolidated Financial Statements

NOTE 16 SUBORDINATED DEBENTURES
The debentures are unsecured obligations and are subordinated in right of payment to the claims of depositors and certain other creditors. All redemptions, cancellations and exchanges of subordinated debentures are subject to the consent and approval of the OSFI. All subordinated debentures are redeemable at our option. As a result of adopting the new financial instruments accounting standards effective November 1, 2006, Subordinated debentures are now presented on our Consolidated Balance Sheets net of deferred financing costs. Prior to November 1, 2006, deferred financing costs were recognized in Other assets. The prior period comparative amounts have not been restated. The amounts presented below are net of our holdings in these securities which have not been cancelled and are still outstanding.

			Interest		Denominated in
Maturity	Earliest par value redemption date		rate		foreign currency	2007	2006

March 15, 2009			6.50%		US$125	$118	$140
November 8, 2011	November 8, 2006	(1)			US$400	—	449
June 4, 2012	June 4, 2007	(1)	6.75%			—	483
January 22, 2013	January 22, 2008	(2)	6.10%	(3)		483	497
January 27, 2014	January 27, 2009	(4)	3.96%	(3)		495	493
June 1, 2014	June 1, 2009	(5)	4.18%	(3)		976	997
November 14, 2014			10.00%			257	200
January 25, 2015	January 25, 2010	(6)	7.10%	(3)		515	495
June 24, 2015	June 24, 2010	(4)	3.70%	(3)		775	791
April 12, 2016	April 12, 2011	(7)	6.30%	(3)		389	400
November 4, 2018	November 4, 2013	(8)	5.45%	(3)		1,021	985
June 8, 2023			9.30%			110	110
June 26, 2037	June 26, 2017	(9)	2.86%	(10)	JPY 10,000	77	—
October 1, 2083		(11)		(12)		224	224
June 6, 2085		(11)		(13)	US$189	179	239
June 18, 2103	June 18, 2009	(14)	5.95%	(15)		622	600

						$6,241	$7,103
Deferred financing costs						(6)	—

						$6,235	$7,103

The terms and conditions of the debentures are as follows:

(1)	Redeemed on the earliest par value redemption date at par value.

(2)	Redeemable at any time prior to the earliest par value redemption date at the greater of (i) the fair value of the subordinated debentures based on the yield on Government of Canada bonds plus 18 basis points and (ii) par value, and thereafter at any time at par value.

(3)	Interest at stated interest rate until earliest par value redemption date, and thereafter at a rate of 1.00% above the 90-day Bankers’ Acceptance rate.

(4)	Redeemable at any time prior to the earliest par value redemption date at the greater of (i) the fair value of the subordinated debentures based on the yield on Government of Canada bonds plus 8 basis points and (ii) par value, and thereafter at any time at par value.

(5)	Redeemable at any time prior to the earliest par value redemption date at the greater of (i) the fair value of the subordinated debentures based on the yield on Government of Canada bonds plus 9 basis points and (ii) par value, and thereafter at any time at par value.

(6)	Redeemable at any time prior to the earliest par value redemption date at the greater of (i) the fair value of the subordinated debentures based on the yield on Government of Canada bonds plus 12.5 basis points and (ii) par value, and thereafter at any time at par value.

(7)	Redeemable at any time prior to the earliest par value redemption date at the greater of (i) the fair value of the subordinated debentures based on the yield on Government of Canada bonds plus 22 basis points and (ii) par value, and thereafter at any time at par value.

(8)	Redeemable at any time prior to the earliest par value redemption date at the greater of (i) the fair value of the subordinated debentures based on the yield on Government of Canada bonds plus 14 basis points and (ii) par value, and thereafter at any time at par value.

(9)	Redeemable on or after June 26, 2017, at par value.

(10)	Fixed interest rate at 2.86% per annum, payable semi-annually.

(11)	Redeemable on any interest payment date at par value.

(12)	Interest at a rate of 40 basis points above the 30-day Bankers’ Acceptance rate.

(13)	Interest at a rate of 25 basis points above the U.S. dollar 3-month LIMEAN. In the event of a reduction of the annual dividend we declare on our common shares, the interest payable on the debentures is reduced pro rata to the dividend reduction and the interest reduction is payable with the proceeds from the sale of newly issued common shares.

(14)	Redeemable on June 18, 2009, or every fifth anniversary of such date at par value. Redeemable on any other date at the greater of par and the yield on a non-callable Government of Canada bond plus 21 basis points if redeemed prior to June 18, 2014, or 43 basis points if redeemed at any time after June 18, 2014.

(15)	Interest at a rate of 5.95% until earliest par value redemption date and every 5 years thereafter at the 5-year Government of Canada yield plus 172 basis points.
Maturity schedule
The aggregate maturities of subordinated debentures, based on the maturity dates under the terms of issue, are as follows:

At October 31, 2007	Total

Within 1 year	$—
1 to 5 years	118
5 to 10 years	3,890
Thereafter	2,233

$6,241

Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements   143

NOTE 17 TRUST CAPITAL SECURITIES
We issue innovative capital instruments, RBC Trust Capital Securities (TruCS) and RBC Trust Subordinated Notes (TSNs), through three SPEs: RBC Capital Trust (Trust), RBC Capital Trust II (Trust II) and RBC Subordinated Notes Trust (Trust III).
     On April 30, 2007, we issued $1 billion innovative subordinated debentures, TSNs—Series A, through Trust III. Trust III is a closed-end trust established under the laws of the Province of Ontario. The issue was priced at $99.982 with a yield to April 30, 2012 of 4.584%. The proceeds were used to purchase a senior deposit note from us. Trust III is a VIE under AcG-15. We do not consolidate Trust III as we are not its Primary Beneficiary (refer to Note 6); therefore, the TSNs—Series A issued by Trust III are not reported on our Consolidated Balance Sheet but the senior deposit note issued by us to Trust III is reported as a Business and government deposit liability (refer to Note 13).
     In prior years, we issued non-voting RBC Trust Capital Securities Series 2010, 2011 and 2015 (RBC TruCS 2010, 2011 and 2015) through our consolidated subsidiary RBC Capital Trust, a closed-end trust established under the laws of the Province of Ontario. RBC TruCS 2010 and 2011 are classified as Trust capital securities. The proceeds of the RBC TruCS 2010 and 2011 were used to fund the Trust’s acquisition of trust assets. Holders of RBC TruCS 2010 and 2011 are eligible to receive semi-annual non-cumulative fixed cash distributions.
     Unlike the RBC TruCS 2010 and 2011, the holders of RBC TruCS 2015 do not have any conversion rights or any other redemption rights.
     As a result, upon consolidation of the Trust, RBC TruCS 2015 are classified as Non-controlling interest in subsidiaries (refer to Note 19). Holders of RBC TruCS 2015 are eligible to receive semi-annual non-cumulative fixed cash distributions until December 31, 2015 and a floating-rate cash distribution thereafter.
     Trust II, an open-end trust, has issued non-voting RBC TruCS 2013, the proceeds of which were used to purchase a senior deposit note from us. Trust II is a VIE under AcG-15 (refer to Note 6). We do not consolidate Trust II as we are not the Primary Beneficiary; therefore, the RBC TruCS 2013 issued by Trust II are not reported on our Consolidated Balance Sheets, but the senior deposit note is reported in Deposits (refer to Note 13). Holders of RBC TruCS 2013 are eligible to receive semi-annual non-cumulative fixed cash distributions.
     No cash distributions will be payable by the trusts on TruCS if we fail to declare regular dividends (i) on our preferred shares, or (ii) on our common shares if no preferred shares are then outstanding. In this case, the net distributable funds of the trusts will be distributed to us as holders of residual interest in the trusts. Should the trusts fail to pay the semi-annual distributions in full, we will not declare dividends of any kind on any of our preferred or common shares for a specified period of time.
     The table below presents the significant terms and conditions of TruCS and TSNs as at October 31, 2007 and 2006:

				Redemption date	Conversion date	2007	2006
			Annual	At the option of	At the option of	Principal	Principal
Issuer	Issuance date	Distribution dates	yield	the issuer	the holder	amount	amount

RBC Capital Trust (1), (2), (3), (4), (5), (6), (7)
Included in Trust capital securities
650,000 Trust Capital Securities – Series 2010	July 24, 2000	June 30, December 31	7.288%	December 31, 2005	December 31, 2010	$650	$650
750,000 Trust Capital Securities – Series 2011	December 6, 2000	June 30, December 31	7.183%	December 31, 2005	December 31, 2011	$750	$750

						$1,400	$1,400
Included in Non-controlling interest in subsidiaries 1,200,000 Trust Capital Securities – Series 2015	October 28, 2005	June 30, December 31	4.87%(8)	December 31, 2010	Holder does not have conversion option	$1,200	$1,200

						$2,600	$2,600

RBC Capital Trust II (2), (3), (4), (6), (7), (9)
900,000 Trust Capital Securities – Series 2013	July 23, 2003	June 30, December 31	5.812%	December 31, 2008	Anytime	$900	$900

RBC Subordinated Notes Trust (3), (4), (6), (7), (10),(11)
$1 billion 4.58% Trust Subordinated Notes – Series A	April 30, 2007	April 30, October 30	4.584%	Anytime Holder does not have conversion option		$1,000	$—

The significant terms and conditions of the TruCS and TSNs are as follows:
(1)	Subject to the approval of the OSFI, the Trust may, in whole (but not in part), on the Redemption date specified above, and on any Distribution date thereafter, redeem the RBC TruCS 2010, 2011 and 2015, without the consent of the holders.

(2)	Subject to the approval of the OSFI, upon occurrence of a special event as defined, prior to the Redemption date specified above, the trusts may redeem all, but not part of, RBC TruCS 2010, 2011, 2013 or 2015 without the consent of the holders.

(3)	Issuer Redemption Price: The RBC TruCS 2010 and 2011 may be redeemed for cash equivalent to (i) the Early Redemption Price if the redemption occurs earlier than six months prior to the conversion date specified above or (ii) the Redemption Price if the redemption occurs on or after the date that is six months prior to the conversion date as indicated above. The RBC TruCS 2013 and 2015 may be redeemed for cash equivalent to (i) the Early Redemption Price if the redemption occurs prior to December 31, 2013 and 2015, respectively, or (ii) the Redemption Price if the redemption occurs on or after December 31, 2013 and 2015, respectively. The TSNs — Series A may be redeemed, in whole or in part, subject to the approval of the OSFI, for cash equivalent to (i) the Early Redemption Price if the notes are redeemed prior to April 30, 2012, or (ii) the Redemption Price if the notes are redeemed on or after April 30, 2012. Redemption Price refers to an amount equal to $1,000 plus the unpaid distributions to the Redemption date. Early Redemption Price refers to an amount equal to the greater of (i) the Redemption Price and (ii) the price calculated to provide an annual yield, equal to the yield on a Government of Canada bond issued on the Redemption date with a maturity date of June 30, 2010 and 2011, plus 33 basis points and 40 basis points, for RBC TruCS 2010 and 2011, respectively, and a maturity date of December 31, 2013 and 2015, plus 23 basis points and 19.5 basis points, for RBC TruCS 2013 and 2015, respectively; and a maturity date of April 30, 2012, plus 11 basis points for TSNs—Series A.

(4)	Automatic Exchange Event: Without the consent of the holders, each RBC TruCS 2010, 2011, 2013 and 2015 will be exchanged automatically for 40 of our non-cumulative redeemable First Preferred Shares Series Q, R, T and Z, respectively, and each TSN — Series A will be exchanged automatically for an equal principal amount of Bank Series 10 Subordinated Notes upon occurrence of any one of the following events: (i) proceedings are commenced for our winding-up; (ii) the OSFI takes control of us; (iii) we have Tier 1 capital ratio of less than 5% or Total capital ratio of less than 8%; or (iv) the OSFI has directed us to increase our capital or provide additional liquidity and we elect such automatic exchange or we fail to comply with such direction. The First Preferred Shares Series T and Z pay semi-annual non-cumulative cash dividends and Series T is convertible at the option of the holder into a variable number of common shares.

(5)	From time to time, we purchase some of the innovative capital instruments and hold them on a temporary basis. As at October 31, 2007, we held $nil of RBC TruCS 2011 (2006—$17 million) and $6 million of RBC TruCS 2015 (2006 — $12 million) as treasury holdings which were deducted from regulatory capital.

(6)	Regulatory capital: According to the OSFI guidelines, innovative capital instruments can comprise up to 15% of net Tier 1 capital with an additional 5% eligible for Tier 2B capital. Any amount in excess of the 20% limitation is not recognized for regulatory capital purposes. TSN — Series A qualifies as Tier 2B capital. As at October 31, 2007, $3,494 million (2006 — $3,222 million) represents Tier 1 capital, $1,027 million (2006 — $249 million) represents Tier 2B capital and $6 million (2006 — $29 million) of our treasury holdings of innovative capital is deducted for regulatory capital purposes. As at October 31, 2007, none of our innovative capital instruments exceeds the OSFI’s limit of 20% (2006 — nil).
Royal Bank of Canada: Annual Report 2007
144   Consolidated Financial Statements

(7)	Holder Exchange Right: Holders of RBC TruCS 2010 and 2011 may exchange, on any Distribution date on or after the conversion date specified above, RBC TruCS 2010 and 2011 for 40 non-cumulative redeemable Bank First Preferred Shares, Series Q and Series R, respectively. Holders of RBC TruCS 2013 may, at any time, exchange all or part of their holdings for 40 non-cumulative redeemable First Preferred Shares Series U, for each RBC TruCS 2013 held. The First Preferred Shares Series Q, R and U pay semi-annual non-cumulative cash dividends as and when declared by our Board of Directors and are convertible at the option of the holder into a variable number of common shares. Holders of RBC TruCS 2015 and TSNs — Series A do not have similar exchange rights.

(8)	The non-cumulative cash distribution on the RBC TruCS 2015 will be 4.87% paid semi-annually until December 31, 2015, and at one half of the sum of 180-day Bankers’ Acceptance rate plus 1.5%, thereafter.

(9)	Subject to the approval of the OSFI, Trust II may, in whole or in part, on the Redemption date specified above, and on any Distribution date thereafter, redeem any outstanding RBC TruCS 2013, without the consent of the holders.

(10)	The cash distribution on the TSNs — Series A will be 4.58% paid semi annually until April 30, 2012, and at 90-day Bankers’ Acceptance rate plus 1% thereafter paid quarterly until their maturity on April 30, 2017.

(11)	We will guarantee the payment of principal, interest, the redemption price, if any, and any other amounts of the TSNs — Bankers’ Series A when they become due and payable, whether at stated maturity, call for redemption, Automatic Exchange or otherwise according to the terms of the Bank Subordinated Guarantee and the Trust Indenture.
NOTE 18 PREFERRED SHARE LIABILITIES AND SHARE CAPITAL
Authorized share capital
Preferred — An unlimited number of First Preferred Shares and Second Preferred Shares without nominal or par value, issuable in series; the aggregate consideration for which all the First Preferred Shares and all the Second Preferred Shares that may be issued may not exceed $20 billion and $5 billion, respectively.
Common — An unlimited number of shares without nominal or par value may be issued.
Issued and outstanding shares

	2007				2006		2005
	Number		Dividends	Number		Dividends	Number		Dividends
	of shares		declared	of shares		declared	of shares		declared
	(000s)	Amount	per share	(000s)	Amount	per share	(000s)	Amount	per share

Preferred share liabilities
First preferred
Non-cumulative Series N	11,916	$298	$1.18	12,000	$300	$1.18	12,000	$300	$1.18
Treasury shares — sales	152	4		—	—		—	—
Treasury shares — purchases	(68)	(2)		(84)	(2)		—	—

Preferred share liabilities, net of treasury holdings	12,000	$300		11,916	$298		12,000	$300

Preferred shares
First preferred
Non-cumulative Series O (1)	—	$—	$—	6,000	$150	$1.38	6,000	$150	$1.38
Non-cumulative Series S (2)	—	—	—	—	—	1.33	10,000	250	1.53
Non-cumulative Series W (3)	12,000	300	1.23	12,000	300	1.23	12,000	300	.99
Non-cumulative Series AA (4)	12,000	300	1.11	12,000	300	.71	—	—	—
Non-cumulative Series AB (5)	12,000	300	1.18	12,000	300	.41	—	—	—
Non-cumulative Series AC (6)	8,000	200	1.22	—	—	—	—	—	—
Non-cumulative Series AD (7)	10,000	250	1.06	—	—	—	—	—	—
Non-cumulative Series AE (8)	10,000	250	.95	—	—	—	—	—	—
Non-cumulative Series AF (9)	8,000	200	.77	—	—	—	—	—	—
Non-cumulative Series AG (10)	10,000	250	.65	—	—	—	—	—	—

		$2,050			$1,050			$700

Common shares
Balance at beginning of year	1,280,890	$7,196		1,293,502	$7,170		1,289,496	$6,988
Issued under the stock option plan (11)	7,215	170		5,617	127		9,917	214
Purchased for cancellation	(11,845)	(66)		(18,229)	(101)		(5,911)	(32)

Balance at end of year	1,276,260	$7,300	$1.82	1,280,890	$7,196	$1.44	1,293,502	$7,170	$1.18

Treasury shares — Preferred shares
Balance at beginning of year	(94)	$(2)		(91)	$(2)		—	$—
Sales	1,345	33		2,082	51		—	—
Purchases	(1,500)	(37)		(2,085)	(51)		(91)	(2)

Balance at end of year	(249)	$(6)		(94)	$(2)		(91)	$(2)

Treasury shares — Common shares
Balance at beginning of year	(5,486)	$(180)		(7,053)	$(216)		(9,726)	$(294)
Sales	4,756	175		5,097	193		5,904	179
Purchases	(1,714)	(96)		(3,530)	(157)		(1,326)	(47)
Initial adoption of AcG-15	—	—		—	—		(1,905)	(54)

Balance at end of year	(2,444)	$(101)		(5,486)	$(180)		(7,053)	$(216)

(1)	On November 24, 2006, we redeemed Non-cumulative First Preferred Shares Series O. The excess of the redemption price over carrying value of $3 million was charged to retained earnings in preferred share dividends.

(2)	On October 6, 2006, we redeemed Non-cumulative First Preferred Shares Series S. The excess of the redemption price over carrying value of $10 million was charged to retained earnings in preferred share dividends.

(3)	On January 31, 2005, we issued 12 million Non-cumulative First Preferred Shares Series W at $25 per share.

(4)	On April 4, 2006, we issued 12 million Non-cumulative First Preferred Shares Series AA at $25 per share.

(5)	On July 20, 2006, we issued 12 million Non-cumulative First Preferred Shares Series AB at $25 per share.

(6)	On November 1, 2006, we issued 8 million Non-cumulative First Preferred Shares Series AC at $25 per share.

(7)	On December 13, 2006, we issued 10 million Non-cumulative First Preferred Shares Series AD at $25 per share.

(8)	On January 19, 2007, we issued 10 million Non-cumulative First Preferred Shares Series AE at $25 per share.

(9)	On March 14, 2007, we issued 8 million Non-cumulative First Preferred Shares Series AF at $25 per share.

(10)	On April 26, 2007, we issued 10 million Non-cumulative First Preferred Shares Series AG at $25 per share.

(11)	Includes the exercise of stock options from tandem stock appreciation rights (SARs) awards, resulting in a reversal of the accrued liability, net of related income taxes, of $10 million (2006 — $8 million), and from renounced tandem SARs, net of related income taxes, of $6 million (2006 — $2 million).
     Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements 145

NOTE 18 PREFERRED SHARE LIABILITIES AND SHARE CAPITAL (CONTINUED)
Terms of preferred share liabilities and preferred shares

				Conversion date
	Dividend	Redemption	Redemption	At the option of	At the option of
	per share (1)	date (2)	price (2), (3)	the bank (2), (4)	the holder (5)

Preferred share liabilities
First preferred
Non-cumulative Series N	$.293750	August 24, 2003	$25.00	August 24, 2003	August 24, 2008

Preferred shares
First preferred	$.306250	February 24, 2010	$26.00	February 24, 2010	Not convertible
Non-cumulative Series W
Non-cumulative Series AA	.278125	May 24, 2011	26.00	Not convertible	Not convertible
Non-cumulative Series AB	.293750	August 24, 2011	26.00	Not convertible	Not convertible
Non-cumulative Series AC	.287500	November 24, 2011	26.00	Not convertible	Not convertible
Non-cumulative Series AD	.281250	February 24, 2012	26.00	Not convertible	Not convertible
Non-cumulative Series AE	.281250	February 24, 2012	26.00	Not convertible	Not convertible
Non-cumulative Series AF	.278125	May 24, 2012	26.00	Not convertible	Not convertible
Non-cumulative Series AG	.281250	May 24, 2012	26.00	Not convertible	Not convertible

(1)	Non-cumulative preferential dividends on Series N, W, AA, AB, AC, AD, AE, AF and AG are payable quarterly, as and when declared by the Board of Directors, on or about the 24th day of February, May, August and November.

(2)	The redemption price represents the price as at October 31, 2007 or the contractual redemption price, whichever is applicable. Subject to the consent of the OSFI and the requirements of the Act, we may, on or after the dates specified above, redeem First Preferred Shares. These may be redeemed for cash, in the case of Series N at a price per share of $26, if redeemed during the 12 months commencing August 24, 2003, and decreasing by $.25 each 12-month period thereafter to a price per share of $25 if redeemed on or after August 24, 2007; and in the case of Series W, at a price per share of $26, if redeemed during the 12 months commencing February 24, 2010, and decreasing by $.25 each 12-month period thereafter to a price per share of $25 if redeemed on or after February 24, 2014; and in the case of Series AA, at a price per share of $26, if redeemed during the 12 months commencing May 24, 2011, and decreasing by $.25 each 12-month period thereafter to a price per share of $25 if redeemed on or after May 24, 2015; and in the case of Series AB, at a price per share of $26, if redeemed during the 12 months commencing August 24, 2011, and decreasing by $.25 each 12-month period thereafter to a price per share of $25 if redeemed on or after August 24, 2015; and in the case of Series AC, at a price per share of $26, if redeemed during the 12 months commencing November 24, 2011, and decreasing by $.25 each 12-month period thereafter to a price per share of $25 if redeemed on or after November 24, 2015; and in the case of Series AD, at a price per share of $26, if redeemed during the 12 months commencing February 24, 2012, and decreasing by $.25 each 12-month period thereafter to a price per share of $25 if redeemed on or after February 24, 2016; and in the case of Series AE, at a price per share of $26, if redeemed during the 12 months commencing February 24, 2012, and decreasing by $.25 each 12-month period thereafter to a price per share of $25 if redeemed on or after February 24, 2016; and in the case of Series AF, at a price per share of $26, if redeemed during the 12 months commencing May 24, 2012, and decreasing by $.25 each 12-month period thereafter to a price per share of $25 if redeemed on or after May 24, 2016; and in the case of Series AG, at a price per share of $26, if redeemed during the 12 months commencing May 24, 2012, and decreasing by $.25 each 12-month period thereafter to a price per share of $25 if redeemed on or after May 24, 2016.

(3)	Subject to the consent of the OSFI and the requirements of the Act, we may purchase the First Preferred Shares Series N, W, AA, AB, AC, AD, AE, AF and AG for cancellation at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.

(4)	Subject to the approval of the Toronto Stock Exchange, we may, on or after the dates specified above, convert First Preferred Shares Series N and W into our common shares. First Preferred Shares may be converted into that number of common shares determined by dividing the then-applicable redemption price by the greater of $2.50 and 95% of the weighted average trading price of common shares at such time.

(5)	Subject to our right to redeem or to find substitute purchasers, the holder may, on or after the dates specified above, convert First Preferred Shares into our common shares. Series N may be converted, quarterly, into that number of common shares determined by dividing the then-applicable redemption price by the greater of $2.50 and 95% of the weighted average trading price of common shares at such time.
Restrictions on the payment of dividends
We are prohibited by the Act from declaring any dividends on our preferred or common shares when we are, or would be placed as a result of the declaration, in contravention of the capital adequacy and liquidity regulations or any regulatory directives issued under the Act. We may not pay dividends on our common shares at any time unless all dividends to which preferred shareholders are then entitled have been declared and paid or set apart for payment.
     In addition, we may not declare or pay a dividend without the approval of the OSFI if, on the day the dividend is declared, the total of all dividends in that year would exceed the aggregate of our net income up to that day and of our retained net income for the preceding two years.
     We have agreed that if RBC Capital Trust or RBC Capital Trust II fail to pay any required distribution on the trust capital securities in full, we will not declare dividends of any kind on any of our preferred or common shares. Refer to Note 17.
     Currently, these limitations do not restrict the payment of dividends on our preferred or common shares.
     We have also agreed that if, on any day we report financial results for a quarter, (i) we report a cumulative consolidated net loss for the immediately preceding four quarters; and (ii) during the immediately preceding quarter we fail to declare any cash dividends on all of our outstanding preferred and common shares, we may defer payments of interest on the Series 2014-1 Reset Subordinated Notes (matures on June 18, 2103). During any period while interest is being deferred, (i) interest will accrue on these notes but will not compound; (ii) we may not declare or pay dividends (except by way of stock dividend) on, or redeem or repurchase, any of our preferred or common shares; and (iii) we may not make any payment of interest, principal or premium on any debt securities or indebtedness for borrowed money issued or incurred by us that rank subordinate to these notes.
Regulatory capital
We are subject to the regulatory capital requirements defined by the OSFI. Two measures of capital strength established by the OSFI, based on standards issued by the Bank for International Settlements, are risk-adjusted capital ratios and the assets-to-capital multiple.
     The OSFI requires Canadian banks to maintain a minimum Tier 1 and Total capital ratio of 4% and 8%, respectively. However, the OSFI has also formally established risk-based capital targets for deposit-taking institutions in Canada. These targets are a Tier 1 capital ratio of
Royal Bank of Canada: Annual Report 2007
146  Consolidated Financial Statements

7% and a Total capital ratio of 10%. At October 31, 2007, our Tier 1 and Total capital ratios were 9.4% and 11.5%, respectively (2006 — 9.6% and 11.9%, respectively).
     As at October 31, 2007, our assets-to-capital multiple was 19.9 (2006 — 19.7), which remains below the maximum ratio of 23 permitted by the OSFI.
Dividend reinvestment plan
Our dividend reinvestment plan (plan), which was announced on August 27, 2004, provides registered common shareholders with a means to automatically reinvest the cash dividends paid on their common shares in the purchase of additional common shares. The plan is only open to registered shareholders residing in Canada or the United States.
     Management has the flexibility to fund the plan through open market share purchases or treasury issuances.
Shares available for future issuances
As at October 31, 2007, 36.6 million common shares are available for future issue relating to our plan and potential exercise of stock options outstanding.
Normal Course Issuer Bid
Details of common shares repurchased under Normal Course Issuer Bids (NCIB) during 2007, 2006 and 2005 are given below.

2007
	Number of	Number of
	shares eligible	shares	Average
	for repurchase	repurchased	cost
NCIB period	(000s)	(000s)	per share	Amount

November 1, 2006 — October 31, 2007	40,000	11,845	$54.59	$646

	2006
		Pre-stock dividend			Post-stock dividend			Total
	Number of shares	Number of			Number of
	eligible for	shares	Average		shares	Average
	repurchase	repurchased	cost		repurchased	cost
NCIB period	(000s)	(000s)	per share	Amount	(000s)	per share	Amount

June 26, 2006 — October 31, 2006	7,000	—	$—	$—	6,595	$47.12	$311	$311
June 24, 2005 — June 23, 2006	10,000	4,387	90.48	397	2,859	47.52	136	533

		4,387	$90.48	$397	9,454	$47.24	$447	$844

	2005 (1)
	Number of shares	Number of
	eligible for	shares	Average
	repurchase	repurchased	cost
NCIB period	(000s)	(000s)	per share	Amount

June 24, 2005 — June 23, 2006	10,000	1,950	$83.50	$163
June 24, 2004 — June 23, 2005	25,000	1,005	63.24	63

		2,955	$76.61	$226

(1)	The 2005 number of shares and average cost per share are pre-stock dividend.
NOTE 19 NON-CONTROLLING INTEREST IN SUBSIDIARIES

	2007	2006

RBC Trust Capital Securities (TruCS) Series 2015	$1,214	$1,207
Consolidated VIEs	188	506
Others	81	62

	$1,483	$1,775

We consolidate VIEs in which we are the Primary Beneficiary. These VIEs include structured finance VIEs, investment funds, credit investment product VIEs and compensation vehicles as described in Note 6.
     We issued RBC TruCS 2015 in 2005 which are reported as Non-controlling interest in subsidiaries upon consolidation as discussed in Note 17. As at October 31, 2007, $20 million (2006 — $19 million) of accrued interest net of $6 million (2006 — $12 million) of treasury holdings was included in RBC Trust Capital Securities Series 2015.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  147

NOTE 20 PENSIONS AND OTHER POST-EMPLOYMENT BENEFITS
We offer a number of defined benefit and defined contribution plans, which provide pension and post-employment benefits to eligible employees. Our defined benefit pension plans provide benefits based on years of service, contributions and average earnings at retirement. Our other post-employment benefit plans include health, dental, disability and life insurance coverage.
     During 2006, we changed our post-retirement benefit program in Canada. The changes reduced our benefit obligations by $505 million.
     We fund our registered defined benefit pension plans in accordance with actuarially determined amounts required to satisfy employee benefit obligations under current pension regulations. For our principal pension plans, the most recent actuarial valuation performed for funding purposes was completed on January 1, 2007. The next actuarial valuation for funding purposes will be completed on January 1, 2008.
     For 2007, total contributions to our pension and other post-employment benefit plans were $208 million and $57 million (2006 — $594 million and $58 million), respectively. For 2008, total contributions to defined benefit pension plans and other post-employment benefit plans are expected to be approximately $128 million and $55 million, respectively.
     For financial reporting purposes, we measure our benefit obligations and pension plan assets as at September 30 each year.
     The following tables present financial information related to all of our material pension and other post-employment plans worldwide, including executive retirement arrangements:
Plan assets, benefit obligation and funded status

	Pension plans (1)		Other post-employment plans (2)
	2007	2006	2007	2006

Change in fair value of plan assets
Opening fair value of plan assets	$6,407	$5,719	$41	$29
Actual return on plan assets	638	445	4	3
Company contributions	146	518	56	59
Plan participant contributions	25	24	5	6
Benefits paid	(333)	(323)	(54)	(56)
Business acquisitions	—	21	—	—
Other	(34)	2	—	—
Change in foreign currency exchange rate	(65)	1	—	—

Closing fair value of plan assets	$6,784	$6,407	$52	$41

Change in benefit obligation
Opening benefit obligation	$6,838	$6,524	$1,468	$1,891
Service cost	178	173	19	26
Interest cost	362	345	75	77
Plan participant contributions	25	24	5	6
Actuarial (gain) loss	(115)	38	3	38
Benefits paid	(333)	(323)	(54)	(56)
Plan amendments and curtailments	(9)	24	—	(515)
Business acquisitions	5	31	—	5
Other	(27)	5	—	—
Change in foreign currency exchange rate	(78)	(3)	(12)	(4)

Closing benefit obligation	$6,846	$6,838	$1,504	$1,468

Funded status
Excess of benefit obligation over plan assets	$(62)	$(431)	$(1,452)	$(1,427)
Unrecognized net actuarial loss	488	963	564	598
Unrecognized transitional (asset) obligation	(10)	(12)	1	1
Unrecognized prior service cost	95	131	(307)	(330)
Contributions between September 30 and October 31	2	14	5	4

Prepaid asset (accrued liability) as at October 31	$513	$665	$(1,189)	$(1,154)

Amounts recognized in our Consolidated Balance Sheets consist of:
Other assets	$590	$761	$—	$—
Other liabilities	(77)	(96)	(1,189)	(1,154)

Net amount recognized as at October 31	$513	$665	$(1,189)	$(1,154)

Weighted average assumptions to calculate benefit obligation
Discount rate	5.60%	5.25%	5.62%	5.26%
Rate of increase in future compensation (3)	3.30%	3.30%	3.30%	3.30%

(1)	For pension plans with funding deficits, the benefit obligations and fair values of plan assets totalled $5,850 million (2006—$6,156 million) and $5,687 million (2006-$5,665 million), respectively.

(2)	For our other post-employment plans, the assumed health care cost trend rates for the next year used to measure the expected cost of benefits covered by the post-employment health and life plans were 7.2% for medical decreasing to an ultimate rate of 5.0% in 2016 and 4.5% for dental.

(3)	The actual assumption for rate of increase in future compensation is an age-related scale. Although the underlying assumption has not been changed, we have revised our presentation of the disclosed equivalent single rate to be more consistent with the methodology used by other Canadian financial institutions.
The following table presents our estimates of the benefit payments for defined benefit pension and other post-employment plans:
Benefits payment projection

		Other
		post-employment
	Pension plans	plans

2008	$318	$61
2009	349	69
2010	357	74
2011	365	77
2012	373	81
2013-2017	2,086	458

Royal Bank of Canada: Annual Report 2007
148  Consolidated Financial Statements

Composition of defined benefit pension plan assets
The defined benefit pension plan assets are primarily composed of equity and fixed income securities. The equity securities include 1.5 million (2006 — 1.9 million) of our common shares having a fair value of $84 million (2006-$94 million). Dividends amounting to $2.6 million (2006 — $2.5 million) were received on our common shares held in the plan assets during the year.
     The following table presents the allocation of the plan assets by securities category:
Asset category

	Actual
	2007	2006

Equity securities	60%	60%
Debt securities	40%	40%

Total	100%	100%

Investment policy and strategies
Pension plan assets are invested prudently over the long term in order to meet pension obligations at a reasonable cost. The asset mix policy takes into consideration a number of factors including the following:
(i)	investment characteristics including expected returns, volatilities and correlations between plan assets and plan liabilities;

(ii)	the plan’s tolerance for risk, which dictates the trade-off between increased short-term volatility and enhanced long-term expected returns;

(iii)	diversification of plan assets to minimize the risk of large losses;

(iv)	the liquidity of the portfolio relative to the anticipated cash flow requirements of the plan; and

(v)	actuarial factors such as membership demographics and future salary growth rates.
Pension and other post-employment benefit expense
The following tables present the composition of our pension benefit and other post-employment benefit expense:
Pension benefit expense

	2007	2006	2005

Service cost	$178	$173	$138
Interest cost	362	345	344
Expected return on plan assets	(411)	(364)	(328)
Amortization of transitional asset	(2)	(2)	(2)
Amortization of prior service cost	29	32	32
Amortization of actuarial loss (gain)	129	138	90
Other	7	3	3

Defined benefit pension expense	$292	$325	$277
Defined contribution pension expense	74	65	63

Pension benefit expense	$366	$390	$340

Weighted average assumptions to calculate pension benefit expense
Discount rate	5.25%	5.25%	6.25%
Assumed long-term rate of return on plan assets	7.00%	7.00%	7.00%
Rate of increase in future compensation	3.30%	3.30%	3.30%

Other post-employment benefit expense

	2007	2006	2005

Service cost	$19	$26	$49
Interest cost	75	77	101
Expected return on plan assets	(3)	(2)	(2)
Amortization of transitional obligation	—	3	17
Amortization of actuarial loss (gain)	36	31	30
Amortization of prior service cost	(23)	(20)	1
Curtailment gain	—	(8)	(1)

Other post-employment benefit expense	$104	$107	$195

Weighted average assumptions to calculate other post-employment benefit expense
Discount rate	5.26%	5.41%	6.35%
Rate of increase in future compensation (1)	3.30%	3.30%	3.30%

(1)	The actual assumption for rate of increase in future compensation is an age-related scale. Although the underlying assumption has not changed, we have revised our presentation of the disclosed equivalent single rate to be more consistent with the methodology used by other Canadian financial institutions.
Significant assumptions
Our methodologies to determine significant assumptions used in calculating the defined benefit pension and other post-employment expense are as follows:
Overall expected long-term rate of return on assets
The assumed expected rate of return on assets is determined by considering long-term expected returns on government bonds and a reasonable assumption for an equity risk premium. The expected long-term return for each asset class is then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. This resulted in the selection of an assumed expected rate of return of 7% for 2008 (7% for 2004 to 2007).
Discount rate
For the Canadian and U.S. pension and other post-employment plans, all future expected benefit payment cash flows at each measurement date are discounted at spot rates developed from a yield curve of AA corporate debt securities. It is assumed that spot rates beyond 30 years are equivalent to the 30-year spot rate. The discount rate is selected as the equivalent level rate that would produce the same discounted value as that determined by using the applicable spot rates. This methodology does not rely on assumptions regarding reinvestment rates.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  149

NOTE 20 PENSION AND OTHER POST-EMPLOYMENT BENEFITS (continued)
Sensitivity analysis
The following table presents the sensitivity analysis of certain key assumptions on defined benefit pension and post-employment obligation and expense:
2007 Sensitivity of key assumptions

	Change in	Change in
Pension	obligation	expense

Impact of .25% change in discount rate assumption	$229	$29
Impact of .25% change in rate of increase in future compensation assumption	23	6
Impact of .25% change in the long-term rate of return on plan assets assumption	—	15

	Change in	Change in
Other post-employment	obligation	expense

Impact of .25% change in discount rate assumption	$55	$10
Impact of .25% change in rate of increase in future compensation assumption	—	—
Impact of 1.00% increase in health care cost trend rates	157	9
Impact of 1.00% decrease in health care cost trend rates	(129)	(7)

Reconciliation of defined benefit expense recognized with defined benefit expense incurred
The cost of pension and other post-employment benefits earned by employees is actuarially determined using the projected benefit method pro-rated on services. The cost is computed using the discount rate determined in accordance with the methodology described in significant assumptions, and is based on management’s best estimate of expected plan investment performance, salary escalation, retirement ages of employees and costs of health, dental, disability and life insurance.
     Actuarial gains or losses arise over time due to differences in actual experience compared to actuarial assumptions. Prior service costs arise as a result of plan amendments. Adoption of CICA Handbook Section 3461, Employee Future Benefits, resulted in recognition of a transitional asset and obligation at the date of adoption.
     The actuarial gains or losses, prior service costs and transitional asset or obligation are amortized over the expected average remaining service lifetime of active members expected to receive benefits under the plan. The following tables show the impact on our annual benefit expense if we had recognized all costs and expenses as they arose.
Defined benefit pension expense incurred

	2007	2006	2005

Defined benefit pension expense recognized	$292	$325	$277
Difference between expected and actual return on plan assets	(227)	(81)	(423)
Difference between actuarial losses (gains) amortized and actuarial losses (gains) arising	(246)	(100)	708
Difference between prior service costs amortized and prior service costs arising	(38)	(2)	(31)
Amortization of transitional asset	2	2	2

Defined benefit pension expense incurred	$(217)	$144	$533

Other post-employment benefit expense incurred

	2007	2006	2005

Other post-employment benefit expense recognized	$104	$107	$195
Difference between expected and actual return on plan assets	(1)	(1)	(2)
Difference between actuarial losses (gains) amortized and actuarial losses (gains) arising	(33)	7	150
Difference between prior service costs amortized and prior service costs arising	23	(485)	(1)
Amortization of transitional obligation	—	(3)	(17)

Other post-employment benefit expense incurred	$93	$(375)	$325

NOTE 21 STOCK-BASED COMPENSATION
We offer stock-based compensation to certain key employees and to our non-employee directors. We use derivatives and compensation trusts to manage our economic exposure to volatility in the price of our common shares under many of these plans. The stock-based compensation amounts recorded in Non-interest expense — Human resources in our Consolidated Statements of Income are net of the impact of these derivatives.
Stock option plans
We have stock option plans for certain key employees and for non-employee directors. On November 19, 2002, the Board of Directors discontinued all further grants of options under the non-employee directors plan. Under the employee stock option plan, options are periodically granted to purchase common shares. The exercise price for each grant is determined as the higher of the volume-weighted average of the trading prices per board lot (100 shares) of our common shares on the Toronto Stock Exchange (i) on the day preceding the day of grant; and (ii) the five consecutive trading days immediately preceding the day of grant. Stock options are normally granted at the end of the year, with the exercise price determined at least five business days after the release of the year-end financial results. The options vest over a four-year period for employees and are exercisable for a period not exceeding 10 years from the grant date.
     For options issued prior to November 1, 2002, that were not accompanied by tandem stock appreciation rights (SARs), no compensation expense was recognized as the option’s exercise price was not less than the market price of the underlying stock on the day of grant. When the options are exercised, the proceeds received are credited to common shares.
     Between November 29, 1999 and June 5, 2001, grants of options under the employee stock option plan were accompanied by tandem SARs. With tandem SARs, participants could choose to exercise a SAR instead of the corresponding option. In such cases, the participants received a cash payment equal to the difference between the closing price of common shares on the day immediately preceding the day of exercise and the exercise price of the option. During the last quarter of
Royal Bank of Canada: Annual Report 2007
150  Consolidated Financial Statements

2002 and first quarter of 2003, certain executive participants voluntarily renounced their SARs while retaining the corresponding options. SARs obligations are now fully vested and give rise to compensation expense as a result of changes in the market price of our common shares. The compensation expense for these grants, which are accompanied by tandem SARs, was $19 million for the year ended October 31, 2007 (2006 — $27 million; 2005 — $42 million).
A summary of our stock option activity and related information

	2007		2006		2005
	Number	Weighted	Number	Weighted	Number	Weighted
	of options	average	of options	average	of options	average
	(000s)	exercise price	(000s)	exercise price	(000s)	exercise price

Outstanding at beginning of year	32,243	$24.66	36,481	$23.15	44,744	$22.02
Granted	1,835	55.06	1,756	44.13	2,054	31.70
Exercised — Common shares (1), (2)	(7,215)	21.10	(5,617)	20.40	(9,917)	19.85
— SARs	(204)	21.50	(143)	21.60	(320)	21.01
Cancelled	(36)	36.42	(234)	24.36	(80)	30.44

Outstanding at end of year	26,623	$27.71	32,243	$24.66	36,481	$23.15

Exercisable at end of year	21,924	$24.17	26,918	$22.57	28,863	$21.56
Available for grant	21,527		23,121		24,500

(1)	Cash received for options exercised during the year was $152 million (2006 — $115 million; 2005 — $197 million).

(2)	New shares were issued for all options exercised in 2007, 2006 and 2005. Refer to Note 18.
Options outstanding and options exercisable as at October 31, 2007 by range of exercise price

	Options outstanding			Options exercisable
			Weighted
	Number	Weighted	average	Number	Weighted
	outstanding	average	remaining	exercisable	average
	(000s)	exercise price	contractual life	(000s)	exercise price

$8.47 — $8.91(1)	393	$8.76	2.0	393	$8.76
$15.00 — $19.82	6,071	17.75	1.5	6,071	17.75
$21.79 — $25.00	9,533	24.58	3.4	9,533	24.58
$26.10 — $31.70	7,062	30.42	5.6	5,501	30.09
$44.13 — $57.90	3,564	49.75	8.6	426	44.13

Total	26,623	$27.71	4.2	21,924	$24.17

(1)	The weighted average exercise prices have been revised to reflect the conversion of foreign currency- denominated options at the exchange rate as at our Consolidated Balance Sheet date.
Fair value method
CICA 3870 requires recognition of an expense for option awards using the fair value method of accounting. Under this method, the fair value of an award at the grant date is amortized over the applicable vesting period and recognized as compensation expense. We adopted the fair value method of accounting prospectively for new awards granted after November 1, 2002. The fair value compensation expense recorded for the year ended October 31, 2007, in respect of these plans was $13 million (2006 — $13 million; 2005 — $14 million). The compensation expenses related to non-vested awards were $14 million at October 31, 2007 (2006 — $13 million; 2005 — $16 million), to be recognized over the weighted average period of 2.2 years (2006 — 2.0 years; 2005 — 1.7 years).
     CICA 3870 permits the use of other recognition methods, including the intrinsic value method, provided pro forma disclosures of net income and earnings per share calculated in accordance with the fair value method are presented. For awards granted before November 1, 2002, pro forma net income and earnings per share are presented in the following table.

	As reported			Pro forma (1), (2)
	2007	2006	2005	2005

Net income from continuing operations	$5,492	$4,757	$3,437	$3,424
Net loss from discontinued operations (3)	—	(29)	(50)	(50)

Net income	$5,492	$4,728	$3,387	$3,374

Basic earnings (loss) per share
From continuing operations	$4.24	$3.67	$2.65	$2.64
From discontinued operations	—	(.02)	(.04)	(.04)

Total	$4.24	$3.65	$2.61	$2.60

Diluted earnings (loss) per share
From continuing operations	$4.19	$3.61	$2.61	$2.60
From discontinued operations	—	(.02)	(.04)	(.04)

Total	$4.19	$3.59	$2.57	$2.56

(1)	Compensation expense under the fair value method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying this method may not be indicative of future amounts.

(2)	During the first quarter of 2006, all awards granted prior to adopting the fair value method of accounting were fully vested and their fair values at the grant dates had been fully amortized; therefore, there are no pro forma results to disclose for the year ended October 31, 2007 and 2006.

(3)	Refer to Note 11.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  151

NOTE 21 STOCK-BASED COMPENSATION (continued)
The weighted average fair value of options granted during 2007 was estimated at $7.84 (2006 — $6.80; 2005 — $4.66) using an option pricing model on the date of grant. The following assumptions were used:

For the year ended October 31	2007	2006	2005

Weighted average assumptions
Risk-free interest rate	3.82%	3.98%	3.75%
Expected dividend yield	3.06%	3.16%	3.25%
Expected share price volatility	16%	17%	17%
Expected life of option	6 years	6 years	6 years

Employee savings and share ownership plans
We offer many employees an opportunity to own our shares through savings and share ownership plans. Under these plans, the employees can generally contribute between 1% and 10% of their annual salary or benefit base for commissioned employees. For each contribution between 1% and 6%, we will match 50% of the employee contributions in our common shares. For the RBC Dominion Securities Savings Plan our maximum annual contribution is $4,500 per employee. For the RBC U.K. Share Incentive Plan our maximum annual contribution is £1,500 per employee. In 2007, we contributed $64 million (2006 — $60 million; 2005 — $56 million), under the terms of these plans, towards the purchase of our common shares. As at October 31, 2007, an aggregate of 34.4 million common shares were held under these plans.
Deferred share and other plans
We offer deferred share unit plans to executives, non-employee directors and to certain key employees. Under these plans, the executives or directors may choose to receive all or a percentage of their annual variable short-term incentive bonus or directors’ fee in the form of deferred share units (DSUs). The executives or directors must elect to participate in the plan prior to the beginning of the year. DSUs earn dividend equivalents in the form of additional DSUs at the same rate as dividends on common shares. The participant is not allowed to convert the DSUs until retirement, permanent disability or termination of employment/directorship. The cash value of the DSUs is equivalent to the market value of common shares when conversion takes place. The value of the DSUs liability as at October 31, 2007, was $285 million (2006 — $232 million; 2005 — $172 million). The share price fluctuations and dividend equivalents compensation expense recorded for the year ended October 31, 2007, in respect of these plans was $37 million (2006 — $45 million; 2005 — $42 million).
     We have a deferred bonus plan for certain key employees within Capital Markets. Under this plan, a percentage of each employee’s annual incentive bonus is deferred and accumulates dividend equivalents at the same rate as dividends on common shares. The employee will receive the deferred bonus in equal amounts paid within 90 days of the three following year-end dates. The value of the deferred bonus paid will be equivalent to the original deferred bonus adjusted for dividends and changes in the market value of common shares at the time the bonus is paid. The value of the deferred bonus liability as at October 31, 2007, was $490 million (2006 — $401 million; 2005 — $320 million). The share price fluctuations and dividend equivalents compensation expense for the year ended October 31, 2007, in respect of this plan was $62 million (2006 — $51 million; 2005 — $57 million).
     We offer performance deferred share award plans to certain key employees, all of which vest at the end of three years. Awards under the plans are deferred in the form of common shares which are held in trust until they fully vest or in the form of DSUs. A portion of the award under some plans can be increased or decreased up to 50%, depending on our total shareholder return compared to a defined peer group of North American financial institutions. The value of the award paid will be equivalent to the original award adjusted for dividends and changes in the market value of common shares at the time the award vests. The number of our common shares held in trust as at October 31, 2007, was 2.3 million (2006 — 5.3 million; 2005 — 7.3 million). The value of the DSUs liability as at October 31, 2007 was $250 million (2006 — $153 million; 2005 — $38 million). The compensation expense recorded for the year ended October 31, 2007, in respect of these plans was $168 million (2006 — $148 million; 2005 — $109 million).
     We maintain a non-qualified deferred compensation plan for key employees in the United States under an arrangement called the RBC U.S. Wealth Accumulation Plan. This plan allows eligible employees to make deferrals of a portion of their annual income and allocate the deferrals among various fund choices, which include a share unit fund that tracks the value of our common shares. Certain deferrals may also be eligible for matching contributions, all of which are allocated to the RBC share unit fund. Our liability for the RBC share units held under the plan as at October 31, 2007, was $285 million (2006 — $289 million; 2005 — $236 million). The compensation expense recorded for the year ended October 31, 2007, was $157 million (2006 — $110 million; 2005 — $90 million).
     For other stock-based plans, compensation expense of $9 million was recognized for the year ended October 31, 2007 (2006 — $10 million; 2005 — $8 million). The liability for the share units held under these plans as at October 31, 2007, was $21 million (2006 — $4 million; 2005 — $19 million). The number of our common shares held under these plans was .3 million (2006 — .3 million; 2005 — .3 million).
Royal Bank of Canada: Annual Report 2007
152  Consolidated Financial Statements

NOTE 22 TRADING REVENUE
Total trading revenue includes both trading-related Net interest income and trading revenue reported in Non-interest income. Net interest income arises from interest and dividends related to trading assets and liabilities and amortization of premiums and discounts arising on their acquisition or issuance. Non-interest income includes realized and unrealized gains and losses on trading securities and trading derivative financial instruments.
Trading revenue

	2007	2006	2005

Net interest income	$(390)	$(539)	$21
Non-interest income	2,261	2,574	1,594

Total	$1,871	$2,035	$1,615

By product line
Interest rate and credit	$693	$1,174	1,025
Equities	823	561	355
Foreign exchange and commodities (1)	355	300	235

Total	$1,871	$2,035	$1,615

(1)	Includes precious metals.

NOTE 23 BUSINESS REALIGNMENT CHARGES
The following table sets out the changes in our business realignment charges since November 1, 2004. These charges are recorded in Other liabilities and include the income-protection payments for the 2,015 employees who have been terminated as of October 31, 2007. Although the majority of the initiatives were substantially completed during 2006, the associated income-protection payments to severed employees and certain lease obligations continue. Prior to 2007, the charges pertaining to RBC Mortgage were recorded in Liabilities of operations held for sale. These charges include the remaining lease obligations in connection with its former Chicago headquarters and 40 of its branches which we vacated but remain the lessee.
Business realignment charges

	2007	2006	2005

Continuing operations
Balance at beginning of year	$43	$118	$177
Employee-related charges	—	(3)	40
Premises-related charges	—	3	-
Other adjustments including foreign exchange	—	(1)	(5)
Cash payments	(35)	(74)	(94)

Balance at end of year	$8	$43	$118

Discontinued operations
Balance at beginning of year	$14	$13	$15
Employee-related charges	—	—	1
Premises-related charges	(4)	6	12
Cash payments	(3)	(5)	(15)

Balance at end of year	$7	$14	$13

Employee-related	$7
Premises-related	8

Total	$15

Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  153

NOTE 24 INCOME TAXES

	2007	2006	2005

Income taxes in Consolidated Statements of Income
Continuing operations
Current
Canada — Federal	$696	$506	$739
— Provincial	416	331	431
International	322	435	478

	1,434	1,272	1,648

Future
Canada — Federal	14	104	(206)
— Provincial	3	31	(96)
International	(59)	(4)	(68)

	(42)	131	(370)

Subtotal	1,392	1,403	1,278

Discontinued operations
Current
International	—	(20)	(35)
Future
International	—	2	3

Subtotal	1,392	1,385	1,246

Income taxes (recoveries) in Consolidated Statements of Comprehensive Income and Changes in Shareholders’ Equity
Continuing operations
Other comprehensive income (1)
Net unrealized gains (losses) on available-for-sale securities	(26)	n.a.	n.a.
Reclassification of (gains) losses on available-for-sale securities to income	15	n.a.	n.a.
Net foreign currency translation gains (losses), net of hedging activities	911	130	204
Net unrealized gains (losses) on derivatives designated as cash flow hedges	43	n.a.	n.a.
Reclassification to income of (gains) losses on derivatives designated as cash flow hedges	16	n.a.	n.a.
Issuance costs	(12)	(4)	2
Stock appreciation rights	5	4	5
Wealth accumulation plan gains	—	—	7
Other	(6)	6	2

Subtotal	946	136	220

Total income taxes	$2,338	$1,521	$1,466

(1)	Other comprehensive income was introduced under GAAP upon the adoption of Section 1530 on November 1, 2006 (refer to Note 1). Accordingly, there are no comparative figures for prior periods, other than the figures related to foreign currency translation gains (losses), which are now included as part of OCI.

n.a.	not applicable
Sources of future income taxes

	2007	2006

Future income tax asset
Allowance for credit losses	$460	$439
Deferred compensation	642	616
Pension related	188	101
Business realignment charges	10	27
Tax loss carryforwards	91	68
Deferred income	115	151
Enron litigation provision	204	253
Other (1)	460	335

	2,170	1,990

Valuation allowance	(10)	(10)

	2,160	1,980

Future income tax liability
Premises and equipment	(245)	(214)
Deferred expense	(138)	(225)
Other (1)	(526)	(437)

	(909)	(876)

Net future income tax asset	$1,251	$1,104

(1)	Includes deferred taxes from the transition adjustment and other comprehensive income as a result of the adoption of the new financial instruments accounting standards on November 1, 2006.
Royal Bank of Canada: Annual Report 2007
154  Consolidated Financial Statements

     Net future income tax assets are included in Other assets (refer to Note 12) and result from temporary differences between the tax basis of assets and liabilities and their carrying amounts on our Consolidated Balance Sheets. Included in the tax loss carryforwards amount is $91 million of future income tax assets related to losses in our Canadian, U.K. and U.S. operations (2006 — $31 million) which expire starting in 2008. There is no tax asset related to capital losses in 2007 (2006 — $27 million).
     We believe that, based on all available evidence, it is more likely than not that all of the future income tax assets, net of the valuation allowance, will be realized through a combination of future reversals of temporary differences and taxable income.
Reconciliation to statutory tax rate

	2007		2006		2005

Income taxes at Canadian statutory tax rate	$2,431	34.6%	$2,152	34.7%	$1,632	34.7%
(Decrease) increase in income taxes resulting from
Lower average tax rate applicable to subsidiaries	(734)	(10.4)	(599)	(9.6)	(251)	(5.3)
Tax-exempt income from securities	(272)	(3.9)	(184)	(3.0)	(85)	(1.8)
Tax rate change	30	.4	13	.2	—	—
Other	(63)	(.9)	21	.3	(18)	(.4)

Income taxes reported in Consolidated Statements of Income before discontinued operations and effective tax rate	$1,392	19.8%	$1,403	22.6%	$1,278	27.2%

International earnings of certain subsidiaries would be taxed only upon their repatriation to Canada. We have not recognized a future income tax liability for these undistributed earnings as we do not currently expect them to be repatriated. Taxes that would be payable if all foreign subsidiaries’ accumulated unremitted earnings were repatriated are estimated at $843 million as at October 31,2007 (2006 — $822 million; 2005 — $745 million).

NOTE 25 EARNINGS PER SHARE

	2007	2006	2005

Basic earnings per share
Net income from continuing operations	$5,492	$4,757	$3,437
Net loss from discontinued operations (1)	—	(29)	(50)

Net income	5,492	4,728	3,387

Preferred share dividends	(88)	(60)	(42)
Net gain on redemption of preferred shares	—	—	4

Net income available to common shareholders	$5,404	$4,668	$3,349

Average number of common shares (in thousands)	1,273,185	1,279,956	1,283,433
Basic earnings (loss) per share
Continuing operations	$4.24	$3.67	$2.65
Discontinued operations	—	(.02)	(.04)

Total	$4.24	$3.65	$2.61

Diluted earnings per share
Net income available to common shareholders	$5,404	$4,668	$3,349

Average number of common shares (in thousands)	1,273,185	1,279,956	1,283,433
Stock options (2)	13,254	14,573	13,686
Issuable under other stock-based compensation plans	2,875	5,256	7,561

Average number of diluted common shares (in thousands)	1,289,314	1,299,785	1,304,680

Diluted earnings (loss) per share
Continuing operations	$4.19	$3.61	$2.61
Discontinued operations	—	(.02)	(.04)

Total	$4.19	$3.59	$2.57

(1)	Refer to Note 11.

(2)	The dilutive effect of stock options was calculated using the treasury stock method. For 2007, we excluded from the calculation of diluted earnings per share 16,224 average options outstanding with an exercise price of $57.90 as the exercise price of these options was greater than the average market price of our common shares. During 2006 and 2005, no option was outstanding with an exercise price exceeding the average market price of our common shares.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  155

NOTE 26 CONCENTRATIONS OF CREDIT RISK
Concentrations of credit risk exist if a number of clients are engaged in similar activities, or are located in the same geographic region or have comparable economic characteristics such that their ability to meet contractual obligations would be similarly affected by changes in economic, political or other conditions. Concentrations of credit risk indicate the relative sensitivity of our performance to developments affecting a particular industry or geographic location. The amounts of credit exposure associated with our on- and off-balance sheet financial instruments are summarized in the following table:

	2007									2006

							Other									Other
			United				Inter-					United				Inter-
	Canada	%	States	%	Europe	%	national	%	Total	Canada	%	States	%	Europe	%	national	%	Total

On-balance sheet assets other than derivatives (1)	$227,206	72%	$41,518	13%	40,658	13%	$6,146	2%	$315,528	$204,488	73%	$41,467	15%	$27,358	10%	$5,112	2%	$278,425
Derivatives before master netting agreement (2), (3)	14,690	23	15,096	23	29,501	45	5,763	9	65,050	9,855	27	9,171	25	15,891	42	2,148	6	37,065

	$241,896	64%	$56,614	15%	$70,159	18%	$11,909	3%	$380,578	$214,343	68%	$50,368	16%	$43,249	14%	$7,260	2%	$315,490

Off-balance sheet credit instruments (4)
Committed and uncommitted (5)	$81,251	55%	$52,393	35%	$12,725	9%	$2,329	1%	$148,698	$78,851	55%	$51,224	35%	$12,997	9%	$1,802	1%	$144,874
Other	31,194	53	13,418	23	14,226	24	87	—	58,925	28,563	47	11,563	19	19,776	33	738	1	60,640

	$112,445	54%	$65,811	32%	$26,951	13%	$2,416	1%	$207,623	$107,414	52%	$62,787	31%	$32,773	16%	$2,540	1%	$205,514

(1)	Includes assets purchased under reverse repurchase agreements and securities borrowed, loans and customers’ liability under acceptances. The largest concentrations in Canada are Ontario at 51% (2006—52%), the Prairies at 16% (2006—14%), British Columbia at 15% (2006—14%) and Quebec at 14% (2006—15%). No industry accounts for more than 10% of total on-balance sheet credit instruments.

(2)	The largest concentration of credit exposure by counterparty type is banks at 60% (2006 — 59%).

(3)	Excludes credit derivatives classified as other than trading with a replacement cost of $36 million (2006 — $20 million).

(4)	Represents financial instruments with contractual amounts representing credit risk.

(5)	Of the commitments to extend credit, the largest industry concentration relates to financial services of 40% (2006 — 38%), mining and energy of 12% (2006 — 13%), commercial real estate of 7% (2006 — 6%), government of 4% (2006 — 5%), wholesale of 4% (2006 — 5%), manufacturing of 4% (2006 — 4%) and transportation of 3% (2006 — 3%).
NOTE 27 GUARANTEES, COMMITMENTS AND CONTINGENCIES
Guarantees
In the normal course of our business, we enter into numerous agreements that may contain features that meet the definition of a guarantee pursuant to AcG-14. AcG-14 defines a guarantee to be a contract (including an indemnity) that contingently requires us to make payments (in cash, other assets, our own shares or provision of services) to a third party based on: (i) changes in an underlying interest rate, foreign exchange rate, equity or commodity instrument, index or other variable, that is related to an asset, a liability or an equity security of the counterparty; (ii) failure of another party to perform under an obligating agreement; or (iii) failure of another third party to pay its indebtedness when due. Effective November 1, 2006, a liability is now recognized on our Consolidated Balance Sheets at the inception of a guarantee for the fair value of the obligation undertaken in issuing the guarantee. No subsequent remeasurement at fair value is required unless the financial guarantee qualifies as a derivative. If the financial guarantee meets the definition of a derivative, it is remeasured at fair value at each balance sheet date and reported as a derivative in Other assets or Other liabilities as appropriate.
     As the carrying value of these financial guarantees is not indicative of the maximum potential amount of future payments, we continue to consider financial guarantees as off-balance sheet credit instruments. The maximum potential amount of future payments represents the maximum risk of loss if there was a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions, insurance policies or from collateral held or pledged.
     The table below summarizes significant guarantees we have provided to third parties:

	2007		2006
	Maximum		Maximum
	potential amount		potential amount
	of future	Carrying	of future	Carrying
	payments	amount	payments	amount (1)

Credit derivatives and written put options (2), (3)	$70,242	$2,657	$54,723	$352
Backstop liquidity facilities	43,066	41	34,342	—
Stable value products (3)	17,369	—	16,098	—
Financial standby letters of credit and performance guarantees (4)	16,661	57	15,902	17
Credit enhancements	4,814	30	4,155	—
Mortgage loans sold with recourse	230	—	204	—

(1)	For credit derivatives and written put options, the prior period comparatives represent the fair values of the derivatives; for financial standby letters of credit and performance guarantees, they represent unamortized premiums received.

(2)	The carrying amount is included in Other — Derivatives on our Consolidated Balance Sheets.

(3)	The notional amount of these contracts approximates the maximum potential amount of future payments.

(4)	The carrying amount is included in Other—Other liabilities on our Consolidated Balance Sheets.
Royal Bank of Canada: Annual Report 2007
156  Consolidated Financial Statements

     In addition to the above guarantees, we transact substantially all of our securities lending activities in which we act as an agent for the owners of securities through our joint venture, RBC Dexia IS. As at October 31, 2007, RBC Dexia IS securities lending indemnifications totalled $63,462 million (2006 — $45,614 million); we are exposed to 50% of this amount.
Credit derivatives and written put options
Our clients may enter into credit derivatives or written put options for speculative or hedging purposes. AcG-14 defines a guarantee to include derivative contracts that contingently require us to make payments to a guaranteed party based on changes in an underlying that is related to an asset, a liability or an equity security of a guaranteed party. We have only disclosed amounts for transactions where it would be probable, based on the information available to us, that the client would use the credit derivative or written put option to protect against changes in an underlying that is related to an asset, a liability or an equity security held by the client.
     We enter into written credit derivatives that are over-the-counter contractual agreements to compensate another party for its financial loss following the occurrence of a credit event in relation to a specified reference obligation, such as a bond or loan. The terms of these credit derivatives vary based on the contract and can range up to 15 years.
     We enter into written put options that are contractual agreements under which we grant the purchaser the right, but not the obligation to sell, by or at a set date, a specified amount of a financial instrument at a predetermined price. Written put options that typically qualify as guarantees include foreign exchange contracts, equity-based contracts and certain commodity-based contracts. The term of these options varies based on the contract and can range up to five years.
     Collateral we hold for credit derivatives and written put options is managed on a portfolio basis and may include cash, government T-bills and bonds.
Backstop liquidity facilities
Backstop liquidity facilities are provided to asset-backed commercial paper conduit programs (programs) administered by us and third parties, as an alternative source of financing in the event that such programs are unable to access commercial paper markets, or in limited circumstances, when predetermined performance measures of the financial assets owned by these programs are not met. We generally provide liquidity facilities for a term of one year.
     Backstop liquidity facilities are also provided to non-asset-backed programs such as variable rate demand notes issued by third parties. These standby facilities provide liquidity support to the issuer to buy the notes if the issuer is unable to remarket the notes, as long as the instrument and/or the issuer maintains the investment grade rating.
     The terms of the backstop liquidity facilities do not require us to advance money to these programs in the event of bankruptcy or to purchase non-performing or defaulted assets. None of the backstop liquidity facilities that we have provided have been drawn upon.
Stable value products
We sell stable value products that offer book value protection primarily to plan sponsors of Employee Retirement Income Security Act of 1974 (ERISA)-governed pension plans such as 401(k) plans and 457 plans. The book value protection is provided on portfolios of intermediate/short-term investment-grade fixed income securities and is intended to cover any shortfall in the event that plan participants withdraw funds when market value is below book value. We retain the option to exit the contract at any time. For stable value products, collateral we hold is managed on a portfolio basis and may include cash, government T-bills and bonds.
Financial standby letters of credit and performance guarantees
Financial standby letters of credit and performance guarantees represent irrevocable assurances that we will make payments in the event that a client cannot meet its obligations to third parties. The term of these guarantees can range up to eight years. Our policy for requiring collateral security with respect to these instruments and the types of collateral security held is generally the same as for loans. When collateral security is taken, it is determined on an account by account basis according to the risk of the borrower and the specifics of the transaction. Collateral security may include cash, securities and other assets pledged.
Credit enhancements
We provide partial credit enhancement to multi-seller programs administered by us to protect commercial paper investors in the event that the collection on the underlying assets, the transaction specific credit enhancement or the liquidity proves to be insufficient to pay for maturing commercial paper. Each of the asset pools is structured to achieve a high investment-grade credit profile through credit enhancement related to each transaction. The term of these credit facilities is between one and four years.
Mortgage loans sold with recourse
Through our various agreements with investors, we may be required to repurchase U.S. originated mortgage loans sold to an investor if the loans are uninsured for greater than one year, or refund any premium received where mortgage loans are prepaid or in default within 120 days. The mortgage loans are fully collateralized by residential properties.
Securities lending indemnifications
We generally transact securities lending transactions through our joint venture, RBC Dexia IS. In these transactions, RBC Dexia IS acts as an agent for the owner of a security, who agrees to lend the security to a borrower for a fee, under the terms of a pre-arranged contract. The borrower must fully collateralize the security loaned at all times. As part of this custodial business, an indemnification may be provided to securities lending customers to ensure that the fair value of securities loaned will be returned in the event that the borrower fails to return the borrowed securities and the collateral held is insufficient to cover the fair value of those securities. These indemnifications normally terminate without being drawn upon. The term of these indemnifications varies, as the securities loaned are recallable on demand. Collateral held for our securities lending transactions typically includes cash or securities that are issued or guaranteed by the Canadian government, U.S. government or other OECD countries.
Indemnifications
In the normal course of our operations, we provide indemnifications which are often standard contractual terms to counterparties in transactions such as purchase and sale contracts, service agreements, director/officer contracts and leasing transactions. These indemnification agreements may require us to compensate the counterparties for costs incurred as a result of changes in laws and regulations (including tax legislation) or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnification agreements will vary based on the contract. The nature of the indemnification agreements prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay to counterparties. Historically, we have not made any significant payments under such indemnifications.
Other off-balance sheet credit instruments
In addition to financial guarantees, we utilize other off-balance sheet credit instruments to meet the financing needs of our clients. The contractual amounts of these credit instruments represent the maximum possible credit risk without taking into account the fair value of any collateral, in the event other parties fail to perform their obligations under these instruments. Our credit review process, our policy for requiring collateral security and the types of collateral security held
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  157

NOTE 27 GUARANTEES, COMMITMENTS AND CONTINGENCIES (continued)
are generally the same as for loans. Many of these instruments expire without being drawn upon. As a result, the contractual amounts may not necessarily represent our actual future credit risk exposure or cash flow requirements.
     Commitments to extend credit represent unused portions of authorizations to extend credit in the form of loans, bankers’ acceptances or letters of credit.
     In securities lending transactions, we lend our own or our clients’ securities to a borrower for a fee under the terms of a pre-arranged contract. The borrower must fully collateralize the security loaned at all times.
     Uncommitted amounts represent an amount for which we retain the option to extend credit to a borrower.
     Documentary and commercial letters of credit, which are written undertakings by us on behalf of a client authorizing a third party to draw drafts on us up to a stipulated amount under specific terms and conditions, are collateralized by the underlying shipment of goods to which they relate.
     A note issuance facility represents an underwriting agreement that enables a borrower to issue short-term debt securities. A revolving underwriting facility represents a renewable note issuance facility that can be accessed for a specified period of time.
The following table summarizes the contractual amounts of our other off-balance sheet credit instruments:
Other off-balance sheet credit instruments

	2007	2006

Commitments to extend credit (1)
Original term to maturity of 1 year or less	$55,281	$57,154
Original term to maturity of more than 1 year	46,307	42,222
Securities lending	36,187	38,185
Uncommitted amounts (2)	47,110	45,498
Documentary and commercial letters of credit	501	713
Note issuances and revolving underwriting facilities	—	8

	$185,386	$183,780

(1)	Includes liquidity facilities.

(2)	Includes uncommitted liquidity loan facilities of $42.2 billion (2006 — $34.6 billion) provided to RBC-administered multi-seller conduits. As at October 31, 2007, $758 million (2006 — $ nil) was drawn upon on these facilities and is included in Loans.
Pledged assets
In the ordinary course of business, we pledge assets recorded on our Consolidated Balance Sheets. Details of assets pledged against liabilities are shown in the following tables:
Pledged assets

	2007	2006

Cash and due from banks	$305	$100
Interest-bearing deposits with banks	3,443	1,936
Loans	1,733	187
Securities	51,695	56,580
Assets purchased under reverse repurchase agreements	40,698	36,788
Other assets	1,132	941

	$99,006	$96,532

	2007	2006

Assets pledged to:
Foreign governments and central banks	$1,981	$1,794
Clearing systems, payment systems and depositories	1,772	2,309
Assets pledged in relation to:
Securities borrowing and lending	34,881	38,118
Obligations related to securities sold under repurchase agreements	48,479	44,651
Derivative transactions	8,502	6,547
Other	3,391	3,113

	$99,006	$96,532

Royal Bank of Canada: Annual Report 2007
158  Consolidated Financial Statements

Collateral
As at October 31, 2007, the approximate market value of collateral accepted that may be sold or repledged by us was $122.4 billion (2006 — $109.1 billion). This collateral was received in connection with reverse repurchase agreements, securities borrowings and loans, and derivative transactions. Of this amount, $56.5 billion (2006 — $48.0 billion) has been sold or repledged, generally as collateral under repurchase agreements or to cover short sales.
Lease commitments
Minimum future rental commitments for premises and equipment under long-term non-cancellable operating and capital leases for the next five years and thereafter are as follows:

Lease commitments(1)

2008	$494
2009	453
2010	382
2011	329
2012	279
Thereafter	1,224

$3,161

(1)	Substantially all of our lease commitments are related to operating leases.
Litigation
Enron Corp. (Enron) litigation
A purported class of purchasers of Enron who publicly traded equity and debt securities between January 9, 1999, and November 27, 2001, has named Royal Bank of Canada and certain related entities as defendants in an action entitled Regents of the University of California v. Royal Bank of Canada in the United States District Court, Southern District of Texas (Houston Division). In addition, Royal Bank of Canada and certain related entities have been named as defendants in several other Enron-related cases, which are filed in various courts in the U.S., asserting similar claims filed by purchasers of Enron securities. Royal Bank of Canada is also a third-party defendant in cases in which Enron’s accountants, Arthur Andersen LLP, filed third-party claims against a number of parties, seeking contribution if Arthur Andersen LLP is found liable to plaintiffs in these actions.
     We review the status of these matters on an ongoing basis and will exercise our judgment in resolving them in such a manner as we believe to be in our best interests. As with any litigation, there are significant uncertainties surrounding the timing and outcome. Uncertainty is exacerbated as a result of the large number of cases, the multiple defendants in many of them, the novel issues presented, and the current difficult litigation environment. Although it is not possible to predict the ultimate outcome of these lawsuits, the timing of their resolution or our exposure, during the fourth quarter of 2005, we established a litigation provision of $591 million (US$500 million) or $326 million after-tax (US$276 million). We believe the ultimate resolution of these lawsuits and other proceedings, while not likely to have a material adverse effect on our consolidated financial position, may be material to our operating results for the particular period in which the resolution occurs, notwithstanding the provision established in the fourth quarter of 2005. We will continue to vigorously defend ourselves in these cases.
Other
Various other legal proceedings are pending that challenge certain of our practices or actions. We consider that the aggregate liability resulting from these other proceedings will not be material to our financial position or results of operations.
NOTE 28 CONTRACTUAL REPRICING AND MATURITY SCHEDULE
The following table details our exposure to interest rate risk as defined and prescribed by CICA Handbook Section 3861, Financial Instruments - Disclosure and Presentation. On- and off-balance sheet financial instruments are reported based on the earlier of their contractual repricing date or maturity date. Effective interest rates have been disclosed where applicable. The effective rates shown represent historical rates for fixed-rate instruments carried at amortized cost and current market rates for floating-rate instruments or instruments carried at fair value. The following table does not incorporate management’s expectation of future events where expected repricing or maturity dates differ significantly from the contractual dates. We incorporate these assumptions in the management of interest rate risk exposure. These assumptions include expected repricing of trading instruments and certain loans and deposits. Taking into account these assumptions on the consolidated contractual repricing and maturity schedule at October 31, 2007, would result in a change in the under-one-year gap from $(74.4) billion to $(53.3) billion (2006 — $(79.8) billion to $(40.2) billion).

Royal Bank of Canada: Annual Report 2007 Consolidated Financial Statements 159

NOTE 28 CONTRACTUAL REPRICING AND MATURITY SCHEDULE (continued)
Carrying amount by earlier of contractual repricing or maturity date

	Immediately
	interest	Under 3	3 to 6	Over 6 to	Over 1 to	Over 5	Non-rate-
	rate-sensitive	months	months	12 months	5 years	years	sensitive	Total

Assets
Cash and deposits with banks	$—	$14,317	$—	$—	$—	$—	$1,790	$16,107
Effective interest rate	—	4.71%	—	—	—	—	—
Securities
Trading	—	27,559	4,856	5,208	22,790	26,149	61,684	148,246
Effective interest rate	—	4.66%	4.74%	4.63%	4.71%	4.97%	—
Available-for-sale	—	8,263	1,958	2,096	12,240	2,326	3,126	30,009
Effective interest rate	—	4.68%	4.84%	4.77%	4.78%	4.92%	—
Assets purchased under reverse repurchase agreements and securities borrowed	—	62,393	1,920	—	—	—	—	64,313
Effective interest rate	—	4.81%	4.67%	—	—	—	—
Loans (net of allowance for loan losses) (1)	101,692	25,664	8,079	14,071	80,795	7,418	217	237,936
Effective interest rate	—	5.46%	5.54%	5.31%	5.38%	6.04%	—
Derivatives	28,591	2,480	—	—	6	—	35,508	66,585
Effective interest rate	—	4.79%	—	—	4.62%	—	—
Other assets	—	—	—	—	—	—	37,150	37,150

	$130,283	$140,676	$16,813	$21,375	$115,831	$35,893	$139,475	$600,346

Liabilities
Deposits	$148,072	$112,388	$23,461	$24,779	$49,219	$5,915	$1,371	$365,205
Effective interest rate	—	4.45%	4.42%	4.36%	4.18%	4.81%	—
Obligations related to assets sold under repurchase agreements and securities loaned	—	34,748	1,838	396	—	—	51	37,033
Effective interest rate	—	4.77%	4.76%	4.79%	—	—	—
Obligations related to securities sold short	—	1,402	316	596	10,892	11,097	20,386	44,689
Effective interest rate	—	4.72%	4.71%	4.59%	4.54%	4.87%	—
Derivatives	29,346	4,404	—	—	4	13	38,243	72,010
Effective interest rate	—	4.80%	—	—	4.60%	4.96%	—
Other liabilities	—	250	106	273	649	214	46,060	47,552
Effective interest rate	—	4.82%	4.85%	4.64%	4.65%	5.10%	—
Subordinated debentures	—	886	—	—	3,892	1,465	(8)	6,235
Effective interest rate	—	5.64%	—	—	5.01%	6.40%	—
Trust capital securities	—	—	—	—	1,400	—	—	1,400
Effective interest rate	—	—	—	—	7.23%	—	—
Preferred share liabilities	—	—	—	300	—	—	—	300
Effective interest rate	—	—	—	4.72%	—	—	—
Non-controlling interest in subsidiaries	—	—	—	—	1,200	—	283	1,483
Effective interest rate	—	—	—	—	4.87%	—	—
Shareholders’ equity	—	—	—	—	—	2,050	22,389	24,439
Effective interest rate	—	—	—	—	—	4.14%	—

	$177,418	$154,078	$25,721	$26,344	$67,256	$20,754	$128,775	$600,346

Total gap based on contractual repricing	$(47,135)	$(13,402)	$(8,908)	$(4,969)	$48,575	$15,139	$10,700	$—

Canadian dollar	(23,067)	9,417	11,450	(6,183)	22,680	(6,296)	(8,000)	1
Foreign currency	(24,068)	(22,819)	(20,358)	1,214	25,895	21,435	18,700	(1)

Total gap	$(47,135)	$(13,402)	$(8,908)	$(4,969)	$48,575	$15,139	$10,700	$—

Canadian dollar — 2006	$(26,367)	$(24,559)	$5,204	$(1,764)	$52,937	$11,628	$(17,083)	$(4)
Foreign currency — 2006	(18,902)	8,856	(19,898)	(2,372)	14,282	21,917	(3,879)	4

Total gap — 2006	$(45,269)	$(15,703)	$(14,694)	$(4,136)	$67,219	$33,545	$(20,962)	$—

(1)	Includes loans totalling $1,202 million to a variable interest entity administered by us, with maturity terms exceeding five years.
NOTE 29 RELATED PARTY TRANSACTIONS
In the ordinary course of business, we provide normal banking services and operational services, and enter into other transactions with associated and other related corporations, including our joint venture entities, on terms similar to those offered to non-related parties. Refer to Note 9 for more information regarding our joint venture, RBC Dexia IS.
     We grant loans to directors, officers and other employees at rates normally accorded to preferred clients. As at October 31, 2007, the aggregate indebtedness, excluding routine indebtedness, to RBC or its subsidiaries of current directors and executive officers was approximately $3.2 million. Routine indebtedness includes (i) loans made on terms no more favourable than loans to employees generally, but not exceeding $50,000 to any directors and executive officer; (ii) loans to employees, fully secured against their residence and not exceeding their annual salary; (iii) loans, other than to employees, on substantially the same terms available to other customers with comparable credit ratings and involving no more than the usual risk of collectibility; and (iv) loans for purchases on usual trade terms, or for ordinary travel or expense advances, with usual commercial repayment arrangements. We also offer deferred share and other plans to non-employee directors, executives and certain other key employees. Refer to Note 21.

Royal Bank of Canada: Annual Report 2007 160 Consolidated Financial Statements

NOTE 30 RESULTS BY BUSINESS AND GEOGRAPHIC SEGMENT

			U.S. &
	Canadian	Wealth	International	Capital	Corporate				Other
2007	Banking	Management	Banking	Markets (1)	Support (1)	Total	Canada	United States	International

Net interest income	$6,353	$427	$1,031	$453	$(732)	$7,532	$6,435	$412	$685
Non-interest income	6,168	3,565	884	3,936	377	14,930	8,605	4,322	2,003

Total revenue	12,521	3,992	1,915	4,389	(355)	22,462	15,040	4,734	2,688
Provision for (recovery of) credit losses	788	1	109	(22)	(85)	791	696	90	5
Insurance policyholder benefits, claims and acquisition expense	2,173	—	—	—	—	2,173	1,230	474	469
Non-interest expense	5,285	2,902	1,481	2,769	36	12,473	7,409	3,405	1,659

Net income (loss) before income taxes	4,275	1,089	325	1,642	(306)	7,025	5,705	765	555
Income taxes	1,288	327	74	278	(575)	1,392	1,705	(62)	(251)
Non-controlling interest	—	—	9	72	60	141	83	49	9

Net income	$2,987	$762	$242	$1,292	$209	$5,492	$3,917	$778	$797
Less: Preferred dividends	34	9	14	20	11	88	56	24	8

Net income (loss) available to common shareholders	$2,953	$753	$228	$1,272	$198	$5,404	$3,861	$754	$789

Average assets (2)	$220,000	$16,600	$39,700	$311,200	$(6,500)	$581,000	$317,900	$135,100	$128,000

Total average assets	$220,000	$16,600	$39,700	$311,200	$(6,500)	$581,000	$317,900	$135,100	$128,000

			U.S. &
	Canadian	Wealth	International	Capital	Corporate				Other
2006	Banking	Management	Banking	Markets (1)	Support (1)	Total	Canada	United States	International

Net interest income	$5,816	$397	$940	$131	$(488)	$6,796	$6,045	$108	$643
Non-interest income	5,880	3,090	688	4,005	178	13,841	7,518	4,397	1.926

Total revenue	11,696	3,487	1,628	4,136	(310)	20,637	13,563	4,505	2,569
Provision for (recovery of) credit losses	604	1	25	(115)	(86)	429	456	(28)	1
Insurance policyholder benefits, claims and acquisition expense	2,509	—	—	—	—	2,509	1,379	683	447
Non-interest expense	5,027	2,613	1,216	2,603	36	11,495	7,056	3,038	1,401
Business realignment charges	—	1	—	(1)	—	—	—	—	—

Net income (loss) before income taxes	3,556	872	387	1,649	(260)	6,204	4,672	812	720
Income taxes	1,130	268	117	317	(429)	1,403	1,458	14	(69)
Non-controlling interest	—	—	9	(23)	58	44	37	(1)	8

Net income (loss) from continuing operations	$2,426	$604	$261	$1,355	$111	$4,757	$3,177	$799	$781
Net loss from discontinued operations	—	—	(29)	—	—	(29)	—	(29)	—

Net income	2,426	604	232	1,355	111	4,728	3,177	770	781
Less: Preferred dividends	24	6	7	13	10	60	40	15	5

Net income (loss) available to common shareholders	$2,402	$598	$225	$1,342	$101	$4,668	$3,137	$755	$776

Average assets from continuing operations (2)	$199,200	$15,100	$32,600	$260,600	$(5,400)	$502,100	$287,200	$113,300	$101,600
Average assets from discontinued operations (2)	—	—	200	—	—	200	—	200	—

Total average assets	$199,200	$15,100	$32,800	$260,600	$(5,400)	$502,300	$287,200	$113,500	$101,600

			U.S. &
	Canadian	Wealth	International	Capital	Corporate				Other
2005	Banking	Management	Banking	Markets (1)	Support (1)	Total	Canada	United States	International

Net interest income	$5,233	$374	$923	$557	$(294)	$6,793	$5,628	$608	$557
Non-interest income	5,765	2,777	654	3,005	190	12,391	6,878	3,955	1,558

Total revenue	10,998	3,151	1,577	3,562	(104)	19,184	12,506	4,563	2,115
Provision for (recovery of) credit losses	542	2	49	(91)	(47)	455	433	23	(1)
Insurance policyholder benefits, claims and acquisition expense	2,625	—	—	—	—	2,625	1,270	809	546
Non-interest expense	4,830	2,440	1,136	2,890	61	11,357	6,685	3,595	1,077
Business realignment charges	7	1	(3)	1	39	45	45	—	—

Net income (loss) before income taxes	2,994	708	395	762	(157)	4,702	4,073	136	493
Income taxes	987	206	133	95	(143)	1,278	1,329	(76)	25
Non-controlling interest	—	—	6	(19)	—	(13)	(30)	12	5

Net income (loss) from continuing operations	2,007	502	256	686	(14)	3,437	2,774	200	463
Net loss from discontinued operations	—	—	(50)	—	—	(50)	—	(50)	—

Net income (loss)	$2,007	$502	$206	$686	$(14)	$3,387	$2,774	$150	$463
Less: Preferred dividends	15	4	5	8	6	38	25	10	3

Net income (loss) available to common shareholders	$1,992	$498	$201	$678	$(20)	$3,349	$2,749	$140	$460

Average assets from continuing operations (2)	$181,100	$13,200	$25,900	$229,100	$(4,000)	$445,300	$263,200	$92,400	$89,700
Average assets from discontinued operations (2)	—	—	1,800	—	—	1,800	—	1,800	—

Total average assets	$181,100	$13,200	$27,700	$229,100	$(4,000)	$447,100	$263,200	$94,200	$89,700

(1)	Taxable equivalent basis.

(2)	Calculated using methods intended to approximate the average of the daily balances for the period.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  161

NOTE 30 RESULTS BY BUSINESS AND GEOGRAPHIC SEGMENT (continued)
Revenue by business line

	2007	2006	2005

Banking (1)	$10,485	$9,418	$8,761
Wealth management	3,992	3,487	3,151
Global insurance	3,192	3,348	3,311
Global markets (2)	2,455	2,579	2,256
Global investment banking and equity markets (2), (3)	1,675	1,382	1,098
RBC Dexia IS (4)	759	558	500
Other (5)	(96)	(135)	104

Total	$22,462	$20,637	$19,184

(1)	Includes cards and payment solutions.

(2)	Taxable equivalent basis.

(3)	Includes our National Clients business, which was transferred from our Other line of business in the second quarter of 2007.

(4)	The amount for 2006 includes two months of revenue from IIS and our 50% proportionate share of nine months of revenue from RBC Dexia IS for the year ended October 31, 2006. Comparative amounts for 2005 only represent revenue from IIS.

(5)	Consists of Global Credit and Research business, and includes the tax equivalent basis adjustment which is discussed below.
Changes in 2007
Composition of business segments
Effective February 7, 2007, our previous three business segments (RBC Canadian Personal and Business, RBC U.S. and International Personal and Business, and RBC Capital Markets) were reorganized into the following four business segments:
     Canadian Banking comprises our domestic, personal and business banking operations, certain retail investment businesses and our global insurance operations.
     Wealth Management comprises businesses that directly serve the growing wealth management needs of affluent and high net worth clients in Canada, the U.S. and North America, and businesses that provide asset management and trust products through RBC and external partners.
     U.S. & International Banking comprises our banking businesses outside Canada, including our banking operations in the U.S. and the Caribbean. In addition, this segment includes our 50% ownership in RBC Dexia IS.
     Capital Markets comprises our global wholesale banking business segment, which provides a wide range of corporate and investment banking, sales and trading, research and related products and services to corporate, public sector and institutional clients in North America, and specialized products and services in select global markets.
     The comparative results have been revised to conform to our new basis of segment presentation.
     All other enterprise level activities that are not allocated to these four business segments, such as enterprise funding securitization, net funding associated with unattributed capital, and consolidation adjustments, including the elimination of the taxable equivalent basis (teb) gross-up amounts, are included in Corporate Support. Teb adjustments gross up Net interest income from certain tax-advantaged sources (Canadian taxable corporate dividends) to their effective tax equivalent value with the corresponding offset recorded in the provision for income taxes. Management believes that these adjustments are necessary for Capital Markets to reflect how it is managed. The use of the teb adjustments enhances the comparability of revenue across our taxable and tax-advantaged sources. The use of teb adjustments and measures may not be comparable to similar GAAP measures or similarly adjusted amounts at other financial institutions. The teb adjustment for 2007 was $332 million (2006 — $213 million, 2005 — $109 million).
     During 2007, we also reclassified the following balances in reporting our business segments: (i) certain amounts reported in Capital Markets from Interest income to Interest expense with no impact on Net interest income; (ii) certain amounts related to interest settlements on swaps in fair value hedge relationships from Non-interest income to Net interest income which had no impact on the prior years’ results; (iii) certain deposits in Capital Markets and U.S. & International Banking related to RBC Dexia IS in accordance with the business realignment that occurred in the second quarter 2007; (iv) expenses related to internally developed software from Non-interest expense — Other to the more specific Non-interest expense lines. Only Corporate Support was impacted by this reclassification and there was no impact on total Non-interest expense; and (v) certain amounts related to trustee services within Canadian Banking have been reclassified from Non-interest income — Investment management and custodial fees to Net interest income to reflect their nature. All comparative amounts have been revised to reflect these reclassifications.
Visa Restructuring
In connection with the restructuring of Visa Inc., which was completed on October 3, 2007, RBC’s membership interest in Visa Canada Association was exchanged for shares of Visa Inc., resulting in a gain of $326 million ($269 million net of taxes). The gain, which is based on an independent valuation of RBC’s shares in Visa Inc., is included in Canadian Banking’s Total revenue and recorded in Non-interest income - Other in our Consolidated Statement of Income. The shares of Visa Inc. are classified as Available-for-sale securities. Refer to Note 3.
Management reporting framework
Our management reporting framework is intended to measure the performance of each business segment as if it was a stand-alone business and reflect the way that business segment is managed. This approach ensures our business segments’ results reflect all relevant revenue and expenses associated with the conduct of their business and depicts how management views those results. These items do not impact our consolidated results.
     The expenses in each business segment may include costs or services directly incurred or provided on their behalf at the enterprise level. For other costs not directly attributable to one of our business segments, we use a management reporting framework that uses assumptions, estimates and methodologies for allocating overhead costs and indirect expenses to our business segments and that assists in the attribution of capital and the transfer pricing of funds to our business segments in a manner that fairly and consistently measures and aligns the economic costs with the underlying benefits and risks of that specific business segment. Activities and business conducted between our business segments are generally at market rates. All other enterprise level activities that are not allocated to our four business segments are reported under Corporate Support.
     Our assumptions and methodologies used in our management reporting framework are periodically reviewed by management to ensure they remain valid. The capital attribution methodologies involve a number of assumptions and estimates that are revised periodically.
Geographic segments
For geographic reporting, our segments are grouped into Canada, United States and Other International. Transactions are primarily recorded in the location that best reflects the risk due to negative changes in economic conditions, and prospects for growth due to positive economic changes. This location frequently corresponds with the location of the legal entity through which the business is conducted and the location of our clients. Transactions are recorded in the local currency and are subject to foreign exchange rate fluctuations with respect to the movement in the Canadian dollar.
Royal Bank of Canada: Annual Report 2007
162  Consolidated Financial Statements

NOTE 31 RECONCILIATION OF THE APPLICATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
Our Consolidated Financial Statements are prepared in accordance with Subsection 308 of the Bank Act (Canada), which states that except as otherwise specified by the OSFI, our Consolidated Financial Statements are to be prepared in accordance with Canadian GAAP. As required by the U.S. Securities and Exchange Commission (SEC), material differences between Canadian and U.S. GAAP are quantified and described below. We adopted SEC Staff Accounting Bulletin No. 108 on November 1, 2006. Refer to the discussion under the Significant accounting changes section later in this note.
Condensed Consolidated Balance Sheets

	2007			2006
	Canadian GAAP	Differences	U.S. GAAP	Canadian GAAP	Differences	U.S. GAAP

Assets
Cash and due from banks	$4,226	$(78)	$4,148	$4,401	$(101)	$4,300

Interest-bearing deposits with banks	11,881	(4,436)	7,445	10,502	(4,223)	6,279

Securities
Trading	148,246	(5,348)	142,898	147,237	(282)	146,955
Available-for-sale	30,009	6,326	36,335	—	—	—
Investments	—	—	—	37,632	(97)	37,535

	178,255	978	179,233	184,869	(379)	184,490

Assets purchased under reverse repurchase agreements and securities borrowed	64,313	(2,263)	62,050	59,378	(2,148)	57,230

Loans (net of allowance for loan losses)	237,936	(2,188)	235,748	208,530	(111)	208,419

Other
Customers’ liability under acceptances	11,786	—	11,786	9,108	—	9,108
Derivatives	66,585	(295)	66,290	37,729	717	38,446
Premises and equipment, net	2,131	(102)	2,029	1,818	(86)	1,732
Goodwill	4,752	(61)	4,691	4,304	(61)	4,243
Other intangibles	628	(180)	448	642	(211)	431
Reinsurance recoverables	—	1,140	1,140	—	1,182	1,182
Separate account assets	—	114	114	—	111	111
Assets of operations held for sale	—	—	—	82	—	82
Other assets	17,853	30,590	48,443	15,417	24,893	40,310

	103,735	31,206	134,941	69,100	26,545	95,645

	$600,346	$23,219	$623,565	$536,780	$19,583	$556,363

Liabilities and shareholders’ equity
Deposits	$365,205	$(12,276)	$352,929	$343,523	$(9,466)	$334,057

Other
Acceptances	11,786	—	11,786	9,108	—	9,108
Obligations related to securities sold short	44,689	829	45,518	38,252	(1,188)	37,064
Obligations related to assets sold under repurchase agreements and securities loaned	37,033	(1,290)	35,743	41,103	(1,141)	39,962
Derivatives	72,010	(312)	71,698	42,094	312	42,406
Insurance claims and policy benefit liabilities	7,283	2,530	9,813	7,337	2,686	10,023
Separate account liabilities	—	114	114	—	111	111
Liabilities of operations held for sale	—	—	—	32	—	32
Other liabilities	28,483	33,712	62,195	22,649	27,877	50,526

	201,284	35,583	236,867	160,575	28,657	189,232

Subordinated debentures	6,235	6	6,241	7,103	300	7,403
Trust capital securities	1,400	(1,400)	—	1,383	(1,383)	—
Preferred share liabilities	300	(300)	—	298	(298)	—
Non-controlling interest in subsidiaries	1,483	1,405	2,888	1,775	1,083	2,858
Shareholders’ equity (1)	24,439	201	24,640	22,123	690	22,813

	$600,346	$23,219	$623,565	$536,780	$19,583	$556,363

(1)	Included in our consolidated earnings as at October 31, 2007 was $407 million (2006 - $293 million) of undistributed earnings of our joint ventures and investments accounted for using the equity method under U.S. GAAP.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  163

NOTE 31 RECONCILIATION OF THE APPLICATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)
Condensed Consolidated Statements of Income

	2007	2006	2005

Net income from continuing operations, Canadian GAAP	$5,492	$4,757	$3,437
Differences:
Net interest income
Derivative instruments and hedging activities	(17)	(22)	36
Joint ventures	(115)	(75)	—
Liabilities and equity	115	115	115
Non-interest income
Insurance accounting	(202)	(544)	(606)
Derivative instruments and hedging activities	56	(31)	11
Reclassification of financial instruments (1)	9	14	27
Variable interest entities	4	(10)	—
Limited partnerships	60	(3)	(9)
Joint ventures	(650)	(458)	(171)
Reclassification of foreign currency translation	(41)	(4)	—
Other	(31)	(29)	(4)
Provision for (recovery of) credit losses
Joint ventures	4	2	18
Other	(8)	—	—
Insurance policyholder benefits, claims and acquisition expense
Insurance accounting	137	471	584
Non-interest expense
Stock appreciation rights	11	16	25
Insurance accounting	69	75	72
Joint ventures	653	440	118
Variable interest entities	2	2	—
Other	31	29	—
Income taxes and net difference in income taxes due to the above items	66	95	(13)
Non-controlling interest in net income of subsidiaries
Variable interest entities	(6)	8	—
Joint ventures	3	3	—
Liabilities and equity	(101)	(101)	(101)

Net income from continuing operations, U.S. GAAP	$5,541	$4,750	$3,539

Net loss from discontinued operations, Canadian GAAP (2)	$—	$(29)	$(50)
Difference — Other	—	—	5

Net loss from discontinued operations, U.S. GAAP (2)	$—	$(29)	$(45)

Net income, U.S. GAAP	$5,541	$4,721	$3,494

Basic earnings per share (3)
Canadian GAAP	$4.24	$3.65	$2.61
U.S. GAAP	$4.26	$3.62	$2.67
Basic earnings per share from continuing operations
Canadian GAAP	$4.24	$3.67	$2.65
U.S. GAAP	$4.26	$3.64	$2.71
Basic earnings (loss) per share from discontinued operations (2)
Canadian GAAP	$—	$(.02)	$(.04)
U.S. GAAP	$—	$(.02)	$(.04)

Diluted earnings per share (3)
Canadian GAAP	$4.19	$3.59	$2.57
U.S. GAAP	$4.21	$3.57	$2.63
Diluted earnings per share from continuing operations
Canadian GAAP	$4.19	$3.61	$2.61
U.S. GAAP	$4.21	$3.59	$2.67
Diluted earnings (loss) per share from discontinued operations (2)
Canadian GAAP	$—	$(.02)	$(.04)
U.S. GAAP	$—	$(.02)	$(.04)

(1)	Reclassification of financial instruments reflects differences in classification arising from the use of the fair value option and reclassification of securities. Prior to the adoption of the new financial instruments accounting standards on November 1, 2006, this item reflected the reclassification of securities only. Please refer to material differences between Canadian and U.S. GAAP for details of this reclassification of securities.

(2)	Refer to Note 11.

(3)	The impact of calculating earnings per share using the two-class method reduced U.S. GAAP basic and diluted earnings per share for all periods presented by less than one cent. Please refer to material differences between Canadian and U.S. GAAP for details of this two-class method.
Royal Bank of Canada: Annual Report 2007
164   Consolidated Financial Statements

Condensed Consolidated Statements of Cash Flows (1)

	2007	2006	2005

Cash flows from (used in) operating activities, Canadian GAAP	$19,473	$(14,996)	$(29,527)
U.S. GAAP adjustment for net income	49	(8)	102
Adjustments to determine net cash from (used in) operating activities
Provision for credit losses	4	(2)	(18)
Depreciation	(24)	(20)	(4)
Future income taxes	(416)	271	(135)
Amortization of other intangibles	(26)	(20)	—
Net gain on sale of investment securities	—	—	3
Changes in operating assets and liabilities
Insurance claims and policy benefit liabilities	(156)	43	(438)
Net change in accrued interest receivable and payable	293	(120)	(1)
Current income taxes	64	—	—
Derivative assets	1,012	440	41
Derivative liabilities	(624)	(267)	(90)
Trading securities	(5,546)	(695)	(710)
Reinsurance recoverable	(42)	(8)	(511)
Net change in brokers and dealers receivable and payable	344	3,872	(2,504)
Other	(437)	2,446	2,099

Net cash from (used in) operating activities, U.S. GAAP	13,968	(9,064)	(31,693)

Cash flows from (used in) investing activities, Canadian GAAP	(36,690)	(43,235)	(7,727)
Change in interest-bearing deposits with banks	213	4,191	48
Change in loans, net of loan securitizations	2,084	1,050	28
Proceeds from sale of investment securities	(7,565)	(14,709)	(25,628)
Proceeds from maturity of investment securities	(18,784)	(28,203)	(18,405)
Purchases of investment securities	24,097	38,474	36,373
Proceeds from sale of available-for-sale securities	7,565	14,727	25,651
Proceeds from maturity of available-for-sale securities	18,784	28,185	18,379
Purchases of available-for-sale securities	(19,964)	(38,383)	(36,130)
Net acquisitions of premises and equipment	40	73	12
Change in assets purchased under reverse repurchase agreements and securities borrowed	115	2,148	—

Net cash from (used in) investing activities, U.S. GAAP	30,105	(35,682)	(7,399)

Cash flows from financing activities, Canadian GAAP	17,374	57,711	38,666
Change in deposits	(17,831)	(36,663)	(35,001)
Change in deposits — Canada	(2,792)	(299)	15,522
Change in deposits — International	17,813	27,468	19,791
Issue of RBC Trust Capital Securities	—	—	(1,200)
Issue of preferred shares	(16)	(7)	—
Redemption of preferred shares for cancellation	5	—	—
Issuance costs	11	7	3
Issue of common shares	(1)	1	(1)
Sales of treasury shares	3	—	—
Purchase of treasury shares	(1)	(2)	7
Dividends paid	(15)	(13)	(14)
Change in obligations related to assets sold under repurchase agreements and securities loaned	(149)	(1,141)	—
Dividends/distributions paid by subsidiaries to non-controlling interests	(101)	(102)	(102)
Change in obligations related to securities sold short	2,017	(2,835)	2,837
Change in short-term borrowings of subsidiaries	—	—	(4)

Net cash from financing activities, U.S. GAAP	$16,317	$44,125	$40,504

Effect of exchange rate changes on cash and due from banks	$(332)	$(80)	$(122)

Net change in cash and due from banks	(152)	(701)	1,290
Cash and due from banks at beginning of year	$4,300	$5,001	$3,711

Cash and due from banks at end of year, U.S. GAAP	$4,148	$4,300	$5,001

(1)	We did not have any discontinued operations during 2007.
Accumulated other comprehensive (loss), net of taxes (1)

	2007
	Canadian GAAP	Differences	U.S. GAAP	2006 (1)	2005 (1)

Transition adjustment	$(45)	$45	$—	$—	$—
Unrealized (losses) gains on available-for-sale securities	(65)	133	68	191	83
Unrealized foreign currency translation gains (losses), net of hedging activities	(3,207)	(4)	(3,211)	(2,000)	(1,768)
Gains (losses) on derivatives designated as cash flow hedges	111	(91)	20	(52)	(165)
Additional pension obligation	—	(541)	(541)	(62)	(313)

Accumulated other comprehensive income (loss), net of income taxes	$(3,206)	$(458)	$(3,664)	$(1,923)	$(2,163)

(1)	The concept of AOCI was introduced under Canadian GAAP upon the adoption of Section 1530 on November 1, 2006 (refer to Note 1). Accordingly, there is no reconciliation for the prior periods presented.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements   165

NOTE 31 RECONCILIATION OF THE APPLICATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)
Consolidated Statements of Comprehensive Income

	2007
	Canadian GAAP	Differences	U.S. GAAP	2006 (1)	2005 (1)

Net income	$5,492	$49	$5,541	$4,721	$3,494
Other comprehensive income, net of taxes
Net unrealized (losses) gains on available-for-sale securities, net of reclassification adjustments	(65)	(58)	(123)	108	(95)
Unrealized foreign currency translation gains (losses)	(2,965)	(49)	(3,014)	(507)	(623)
Reclassification of (gains) losses on foreign currency translation to income	(42)	41	(1)	6	5
Net foreign currency translation gains (losses) from hedging activities	1,804	—	1,804	269	401
Net gains (losses) on derivatives designated as cash flow hedges	80	1	81	(35)	(97)
Reclassification to income of (gains) losses on derivatives designated as cash flow hedges	31	(5)	26	148	124
Additional pension obligation	—	50	50	251	(246)

Total comprehensive income	$4,335	$29	$4,364	$4,961	$2,963

Income taxes (recovery) deducted from the above items:
Net unrealized gains (losses) on available-for-sale securities	$(11)	$(37)	$(48)	$57	$(55)
Net foreign currency translation gains (losses), net of hedging activities	911	—	911	130	204
Net unrealized gains (losses) on derivatives designated as cash flow hedges	43	—	43	(15)	(51)
Reclassification to income of (gains) losses on derivatives designated as cash flow hedges	16	(3)	13	75	66
Additional pension obligation	—	27	27	134	(132)

Total income taxes (recovery)	$959	$(13)	$946	$381	$32

(1)	A new Consolidated Statement of Comprehensive Income was introduced under Canadian GAAP upon adoption of Section 1530 on November 1, 2006 (refer to Note 1). Accordingly, there is no reconciliation for the prior periods presented.
Material balance sheet reconciling items
The following tables present the increases or (decreases) in assets, liabilities and shareholders’ equity by material differences between Canadian and U.S. GAAP:

													Guarantees,
													loan
	Derivatives	Variable			Reclassification		Stock		Additional	Trade		Right	commitments
	and hedging	interest	Joint	Insurance	of financial	Limited	appreciation	Liabilities	pension	date	Non-cash	of	and other
As at October 31, 2007	activities	entities	ventures	accounting	instruments (1)	partnerships	rights	and equity	obligation	accounting	collateral	offset	minor items (2)	Total

Assets
Cash and due from banks	$—	—	(78)	—	—	—	—	—	—	—	—	—	—	$(78)
Interest-bearing deposits with banks	$—	—	(4,436)	—	—	—	—	—	—	—	—	—	—	$(4,436)
Securities	$—	—	(375)	—	(875)	(195)	—	—	—	2,422	—	—	1	$978
Assets purchased under reverse repurchase agreements and securities borrowed	$—	—	(2,262)	—	(1)	—	—	—	—	—	—	—	—	$(2,263)
Loans	$—	—	(2,931)	—	(18)	—	—	—	—	—	—	717	44	$(2,188)
Other assets	$(2)	—	(4,818)	2,967	873	220	(23)	—	(202)	13,995	18,106	—	90	$31,206
Liabilities and shareholders’ equity
Deposits	$(8)	—	(12,277)	—	13	—	—	—	—	—	—	—	(4)	$(12,276)
Other liabilities	$2	—	(2,594)	2,728	(14)	—	(60)	(34)	339	16,417	18,106	717	(24)	$35,583
Subordinated debentures	$—	—	—	—	6	—	—	—	—	—	—	—	—	$6
Trust capital securities	$—	—	—	—	—	—	—	(1,400)	—	—	—	—	—	$(1,400)
Preferred share liabilities	$—	—	—	—	—	—	—	(300)	—	—	—	—	—	$(300)
Non-controlling interest in subsidiaries	$—	—	(29)	—	—	—	—	1,434	—	—	—	—	—	$1,405
Shareholders’ equity	$4	—	—	239	(26)	25	37	300	(541)	—	—	—	163	$201

(1)	Reclassification of financial instruments reflects differences in classification arising from the use of the fair value option and reclassification of securities. Prior to the adoption of the new financial instruments accounting standards on November 1, 2006, this column reflected the reclassification of securities only. Refer to the material differences between Canadian and U.S. GAAP for details of this reclassification of securities.

(2)	Other minor differences include cumulative translation adjustment of $41 million (2006 — $4 million) and $8 million ($nil for 2006) related to loans held for sale which are recorded at the lower of cost or market under U.S. GAAP and recorded at amortized cost under Canadian GAAP.
Royal Bank of Canada: Annual Report 2007
166   Consolidated Financial Statements

													Guarantees,
													loan
	Derivatives	variable					Stock		Additional	Trade		Right	commitments
	and hedging	interest	Joint	Insurance	Reclassification	Limited	appreciation	Liabilities	pension	date	Non-cash	of	and other
As at October 31, 2006	activities	entities	ventures	accounting	of securities(1)	partnerships	rights	and equity	obligation	accounting	collateral	offset	minor items	Total

Assets
Cash and due from banks	$—	—	(101)	—	—	—	—	—	—	—	—	—	—	$(101)
Interest-bearing deposits with banks	$(33)	—	(4,190)	—	—	—	—	—	—	—	—	—	—	$(4,223)
Securities	$—	(342)	(288)	—	369	(179)	—	—	—	60	—	—	1	$(379)
Assets purchased under reverse repurchase agreements and securities borrowed	$—	—	(2,148)	—	—	—	—	—	—	—	—	—	—	$(2,148)
Loans	$41	—	(1,004)	—	—	—	—	—	—	—	—	852	—	$(111)
Other assets	$321	(2)	(3,723)	2,890	(128)	164	(22)	—	(25)	10,401	16,558	—	111	$26,545
Liabilities and shareholders’ equity
Deposits	$52	—	(9,518)	—	—	—	—	—	—	—	—	—	—	$(9,466)
Other liabilities	$(77)	(39)	(1,907)	2,777	—	—	(58)	(34)	37	10,461	16,558	852	87	$28,657
Subordinated debentures	$300	—	—	—	—	—	—	—	—	—	—	—	—	$300
Trust capital securities	$—	—	—	—	—	—	—	(1,383)	—	—	—	—	—	$(1,383)
Preferred share liabilities	$—	—	—	—	—	—	—	(298)	—	—	—	—	—	$(298)
Non-controlling interest in subsidiaries	$—	(305)	(29)	—	—	—	—	1,417	—	—	—	—	—	$1,083
Shareholders’ equity	$54	—	—	113	241	(15)	36	298	(62)	—	—	—	25	$690

(1)	Reclassification of financial instruments reflects differences in classification arising from the use of the fair value option and reclassification of securities. Prior to the adoption of the new financial instruments accounting standards on November 1, 2006, this column reflected the reclassification of securities only. Refer to the material differences between Canadian and U.S. GAAP for details of this reclassification of securities.
Material differences between Canadian and U.S. GAAP

No.	Item	U.S. GAAP	Canadian GAAP

1	Variable interest entities	We consolidate VIEs where we are the entity’s Primary Beneficiary under Financial Accounting Standards Board (FASB) Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46R). VIEs are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Primary Beneficiary is the party that has exposure to a majority of the expected losses and/or expected residual returns of the VIE.	The accounting for VIEs is consistent in all material aspects with U.S. GAAP. In the second quarter of 2007, we adopted EIC-163 which is substantially the same as FSP FIN 46(R)-6. Refer to Note 1.
In the fourth quarter of 2006, we adopted FASB Staff Position FIN 46(R)-6, Determining the Variability to be Consolidated in Applying FASB Interpretation No. 46(R) (FSP FIN 46(R)-6). This guidance provides additional clarification on how to analyze VIEs and their consolidation requirements. Upon adoption of this guidance, we deconsolidated certain investment funds.

2	Liabilities and equity	Shares issued with conversion or conditional redemption features are classified as equity. Shares that are mandatorily redeemable because there is an unconditional obligation requiring the issuer to redeem the instrument by transferring its assets upon a specified date or upon an event that is certain to occur are classified as liabilities.	Financial instruments that can be settled by a variable number of our common shares upon their conversion by the holder are classified as liabilities under Canadian GAAP. As a result, certain of our preferred shares and TruCS are classified as liabilities. Dividends and yield distributions on these instruments are included in Interest expense in our Consolidated Statements of Income.

3	Derivative instruments and hedging activities	All derivatives are recorded on our Consolidated Balance Sheets at fair value, including certain derivatives embedded within hybrid instruments. For derivatives that do not qualify for hedge accounting, changes in their fair value are recorded in Non-interest income. For derivatives that are designated and qualify as cash flow hedges, changes in fair value related to the effective portion of the hedge are recorded in AOCI within Shareholders’ equity, and will be subsequently recognized in Net interest income in the same period when the cash flow of the hedged item affects earnings. The ineffective portion of the hedge is reported in Non-interest income.	Prior to November 1, 2006, derivatives embedded within hybrid instruments generally were not separately accounted for except for those related to equity-linked deposit contracts. For derivatives that did not qualify for hedge accounting, changes in their fair value were recorded in Non-interest income. Non-trading derivatives where hedge accounting had not been applied upon adoption of Accounting Guideline 13, Hedging Relationships, were recorded at fair value with transition gains or losses being recognized in income as the original hedged item affects Net interest income. Where derivatives had been
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  167

NOTE 31 RECONCILIATION OF THE APPLICATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)
Material differences between Canadian and U.S. GAAP (continued)

No.	Item	U.S. GAAP	Canadian GAAP

3	Derivative instruments and hedging activities (continued)	For derivatives that are designated and qualify as fair value hedges, the carrying amount of the hedged item is adjusted by gains or losses attributable to the hedged risk and recorded in Non-interest income. This change in fair value of the hedged item is generally offset by changes in the fair value of the derivative.	designated and qualified as effective hedges, they were accounted for on an accrual basis with gains or losses deferred and recognized over the life of the hedged assets or liabilities as adjustments to Net interest income. The ineffective portion of the hedge was not required to be recognized.
Upon the adoption of Section 3855 and Section 3865 on November 1, 2006, Canadian GAAP is substantially harmonized with U.S. GAAP. Refer to Note 1.

4	Joint ventures	Investments in joint ventures other than VIEs are accounted for using the equity method.	Investments in joint ventures other than VIEs are proportionately consolidated.

5	Insurance accounting	Fixed income and equity investments are included in Available-for-sale securities and are carried at estimated fair value. Unrealized gains and losses, net of income taxes, are reported in AOCI within Shareholders’ equity. Realized gains and losses are included in Non-interest income when realized.	Prior to November 1, 2006, fixed income and equity investments were classified as Investment account securities. Fixed income investments were carried at amortized cost, and equity investments at cost except for those that support life insurance liabilities whose carrying values were adjusted quarterly by 5% of the difference between market value and previously adjusted carrying cost. Realized gains and losses on disposal of fixed income investments that support life insurance liabilities were deferred and amortized to Non-interest income over the remaining term to maturity of the investments sold to a maximum period of 20 years. Realized gains and losses on disposal of equity investments were deferred and recognized as Non-interest income at the quarterly rate of 5% of unamortized deferred gains and losses.

Upon adoption of Section 3855 on November 1, 2006, fixed income and equity securities are classified as available-for-sale securities except for those supporting the policy benefit liabilities of life and health insurance contracts which are designated as held-for-trading using the fair value option, as described in Note 1.

		Insurance claims and policy benefit liabilities: Liabilities for life insurance contracts, except universal life and investment-type contracts, are determined using the net level premium method, which includes assumptions for mortality, morbidity, policy lapses, surrenders, investment yields, policy dividends and direct operating expenses. These assumptions are not revised unless it is determined that existing deferred acquisition costs cannot be recovered. For universal life and investment-type contracts, liabilities represent policyholder account balances and include a net level premium reserve for some contracts. The account balances represent an accumulation of gross deposits received plus credited interest less withdrawals, expenses and mortality charges. Underlying reserve assumptions of these contracts are subject to review at least annually. Property and casualty claim liabilities represent the estimated amounts required to settle all unpaid claims, and are recorded on an undiscounted basis.	Insurance claims and policy benefit liabilities: Liabilities for life insurance contracts are determined using the Canadian Asset Liability Method, which incorporates assumptions for mortality, morbidity, policy lapses, surrenders, investment yields, policy dividends and maintenance expenses. To recognize the uncertainty in the assumptions underlying the calculation of the liabilities, a margin (provision for adverse deviations) is added to each assumption. These assumptions are reviewed at least annually and updated in response to actual experience and market conditions. Property and casualty claim liabilities represent the estimated amounts required to settle all unpaid claims, and are recorded on a discounted basis.
Royal Bank of Canada: Annual Report 2007
168  Consolidated Financial Statements

Material differences between Canadian and U.S. GAAP (continued)

No.	Item	U.S. GAAP	Canadian GAAP

5	Insurance accounting (continued)	Insurance revenue: Amounts received for universal life and other investment-type contracts are not included as revenue, but are reported as deposits to policyholders’ account balances in Insurance claims and policy benefit liabilities. Revenue from these contracts are limited to amounts assessed against policyholders’ account balances for mortality, policy administration and surrender charges, and are included in Non-interest income when earned. Payments upon maturity or surrender are reflected as reductions in the Insurance claims and policy benefit liabilities.	Insurance revenue: Premiums for universal life and other investment-type contracts are recorded as Non-interest income, and a liability for future policy benefits is established as a charge to Insurance policyholder benefits, claims and acquisition expense.

		Policy acquisition costs: Acquisition costs are deferred in Other assets. The amortization method of the acquisition costs is dependent on the product to which the costs are related. For long-duration contracts, they are amortized in proportion to premium revenue. For universal life and investment-type contracts, amortization is based on a constant percentage of estimated gross profits.	Policy acquisition costs: The costs of acquiring new life insurance and annuity business are implicitly recognized as a reduction in Insurance claims and policy benefit liabilities.

		Value of business acquired: The value of business acquired (VOBA) is determined at the acquisition date and recorded as an asset. The VOBA asset is amortized and charged to income using the same methodologies used for policy acquisition cost amortization but reflecting premiums or profit margins after the date of acquisition only.	Value of business acquired: The value of life insurance in-force policies acquired in a business combination is implicitly recognized as a reduction in policy benefit liabilities.

		Reinsurance: Reinsurance recoverables are recorded as an asset on our Consolidated Balance Sheets.	Reinsurance: Reinsurance recoverables of life insurance business related to the risks ceded to other insurance or reinsurance companies are recorded as an offset to Insurance claims and policy benefit liabilities.

		Separate accounts: Separate accounts are recognized on our Consolidated Balance Sheets.	Separate accounts: Assets and liabilities of separate accounts (known as segregated funds in Canada) are not recognized on our Consolidated Balance Sheets.

6	Reclassification of securities and the application of the fair value option	Securities are classified as Trading account or Available-for-sale, and are carried on our Consolidated Balance Sheets at their estimated fair value. The net unrealized gain (loss) on Available-for-sale securities, net of related income taxes, is reported in AOCI within Shareholders’ equity except where the Available-for-sale securities qualify as hedged items in fair value hedges. These hedged unrealized gains (losses) are recorded in Non-interest income where they are generally offset by the changes in fair value of the hedging derivatives. Writedowns to reflect other-than-temporary impairment in the value of Available-for-sale securities are included in Non-interest income.	Prior to November 1, 2006, securities were classified as Trading account (carried at estimated fair value), Investment account (carried at amortized cost) or Loan substitute. Writedowns to reflect other-than-temporary impairments in the value of Investment account securities were included in Non-interest income. Loan substitute securities were accorded the accounting treatment applicable to loans and, if required, were reduced by an allowance.

On November 1, 2006, we adopted Financial Accounting Standards Board (FASB) Statement No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (FAS 155). FAS 155 allows an entity to measure any hybrid financial instrument that contains an embedded derivative that requires bifurcation at its fair value, with changes in fair value recognized in earnings.
		On November 1, 2006, we also adopted FASB Statement No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140 (FAS 156). Under FAS 156, an entity is required to initially measure its servicing rights at fair value and can elect to subsequently amortize its initial fair value over the term of the servicing rights, or remeasure them at fair value with changes recognized in	With the adoption of Section 3855 on November 1, 2006, Canadian GAAP is substantially harmonized with U.S. GAAP. The significant difference subsequent to the adoption of this new Canadian standard primarily relates to the use of the fair value option. As described in Note 1, Section 3855 allows the designation of any financial instrument as held-for-trading on its initial recognition or upon adoption of the new standard. The fair value option can be applied to any financial instrument under Canadian GAAP (except for certain restrictions imposed by the OSFI) whereas U.S. GAAP only allows the use of the fair value option for servicing rights and certain hybrid financial instruments. The principal categories of financial instruments where we have applied the fair value option under Canadian GAAP are described in Note 1.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  169

NOTE 31 RECONCILIATION OF THE APPLICATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)
Material differences between Canadian and U.S. GAAP (continued)

No.	Item	U.S. GAAP	Canadian GAAP

6	Reclassification of securities and the application of the fair value option (continued)	Net income. The ability to remeasure servicing rights at fair value through Net income eliminates the accounting mismatch between the servicing rights and the related derivatives that would otherwise result in the absence of hedge accounting.
Upon adoption of FAS 155 and FAS 156, certain hybrid financial instruments and servicing rights are measured at fair value. The adoption of these standards did not materially impact our consolidated financial position or results of operations.

7	Limited partnerships	The equity method is used to account for investments in limited partnerships that are non-VIEs or unconsolidated VIEs, if we own at least 3% of the total ownership interest.	We use the equity method to account for investments in limited partnerships that are non-VIEs or unconsolidated VIEs, if we have the ability to exercise significant influence, generally indicated by an ownership interest of 20% or more.

8	Stock appreciation rights (SARs)	Between November 29, 1999, and June 5, 2001, grants of options under the employee stock option plan were accompanied with tandem SARs, whereby participants could choose to exercise a SAR instead of the corresponding option. In such cases, the participants would receive a cash payment equal to the difference between the closing price of our common shares on the day immediately preceding the day of exercise and the exercise price of the option. For such a plan, compensation expense would be measured using estimates based on past experience of participants exercising SARs rather than the corresponding options.	For such a plan, a liability is recorded for the potential cash payments to participants and compensation expense is measured assuming that all participants will exercise SARs.
On November 1, 2005, we adopted FASB Statement No. 123 (revised 2004) Share-Based Payment (FAS 123(R)) and its related FASB Staff Positions (FSPs) prospectively for new awards and the unvested portion of existing awards. FAS
123(R) requires that the compensation expense should be measured assuming that all participants will exercise SARs. Under the transition guidelines of the new standard, the requirements of the new accounting standard are applicable to awards granted after the adoption of the new standard. Since these SARs were awarded prior to adoption of the new accounting standard, these will continue to be accounted for under the previous accounting standard.

9	Pension and other post- employment obligations	On October 31, 2007, we adopted the recognition requirements of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans-an amendment of FASB Statements No. 87, 88, 106 and 132(R) (FAS 158), which require an entity to: (i) recognize the funded status of a benefit plan on the balance sheet; and (ii) recognize in OCI the existing unrecognized net actuarial gains and losses, prior service costs and credits, and net transitional assets or obligations. The measurement requirement of FAS 158, which requires an entity to measure defined benefit plan assets and obligations as at the year-end date, will be effective for us prospectively at the end of year 2009. The impact of adopting FAS 158 is disclosed in the Pensions and other post-employment benefits section of this note.	Canadian GAAP does not have the same requirements as FAS 158.

For a defined benefit plan, the plan assets and the benefit obligations may be measured as of a date not more than three months prior to the year-end. We measure our benefit obligations and pension plan assets as at September 30 each year.
Prior to 2007, for defined benefit pension plans, an unfunded accumulated benefit obligation was recorded as an
Royal Bank of Canada: Annual Report 2007
170  Consolidated Financial Statements

Material differences between Canadian and U.S. GAAP (continued)

No.	Item	U.S. GAAP	Canadian GAAP

9	Pension and other post- employment obligations (continued)	additional minimum pension liability, an intangible asset was recorded up to the amount of unrecognized prior service cost, and the excess of unfunded accumulated benefit obligation over unrecognized prior service cost was recorded as a reduction in Other comprehensive income.

10	Trade date accounting	For securities transactions, trade date basis of accounting is used for both our Consolidated Balance Sheets and our Consolidated Statements of Income.	For securities transactions, settlement date basis of accounting is used for our Consolidated Balance Sheets whereas trade date basis of accounting is used for our Consolidated Statements of Income.

11	Non-cash collateral	Non-cash collateral received in securities lending transactions is recorded on our Consolidated Balance Sheets as an asset and a corresponding obligation to return it is recorded as a liability, if we have the ability to sell or repledge it.	Non-cash collateral received in securities lending transactions is not recognized on our Consolidated Balance Sheets.

12	Right of offset	When financial assets and liabilities are subject to a legally enforceable right of offset and we intend to settle these assets and liabilities with the same party either on a net basis or simultaneously, the financial assets and liabilities may be presented on a net basis.	Net presentation of financial assets and liabilities is required when the same criteria under U.S. GAAP are met. In addition, the netting criteria may be applied to a tri-party transaction.

13	Guarantees	For guarantees issued or modified after December 31, 2002, a liability is recognized at the inception of a guarantee, for the fair value of the obligation undertaken in issuing the guarantee.	Prior to November 1, 2006, Canadian GAAP only provides for disclosure requirements. Upon the adoption of Section 3855 on November 1, 2006, Canadian GAAP is substantially harmonized with U.S. GAAP.

14	Loan commitments	For loan commitments entered into after March 31, 2004 and issued for loans that will be held for sale when funded, revenue associated with servicing assets embedded in these commitments should be recognized only when the servicing asset has been contractually separated from the underlying loans.	Upon adoption of Section 3855, loan commitments that can be settled net or when there is a past practice of selling the assets resulting from the loan commitments shortly after origination can be treated as derivatives and such treatment applies to all loan commitments in the same class.
In addition, loan commitments can be designated as held-for-trading on their initial recognition or upon adoption of the new standard using the fair value option (refer to Item No. 6 above).

15	Two-class method of calculating earnings per share	When calculating earnings per share, we are required to give effect to securities or other instruments or contracts that entitle their holders to participate in undistributed earnings when such entitlement is nondiscretionary and objectively determinable.	Canadian GAAP does not have such a requirement.

16	Income taxes	In addition to the tax impact of the differences outlined above, the effects of changes in tax rates on deferred income taxes are recorded when the tax rate change has been passed into law.	These effects are recorded when the tax rate change has been substantively enacted.

Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  171

NOTE 31 RECONCILIATION OF THE APPLICATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)
Restricted net assets
Certain of our subsidiaries and joint ventures are subject to regulatory requirements of the jurisdictions in which they operate. When these subsidiaries and joint ventures are subject to such requirements, they may be restricted from transferring to us our share of their assets in the form of cash dividends, loans or advances. At October 31, 2007, restricted net assets of these subsidiaries were $10.3 billion (2006 — $7.1 billion).
Pensions and other post-employment benefits
The following information on our defined benefit plans is in addition to that disclosed in Note 20.
     On October 31, 2007, we adopted the recognition and disclosure provisions of FAS 158 which require the recognition of a plan’s over-funded or under-funded status as an asset or liability with an offsetting adjustment to AOCI net of tax. The adjustments to AOCI at adoption represent the net actuarial gains and losses, prior service costs or credits, and transitional assets or obligations that were previously unrecognized. These amounts will be subsequently recognized as pension cost as they are amortized over the expected average remaining service life of employee groups covered by the plans. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as pension cost in the same periods will be recognized as a component of OCI. These amounts will be subsequently recognized as a component of pension cost on the same basis as the amounts recognized in AOCI on adoption of FAS 158.
     The incremental effects of adopting the provisions of FAS 158 on our Consolidated Balance Sheet at October 31, 2007 are presented in the following table, including the effect of recognizing the additional minimum liability of $30 million prior to adopting FAS 158. The incremental effects of adopting the provision of FAS 158 on our Consolidated Balance Sheet at October 31, 2007 had no effect on our Consolidated Statement of Income for the year ended October 31, 2007, or for any year presented.

	2007
	Before application		After application
	of FAS 158	Adjustments	of FAS 158

Other assets
Prepaid pension benefit cost (1)	$578	$(479)	$99

Other liabilities
Accrued pension and other post-employment benefit expense (2)	1,262	330	1,592

Accumulated other comprehensive loss (3)	$18	$809	$827

(1)	Includes the reversal of $12 million unrecognized prior service costs reported as intangible asset.

(2)	Includes the reversal of the additional minimum liability adjustment of $30 million.

(3)	Includes employee benefit plan adjustments of $549 million, net of tax, and the reversal of the additional minimum liability adjustment of $20 million, net of tax.
The under-funded status of the pension plans and other post-employment plans of $52 million and $1,441 million, respectively, are recognized on our Consolidated Balance Sheet in Other liabilities. The accumulated benefit obligations for the pension plans is $6,299 million at October 31, 2007 (2006 — $6,277 million).
The pre-tax amounts included in AOCI at October 31, 2007 are as follows:

	2007
		Other post-
	Pension plans	employment plans	Total

Net actuarial loss	$484	$564	$1,048
Prior service cost (benefit)	95	(307)	(212)
Transitional (asset) obligation	(10)	1	(9)

Pre-tax amount recognized in Accumulated other comprehensive loss (1)	$569	$258	$827

(1)	Amount recognized in AOCI, net of tax is $541 million.

Royal Bank of Canada: Annual Report 2007 172 Consolidated Financial Statement

     The estimated net actuarial loss and prior service cost for the pension plans that will be amortized from AOCI, on a pre-tax basis, into pension expense during 2008 are $94 million and $22 million, respectively, and pension expense will be reduced by $2 million relating to the amortization of transitional assets. The estimated net actuarial loss and transitional obligation for the Other post-employment plans that will be amortized from AOCI, on a pre-tax basis, into pension expense during 2008 are $37 million and $nil, respectively, and pension expense will be reduced by $23 million relating to the amortization of prior service benefit.
Hedging activities
Upon adoption of Section 3855 and Section 3865 on November 1, 2006, Canadian GAAP is substantially harmonized with U.S. GAAP. The criteria in applying hedge accounting and the accounting for each of the permitted hedging strategies are described in Note 1.
     Prior to November 1, 2006, there were material differences between Canadian and U.S. GAAP and such differences are quantified as follows:
Fair value hedge
For the year ended October 31, 2006, the ineffective portion recognized in Non-interest income amounted to a net unrealized gain of $11 million (2005 — $4 million). All components of each derivative’s change in fair value have been included in the assessment of fair value hedge effectiveness. We did not hedge any firm commitments for the year ended October 31, 2006.
Cash flow hedge
For the year ended October 31, 2006, a net unrealized gain of $1 million (2005 — $97 million loss) was recorded in OCI for the effective portion of changes in fair value of derivatives designated as cash flow hedges. The amounts recognized in OCI are reclassified to Net interest income in the periods in which Net interest income is affected by the variability in cash flows of the hedged item. A net loss of $108 million (2005 — $124 million loss) was reclassified to Net income during the year. A net loss of $26 million (2005 — $111 million loss) deferred in AOCI as at October 31, 2006, is expected to be reclassified to Net income during the next 12 months.
     For the year ended October 31, 2006, a net unrealized loss of $23 million (2005 — $3 million loss) was recognized in Non-interest income for the ineffective portion of cash flow hedges. All components of each derivative’s change in fair value have been included in the assessment of cash flow hedge effectiveness. We did not hedge any forecasted transactions for the year ended October 31, 2006.
Hedges of net investments in foreign operations
For the year ended October 31, 2006, we experienced foreign currency losses of $507 million (2005 — $623 million) related to our net investments in foreign operations, which were offset by gains of $269 million (2005 — $401 million) related to derivative and non-derivative instruments designated as hedges for such foreign currency exposures. The net foreign currency gains (losses) are recorded as a component of OCI.
Average assets, U.S. GAAP

	2007		2006		2005
	Average	% of total	Average	% of total	Average	% of total
	assets	average assets	assets	average assets	assets	average assets

Canada	$338,545	56%	$297,740	57%	$277,442	58%
United States	139,569	23%	119,614	23%	97,002	20%
Other International	125,743	21%	104,533	20%	101,961	22%

	$603,857	100%	$521,887	100%	$476,405	100%

Significant accounting changes
Guidance for quantifying financial statement misstatements
In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). It provides guidance on how to evaluate prior period financial statement misstatements for the purpose of assessing their materiality in the current period. SAB 108 requires registrants to evaluate the materiality of identified adjusted errors using both of the follow methods: the “rollover” approach, which quantifies errors based on the amount of the errors originating in the current-year income statement without considering the effects of correcting the portion of the current-year balance sheet for misstatements that originated in prior years, and the “iron curtain” approach, which quantifies an error based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of when it arose. SAB 108 permits companies to adjust for the cumulative effect of errors that the company previously determined to be immaterial by adjusting the carrying amount of assets and liabilities as of the beginning of the current year, with an offsetting adjustment to the opening balance of retained earnings.
     We adopted SAB 108 on November 1, 2006, and reduced our opening retained earnings and AOCI by $42 million and $35 million, respectively, and increased other liabilities by $77 million. These adjustments pertain to errors that arose between 2001 and 2006 when certain criteria were not met in order for hedge accounting to be achieved. We previously deemed these errors to be immaterial to our Consolidated Financial Statements using the rollover method.
Future accounting changes
Guidance on accounting for income taxes
FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48), on July 13, 2006, and its related Staff Position FIN 48-1, Definition of Settlement in FASB Interpretation No. 48 (FSP FIN 48-1), on May 2, 2007. FIN 48 and FSP FIN 48-1 provide additional guidance on how to recognize, measure and disclose income tax benefits. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings. FIN 48 became effective for us on November 1, 2007, and is not expected to materially impact our consolidated financial position and results of operations.
Accounting for deferred acquisition costs for insurance operations
On September 19, 2005, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts (SOP 05-1). SOP 05-1 provides guidance on accounting for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in FASB Statement No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights or coverages that occurs by the exchange of a contract for a new contract, by amendment or endorsement, rider to a contract, or by the election of a feature or coverage within a contract. A replacement contract that is substantially

Royal Bank of Canada: Annual Report 2007 Consolidated Financial Statements 173

NOTE 31 RECONCILIATION OF THE APPLICATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)
changed from the replaced contract is accounted for as an extinguishment of the replaced contract, resulting in the unamortized deferred acquisition costs, unearned revenue liabilities, and deferred sales inducement assets from extinguished contracts being expensed. This SOP became effective for us on November 1, 2007 on a prospective basis, and is not expected to materially impact our consolidated financial position and results of operations.
Guidance for written loan commitments recorded at fair value through earnings
On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings (SAB 109). It requires that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. In addition, internally developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. SAB 109 is effective for us on February 1, 2008. We are currently assessing the impact that this SAB will have on our consolidated financial position and results of operations.
Framework on fair value measurement
On September 15, 2006, FASB issued FASB Statement No. 157, Fair Value Measurements (FAS 157), which establishes a framework for measuring fair value in U.S. GAAP, and is applicable to other accounting pronouncements where fair value is considered to be the relevant measurement attribute. FAS 157 also expands disclosures about fair value measurements and will be effective for us on November 1, 2008. We are currently assessing the impact of adopting this standard on our consolidated financial position and results of operations.
Fair value option for financial assets and liabilities
On February 15, 2007, FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Liabilities (FAS 159). FAS 159 provides an entity the option to report selected financial assets and liabilities at fair value and establishes new disclosure requirements for assets and liabilities to which the fair value option is applied. FAS 159 will be effective for us on November 1, 2008. We are currently assessing the impact of adopting this standard on our consolidated financial position and results of operations.
Offsetting of amounts related to certain contracts
On April 30, 2007, FASB issued a Staff Position FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), which amends certain aspects of FIN 39, Offsetting of Amounts Related to Certain Contracts, to permit a reporting entity to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting agreement. FSP FIN 39-1 will be effective for us on November 1, 2008. We are currently assessing the impact of adopting this standard on our consolidated financial position and results of operations.
Income tax benefits of dividends on share-based payment awards
At the June 27, 2007 meeting, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF) on Issue 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (EITF 06-11), on realized tax benefits on dividend payments related to certain share-based payment arrangements which can be treated as deductible compensation expense for income tax purposes. Under EITF 06-11, a realized tax benefit from dividends or dividend equivalents that are charged to retained earnings and paid to employees for equity-classified non-vested equity shares, non-vested equity share units, and outstanding share options should be recognized as an increase to additional paid-in capital (APIC). Those tax benefits are considered excess tax benefits (“windfall”) under FAS 123(R). The EITF also reached a final consensus that if an entity’s estimate of forfeitures increases (resulting in compensation expense), the amount of associated tax benefits that are reclassified from APIC to the income statement should be limited to the entity’s pool of excess tax benefits. This EITF will be effective for us on November 1, 2008. We are currently assessing the impact of adopting this standard on our consolidated financial position and results of operations.

Royal Bank of Canada: Annual Report 2007 174 Consolidated Financial Statement

NOTE 32 PARENT COMPANY INFORMATION
The following table presents information regarding the legal entity of Royal Bank of Canada with its subsidiaries presented on an equity accounted basis:
Condensed Balance Sheets

	2007	2006

Assets
Cash and due from banks	$2,992	$2,924
Interest-bearing deposits with banks	5,154	2,920
Securities	94,603	90,076
Investments in bank subsidiaries and associated corporations	12,151	10,345
Investments in other subsidiaries and associated corporations	22,347	21,830
Assets purchased under reverse repurchase agreements	10,609	9,221
Loans, net of allowances	196,414	166,528
Net balances due from bank subsidiaries	18,194	24,750
Net balances due from other subsidiaries	9,078	10,845
Other assets	86,502	54,545

	$458,044	$393,984

Liabilities and shareholders’ equity
Deposits	$306,123	$285,898
Other liabilities	121,065	78,699

	$427,188	$364,597

Subordinated debentures	$6,117	$6,966
Preferred share liabilities	300	298
Shareholders’ equity	24,439	22,123

	$458,044	$393,984

Condensed Statements of Income

	2007	2006	2005

Interest income (1)	$17,563	$14,007	$11,616
Interest expense	12,940	10,351	6,867

Net interest income	4,623	3,656	4,749
Non-interest income (2)	4,408	3,935	3,412

Total revenue	9,031	7,591	8,161

Provision for credit losses	702	410	392
Non-interest expense	5,905	5,720	6,001
Business realignment charges	—	2	44

Income from continuing operations before income taxes	2,424	1,459	1,724
Income taxes	454	424	528

Net income before equity in undistributed income of subsidiaries	1,970	1,035	1,196
Equity in undistributed income of subsidiaries (3)	3,522	3,693	2,191

Net income	$5,492	$4,728	$3,387

(1)	Includes dividend income from investments in subsidiaries and associated corporations of $420 million, $17 million and $20 million for 2007, 2006 and 2005, respectively.

(2)	Includes income from associated corporations of $4 million, $8 million and $49 million for 2007, 2006 and 2005, respectively.

(3)	Includes net loss from discontinued operations related to RBC Mortgage of $29 million and $50 million for 2006 and 2005, respectively. Refer to Note 11.
Royal Bank of Canada: Annual Report 2007
Consolidated Financial Statements  175

NOTE 32 PARENT COMPANY INFORMATION (continued)
Condensed Statements of Cash Flows

	2007	2006	2005

Cash flows from operating activities
Net income	$5,492	$4,728	$3,387
Adjustments to determine net cash from (used in) operating activities:
Change in undistributed earnings of subsidiaries	(3,522)	(3,693)	(2,191)
Other operating activities, net	11,100	(7,397)	(17,184)

Net cash from (used in) operating activities	13,070	(6,362)	(15,988)

Cash flows from investing activities
Change in interest-bearing deposits with banks	(2,234)	(1,192)	1,878
Change in loans, net of loan securitizations	(38,896)	(23,417)	(23,439)
Proceeds from loan securitizations	6,113	5,963	3,213
Proceeds from sale of available-for-sale securities	2,376	—	—
Proceeds from sale of investment securities	—	11,233	17,149
Proceeds from maturity of available-for-sale securities	4,891	—	—
Proceeds from maturity of investment securities	—	18,195	7,434
Purchase of available-for-sale securities	(10,365)	—	—
Purchase of investment securities	—	(25,445)	(16,374)
Net acquisitions of premises and equipment	(481)	(401)	(310)
Change in assets purchased under reverse repurchase agreements and securities borrowed	(1,388)	(388)	516
Net cash from (used in) investments in subsidiaries	(2,101)	(946)	(326)
Change in net funding provided to subsidiaries	8,062	(8,734)	(13,639)

Net cash used in investing activities	(34,023)	(25,132)	(23,898)

Cash flows from financing activities
Change in deposits	20,225	28,989	36,542
Issue of subordinated debentures	87	—	800
Repayment of subordinated debentures	(989)	(953)	(786)
Issue of preferred shares	1,150	600	300
Redemption of preferred shares for cancellation	(150)	(250)	(132)
Issuance costs	(23)	(6)	(3)
Issue of common shares	155	116	198
Purchase of common shares for cancellation	(646)	(844)	(226)
Sale of treasury shares	208	244	179
Purchase of treasury shares	(133)	(208)	(49)
Dividends paid	(2,278)	(1,807)	(1,469)
Change in obligations related to assets sold under repurchase agreements and securities loaned	(553)	3,955	1,137
Change in obligations related to securities sold short	3,968	1,059	3,658

Net cash from financing activities	21,021	30,895	40,149

Net change in cash and due from banks	68	(599)	263
Cash and due from banks at beginning of year	2,924	3,523	3,260

Cash and due from banks at end of year	$2,992	$2,924	$3,523

Supplemental disclosure of cash flow information
Amount of interest paid in year	$13,061	$8,971	$6,540
Amount of income taxes (recovered) paid in year	$(165)	$656	$1,106

Royal Bank of Canada: Annual Report 2007
176  Consolidated Financial Statements

Management’s Discussion and Analysis
Management’s discussion and analysis (MD&A) is provided to enable a reader to assess our results of operations and financial condition for the fiscal year ended October 31, 2007, compared to the preceding two years. This MD&A should be read in conjunction with our Consolidated Financial Statements and related notes and is dated November 29, 2007. All amounts are in Canadian dollars, unless otherwise specified, and are based on financial statements prepared in accordance with Canadian generally accepted accounting principles (GAAP). Effective October 31, 2006, RBC Mortgage Company disposed of substantially all of its remaining assets and obligations and we no longer separately classify its results in our Consolidated Financial Statements. Results reported on a total consolidated basis are comparable to results reported from continuing operations for the corresponding prior periods.
Additional information about us, including our 2007 Annual Information Form, is available free of charge on our website at rbc.com/investorrelations, on the Canadian Securities Administrators’ website at sedar.com and on the EDGAR section of the United States Securities and Exchange Commission’s (SEC) website at sec.gov.
34	Overview
34	About Royal Bank of Canada

34	Vision and strategic goals

35	Selected financial and other highlights

36	Overview of 2007
38	Outlook and objectives for 2008
38	Accounting and control matters

38	Critical accounting policies and estimates

42	Future changes in accounting policies

42	Controls and procedures
43	Financial performance

43	Overview

45	Total revenue

46	Net interest income and margin

47	Change in net interest income

47	Non-interest expense

48	Provision for credit losses

48	Insurance policyholder benefits, claims and acquisition expense

49	Taxes

50	Results by geographic segment

50	Related party transactions
51	Quarterly financial information
51	Results and trend analysis

52	Fourth quarter 2007 performance

53	Business segment results

54	How we measure and report our business segments

55	Impact of foreign exchange rates on our business segments

55	Key performance and non-GAAP measures

57	Canadian Banking

61	Wealth Management

64	U.S. & International Banking

67	Capital Markets

70	Corporate Support
71	Financial condition
71	Balance sheet

71	Capital management

77	Off-balance sheet arrangements
80	Risk management
83	Overview

83	Credit risk

92	Market risk

95	Operational risk

96	Liquidity and funding risk

99	Reputation risk

99	Regulatory and legal risk

100	Environmental risk

101	Insurance risk

101	Strategic risk

102	Competitive risk

102	Systemic risk
102	Additional risks that may affect future results

104	Additional financial information
See our Glossary for definitions of terms used throughout this document
Caution regarding forward-looking statements
From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. We may make forward-looking statements in this document, in other filings with Canadian regulators or the United States Securities and Exchange Commission, in reports to shareholders and in other communications. Forward-looking statements include, but are not limited to, statements relating to our medium-term and 2008 objectives, our strategic goals and priorities and the economic and business outlook for us, for each of our business segments and for the Canadian, United States and international economies. Forward-looking statements are typically identified by words such as “believe,” “expect,” “forecast,” “anticipate,” “intend,” “estimate,” “plan” and “project” and similar expressions of future or conditional verbs such as “will,” “may,” “should,” “could,” or “would.”
     By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our objectives, strategic goals and priorities will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include credit, market, operational, liquidity and funding risks, and other risks discussed in our 2007 management’s discussion and analysis; general business and economic conditions in Canada, the United States and other countries in which we conduct business, including the impact from the continuing volatility in the U.S. subprime and related markets and lack of liquidity in various of the financial markets; the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar, British pound and Euro; the effects of changes in government monetary and other policies; the effects of competition in the markets in which we operate; the impact of changes in laws and regulations; judicial or regulatory judgments and legal proceedings; the accuracy and completeness of information concerning our clients and counterparties; our ability to successfully execute our strategies and to complete and integrate strategic acquisitions and joint ventures successfully; changes in accounting standards, policies and estimates, including changes in our estimates of provisions and allowances; and our ability to attract and retain key employees and executives.
     We caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect our results. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Unless required by law, we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.
     Additional information about these and other factors can be found under the Risk management section that may affect future results section and the Additional risks that may affect future results section.

Information contained in or otherwise accessible through the websites mentioned does not form part of this document. All references in this document to websites are inactive textual references and are for your information only.

Royal Bank of Canada: Annual Report 2007 Management’s Discussion and Analysis 33

OVERVIEW
About Royal Bank of Canada
Royal Bank of Canada (RY on TSX and NYSE) and its subsidiaries operate under the master brand name of RBC. We are Canada’s largest bank as measured by assets and market capitalization and one of North America’s leading diversified financial services companies. We provide personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis. We employ more than 70,000 full- and part-time employees who serve more than 15 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 36 other countries.
     Effective February 7, 2007, our previous three business segments (RBC Canadian Personal and Business, RBC U.S. and International Personal and Business, and RBC Capital Markets) were reorganized into four business segments:
     Canadian Banking comprises our domestic personal and business banking operations, certain retail investment businesses and our global insurance operations.
     Wealth Management comprises businesses that directly serve the growing wealth management needs of affluent and high net worth clients in Canada, the U.S. and outside North America, and businesses that provide asset management and trust products through RBC and external partners.
     U.S. & International Banking comprises our banking businesses outside Canada, including our banking operations in the U.S. and Caribbean. In addition, this segment includes our 50% ownership in RBC Dexia Investor Services (RBC Dexia IS).
     Capital Markets comprises our global wholesale banking business, which provides a wide range of corporate and investment banking, sales and trading, research and related products and services to corporations, public sector and institutional clients in North America, and specialized products and services in select global markets.
     Our business segments are supported by our Corporate Support team, which consists of Global Technology and Operations (GTO) and Global Functions. GTO provides the operational and technological foundation required to effectively deliver products and services to our clients. It also leads innovative process and technology improvements intended to maintain the safety and soundness of our operations, while keeping our capabilities ahead of the competition. Our Global Functions team of professionals provides sound governance and advice in the areas of risk, compliance, law, finance, tax and communications. This team also manages the capital, and liquidity and funding positions of the enterprise to ensure that we meet regulatory requirements, while ensuring effective funding management and allocation of capital. In addition, the Global Functions team provides support to our people and manages relationships with external stakeholders, including investors, credit rating agencies and regulators, as well as supports strategic business decisions.
Vision and strategic goals
Our business strategies and actions are guided by our vision of “Always earning the right to be our clients’ first choice.” We believe that this client-focused approach to our business is critical to achieving our strategic as well as our financial performance goals. Our Client First philosophy is exhibited in all of our activities, including how we deal with our clients, develop our products and services, and collaborate across businesses and functions. We maintain our focus on enhancing client satisfaction and loyalty by continually striving to understand and meet the evolving needs and expectations of our clients. We believe that pursuing our vision will generate strong, stable revenue and earnings growth that will result in top quartile total shareholder return compared to our North American peer group.
     The Canadian market continues to provide us with significant avenues for growth in both the retail and wholesale sectors. Our trusted brand, together with our broad expertise and leading positions in diverse financial products and services, provides us with the foundation and resources to expand internationally. The U.S., with its geographic proximity, cultural similarities and close trade relationships with Canada, will continue to be a focus of future growth as we build on our strong market positions in selected businesses. In addition, we will continue to expand outside North America in markets where our experience and expertise provide us with the ability to compete effectively.
     For 2008, our strategic goals are to remain focused on growing our domestic franchise, while continuing to expand internationally by leveraging our core capabilities and by building on our portfolio of international businesses. We expect to achieve these goals by maintaining our focus on meeting the needs of clients through ongoing innovation and by collaborating effectively across our many businesses and functions.
•	In Canada, our goal is to be the undisputed leader in financial services. We are strengthening the RBC brand by delivering a superior client experience with a comprehensive suite of quality financial products and services for all our clients. In banking, we continue to leverage our extensive distribution capabilities to grow market share across products and markets, while expanding and enhancing our distribution network to meet the needs of our clients. We are also developing innovative solutions and simplifying processes for our clients to make it easier for them to do business with us. In wealth management, we continue to extend our lead in wealth and asset management markets and to attract and retain experienced advisors. In capital markets, we continue to focus on maintaining our leadership position across all businesses and remain our wholesale clients’ first choice for all financial products and services.

•	In the United States, our goal is to build on our strengths in banking, wealth management and capital markets. In banking, we are focused on meeting the needs of businesses, business owners and professionals. We continue to expand our U.S. Southeast footprint in key high-growth markets through targeted de novo branch openings and strategic acquisitions. In wealth management, we continue to expand our business through organic growth and strategic acquisitions, and provide our advisors with

Royal Bank of Canada: Annual Report 2007 34 Management’s Discussion and Analysis

customized support for investment, advisory and wealth management practices by utilizing our global resources. In capital markets, we continue to deepen the penetration of our existing client base through diverse product offerings and leveraging the strengths of recent acquisitions, and enhancing our origination capabilities to expand our client base.

•	Outside North America, our goal is to be a premier provider of selected financial services where our core capabilities and key expertise provide us with competitive advantages. In banking, we intend to continue to build on our strong position in the Caribbean through strategic acquisitions and organic growth, supported by ongoing operational improvements, strengthening of client relationships and broadening of product offerings. In wealth management, our strategy remains focused on increasing scale through expansion in our chosen markets and recruiting relationship managers. We will continue to make targeted acquisitions and enhance the breadth of our products and services, as well as improve our relationship management model to capitalize on the growing demand for wealth management products and services. In custody services, our joint venture, RBC Dexia IS, utilizes its global scale and expanded product capability to grow the number of and deepen our client relationships. In capital markets, we continue to expand our global distribution and extend our capabilities in structuring and trading businesses, infrastructure finance and fixed income origination.
     Guided by our Client First philosophy and strategic goals, our business segments continue to tailor their strategies to meet client needs and strengthen client relationships within their unique operating and competitive environments. We believe that the successful execution of our business strategies will enhance the quality and diversity of our earnings. These efforts should result in the continued strong market leadership of our Canadian businesses as well as improved results and solid growth in our U.S. and international businesses.

Selected financial and other highlights	Table 1

				2007 vs. 2006
(C$ millions, except per share, number of and percentage amounts)	2007	2006	2005	Increase (decrease)

Total revenue	$22,462	$20,637	$19,184	$1,825	8.8%
Non-interest expense	12,473	11,495	11,357	978	8.5%
Provision for credit losses	791	429	455	362	84.4%
Insurance policyholder benefits, claims and acquisition expense	2,173	2,509	2,625	(336)	(13.4)%
Net income before income taxes and non-controlling interest in subsidiaries	7,025	6,204	4,702	821	13.2%
Net income from continuing operations	5,492	4,757	3,437	735	15.5%
Net loss from discontinued operations	—	(29)	(50)	29	n.m.
Net income	$5,492	$4,728	$3,387	$764	16.2%

Segments — net income
Canadian Banking	$2,987	$2,426	$2,007	$561	23.1%
Wealth Management	762	604	502	158	26.2%
U.S. & International Banking	242	261	256	(19)	(7.3)%
Capital Markets	1,292	1,355	686	(63)	(4.6)%
Corporate Support	209	111	(14)	98	n.m.
Net income	$5,492	$4,757	$3,437	$735	15.5%

Selected information
Earnings per share (EPS) — basic	$4.24	$3.65	$2.61	$.59	16.2%
Earnings per share (EPS) — diluted	$4.19	$3.59	$2.57	$.60	16.7%
Return on common equity (ROE) (1)	24.6%	23.5%	18.0%	n.m.	110 bps
Return on risk capital (RORC) (2)	37.4%	36.7%	29.3%	n.m.	70 bps
Net interest margin (3)	1.30%	1.35%	1.53%	n.m.	n.m.
Capital ratios (4)
Tier 1 capital ratio	9.4%	9.6%	9.6%	n.m.	(20) bps
Total capital ratio	11.5%	11.9%	13.1%	n.m.	(40) bps
Selected balance sheet and other information
Total assets	$600,346	$536,780	$469,521	$63,566	11.8%
Securities	178,255	184,869	160,495	(6,614)	(3.6)%
Retail loans	169,462	151,050	140,239	18,412	12.2%
Wholesale loans	69,967	58,889	51,675	11,078	18.8%
Deposits	365,205	343,523	306,860	21,682	6.3%
Average common equity (1)	22,000	19,900	18,600	2,100	10.6%
Average risk capital (2)	14,450	12,750	11,450	1,700	13.3%
Risk-adjusted assets (4)	247,635	223,709	197,004	23,926	10.7%
Assets under management	161,500	143,100	118,800	18,400	12.9%
Assets under administration — RBC	548,200	525,800	1,778,200	22,400	4.3%
— RBC Dexia IS (5)	2,713,100	2,421,100	—	292,000	12.1%
Common share information
Shares outstanding (000s) — average basic	1,273,185	1,279,956	1,283,433	(6,771)	(.5)%
— average diluted	1,289,314	1,299,785	1,304,680	(10,471)	(.8)%
— end of period	1,276,260	1,280,890	1,293,502	(4,630)	(.4)%
Dividends declared per share	$1.82	$1.44	$1.18	$.38	26.4%
Dividend yield	3.3%	3.1%	3.2%	n.m.	20 bps
Common share price (RY on TSX) — close, end of period	$56.04	$49.80	$41.67	$6.24	12.5%
Market capitalization (TSX)	71,522	63,788	53,894	7,734	12.1%
Business information (number of)
Employees (full-time equivalent)	65,045	60,858	60,012	4,187	6.9%
Bank branches	1,541	1,443	1,419	98	6.8%
Automated teller machines	4,419	4,232	4,277	187	4.4%

Period average US$ equivalent of C$1.00 (6)	$.915	$.883	$.824	$.03	4%
Period-end US$ equivalent of C$1.00	1.059	.890	.847	.17	19%

(1)	Average common equity and Return on common equity are calculated using month-end balances for the period.

(2)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period. For further discussion on Average risk capital and Return on risk capital, refer to the Key performance and non-GAAP measures section.

(3)	Net interest margin (NIM) is calculated as Net interest income divided by Average assets. Average assets are calculated using methods intended to approximate the average of the daily balances for the period.

(4)	Calculated using guidelines issued by the Office of the Superintendent of Financial Institutions Canada (OSFI).

(5)	Assets under administration — RBC Dexia IS represents the total Assets under administration (AUA) of the joint venture as at September 30, 2007. We have revised the 2006 amount to reflect the amount reported by RBC Dexia IS, as we had previously disclosed only the assets under custody amount related to our joint venture.

(6)	Average amounts are calculated using month-end spot rates for the period.

n.m.	not meaningful

Royal Bank of Canada: Annual Report 2007 Management’s Discussion and Analysis 35

Overview of 2007
We reported record net income of $5,492 million for the year ended October 31, 2007, up $764 million, or 16%, from a year ago. Diluted earnings per share (EPS) were $4.19, up 17% compared to a year ago. ROE was 24.6%, compared to 23.5% a year ago. The Tier 1 capital ratio of 9.4% was down 20 basis points (bps) from 9.6% a year ago, while our Total capital ratio of 11.5% was down 40 bps from 11.9% a year ago.
Executing our initiatives
During the year, we continued to diversify our products and services, markets, and geographical presence to generate strong and stable earnings growth. We remained focused on strengthening our distribution capabilities and enhancing client satisfaction and loyalty, while seeking to deliver top quartile total shareholder return versus our North American peer group.
     In Canada, we continued to strengthen our leadership position in most major product categories by enhancing the quality and breadth of our products and services, as well as expanding and upgrading our distribution network to better serve our clients. We continued to be the leader in the Canadian mutual fund industry in terms of net long-term sales and in most of our capital market businesses. We also strengthened our leadership positions in most product categories, including mortgages, credit cards and business loans and deposits. As part of our initiatives to meet client needs and build enduring client relationships, we have expanded our distribution capabilities by adding new bank branches, insurance offices and automated teller machines particularly in high-growth markets, and have upgraded our branches. We launched new and innovative products, including a high-interest online savings account and socially responsible mutual funds. We have also continued to streamline sales, credit and back-office processes to make it easier for our clients to do business with us. Our trusted brand, together with our leadership position in most major product categories in Canada, continued to provide us with the foundation and resources to expand internationally.
     In the U.S., we continued to build scale and capability in all our major businesses through a combination of organic growth and strategic acquisitions. To expand our banking capabilities strategically in high-growth markets in the U.S. Southeast, we completed the acquisition of Atlanta-based Flag Financial Corporation and 39 AmSouth Bank branches in Alabama. These acquisitions, which complemented our de novo branch openings, have significantly expanded our banking presence in the U.S. Southeast. We also announced an agreement (1) to acquire Alabama National BanCorporation, the parent of 10 subsidiary banks and other affiliated businesses in Alabama, Florida and Georgia, which will add another 103 branches and strengthen our retail distribution by growing our footprint to over 450 locations throughout high-growth southeastern U.S. markets. We also expanded our investment banking and wealth management capabilities in the U.S. We completed the acquisition of Carlin Financial Group, which provides our clients with a best-in-class North American electronic trade execution platform. We completed the acquisition of Daniels & Associates, L.P., a leading mergers and acquisitions advisory firm specializing in the communications, media and entertainment, and technology sectors. In addition, we completed the acquisition of Seasongood & Mayer, LLC, strengthening our franchise as one of the leading municipal finance platforms in the U.S. We also completed the acquisition of J.B. Hanauer & Co., expanding our retail fixed income and wealth management capabilities in New Jersey, Florida and Pennsylvania.
     Internationally, we strategically expanded our distribution network, products and services in fast-growing markets and regions. During the year, we announced our intention to acquire RBTT Financial Group (RBTT) to expand our banking footprint in the Caribbean. The acquisition is expected to close by the middle of 2008 (1), and will create one of the most extensive retail banking networks in the Caribbean, with a presence in 18 countries and territories across the region. We also announced our intention to acquire a 50% interest in Fidelity Merchant Bank & Trust Limited, the Bahamas-based wholly owned subsidiary of Fidelity Bank & Trust International Limited to form a joint venture to be called Royal Fidelity Merchant Bank & Trust Limited, which is expected to close in the first quarter of 2008 (1). This pending acquisition is expected to extend our growing financial services platform in the Caribbean and will enable us to have greater access to the fast-growing merchant banking and corporate advisory sector in the region.
Basel II
As of November 1, 2007, we implemented the International Convergence of Capital Measurement and Capital Standards: A Revised Framework – Comprehensive Version (June 2006), known as Basel II. Basel II more closely aligns regulatory capital requirements with a financial institution’s underlying risk profile and internal risk management practices as compared to Basel I, and is intended to ensure that our capital holdings adequately underpin those risks. For details related to the implications of Basel II on our capital management framework and risk measurement approaches, refer to the Capital management and Risk management sections.
2007 Economic and market review
In 2007, the Canadian economy grew at an estimated rate of 2.6%, which was down slightly from the 2.7% projected a year ago, with domestic demand remaining the key driver of economic growth. Robust economic growth in the early part of the year, largely reflecting strong consumer spending underpinned by strong labour market conditions, solid business investment, favourable terms of trade and solid housing market activities, weakened slightly in the latter part of the year. This was mainly attributable to slowing U.S. demand and a tightening of credit conditions as a result of the U.S. subprime mortgage market concerns. While growth of both consumer and business lending largely remained solid, credit quality weakened moderately during the year as conditions appeared to be reverting to historical averages. The Bank of Canada raised the overnight rate by 25 bps in July to 4.5%, and kept the rate unchanged in September and October taking into account the tightening of credit conditions arising from the U.S. subprime mortgage market concerns and the marked appreciation of the Canadian dollar, which had a negative impact on net exports. To address the liquidity concerns and to support the efficient functioning of the Canadian financial system, the Bank of Canada injected liquidity into the financial markets on a number of occasions over the latter part of the year.
     The U.S. economy grew at an estimated rate of 2% for the year, down from the 2.6% projected in 2006. This downward revision to growth was primarily attributable to the U.S. subprime mortgage market concerns. Solid economic growth in the middle of the year, primarily supported by continued non-residential investment, strong export growth and still-solid consumer spending, slowed in the latter part of the year. The weakened economic growth was largely a result of slowing residential investment amid the ongoing housing market correction, a tightening of credit conditions and increased funding costs arising from the U.S. subprime mortgage market concerns, as well as a general repricing of risk in numerous markets. Consumer and business lending, excluding mortgages, accelerated over recent months, although there remained concerns that the intensification of the housing market correction would eventually dampen lending. Credit quality weakened, particularly in high-risk credit products and residential real estate-related loans. To alleviate the mounting liquidity

(1)	These acquisitions are subject to customary closing conditions including regulatory and shareholder approvals.
Royal Bank of Canada: Annual Report 2007
36 Management’s Discussion and Analysis

concerns and to ease the U.S. financial market volatility arising from the U.S. subprime mortgage market difficulties, the U.S. Federal Reserve injected a significant amount of liquidity into financial markets beginning in August. It then lowered its federal funds rate by 50 bps and 25 bps in September and October, respectively, to 4.5%, in an effort to promote economic growth, forestall a severe economic downturn and alleviate liquidity concerns.
     Growth in other global economies remained solid for the year. Although central banks in the United Kingdom, the Eurozone and Japan had indicated their intention to further increase interest rates to contain inflationary pressures in the early part of the year, they had put their tightening monetary policies on hold to avoid an economic slowdown, taking into account the financial market volatility triggered by U.S. subprime mortgage market concerns.
     Compared to our favourable outlook in 2006, global capital market conditions were mixed during the year, largely attributable to the U.S. subprime mortgage market concerns. Most major equity markets reached record highs in June and July, and then declined as did the debt markets, except for government bonds, largely due to the spillover effects of the U.S. subprime mortgage market difficulties. Debt and equity origination activities, which were strong at the beginning of the year, slowed due to less favourable pricing and a tightening of liquidity. Merger and acquisitions (M&A) activity remained strong for most of the year.

2007 Performance vs. objectives	Table 2

	2007		2007
	Objectives		Performance

Diluted earnings per share (EPS) growth	10	%+	17%
Defined operating leverage (1)	>3%		2.6%
Return on common equity (ROE)	20	%+	24.6%
Tier 1 capital ratio (2)	8	%+	9.4%
Dividend payout ratio	40%–50%		43%

(1)	Our defined operating leverage refers to the difference between our revenue growth rate (as adjusted) and non-interest expense growth rate (as adjusted). Revenue is based on a taxable equivalent basis and excludes consolidated Variable interest entities (VIEs), accounting adjustments related to the new financial instruments accounting standards and Global Insurance revenue. Non-interest expense excludes Global Insurance expense. This is a non-GAAP measure. For further information including a reconciliation, refer to the Key performance and non-GAAP measures section.

(2)	Calculated using guidelines issued by the OSFI.
2007 Annual objectives
Our diluted EPS growth, ROE and dividend payout ratio compared favourably to our annual objectives, largely reflecting strong performance across most of our businesses. We also increased our dividend by $.38, or 26%, in 2007. Our defined operating leverage ratio was below our annual objective, reflecting higher costs in support of our growing business as well as investment in future growth initiatives including acquisitions. Our capital position remained strong, with a Tier 1 capital ratio comfortably above our target.
Medium-term objective
Our medium-term objective is to achieve top quartile (1) total shareholder return (TSR) compared to our Canadian and U.S. peers. This medium-term objective increases our focus on our priority to maximize shareholder value and requires us to consider both our current performance and our investment in higher return businesses that will provide sustainable competitive advantage and stable earnings growth.
     Our three-year average annual TSR (2) of 25% ranks us in the top quartile compared to our peer group and compares favourably with the three-year average annual TSR for our peer group of 8%. Our performance reflects our strong financial results, including returns on our investment in our businesses, and effective risk and capital management, which has allowed us to successfully meet most of our annual earnings and capital objectives over the last three years.
     Our five-year average annual TSR (2) of 19% ranks us in the second quartile against our peer group. This compares favourably with the five-year average annual TSR for our peer group of 14%.
     Dividends paid over the three-year period have increased at an average annual compounded rate of 22%.

(1)	Versus the TSR of seven large Canadian financial institutions (Manulife Financial Corporation, The Bank of Nova Scotia, Toronto-Dominion Bank, Bank of Montreal, Sun Life Financial Inc., Canadian Imperial Bank of Commerce and National Bank of Canada) and 13 U.S. financial institutions (Bank of America Corporation, JPMorgan Chase & Co., Wells Fargo & Company, Wachovia Corporation, U.S. Bancorp, SunTrust Banks, Inc., The Bank of New York Mellon Corporation, BB&T Corporation, Fifth Third Bancorp, National City Corporation, The PNC Financial Services Group, Inc., KeyCorp and Northern Trust Corporation).

(2)	The three-year average annual TSR is calculated based on share price appreciation plus reinvested dividend income for the period October 31, 2004 to October 31, 2007. The five-year average annual TSR is calculated based on the period October 31, 2002 to October 31, 2007.

(1)	For Canadian financial institutions, the Canadian dollar is used. For U.S. financial institutions, the U.S. dollar is used.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  37

Outlook and objectives for 2008
Economic outlook
Economic growth in Canada is expected to weaken as a strong Canadian dollar and sluggish U.S. growth weigh on export growth. Nonetheless, continued favourable terms of trade should support income growth, which in turn should help sustain business and consumer spending. We expect the Bank of Canada to decrease interest rates by 50 bps by early 2008, taking into account the intensifying restraint from the trade sector before shifting to a rising interest rate environment in late 2008 when financial market volatility is expected to dissipate. We forecast that the Canadian dollar will remain elevated against the U.S. dollar into early 2008, reflecting firm commodity prices, solid global economic growth and broad-based U.S. dollar weakness. Taking into account modest U.S. growth, a strong Canadian dollar and a tightening of credit conditions, we expect the Canadian economy to grow at 2.2% in 2008.
     We anticipate that the U.S. financial market volatility will persist into early 2008 as investors and lenders will remain cautious and risk averse amid a slowdown in the housing market. U.S. economic growth is expected to accelerate in the latter part of 2008, primarily underpinned by rising business investment, strong export growth boosted by the relatively weak U.S. dollar, as well as continued consumer spending reflecting solid personal disposable income and healthy household balance sheets against a backdrop of lower interest rates, and the abatement of current financial market volatility and the housing market correction. We project that the U.S. Federal Reserve will decrease the federal funds rate a further 75 bps by early 2008 to insure that the downside risks from the financial market turmoil are contained, and will start to increase the rate in the latter part of 2008 when economic growth is expected to accelerate. We project that the U.S. economy will grow at 2.2% in 2008, taking into account anticipated improving economic conditions in the latter part of the year.
     Growth in other global economies is expected to ease moderately in 2008, with the highest growth projected for China and other emerging Asian economies. Economic growth in Japan and the Eurozone is anticipated to weaken slightly on moderately slowing investment related to tighter credit conditions and modest U.S. growth, although it should remain solidly supported by continued business and household spending.
Business outlook
Although consumer lending growth is expected to moderate in 2008 on tighter credit conditions, growth should continue to be supported by rising domestic demand amid expanding labour markets. The introduction of new mortgage products in Canada due to the liberalization of the mortgage insurance market should also continue to underpin credit growth. We anticipate business lending to remain solid with ongoing investment spending. While credit quality is projected to weaken moderately, we expect consumer and business credit quality to remain solid in a historical context, with an anticipated increase in provision for credit losses primarily resulting from modestly higher average delinquency rates, portfolio growth and lower recoveries.
     Capital market conditions are anticipated to improve from the challenging environment over the latter part of 2007 stemming from the U.S. subprime mortgage market concerns. Liquidity concerns should also abate as global financial markets stabilize and gradually return to more normalized levels of activity. We expect a rebound in underperforming businesses as strains in financial markets ease.
2008 Objectives
Our primary financial objective continues to focus on providing top quartile TSR relative to our North American peers. This medium-term objective requires our focus on both current performance as well as prudent investment in higher return businesses that will provide us with competitive advantages and stable earnings growth for the future.

2008 Objectives	Table 3

Diluted earnings per share (EPS) growth	7%-10%
Defined operating leverage (1)	>3%
Return on common equity (ROE)	20% +
Tier 1 capital ratio (2)	8% +
Dividend payout ratio	40%-50%

(1)	Our defined operating leverage is a non-GAAP measure and refers to the difference between our revenue growth rate (as adjusted) and non-interest expense growth rate (as adjusted).

(2)	Calculated using guidelines issued by the OSFI under Basel II, which changes the methodology for the determination of risk-adjusted assets (RAA) and regulatory capital.
For 2008, our financial objectives have been established taking into consideration our three strategic goals and our economic and business outlooks as outlined in this section. Objectives for our defined operating leverage, ROE, Tier 1 capital ratio and dividend payout ratio remain unchanged, reflecting our continued commitment to strong revenue growth and cost containment, as well as sound and effective management of capital resources. Our 2008 diluted EPS growth objective is 7% to 10%. Our objectives factor in the effect of our pending acquisitions of ANB and RBTT, which will be funded partly through issuance of our common shares, as well as the related integration costs.
Accounting and control matters
Critical accounting policies and estimates
Application of critical accounting policies and estimates
Our significant accounting policies and estimates are described in Note 1 to our Consolidated Financial Statements. Certain of these policies, as well as estimates made by management in applying such policies, are recognized as critical because they require us to make particularly subjective or complex judgments about matters that are inherently uncertain and because of the likelihood that significantly different amounts could be reported under different conditions or using different assumptions. Our critical accounting policies and estimates relate to the allowance for credit losses, fair value of financial instruments, other-than-temporary impairment of available-for-sale and held-to-maturity securities, securitization, variable interest entities, pensions and other post-employment benefits and income taxes. Our critical accounting policies and estimates have been reviewed and approved by our Audit Committee, in consultation with management, as part of their review and approval of our significant accounting policies and estimates.
Allowance for credit losses
The allowance for credit losses represents management’s estimate of identified credit related losses in the portfolio, as well as losses that have been incurred but are not yet identifiable at the balance sheet date. The allowance is established to cover the lending portfolio including loans, acceptances, letters of credit and guarantees, and unfunded commitments. The allowance for credit losses comprises the specific allowance and the general allowance. The specific allowance is
Royal Bank of Canada: Annual Report 2007
38 Management’s Discussion and Analysis

determined through management’s identification and determination of losses related to impaired loans. The general allowance is determined on a quarterly basis through management’s assessment of probable losses in the remaining portfolio.
     The process for determining the allowances involves quantitative and qualitative assessments using current and historical credit information. Our lending portfolio is reviewed on an ongoing basis to assess whether any borrowers should be classified as impaired and whether an allowance or write-off is required. The process inherently requires the use of certain assumptions and judgments including: (i) assessing the impaired status and risk ratings of loans; (ii) estimating cash flows and collateral values; (iii) developing default and loss rates based on historical and industry data; (iv) adjusting loss rates and risk parameters based on the relevance of historical loss rate given changes in credit strategies, processes and policies; (v) assessing the current credit quality of the portfolio based on credit quality trends in relation to impairments, write-offs and recoveries, portfolio characteristics and composition; and (vi) determining the current position in the economic and credit cycles. Changes in these assumptions or using other reasonable judgments can materially affect the allowance level and thereby our net income.
Specific allowances
Specific allowances are established to cover estimated losses on both retail and wholesale impaired loans. Loan impairment is recognized when, based on management’s judgment, there is no longer reasonable assurance that all interest and principal payments will be made in accordance with the loan agreement.
     For wholesale portfolios including small business loans managed individually, which are continuously monitored, an account is classified as impaired based on our evaluation of the borrower’s overall financial condition, its available resources and its propensity to pay amounts as they come due. A specific allowance is then established on individual accounts that are classified as impaired, using management’s judgment relating to the timing of future cash flow amounts that can be reasonably expected from the borrower, financially responsible guarantors and the realization of collateral. The amounts expected to be recovered are reduced by estimated collection costs and discounted at the effective interest rate of the obligation.
     For retail portfolios managed on a pooled basis, including residential mortgages and personal and small business loans, accounts are classified as impaired based on contractual delinquency status, generally 90 days past due. The estimation of specific allowance on these accounts is based on formulas that apply product-specific net write-off ratios to the related impaired amounts. The net write-off ratios are based on historical loss rates, adjusted to reflect management’s judgment relating to recent credit quality trends, portfolio characteristics and composition, and economic and business conditions. Credit card balances are directly written off after payments are 180 days past due. Personal loans are generally written off at 150 days past due.
General allowance
The general allowance is established to cover estimated credit losses that are incurred in the lending portfolio that have not yet been specifically identified as impaired. This estimation is based on a number of assumptions including: (i) the level of unidentified problem loans given current economic and business conditions; (ii) the timing of the realization of impairment; (iii) the gross exposure of a credit facility at the time of default; and (iv) the ultimate severity of loss. In determining the appropriate level of general allowance, management first employs statistical models using historical loss rates and risk parameters to estimate a range of probable losses over an economic cycle. Management then considers changes in the credit granting process including underwriting, limit setting and the workout process in order to adjust historical experience to better reflect the current environment. In addition, current credit information including portfolio composition, credit quality trends and economic and business information is assessed to determine the appropriate allowance level.
     For heterogeneous loans (wholesale loans including small business loans managed individually), the general allowance is based on the application of estimated probability of default, gross exposure at default and loss factors, which are determined by historical loss experience and delineated by loan type and rating. These parameters are based on historical loss rates (default migration, loss severity and exposure at default), supplemented by industry studies and are updated on a regular basis. This approach allows us to generate a range of potential losses over an economic cycle. One of the key judgmental factors that influence the loss estimate for this portfolio is the application of the internal risk rating framework, which relies on our quantitative and qualitative assessments of a borrower’s financial condition in order to assign an internal credit risk rating similar to those used by external rating agencies. Any material change in the above parameters or assumptions would affect the range of probable credit losses and consequently may affect the general allowance level.
     For homogeneous portfolios (retail loans) including residential mortgages, credit cards, as well as personal and small business loans that are managed on a pooled basis, the determination of the general allowance is based on the application of historical loss rates. Historical loss rates are applied to current outstanding loans to determine a range of probable losses over an economic cycle.
     In determining the general allowance level, management also considers the current portfolio credit quality trends, business and economic conditions, the impact of policy and process changes, and other supporting factors. In addition, the general allowance includes a component for the model limitations and imprecision inherent in the allowance methodologies.
     Any fundamental change in methodology is subject to independent vetting and review.
Total allowance for credit losses
Based on the procedures discussed above, management believes that the total allowance for credit losses of $1,572 million is adequate to absorb estimated credit losses incurred in the lending portfolio as at October 31, 2007. This amount includes $79 million classified in other liabilities, which relates to letters of credit and guarantees and unfunded commitments. The year-over-year increase of $86 million largely reflects the increase in impaired loans.
Fair value of financial instruments
With the adoption of the three new accounting standards related to financial instruments on November 1, 2006, a greater portion of our Consolidated Balance Sheet is now measured at fair value. Refer to Note 1 to our Consolidated Financial Statements for a detailed discussion. Under the new standards, all financial instruments are required to be measured at fair value on initial recognition except for certain related party transactions. Measurement in subsequent periods depends on whether the financial instruments have been classified or designated as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities.
     Financial assets and financial liabilities held-for-trading, including derivative instruments, are measured at fair value with changes in the fair values recognized in net income, except for derivatives designated in effective cash flow hedges or hedges of foreign currency exposure of a net investment in a self-sustaining foreign operation; the changes in the fair values of those derivatives are recognized in Other comprehensive income (OCI). Available-for-sale financial assets are also measured at fair value with unrealized gains and losses, including changes in foreign exchange rates, being recognized in OCI except for investments in equity instruments classified as available-for-sale that do not have a quoted market price in an active market, which are measured at cost. Financial assets held-to-maturity, loans and receivables, and other financial liabilities are measured at amortized cost using the effective interest method.
     At October 31, 2007, approximately $276 billion, or 46%, of our financial assets and $205 billion, or 36%, of our financial liabilities were carried at fair value ($184 billion, or 34%, of financial assets and
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis 39

$80 billion, or 16%, of financial liabilities at October 31, 2006). Note 2 to our Consolidated Financial Statements provides disclosure of the fair value of our financial instruments as at October 31, 2007.
     Fair value is defined as the amount at which a financial instrument could be bought or sold in a current transaction, other than in a forced or liquidation sale, between knowledgeable and willing parties in an arm’s-length transaction under no compulsion to act. The best evidence of fair value is quoted bid or ask price, as appropriate, in an active market. Where bid and ask prices are unavailable, we use the closing price of the most recent transaction of that instrument subject to the liquidity adjustments referred to below. Where quoted prices are not available for a particular financial instrument, we use the quoted price of a financial instrument with similar characteristics and risk profiles or internal or external valuation models using observable market-based inputs to estimate the fair value.
     The determination of fair value for actively traded financial instruments that have quoted market prices or readily observable model input parameters requires minimal subjectivity. Management’s judgment is required, however, when the observable market prices and parameters do not exist. In addition, management exercises judgment when establishing market valuation adjustments for liquidity when we believe that the amount realized on sale may be less than the estimated fair value due to insufficient liquidity over a short period of time. This includes adjustments calculated when market prices are not observable due to insufficient trading volume or a lack of recent trades in a less active or inactive market. In addition, liquidity adjustments are calculated to reflect the cost of unwinding a larger than normal market risk position.
     The majority of our financial instruments classified as held-for-trading other than derivatives and financial assets classified as available-for-sale comprise or relate to actively traded debt and equity securities, which are carried at fair value based on available quoted prices. As few derivatives and financial instruments designated as held-for-trading are actively quoted, we rely primarily on internally developed pricing models and established industry standard pricing models, such as Black-Schöles, to determine fair value. In determining the assumptions to be used in our pricing models, we look primarily to external readily observable market inputs including factors such as interest rate yield curves, currency rates and price and rate volatilities as applicable. However, certain derivative financial instruments are valued using significant unobservable market inputs such as default correlations, among others. These inputs are subject to significantly more quantitative analysis and management judgment. Where input parameters are not based on market observable data, we defer the initial trading profit until the amounts deferred become realized through the receipt and/or payment of cash or once the input parameters are observable in the market. We also record fair value adjustments to account for measurement uncertainty due to model risk and parameter uncertainty when valuing complex or less actively traded financial instruments. For further information on our derivative instruments, refer to Note 7 to our Consolidated Financial Statements.
     The following table summarizes our significant financial assets and liabilities carried at fair value, by valuation methodology at October 31, 2007 and October 31, 2006. We have applied the general concepts contained in the accounting standards related to financial instruments under Canadian GAAP to determine the classification of assets and liabilities carried at fair value among the valuation methodology groupings below.
     Instruments grouped within “quoted prices” include those where prices are obtained from an exchange, dealer, broker, industry group, pricing service or regulatory agency, or net asset values provided by fund managers of mutual funds and hedge funds. Instruments priced based on models are grouped based on whether the models include significant observable or unobservable parameters. Where fair value is not evidenced by observable market parameters, and day one unrealized gains and losses are not permitted under Canadian GAAP, the instrument is grouped as being based on “pricing models with significant unobservable market parameters.”
     In September 2006, the U.S. Financial Accounting Standards Board (FASB) issued FAS 157, Fair Value Measurements, which includes measurement guidance and requires that all financial instruments measured at fair value be categorized in fair value hierarchy levels. We have not adopted these measurement and disclosure requirements for U.S. GAAP reconciliation disclosure purposes, and the information contained in the table below is not intended to correspond to those levels.

Assets and liabilities carried at fair value by valuation methodology	Table 4

	2007					2006 (1)
		Based on					Based on
			Pricing	Pricing				Pricing	Pricing
			models with	models with				models with	models with
			significant	significant				significant	significant
			observable	unobservable				observable	unobservable
(C$ millions,		Quoted	market	market			Quoted	market	market
except percentage amounts)	Fair value	prices	parameters	parameters	Total	Fair value	prices	parameters	parameters	Total
Financial assets
Required to be classified as held-for-trading other than derivatives (2)	$129,408	82%	18%	—	100%	$147,237	87%	13%	$—	100%
Derivatives (3)	65,568	—	100%	—	100%	37,008	—	100%	—	100%
Designated as held-for-trading (2)	52,580	36%	64%	—	100%	n.a.	n.a.	n.a.	n.a.	n.a.
Classified as available-for-sale	28,811	70%	28%	2%	100%	n.a.	n.a.	n.a.	n.a.	n.a.

	$276,367					$184,245

Financial liabilities
Required to be classified as held-for-trading other than derivatives (2)	$46,328	89%	11%	—	100%	$38,252	97%	3%	$—	100%
Derivatives (4)	71,422	—	99%	1%	100%	41,728	—	100%	—	100%
Designated as held-for-trading (2)	87,433	—	100%	—	100%	n.a.	n.a.	n.a.	n.a.	n.a.

	$205,183					$79,980

(1)	Prior to the adoption of the new accounting standards related to financial instruments on November 1, 2006, there were no financial assets or financial liabilities designated as held-for-trading and there were no financial assets classified as available-for-sale. Consequently, prior period comparatives are not applicable (n.a.).

(2)	The categories of financial instruments are explained in Note 1 to our Consolidated Financial Statements.

(3)	The fair value excludes margin requirements of $1,017 million (2006 — $721 million).

(4)	The fair value excludes market and credit valuation adjustments of $588 million (2006 — $366 million).
Royal Bank of Canada: Annual Report 2007
40 Management’s Discussion and Analysis

2007 vs. 2006
With the adoption of the new financial instruments accounting standards, there are new categories of financial instruments carried at fair value such as financial assets and financial liabilities designated as held-for-trading and financial assets classified as available-for-sale which were carried at amortized cost prior to November 1, 2006. Further, all derivatives are now carried at fair value whereas prior to that date, only derivatives other than designated hedging instruments were carried at fair value. Accordingly, the comparative amounts for 2006 in the above table do not include these financial instruments.
     The decrease of $18 billion in financial assets classified as held-for-trading and the increase of $8 billion in financial liabilities classified as held-for-trading in 2007 are primarily due to our equity and bond securities held related to our proprietary equity arbitrage and fixed income trading businesses, where we offset the risks from our securities holdings by short selling other securities that are of similar risks to those in our portfolios. The increase of $29 billion in derivative assets and of $30 billion in derivative liabilities in 2007, primarily in foreign exchange and interest rate contracts, are largely due to increased volatility, strong shifts in exchange rates and interest rates, and higher client and trading activity, partially offset by the weakening of the U.S. dollar relative to the Canadian dollar. These activities are consistent with our strategy for these businesses and the increases in 2007 are within the approved risk limits.
     The determination of fair value where quoted prices are not available, and the identification of appropriate valuation adjustments require management judgment and are based on quantitative research and analysis. Our risk management group is responsible for establishing our valuation methodologies and policies, which address the use and calculation of valuation adjustments. These methodologies are reviewed on an ongoing basis to ensure that they remain appropriate. Risk management’s oversight in the valuation process also includes ensuring all significant financial valuation models are strictly controlled and regularly recalibrated and vetted to provide an independent perspective. During the year, there was no significant change to our methodologies for determining fair value, including those for establishing any valuation adjustments. Refer to the Risk management section for further detail on the sensitivity of financial instruments used in trading and non-trading activities.
Other-than-temporary impairment of available-for-sale and held-to-maturity securities
Available-for-sale and held-to-maturity securities are assessed for impairment at each reporting date. When the fair value of any security has declined below its amortized cost, management is required to assess whether the decline is other-than-temporary. In making this assessment, we consider such factors as the type of investment, the length of time and extent to which the fair value has been below the amortized cost, the financial and credit aspects of the issuer, and our intent and ability to hold the investment long enough to allow for any anticipated recovery. The decision to record a writedown, its amount and the period in which it is recorded could change if management’s assessment of one or more of those factors is different. If the decline in value is considered to be other-than-temporary, the cumulative changes in the fair values of available-for-sale securities previously recognized in Accumulated other comprehensive income (AOCI) are reclassified to net income during that period. For further details, refer to Notes 1 and 3 to our Consolidated Financial Statements.
Securitization
We periodically securitize Canadian residential mortgages, credit card receivables and commercial mortgage loans by selling them to special purpose entities (SPEs) or trusts that issue securities to investors. Some of the key accounting determinations in a securitization of our loans are whether the transfer of the loans meets the criteria required to be treated as a sale and, if so, the valuation of our retained interests in the securitized loans. Refer to Note 1 to our Consolidated Financial Statements for a detailed description of the accounting policy for loan securitization.
     When we securitize loans and retain an interest in the securitized loans, it is a matter of judgment whether the loans have been legally isolated. We obtain legal opinions where required to give us comfort that legal isolation of the transferred loans has been achieved. We often retain interests in securitized loans such as interest-only strips, servicing rights or cash reserve accounts. Where quoted market prices are not available, the valuation of retained interests in sold assets is based on our best estimate of several key assumptions such as the payment rate of the transferred loans, weighted average life of the prepayable receivables, excess spread, expected credit losses and discount rate. The fair value of such retained interests calculated using these assumptions affects the gain or loss that is recognized from the sale of the loans. Refer to Note 5 to our Consolidated Financial Statements for the volume of securitization activities of our loans, the gain or loss recognized on sale and a sensitivity analysis of the key assumptions used in valuing our retained interests.
     Another key accounting determination is whether the SPE that is used to securitize and sell our loans is required to be consolidated. As described in Note 6 to our Consolidated Financial Statements, we concluded that none of the SPEs used to securitize our financial assets should be consolidated.
Variable interest entities
Canadian Institute of Chartered Accountants (CICA) Accounting Guideline 15, Consolidation of Variable Interest Entities (AcG-15), provides guidance on applying the principles of consolidation to certain entities defined as variable interest entities (VIEs). Where an entity is considered a VIE, the Primary Beneficiary is required to consolidate the assets, liabilities and results of operations of the VIE. The Primary Beneficiary is the entity that is exposed, through variable interests, to a majority of the VIE’s expected losses (as defined in AcG-15) or is entitled to a majority of the VIE’s expected residual returns (as defined in AcG-15), or both.
     We use a variety of complex estimation processes involving both qualitative and quantitative factors to determine whether an entity is a VIE, and, if required, to analyze and calculate the expected losses and the expected residual returns. These processes involve estimating the future cash flows and performance of the VIE, analyzing the variability in those cash flows, and allocating the losses and returns among the identified parties holding variable interests to determine who is the Primary Beneficiary. In addition, there is a significant amount of judgment exercised in interpreting the provisions of AcG-15 and applying them to our specific transactions.
     AcG-15 applies to a variety of our businesses, including our involvement with multi-seller conduits we administer, credit investment products and structured finance transactions. For further details on our involvement with VIEs, refer to the Off-balance sheet arrangements section and Note 6 to our Consolidated Financial Statements.
Pensions and other post-employment benefits
We sponsor a number of defined benefit and defined contribution plans providing pension and other benefits to eligible employees after retirement. These plans include registered pension plans, supplemental pension plans and health, dental, disability and life insurance plans. The pension plans provide benefits based on years of service, contributions and average earnings at retirement.
     Due to the long-term nature of these plans, the calculation of benefit expenses and obligations depends on various assumptions such as discount rates, expected rates of return on assets, health care cost trend rates, projected salary increases, retirement age, mortality and termination rates. The discount rate assumption is determined using a yield curve of AA corporate debt securities. All other assumptions are determined by management and are reviewed annually by the actuaries. Actual experience that differs from the actuarial assumptions will affect the amounts of benefit obligation and expense. The weighted average assumptions used and the sensitivity of key assumptions are presented in Note 20 to our Consolidated Financial Statements.
Income taxes
Management exercises judgment in estimating the provision for income taxes. We are subject to income tax laws in various jurisdictions where we operate. These complex tax laws are potentially subject to different interpretations by the taxpayer and the relevant tax authority. The provision for income taxes represents management’s interpretation of the relevant tax laws and its estimate of current and future income tax implications of the transactions and events during the period. A future income tax asset or liability is determined for each temporary difference based on the future tax rates that are expected to be in effect and management’s assumptions regarding the expected timing of the reversal of such temporary differences.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis 41

Future Changes in Accounting Policies
Future changes in accounting policies and disclosure
Canadian GAAP
Capital Disclosures and Financial Instruments — Disclosures and Presentation
On December 1, 2006, CICA issued three new accounting standards:
Handbook Section 1535, Capital Disclosures (Section 1535), Handbook Section 3862, Financial Instruments — Disclosures (Section 3862), and Handbook Section 3863, Financial Instruments — Presentation (Section 3863). These new standards became effective for us on November 1, 2007.
     Section 1535 requires the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance.
     Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments — Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying its presentation requirements forward unchanged. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.
U.S. GAAP
Guidance on accounting for income taxes
FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (FIN 48), on July 13, 2006, and its related Staff Position FIN 48-1, Definition of Settlement in FASB Interpretation No. 48 (FSP FIN 48-1), on May 2, 2007. FIN 48 and FSP FIN 48-1 provide additional guidance on how to recognize, measure and disclose income tax benefits. FIN 48 became effective for us on November 1, 2007, and we do not expect it will have a material impact on our consolidated financial position and results of operations.
Framework on fair value measurement
On September 15, 2006, FASB issued FASB Statement No. 157, Fair Value Measurements (FAS 157), which establishes a framework for measuring fair value in U.S. GAAP and is applicable to other accounting pronouncements where fair value is considered to be the relevant measurement attribute. FAS 157 also expands disclosures about fair value measurements and will be effective for us on November 1, 2008. We are currently assessing the impact of adopting this standard on our consolidated financial position and results of operations.
Fair value option for financial assets and liabilities
On February 15, 2007, FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Liabilities (FAS 159). FAS 159 provides an entity the option to report selected financial assets and liabilities at fair value and establishes new disclosure requirements for assets and liabilities to which the fair value option is applied. FAS 159 will be effective for us on November 1, 2008. We are currently assessing the impact of adopting this standard on our consolidated financial position and results of operations.
Controls and procedures
Disclosure controls and procedures
Our disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by us is recorded, processed, summarized and reported within the time periods specified under Canadian and U.S. securities laws and include controls and procedures that are designed to ensure that information is accumulated and communicated to management, including the President and Chief Executive Officer, and Chief Financial Officer, to allow timely decisions regarding required disclosure.
     Management evaluated, under the supervision of and with the participation of the President and CEO, and Chief Financial Officer, the effectiveness of our disclosure controls and procedures as defined under Multilateral Instrument 52-109 and the U.S. Securities Exchange Act of 1934 as of October 31, 2007. Based on that evaluation, the President and Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of October 31, 2007.
Internal control over financial reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Management assessed the effectiveness of our internal control over financial reporting as of October 31, 2007, and based on that assessment, concluded that our internal control over financial reporting was effective. See page 112 for Management’s report on internal control over financial reporting and the Report of Independent Registered Chartered Accountants. No changes were made in our internal control over financial reporting during the year ended October 31, 2007, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Royal Bank of Canada: Annual Report 2007
42 Management’s Discussion and Analysis

FINANCIAL PERFORMANCE
Overview
2007 vs. 2006
We reported record net income of $5,492 million for the year ended October 31, 2007, up $764 million, or 16%, from a year ago. Diluted EPS were $4.19, up 17% compared to a year ago. ROE was 24.6%, compared to 23.5% a year ago. Our strong results were largely attributable to profitable volume and balance growth in our banking and wealth management businesses, strong Global Insurance results, and increased equity and foreign exchange trading results and strong equity origination activity in our capital markets businesses. These results reflected the ongoing successful execution of our growth initiatives as well as generally favourable economic and market conditions for most of the year. For additional discussion on the performance of our business segments, refer to the Business Segment results section starting on page 57. A gain related to the Visa Inc. restructuring and the exchange of our membership interest in Visa Canada Association for shares of Visa Inc. also contributed to the increase. These factors were partially offset by the writedowns on the valuation of U.S. subprime residential mortgage-backed securities (RMBS) and collateralized debt obligations of asset-backed securities (CDOs of ABS) reflecting the deterioration in credit markets since July 2007, higher provisions for credit losses reflecting portfolio growth and higher impaired loans in our U.S. residential builder finance business, and higher credit card customer loyalty reward program costs. Also partly offsetting the favourable factors were higher costs in support of our business growth and the negative impact of a stronger Canadian dollar on the translated value of our U.S. dollar-denominated earnings. The Tier 1 capital ratio of 9.4% was down 20 bps from 9.6% a year ago, while the Total capital ratio of 11.5% was down 40 bps from 11.9% a year ago.
U.S. subprime
In October 2007, the credit markets deteriorated dramatically after rating agencies downgraded a broad group of U.S. subprime RMBS and CDOs of ABS. Following these events, we recognized a charge of $357 million before-tax in Capital Markets, consisting of writedowns on the fair value of our direct holdings of U.S. subprime RMBS and CDOs of ABS and related credit default swaps.
     Our Capital Markets holdings of RMBS and CDOs of ABS arose primarily in relation to our role in structuring CDOs of ABS and are classified as held-for-trading, with unrealized changes in fair value reflected in our Non-interest income. Our other holdings are RMBS and are classified as available-for-sale, and unrealized changes in fair value are generally reflected in Other comprehensive income. These changes are reflected in Non-interest income only if management determines that it is appropriate that the value be written down (referred to as “other-than-temporary impairment”).
     As at October 1, 2007, Capital Markets had $216 million of net exposure to U.S. subprime CDOs of ABS, after taking into consideration protection provided by credit default swaps. We have credit default swaps providing protection of $240 million, recorded at fair market value of $104 million, with counterparties rated less than AAA by Standard & Poor’s (S&P) and less than Aaa by Moody’s Investors Service (Moody’s). Other credit default swaps provide an additional $1,053 million or protection against our gross exposure and are either collateralized or with counterparties rated AAA by S&P and Aaa by Moody’s.
     As at October 31, 2007, we had $388 million of exposure to U.S. subprime RMBS recorded as available-for-sale, which we intend to hold until maturity. As at October 31, 2007, Capital Markets had no net exposure to U.S. subprime RMBS after taking into account credit default swaps that provide $1,113 million of protection and are either collateralized or with counterparties rated AAA by S&P and Aaa by Moody’s.
Canadian non-bank-sponsored asset-backed commercial paper
As at October 31, 2007, we had $4 million of direct holdings of Canadian non-bank-sponsored asset-backed commercial paper conduits where liquidity is contingent on a general market disruption. We are not a significant participant in this market as a distributor or a liquidity provider.
Structured investment vehicles
We had $1 million of direct holdings, $140 million of committed liquidity facilities and $88 million of normal course interest rate derivatives with structured investment vehicles (SIVs) as at October 31, 2007. Our liquidity facilities remained undrawn at October 31, 2007 and we do not consider any of our positions to be impaired. We do not manage any SIVs.
Impact of U.S. vs. Canadian dollar
The translated value of our consolidated results is impacted by fluctuations in the respective exchange rates relative to the Canadian dollar. The following table depicts the effect of translating current year Canadian dollar/U.S. dollar consolidated results at the current exchange rate in comparison to the historical period’s exchange rate. We believe this provides the reader with the ability to assess the underlying results on a more comparable basis, particularly given the magnitude of the recent changes in the exchange rate and the resulting impact on our results.
     Certain of our business segment results are also impacted by fluctuations in the U.S. dollar, Euro and British pound exchange rates. For further details, refer to the Impact of foreign exchange rates on our business segments section.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis 43

Impact of U.S. dollar vs. Canadian dollar	Table 5

	2007 vs.	2006 vs.
(C$ millions, except per share amounts)	2006	2005

Canadian/U.S. dollar exchange rate (average)
2007	$1.093	$
2006	1.132	1.132
2005		1.214
Percentage change in average US$ equivalent of C$1.00 (1)	4%	7%

Reduced total revenue	$230	$425
Reduced non-interest expense	139	215
Reduced net income	47	123

Reduced basic EPS	$.04	$.10
Reduced diluted EPS	$.04	$.09

(1)	Average amounts are calculated using month-end spot rates for the period.
In 2007, the Canadian dollar appreciated 4% on average compared to a year ago resulting in a $47 million decrease in the translated value of our U.S. dollar-denominated net income and a decrease of $.04 in our current year’s diluted EPS.
Impact of the new financial instruments accounting standards
On November 1, 2006, we adopted three new accounting standards related to financial instruments that were issued by CICA. The standards require a greater portion of our Consolidated Balance Sheet to be measured at fair value with changes in the fair values reported in income in the period they occur, except for available-for-sale securities, derivatives designated as cash flow hedges, and hedges of net investments in foreign operations, the changes in fair value of which are recognized in OCI. The standards also provide new guidance on the accounting for derivatives in hedging relationships.
     The following table provides the main impacts on our Consolidated Statements of Income arising from the application of the new financial instruments accounting standards. For further details about the financial instruments accounting standards, refer to Notes 1 and 2 to our Consolidated Financial Statements.

Impact of the new financial instruments accounting standards	Table 6

(C$ millions)	2007	Significantly impacted segments

Net interest income	$22	Canadian Banking
Non-interest income
Insurance premiums, investment and fee income	(160)	Canadian Banking
Trading revenue	18	Capital Markets
Other	35	Wealth Management
Other	8	Corporate Support

Total revenue	$(77)
Insurance policyholder benefits, claims and acquisition expense	(154)	Canadian Banking
Net income	55

Canadian Banking
For the year ended October 31, 2007, we recognized a $22 million increase in net interest income related to the application of the effective interest method on our residential mortgage portfolio. In addition, we recorded a loss of $160 million in Insurance premiums, investment and fee income related to the changes in the fair values of the securities backing our life and health insurance businesses. These losses were largely offset by a corresponding $154 million decrease in the measurement of certain liabilities related to life and health insurance policies, recorded in Insurance policyholder benefits, claims and acquisition expense.
Capital Markets
For the year ended October 31, 2007, we recognized a gain of $18 million in Trading revenue as a result of the net increase in fair values in various trading portfolios previously measured at amortized cost. This gain includes a $59 million gain on our deposit liabilities designated as held-for-trading resulting from the widening of our own credit spread during the year.
Wealth Management
For the year ended October 31, 2007, we recorded a $35 million foreign currency translation gain in Non-interest income — Other related to deposits used to fund certain Available-for-sale securities denominated in foreign currencies in order to minimize exposure to changes in foreign exchange rates. The corresponding foreign currency translation loss on the related Available-for-sale securities was recorded in AOCI.
Corporate Support
For the year ended October 31, 2007, we recognized a gain of $8 million. This consisted of a $32 million gain in Non-interest income — Other related to certain long-term funding notes and subordinated debentures that were issued and designated as held-for-trading liabilities, including a $29 million gain related to the widening of our own credit spread during the year. These amounts were largely offset by $24 million of mark-to-market losses mainly related to the recognition of the ineffectiveness of hedged items and the related derivatives in hedge accounting relationships.
Summary of 2006 and 2005
In 2006, we achieved net income of $4,728 million, up $1,341 million, or 40%, from 2005. Our strong earnings reflected solid business growth across all business segments and our successful execution of growth initiatives, despite the negative impact of the strong Canadian dollar on the translated value of our foreign currency-denominated results. Our 2005 results reflected the Enron litigation-related provision. Our strong results in 2006 were also underpinned by generally favourable economic and credit conditions in both domestic and international markets.
     In 2006, the Canadian economy grew by 2.8%, primarily bolstered by robust domestic demand. These factors were partially offset by a weakening in exports and manufacturing activities against a backdrop of a strong Canadian dollar, high but falling energy prices, slowing U.S. demand and competition from emerging markets. The U.S. economy recorded a growth rate of 2.9%, reflecting solid consumer and business spending supported by strong balance sheets as well as strength in the labour market, though partly restrained by the lagged effects of increases in interest rates and high but falling energy prices.
Royal Bank of Canada: Annual Report 2007
44  Management’s Discussion and Analysis

     During 2006, strong consumer lending was supported by favourable labour market conditions and a relatively low interest rate environment. Business lending remained solid, albeit in part offset by surpluses of internally generated funds available for capital and inventory investment. The favourable credit environment, together with healthy household and corporate balance sheets, continued to support strong consumer and business credit quality. Capital market conditions were generally favourable, characterized by buoyant M&A activity in Canada and strong performance of natural resource-based equities. Debt origination activity in the U.S. and Europe weakened in 2006 in part due to rising interest rates and the negative impact of the strengthening of the Canadian dollar.
     During 2006, a number of specified items were identified, which had minimal impacts on our overall results as their effects largely offset each other. We realized a favourable resolution of an income tax audit related to prior years, resulting in a $70 million reduction in income tax expense. We received $51 million related to the termination of an agreement. We reversed $50 million of general allowance related to our corporate loan portfolio. We also recorded a net gain of $40 million on the exchange of New York Stock Exchange (NYSE) seats for shares in the NYSE Group (NYX). We incurred a net charge of $16 million ($19 million after-tax, which included a write-off of deferred taxes) related to the transfer of our Institutional & Investor Services business to the joint venture RBC Dexia IS. We recorded a $61 million (before-tax and after-tax) charge in our insurance business for additional estimated net claims for damages predominantly related to hurricane Wilma, which occurred in late 2005. In addition, we made a $72 million adjustment to increase our credit card customer loyalty reward program costs.
     In 2005, net income was $3,387 million, up $584 million, or 21%, from 2004. Our strong earnings were supported by our successful execution of client-focused initiatives and favourable economic conditions, despite the negative impact of an Enron Corp. litigation-related provision and charges for net claims related to hurricanes Katrina, Rita and Wilma.
     In 2005, the Canadian economy grew by 3.1% (1), reflecting strong consumer and business spending underpinned by low interest rates, robust employment growth and rising house prices, albeit partially offset by the adverse effects of a strong Canadian dollar and higher energy prices. The U.S. economy recorded a growth rate of 3.1% (1), fuelled by strong consumer spending amid solid job growth and surging house prices, despite increases in interest rates and energy prices and the dampening impacts of hurricanes Katrina, Rita and Wilma. Business investment in the U.S. was buoyed by both capital and inventory investment. Strong consumer credit quality was supported by resilient debt-servicing capacity and high household liquidity, while business credit quality continued to reflect a favourable credit and business environment with a general reduction in defaults and bankruptcies.
     During 2005, we took action to mitigate the uncertainties regarding Enron-related matters, including the settlement of our part of the MegaClaims bankruptcy lawsuit brought by Enron against RBC and a number of financial institutions for $31 million (US$25 million). In addition, we settled an additional $29 million (US$24 million) for recognition of claims against the Enron bankruptcy. We also established a provision of $591 million (US$500 million) or $326 million aftertax (US$276 million after-tax) for Enron litigation-related matters. We recorded a charge of $203 million (US$173 million) before- and after-tax for estimated net claims for damages related to hurricanes Katrina, Rita and Wilma. We completed the sale of Liberty Insurance Services Corporation (LIS) to IBM Corporation (IBM), and entered into a long-term agreement with IBM to perform key business processes for RBC Insurance U.S. operations. We also completed the sale of certain assets of RBC Mortgage Company (RBC Mortgage) to Home123 Corporation.

(1)	Reflects revised data from Statistics Canada and the Bureau of Economic Analysis.

Total revenue	Table 7

(C$ millions)	2007	2006	2005

Interest income	$26,377	$22,204	$16,981
Interest expense	18,845	15,408	10,188

Net interest income	$7,532	$6,796	$6,793

Investments (1)	$4,405	$3,786	$3,357
Insurance (2)	3,152	3,348	3,270
Trading	2,261	2 ,574	1,594
Banking (3)	2,620	2,391	2,326
Underwriting and other advisory	1,217	1,024	1,026
Other (4)	1,275	718	818

Non-interest income	$14,930	$13,841	$12,391

Total revenue	$22,462	$20,637	$19,184

Additional information
Total trading revenue (5)
Net interest income — related to trading activities	$(390)	$(539)	$21
Non-interest income — trading revenue	2,261	2,574	1,594

Total	$1,871	$2,035	$1,615

Total trading revenue by product (5)
Interest rate and credit	$693	$1,174	$1,025
Equities	823	561	355
Foreign exchange and commodities	355	300	235

Total	$1,871	$2,035	$1,615

(1)	Includes brokerage, investment management and mutual funds.

(2)	Includes premiums, investment and fee income.

(3)	Includes service charges, foreign exchange other than trading, card services and credit fees.

(4)	Includes other non-interest income, gain/loss on securities sales and securitization.

(5)	Total trading revenue comprises trading-related revenue recorded in Net interest income and Non-interest income. Total trading revenue includes cash and related derivatives.

Royal Bank of Canada: Annual Report 2007 Management’s Discussion and Analysis 45

2007 vs. 2006
Total revenue increased $1,825 million, or 9%, from a year ago. Excluding the impact of the new financial instruments accounting standards, revenue was up $1,902 million, or 9%. The increase was largely due to continued strong balance and volume growth in our banking and wealth management businesses and a gain related to the Visa Inc. restructuring. Higher revenue from several capital markets businesses also contributed to this increase. The strong growth largely reflected the successful execution of our strategy including acquisitions, as well as generally favourable market conditions for most of the year. These factors were partially offset by writedowns on the valuation of U.S. subprime RMBS and CDOs of ABS, the negative impact of a stronger Canadian dollar on the translated value of our U.S. dollar-denominated revenue and higher credit card customer loyalty reward program costs. For a reconciliation of revenue excluding the impact of the new financial instruments accounting standards, refer to the Key performance and non-GAAP measures section.
     Net interest income increased $736 million, or 11%, largely driven by strong loan and deposit growth. Net interest margin of 1.30% was down 5 bps compared to the prior year.
     Investments-related revenue increased $619 million, or 16%, primarily due to continued growth in fee-based client assets reflecting strong net sales, capital appreciation and the recruitment and retention of experienced advisors. Growth in custodian and securities lending businesses reflecting strong market activities, and higher transactional volumes in our brokerage businesses also contributed to the increase.
     Insurance-related revenue decreased $196 million, or 6%. Excluding the impact of the new financial instruments accounting standards, revenue decreased $36 million, or 1%, from the prior year, largely reflecting lower U.S. annuity sales mainly due to relatively lower long-term interest rates and lower revenue from our property catastrophe reinsurance business, which we exited completely this year. These factors were partially offset by growth in our European life reinsurance and Canadian businesses. For a reconciliation of Insurance-related revenue excluding the impact of the new financial instruments accounting standards, refer to the Key performance and non-GAAP measures section.
     Banking revenue was up $229 million, or 10%, mainly due to higher transaction volumes and client balances and increased loan syndication activity. These factors were partially offset by higher credit card customer loyalty reward program costs that were recorded against revenue.
     Trading revenue decreased by $313 million, or 12%. Total trading revenue was $1,871 million, down $164 million, or 8%, from a year ago largely due to writedowns totalling $357 million on the valuation of U.S. subprime RMBS and CDOs of ABS in our Structured Credit business.
     Underwriting and other advisory revenue increased $193 million, or 19%, on strong equity origination activity across all geographies and improved M&A results, mainly in the U.S. These factors were partially offset by lower U.S. debt origination activity in part due to the tightening of credit markets in the latter part of 2007 as a result of the U.S. subprime mortgage market concerns.
     Other revenue increased $557 million, or 78%, largely due to a $326 million gain related to the Visa Inc. restructuring and gains on the fair valuing of credit derivatives used to economically hedge our corporate loan portfolio. A favourable adjustment of $40 million related to the reallocation of certain foreign investment capital from our international insurance operations, which had supported our property catastrophe reinsurance business, as we exited this business completely this year, a $35 million foreign exchange translation gain on certain deposits resulting from the implementation of the new financial instruments accounting standards, and higher private equity gains and distributions also contributed to the increase.
2006 vs. 2005
Total revenue increased $1,453 million, or 8%, from 2005, largely due to record trading results on improved market conditions and solid business growth in our wealth management and banking businesses reflecting successful execution of our growth initiatives and favourable market conditions. Strong M&A activity and the net gain on the exchange of our NYSE seats for NYX shares, also contributed to the increase. These factors were partially offset by a reduction of $425 million due to the negative impact of the stronger Canadian dollar on the translated value of our U.S. dollar-denominated revenue, lower debt and equity origination activity and certain favourable items recorded in 2005.
     Net interest income increased $3 million. Strong loan and deposit growth and increased spreads on deposits and personal investment products were mostly offset by funding costs related to certain equity trading strategies and the impact of higher securitization balances.
     Investments-related revenue increased $429 million, or 13%, primarily due to growth in fee-based client assets reflecting strong net sales and capital appreciation and the inclusion of Abacus Financial Services Group Limited. Higher transactional volumes in our full service and self-directed brokerage businesses also contributed to the increases.
     Insurance-related revenue increased $78 million, or 2%, primarily reflecting growth in our Canadian life business and European life reinsurance business. This was partially offset by lower revenue in our U.S. life business largely due to lower annuity sales, the negative impact of a stronger Canadian dollar on the translated value of our U.S. dollar-denominated revenue and lower revenue from property catastrophe reinsurance reflecting our strategic reduction in exposure, as we ceased underwriting new business.
     Banking revenue was up $65 million, or 3%, mainly due to higher service fees, higher credit fees related to our investment banking activity and increased foreign exchange revenue due to higher transaction volume. These factors were partially offset by higher customer loyalty reward program costs that were recorded against revenue.
     Trading revenue increased by $980 million, or 61%. Total trading revenue was $2,035 million, up $420 million, or 26%, from a year ago largely due to record trading results on improved market conditions and growth in certain equity trading strategies. This was partly offset by higher funding costs in support of growth in certain equity trading strategies.
     Underwriting and other advisory revenue decreased $2 million on lower equity origination in Canada mainly reflecting slower activity outside the resource sector and lower debt origination largely in the U.S. due to the rising interest rate environment. These factors were largely offset by stronger M&A activity.
     Other revenue decreased $100 million, or 12%, largely due to a number of favourable items recorded in 2005 including the gain on the sale of an Enron-related claim, a cumulative accounting adjustment related to our ownership interest in an investment and the gain on the sale of LIS. These factors were partially offset by the receipt of a fee related to the termination of an agreement and the net gain on the exchange of our NYSE seats for NYX shares, which were both recorded in 2006.

Net interest income and margin	Table 8

(C$ millions, except percentage amounts)	2007	2006	2005

Net interest income	$7,532	$6,796	$6,793
Average assets (1)	581,000	502,100	445,300

Net interest margin (2)	1.30%	1.35%	1.53%

(1)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period.

(2)	Net interest income as a percentage of average assets.
Royal Bank of Canada: Annual Report 2007
46  Management’s Discussion and Analysis

Change in net interest income (1)	Table 9

	2007 vs. 2006			2006 vs. 2005
	Increase (decrease)			Increase (decrease)
	due to changes in			due to changes in
	Average	Average	Net	Average	Average	Net
(C$ millions)	volume(2)	rate(2)	change	volume (2)	rate (2)	change

Assets
Deposits with other banks
Canada	$11	$(9)	$2	$10	$—	$10
United States	71	(50)	21	11	89	100
Other International	31	4	35	35	104	139
Securities
Trading	1,142	423	1,565	863	482	1,345
Available-for-sale (3)	(230)	141	(89)	—	—	—
Investments (3)	—	—	—	22	216	238
Asset purchased under reverse repurchase agreements and securities borrowed	783	(160)	623	404	1,069	1,473
Loans
Canada
Retail	1,025	194	1,219	697	423	1,120
Wholesale	—	(217)	(217)	146	(144)	2
United States	348	(218)	130	108	376	484
Other International	778	106	884	172	140	312

Total interest income	$3,959	$214	$4,173	$2,468	$2,755	$5,223

Liabilities
Deposits
Canada	$(1)	$646	$645	$122	$1,178	$1,300
United States	264	281	545	238	733	971
Other International	1,344	528	1,872	754	737	1,491
Obligations related to securities sold short	386	(460)	(74)	197	493	690
Obligations related to assets sold under repurchase agreements and securities loaned	542	(60)	482	341	421	762
Subordinated debentures	(66)	(15)	(81)	(18)	(5)	(23)
Other interest-bearing liabilities	89	(41)	48	(115)	144	29

Total interest expense	$2,558	$879	$3,437	$1,519	$3,701	$5,220

Net interest income	$1,401	$(665)	$736	$949	$(946)	$3

(1)	Geographic classification for selected assets and liabilities is based on the domicile of the booking point of the subject assets and liabilities.

(2)	Volume/rate variance is allocated on the percentage relationship of changes in balances and changes in rates to the total net change in net interest income.

(3)	Available-for-sale securities are carried at fair value. Prior to November 1, 2006, Available-for-sale securities were classified as investment securities and were carried at amortized cost.
2007 vs. 2006
Net interest margin decreased 5 bps reflecting the impact of changes in product mix, an increase in lower-yielding and non-interest-earning assets, competitive pressures on our U.S. deposit business, and the reversal of accrued interest on higher impaired loans in the U.S.
     Net interest income increased $736 million, or 11%, largely driven by strong loan and deposit growth in our banking businesses.
     As noted in Table 9, we experienced higher growth in lower-yielding and non-interest-earning assets, including trading securities and assets purchased under reverse repurchase agreements and securities borrowed largely in support of our trading and other business activities, which generate non-interest income. For further details, refer to Table 58 in the Additional financial information section.
2006 vs. 2005
Net interest margin decreased 18 bps compared to 2005, reflecting lower net interest income due to higher funding costs in support of growth in certain equity trading strategies. An increase in lower-yielding and non-interest-earning assets, which generate non-interest income, largely in support of our trading and other business activities also contributed to the decrease. This decrease was partially offset by stronger loan and deposit growth and increased spreads on deposits and personal investment products.

Non-interest expense	Table 10

(C$ millions)	2007	2006	2005

Salaries	$3,541	$3,192	$3,101
Variable compensation	2,975	2,827	2,309
Stock-based compensation	194	169	169
Benefits and retention compensation	1,150	1,080	1,103

Human resources	$7,860	$7,268	$6,682
Equipment	1,009	957	960
Occupancy	839	792	749
Communications	723	687	632
Professional and other external services	838	844	796
Other expenses	1,204	947	1,538

Non-interest expense	$12,473	$11,495	$11,357

Royal Bank of Canada: Annual Report 2007 Management’s Discussion and Analysis 47

2007 vs. 2006
Non-interest expense increased $978 million, or 9%, compared to the prior year, primarily reflecting higher costs due to increased business levels, which included additional sales and service personnel and higher variable compensation on higher commission-based revenue in Wealth Management. Increased sundry losses and higher processing and system development costs also contributed to the increase. Additional costs in support of our growth initiatives, including our recent acquisitions, and de novo branch expansion and branch upgrade programs also contributed to the increase. These factors were partially offset by the favourable impact of a stronger Canadian dollar on the translated value of the U.S. dollar-denominated expenses and lower variable compensation in Capital Markets commensurate with weaker results.
2006 vs. 2005
Non-interest expense increased $138 million, or 1%, compared to 2005, largely reflecting higher variable compensation primarily in our Capital Markets and Wealth Management segments due to strong business performance. Higher costs in support of our growth initiatives, including a higher level of sales personnel and infrastructure in our distribution network, increased costs related to systems application development, higher marketing and advertising costs and a larger number of branches also contributed to the increase. These factors were partially offset by the reduction in the translated value of U.S. dollar-denominated expenses due to the stronger Canadian dollar. The Enron litigation-related provision and the settlement of the Enron MegaClaims bankruptcy lawsuit were recorded in 2005.

Provision for credit losses	Table 11

(C$ millions)	2007	2006	2005

Residential mortgages	$13	$6	$2
Personal	364	306	259
Credit cards	223	163	194
Small business (1)	34	29	27

Retail	$634	$504	$482

Business (2)	148	(22)	(93)
Sovereign (3)	—	—	—
Bank	—	—	—

Wholesale	148	(22)	(93)

Specific provision	$782	$482	$389
General provision	9	(53)	66

Provision for credit losses	$791	$429	$455

Specific PCL as a % of average net loans and acceptances	.33%	.23%	.21%

(1)	Includes small business exposure managed on a pooled basis.

(2)	Includes small business exposure managed on an individual client basis.

(3)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.
2007 vs. 2006
Total provision for credit losses (PCL) increased $362 million, or 84%, compared to the prior year, which had been at a cyclically low level, and has trended up towards the historical average. The increase reflected higher provisions for both of our wholesale and retail loan portfolios, primarily reflecting portfolio growth and higher impaired loans in our U.S. residential builder finance business triggered by the downturn in the U.S. housing market. Specific PCL as a percentage of average net loans and acceptances increased from a year ago, largely reflecting higher impaired loans in our U.S. residential builder finance business.
     Specific PCL for retail loans was up $130 million, or 26%, from a year ago. The increase was primarily attributable to higher provisions in our credit cards and personal unsecured credit line portfolios, largely reflecting higher loss rates and portfolio growth.
     Specific PCL for wholesale loans increased $170 million over the prior year. The increase was largely attributable to our business portfolio mainly due to higher impaired loans in our U.S. residential builder finance business and higher write-offs in Canada. Lower recoveries in our corporate loan portfolio this year also contributed to the increase in provisions.
     The general provision increased $62 million from a year ago, primarily reflecting a $50 million reversal of the general allowance related to our corporate loan portfolio in the prior year. Higher provisions in our U.S. residential builder finance business loan portfolio, largely reflecting a weakening in credit quality as a result of the downturn in the U.S. housing market, also contributed to the increase.
2006 vs. 2005
Provision for credit losses decreased $26 million, or 6%, from 2005. The decrease largely reflected a $50 million reversal of the general allowance in 2006 related to our corporate loan portfolio in Capital Markets, in light of the continued favourable credit conditions and the strengthening of the credit quality of our corporate portfolio, the favourable impact of the higher level of securitized credit cards, and the continued strong credit quality of our U.S. loan portfolio. In 2005, we also recorded a provision related to our 50% proportionate share of a provision booked at Moneris Solutions, Inc. (Moneris). These factors were partially offset by higher provisions for our Canadian personal loan and small business portfolios, as well as lower recoveries in our corporate and agriculture loan portfolios.

Insurance policyholder benefits, claims and acquisition expense	Table 12

(C$ millions)	2007	2006	2005

Insurance policyholder benefits and claims	$1,588	$1,939	$2,103
Insurance policyholder acquisition expense	585	570	522

Insurance policyholder benefits, claims and acquisition expense	$2,173	$2,509	$2,625

Royal Bank of Canada: Annual Report 2007
48 Management’s Discussion and Analysis

2007 vs. 2006
Insurance policyholder benefits, claims and acquisition expense (PBCAE) decreased $336 million, or 13%, from the prior year. Excluding the impact of the new financial instruments accounting standards and the prior year hurricane-related charges, PBCAE decreased $121 million, or 5%, over last year. The decrease was largely attributable to the impact of lower U.S. annuity sales and a higher level of favourable net actuarial liability adjustments this year, which included cumulative adjustments of $92 million related to prior periods. These factors were partially offset by increased costs commensurate with growth in our European life reinsurance and Canadian businesses. For a reconciliation of PBCAE excluding the impact of the new financial instruments accounting standards, refer to the Key performance and non-GAAP measures section.
2006 vs. 2005
PBCAE decreased $116 million, or 4%, compared to 2005. The decrease primarily reflected a $142 million (before- and after-tax) reduction in hurricane-related charges for net claims, as we recorded $203 million in 2005 related to hurricanes Katrina, Rita and Wilma and $61 million for additional claims in 2006 predominantly related to hurricane Wilma. The favourable impact on the translated value of U.S. dollar-denominated actuarial liabilities as a result of the stronger Canadian dollar and lower U.S. annuity sales also contributed to the decrease. These factors were partially offset by higher benefits and claims costs associated with business growth and a reduced level of net favourable actuarial liability adjustments in 2006.

Taxes	Table 13

(C$ millions, except percentage amounts)	2007	2006	2005

Income taxes	$1,392	$1,403	$1,278

Other taxes
Goods and services and sales taxes	$208	$218	$218
Payroll taxes	227	217	220
Capital taxes	117	107	164
Property taxes (1)	97	92	93
Insurance premium taxes	41	39	39
Business taxes	8	7	9

	698	680	743

Total income and other taxes	$2,090	$2,083	$2,021

Net income before income taxes	$7,025	$6,204	$4,702

Effective income tax rate (2)	19.8%	22.6%	27.2%
Effective total tax rate (3)	27.1%	30.3%	37.1%

(1)	Includes amounts netted against non-interest income regarding investment properties.

(2)	Income taxes, as a percentage of net income before income taxes.

(3)	Total income and other taxes as a percentage of net income before income and other taxes.
Our operations are subject to a variety of taxes, including taxes on income and capital assessed by Canadian federal and provincial governments and taxes on income assessed by the governments of international jurisdictions where we operate. Taxes are also assessed on expenditures and supplies consumed in support of our operations.
2007 vs. 2006
Income tax expense decreased $11 million, or 1%, from a year ago, despite higher earnings before income taxes. The effective tax rate of 19.8% compared favourably to 22.6% a year ago. The lower effective tax rate was largely due to writedowns on the valuation of U.S. sub-prime RMBS and CDOs of ABS reported by our subsidiaries operating in jurisdictions with higher income tax rates, the gain related to the Visa Inc. restructuring, which is taxed at the capital gains tax rate, and a higher level of income from tax-advantaged sources (Canadian taxable corporate dividends).
     Other taxes increased by $18 million from a year ago, largely due to increased payroll taxes reflecting higher staffing levels and higher capital taxes due to an increased Canadian capital tax base on which capital taxes are levied. Increased property taxes reflecting a higher number of branches also contributed to the increase. These factors were partially offset by lower goods and services and sales taxes due to a decrease in the goods and services tax (GST) rate.
     In addition to the income and other taxes reported in our Consolidated Statements of Income, we recorded income taxes of $946 million in 2007 (2006 — $136 million) in Shareholders’ equity, an increase of $810 million, primarily reflecting an increase in unrealized foreign currency translation gains as shown in Note 24 to our Consolidated Financial Statements.
2006 vs. 2005
Income taxes were up in 2006 compared to 2005, largely reflecting higher earnings and the impact of the Enron litigation-related provision recorded in 2005. The effective income tax rate for 2006 decreased 4.6% primarily due to higher earnings reported by our subsidiaries operating in jurisdictions with lower income tax rates, a higher level of income from tax-advantaged sources (Canadian taxable corporate dividends), and the favourable resolution of income tax audits in 2006 related to prior years.
     Other taxes decreased $63 million, largely due to lower capital taxes primarily related to recoveries of capital taxes paid in prior periods and a lower Canadian capital base on which capital taxes are levied.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  49

Results by geographic segment (1)	Table 14

	2007				2006				2005

		United	Other			United	Other			United	Other
(C$ millions)	Canada	States	International	Total	Canada	States	International	Total	Canada	States	International	Total

Net interest income	$6,435	$412	$685	$7,532	$6,045	$108	$643	$6,796	$5,628	$608	$557	$6,793
Non-interest income	8,605	4,322	2,003	14,930	7,518	4,397	1,926	13,841	6,878	3,955	1,558	12,391

Total revenue	15,040	4,734	2,688	22,462	13,563	4,505	2,569	20,637	12,506	4,563	2,115	19,184
Provision for (recovery of) credit losses	696	90	5	791	456	(28)	1	429	433	23	(1)	455
Insurance policyholder benefits, claims and acquisition expense	1,230	474	469	2,173	1,379	683	447	2,509	1,270	809	546	2,625
Non-interest expense	7,409	3,405	1,659	12,473	7,056	3,038	1,401	11,495	6,685	3,595	1,077	11,357
Business realignment charges	—	—	—	—	—	—	—	—	45	—	—	45
Income taxes and non-controlling interest	1,788	(13)	(242)	1,533	1,495	13	(61)	1,447	1,299	(64)	30	1,265

Net income from continuing operations	$3,917	$778	$797	$5,492	$3,177	$799	$781	$4,757	$2,774	$200	$463	$3,437

Net income (loss) from discontinued operations	$—	$—	$—	$—	$—	$(29)	$—	$(29)	$—	$(50)	$—	$(50)

Net income	$3,917	$778	$797	$5,492	$3,177	$770	$781	$4,728	$2,774	$150	$463	$3,387

(1)	For geographic reporting, our segments are grouped into Canada, United States and Other International. Transactions are primarily recorded in the location that best reflects the risk due to negative changes in economic conditions and prospects for growth due to positive economic changes. This location frequently corresponds with the location of the legal entity through which the business is conducted and the location of our clients. Transactions are recorded in the local currency and are subject to foreign exchange rate fluctuations with respect to the movement of the Canadian dollar.
2007 vs. 2006
Net income in Canada was $3,917 million, up $740 million, or 23%, compared to the prior year. This increase largely reflected strong volume and balance growth in our domestic banking and wealth management businesses and a gain related to the Visa Inc. restructuring. Higher trading results, improved equity origination activity and higher loan syndication activity also contributed to the increase. These factors were partially offset by higher costs reflecting increased business levels and in support of growth initiatives, higher provisions for credit losses and higher credit card customer loyalty reward program costs this year.
     U.S. net income of $778 million was up $8 million, or 1%, from the prior year. Solid revenue growth reflecting the inclusion of our recent acquisitions and improved equity origination and M&A activity was mostly offset by the negative impact of the stronger Canadian dollar on the translated value of our U.S. dollar-denominated earnings, higher costs in support of business growth and higher provision for credit losses, which primarily reflected higher impaired loans in our U.S. residential builder finance business.
     Other international net income of $797 million was up $16 million, or 2%, from 2006, partly due to stronger insurance results reflecting the absence of hurricane-related charges this year and a favourable adjustment related to the reallocation of certain foreign investment capital this year. Growth at RBC Dexia IS also contributed to the increase. These factors were largely offset by lower trading results in certain fixed income businesses as a result of writedowns on the valuation of U.S. subprime RMBS and CDOs of ABS.
2006 vs. 2005
Net income in Canada was $3,177 million, up $403 million, or 15%, compared to 2005. This increase largely reflected strong revenue growth in our wealth management and banking businesses due to our successful execution of growth initiatives, the continuing favourable economic conditions and stronger M&A activity. These factors were partly offset by higher variable compensation on stronger business performance and increased costs in support of business growth.
     U.S. net income of $770 million was up $620 million, or 413%, from 2005 and comprises net income from continuing operations of $799 million and a net loss from discontinued operations of $29 million. U.S. net income from continuing operations was up $599 million, or 300%, compared to 2005 largely reflecting the Enron litigation-related provision and strong trading results in 2006. These factors were partially offset by lower debt originations, lower U.S. annuity sales, the negative impact of the stronger Canadian dollar on the translated value of U.S. dollar-denominated income and the gain recorded in the prior year on the sale of LIS in 2005.
     Net loss from discontinued operations of $29 million in 2006 compared to a net loss of $50 million in 2005. The 2006 net loss reflected charges related to the wind down of operations of RBC Mortgage Company. The 2005 net loss largely reflected charges related to the sale and wind down of operations, including the costs of closing RBC Mortgage Company’s Chicago office and certain branches, employee incentive payments and the write down of certain assets.
     Other international net income was up $318 million, or 69%, from 2005, mainly reflecting the lower net estimated hurricane-related charges and income tax amounts, which were largely related to enterprise-funding activities and solid business growth in our European life reinsurance business. These factors were partially offset by lower revenue from property catastrophe reinsurance reflecting our strategic reduction in exposure.
Related party transactions
In the ordinary course of business, we provide normal banking services, operational services and enter into other transactions with associated and other related corporations, including our joint venture entities, on terms similar to those offered to non-related parties.
     We grant loans to directors, officers and other employees at rates normally accorded to preferred clients. In addition, we offer deferred share and other plans to non-employee directors, executives and certain other key employees. For further information, refer to Notes 9 and 29 to our Consolidated Financial Statements.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  50

QUARTERLY FINANCIAL INFORMATION
RESULTS AND TREND ANALYSIS
Our quarterly earnings, revenue and expenses are impacted by a number of trends and recurring factors which include seasonality, general economic conditions and competition. The following table summarizes our results for the last eight quarters.

Quarterly results	Table 15

	2007				2006

(C$ millions, except per share amounts)	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1

Net interest income	$1,828	$1,965	$1,889	$1,850	$1,731	$1,766	$1,617	$1,682
Non-interest income	3,787	3,515	3,780	3,848	3,618	3,440	3,505	3,278

Total revenue	$5,615	$5,480	$5,669	$5,698	$5,349	$5,206	$5,122	$4,960
Non-interest expense	3,093	3,165	3,148	3,067	2,955	2,861	2,928	2,751
Provision for credit losses	263	178	188	162	159	99	124	47
Insurance policyholder benefits, claims and acquisition expense	637	343	677	516	611	627	619	652

Net income before income taxes and non-controlling interest in subsidiaries	$1,622	$1,794	$1,656	$1,953	$1,624	$1,619	$1,451	$1,510
Income taxes	255	349	353	435	342	381	348	332
Non-controlling interest in net income of subsidiaries	43	50	24	24	19	44	(25)	6

Net income from continuing operations	$1,324	$1,395	$1,279	$1,494	$1,263	$1,194	$1,128	$1,172
Net income (loss) from discontinued operations	—	—	—	—	(1)	(17)	(10)	(1)

Net income	$1,324	$1,395	$1,279	$1,494	$1,262	$1,177	$1,118	$1,171

Earnings per share — basic	$1.02	$1.07	$.99	$1.16	$.97	$.91	$.86	$.90
— diluted	$1.01	$1.06	$.98	$1.14	$.96	$.90	$.85	$.89

Segment net income (loss)
Canadian Banking	$899	$699	$618	$771	$675	$660	$511	$580
Wealth Management	180	177	194	211	164	136	159	145
U.S. & International Banking	21	87	67	67	79	82	62	38
Capital Markets	186	360	350	396	300	303	414	338
Corporate Support	38	72	50	49	45	13	(18)	71

Net income	$1,324	$1,395	$1,279	$1,494	$1,263	$1,194	$1,128	$1,172

Period average USD equivalent of C$1.00 (1)	$1.001	$.937	$.874	$.861	$.897	$.896	$.877	$.865
Period-end USD equivalent of C$1.00	1.059	.937	.901	.850	.890	.884	.894	.878

(1)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period.
Seasonality
Seasonal factors impact our results in most quarters. The second quarter has fewer days than the other three quarters, resulting in a decrease primarily in net interest income and certain expense items. The third and fourth quarters include the summer months during which market activity frequently slows, negatively impacting the results of our capital markets, brokerage and investment management businesses.
Impact of economic and market conditions
In general, economic conditions remained favourable over most of the last eight quarters and positively impacted our businesses. Economic conditions were negatively impacted in the latter part of 2007, mainly attributable to the U.S. subprime mortgage market concerns. For a further discussion, refer to the Overview of 2007 section.
     The strengthening of the Canadian dollar over the period resulted in lower translated value of our U.S. dollar-denominated earnings, primarily in our wholesale banking business and U.S. retail operations.
Overview and consolidated results
Over the last eight quarters, our results were affected by a number of favourable and unfavourable items or events. Our fourth quarter 2007 results were impacted by the writedowns on the valuation of U.S. subprime RMBS and CDOs of ABS, the gain related to the Visa Inc. restructuring, and higher credit card customer loyalty reward program costs. In the first quarter of 2007 we recorded a favourable adjustment related to the reallocation of foreign investment capital and our insurance business results were negatively impacted by hurricane-related charges of $61 million (before- and after-tax). During the same quarter, we also recorded a $50 million reversal of the general allowance in light of the strong credit quality of our corporate loan portfolio, which partially reflected the favourable credit conditions. Our results over the last eight quarters were also impacted by the acquisition of certain businesses. For further discussion, refer to the Overview of 2007 section.
     Our consolidated net income consistently exceeded $1 billion over the last eight quarters. These strong results largely reflected a general increase in revenue across all our business segments. This positive trend was partially offset by the lower translated value of foreign currency-denominated revenue and earnings as a result of the strengthening of the Canadian dollar against the U.S. dollar during most of the period, with the effects being more pronounced in the most recent quarter.
     Non-interest expense generally increased over the last eight quarters, largely reflecting increased variable compensation on strong business performance and higher costs due to increased business activity volume, acquisitions and higher spending in support of our growth initiatives.
     Provision for credit losses was at a cyclically low level during most of the period, primarily reflecting a generally benign credit environment and favourable corporate recoveries. However, it increased over the past year due to portfolio growth, as well as increasing loss rates and higher impairments, both of which have trended up towards historical averages. In the fourth quarter of 2007, the provision for
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis 51

credit losses increased in our U.S. & International Banking segment due to higher impaired loans, primarily driven by the downturn in the U.S. housing market. The decrease in provisions in the first quarter of 2006 was primarily due to a $50 million reversal of the general allowance in light of the strong credit quality of our corporate loan portfolio at that time.
     PBCAE fluctuated considerably over the period. Although underlying business growth has generally increased PBCAE, there can be significant quarterly volatility resulting from claims experience, actuarial liability adjustments and capital market impacts on equities backing universal life policyholder funds. The impact of the new financial instruments accounting standards implemented in the first quarter of 2007 introduced additional volatility to this line. Other than claims experience and actuarial liability adjustments, these items are predominantly offset in Insurance-related revenue. As well, the first quarter of 2006 was impacted by hurricane-related charges.
     Our effective income tax rate has generally trended downward from 22.0% to 15.7% over the period, despite higher earnings before income taxes. This largely reflected higher income from tax-advantaged sources (Canadian taxable corporate dividends), favourable income tax settlements in the first quarter of 2006 and the second and third quarters of 2007. The fourth quarter of 2007 reflected writedowns on the valuation of U.S. subprime RMBS and CDOs of ABS reported by our subsidiaries operations in jurisdictions with higher income tax rates and a lower tax rate on the gain related to the Visa Inc. restructuring.
     Non-controlling interest in net income of subsidiaries fluctuated over the period, which depends on the net income attributed to third-party investors in entities in which we do not have 100% ownership, but are required to consolidate.
Business segment results
Canadian Banking net income generally increased over the last eight quarters reflecting strong volume growth across most business lines. Margins have decreased slightly over the latter part of 2007, primarily due to strong market competition. Our results in the fourth quarter of 2007 were favourably impacted by the gain related to the Visa Inc. restructuring, which was partly offset by higher credit card customer loyalty reward program costs. Also, the first quarter of 2007 was positively impacted by a favourable adjustment related to the reallocation of foreign investment capital while the first quarter of 2006 was adversely impacted by hurricane-related charges.
     Wealth Management net income has generally trended higher over the last eight quarters, driven largely by strong growth in fee-based client assets across all business lines reflecting new sales, capital appreciation and the recruitment and retention of experienced advisors. This has been partially offset by higher variable compensation commensurate with commission-based revenue and higher costs in support of business growth, including recent acquisitions.
     U.S. & International Banking results were generally stable during the period except for the fourth quarter of 2007. The decrease in earnings in the fourth quarter of 2007 was primarily attributable to the higher provisions in our U.S. residential builder finance loan portfolio reflecting higher impaired loans. In addition, net income was impacted by higher costs in support of business growth, including recent acquisitions and de novo branch openings.
     Capital Markets recorded a general improvement in earnings over the period, with the exception of the fourth quarter of 2007, which was impacted by the writedowns on the valuation of U.S. subprime RMBS and CDOs of ABS over concerns related to the U.S. subprime mortgage market. Throughout 2006 and most of 2007, our diverse business and product offerings, together with business expansions and growing global distribution capabilities, contributed to this positive trend. However, these factors were partially offset by the lower translated value of U.S. dollar- and British pound-denominated earnings resulting from the stronger Canadian dollar.
FOURTH QUARTER 2007 PERFORMANCE
Fourth quarter net income of $1,324 million was up $62 million, or 5%, from a year ago despite the $48 million unfavourable impact of the stronger Canadian dollar on the translated value of U.S. dollar-denominated earnings. Diluted EPS were $1.01, up 5%. ROE was 23.0% compared to 23.9% a year ago. The increase was primarily due to a gain on the Visa Inc. restructuring, higher equity derivatives and foreign exchange trading results and solid volume and balance growth in our banking and wealth management businesses. These factors were partly offset by writedowns on the valuation of U.S. subprime RMBS and CDOs of ABS, and an adjustment to increase our credit card customer loyalty reward program costs.
     Total revenue increased $266 million, or 5%, from a year ago, largely reflecting a gain on the Visa Inc. restructuring, higher equity derivatives and foreign exchange trading revenue and continued solid volume and balance growth in our banking and wealth management businesses. The favourable impact of the new financial instruments accounting standards, the inclusion of recent acquisitions and improved M&A activity also contributed to the increase. These factors were partly offset by lower trading revenue in our fixed income businesses reflecting the writedowns on the valuation of U.S. subprime RMBS and CDOs of ABS and an adjustment to increase our credit card customer loyalty reward program costs.
     Non-interest expense increased $138 million, or 5%, from a year ago, largely reflecting higher costs in support of our business initiatives, including higher staffing levels, our recent acquisitions and de novo branch openings. These factors were partially offset by lower variable compensation in Capital Markets due to weaker results.
     Provision for credit losses increased $104 million from a year ago, largely reflecting higher impaired loans in our U.S. residential builder finance business portfolio, primarily driven by the downturn in the U.S. housing market. Higher provisions commensurate with growth in our credit card portfolio and higher impairment in our business portfolio also contributed to the increase.
     PBCAE increased $26 million, or 4%, over the prior year, primarily due to the impact of the new financial instruments accounting standards, increased costs associated with growth in our European life reinsurance business as well as less favourable claims experience in the current period. These factors were partly offset by reduced expenses associated with lower U.S. annuity sales, a higher level of favourable net actuarial liability adjustments, and the favourable impact of a stronger Canadian dollar on the translated value of U.S. dollar-denominated expenses.
Royal Bank of Canada: Annual Report 2007
52  Management’s Discussion and Analysis

BUSINESS SEGMENT RESULTS

Results by business segment	Table 16

	2007						2006	2005
			U.S. &
	Canadian	Wealth	International	Capital	Corporate
(C$ millions)	Banking	Management	Banking	Markets(1)	Support(1)	Total	Total	Total

Net interest income	$6,353	$427	$1,031	$453	$(732)	$7,532	$6,796	$6,793
Non-interest income	6,168	3,565	884	3,936	377	14,930	13,841	12,391

Total revenue	$12,521	$3,992	$1,915	$4,389	$(355)	$22,462	$20,637	$19,184
Non-interest expense	5,285	2,902	1,481	2,769	36	12,473	11,495	11,357
Provision for (recovery of) credit losses	788	1	109	(22)	(85)	791	429	455
Insurance policyholder benefits, claims and acquisition expense	2,173	—	—	—	—	2,173	2,509	2,625
Business realignment charges	—	—	—	—	—	—	—	45

Net income before income taxes and non-controlling interest in net income of subsidiaries	$4,275	$1,089	$325	$1,642	$(306)	$7,025	$6,204	$4,702
Net income	$2,987	$762	$242	$1,292	$209	$5,492	$4,757	$3,437

Return on equity (ROE) (2)	34.3%	32.4%	6.9%	26.6%	6.7%	24.6%	23.5%	18.0%
Return on risk capital (RORC) (2)	45.5%	65.1%	11.7%	32.5%	n.m.	37.4%	36.7%	29.3%
Average assets (3)	$220,000	$16,600	$39,700	$311,200	$(6,500)	$581,000	$502,300	$447,100

(1)	Net interest income, total revenue and net income before income taxes are presented in Capital Markets on a taxable equivalent basis. The taxable equivalent basis adjustment is eliminated in the Corporate Support segment. For a further discussion, refer to the How we measure and report our business segments section.

(2)	Average risk capital and the Return on risk capital are key performance measures. For further details, refer to Key performance and non-GAAP measures section.

(3)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period.

n.m.	not meaningful
Canadian Banking
Net income increased $561 million, or 23%, from a year ago. The increase primarily reflected strong growth across all our business lines as well as a gain related to the Visa Inc. restructuring, partially offset by higher costs in support of business growth, increased provision for credit losses and higher credit card customer loyalty reward program costs this year. Our prior year results also included the hurricane-related charges and the receipt of a fee related to the termination of an agreement, whereas this year we included a favourable adjustment related to the reallocation of certain foreign investment capital.
Wealth Management
Net income for the year of $762 million increased $158 million, or 26%, from a year ago. The increase was largely due to strong earnings growth across all our business lines reflecting the ongoing successful execution of our growth initiatives and generally favourable market conditions. We recorded a foreign exchange translation gain on certain deposits in the current year related to the implementation of the new financial instruments accounting standards.
U.S. & International Banking
Net income decreased $19 million, or 7%, from the prior year. The decrease was largely attributable to increased provision for credit losses, primarily reflecting higher impaired loans in our U.S. residential builder finance business. This was partially offset by strong business growth in RBC Dexia IS, as well as higher loan and deposit growth in the U.S. reflecting the inclusion of our acquisitions of Flag and the AmSouth branches, de novo branch openings and business expansion. Our results also reflected higher costs in support of business growth and a loss on the restructuring of our U.S. banking investment portfolio this year.
Capital Markets
Net income decreased $63 million, or 5%, compared to a year ago largely due to the writedowns on the valuation of U.S. subprime RMBS and CDOs of ABS in our Structured Credit business. The negative impact of the stronger Canadian dollar on the translated value of U.S. dollar-denominated earnings also contributed to the decrease. These factors were partially offset by broad-based revenue growth in many other businesses.
Corporate Support
Net income of $209 million for the year included income tax amounts largely related to enterprise funding activities that were not allocated to the business segments and favourable income tax settlements related to prior years. These factors were partially offset by the mark-to-market losses on derivatives relating to certain economic hedges, a cumulative adjustment for losses resulting from the fair valuing of certain derivatives that did not qualify for hedge accounting and higher capital taxes that were not allocated to the business segments.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  53

HOW WE MEASURE AND REPORT OUR BUSINESS SEGMENTS
Our management reporting framework is intended to measure the performance of each business segment as if it were a stand-alone business and reflect the way that business segment is managed. This approach is intended to ensure that our business segments’ results reflect all relevant revenue and expenses associated with the conduct of their business and it depicts how management views those results.
     The following highlights the key aspects of how our business segments are managed and reported:
•	Canadian Banking reported results include securitized Canadian residential mortgage and credit card loans and related amounts for income and provision for credit losses. The securitized residential mortgage and credit card loans included as at October 31, 2007 were $19 billion and $4 billion, respectively

•	Wealth Management reported results include additional disclosures in U.S. dollars for its U.S. & International Wealth Management business line, as we review and manage the results of this business line largely in U.S. dollars

•	U.S. & International Banking reported results include additional disclosure in U.S. dollars for its Banking business line, as we review and manage the results of this business line largely on a U.S. dollar basis

•	Capital Markets results are reported on a taxable equivalent basis (teb), which grosses up Net interest income from certain tax-advantaged sources (Canadian taxable corporate dividends) to their effective taxable equivalent value with a corresponding offset recorded in the provision for income taxes. This increases comparability between taxable and tax-advantaged sources of revenue

•	Corporate Support results include all enterprise level activities that are undertaken for the benefit of the organization that are not allocated to our four business segments, such as enterprise funding, securitizations and net charges associated with unattributed capital. The reported results of the Corporate Support segment also reflect consolidation adjustments, including the elimination of the teb adjustments recorded in Capital Markets.
Key methodologies
The following outlines the key methodologies and assumptions used in our management reporting framework. These assumptions and methodologies are periodically reviewed by management to ensure they remain valid.
Expense allocation
In order to ensure that our business segments’ results include expenses associated with the conduct of their business, we allocate costs incurred or services provided by GTO and Global Functions, which are directly undertaken or provided on the business segments’ behalf. For other costs not directly attributable to our business segments, including overhead costs and other indirect expenses, we use our management reporting framework for allocating these costs to each business segment in a manner that reflects the underlying benefits.
Capital attribution
Our framework also assists in the attribution of capital to our business segments in a manner that is intended to consistently measure and align economic costs with the underlying benefits and risks associated with the activities of each business segment. The amount of capital assigned to each business segment is referred to as attributed capital. Unattributed capital and associated net charges, are reported in Corporate Support.
     The capital attribution methodologies, detailed in the Capital management section, involve a number of assumptions and estimates that involve judgment and are revised periodically. Any changes to these factors directly impact other measures such as business segment return on average common equity and return on average risk capital.
Funds transfer pricing
Our funds transfer pricing methodology is used to allocate interest income and expense to each business segment. This allocation considers the interest rate risk, liquidity risk and regulatory requirements of our business segments. Our business segments may retain certain interest rate exposures, subject to management approval, that would be expected in the normal course of operations. Other activities conducted between our business segments are generally conducted at market rates.
Taxable equivalent basis (teb)
Similar to many other institutions, we analyze income from certain tax-advantaged sources (Canadian taxable corporate dividends) on a taxable equivalent basis. Under this approach, we gross up revenue from certain tax-advantaged sources, which currently only includes our Canadian taxable corporate dividends recorded in Net interest income, to their effective taxable equivalent value with a corresponding offset recorded in the provision for income taxes. We record teb adjustments in Capital Markets and record elimination adjustments in Corporate Support. We believe these adjustments are useful and reflect how Capital Markets manages its business since it increases the comparability of revenue and related ratios across taxable and our principal tax-advantaged sources of revenue. The use of teb adjustments and measures may not be comparable to similar GAAP measures or similarly adjusted amounts at other financial institutions. The teb adjustment for 2007 was $332 million (2006 — $213 million, 2005 — $109 million).
Changes made in 2007
The following highlights the key changes we made to our management reporting framework and business segments during the year. All segment results have been revised accordingly for 2006 and 2005. These changes did not have an impact on our consolidated results or disclosure, unless otherwise noted.
•	We revised the assets under administration — RBC Dexia IS amount for 2006 to reflect the total assets under administration amount reported by our joint venture. We had previously disclosed only the total assets under custody amount related to RBC Dexia IS.

•	We revised our definitions of assets under administration and assets under management to better align them with our business-specific practices. This change did not impact the amounts reported for 2006 and 2005.

•	We reclassified certain amounts reported in Capital Markets from Interest income to Interest expense. There was no impact to Net interest income as a result of this reclassification.

•	We reclassified certain amounts reported in Corporate Support related to interest settlements on swaps in fair value hedge relationships from Non-interest income to Net interest income. This reclassification did not impact results for 2006 and 2005.

•	We reclassified certain deposits reported in Capital Markets and U.S. & International Banking related to RBC Dexia IS, in accordance with the Q2 2007 business segment realignment.

•	We reclassified expenses related to internally developed software from Non-interest expense — Other to more specific Non-interest expense lines. All related comparative amounts were updated to reflect this reclassification, which impacted the Corporate Support segment only, and had no impact on total Non-interest expense.

•	Certain amounts related to trustee services within Canadian Banking were reclassified from Non-interest income — Investment management and custodial fees to Net interest income to better reflect their nature.
Royal Bank of Canada: Annual Report 2007
54  Management’s Discussion and Analysis

IMPACT OF FOREIGN EXCHANGE RATES ON OUR BUSINESS SEGMENTS
The translated value of our business segment results is impacted by fluctuations in the respective exchange rates relative to the Canadian dollar. Wealth Management, U.S. & International Banking and Capital Markets each have significant U.S. dollar-denominated operations, while U.S. & International Banking has material Euro-denominated results related to RBC Dexia IS, and Capital Markets has significant British pound-denominated operations.
     In 2007, the Canadian dollar appreciated 4% on average relative to the U.S. dollar and depreciated 5% on average relative to both the British pound and Euro compared to a year ago. As a result of the impact of the changes in the respective exchange rates from last year, Wealth Management net income was down $9 million, U.S. & International Banking net income was up $4 million, while Capital Markets net income was down $30 million. For further discussion, refer to the applicable business segment results section.
KEY PERFORMANCE AND NON-GAAP MEASURES
Key performance measures
Return on equity and Return on risk capital
We measure and evaluate the performance of our consolidated operations and each business segment using a number of financial metrics such as net income, return on average common equity (ROE) and return on average risk capital (RORC). We use ROE and RORC as a measure of return on total capital invested in our businesses. RORC does not have a standardized meaning under GAAP and may not be comparable to similar measures used by other financial institutions.
     Our consolidated ROE calculation is based on net income available to common shareholders divided by total average common equity for the period. Business segment ROE calculations are based on annualized segment net income available to common shareholders divided by average attributed capital for the period. For each segment, average attributed capital is based on attributed risk capital and amounts invested in goodwill and intangibles (1).
     The attribution of capital involves the use of assumptions, judgments and methodologies that are regularly reviewed and revised by management as necessary. The attribution of risk capital is based on certain assumptions, judgments and models that quantify economic risks as described in the Economic Capital section. Changes to such assumptions, judgments and methodologies can have a material effect on the segment ROE and RORC information that we report. Other companies that disclose information on similar attributions and related return measures may use different assumptions, judgments and methodologies.
     RORC is used to measure returns on capital required to support the risks related to ongoing operations. Our RORC calculations are based on net income available to common shareholders divided by attributed risk capital (which excludes goodwill and intangibles and unattributed capital). The business segment ROE and RORC measures are viewed as useful measures by management for supporting investment and resource allocation decisions because they adjust for certain items that may affect comparability between business segments and certain competitors. The following table provides a summary of the ROE and RORC calculations.

(1)	For internal allocation and measurement purposes, total attributed capital is deemed by management to comprise amounts necessary to support the risks inherent in the businesses (risk capital) and amounts related to historical investments (goodwill and intangibles). Total risk capital and goodwill and intangibles are referred to as Attributed capital as well as Economic Capital. The difference between total average common equity and average attributed capital is classified as Unattributed capital and reported in Corporate Support for segment reporting purposes.

Calculation of Return on equity and Return on risk capital	Table 17

	2007						2006	2005
			U.S. &
(C$ millions, except for percentage amounts) (1), (2)	Canadian Banking	Wealth Management	International Banking	Capital Markets	Corporate Support	Total	Total	Total

Net income available to common shareholders	$2,953	$753	$228	$1,272	$198	$5,404	$4,668	$3,349

Average risk capital (2)	$6,500	$1,150	$1,950	$3,900	$950	$14,450	$12,750	$11,450
Add: Unattributed capital	—	—	—	—	2,000	2,000	2,500	2,300
Goodwill and intangible capital	2,100	1,150	1,400	900	—	5,550	4,650	4,850
Average equity (3)	$8,600	$2,300	$3,350	$4,800	$2,950	$22,000	$19,900	$18,600

Return on equity (ROE)	34.3%	32.4%	6.9%	26.6%	6.7%	24.6%	23.5%	18.0%
Return on risk capital (RORC)	45.5%	65.1%	11.7%	32.5%	n.m.	37.4%	36.7%	29.3%

(1)	Average risk capital, Goodwill and intangible capital, and Average equity represent rounded figures. These amounts are calculated using methods intended to approximate the average of the daily balances for the period. ROE and RORC measures are based on actual balances before rounding.

(2)	Average risk capital includes Credit, Market (trading and non-trading), Insurance, Operational and Business and fixed assets risk capital. For further details refer to the Capital management section.

(3)	The amounts for the segments are also referred to as attributed capital.

n.m.	not meaningful
Non-GAAP measures
Given the nature and purpose of our management reporting framework, we use certain non-GAAP financial measures, which are not defined nor do they have standardized meaning under GAAP. Hence these reported amounts and related ratios are not necessarily comparable with similar information reported by other financial institutions.
2007 Defined operating leverage
Our defined operating leverage refers to the difference between our revenue growth rate (as adjusted) and non-interest expense growth rate (as adjusted). Revenue is presented on a taxable equivalent basis, while the impact of consolidated VIEs is excluded, as they have no material impact on our earnings. Accounting adjustments related to the new financial instruments accounting standards are also excluded from revenue as they give rise to volatility, primarily relating to unrealized gains and losses arising from fair valuing of the instruments and are not viewed as a measure of economic performance. Global Insurance results are excluded, as certain changes in revenue can be largely offset in Insurance policyholder benefits, claims and acquisition expense, which is not captured in our defined operating leverage calculation.
     The following table shows the defined operating leverage ratio calculation.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  55

2007 Defined operating leverage	Table 18

(C$ millions, except percentage amounts)	2007	2006	Change

Total revenue	$22,462	$20,637
Add: teb adjustment	332	213
Less: Revenue related to VIEs	31	(7)
Less: Global Insurance revenue	3,192	3,348
Less: Impact of the new financial instruments accounting standards (1)	83	—
Total revenue (adjusted)	$19,488	$17,509	11.3%

Non-interest expense	$12,473	$11,495
Less: Global Insurance-related non-interest expense	537	517

Non-interest expense (adjusted)	$11,936	$10,978	8.7%

Defined operating leverage			2.6%

(1)	Excludes the impact of the new financial instruments accounting standards related to Global Insurance.
Consolidated revenue and Insurance-related results excluding the impact of the new financial instruments accounting standards and hurricane-related charges
In 2007 and 2006, there were certain items that impacted Total consolidated revenue, Global Insurance and Insurance-related results. Management believes that identifying and adjusting for these items enhances the comparability of our results, and enables a more meaningful comparison of our financial performance with certain other financial institutions that make similar adjustments.
     The following table provides a reconciliation of consolidated revenue, Global Insurance and Insurance-related results excluding the impacts of the new financial instruments accounting standards and the hurricane-related charges.

Consolidated revenue, Global Insurance and Insurance-related results excluding the noted items	Table 19

	October 31, 2007				October 31, 2006
			Insurance	Insurance			Insurance	Insurance
			premiums,	policyholder			premiums,	policyholder
		Global	investment	benefits, claims		Global	investment	benefits, claims
	Consolidated	Insurance	and	and acquisition	Consolidated	Insurance	and	and acquisition
(C$ millions)	revenue(1)	revenue(2)	fee income(1)	expense(1)	revenue (1)	revenue (2)	fee income (1)	expense (1)

GAAP reported amounts	$22,462	$3,192	$3,152	$2,173	$20,637	$3,348	$3,348	$2,509
Exclude: Impact of the new financial instruments accounting standards	77	160	160	154	—	—	—	—
Hurricane-related charges	—	—	—	—	—	—	—	(61)

Amounts excluding the noted items	$22,539	$3,352	$3,312	$2,327	$20,637	$3,348	$3,348	$2,448

(1)	For further details, refer to the Financial performance section.

(2)	For further details, refer to the Canadian Banking section.
Royal Bank of Canada: Annual Report 2007
56  Management’s Discussion and Analysis

CANADIAN BANKING
Canadian Banking comprises our domestic personal and business banking operations, certain retail investment businesses and our global insurance operations. This segment includes Personal Financial Services, Business Financial Services, Cards and Payment Solutions, and Global Insurance.
     Canadian Banking provides a broad suite of financial products and services to over 14 million individual and business clients through our extensive branch, automated teller machine (ATM), online and telephone banking networks, as well as through a large number of proprietary sales professionals in addition to a wide-ranging third-party network of independent insurance distributors.
     We have top rankings in market share for most retail product categories and are the largest Canadian bank-owned insurer.
Highlights
•	We launched new and innovative products to better serve our clients through the introduction of a new personal banking suite that includes several client-centric features, such as multi-product rebates, and a new high-interest online savings account.

•	We strengthened our leading market position in personal lending, driven by 12% growth in residential mortgages.

•	We continued to expand and upgrade our distribution network. We opened 30 bank branches and 12 insurance offices in Canada during the year.
Economic and market review
In Canada, strong economic growth, in part reflecting solid consumer and business spending in the early part of the year, weakened moderately in the latter part of the year, primarily due to slowing U.S. demand and a tightening of credit conditions as a result of the U.S. subprime mortgage market concerns. Nonetheless, robust domestic demand, largely underpinned by favourable labour market conditions, solid business investment and continued strong Canadian housing market activities, contributed to volume growth in all our businesses, particularly in the home equity lending and retail investment businesses. Competition in the personal deposits market remained strong from both traditional and niche financial institutions.

Canadian Banking financial highlights	Table 20

(C$ millions, except number of and percentage amounts)	2007	2006	2005

Net interest income	$6,353	$5,816	$5,233
Non-interest income	6,168	5,880	5,765
Total revenue	$12,521	$11,696	$10,998
Non-interest expense	5,285	5,027	4,830
Provision for credit losses (PCL)	788	604	542
Insurance policyholder benefits, claims and acquisition expense	2,173	2,509	2,625
Net income before income taxes and non-controlling interest in subsidiaries	$4,275	$3,556	$2,994
Net income	$2,987	$2,426	$2,007

Key ratios
Return on equity (1)	34.3%	30.1%	26.3%
Return on risk capital (1)	45.5%	39.9%	36.3%
Net interest margin (2)	3.17%	3.22%	3.21%
Operating leverage (Banking-related operations) (3)	6.5%	4.4%	5.8%
Selected average balance sheet information (4)
Total assets (5)	$220,000	$199,200	$181,100
Total earning assets (5)	200,400	180,500	163,200
Loans and acceptances (5)	200,000	179,700	160,700
Deposits	147,100	139,200	132,500
Attributed capital (1)	8,600	8,000	7,550
Risk capital (1)	6,500	6,050	5,450
Other information
Assets under administration	$53,300	$44,600	$33,900
Number of employees (full-time equivalent)	25,813	24,828	23,794
Credit information
Gross impaired loans as a percentage of average net loans and acceptances	.35%	.33%	.31%
Specific PCL as a percentage of average net loans and acceptances	.39%	.34%	.34%

Banking-related operations (6)
Total revenue	$9,329	$8,348	$7,687
Provision for credit losses	788	604	542
Non-interest expense	4,748	4,510	4,329
Net income	2,545	2,124	1,852
Global insurance
Total revenue	$3,192	$3,348	$3,311
Insurance policyholder benefits, claims and acquisition expense	2,173	2,509	2,625
Non-interest expense	537	517	501
Net income	442	302	155

(1)	Segment Return on equity, Average risk capital and Return on risk capital are key performance measures. Average attributed capital and Return on equity are calculated using methods intended to approximate the average of the daily balances for the period. For further discussion, refer to the Key performance and non-GAAP measures section.

(2)	Net interest margin (NIM) is calculated as Net interest income divided by Average total earning assets. Average total earning assets are calculated using methods intended to approximate the average earning asset balances for the period.

(3)	Defined as the difference between revenue growth rate and non-interest expense growth rate for Banking-related operations.

(4)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period.

(5)	Total assets, Total earning assets, and Loans and acceptances include average securitized residential mortgage and credit card loans for the year of $19 billion and $4 billion, respectively (2006 — $15 billion and $4 billion; 2005 — $11 billion and $4 billion).

(6)	The banking-related operations of Canadian Banking comprise Personal Financial Services, Business Financial Services, and Cards and Payment Solutions.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis 57

Financial performance
2007 vs. 2006
Net income increased $561 million, or 23%, from a year ago. The increase primarily reflected strong growth across all our business lines as well as a $326 million ($269 million after-tax) gain related to the Visa Inc. restructuring, partially offset by higher costs in support of business growth, increased provision for credit losses and higher credit card customer loyalty reward program costs, reflecting a $121 million ($79 million after-tax) liability adjustment this year as compared to $72 million ($47 million after-tax) in the prior year. Our prior year results also included the hurricane-related charges, and the receipt of a fee related to the termination of an agreement, whereas this year we included a favourable adjustment related to the reallocation of certain foreign investment capital.
     Average assets increased $21 billion, or 10%, over the prior year. The increase was largely attributable to strong loan growth, underpinned by our successful execution of growth initiatives, robust domestic demand and continued solid Canadian housing market activities. Average deposits were up $8 billion, or 6%, from a year ago, mainly due to growth in business deposits reflecting high liquidity within Canadian businesses.
Banking-related operations
Banking-related operations net income was up $421 million, or 20%, compared to the prior year. The increase was primarily due to solid growth across all business lines and a gain related to the Visa Inc. restructuring. These factors were partially offset by higher costs in support of business growth, increased provision for credit losses, the receipt of a fee related to the termination of an agreement in the prior year, and higher credit card customer loyalty reward program costs this year.
     Total revenue was up $981 million, or 12%, over the prior year. The increase was largely attributable to strong volume growth across all business lines, and the gain related to the Visa Inc. restructuring. These factors were partly offset by the receipt of a fee related to the termination of an agreement in the prior year and higher credit card customer loyalty reward program costs this year.
     Net interest margin decreased 5 bps from a year ago, primarily reflecting the impact of changes in our product mix.
     Non-interest expense increased $238 million, or 5%, compared to a year ago. The increase was largely attributable to higher costs in support of business growth, including a 4% increase in sales and service personnel, or approximately 900 staff, and de novo branch expansion, as well as higher costs associated with system development, professional fees and sundry losses.
     Provision for credit losses increased $184 million, or 30%, from last year, which had been at a cyclically low level, and has trended up towards the historical average this year. The increase was mainly attributable to higher provisions in our business, credit cards and personal loan portfolios, reflecting higher loss rates and portfolio growth.
Global Insurance
Global Insurance net income increased $140 million, or 46%, compared to the prior year. The increase was primarily related to the property catastrophe reinsurance business, reflecting the hurricane-related charges in the prior year, and a favourable adjustment related to the reallocation of certain foreign investment capital this year, which was partially offset by lower income from this business as we exited this business completely this year. A higher level of favourable net actuarial liability adjustments and solid growth in our European life reinsurance business also contributed to the increase. For a detailed discussion regarding Insurance policyholder benefits, claims and acquisition expense, refer to the Global Insurance business line discussion.
2006 vs. 2005
Net income increased $419 million, or 21%, from 2005. The increase primarily reflected solid revenue growth in our banking businesses and lower hurricane-related charges in 2006. These factors were partially offset by increased costs in support of business growth and higher provision for credit losses partly due to loan growth and lower recoveries.
Banking-related operations
Banking-related operations net income increased $272 million, or 15%, from 2005, largely reflecting solid revenue growth across all business lines. The increase in net income was partly offset by increased costs in support of business growth and higher provision for credit losses.
     Total revenue increased $661 million, or 9%, from 2005. The increase was mainly due to strong volume growth across all business lines, and improved deposit and investment spreads, underpinned by our successful execution of growth initiatives and favourable economic conditions.
     Net interest margin increased 1 bp compared to 2005, primarily reflecting improved spreads on deposits and investment products.
     Non-interest expense increased $181 million, or 4%, primarily due to higher levels of sales and service personnel and infrastructure costs in our distribution network and increased marketing costs in support of business growth.
     Provision for credit losses increased $62 million, or 11%, largely reflecting higher provisions in our personal loan portfolio, and lower recoveries in our agriculture loan portfolio in 2006. In 2005, we included our 50% proportionate share of a provision recorded at Moneris.
Global Insurance
Global Insurance net income increased $147 million compared to 2005, largely reflecting a $142 million reduction in hurricane-related charges in 2006. In addition, business growth associated with Canadian life business and European life reinsurance business, as well as improved claims experience in our Canadian property and casualty business contributed to the increase. These factors were partially offset by lower revenue from property catastrophe reinsurance business reflecting our strategic reduction in exposure. For a detailed discussion regarding Insurance-related revenue and Insurance policyholder benefits, claims and acquisition expense, refer to the Financial performance section.
2008 Outlook and priorities
Canadian economic growth is expected to weaken in 2008 due to tighter credit conditions, though credit growth should continue to be supported by rising domestic demand amid expanding labour markets and solid business investment. We will remain focused on new client acquisition and growth in high-value markets, simplifying processes as well as augmenting our strengths in distribution capabilities, product breadth and integration, and client analytics to provide superior client service.
Key strategic priorities for 2008
•	Deliver a superior client experience to help clients achieve financial success, allowing us to retain and grow their business.

•	Continue to improve our processes and revise our business models to make it easier for our clients to do business with us.

•	Focus on delivering relevant advice and solutions to attract new clients in specific markets, geographies and life stages.
Royal Bank of Canada: Annual Report 2007
58 Management’s Discussion and Analysis

BUSINESS LINE REVIEW
Personal Financial Services
Personal Financial Services focuses on meeting the needs of our individual clients at every stage of their lives through a wide range of lending and investment products and services, including home equity financing, lines of credit, personal loans, savings and chequing accounts, guaranteed investment certificates (GICs), mutual funds and self-directed brokerage accounts. We have the largest retail banking network in Canada with 1,146 branches and 3,946 ATMs. In addition, we have more than 75 private bankers and 1,700 sales specialists. We also rank first or second in market share for most personal banking products.
Financial performance
Total revenue increased $461 million, or 10%, over the prior year. The increase largely reflected strong volume growth in home equity lending and retail investments, and improved spreads across most products. Higher mutual fund distribution fees, reflecting a 18% growth in mutual fund balances as a result of strong net sales and capital appreciation also contributed to the increase.
     Average residential mortgage balances and personal loans were each up by 12% over the prior year, supported by relatively low interest rates in a historical context, strong labour market conditions and continued solid Canadian housing market activities. Average personal deposit balances increased 6% from a year ago, notwithstanding an increasingly competitive market, in part driven by the success of our recently launched high-interest online savings account.

Selected highlights	Table 21

(C$ millions)	2007	2006	2005

Total revenue	$5,082	$4,621	$4,181
Other information
Residential mortgages (1)	113,200	100,800	89,700
Personal loans (1)	38,700	34,600	30,500
Personal deposits (1)	35,500	33,600	32,900
Personal GICs (1)	57,900	57,000	57,200
Branch mutual fund balances	66,900	56,500	46,600
AUA — Self-directed brokerage	28,300	23,200	19,800
New accounts opened (thousands) (2)	1,066	769	740
Number of:
Branches	1,146	1,117	1,104
Automated teller machines	3,946	3,847	3,906

(1)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period.

(2)	Deposit accounts only.
BUSINESS FINANCIAL SERVICES
Business Financial Services offers a wide range of lending, leasing, deposit, investment and transaction products and services to small and medium-sized businesses, commercial, farming and agriculture clients across Canada. We also provide trade-related products and services to Canadian and international clients to assist them in the conduct of their import and export operations domestically and around the globe. Our extensive business banking network includes approximately 100 business banking centres and 2,000 business account managers, and our strong commitment to our clients has resulted in leading market share in business loans and deposits.
Financial performance
Total revenue increased $160 million, or 7%, over the prior year. The increase was largely attributable to solid growth in business loans and deposits, partially offset by lower spreads on deposits.
Average business loans grew by 7% and average business deposits increased 10%, primarily driven by continued solid business spending and high liquidity within Canadian businesses.

Selected highlights	Table 22

(C$ millions)	2007	2006	2005

Total revenue	$2,301	$2,141	$2,011
Other information (average) (1)
Business loans (2)	36,900	34,400	31,700
Business deposits (3)	53,700	48,600	42,400

(1)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period.

(2)	Includes small business loans treated as retail and wholesale loans.

(3)	Includes GIC balances.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis 59

CARDS AND PAYMENT SOLUTIONS
Cards and Payment Solutions provides a wide array of convenient and customized credit cards and related payment products and solutions. In addition, this business line includes our 50% interest in Moneris, the merchant card processing joint venture with the Bank of Montreal.
     We have over 5 million credit card accounts and have an approximately 20% market share of Canada’s credit card purchase volume.
Financial performance
Total revenue increased $360 million, or 23%, compared to the prior year. The increase largely reflected a $326 million ($269 million after-tax) gain related to the Visa Inc. restructuring. Continued solid growth in credit card balances and transaction volumes also contributed to the increase. These factors were partially offset by the receipt of a fee related to the termination of an agreement in the prior year, as well as higher credit card customer loyalty reward program costs this year.

Selected highlights	Table 23

(C$ millions)	2007	2006	2005

Total revenue	$1,946	$1,586	$1,495
Other information
Average credit card balances (1)	11,200	9,900	8,800
Net purchase volumes	47,200	41,500	36,100

(1)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period.
GLOBAL INSURANCE
Global Insurance offers a wide range of life, creditor, health, travel, home and auto insurance products and services to individual and business clients in Canada and the U.S., as well as reinsurance for clients around the world. These products and services are offered through a wide variety of distribution channels, including telephone, independent brokers, travel agents, career sales force, Internet and retail insurance offices.
     We are the largest Canadian bank-owned insurer, with products distributed through more than 17,000 independent brokers and more than 650 career sales representatives in North America. Our Canadian insurance business holds lead positions in creditor, travel and individual living benefits insurance products, and has a significant presence in life, home and auto insurance. We are a preferred provider of protection, asset accumulation and retirement solutions in the U.S.
Financial performance
Global Insurance net income increased $140 million, or 46%, compared to the prior year. The increase was primarily related to the property catastrophe reinsurance business, reflecting the hurricane-related charges in the prior year, and a favourable adjustment related to the reallocation of certain foreign investment capital this year, which was partially offset by lower income from this business as we exited this business completely this year. A higher level of favourable net actuarial liability adjustments and solid growth in our European life reinsurance business also contributed to the increase.
     Total revenue decreased $156 million, or 5%, from a year ago. Excluding the impact of the new financial instruments accounting standards, total revenue increased $4 million from the prior year. The increase was largely attributable to growth in our European life reinsurance and Canadian businesses, and a favourable adjustment related to the reallocation of certain foreign investment capital this year. These factors were largely offset by lower U.S. annuity sales mainly due to lower long-term interest rates and lower revenue from our property catastrophe reinsurance operations, which we exited completely this year. For a reconciliation of Global Insurance revenue excluding the impact of the new financial instruments accounting standards, refer to the Key performance and non-GAAP measures section.
     Gross insurance premiums and deposits were up $54 million, or 2%, primarily reflecting new sales growth and stronger client retention, partially offset by a decline in U.S. annuity sales.
     Non-interest expense was up $20 million, or 4%, from a year ago, primarily reflecting higher project-related spending and other costs in support of business growth.
     Insurance policyholder benefits, claims and acquisition expense (PBCAE) decreased $336 million, or 13%, from the prior year. Excluding the impact of the new financial instruments accounting standards and the prior year hurricane-related charges, PBCAE decreased $121 million, or 5%, over last year. The decrease was largely attributable to the impact of lower U.S. annuity sales and a higher level of favourable net actuarial liability adjustments this year, which included cumulative valuation adjustments of $92 million relating to prior periods. These factors were partially offset by increased costs commensurate with growth in our European life reinsurance and Canadian businesses. For a reconciliation of PBCAE excluding the

Selected highlights	Table 24

(C$ millions)	2007	2006	2005

Total revenue	$3,192	$3,348	$3,311
Non-interest expense	537	517	501
Insurance policyholder benefits, claims and acquisition expense	2,173	2,509	2,625
Net income	442	302	155
Other information
Gross insurance premiums and deposits	3,460	3,406	3,288
Insurance claims and policy benefit liabilities	7,283	7,337	7,117

Royal Bank of Canada: Annual Report 2007
60 Management’s Discussion and Analysis

impact of the new financial instruments accounting standards, refer to the Key performance and non-GAAP measures section.
     Insurance claims and policy benefit liabilities decreased $54 million, or 1%, over the prior year. The decrease primarily reflected the impact of a stronger Canadian dollar on the translated value of our U.S. dollar-denominated liabilities, lower property catastrophe reinsurance liabilities, net payments of claims related to hurricanes, and a net decrease in life and health insurance liabilities reflecting changes to actuarial assumptions and model enhancements. These factors were largely offset by increased costs commensurate with business growth and the impact of the new financial instruments accounting standards.
 WEALTH MANAGEMENT
Wealth Management comprises businesses that directly serve the growing wealth management needs of affluent and high net worth clients in Canada, the U.S. and outside North America, and businesses that provide asset management and trust products through RBC and external partners. This segment comprises Canadian Wealth Management, U.S. & International Wealth Management and Global Asset Management.
Highlights
•	Wealth Management was created in February 2007 to focus on extending our leadership position in Canada and aggressively growing in the U.S. and international markets.

•	The fastest growing segment in Canadian wealth management continues to be high net worth clients (households with more than $1 million in investable assets).

•	Our Canadian full-service brokerage business was the first in the Canadian industry to surpass $150 billion in client assets under administration.

•	We led the Canadian mutual fund industry in net sales of long-term funds for the 16th consecutive calendar quarter.

•	We continued to grow our U.S. full-service brokerage business through the acquisition of J.B. Hanauer & Co. (J.B. Hanauer).

•	We established international wealth management offices in several cities, including Mexico City, Beijing and Santiago.
Economic and market review
In 2007, economic growth was solid, underpinned by a relatively favourable interest rate environment, strong employment levels and higher wages, and a solid yet moderating housing market, which contributed to increased demand for wealth management products. The generally favourable capital market conditions during the year continued to support the growth of our wealth management business. Economic growth weakened moderately in the latter part of the year mainly attributable to slowing U.S. demand, and a tightening of credit conditions as a result of the U.S. subprime mortgage market concerns.

Wealth Management financial highlights	Table 25

(C$ millions, except number of and percentage amounts)	2007	2006	2005

Net interest income	$427	$397	$374
Non-interest income
Fee-based revenue	2,109	1,745	1,458
Transactional and other revenue	1,456	1,345	1,319
Total revenue	$3,992	$3,487	$3,151
Non-interest expense	2,902	2,613	2,440
Provision for credit losses (PCL)	1	1	2
Net income before income taxes and non-controlling interest in subsidiaries	$1,089	$872	$708
Net income	$762	$604	$502

Key ratios
Return on equity (1)	32.4%	27.8%	24.5%
Return on risk capital	65.1%	59.3%	54.8%
Pre-tax margin	27.3%	25.0%	22.5%
Selected average balance sheet information (2)
Total assets	$16,600	$15,100	$13,200
Loans and acceptances	4,600	4,400	4,100
Deposits	24,900	22,100	20,700
Attributed capital (1)	2,300	2,150	2,050
Risk capital (1)	1,150	1,050	900
Other information
Revenue per advisor (000s) (3)	$784	$694	$687
Assets under administration	488,500	476,500	380,700
Assets under management	161,200	142,800	118,500
Number of employees (full-time equivalent)	10,382	9,667	8,791
Number of advisors (3)	3,118	3,001	2,934

	For the year ended

Impact of US$ translation on selected items	2007 vs. 2006

Reduced total revenue	$61
Reduced non-interest expense	49
Reduced net income	9

Percentage change in average US$ equivalent of C$1.00 (4)	4%

(1)	Segment Return on equity, Average risk capital and Return on risk capital are key performance measures. Average attributed capital and Return on equity are calculated using methods intended to approximate the average of the daily balances for the period. For further discussion, refer to the Key performance and non-GAAP measures section.

(2)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period.

(3)	Includes investment advisors and financial consultants of our Canadian and U.S. full-service brokerage businesses.

(4)	Average amounts are calculated using month-end spot rates for the year.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  61

Financial performance
2007 vs. 2006
Net income for the year of $762 million increased $158 million, or 26%, from a year ago. The increase was largely due to strong earnings growth across all our business lines reflecting the ongoing successful execution of our growth initiatives and generally favourable market conditions. We recorded a $35 million ($28 million after-tax) foreign exchange translation gain on certain deposits in the current year related to the implementation of the new financial instruments accounting standards.
     Total revenue increased $505 million, or 14%, over the prior year, largely due to strong growth in fee-based client assets across all business lines, reflecting new sales, capital appreciation and the recruitment and retention of experienced advisors. A foreign exchange translation gain on certain deposits, the inclusion of our J.B. Hanauer acquisition, solid loan and deposit growth in our international wealth management business, and higher transactional volumes in our brokerage businesses reflecting generally favourable market conditions throughout the early part of the year also contributed to the increase. These factors were partially offset by the negative impact of the stronger Canadian dollar on the translated value of U.S. dollar-denominated revenue.
     Non-interest expense was up $289 million, or 11%, mainly as a result of higher variable compensation commensurate with higher commission-based revenue, higher staffing levels and other costs in support of business growth, including our acquisition of J.B. Hanauer. These factors were partially offset by the favourable impact of the stronger Canadian dollar on the translated value of U.S. dollar-denominated expenses.
2006 vs. 2005
Net income increased $102 million, or 20%, compared to 2005. The increase primarily reflected strong earnings growth across all our business lines and generally favourable market conditions. This increase was partially offset by higher variable compensation due to higher commission-based revenue, higher staffing costs and increased costs in support of business growth, including our acquisition of Abacus Financial Services Group Limited.
     Total revenue increased $336 million, or 11%, compared to 2005, largely due to strong growth in fee-based client assets reflecting new sales and capital appreciation, and the inclusion of our Abacus acquisition. These factors were partially offset by lower client transaction volumes in our brokerage businesses.
     Non-interest expense increased $173 million, or 7%, compared to 2005. The increase was primarily due to higher variable compensation commensurate with higher commission-based revenue, the inclusion of our Abacus acquisition and higher staffing levels.
2008 Outlook and priorities
The Canadian economic and business environment is expected to weaken slightly although business growth should continue to be supported by generally favourable capital market conditions. In the U.S., we anticipate that financial market volatility will persist into early 2008, but economic growth will reaccelerate in the latter part of 2008. Growth in other global economies is expected to ease moderately in 2008. This economic environment and the successful execution of our strategic priorities are anticipated to fuel our growth.
Key strategic priorities for 2008
•	Continue extending our lead in the Canadian wealth and asset management markets.

•	Pursue strong organic and acquisition growth in our U.S. wealth management businesses that serve individual clients and advisors.

•	Continue expanding our high net worth international wealth management business in select markets as well as through bolt-on acquisitions to complement our existing operations.

•	Focus on expanding our asset management business globally, initially through acquisitions with a focus on U.S. opportunities.

•	Work to continue attracting and retaining experienced advisors, private bankers and other client-facing professionals across all our businesses.
BUSINESS LINE REVIEW
Canadian Wealth Management
Canadian Wealth Management includes the market leader in full-service brokerage in Canada, with over 1,300 investment advisors, providing advisor-based comprehensive financial solutions. Additionally, we provide discretionary investment management and trust services to high net worth clients, offering a relationship approach for clients in need of sophisticated financial solutions. In these businesses, there are more than 28 investment counsellors and 125 trust professionals in locations across the country.
Financial performance
Revenue increased $170 million, or 13%, over the prior year, mostly due to strong growth in fee-based client assets reflecting higher net sales, capital appreciation and the recruitment and retention of experienced advisors. Higher transactional volumes in our brokerage business reflecting generally favourable market conditions also contributed to the increase.

Selected highlights	Table 26

(C$ millions)	2007	2006	2005

Total revenue	$1,460	$1,290	$1,164
Other information
Assets under administration	183,000	168,600	146,400
Assets under management	22,200	17,500	12,700
Total assets under fee-based programs	83,300	70,200	56,500

Royal Bank of Canada: Annual Report 2007
62  Management’s Discussion and Analysis

 U.S. & International Wealth Management
U.S. & International Wealth Management consists of our retail brokerage business, which is one of the largest full-service firms in the U.S. with over 1,770 financial consultants. We also have a clearing and execution services business that serves small to mid-sized independent broker-dealers and institutions. Internationally, we provide customized banking, credit, investment and trust solutions to high net worth private clients through 2,300 employees across a network of 34 offices located in 20 countries around the world.
Financial performance
Revenue increased $256 million, or 15%, over the prior year. In U.S. dollars, revenue increased $293 million, or 19%, largely as a result of solid growth in fee-based client assets, higher transaction volumes in our U.S. brokerage business reflecting generally favourable market conditions throughout the early part of the year, and a foreign exchange translation gain on certain deposits. The inclusion of our J.B. Hanauer acquisition and solid loan and deposit growth in our international wealth management business also contributed to the increase.

Selected highlights	Table 27

(C$ millions)	2007	2006	2005

Total revenue	$1,988	$1,732	$1,580
Other information
Total loans, guarantees and letters of credit (1), (2)	5,500	4,500	3,900
Total deposits (1), (2)	17,900	15,100	13,900
Assets under administration	305,500	307,900	234,300
Assets under management	20,200	19,700	15,600
Total assets under fee-based programs (3)	26,600	26,400	20,700
Other information (US$ millions)
Total revenue	1,826	1,533	1,305

(1)	Represents amounts related to our international wealth management businesses.

(2)	Represents an average amount, which is calculated using methods intended to approximate the average of the daily balances for the period.

(3)	Represents amounts related to our U.S. wealth management businesses.
 Global Asset Management
Global Asset Management is responsible for our proprietary asset management business in Canada and the U.S. In Canada, we provide a broad range of investment management services through mutual funds, pooled funds and separately managed portfolios. We distribute our investment solutions through a broad network of our bank branches, our discount and full-service brokers, independent advisors and direct-to-consumer. We are the largest single fund company and one of the largest money managers in Canada. In the U.S., we provide investment services to both retail and institutional clients through mutual funds, fee-based accounts and separately managed portfolios.
Financial performance
Revenue increased $79 million, or 17%, over the prior year, mainly reflecting strong growth in Canadian assets under management due to solid net long-term and money market mutual fund sales and capital appreciation.

Selected highlights	Table 28

(C$ millions)	2007	2006	2005

Total revenue	$544	$465	$407
Other information
Canadian net long-term mutual fund sales	6,200	5,400	5,600
Assets under management	118,800	105,600	90,200

Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  63

 U.S. & INTERNATIONAL BANKING
U.S. & International Banking comprises our banking businesses outside Canada, including our banking operations in the U.S. and Caribbean. In addition, this segment includes our 50% ownership in RBC Dexia IS.
     All of our businesses leverage the global resources of RBC, while drawing upon the knowledge and expertise of our local professionals to deliver customized solutions to our clients. We differentiate ourselves in each of our highly competitive marketplaces by tailoring solutions to meet our clients’ specific needs and building strong, long-lasting relationships by consistently delivering high-quality service.
Highlights
•	We continued to expand our banking footprint in key growth areas in the U.S. Southeast through targeted acquisitions and de novo branch openings. We acquired 39 AmSouth Bank branches (AmSouth branches) in Alabama and added 17 branches in Georgia when we acquired Flag Financial Corporation (Flag).

•	We realized a 12% (17% in Euros) growth in assets under administration with RBC Dexia IS, underpinned by both new and existing client growth.

•	We added a real estate lending team to our Caribbean operations, giving us the expertise to better serve clients across the region. In addition, we formed a small business unit to serve this growing client segment.
Economic and market review
The solid U.S. economic growth in the middle of the year, primarily supported by continued non-residential investment, strong export growth and consumer spending, slowed in the latter part of the year. The weakening economic conditions largely reflected the ongoing housing market correction, a tightening of credit conditions and increased funding costs arising from the U.S. subprime mortgage market concerns. This resulted in a general weakening in credit quality of residential real estate-related loans. Internationally, economic conditions in the Caribbean remained strong, although strong competition in the deposits market also tempered business growth. Solid economic conditions in Canada and the fast-growing asset management industry in Europe continued to support our global custody business growth.

U.S. & International Banking financial highlights	Table 29

(C$ millions, except percentage amounts)	2007	2006	2005

Net interest income	$1,031	$940	$923
Non-interest income	884	688	654
Total revenue	$1,915	$1,628	$1,577
Non-interest expense	1,481	1,216	1,136
Provision for credit losses (PCL)	109	25	49
Net income before income taxes and non-controlling interest in subsidiaries	$325	$387	$395
Net income	$242	$261	$256

Key ratios
Return on equity (1)	6.9%	10.6%	10.8%
Return on risk capital (1)	11.7%	16.1%	16.4%
Selected average balance sheet and other information (2)
Total assets	$39,700	$32,600	$25,900
Loans and acceptances	22,300	18,500	17,200
Deposits	34,200	28,700	21,200
Attributed capital (1)	3,350	2,400	2,350
Risk capital (1)	1,950	1,600	1,550
Other information
Assets under administration — RBC	—	—	1,361,100
Assets under administration — RBC Dexia IS (3)	2,713,100	2,421,100	—
Number of employees (full-time equivalent)	6,001	5,034	6,880
Credit information
Gross impaired loans as a percentage of average net loans and acceptances	1.91%	1.01%	.94%
PCL as a percentage of average net loans and acceptances	.49%	.14%	.28%

	For the year ended
Impact of US$ and Euro translation on selected items	2007 vs. 2006

Reduced total revenue	$8
Reduced non-interest expense	6
Increased net income	4

Percentage change in average US$ equivalent of C$1.00 (4)	4%
Percentage change in average Euro equivalent of C$1.00 (4)	(5)%

(1)	Segment Return on equity, Average risk capital and Return on risk capital are key performance measures. Average attributed capital and Return on equity are calculated using methods intended to approximate the average of the daily balances for the period. For further discussion, refer to the Key performance and non-GAAP measures section.

(2)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period.

(3)	AUA — RBC Dexia IS represents the total AUA of the joint venture as at September 30, 2007. We have revised the 2006 amount to reflect the amount reported by RBC Dexia IS, as we had previously disclosed only the assets under custody amount related to our joint venture.

(4)	Average amounts are calculated using month-end spot rates for the year.
Royal Bank of Canada: Annual Report 2007
64  Management’s Discussion and Analysis

Financial performance
2007 vs. 2006
Net income decreased $19 million, or 7%, from the prior year. The decrease was largely attributable to increased provision for credit losses, primarily reflecting higher impaired loans in our U.S. residential builder finance business. This was partially offset by strong business growth in RBC Dexia IS, as well as higher loan and deposit growth in the U.S. reflecting the inclusion of our acquisitions of Flag and the AmSouth branches, de novo branch openings and business expansion. Our results also reflected higher costs in support of business growth and a loss on the restructuring of our U.S. banking investment portfolio this year.
     Total revenue increased $287 million, or 18%, from the prior year. The increase was primarily attributable to RBC Dexia IS, reflecting strong market activity, an additional month of results and business growth. Banking revenue was also up largely due to loan and deposit growth, mainly reflecting the inclusion of Flag and the AmSouth branches, despite the negative impact of a stronger Canadian dollar on the translated value of U.S. dollar-denominated revenue. These factors were partially offset by a loss on the restructuring of our U.S. banking investment portfolio this year.
     Non-interest expense was up $265 million, or 22%, over the prior year, largely reflecting higher costs in support of business growth. The increase primarily reflected higher processing and staff costs at RBC Dexia IS commensurate with business growth, the inclusion of our acquisitions of Flag and the AmSouth branches and the related integration costs, and U.S. de novo branch openings. Higher costs associated with an additional month of results relating to RBC Dexia IS, as well as an increase in sales and service personnel in our banking branch network also contributed to the increase.
     Provision for credit losses was up $84 million, largely due to higher impaired loans in our U.S. residential builder finance business, reflecting the downturn in the U.S. housing market in the latter part of the year. As at October 31, 2007, we had $2.8 billion in our U.S. residential builder finance loans outstanding.
2006 vs. 2005
Net income increased $5 million, or 2%, from 2005, largely reflecting solid growth and improved credit quality in Banking, partially offset by transaction expenses related to the transfer of Institutional & Investor Services to RBC Dexia IS.
     Total revenue increased $51 million, or 3%, from 2005, primarily reflecting strong revenue growth in RBC Dexia IS due to increased business volume. The increase was partially offset by lower Banking revenue due to the negative impact of a stronger Canadian dollar on the translated value of U.S. dollar-denominated revenue. In U.S. dollars, Banking revenue increased $58 million, or 7%, reflecting solid loan and deposit growth and higher fee-based activities.
     Non-interest expense was up $80 million, or 7%, from 2005, primarily reflecting transaction expenses related to the transfer of IIS to RBC Dexia IS, as well as higher project-related spending and other costs in support of business growth.
     Provision for credit losses decreased $24 million, or 49%, compared to 2005, primarily reflecting strong credit quality in our U.S. banking loan portfolio in 2006.
2008 Outlook and priorities
We continue to see significant opportunities in the U.S. and Caribbean to expand our Banking business, through a combination of organic growth and strategic acquisitions. We anticipate that the current financial market volatility in the U.S. will persist into early 2008, as investors and lenders will remain cautious and risk averse amid the continued correction in the U.S. housing market. The anticipated improved U.S. economic conditions in the latter part of 2008, primarily underpinned by rising business investment, strong export growth and continued consumer spending against a backdrop of the abatement of current financial market volatility and the housing market correction, should support business and revenue growth. The projected solid economic growth in Canada and the Eurozone, as well as the increasing trend of outsourcing by fund managers in Canada, the Eurozone and Asia should continue to support RBC Dexia IS business growth.
Key strategic priorities for 2008
•	Continue implementing our long-term strategy to become the pre-eminent bank for businesses, business owners and professionals in the U.S. Southeast.

•	Efficiently integrate the pending acquisition of Alabama National BanCorporation for our U.S. banking operations, while retaining and growing our client base through continuous enhancement of our products and services and distribution network.

•	Build on our strong position in the Caribbean to create the leading bank in the region through the efficient integration of RBTT Financial Group, which we recently announced our intention to acquire, subject to closing conditions.

•	Pursue growth strategies with RBC Dexia IS that focus on strengthening the global client franchise, broadening its suite of products through innovation and expanding its presence in high-growth markets.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  65

BUSINESS LINE REVIEW
Banking
Banking consists of our banking operations in the U.S. and Caribbean. These businesses offer a broad range of banking products and services to personal and business clients in their respective markets, including residential construction finance services. Our U.S. banking business ranks 5th in deposit market share in North Carolina and among the top 15 in its U.S. Southeast banking footprint. It has a network of 350 branches and 395 ATMs. Caribbean banking ranks in the top three in deposit market share in most of its markets and has 44 branches and 78 ATMs.
Financial performance
Total revenue increased $86 million, or 8%, compared to the prior year, despite the negative impact of a stronger Canadian dollar on the translated value of U.S. dollar-denominated revenue. In U.S. dollars, Banking revenue increased $114 million, or 12%, primarily driven by solid loan and deposit growth, reflecting the inclusion of Flag and the AmSouth branches, the 10 U.S. de novo branch openings since last year and business growth. These factors were partially offset by a loss on the restructuring of our U.S. banking investment portfolio. Net interest margin was down 16 bps, largely due to continued competitive pressure on deposit business, the reversal of accrued interest related to higher impaired loans this year, and a loss on the early redemption of trust preferred notes due to the impact of changes in our portfolio mix.
In U.S. dollars, average loans and acceptances, and deposits were up $3 billion (18%) and $2 billion (11%), respectively, from the prior year. The increase was primarily attributable to growth in loans and acceptances, and deposits in our U.S. banking operations of 18% and 12%, respectively, reflecting our acquisitions of Flag and the AmSouth branches, de novo branch openings and business growth. Growth in loans and acceptances, and deposits in our Caribbean banking operations of 14% and 8%, respectively, reflecting our continued focus on enhancing sales management and client satisfaction, also contributed to the increase.

Selected highlights	Table 30

	2007	2006	2005

Total revenue (C$ millions)	$1,156	$1,070	$1,077
Other information (US$ millions)
Total revenue	$1,059	$945	$887
Net interest margin (1)	3.56%	3.73%	3.70%
Average loans and acceptances (2), (3)	$17,800	$15,100	$14,200
Average deposits (2), (3)	17,700	15,900	15,500
Number of:
Branches	394	325	315
Automated teller machines	473	385	371

(1)	Net interest margin (NIM) is calculated as Net interest income divided by Average total earning assets. Average total earning assets are calculated using methods intended to approximate the average of the daily balances for the period.

(2)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period.

(3)	Average loans and acceptances and Average deposits have been adjusted for 2005 for netting of a large Caribbean government account effective the fourth quarter of 2005, which reduced loan and deposit balances by a similar amount.
RBC Dexia Investor Services
Our joint venture, RBC Dexia IS, offers an integrated suite of institutional investor products and services, including global custody, fund and pension administration, securities lending, shareholder services, analytics and other related services, to institutional investors worldwide. RBC Dexia IS was created on January 2, 2006, when we combined our Institutional & Investor Services (IIS) business with Luxembourg-based Dexia Funds Services in return for a 50% joint venture interest in RBC Dexia IS.
Financial performance
Total revenue was up $201 million, or 36%, compared to the prior year. The increase primarily reflected growth in our custodian and securities lending business on strong market activity, as well as organic growth from existing clients and the acquisition of new clients. An additional month of results reported in the year also contributed to the increase.
     Assets under administration were up 12% from a year ago. The increase was largely attributable to the acquisition of new clients, largely driven by an increase in sales as a result of our broadened product and service offerings, organic growth from existing customers and market appreciation.

Selected highlights	Table 31

(C$ millions)	2007	2006	2005

Total revenue (1)	$759	$558	$500
Other information
Assets under administration
RBC (2)	—	—	1,361,100
RBC Dexia IS (3)	2,713,100	2,421,100	—

(1)	Given the similarities between the IIS and RBC Dexia IS businesses, we have disclosed the revenue from our prior IIS business and our 50% proportionate ownership of RBC Dexia IS on the same line for comparative purposes. Revenue presented for 2006 represents two months of revenue from our IIS business earned between November 1, 2005, and the creation of RBC Dexia IS on January 2, 2006. The current period revenue also includes our proportionate share of RBC Dexia IS for the twelve months ended September 30, 2007, as RBC Dexia IS reports on a one month lag.

(2)	AUA — RBC represents total Assets under administration (AUA) of our IIS business. IIS AUA of $1,400 billion was contributed to RBC Dexia IS in exchange for our 50% ownership interest.

(3)	AUA — RBC Dexia IS represents the total AUA of the joint venture as at September 30, 2007. We have revised the 2006 amount to reflect the amount reported by RBC Dexia IS, as we had previously disclosed only the assets under custody amount related to our joint venture.
Royal Bank of Canada: Annual Report 2007
66  Management’s Discussion and Analysis

CAPITAL MARKETS
Capital Markets comprises our global wholesale banking business, which provides a wide range of corporate and investment banking, sales and trading, research and related products and services to corporations, public sector and institutional clients in North America and specialized products and services in select global markets. This segment consists of two main businesses, Global Markets and Global Investment Banking and Equity Markets. All other businesses are grouped under Other.
     We have an established reputation as a premier Canadian investment bank with top-tier market share in virtually all lines of wholesale business in Canada. We offer a full suite of products and service capabilities and have long-standing and deep relationships with our clients. We have a select but diversified set of global capabilities which includes fixed income, equity, foreign exchange, structured products, global infrastructure finance, and energy and mining.
     We remain committed to our businesses and will maintain our focus on being the undisputed leader in Canada, a top-tier leader in the U.S. mid-market, a global structurer and trader, and a leading global fixed income bank.
Highlights
•	We completed three acquisitions to access new clients and build on our capabilities: Carlin Financial Group, a U.S. broker-dealer known for its proprietary trade execution platform; Daniels & Associates, L.P., a U.S. merger and acquisition advisory firm; and Seasongood & Mayer, LLC, a U.S. public finance firm and municipal debt underwriter.

•	In 2007, we led or jointly led many significant debt and equity new issuance transactions totalling $184 billion.

•	We were involved in the top five merger and acquisitions transactions with Canadian involvement through the first three calendar quarters of 2007.

•	We were named Dealmaker of the Year in Canada four of the last five years (Financial Post) and the Best Investment Bank in Canada (Financial Post and Global Finance Magazine).

Capital Markets financial highlights	Table 32

(C$ millions, except number of and percentage amounts)	2007	2006	2005

Net interest income (1)	$453	$131	$557
Non-interest income	3,936	4,005	3,005
Total revenue (1)	$4,389	$4,136	$3,562
Non-interest expense	2,769	2,603	2,890
Provision for (recovery of) credit losses (PCL)	(22)	(115)	(91)
Net income before income taxes and non-controlling interest in subsidiaries (1)	$1,642	$1,649	$762
Net income	$1,292	$1,355	$686

Key ratios
Return on equity (2)	26.6%	31.5%	17.5%
Return on risk capital (2)	32.5%	38.7%	22.4%
Selected average balance sheet information (3)
Total assets	$311,200	$260,600	$229,100
Trading securities	152,900	132,300	109,600
Loans and acceptances	29,000	22,100	17,600
Deposits	125,700	108,100	96,500
Attributed capital (2)	4,800	4,250	3,850
Risk capital (2)	3,900	3,450	3,050
Other information
Number of employees (full-time equivalent)	3,364	2,936	2,762
Credit information
Gross impaired loans as a percentage of average net loans and acceptances	.06%	.28%	.67%
Specific PCL as a percentage of average net loans and acceptances	(.08)%	(.52)%	(.52)%

	For the year ended
Impact of US$ and British pound translation on selected items (1)	2007 vs. 2006

Reduced total revenue (1)	$70
Reduced non-interest expense	15
Reduced net income	30

Percentage change in average US$ equivalent of C$1.00 (4)	4%
Percentage change in average British pound equivalent of C$1.00 (4)	(5)%

(1)	Taxable equivalent basis. For further discussion, refer to the How we measure and report our business segments section.

(2)	Segment Return on equity, Average risk capital and Return on risk capital are key performance measures. Average attributed capital and Return on equity are calculated using methods intended to approximate the average of the daily balances for the period. For further discussion, refer to the Key performance and non-GAAP measures section.

(3)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period.

(4)	Average amounts are calculated using month-end spot rates for the year.

(1)	Taxable equivalent basis. For further discussion, refer to the How we measure and report our business segments section.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  67

Economic and market review
Capital markets were generally favourable for the first part of 2007; however, a sudden and deep deterioration in the U.S. subprime residential mortgage-backed securities market in the latter part of 2007 had negative effects on the broader credit markets. This was characterized by significant credit spread widening, increased volatility in global equities, the credit rating agency downgrades of a broad group of collateralized debt obligations of asset-backed securities (CDOs of ABS) and U.S. RMBS instruments and a general lack of liquidity across a broad range of products including securities with strong credit ratings. The severe disruption in financial markets contributed to substantial writedowns and negatively impacted the effectiveness of hedging strategies for certain credit related products. Global central banks continued to provide liquidity to financial markets in an effort to minimize the impact of the market dislocation on the broader economy, including a 75 bps aggressive reduction in its overnight borrowing rate by the U.S. Federal Reserve during the fourth quarter of 2007. Lower levels of liquidity coupled with increased financial market volatility contributed to lower levels of origination activity compared to 2006. M&A activity remained strong for most of the year. The stronger Canadian dollar negatively impacted the translated value of our U.S. dollar- denominated earnings.
Financial performance
2007 vs. 2006
Net income decreased $63 million, or 5%, compared to a year ago largely due to writedowns recorded in the current year totalling $357 million on the valuation of U.S. subprime RMBS and CDOs of ABS in our Structured Credit business. The writedowns reflected the deterioration in the credit markets in the latter part of 2007 as a result of concerns over the U.S. subprime market, a general lack of liquidity and the recent credit rating agency downgrades of a broad group of CDOs of ABS and U.S. RMBS instruments. The negative impact of the stronger Canadian dollar on the translated value of U.S. dollar-denominated earnings also contributed to the decrease. These factors were partially offset by broad-based revenue growth in many other businesses. The writedowns of $357 million were offset by a $119 million compensation adjustment and $78 million income tax adjustment for a net impact of $160 million.
     Total revenue increased $253 million, or 6%. The increase was primarily due to increased equity derivatives and foreign exchange trading revenue, strong equity origination activity across all geographies and the inclusion of our recent acquisitions. Higher M&A activity, mainly in the U.S. gains associated with credit derivative contracts used to economically hedge our core lending portfolio reflecting the widening of credit spreads, and higher distributions on private equity investments also contributed to the increase. These factors were partially offset by lower trading revenue in our fixed income businesses reflecting the writedowns on the valuation of U.S. subprime RMBS and CDOs of ABS, the negative impact of the stronger Canadian dollar on the translated value of U.S. dollar-denominated revenue and lower U.S. debt origination results due in part to the tightening of credit markets in the latter part of 2007.
     Non-interest expense increased $166 million, or 6%, primarily reflecting increased costs in support of business growth, including higher staffing levels and the inclusion of our recent acquisitions. These factors were partially offset by lower variable compensation commensurate with weaker results and lower professional fees.
     Recovery of credit losses of $22 million in the current year compares to a recovery of credit losses of $115 million in the prior year, which included a $50 million reversal of the general allowance.
     Average assets were up $51 billion, or 19%, mainly due to increased trading securities primarily resulting from growth in certain equity trading strategies and in our fixed income trading businesses. Loans and acceptances increased $7 billion, or 31%, mainly related to strong investment banking activity and growth in our Infrastructure Finance business. Deposits increased $18 billion, or 16%, primarily due to increased funding requirements of our trading businesses. Credit quality remained strong as gross impaired loans decreased $43 million, or 72%, from a year ago.
2006 vs. 2005
Net income increased $669 million, or 98%, compared to 2005 primarily due to the prior year Enron litigation-related provision of $591 million ($326 million after-tax). Also contributing to the increase were record trading results, a lower effective income tax rate and near record M&A fees. These factors were partly offset by higher variable compensation on improved business performance and the negative impact of a stronger Canadian dollar on the translated value of our U.S. dollar- and British pound-denominated earnings.
     Total revenue increased $574 million, or 16%. The increase was primarily due to record trading results on improved market conditions and growth in certain equity trading strategies and stronger M&A activity. Higher distributions and gains from private equity investments, increased brokerage commissions and increased credit fees related to investment banking activity also contributed to the increase. These factors were partially offset by a decline in equity origination in Canada mainly reflecting uncertainty in equity markets outside the resource sector. Debt origination fees were also down, mainly in the U.S., due to the rising interest rate environment and further weakening of the U.S. dollar.
     Non-interest expense decreased $287 million, or 10%, largely reflecting the Enron litigation-related provision recorded in 2005 and the favourable reduction in the translated value of U.S. dollar- and British pound-denominated expenses due to the stronger Canadian dollar. Higher variable compensation on stronger business performance and higher spending in support of business growth initiatives partly offset the decrease.
     Recovery of credit losses of $115 million in 2006, including a $50 million reversal of the general allowance, compared to a recovery of credit losses of $91 million in 2005.
2008 Outlook and priorities
Credit market and liquidity concerns should abate as capital markets stabilize globally and gradually return to more normal levels of activity. The expected gradual improvement in market conditions should result in the recovery of underperforming businesses. In Canada, we will continue to build on our leadership position, while in the U.S. we remain focused on leveraging the strengths of recent acquisitions continuing to build our mid-market franchise and expanding into new sectors. Internationally, we will strategically expand our global capabilities, including strengthening our Infrastructure Finance business and expanding the distribution of structured and fixed income products into Asian markets. Our deal pipeline should remain fairly healthy and is expected to continue to grow; however, conversion remains a concern.
Key strategic priorities for 2008
•	Maintain our leadership position in Canada and deepen our penetration in the Canadian mid-market segment.

•	Continue to grow our Municipal Products business with the recently acquired platform of Seasongood & Mayer, expand our banking activities geographically and develop new product segments in the U.S.

•	Continue to expand the distribution of structured and fixed income products into Asian markets.

•	Continue to expand our infrastructure and project finance product offering from U.K. to other international and U.S. markets.

•	Continue to build our global energy capabilities, an area of strength for us.
Royal Bank of Canada: Annual Report 2007
68  Management’s Discussion and Analysis

BUSINESS LINE REVIEW
Global Markets
Global Markets is our centre for origination, trading and distribution of predominantly investment grade fixed income, foreign exchange and derivative products. It also conducts our proprietary trading operations, alternative asset and private equity businesses.
Financial performance
Global Markets revenue decreased $124 million, or 5%, from a year ago. Trading-related revenue was down $94 million, or 4%, primarily due to lower trading revenue in certain fixed income business as a result of writedowns totalling $357 million on the valuation of U.S. subprime RMBS and CDOs of ABS in our Structured Credit business. This was partially offset by higher equity derivatives and foreign exchange trading revenue due to business expansion and increased market volatility. Other revenue was down $30 million from a year ago largely due to lower private equity investment gains.
We led or jointly led 1,005 debt issues, up from 615 deals a year ago, with a total value of approximately $164 billion, and in Municipal Finance, we were involved in 779 issues with a total value of US$81 billion through October 2007.

Selected highlights	Table 33

(C$ millions)	2007	2006	2005

Total revenue (1)	$2,455	$2,579	$2,256
Other information
Trading-related	2,060	2,154	1,706
Other (2)	395	425	550

(1)	Taxable equivalent basis. For further discussion, refer to the How we measure and report our business segments section.

(2)	Other includes debt origination, municipal products, gains/losses on private equity instruments, derivatives non-trading and securitization revenue.
Global Investment Banking and Equity Markets
Global Investment Banking and Equity Markets brings together our investment banking and equity sales and trading capabilities to provide a complete suite of advisory and equity-related services to clients from origination, structuring and advising to distribution, sales and trading.
     Given the significant growth in our National Clients business, we transferred this business from Other to Global Investment Banking and Equity Markets in the second quarter of 2007.
Financial performance
Global Investment Banking and Equity Markets revenue increased $293 million, or 21%, compared to the prior year. Gross underwriting and advisory revenue was up $166 million, or 25%, largely reflecting strong equity origination activity across all geographies and improved M&A activity mainly in the U.S. Equity sales and trading revenue increased $92 million, or 33%, mainly due to the inclusion of our recent acquisitions, while Other revenue was up $35 million, or 8%, primarily reflecting higher private equity distributions and increased lending activity.
In 2007, we advised on 98 announced M&A deals with a total value of $190 billion. In 2007, we led or co-led 142 equity and equity-related new issues with a total market value of $20 billion, up from 82 in the prior year.

Selected highlights	Table 34

(C$ millions)	2007	2006	2005

Total revenue (1)	$1,675	$1,382	$1,098
Other information
Gross underwriting and advisory fees	831	665	598
Equity sales and trading	375	283	252
Other (2)	469	434	248

(1)	Taxable equivalent basis. For further discussion, refer to the How we measure and report our business segments section.

(2)	Other includes increases in private equity distributions, growth in revenue associated with our core lending portfolio and syndicated finance and the gain on the exchange of our NYSE seats for NYX shares.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  69

Other
Other consists of our remaining businesses including our Global Credit business, which oversees the management of our core lending portfolios and manages our non-strategic lending portfolio. Global Credit also includes our Global Financial Institutions business which delivers innovative and creative solutions to global financial institutions including correspondent banking, treasury and cash management services. Research offers economic and securities research products to institutional clients in Canada and globally.
Financial performance
Revenue from Other was $259 million, an increase of $84 million, or 48%, over the prior year. The increase mainly reflected gains associated with credit derivative contracts used to economically hedge our core lending portfolio reflecting the widening of credit spreads and increased revenue in our Global Financial Institutions business due to higher deposit balances.
CORPORATE SUPPORT
Corporate Support segment activities include our global technology and operations group, corporate treasury, finance, human resources, risk management, internal audit and other global functions, the costs of which are largely allocated to the business segments.
     The reported results for the Corporate Support segment mainly reflect activities that are undertaken for the benefit of the organization, and which are not allocated to the business segments such as enterprise funding, securitization and the net charges associated with unattributed capital. The results also include consolidation adjustments including the elimination of the teb adjustments recorded in Capital Markets related to the gross-up of income from Canadian taxable corporate dividends to their taxable equivalent value. These adjustments are recorded in net interest income and offset in the provision for income taxes.
     Due to the nature of activities and consolidated adjustments reported in this segment, we believe that a year-over-year trend analysis is not relevant. The following identifies the material items affecting the reported results in each year.

Corporate Support financial highlights	Table 35

(C$ millions)	2007	2006	2005

Net interest income (1)	$(732)	$(488)	$(294)
Non-interest income	377	178	190
Total revenue (1)	$(355)	$(310)	$(104)
Non-interest expense	36	36	61
Recovery of credit losses	(85)	(86)	(47)
Business realignment charges	—	—	39
Net loss before income taxes and non-controlling interest in subsidiaries (1)	$(306)	$(260)	$(157)
Net income (loss)	$209	$111	$(14)

Selected average balance sheet and other information (2)
Total assets	$(6,500)	$(5,400)	$(4,000)
Attributed capital (3)	2,950	3,100	2,800
Securitization
Total securitizations sold and outstanding (4)	$17,889	$15,836	$11,587
New securitization activity in the year (5)	4,264	6,142	3,821

Other information
Number of employees (full-time equivalent)	19,485	18,393	17,785

(1)	Taxable equivalent basis. For further discussion, refer to the How we manage and report our business segments section. These amounts included the elimination of the adjustment related to the gross-up of income from Canadian corporate dividends of $332 million in 2007 recorded in Capital Markets (2006 — $213 million, 2005 — $109 million).

(2)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period.

(3)	For further discussion, refer to the Key performance and non-GAAP measures section.

(4)	Total securitizations sold and outstanding comprises of credit card loans and residential mortgages.

(5)	New securitization activity comprises residential mortgages and credit card loans securitized and sold in the year. For further details, refer to Note 5 of our Consolidated Financial Statements.
2007
Net income of $209 million for the year included income tax amounts largely related to enterprise funding activities that were not allocated to the business segments and favourable income tax settlements related to prior years. These factors were partially offset by the mark-to-market losses mainly related to the recognition of the ineffectiveness of hedged items and the related derivatives in hedge accounting relationships, a cumulative adjustment for losses resulting from the fair valuing of certain derivatives that did not qualify for hedge accounting and higher capital taxes that were not allocated to the business segments.
2006
Net income of $111 million for the year mainly reflected income tax amounts which were largely related to enterprise funding activities and the favourable resolution of income tax audits related to prior years not allocated to the business segments. Mark-to-market gains on derivatives related to certain economic hedges also contributed to net income in the year. These factors were partially offset by the timing of securitization activity and an amount accrued related to a leased space which we will not occupy and expect to sublease at a rate lower than our contracted rate.
2005
Net loss of $14 million largely reflected business realignment charges of $39 million, and mark-to-market losses on derivatives relating to certain economic hedges, which were partially offset by securitization activity and interest refunds relating to the resolution of disputed tax items for the 1993 to 1998 tax periods.
Royal Bank of Canada: Annual Report 2007
70  Management’s Discussion and Analysis

FINANCIAL CONDITION

Balance sheet	Table 36

	As at October 31

(C$ millions)	2007	2006

Interest-bearing deposits with banks	$11,881	$10,502
Securities	178,255	184,869
Assets purchased under reverse repurchase agreements and securities borrowed	64,313	59,378
Loans	239,429	209,939
Other assets	103,735	69,100
Total assets	600,346	536,780
Deposits	365,205	343,523
Other liabilities	201,284	160,575
Non-controlling interest in subsidiaries	1,483	1,775
Shareholders’ equity	24,439	22,123

With the adoption of the new financial instruments accounting standards, certain financial instruments are now measured at fair value that were previously reported at cost or amortized cost. As a result, a greater portion of our Consolidated Balance Sheet is now measured at fair value, including certain derivative instruments. For further details, refer to the Critical accounting policies and estimates section as well as Notes 1 and 2 to our Consolidated Financial Statements.
2007 vs. 2006
Total assets were up $64 billion, or 12%, from a year ago, driven by growth across most asset categories. The increase was largely attributable to solid loan growth, including Canadian residential mortgages and personal and business loans, amid generally favourable domestic market conditions. Higher balances related to derivative-related amounts, primarily reflecting changes in market conditions, also contributed to the increase.
     Interest-bearing deposits with banks increased $1 billion, or 13%, from the prior year, largely reflecting a shift in our portfolio mix to higher-yielding assets.
     Securities were down $7 billion, or 4%, from a year ago, primarily due to a strategic reduction in our positions taking into account recent financial market volatility, and the impact of a stronger Canadian dollar on the translated value of U.S. dollar-denominated securities.
     Assets purchased under reverse repurchase agreements and securities borrowed increased $5 billion, or 8%, from a year ago. This growth primarily reflected higher balances in support of our equity and fixed income trading strategies.
     Loans increased $29 billion, or 14%, from a year ago, reflecting increases across all categories. The largest growth was attributable to Canadian residential mortgages, which increased $13 billion, or 14% (despite the offsetting effect of $13 billion of securitizations over the past 12 months) and personal loans, largely driven by demand for home equity lending amid continued strong Canadian housing market activities, relatively low interest rates in a historical context and strong labour market conditions. Solid growth in our wholesale loans of $11 billion, or 19%, mainly reflecting continued growth in corporate lending also contributed to the increase.
     Other assets were up $35 billion, or 50%. The growth was mainly attributable to an increase in derivative-related amounts primarily in foreign exchange and interest rate contracts, reflecting increased volatility, strong shifts in exchange rates and interest rates, as well as higher client and trading activity. These factors were partially offset by the impact of a stronger Canadian dollar on the translated value of U.S. dollar-denominated derivative-related assets.
     Deposits increased $22 billion, or 6%, from a year ago. The growth was largely due to increased business and government deposits mainly reflecting higher balances in support of business activities, increased balances at RBC Dexia IS, and domestic business growth. Higher personal deposits in part driven by the success of our recently launched high-interest online savings account also contributed to the increase. These factors were partially offset by a reduction in interest-bearing deposits with banks in part reflecting our lower funding requirements compared to a year ago.
     Other liabilities rose $41 billion, or 25%, from last year. The increase was mainly due to derivative-related amounts, primarily reflecting the same factors noted above in derivative-related assets. Increased securities sold short, mainly reflecting business growth and higher balance in support of our fixed income trading strategies, also contributed to the increase.
     Shareholders’ equity increased $2 billion, or 10%, over the prior year. The growth largely reflected strong earnings growth, net of dividends, and a $1 billion net issuance of preferred shares since last year.
CAPITAL MANAGEMENT
Capital management framework
We actively manage our capital to balance the desire to maintain strong capital ratios and high ratings with the objective of providing strong returns to our shareholders. In striving to achieve this balance, we consider the requirements of regulators, rating agencies, depositors and shareholders, as well as our future business plans, peer comparisons and our position relative to internal targets for capital ratios. Additional considerations include the costs and terms of current and potential capital issuances, and projected capital requirements.
     Our capital management framework provides the policies and processes for defining, measuring, raising and investing all forms of capital in a co-ordinated and consistent manner. We manage and monitor our capital from several perspectives, including:
(i)	Regulatory capital: capital required for regulatory compliance defined in accordance with the Office of the Superintendent of Financial Institutions Canada (OSFI) criteria;

(ii)	Economic Capital: an internal assessment of the amount of equity capital required to underpin our risks; and

(iii)	Subsidiary capital: the amount of regulatory capital invested in subsidiaries.
This co-ordinated approach to capital management serves an important business function. Our goal is to optimize our capital usage and structure and provide efficient support for our business segments and clients and better returns for our shareholders, while protecting our depositors and senior creditors.
Governance
The Board of Directors is responsible for the annual review and approval of our capital plan, in conjunction with our operating plan. The Audit Committee is responsible for the governance of capital management, which includes the approval of capital management policies,
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  71

the regular review of our capital position and liquidity, funding and capital management processes, and the ongoing review of internal control over financial reporting. In addition, the OSFI meets with our Audit Committee and the Conduct Review and Risk Policy Committee (CR&RPC) to discuss policies and procedures regarding capital management.
     The Asset & Liability Committee and the Group Executive share management oversight responsibility for capital management and receive regular reports detailing compliance with the established limits and guidelines. Corporate Treasury and Group Risk Management (GRM) are responsible for the design and implementation of policies for regulatory, economic and subsidiary capital.
Risk-adjusted assets (RAA)
Under the current Basel I framework, the calculation of RAA is determined by the OSFI-prescribed rules relating to on-balance sheet and off-balance sheet exposures and includes an amount for the market risk exposure associated with our trading portfolios.
     During the year, RAA increased by $23.9 billion, with strong growth across most categories including loans, mortgages, and off-balance sheet derivative instruments. However, growth in nominal assets was partially offset by the impact of a stronger Canadian dollar on the translated value of our foreign currency-denominated assets.

Risk-adjusted assets (1)	Table 37

			Risk-adjusted balance
		Weighted
	Balance	average of
(C$ millions, except percentage amounts)	sheet amount	risk weights (2)	2007	2006

Balance sheet assets
Cash and deposits with banks	$16,107	18%	$2,852	$2,322
Securities
Issued or guaranteed by Canadian or other OECD (3) governments	16,858	—	52	42
Other	161,591	6%	9,495	7,811
Residential mortgages (4)
Insured	27,994	1%	355	363
Conventional	81,713	40%	32,885	27,921
Other loans and acceptances (4)
Issued or guaranteed by Canadian or other OECD (3) governments	32,577	17%	5,651	3,848
Other	171,422	69%	118,723	107,336
Other assets	92,100	11%	10,487	10,609

	$600,362		$180,500	$160,252

	Credit
	equivalent
	amount (5)

Off-balance sheet financial instruments
Credit instruments
Guarantees and standby letters of credit	$19,758	60%	$11,807	$14,092
Documentary and commercial letters of credit	100	78%	78	65
Securities lending (6)	36,187	3%	962	3,022
Commitments to extend credit	21,954	85%	18,752	16,666
Liquidity facilities	4,826	98%	4,746	4,413
Note issuances and revolving underwriting facilities	—	—	—	4

	$82,825		$36,345	$38,262

Derivatives (7)	57,973	25%	14,457	10,432

Total off-balance sheet financial instruments	$140,798		$50,802	$48,694

Total specific and general market risk			16,333	14,763

Total risk-adjusted assets			$247,635	$223,709

(1)	Calculated using guidelines issued by the OSFI.

(2)	Represents the weighted average of counterparty risk weights within a particular category.

(3)	OECD stands for Organisation for Economic Co-operation and Development.

(4)	Amounts are shown net of allowance for loan losses.

(5)	The amount of credit exposure attributable to an off-balance sheet financial instrument, derived from the notional value of the exposure.

(6)	In 2007, we implemented a new trading credit risk system in our London office that enables clearer identification of these balances, resulting in a lower risk-adjusted balance.

(7)	Excludes non-trading credit derivatives given guarantee treatment for credit risk capital purposes.
Regulatory capital and capital ratios
Capital levels for Canadian banks are regulated pursuant to guidelines issued by the OSFI, based on standards issued by the Bank for International Settlements. Regulatory capital is allocated to two tiers: Tier 1 and Tier 2. Tier 1 capital comprises the more permanent components of capital and consists primarily of common shareholders’ equity, non-cumulative preferred shares, the majority of which do not have conversion features into common shares, and the eligible amount of innovative capital instruments. In addition, goodwill is deducted from Tier 1 capital.
     Tier 2 capital consists mainly of subordinated debentures, trust subordinated notes, the eligible amount of innovative capital instruments that could not be included in Tier 1 capital, and an eligible portion of the total general allowance for credit losses. Total capital is defined as the total of Tier 1 and Tier 2 capital less deductions as prescribed by the OSFI. For further details on the terms and conditions of our non-cumulative preferred shares and innovative capital instruments, refer to Notes 17 and 18 of our Consolidated Financial Statements.
     Regulatory capital ratios are calculated by dividing Tier 1 and Total capital by RAA. The OSFI formally establishes risk-based capital targets for deposit-taking institutions in Canada. These targets are currently a Tier 1 capital ratio of 7% and a Total capital ratio of 10%. In addition to the Tier 1 and Total capital ratios, Canadian banks are required to ensure that their assets-to-capital multiple, which is calculated by dividing gross adjusted assets by Total capital, does not exceed a maximum level prescribed by the OSFI.
     The components of regulatory capital and our regulatory capital ratios are shown in the following table.
Royal Bank of Canada: Annual Report 2007
72  Management’s Discussion and Analysis

Regulatory capital and capital ratios (1)	Table 38

(C$ millions, except percentage amounts)	2007	2006

Tier 1 capital
Common equity (2)	$22,272	$21,065
Non-cumulative preferred shares	2,344	1,345
Trust capital securities	3,494	3,222
Other non-controlling interest in subsidiaries	25	28
Goodwill	(4,752)	(4,182)

	23,383	21,478

Tier 2 capital
Permanent subordinated debentures (3)	779	839
Non-permanent subordinated debentures (3)	5,473	6,313
General allowances	1,221	1,223
Trust capital securities (excess over 15% Tier 1)	—	249
Trust subordinated notes	1,027	—
Accumulated net unrealized gain on available-for-sale equity securities (4)	105	—

	8,605	8,624

Other deductions from capital
Investment in insurance subsidiaries	(2,912)	(2,795)
Other	(505)	(643)

Total capital	$28,571	$26,664

Capital ratios
Tier 1 capital to risk-adjusted assets	9.4%	9.6%
Total capital to risk-adjusted assets	11.5%	11.9%
Assets-to-capital multiple	19.9X	19.7X

(1)	As defined in the guidelines issued by the OSFI.

(2)	This amount is Shareholders’ equity less preferred shares of $2,050 million and other items not included in regulatory capital of $117 million.

(3)	Subordinated debentures that are within five years of maturity are subject to straight-line amortization to zero during their remaining term and, accordingly, are included above at their amortized value.

(4)	As prescribed by the OSFI, certain components of Accumulated other comprehensive income (AOCI) are included in the determination of regulatory capital. Accumulated net foreign currency translation adjustments are included in Tier 1 capital in common equity. Net unrealized fair value losses on available-for-sale (AFS) equities are deducted in the determination of Tier 1 capital while net unrealized fair value gains on AFS equities are included in Tier 2 capital.
As at October 31, 2007, the Tier 1 capital ratio was 9.4% and the Total capital ratio was 11.5%.
     The Tier 1 capital ratio was down 20 bps from a year ago. The decrease was largely due to business growth, including acquisitions, which resulted in an increase in RAA and a higher goodwill deduction from capital. The impact of our common share repurchases under our normal course issuer bid also contributed to the decrease. These factors were partially offset by strong generation of capital from earnings and the issuance of preferred shares.
     The Total capital ratio was down 40 bps from a year ago due to growth in RAA and the redemption of subordinated debentures. These factors were partially offset by the issuance of trust subordinated notes.
     As at October 31, 2007, our assets-to-capital multiple was 19.9 compared to 19.7 a year ago. Our assets-to-capital multiple remains below the maximum of 23 that is allowed by the OSFI.

Selected capital management activity	Table 39

(C$ millions)	2007	2006

Dividends
Common	$2,321	$1,847
Preferred	88	60
Common shares issued (1)	152	115
Repurchase of common shares — normal course issuer bid (2)	(646)	(844)
Preferred shares issued	1,150	600
Preferred shares redeemed	(150)	(250)
Subordinated debentures issued	87	—
Repurchase and redemption of debentures (3)	(985)	(955)
Issuance of Trust subordinated notes (4)	1,000	—

(1)	Represents cash received for stock options exercised during the year.

(2)	For further details, refer to Note 18 to our Consolidated Financial Statements.

(3)	For further details, refer to Note 16 to our Consolidated Financial Statements.

(4)	For further details, refer to Note 17 to our Consolidated Financial Statements.

Royal Bank of Canada: Annual Report 2007 Management’s Discussion and Analysis 73

In 2007, we undertook several initiatives to support the effective management of our capital.
Tier 1
In 2007, we repurchased 11.8 million common shares for $646 million under our NCIB that expired on October 31, 2007. Effective November 1, 2007, we renewed our NCIB to repurchase up to 20 million common shares, or 1.6%, of our outstanding common shares as at October 31, 2007. This NCIB will expire on October 31, 2008.
     On April 26, 2007, we issued $250 million of Non-cumulative First Preferred Shares Series AG at $25 per share.
     On March 14, 2007, we issued $200 million of Non-cumulative First Preferred Shares Series AF at $25 per share.
     On January 19, 2007, we issued $250 million of Non-cumulative First Preferred Shares Series AE at $25 per share.
     On December 13, 2006, we issued $250 million of Non-cumulative First Preferred Shares Series AD at $25 per share.
     On November 24, 2006, we redeemed all of the issued and outstanding $150 million Non-cumulative First Preferred Shares Series O.
     On November 1, 2006, we issued $200 million of Non-cumulative First Preferred Shares Series AC at $25 per share.
Tier 2
During the year, we purchased US$24 million of our outstanding US$300 million floating rate debentures maturing in 2085.
     On June 26, 2007, we issued JP¥10 billion (C$87 million) Japanese Yen-denominated subordinated debentures.
     On June 4, 2007, we redeemed all of our outstanding $500 million subordinated debentures due June 4, 2012, at par value plus accrued interest.
     On April 30, 2007, we issued $1 billion of subordinated debentures through RBC Subordinated Notes Trust, a closed-end trust wholly owned by us.
     On November 8, 2006, we redeemed all of our outstanding US$400 million floating-rate subordinated debentures due November 8, 2011, for 100% of their principal amount plus accrued interest to the redemption date.
Dividends
Our common share dividend policy reflects our earnings outlook, desired payout ratio and the need to maintain adequate levels of capital to fund business opportunities. The targeted common share dividend payout ratio for 2007 was 40% to 50%. In 2007, the dividend payout ratio was 43%, up from 40% in 2006. Common share dividends paid during the year were $2.3 billion, up 26% from a year ago.

Share data and dividends	Table 40

	2007			2006			2005

(C$ millions, except number of shares	Number of		Dividends	Number of		Dividends	Number of		Dividends
and per share amounts)	shares (000s)	Amount	per share	shares (000s)	Amount	per share	shares (000s)	Amount	per share

First Preferred (1)
Non-cumulative Series N	12,000	$300	$1.18	12,000	$300	$1.18	12,000	$300	$1.18
Non-cumulative Series O	—	—	—	6,000	150	1.38	6,000	150	1.38
Non-cumulative Series S	—	—	—	—	—	1.33	10,000	250	1.53
Non-cumulative Series W	12,000	300	1.23	12,000	300	1.23	12,000	300	.99
Non-cumulative Series AA	12,000	300	1.11	12,000	300	.71	—	—	—
Non-cumulative Series AB	12,000	300	1.18	12,000	300	.41	—	—	—
Non-cumulative Series AC	8,000	200	1.22	—	—	—	—	—	—
Non-cumulative Series AD	10,000	250	1.06	—	—	—	—	—	—
Non-cumulative Series AE	10,000	250	.95	—	—	—	—	—	—
Non-cumulative Series AF	8,000	200	.77	—	—	—	—	—	—
Non-cumulative Series AG	10,000	250	.65	—	—	—	—	—	—

Total First Preferred		$2,350			$1,350			$1,000

Common shares outstanding	1,276,260	$7,300	$1.82	1,280,890	$7,196	$1.44	1,293,502	$7,170	$1.18
Treasury shares — preferred	(249)	(6)		(94)	(2)		(91)	(2)
Treasury shares — common	(2,444)	(101)		(5,486)	(180)		(7,053)	(216)
Stock options
Outstanding	26,623			32,243			36,481
Exercisable	21,924			26,918			28,863

(1)	As at October 31, 2007, the aggregate number of common shares issuable on the conversion of the First Preferred Shares Series N was approximately 5,743,000. As at October 31, 2007, the First Preferred Shares Series W was not yet convertible. The other preferred shares do not have conversion options.
As at November 23, 2007, the number of outstanding common shares and stock options were 1,276,292,000 and 26,591,000, respectively. As at November 23, 2007, the number of Treasury shares — preferred and Treasury shares — common were 263,000 and 2,775,000, respectively. For further information about our share capital, refer to Notes 18 and 21 to our Consolidated Financial Statements.

Royal Bank of Canada: Annual Report 2007 74 Management’s Discussion and Analysis

Hedging foreign currency-denominated operations
Increasing amounts of U.S. dollar-denominated assets and deductions from regulatory capital prompted our development of a policy for hedging our foreign exchange exposure with respect to our foreign operations. The objectives of our hedging policy are: (i) stabilization of our consolidated regulatory capital ratios from currency fluctuations, and (ii) mitigation of potential earnings volatility that might result if we dispose of these investments in foreign operations. When the Canadian dollar strengthens/weakens against other currencies, the losses/gains on net foreign investments reduce/increase our capital, as well as our RAA and goodwill of the foreign currency-denominated operations. Selecting an appropriate level for hedging of our investment in foreign operations ensures that our regulatory capital ratios are not materially impacted by currency fluctuations due to the offsetting impact of the proportionate movements in the assets and capital.
     Hedging our operations denominated in foreign currencies promotes orderly and efficient capital management. It facilitates compliance with regulatory requirements on an ongoing basis and enables us to maintain greater control over key capital ratios, thereby reducing the need for capital transactions in response to currency fluctuations.
Economic Capital
Economic Capital is our own quantification of risks associated with business activities. Economic Capital is defined as the capital required to remain solvent and in business even under extreme market conditions, given our desire to maintain a debt rating of at least AA. Economic Capital is attributed to each business segment in proportion to management’s assessment of the risks. It allows for comparable performance measurements among our business segments through Return on Equity (ROE) and Return on Risk Capital (RORC), which are described in detail in the Key performance and non-GAAP measures section. Accordingly, Economic Capital aids senior management in resource allocation and serves as a reference point for the assessment of our aggregate risk appetite in relation to our financial position, recognizing that factors outside the scope of Economic Capital must also be taken into consideration.
     Economic Capital is also used to assess the adequacy of our capital base. Our policy is to maintain a level of common equity, and other instruments with equity-like permanence and loss absorption features that exceed Economic Capital with a comfortable cushion.
     Economic Capital is calculated and attributed on a wider array of risks than is regulatory capital, which is primarily limited to credit, market (trading) and, under Basel II, operational risk. Economic Capital also includes goodwill and intangibles. The identified risks (described below) for which we calculate Economic Capital are credit, market (trading and non-trading), operational, business, fixed asset, and insurance. Additionally, Economic Capital allows for diversification benefits across risks and business segments.
•	Credit risk is the risk of loss associated with a counterparty’s inability or unwillingness to fulfill its payment obligations.

•	Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, equity or commodity prices, or the volatility of these factors, in both banking and trading books. Market risk can be exacerbated by thinly traded or illiquid markets.

•	Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events.

•	Business risk is the risk of loss due to variances in volumes, prices and costs caused by competitive forces, regulatory changes, reputation and strategic risks.

•	Fixed asset risk is defined as the risk that the value of fixed assets will be less than their book value at a future date.

•	Insurance risk is the risk of loss that may occur when assumptions made in insurance product design and pricing activities differ from actual experience.
For further discussion of credit, market, operational and insurance risk, refer to the Risk management section.
     The calculation and attribution of Economic Capital involves a number of assumptions and judgments. The methodologies are continually monitored to ensure that the Economic Capital framework is comprehensive and consistent. Economic Capital measurement models and techniques are developed by GRM and are subject to independent assessment for appropriateness and reliability. The models are continually benchmarked to leading industry practices via participation in surveys, reviews of methodologies and ongoing interaction with external risk-management industry professionals. The models and input parameters are subject to independent vetting and validation, as per internal model risk policies.

Economic Capital	Table 41

(C$ millions average balances)	2007	2006

Credit risk	$6,850	$5,800
Market risk (trading and non-trading)	2,700	2,500
Operational risk	2,750	2,450
Business and fixed asset risk	2,000	1,800
Insurance risk	150	200

Risk capital	$14,450	$12,750
Goodwill and intangibles	5,550	4,650

Economic Capital	$20,000	$17,400
Unattributed capital	2,000	2,500
Common equity	$22,000	$19,900

Economic Capital increased $2.6 billion from a year ago largely due to increases in Credit risk capital, Goodwill and intangibles and Operational risk capital. The increases in Credit risk and Operational risk capital were primarily due to business growth including the impact of our acquisitions of Flag, the AmSouth branches and Carlin. Goodwill and intangibles increased primarily as a result of these acquisitions, which were partially offset by the favourable impact of a stronger Canadian dollar on the translated value of foreign currency-denominated assets.
     We remain well capitalized with current levels of qualified equity exceeding the Economic Capital required to underpin all of our risks.

Royal Bank of Canada: Annual Report 2007 Management’s Discussion and Analysis 75

Subsidiary capital
Management of consolidated capital has become a strategic objective for us as the amount of capital deployed in subsidiaries to build their businesses has grown in order to maximize profits and returns to our shareholders. Accordingly, regulatory bodies have focused on ensuring that for all internationally active banks, capital recognized in regulatory capital measurements is accessible by the parent entity. At the same time, subsidiaries should be sufficiently capitalized on a stand-alone basis and in compliance with local regulatory requirements at all times. In addition to minimum capital requirements, these local regulations may include restrictions on the transfer of assets in the form of cash, dividends, loans or advances. For further details, refer to Note 18 to our Consolidated Financial Statements. To balance these regulatory requirements and facilitate the co-ordinated generation and allocation of capital across the enterprise, we have put in place a comprehensive subsidiary capital management framework. This framework sets guidelines for defining capital investments in our subsidiaries and establishes an overall limit for total investment in those subsidiaries.
     While each of our subsidiaries has individual responsibility for calculating, monitoring and maintaining capital adequacy in compliance with the laws and regulations of its local jurisdiction, Corporate Treasury is mandated to provide centralized oversight and consolidated capital base management across various entities.
Other considerations affecting capital
Transition to Basel II
Beginning in the first quarter of 2008, as a result of the OSFI’s adoption of new guidelines based on “International Convergence of Capital Measurement and Capital Standards: A Revised Framework — Comprehensive Version (June 2006),” known as Basel II, Canadian banks will be required to calculate and report their regulatory capital ratios under new measurement standards. We intend to adopt the Advanced Internal Ratings Based (AIRB) Approach for credit risk and, initially, the Standardized Approach for operational risk. There will be no changes in the treatment of market risk. For details on our Basel II risk approaches, refer to the Risk management section.
     As part of the Basel II process, Canadian banks must demonstrate to the OSFI that they have met the AIRB requirements and that their capital reporting is accurate and of high quality. The OSFI has been engaged in extensive AIRB approval reviews throughout 2007. Our final application package, for adoption of the AIRB Approach for most material portfolios, was submitted to the OSFI on October 31, 2007 and the formal approval decision is expected by December 31, 2007. Once we achieve full compliance with the AIRB requirements and the OSFI has agreed, we may proceed to reflect capital below Basel I levels, subject to a two-year transitional floor requirement where our capital must reflect 90% and 80% of our Basel I capital charges. As required by the OSFI since November 1, 2006, we have been calculating capital requirements in parallel under both the Basel I and Basel II rules.
     Also, the OSFI has made some allowances for staged implementation. In particular, the OSFI has approved a waiver for RBC Centura Bank to use the Standardized Approach for credit risk until 2010. We have also been granted an extension (applicable to non-North American portfolios) for RBC Dexia IS, which plans to implement the AIRB approach by June 2008. Additionally, the OSFI has approved an exemption for our Caribbean banking operations to report under the Standardized Approach as long as that portfolio remains non-material (defined as 1% or less of total balance sheet and credit equivalent amounts).
     Notwithstanding that our risk and capital management processes were already substantially consistent with the principles embodied in Basel II, we have introduced new policies and enhanced practices, as appropriate, to facilitate transition to Basel II. These include meeting requisite standards for:
•	risk rating system design and operation
•	risk quantification, validation, and use of rating systems and internal ratings
•	corporate governance and oversight
•	implementation of a robust internal capital adequacy assessment process (ICAAP).
Our approach to capital adequacy is a co-ordinated effort involving functional units such as GRM, Corporate Treasury, and Finance. Currently, GRM works in partnership with our businesses to identify, measure, mitigate and monitor all forms of risk, as described in the Risk management section. Capital adequacy is assessed and determined with consideration of the full range of risk controls and capital management tools available to us. We view capital adequacy as a dynamic process that considers multiple variables, including earnings, asset growth and capital transactions, within regulatory and financial market constraints in order to meet strategic goals.
     Our initial ICAAP was presented to the Audit Committee in October 2007. This ICAAP incorporates senior management oversight, comprehensive risk-based stress testing of regulatory capital requirements and our own assessment of risk based on Economic Capital, which is expected to play a greater role in capital adequacy assessments under Basel II.
     Our ICAAP demonstrates that we are well capitalized, having enough capital to meet management’s assessment of required capital under both normal market conditions and a range of severe but plausible stress testing scenarios. It serves as an important tool in the establishment of our internal capital ratios target within the broader context of our capital management framework, and will be subject to annual review and ongoing development.
     In addition to our ICAAP, several of our subsidiaries are required to submit entity level ICAAPs to local regulators. While these assessments are the responsibility of the respective subsidiaries, Corporate Treasury liaises with subsidiaries to ensure enterprise-wide consistency.
     Our implementation of Basel II will produce capital requirements that may differ from those calculated under the current Basel I framework. For the most part, this reflects a shift in calculation methodology from application of prescribed risk weights to processes that are more closely aligned with our internal risk management practices. Also, Basel II incorporates a specific charge for operational risk that is not currently required under Basel I. As Basel II will be applied on a prospective basis, comparability to historical data and capital ratios reported under Basel I may be difficult.
     Disclosure requirements under Basel II will begin with our first quarter 2008 financial disclosure, and will continue to evolve over 2008, with all quantitative and qualitative requirements being met with the release of our 2008 annual report.
Accounting considerations
In addition to the regulatory environment, we closely monitor changes in accounting rules and their potential impact on our capitalization levels. With the recent adoption of the new financial instruments accounting standards under Canadian GAAP, differences exist between the measurement of capital as disclosed in the financial statements and that used for regulatory capital purposes. For example, under Canadian GAAP, available-for-sale (AFS) debt securities are recognized at fair value, with unrealized gains and losses reported in Accumulated other comprehensive income (AOCI). In contrast, for regulatory capital purposes, these securities are measured at amortized cost, and consequently, no unrealized gains or losses are reflected in regulatory capital. Additionally, the unrealized gains and losses on derivatives designated as cash flow hedges and reported in AOCI are excluded from regulatory capital.
     Capital treatment for equity investments in other entities is determined by a combination of accounting and legal guidelines based on the size or nature of the investment. Three broad approaches apply as follows:
•	Consolidation: entities in which we have a controlling interest must be fully consolidated on our consolidated balance sheet. Joint ventures are consolidated on a pro rata basis. Consolidated holdings are capitalized directly by asset class and are not treated as equity investments for regulatory capital calculation purposes.

Royal Bank of Canada: Annual Report 2007 76 Management’s Discussion and Analysis

•	Deduction: certain holdings are deducted in full from our regulatory capital. These include all “substantial” investments (as defined by the Bank Act), as well as all investments in insurance subsidiaries.

•	Risk weighting: unconsolidated equity investments that are not deducted from capital are risk weighted at a prescribed rate for determination of capital charges.
While Basel II retains the same criteria for determination of capital treatment of equities, the prescribed risk weightings are generally higher than under Basel I.
OFF-BALANCE SHEET ARRANGEMENTS
In the normal course of business, we engage in a variety of financial transactions that, under GAAP, are not recorded on our balance sheet. Off-balance sheet transactions are generally undertaken for risk management, capital management and/or funding management purposes for our benefit and the benefit of our clients. These transactions include transactions with special purpose entities and issuance of guarantees. These transactions give rise to, among other risks, varying degrees of market, credit, liquidity and funding risk, which are discussed in the Risk management section.
Derivatives
On November 1, 2006, we adopted three new accounting standards that were issued by the CICA related to financial instruments. These standards and the impact on our financial position and results of operations are discussed in the Impact of the new financial instruments accounting standards section and in Note 1 to our Consolidated Financial Statements. With the adoption of these standards, all derivatives including derivatives that qualified for hedge accounting are now recognized on the Consolidated Balance Sheets at fair value. Prior to November 1, 2006, derivatives that qualified for hedge accounting were not carried at fair value on our Consolidated Balance Sheets. Refer to Note 7 to our Consolidated Financial Statements for detailed information on our derivatives products.
Special purpose entities
Special purpose entities (SPEs) are typically set up for a single, discrete purpose, have a limited life and serve to legally isolate the financial assets held by the SPE from the selling organization. They are not operating entities and usually have no employees. SPEs may be variable interest entities (VIEs) as defined by CICA Accounting Guideline 15, Consolidation of Variable Interest Entities (AcG-15). Refer to the Critical accounting policies and estimates section and Notes 1 and 6 to our Consolidated Financial Statements, for our consolidation policy and information about the VIEs that we have consolidated, or in which we have significant variable interests. Pursuant to CICA Accounting Guideline 12, Transfers of Receivables (AcG-12), Qualifying SPEs (QSPE) are legal entities that are demonstrably distinct from the transferor, have limited and specified permitted activities, have defined asset holdings and may only sell or dispose of selected assets in automatic response to specified conditions.
     We manage and monitor our involvement with SPEs through our Structured Transactions Oversight Committee. Refer to the Risk management section for further details.
Securitization of our financial assets
We periodically securitize our credit card receivables and residential mortgage loans primarily to diversify our funding sources and enhance our liquidity position. We also securitize residential and commercial mortgage loans for sales and trading activities. Gains and losses on securitizations are included in Non-interest income. Refer to Note 1 to our Consolidated Financial Statements for our accounting policy for loan securitizations.
     In addition to traditional securitizations where we sell our loans and receivables, we also enter into synthetic securitizations to transfer risks relating to selected elements of our financial assets without actually transferring the assets through the use of certain financial instruments.
Credit card receivables
We securitize a portion of our credit card receivables through a SPE on a revolving basis. The SPE is funded through the issuance of senior and subordinated notes collateralized by the underlying credit card receivables. The issuances are rated by at least two of DBRS, Moody’s Investors Service (Moody’s) or Standard & Poor’s Corporation (S&P). This SPE meets the criteria for a QSPE and, accordingly, as the transferor of the credit card receivables, we are precluded from consolidating this SPE.
     We continue to service the credit card receivables sold to the QSPE and perform an administrative role for the QSPE. We also provide first-loss protection to the QSPE in two forms. We have an interest in the excess spread from the QSPE which is subordinate to the QSPE’s obligation to the holders of its asset-backed securities. Excess spread is the residual net interest income after all trust expenses have been paid. Our excess spread serves to absorb losses with respect to the credit card receivables before payments to the QSPE’s noteholders are affected. The present value of this excess spread is reported as a retained interest within our AFS securities on our Consolidated Balance Sheets. In addition, we provide loans to the QSPE to pay upfront expenses. These loans rank subordinate to all notes issued by the QSPE.
Residential mortgage loans
We securitize Canadian insured residential mortgage loans through the creation of mortgage-backed securities (MBS) and sell a portion of these MBS to an independent SPE on a revolving basis. We retain interests in the excess spread on the sold MBS and continue to service the underlying mortgages that we have securitized for funding and liquidity purposes.
     We did not securitize any residential mortgages synthetically in 2007. As at October 31, 2006, we had synthetically securitized $20 billion in residential mortgage loans through financial guarantees.
Commercial mortgage loans
We securitize commercial mortgages by selling them in collateral pools, which meet certain diversification, leverage and debt coverage criteria, to SPEs, one of which is sponsored by us. The SPEs finance the purchase of these pools by issuing certificates that carry varying degrees of subordination. The certificates issued by the SPE which we sponsor range from AAA to B- and are rated by any two of DBRS, Moody’s and S&P. The most subordinated certificates are unrated. The certificates represent undivided interests in the collateral pool, and the SPE which we sponsor, having sold all undivided interests available in the pool, retains none of the risk of the collateral pools. We do not retain any beneficial interests in the loans sold unless we purchase some of the securities issued by the SPEs for our own account. We are the primary servicer under contract with a third-party master servicer for the loans that are sold to the SPE that is sponsored by us.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  77

Our financial asset securitizations	Table 42

(C$ millions)	2007	2006

Outstanding securitized assets
Residential mortgages	$18,384	$14,131
Credit cards	3,650	3,650
Commercial mortgages	3,727	1,914

Total	$25,761	$19,695

Retained interests
Residential mortgages:
Mortgage-backed securities retained (1)	$5,954	$5,591
Retained rights to future excess interest	414	206
Credit cards:
Asset-backed securities purchased (2)	870	1,390
Retained rights to future excess interest	27	26
Subordinated loan receivables	3	6
Commercial mortgages
Asset-backed securities purchased (2)	47	—

Total	$7,315	$7,219

(1)	All residential mortgages securitized are Canadian insured mortgages.

(2)	Securities purchased during the securitization process.
Securitization activities during 2007
During the year, we securitized $13.3 billion of residential mortgages, of which $6.2 billion were sold and, $3.7 billion were reinvested in revolving securitizations and the remaining $3.4 billion were retained. We also securitized $1.9 billion of commercial mortgages and purchased $48 million (principal value) related securities during the securitization process. Refer to Note 5 to our Consolidated Financial Statements for further details and the amounts of impaired and past due loans that we manage and any losses recognized on securitization activities during the year.
Capital trusts
We issue innovative capital instruments, RBC Trust Capital Securities (TruCS) and RBC Trust Subordinated Notes (TSNs), through three SPEs: (i) RBC Capital Trust (Trust), (ii) RBC Capital Trust II (Trust II) and (iii) RBC Trust Subordinated Trust (Trust III). We consolidated Trust but do not consolidate Trust II or Trust III because we are not the Primary Beneficiary since we are not exposed to the majority of the expected losses, and we do not have a significant interest in these trusts. As at October 31, 2007, we held the residual interest of $1 million and $1 million (2006 — $1 million and nil) in Trust II and Trust III, respectively. We had a loan receivable of $40 million (2006 — $42 million) from Trust II and of $30 million from Trust III (2006 — nil), and reported the senior deposit notes of $900 million and $999.8 million (2006 — $900 million and nil) that we issued to Trust II and Trust III in our deposit liabilities. Under certain circumstances, TruCS of Trust II will be automatically exchanged for our preferred shares and TSNs exchanged for our subordinated notes without prior consent of the holders. In addition, TruCS holders of Trust II have the right to exchange for our preferred shares as outlined in Note 17 to our Consolidated Financial Statements.
     Interest expenses on the senior deposit notes issued to Trust II and Trust III amounted to $52 million and $23.6 million, respectively (2006 — $52 million and nil, 2005 — $52 million and nil) during the year. For further details on the capital trusts and the terms of the TruCS and TSNs issued and outstanding, refer to the Capital management section and Note 17 to our Consolidated Financial Statements.
Securitization of client financial assets
Within our Global Securitization Group, our principal relationship with SPEs comes in the form of administering seven multi-seller asset-backed commercial paper conduit programs (multi-seller conduits) – four in Canada and three in the United States. We are involved in the multi-seller conduit markets because our clients value these transactions, they offer us a growing source of revenue and they generate a favourable risk-adjusted return for us. Our clients primarily utilize multi-seller conduits to diversify their financing sources and to reduce funding costs by leveraging the value of high-quality collateral. The multi-seller conduits purchase various financial assets from clients and finance the purchases by issuing highly rated asset-backed commercial paper. The multi-seller conduits typically purchase the financial assets as part of a securitization transaction by our clients. In these situations, the sellers of the financial assets continue to service the respective assets and generally provide some amount of first-loss protection on the assets.
     The multi-seller conduits also financed assets that were either in the form of securities, including collateralized debt obligations (CDOs) or instruments that closely resemble securities such as credit-linked notes. The credit quality of these transactions is very high, often in the highest available rating categories established by the rating agencies that assign ratings to these types of securities or security-like instruments. In these situations, the multi-seller conduit is often one of many investors in the securities or security-like instruments.
     The commercial paper issued by each multi-seller conduit is in the multi-seller conduit’s own name with recourse to the financial assets owned by the multi-seller conduit. The multi-seller conduit commercial paper is non-recourse to us except through our participation in liquidity and/or credit enhancement facilities, and non-recourse to the other multi-seller conduits that we administer.
     We do not maintain any ownership or retained interests in these multi-seller conduits. We provide services such as transaction structuring and administration as specified by the multi-seller conduit program documents, for which we receive fees. In addition, we provide backstop liquidity facilities and partial credit enhancements to the multi-seller conduits. Our maximum exposure to loss under these facilities is $42.9 billion for 2007 and $35.1 billion for 2006. The increase in liquidity and credit facilities is due to the increase in the multi-seller conduits’ activities during the year. We have no rights to, or control of, the assets owned by the multi-seller conduits. Fee revenue for all such services, which is reported as Non-interest income, amounted to $72 million during the year (2006 — $60 million, 2005 — $58 million).
     Total commitments and amounts outstanding under liquidity and credit enhancement facilities for the multi-seller conduits as at October 31, 2007 and 2006, which are also included in our discussion in the Guarantees section, are shown below:

Liquidity and credit enhancement facilities	Table 43

	2007			2006
		Maximum			Maximum
		exposure			exposure
(C$ millions)	Committed	to loss	Outstanding	Committed	to loss	Outstanding
Backstop liquidity facilities	$42,567	$38,726	$—	$34,880	$31,686	$—
Credit enhancement facilities	4,185	4,185	—	3,404	3,404	—

Royal Bank of Canada: Annual Report 2007
78  Management’s Discussion and Analysis

     The following is a summary of our maximum exposure to loss categorized by securitized client asset type in the multi-seller conduits for the years ended October 31, 2007 and 2006.

Maximum exposure to loss categorized by client asset type	Table 44

(C$ millions)	2007	2006

Outstanding securitized assets
Auto loans and leases	$12,157	$7,073
Asset-backed securities	164	195
Consumer loans	1,769	2,659
Credit cards	11,125	8,856
Dealer floor plan receivables	496	—
Electricity market receivables	306	306
Equipment receivables	2,279	2,132
Insurance premiums	610	664
Other loans	288	—
Residential mortgages	3,793	4,358
Securities	1,669	1,497
Student loans	2,654	2,928
Trade receivables	5,133	3,537
Truck loans and leases	468	885
Other	—	—

Total	$42,911	$35,090

All the multi-seller conduits were restructured in 2004. As part of the restructurings, an unrelated third party (expected loss investor) agreed to absorb credit losses, up to a maximum contractual amount, that may occur in the future on the assets in the multi-seller conduits (multi-seller conduit first-loss position) before us and the multi-seller conduit’s debt holders. In return for assuming this multi-seller conduit first-loss position, the expected loss investor is paid by the multi-seller conduit a return commensurate with its risk position. Moreover, each multi-seller conduit has granted to the expected loss investor material voting rights, including the right to approve any transaction prior to the multi-seller conduit purchasing and financing a transaction. As a result of the restructurings, we do not consolidate any of the multi-seller conduits. As a result of increased activities during 2007, these seven multi-seller conduits have financial assets totalling $29.3 billion as at October 31, 2007 (2006 — $24.8 billion). The maximum assets that may have to be purchased by the conduits under purchase commitments outstanding as at October 31, 2007 were $41.8 billion (2006 — $34.3 billion).
Creation of credit investment products
We use SPEs to generally transform credit derivatives into cash instruments, to distribute credit risk and to create customized credit products to meet the needs of investors with specific requirements. As part of this process, we may transfer our assets to the SPEs with an obligation to buy these assets back in the future and may enter into derivative contracts with these SPEs in order to convert various risk factors such as yield, currency or credit risk of underlying assets to meet the needs of the investors. In this role as derivative counterparty to the SPE, we also assume the associated counterparty credit risk of the SPE.
     These SPEs often issue notes. The notes may be rated by external rating agencies, as well as listed on a stock exchange, and are generally traded via recognized bond clearing systems. While the majority of the notes are expected to be sold on a “buy and hold” basis, we may occasionally act as market maker. We do not, however, provide any SPE with guarantees or other similar support commitments; instead we buy credit protection from these SPEs through credit derivatives. The investors in the notes ultimately bear the cost of any payments made by the SPE under these credit derivatives. We consolidate the SPEs in which our investments in the notes expose us to a majority of the expected losses.
     There are many functions required to create such a product. We fulfill some of these functions and independent third parties or specialist service providers fulfill the remainder. Currently we act as sole arranger and swap provider for SPEs where we are involved and, in most cases, act as paying and issuing agent as well. As with all our trading derivatives, the derivatives with these SPEs are carried at fair value in derivative assets and liabilities.
     The assets in these SPEs amounted to $5.2 billion as at October 31, 2007 (2006 — $3.8 billion), of which $.3 billion were consolidated as at October 31, 2007 (2006 — $.7 billion). The majority of the increase in these assets is due to the creation of new SPEs in 2007.
Structured finance
We occasionally invest in off-balance sheet entities in the form of loan substitute and equity investments that are part of transactions structured to achieve a desired outcome, such as limiting exposure to specific assets or risks, obtaining indirect (and usually risk mitigated) exposure to financial assets, funding specific assets, supporting an enhanced yield and meeting client requirements. These transactions usually yield a higher return or provide lower-cost funding on an aftertax basis than financing non-SPE counterparties, holding an interest in financial assets directly, or receiving on-balance sheet funding. These transactions are structured to mitigate risks associated with directly investing in the underlying financial assets, or directly receiving funding, and may be structured so that our ultimate credit risk is that of a non-SPE, which in most cases is another financial institution. Exit mechanisms are built into these transactions to curtail exposure from changes in law or regulations. We consolidate structured finance VIEs in which our interests expose us to a majority of the expected losses. In 2007, we reduced our total investments in certain transactions. The unconsolidated entities in which we have significant investments or loans had total assets of $4.8 billion as at October 31, 2007 (2006 — $6.9 billion). At at October 31, 2007, our total investments in and loans to these entities were $2.5 billion (2006 — $2.9 billion), which are reflected on our Consolidated Balance Sheets.
Investment funds
We enter into derivative transactions with third parties including mutual funds, unit investment trusts and other investment funds for fees to provide their investors with the desired exposure and hedge our exposure from these derivatives by investing in other funds. We consolidate the investment funds when our participation in the derivative or our investment in other funds exposes us to a majority of the respective expected losses. The total assets held in the funds where we have significant exposure and which we did not consolidate were $1.6 billion as at October 31, 2007 (2006 — $3.6 billion). The decrease is primarily due to a reduction of assets in one of the investment funds. As at October 31, 2007, our total exposure was $423 million (2006 — $319 million).
Trusts, mutual and pooled funds
Our joint venture RBC Dexia IS provides global custody, fund and pension administration of client assets as well as the provision of shareholders services, foreign exchange, securities lending and other related services. With respect to trusteeship and/or custodian services for personal and institutional trusts, RBC Dexia IS has a fiduciary responsibility to act in the best interests of the beneficiaries of the trusts. RBC Dexia IS earns fees for providing these services and we include 50% of these fees in our revenue, representing our share of interest in the joint venture. Refer to Note 9 to our Consolidated Financial Statements for more details.
     We manage assets in mutual and pooled funds and earn fees at market rates from these funds, but do not guarantee either principal or returns to investors in any of these funds.
Guarantees
We issue guarantee products, as defined by the CICA Accounting Guideline 14, Disclosure of Guarantees (AcG-14), in return for fees recorded in Non-interest income. Significant types of guarantee products we have provided to third parties include credit derivatives, written put options, securities lending indemnifications, backstop liquidity facilities, financial standby letters of credit, performance guarantees, stable value products, credit enhancements, mortgage loans sold with recourse and certain indemnification agreements.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  79

     Due to the adoption of the three new financial instrument accounting standards on November 1, 2006, financial guarantees are now recognized at inception at the fair value of the obligation undertaken in issuing the guarantee. Subsequent measurement of financial guarantees at fair value is not required unless the financial guarantee qualifies as a derivative. As the carrying value of these financial guarantees does not reflect our maximum potential amount of future payments, we continue to consider guarantees as off-balance sheet arrangements. Prior to November 1, 2006, financial guarantees were required to be disclosed only in the notes to our Consolidated Financial Statements.
     Our maximum potential amount of future payments in relation to our guarantee products as at October 31, 2007, amounted to $152 billion (2006 — $125 billion). In addition, as at October 31, 2007, RBC Dexia IS securities lending indemnifications totalled $63.5 billion (2006 — $45.6 billion); we are exposed to 50% of this amount. The maximum potential amount of future payments represents the maximum risk of loss if there was a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions, insurance policies or collateral held or pledged.
     As at October 31, 2007, we had $40.4 billion in backstop liquidity facilities related to asset-backed commercial paper programs, of which 96% were committed to RBC-administered multi-seller conduits.
     Note 27 to our Consolidated Financial Statements provides detailed information regarding the nature and maximum potential exposure for the above-mentioned types of guarantee products.
Commercial commitments
We also provide commercial commitments to our clients to help them meet their financing needs. On behalf of our clients we undertake written documentary and commercial letters of credit, authorizing a third party to draw drafts on us up to a stipulated amount and typically having underlying shipments of goods as collateral. We make commitments to extend credit, which represent unused portions of authorizations to extend credit in the form of loans, bankers’ acceptances or letters of credit. We also have uncommitted amounts for which we retain the option to extend credit to a borrower. These guarantees and commitments exposed us to liquidity and funding risks. The following is a summary of our off-balance sheet commercial commitments.

Commercial commitments (1)	Table 45

(C$ millions)	Within 1 year	1 to 3 years	Over 3 to 5 years	Over 5 years	Total

Documentary and commercial letters of credit	$477	$24	$—	$—	$501
Commitments to extend credit and liquidity facilities	40,015	30,053	22,596	8,924	101,588
Uncommitted amounts (2)	47,110	—	—	—	47,110

	$87,602	$30,077	$22,596	$8,924	$149,199

(1)	Based on remaining term to maturity.

(2)	Uncommitted amounts represent an amount for which we retain the option to extend credit to a borrower.
RISK MANAGEMENT
Overview
Our business activities expose us to a wide variety of risks in virtually all aspects of our operations. We manage these risks by seeking to ensure that business activities and transactions provide an appropriate balance of return for the risk assumed and remain within our risk appetite.
     Our management of risk is supported by sound risk management practices and effective enterprise risk management frameworks. The cornerstone of these frameworks is a strong risk management culture, supported by a robust enterprise-wide set of policies, procedures and limits, which involve our risk management professionals, business segments and other functional teams. This partnership is designed to ensure the ongoing alignment of business strategies and activities within our risk appetite.
Risk appetite
Our risk appetite framework provides a structured approach to defining the amount and type of risk we are able and willing to accept in the pursuit of our business objectives. The risk appetite framework includes:
•	Identification of regulatory constraints that restricts our ability to accept risk and helps us to define our Risk Capacity, which represents the maximum amount and type of risk we can accept
•	Establishment and regular confirmation of Self-Imposed Constraints & Drivers where we have chosen to limit or otherwise influence the amount of risk we undertake
•	Translation of Risk Appetite into Risk Limits and Tolerances that guide our businesses in their risk taking activity
•	Periodic measurement and monitoring of our Risk Profile, which compares actual exposure to our established Risk Limits and Tolerances.
Risk management principles
We apply the following six overarching principles in the identification, monitoring and management of risk throughout the organization:
(i)	Balancing risk and reward is achieved through (a) aligning risk appetite with business strategy, (b) diversifying risk, (c) pricing appropriately for risk, (d) mitigating risk through preventive controls, and (e) transferring risk to third parties

(ii)	Management of risk is shared at all levels of the organization. Business management is accountable for all risks assumed in their operations, with direction and oversight provided by Group Risk Management (GRM), Global Technology and Operations (GTO), and Global Functions

(iii)	Effective decision-making is based on a strong understanding of risk

(iv)	All business activities are conducted with the view of not risking our reputation

(v)	Assuring that services we provide are suitable for and understood by our clients

(vi)	Applying appropriate judgment is required throughout the organization in order to manage risk.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  80

Risk governance
Our overall risk governance structure is presented below. It illustrates the roles and responsibilities of the various stakeholders.
Board and its committees
The Board of Directors provides oversight and carries out its risk management mandate through the Conduct Review and Risk Policy Committee (CR&RPC) and the Audit Committee.
     CR&RPC is designed to ensure that we have risk policies, processes and controls in place to manage significant risks and ensure compliance with the Bank Act (Canada) and other relevant laws and regulations.
     Audit Committee provides oversight over the integrity of the financial statements and reviews the adequacy and effectiveness of internal controls and the control environment, and ensures that policies related to liquidity, funding and capital management are in place.
Group Executive (GE) and Group Risk Committee (GRC)
GE is our senior management team and is led by our President and Chief Executive Officer (CEO). GE has overall responsibility for our strategy and its execution by establishing the “tone at the top.” Their risk oversight role is executed primarily through the mandate of GRC and the five supporting risk committees as follows:
•	The Asset and Liability Committee (ALCO) reviews, recommends, and approves policy frameworks pertaining to capital management, structural interest rate risk management, funds transfer pricing, liquidity and funding and subsidiary governance
•	The Ethics and Compliance Committee directly supports our management of regulatory, compliance and reputation risk
•	The Policy Review Committee acts as the senior risk approval authority relating to policies, products and services
•	The Structured Transactions Oversight Committee reviews structured transactions and complex credits
•	The USA Corporate Governance Committee is responsible for all corporate governance matters of our U.S. operations.
GRM and Corporate Treasury
GRM works in full partnership with our businesses to identify, assess, mitigate and monitor all forms of risk. Together with the CEO and other members of GE, the Chief Risk Officer (CRO) and GRM are primarily responsible for the promotion of our risk management culture. The CRO and GRM responsibilities include:
•	Establishing comprehensive risk identification and approval processes
•	Establishing appropriate methodologies for risk measurement
•	Establishing risk controls and limits to ensure appropriate risk diversification and optimization of risk and return on both a portfolio and transactional basis
•	Monitoring risk levels and reporting to senior management and the Board of Directors on major risks we assume or face
•	Acting as the catalyst in defining and communicating our risk appetite.
Corporate Treasury is responsible for the management, oversight and reporting of our capital position, structural interest rate risk, and liquidity and funding risks. Corporate Treasury recommends policies and authorities relating to the identification, measurement and management of liquidity and funding risk through ALCO and GRC for approval by the Audit Committee.
Business segments and corporate support groups
The business segments, GTO and Global Functions also have responsibility for the management of risk. These responsibilities include (i) accountability for their risks, (ii) alignment of business strategy with risk appetite, and (iii) identification, control and management of their risks.
Risk measurement
Our ability to measure risks is a key component of our enterprise-wide risk management process. Certain measurement methodologies are common to a number of risk types, while others only apply to a single risk type. While quantitative risk measurement is important, we also place reliance on qualitative factors. Our measurement models and techniques are continually subject to independent assessment by GRM for appropriateness and reliability. For those risk types that are hard to quantify, we place greater emphasis on qualitative risk factors and assessment of activities to gauge the overall level of risk in order to ensure that they are within our risk appetite.
Expected loss
Expected loss represents those losses that are statistically expected to occur in the normal course of business in a given period of time.
     With respect to credit risk, the key parameters used to measure our expected loss are the probability of default (PD), loss given default (LGD) and exposure at default (EAD). These parameters are determined based on historical experience, supplemented by benchmarking and updated on a regular basis, and are defined as follows:
•	PD: An estimated percentage that represents the probability that obligors within a specific rating grade or for a particular pool of exposures will default within a one-year period
•	LGD: An estimated percentage of EAD that is expected to be lost in the event of default of an obligor
•	EAD: An estimated dollar value of the expected gross exposure of a facility upon default of the obligor before specific provisions or partial write-offs.
With respect to trading market risk, we use a statistical technique known as Value-at-Risk to measure expected loss. It is a generally accepted risk management concept that uses statistical models to estimate within a given level of confidence the maximum loss in market value we would experience in our trading portfolio from an adverse one-day movement in market rates and prices. For further details, refer to the Market risk section.
Unexpected loss and Economic Capital
Unexpected loss is a statistical estimate of the amount by which actual losses can exceed expected loss over a specified time horizon, measured at a specified level of confidence. On an enterprise-wide basis, we use Economic Capital to estimate the unexpected loss associated with our business activities. We calculate Economic Capital by estimating the level of capital that is necessary to cover risks consistent with our desired solvency standard and desired debt rating.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  81

The use of Economic Capital as a risk measure enables us to assess performance on a comparable risk-adjusted basis at the transaction and portfolio levels. For further information, refer to the Capital management section.
Sensitivity analysis and stress testing
Sensitivity analysis and stress testing help us ensure that the risks we take remain within our risk appetite and that our level of capital remains adequate. Under sensitivity analysis, model inputs and assumptions are varied to assess how significantly the risk measure changes. Stress testing helps us determine the effects of potentially extreme market volatility on our portfolios. Stress scenarios are conservatively based on unlikely but possible adverse market events and economy-wide developments.
Model validation
To ensure robustness of our measurement techniques, model validation is carried out by our risk professionals independent of those responsible for the development and use of the models and assumptions.
Risk control
Our enterprise-wide risk management approach is supported by a comprehensive set of risk controls. This includes the development and communication of policies, establishment of formal risk review and approval processes, and the establishment of delegated authorities and limits. The implementation of robust risk controls enables the optimization of risk and return on both a portfolio and a transactional basis.
Risk policy architecture
Our risk management frameworks and policies are structured into the following four levels:

Level 1:	Enterprise Risk Management Framework: This framework serves as the foundation of our risk management frameworks and policies, and sets the “tone at the top.”
Level 2:	Risk-Specific Frameworks: These individual frameworks elaborate on each risk type and explain the following areas:
• Mechanisms for identifying, measuring, monitoring and reporting of risk
• Key policies
• Respective roles and responsibilities related to a specific risk.
Level 3:	Enterprise Risk Policies: These policies are considered our minimum requirements for our business segments, GTO and Global Functions with respect to various risk types.
Level 4:	Business Segments and GTO Specific Policies and Procedures: These policies and procedures are established by the business segments and GTO to manage the risks that are unique to their operations.
Risk review and approval processes
Our risk review and approval processes are established by GRM based on the nature, size and complexity of the risk involved. In general, the risk review and approval process involves a formal review and approval by an individual, group or committee that is independent from the originator. The approval responsibilities are governed by delegated authorities based on the following four categories:
•	Projects and Initiatives: Documentation of risk assessment is formalized through the requirement that each Project Appropriation Request (PAR) be reviewed and approved by GRM and Global Functions

•	New Products and Services: The policies and procedures for the approval of new or amended products and services have been developed to ensure that our products and services are subject to a broad and robust review and approval process that fully considers associated risks, while striving to facilitate business opportunities

•	Transactions: We ensure that risk assessment processes are in place for the review and approval of all types of transactions, including credit transactions

•	Structured Transactions and Complex Credits: The Structured Transactions Oversight Committee reviews new structured products and transactions with significant reputation, legal, accounting, regulatory or tax risks.
Authorities and limits
The Board of Directors, through the CR&RPC, delegates the setting of credit, market and insurance risk limits to the CEO, Chief Operating Officer (COO) and CRO. These delegated authorities allow these officers to set risk tolerances, approve geographic (country and region) and industry sector exposure limits within defined parameters, and establish underwriting and inventory limits for trading and investment banking activities. These delegated authorities are reviewed and approved annually by the Board of Directors and the CR&RPC. GRM is responsible for establishing:
•	The criteria whereby these authorities may be further delegated

•	The minimum requirements for documenting, communicating and monitoring the use of these delegated authorities.
CR&RPC must approve any transactions which exceed management’s delegated authorities.
     The Board of Directors through the Audit Committee approves risk limits for controlling liquidity and funding risk. These limits form part of our liquidity management framework and are a key risk control designed to ensure that reliable and cost-effective sources of cash are available to satisfy our current and prospective commitments, both on- and off-balance sheet.
Reporting
Enterprise level risk monitoring and reporting is a critical component of our enterprise risk management program and supports the ability of senior management and the Board of Directors to effectively perform their risk management and oversight responsibilities.
     Internal reporting is provided in the Enterprise Risk Report on a regular basis with the purpose of ensuring senior management and the Board of Directors receive timely and actionable forward-looking risk reporting on significant risk issues impacting our organization. We also have individual risk-specific reporting, which aligns with governance and relevant laws and regulations. Annually, the CRO provides the Board of Directors with a comprehensive review of emerging risks facing the organization as a whole as well as those facing the business segments. External reporting is provided as required by law and other relevant regulations. Regular reporting on risks is provided to stakeholders including regulators, external ratings agencies and analysts.
Basel II
As at November 1, 2007, we have implemented Basel II, which more closely aligns regulatory capital requirements with our underlying risk profile and internal risk management practices compared to Basel I. Basel II represents a major change in bank regulations, in that it allows banks to select from a menu of approaches to calculate the minimum capital required to support the credit risk and operational risks they undertake.
Royal Bank of Canada: Annual Report 2007
82  Management’s Discussion and Analysis

Credit risk
The Office of the Superintendent of Financial Institutions Canada (OSFI) expects each major bank in Canada to adopt the Advanced Internal Ratings Based (AIRB) Approach for all of its material portfolios, although some flexibility is permitted regarding the timing of adoption. For further details, refer to the Capital management section. Once our AIRB internal ratings systems have been approved by the OSFI, we are permitted to assess the credit risk of our exposures using our internal rating systems, and to employ the risk measurements produced by those ratings systems in the calculation of required regulatory capital.
Operational risk
The OSFI has been less prescriptive with respect to the calculation of capital for operational risk. The two options available to us under Basel II are the Standardized Approach and the Advanced Measurement Approach (AMA). We have elected to implement the more sophisticated risk management and governance practices that are required under AMA, but will initially use the Standardized Approach for the calculation of operational risk capital.
     The Standardized Approach provides the benefits of sounder operational risk management and governance, positioning us to migrate to AMA once advances in measurement capabilities warrant the adoption of a model-based calculation approach. The OSFI fully endorses this strategy of focusing on sound management of operational risk while working towards more advanced measurement capabilities.
Market risk
Basel II treatment of market risk is unchanged from the treatment under Basel I.
Risk Pyramid
We use a pyramid to identify and categorize our risks. These risks are organized vertically within the Risk Pyramid to reflect the degree of controllability. The Risk Pyramid provides us with a common language and discipline for the identification and assessment of risk in our businesses, products, initiatives, acquisitions and alliances. The Risk Pyramid is reviewed regularly to ensure that all key risks are reflected and ranked appropriately.
The base of the pyramid — The risk categories along the base of the Risk Pyramid are those over which we have the greatest level of control and influence. These are credit, market, liquidity and funding, and insurance risks. Operational risk, while still viewed as one of the risks over which we have the most control and influence, is ranked on a higher level than the other highly controllable risks. This ranking acknowledges the level of controllability associated with people, systems and external events.
The middle of the pyramid — Strategic and reputation risks, while more controllable than the risks at the top of the pyramid, are considered less controllable compared to the risks at the base of the pyramid. Strategic risk arises in one of two situations: (i) we choose the wrong strategy, or (ii) we choose the right strategy, but execute it poorly. Reputation risk is placed in the middle of the pyramid to denote the fair degree of control and influence we can use to manage this risk type, which generally occurs in connection with other risks, primarily regulatory and legal, and operational risks.
The top of the pyramid — Systemic risk is placed at the top of the Risk Pyramid, which is the least controllable and typically cannot be managed through any type of direct mitigation efforts, such as risk limits and/or portfolio diversification. Regulatory and legal and competitive risks, which can be viewed as somewhat controllable, can be influenced through our role as a corporate entity, and as an active participant in the Canadian and global financial services industry.
CREDIT RISK
Credit risk is the risk of loss associated with a counterparty’s inability or unwillingness to fulfill its payment obligations. Credit risk may be direct (issuer, debtor, obligor or policyholder) or indirect to a secondary obligor (guarantor or reinsurer).
     We offer a wide range of credit products and services to individual and business clients within Canada, the United States and in numerous countries. Core products offered include loans, residential and commercial mortgages, credit cards, lines of credit and letters of credit. Specialized credit services include asset-backed financing, margin lending, securities lending and project finance. The majority of our businesses offer credit products and services. Credit risk is also incurred through other activities not directly linked to the provision of credit products and services to clients, such as short-term investments relating to liquidity management and insurance business investment activities.
     Our credit offerings are a significant driver of overall business performance. The failure to effectively manage credit risk across the organization and all products, services and activities can have a direct, immediate and material impact on our earnings and reputation.
     Our credit risk management principles are guided by the six overall risk management principles discussed in the Risk management overview section. In particular, the following two principles are complemented by the items below with respect to credit risk management.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  83

The effective balancing of risk and return is achieved through:
•	Ensuring that credit quality is not compromised for growth

•	Diversifying credit risks in transactions, relationships and portfolios

•	Using our credit risk rating and scoring systems, policies and tools

•	Pricing appropriately for the credit risk taken

•	Applying consistent credit risk exposure measurements

•	Mitigating credit risk through preventive and detective controls

•	Transferring credit risk to third parties where appropriate through approved credit risk mitigation techniques, including hedging activities and insurance coverage.
Our business activities are conducted with the view of not risking our reputation. Therefore, there are certain types of clients and transactions that we avoid in order to maintain our reputation, such as:
•	Financing the manufacture of equipment or material for nuclear, chemical or biological warfare and landmines

•	Financing of Internet gambling businesses

•	Granting credit to entities subject to economic sanctions

•	Credit transactions that facilitate illegal activity, or contribute to misleading financial statements or regulatory reporting

•	Credit transactions involving undocumented agreements, disbursements or funds transfers

•	Granting credit to a business or individual engaged in activities inconsistent with generally accepted standards of ethical behaviour in the community.
Responsibilities
We deem credit risk management to be an enterprise-wide activity. The following provides a high-level overview of the key committees involved in the management of credit risk.
Board of Directors and Conduct Review & Risk Policy Committee
•	Shapes and influences credit risk culture; approves credit risk appetite.

•	Ensures that management has in place frameworks, policies, processes and procedures to manage credit risk (including approval authority for Credit Risk Management Framework and key enterprise-wide credit risk policies), and evaluates our effectiveness in managing credit risk.

•	Approves credit risk limits, delegates approval authorities to the CEO, COO, CRO, and approves credit transactions in excess of management’s authorities.

•	Reviews enterprise-wide credit reporting, significant exposures and exceptions to limits.
Group Risk Committee
•	Ensures credit risk profile is consistent with strategic objectives.

•	Ensures that there are ongoing, appropriate and effective risk management policies, processes and procedures to manage credit risk (including recommending the Credit Risk Management Framework and key enterprise-wide credit risk policies to the Board of Directors for approval).

•	Approves credit policies and products with significant risk implications, as referred by the CRO.

•	Recommends credit transactions in excess of management’s authority to the Board of Directors for approval.

•	Reviews enterprise-wide credit reporting, significant exposures and processes, and ensures that appropriate and timely information is provided to the Board of Directors on matters relating to credit risk and its management.
Policy Review Committee
•	Reviews and recommends approval of the Credit Risk Management Framework.

•	Approves enterprise-wide credit risk policies.

•	Approves new and amended business specific credit risk policies and products with significant risk implications.
Structured Transactions Oversight Committee
•	Provides risk oversight of structured transactions and complex credits, including identification and mitigation of risks.

•	Reviews and approves products and transactions referred to it in accordance with our policies.
Risk measurement
Given the potential for credit risk to significantly impact our earnings, it is critical that we accurately quantify credit risk at both the individual obligor and portfolio levels. This allows us to effectively estimate expected credit losses and minimize unexpected losses in order to manage and limit earnings volatility.
     Our credit risk exposures are classified as wholesale and retail portfolios, and we employ different risk measurement processes for each portfolio. The wholesale portfolio comprises business, sovereign and bank exposures, which include mid-size to large corporations and certain small businesses that are managed on an individual client basis. The retail portfolio is comprised of residential mortgages and personal, credit card and small business loans, which are managed on a pooled basis. This categorization of exposures is consistent with Basel II guidelines, which require banks to disclose their exposures based on how they manage their business and risks.
     Credit risk rating systems are designed to assess and quantify the risk inherent in credit activities in an accurate and consistent manner. We use a two-dimensional rating system for both wholesale and retail credit exposures.
Wholesale credit portfolio
The wholesale credit risk rating system is designed to measure and identify the risk inherent in our credit activities in an accurate and consistent manner along two dimensions.
     In the first dimension, each obligor is assigned a borrower risk rating (BRR), which reflects an assessment of the credit quality of the obligor. Each BRR has a probability of default (PD) assigned to it. This PD is an estimate of the probability that an obligor with a certain BRR will default within a one-year time horizon. The BRR differentiates the riskiness of obligors and represents our evaluation of the obligor’s ability and willingness to meet its contractual obligations despite
Royal Bank of Canada: Annual Report 2007
84  Management’s Discussion and Analysis

adverse or stressed business conditions, troughs in the business cycle, economic downturns or unexpected events that may occur. The assignment of BRRs is based on the evaluation of obligors’ business and financial performance against several risk factors. We use Risk Criteria Papers, which present a structured process for the consistent identification and analysis of material information needed to assess obligors in various industry sectors. Generally, the key risk factors assessed include industry, markets, firm competitiveness, company strategy and management quality, financial performance and access to funds. Risk Criteria Papers provide guidance on what to emphasize in the analysis of companies within an industry sector, and provide weightings, which may vary from industry to industry. Our internal risk ratings are reviewed at least on an annual basis.
     Our rating system is largely consistent with that of external rating agencies. The following table provides a mapping of our 22-grade internal risk ratings compared to ratings by external rating agencies.

Internal ratings map	Table 46

Moody’s Investors
Rating	Standard & Poor’s	Service	Description

1 to 4	AAA to AA-	Aaa to Aa3

5 to 7	A+ to A-	A1 to A3	Investment Grade

8 to 10	BBB+ to BBB-	Baa1 to Baa3

11 to 13	BB+ to BB-	Ba1 to Ba3

14 to 16	B+ to B-	B1 to B3	Non-investment Grade

17 to 20	CCC+ to CC	Caa1 to Ca

21 to 22	C to D	C to Bankruptcy	Impaired/Default

In the second dimension, loss given default (LGD) represents the portion of exposure at default (EAD) expected to be lost when an obligor defaults. LGD rates are largely driven by factors such as seniority of debt, collateral security, client type, and the industry in which the obligor operates. EAD represents an estimate of the expected gross exposure of a credit facility at the time of default of the obligor. At default the obligor may have drawn the facility fully or have repaid some of the principal. We estimate EAD based on the outstanding portion and an estimated amount of the undrawn portion that is expected to be drawn at the time of default. The estimation of these parameters represents a critical part of our credit rating system. It is a process of quantifying the risk associated with obligors and the related facilities by estimating and assigning values to the parameters. Parameter estimations are based on historical internal experience, and are benchmarked to external data where applicable. While PD is used at the obligor level, LGD and EAD are estimated for the various credit facilities under that obligor.
     These ratings and risk measurements are used in the determination of our expected losses, unexpected losses as well as economic and regulatory capital. They are also used in the setting of risk limits, portfolio management and product pricing.
Retail credit portfolio
Credit scoring is the primary risk rating system for assessing obligor and transaction risk for retail exposures. Credit scoring is employed in the acquisition of new clients (acquisition scoring) and portfolio management of existing clients (behavioural scoring).
     Acquisition scoring models, which are used for underwriting purposes, utilize established statistical methods of analyzing new applicant characteristics and past performance to estimate future credit performance. In model development, all accessible sources of data are used and include information obtained from the client (employment status), data from our own systems (loan information) and information from external sources (credit bureaus).
     Behavioural scoring is used in the ongoing management of retail clients with whom we have an established relationship. It utilizes statistical techniques that capture past performance to predict future behaviour and incorporate information such as cash flow and borrowing trends, as well as the extent of our relationship with the client. The behavioural risk score is dynamic and is generally updated on a monthly basis to continually re-evaluate the risk. Characteristics used in behavioural scoring models are based on information from existing accounts and lending products for each client, and from information obtained from external sources, such as credit bureaus.
     For overall portfolio management, retail exposures are assessed on a pooled basis, with each pool consisting of exposures that possess similar homogeneous characteristics. Pooling of exposures allows for more precise and consistent estimates of default and loss characteristics. Criteria used to pool exposures for risk quantification include behavioural score product type (mortgage, credit cards, lines of credit and installment loans), collateral type (chattel, liquid assets and real estate) and the delinquency status (performing, delinquent and default) of the exposure. Regular monitoring and periodic adjustments and alignments are conducted to ensure that this process provides for a meaningful differentiation of risk. It also allows the grouping of homogeneous exposures from a risk perspective and permits accurate and consistent estimation of loss characteristics at the pool level. Migration between the pools is considered when assessing credit quality.
     The pools are assessed in two dimensions: PD and LGD. The estimation of PD and EAD considers both borrower and transaction characteristics, including behavioural credit score, product type and delinquency status. The LGD is estimated based on transaction specified factors, including product and collateral types. Our risk ratings are reviewed and updated on a regular basis.
      The following table maps PD ranges to various risk levels:

Internal ratings map	Table 47

PD bands	Description

0.0%—1.0%	Low Risk

1.1%—6.4%	Medium Risk

6.5%—99.99%	High Risk

100.00%	Impaired/Default

Validation
We ensure that our credit risk rating systems and methodologies are subject to independent validation on a regular basis. The validation processes provide confirmation that our systems properly identify factors that help discriminate risk, appropriately quantify risk, produce measures of risk that respond to changes in the macroeconomic and credit environments, and are consistent with regulatory requirements and our ratings philosophy. Those responsible for performing validation activities are functionally separate from the group whose methodologies and processes are subject to validation.
     We ensure that there is proper separation of responsibility between (i) transaction origination and approval which takes place within the business segments, and (ii) design, development and maintenance of the risk rating methodologies, which takes place within GRM. GRM is also responsible for estimating the three risk parameters as described above. To ensure there is a proper segregation of responsibilities, models developed within the business segments are approved by GRM.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  85

     The validation of risk parameter estimation for both wholesale and retail portfolios addresses the estimation process and the reasonableness of the estimates used for the calculation of regulatory capital. The following items are examined and assessed:
•	Quantification methodologies and processes, as well as the reasonableness of outputs

•	Relationship between historical experience and internally derived parameter values that incorporate estimators’ expert judgment and external benchmarking

•	Sufficiency of data observations, the appropriateness of data sources and data segmentation

•	Statistical significance and predictive power of the estimated values. Levels of tolerance are defined and mapped against actual results, with deviations explicitly noted.
A combination of quantitative (statistical) and qualitative (non-statistical) validation methods is employed to ensure that our credit risk rating system is valid. At a minimum, we adopt the following techniques intended to ensure that the validation process:
•	Examines relevant and material data available from internal and external sources, to establish a context for assumptions, calculations and outputs

•	Demonstrates that estimates are grounded in historical experience

•	Provides reasonable predictors of future default and loss.
Detailed validation reports are produced for the assessment of risk rating methodology and risk parameter estimation.
Economic Capital
Economic Capital is management’s estimate of the amount of equity required to underpin our risks. It is used in risk-based pricing decisions and profitability measurement to ensure an appropriate risk and return balance. Within our wholesale credit portfolio, it is also used in setting single-name and industry limits in order to manage concentration risk. For further details, refer to the Capital management section.
Sensitivity and stress testing
Sensitivity and stress tests are used to determine the size of potential losses related to various scenarios for the wholesale and retail credit portfolios. While unexpected losses are, by nature difficult to quantify, we use stress testing, scenario and sensitivity analysis to better understand and mitigate unexpected credit losses. These activities serve to alert management to unlikely but possible adverse market events and economy-wide developments and implications on overall capital adequacy. Scenarios for credit risk such as economic or industry downturns, are chosen on the basis of being meaningful, representative of realistic potential events or circumstances, and reasonably conservative.
Risk control
Our enterprise-wide credit risk policies are developed, communicated and maintained by GRM. These policies set out the minimum requirements for the prudent management of credit risk in a variety of transactional and portfolio management contexts.
Credit risk policies
Our credit risk policies have evolved over many years as the organization has grown in geographic scope and product complexity, and have been refined based on experience, regulatory influences and innovations in risk management and are managed under six major categories as follows:
•	Credit Risk Assessment includes policies related to credit risk analysis, risk rating, risk scoring and trading credit

•	Credit Risk Mitigation includes credit structuring, collateral and guarantees

•	Credit Risk Approval includes credit risk limits and exceptions

•	Credit Documentation focuses on documentation and administration

•	Credit Review and Deterioration includes monitoring and review

•	Credit Portfolio Management includes portfolio management and risk quantification.
Approval of credit products and services
Our products and services are subject to robust risk review and approval processes. New or amended products and services must be reviewed relative to all risk types, including credit risk, in our Risk Pyramid, and as the level of risk increases, a more senior level of approval is required.
Credit risk limits
Limits are used to ensure our portfolio is well diversified and within our risk appetite as approved by the Board of Directors. Our credit limits are established at the following levels to ensure adequate diversification and to reduce concentration risk:
•	Single-name limits

•	Underwriting risk

•	Geographic (county and region) limits

•	Industry sector limits

•	Product and portfolio limits.
The Economic Capital limit is intended to work as a complement to the notional limits and, as such, single names must satisfy both limits. To ensure single-name credit risk exposure remains well under regulatory thresholds, and concentration risk is prudently managed, we have established (i) internal single-name credit risk exposure limits as a percentage of total capital, which are lower than that required by the OSFI, and (ii) a broader and more conservative definition of single-name credit risk exposure than that used by the OSFI. These controls provide a significant buffer between our exposure tolerances and those of our regulators. Exceptions are monitored by GRM and reported to the CRO, with requisite reporting to the CR&RPC in accordance with its mandate.
Credit risk mitigation
We seek to mitigate our exposure to credit risk through a variety of means, including structuring of transactions, collateral and credit derivatives. The policies and processes that are in place regarding the monitoring of the effectiveness of our credit risk mitigation are discussed below.
Structuring of transactions
Proper structuring of a credit facility is a key factor in mitigating risk at the transaction level and often includes the use of guarantees, security, seniority and covenants. We use credit policies and procedures to set out requirements for structuring transactions. Product-specific guidelines set out appropriate product structuring and client criteria.
Collateral
We generally require obligors to pledge collateral as security when we advance credit. This provides some protection in case of default. Real estate, liquid assets, cash, bonds and government securities are examples of the collateral securities we accept. The extent of risk mitigation provided by collateral depends on the amount type and quality of the collateral taken. Specific requirements relating to collateral valuation and management are documented in our credit risk management policies. GRM manages collateral positions through a system, which maintains information according to counterparty. Valuations of collateral are based on various sources and are compared to our collateral positions.
Royal Bank of Canada: Annual Report 2007
86  Management’s Discussion and Analysis

Credit derivatives
We also mitigate risk through credit derivatives that serve to transfer the risk to a third party. These derivatives are also used as a tool to mitigate industry sector concentration and single name exposure. Procedures are in place to ensure these hedges are efficient and effective.
     All derivative transactions supported by collateral are documented using industry-standard master agreements. Internal policies have been developed for each jurisdiction in order to ensure the legal enforceability of the collateral arrangements. Cash and securities held as collateral are held by us or by our authorized custodian. Concentration within the collateral taken is minimal.
     Credit valuation adjustments are made for derivative transactions which are exposed to changes in counterparty credit quality. Credit valuation adjustments are calculated at least once a month using internal models and GRM-approved methodology, which consist of sophisticated mathematical algorithms. The reasonableness of the level of valuation adjustments is independently verified on a monthly basis.
     Netting is a technique that can reduce credit exposure from derivatives and is generally facilitated through the use of master netting agreements. A master netting agreement provides for a single net settlement for all financial instruments covered by the agreement in the event of default on, or termination of, any one contract with the counterparty. Our trading units provide GRM with all relevant details of outstanding transactions, including itemized mark-to-market data. This data is used to monitor the amount of netting benefit recognized. For further details, refer to Note 7 to our Consolidated Financial Statements.
Reporting
GRM provides a number of enterprise level credit risk reports to senior management and the Board of Directors so as to ensure that shifts in our credit risk exposure or negative trends in our credit profile are highlighted and appropriate actions can be taken where necessary.
     An Enterprise Risk Report is distributed to the Board of Directors, Group Risk Committee and senior executives on a quarterly basis. The report provides a dynamic overview of our risk profile, including trending information and significant risk issues. It also includes analysis of significant shifts in exposures, expected loss, Economic Capital and risk ratings. Large exposure subject to credit policy exceptions, as well as significant counterparty exposure and downgrades are also reported. Analysis is provided on a portfolio and industry basis and includes the results of stress testing and sensitivity analysis.
     Separate business specific reports are also provided to senior management, who monitor the credit quality of their respective portfolios and emerging industry or market trends.

Loans and acceptances by portfolio and industry	Table 48

(C$ millions)	2007	2006	2005	2004	2003

Residential mortgages	$109,745	$96,675	$91,043	$81,998	$75,790
Personal	48,743	44,902	41,045	36,848	32,186
Credit cards	8,322	7,155	6,200	6,456	4,816
Small business (1)	2,652	2,318	1,951	1,928	1,335

Retail	$169,462	$151,050	$140,239	$127,230	$114,127

Business (2)
Agriculture	5,367	5,435	5,238	4,992	4,789
Automotive	3,285	2,958	2,545	2,370	2,346
Consumer goods	5,206	4,553	4,437	4,566	4,920
Energy	7,632	6,010	5,628	3,462	3,621
Non-bank financial services	4,245	2,588	1,892	935	1,120
Forest products	1,349	1,126	1,210	1,150	1,523
Industrial products	4,119	3,659	3,157	2,827	2,952
Mining and metals	2,301	1,072	543	511	987
Real estate and related	19,187	16,145	13,730	12,224	12,286
Technology and media	2,423	2,326	2,244	2,135	2,723
Transportation and environment	2,656	2,400	1,900	2,555	3,196
Other	17,583	15,586	14,772	12,319	11,894
Sovereign (3)	932	887	550	800	732
Bank	5,468	3,252	903	668	1,176

Wholesale	$81,753	$67,997	$58,749	$51,514	$54,265

Total loans and acceptances	$251,215	$219,047	$198,988	$178,744	$168,392

Total allowance for loan losses	$(1,493)	$(1,409)	$(1,498)	$(1,644)	$(2,055)

Total loans and acceptances, net of allowance for loan losses	$249,722	$217,638	$197,490	$177,100	$166,337

(1)	Includes small business exposure managed on a pooled basis.

(2)	Includes small business exposure managed on an individual client basis.

(3)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.
Credit portfolio analysis
2007 vs. 2006
During 2007, our credit portfolio remained well diversified and continued to show strong growth. Total loans and acceptances increased $32 billion, or 15%, compared to the prior year, reflecting continued growth in both our retail and wholesale loan portfolios.
Retail credit portfolio
Retail loans increased $18 billion, or 12%, from a year ago, largely due to solid growth across all categories in our Canadian loan portfolio.
     Residential mortgages were up $13 billion, or 14%, despite the offsetting effect of $13 billion of securitization during the year. The increase was supported by continued solid housing market activities in Canada, relatively low interest rates in a historical context, and strong labour market conditions.
     Personal loans grew $4 billion, or 9%, primarily reflecting strong growth in home equity lending in Canada, driven by continued solid housing market activities and favourable labour market conditions.
     Credit cards increased $1 billion, or 16%, reflecting successful sales efforts and continued consumer spending.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  87

Wholesale credit portfolio
Wholesale loans and acceptances were up $14 billion, or 20%, primarily reflecting strong growth across various sectors, with the largest increase in the Real estate and related, Bank and Energy sectors. Our Real estate and related exposure increased $3 billion, largely attributable to continued strong property development activities in Canada. Our exposure to the Bank sector was up $2 billion, with widespread increases across Canada, the U.S. and Other International. Our exposure to the Energy sector increased $2 billion, primarily reflecting continued investments by companies related to electricity generation, as well as oil and gas exploration and production in Canada.
Our portfolio remained well diversified and the overall mix did not change significantly from the prior year. The portfolio remained well balanced with residential mortgages comprising 44%, wholesale loans 33%, personal loans 19%, credit cards 3% and small business managed on a pooled basis 1%.
     The portfolio grew across all geographic regions. The largest increase was in Canada, with broad-based growth across both our retail and wholesale loan portfolios on generally favourable economic conditions. Growth in business lending accounted for most of the increase in the U.S. and Other International. For further details, refer to Table 59 in the Additional financial information section.
Five-year trend
Over the last five years, total loans and acceptances continued to grow. Compared to 2003, our portfolio increased $83 billion, or 49%, driven by growth in both our retail and wholesale loan portfolios.
     Retail loans grew $55 billion, or 48%, since 2003, largely reflecting strong growth in Canada across all categories, particularly residential mortgages and personal loans, notwithstanding mortgage and credit card securitizations over the period. This growth reflected our continued focus on expanding our retail portfolios, underpinned by continued solid Canadian housing market activities, relatively low interest rates and strong labour market conditions.
     Our wholesale portfolio grew $27 billion, or 51%, since 2003. The largest growth sectors were Real estate and related, Bank, Energy and Non-bank financial services, primarily driven by strong loan demand in Canada amid generally favourable economic conditions over the period. The increase in Real estate and related exposure over the period was largely due to relatively strong North American housing markets combined with our U.S. acquisitions. While the U.S. housing market had been relatively solid over the past few years, it slowed down significantly in the latter part of 2007, which tempered loan growth. Our exposure to the Energy sector increased $4 billion, largely attributable to increased investments by companies related to oil and gas exploration and production in Canada and the U.S.
     Our portfolio in Canada continued to grow over the period, underpinned by our extensive distribution capabilities and continued product enhancement on the back of solid loan demand and generally favourable economic conditions. Our exposure in the U.S. and Other International generally trended downward except for the last three years, partly reflecting our strategic reduction in exposure to risk sensitive sectors, a reduction in single-name concentrations and our exit from non-core client relationships. With our successful strategic realignment in these areas, our exposure in the U.S. and Other International increased since 2005, primarily reflecting our successful market expansion initiatives, including acquisitions.

Credit derivatives position (notional amounts) (1)	Table 49

	2007		2006
	Protection	Protection	Protection	Protection
(C$ millions)	purchased (2)	sold (2)	purchased (2)	sold (2)

Portfolio management
Business
Automotive	$379	$—	$272	$5
Consumer goods	—	67	—	92
Energy	957	—	273	7
Non-bank financial services	1,161	—	441	—
Industrial products	—	—	—	35
Mining and metals	591	—	95	—
Real estate and related	413	—	—	—
Technology and media	10	—	6	11
Transportation and environment	335	—	177	—
Other	472	119	520	142
Sovereign (3)	220	—	—	—
Bank	731	—	22	—

Total portfolio management	$5,269	$186	$1,806	$292

(1)	Comprises credit default swaps, total return swaps and credit default baskets.

(2)	Net of offsetting protection purchased and sold in the amount of $261 million (2006 — $312 million).

(3)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.
Royal Bank of Canada: Annual Report 2007
88  Management’s Discussion and Analysis

2007 vs. 2006
Total credit derivatives protection purchased increased $3 billion from the prior year. The credit protection bought was mainly related to the Non-bank financial services, Bank, Energy, and Mining and metals sectors, largely reflecting the acquisition of credit protection to mitigate single-name concentration risks in our portfolio. Our credit protection sold was down $106 million, or 36%, from a year ago. The decrease was mainly related to Industrial products, Consumer goods, and Technology and media sectors largely reflecting unfavourable U.S. financial market conditions.
Gross impaired loans and Allowance for credit losses
Loans are generally classified as impaired when there is no longer reasonable assurance of timely collection of the full amount of principal or interest.
     The allowance for credit losses is maintained at a level that management believes is sufficient to absorb probable losses in both the on- and off-balance sheet portfolios. The allowance is evaluated on a quarterly basis based on our assessment of problem accounts, recent loss experience and changes in other factors, including the composition and quality of the portfolio and economic conditions. The allowance is increased by the provision for credit losses (which is charged to income) and decreased by the amount of write-offs net of recoveries. For further information, refer to the Critical accounting policies and estimates section and Note 1 to our Consolidated Financial Statements.

Gross impaired loans continuity	Table 50

			2007 vs. 2006
(C$ millions, except percentage amounts)	2007	2006	Increase (decrease)

Gross impaired loans, beginning of year
Retail	$383	$340	$43	13%
Wholesale	451	434	17	4

	$834	$774	$60	8%
New impaired loans
Retail	$926	$810	$116	14%
Wholesale	720	271	491	181

	$1,646	$1,081	$607	56%
Repayment, return to performing status, sold and other
Retail	$(132)	$(144)	$12	8%
Wholesale	(340)	(164)	(218)	(133)

	$(472)	$(308)	$(206)	(67)%
Net impaired loan formations
Retail	$794	$666	$128	19%
Wholesale	380	107	273	255

	$1,174	$773	$401	52%
Write-offs
Retail	$(759)	$(623)	$(136)	(22)%
Wholesale	(109)	(90)	(19)	(21)

	$(868)	$(713)	$(155)	(22)%
Gross impaired loans, end of year
Retail	$418	$383	$35	9%
Wholesale	722	451	271	60

Total gross impaired loans	$1,140	$834	$306	37%

Key ratios
Gross impaired loans as a % of loans and acceptances	.45%	.38%	n.m.	7 bps
Total net write-offs as a % of average net loans and acceptances	.30%	.25%	n.m.	5 bps

n.m.	not meaningful

Allowance for credit losses continuity	Table 51

			2007 vs. 2006
(C$ millions, except percentage amounts)	2007	2006	Increase (decrease)

Specific allowance
Balance, beginning of year	$263	$282	$(19)	(7)%
Provision for credit losses	782	482	300	62
Write-offs	(868)	(713)	(155)	(22)
Recoveries	170	205	(35)	(17)
Adjustments	4	7	(3)	(43)

Specific allowance for credit losses, end of year	$351	$263	$88	33%

General allowance
Balance, beginning of year	$1,223	$1,286	$(63)	(5)%
Provision for credit losses	9	(53)	62	117
Adjustments	(11)	(10)	(1)	(10)

General allowance for credit losses, end of year	$1,221	$1,223	$(2)	—

Allowance for credit losses	$1,572	$1,486	$86	6%

Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  89

2007 vs. 2006
Total gross impaired loans (GIL) increased $306 million, or 37%, compared to the prior year, primarily reflecting higher impaired loans in our U.S. residential builder finance business triggered by the downturn in the U.S. housing market.
     Retail gross impaired loans increased $35 million, or 9%, from a year ago. The increase mainly reflected higher impairment in both U.S. and Canadian residential mortgages and small business loans commensurate with portfolio growth in Canada, partially offset by lower impaired Canadian personal loans.
     Wholesale gross impaired loans increased $271 million, or 60%, compared to the prior year. The increase was largely attributable to the Real estate and related sector, primarily reflecting higher impaired loans in our U.S. residential builder finance business as a result of the downturn in the U.S. housing market. This was partially offset by lower impaired loans in the Technology and media sector mainly due to the favourable resolution of a particular impaired loan.
     Gross impaired loans as a percentage of loans and acceptances were .45% compared to .38% in the prior year, primarily reflecting higher impaired loans in our U.S. residential builder finance business. For further details, refer to Table 60 in the Additional financial information section.
Allowance for credit losses
Total allowance for credit losses increased $86 million, or 6%, from a year ago, primarily reflecting increased specific allowance related to a weakening in credit quality of our U.S. residential builder finance loan portfolio.
     The specific allowance increased $88 million, or 33%, from the prior year. The increase was mainly driven by higher impaired loans in our U.S. residential builder finance business, primarily reflecting the downturn in the U.S. housing market.
     The general allowance remained relatively stable compared to the prior year, as an increase in allowance mainly related to our U.S. residential builder finance loan portfolio was offset by the impact of a stronger Canadian dollar on the translated value of our U.S. dollar-denominated allowance.

*	GIL ratio: GIL as a percentage of loans and acceptances.
Five-year trend
Gross impaired loans
Gross impaired loans trended downward from 2003 to 2006, and decreased $911 million, or 52%, primarily reflecting lower impairment in our wholesale loan portfolio. In 2007, gross impaired loans increased $306 million, or 37%, from the prior year, largely due to higher impaired loans in our U.S. residential builder finance business as a result of the downturn in the U.S. housing market.
     Retail gross impaired loans remained relatively stable over the period. The increase in gross impaired loans in both U.S. and Canadian residential mortgages, primarily due to portfolio growth, was largely offset by a decrease in impairment in our Canadian personal loan portfolio over the period.
     Wholesale gross impaired loans generally trended downward from 2003 to 2006, and decreased $613 million, or 46%. The decline was across all geographic areas and most industry sectors, with the largest decrease in the Energy, Forest products, Transportation and environment, and Agriculture sectors due to generally favourable economic conditions over the period. In 2007, wholesale gross impaired loans increased significantly, largely reflecting higher impairment in our U.S. residential builder finance business triggered by the downturn in the U.S. housing market.
     The ratio of gross impaired loans as a percentage of loans and acceptances declined significantly from 1.04% in 2003 to .38% in 2006, and increased to .45% in 2007, reflecting the factors discussed above. For further details, refer to Table 60 in the Additional financial information section.
Allowance for credit losses
Over the last five years, total allowance for credit losses of $1,572 million in 2007, decreased $592 million, or 27%, from 2003, primarily reflecting a reduction in specific allowance.
     The specific allowance of $351 million in 2007 was down $406 million, or 54%, compared to 2003. For the period 2003 to 2006, the wholesale loan portfolio recorded the largest reduction in specific allowance, and was broad-based across portfolios, industry sectors and geographic regions. In 2007, specific allowance increased largely resulting from a weakening in credit quality of our U.S. residential builder finance loan portfolio driven by the downturn in the U.S. housing market.
     The general allowance of $1,221 million in 2007 decreased $186 million, or 13%, compared to 2003. The decrease was largely due to the reversal of general allowance of $175 million and $50 million in 2004 and 2006, respectively, largely reflecting improved credit quality and economic conditions in those years.
Royal Bank of Canada: Annual Report 2007
90 Management’s Discussion and Analysis

Provision for credit losses
The provision for credit losses is charged to income by an amount necessary to bring the allowance for credit losses to a level determined appropriate by management, as discussed in the Critical accounting policies and estimates section and Note 1 to our Consolidated Financial Statements.

Provision for (recovery of) credit losses	Table 52

			2007 vs. 2006
(C$ millions, except percentage amounts)	2007	2006	Increase (decrease)

Residential mortgages	$13	$6	$7	117%
Personal	364	306	58	19
Credit cards	223	163	60	37
Small business (1)	34	29	5	17

Retail	$634	$504	$130	26%

Business (2)	$148	$(22)	$170	n.m.
Sovereign (3)	—	—	—	—
Bank	—	—	—	—

Wholesale	$148	$(22)	$170	n.m.

Total specific provision for loan losses	$782	$482	$300	62%

Total general provision	$9	$(53)	$62	117%

Total provision for credit losses	$791	$429	$362	84%

Specific PCL as a % of average net loans and acceptances	.33%	.23%	n.m.	10 bps

(1)	Includes small business exposure managed on a pooled basis.

(2)	Includes small business exposure managed on an individual client basis.

(3)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.

n.m.	not meaningful
2007 vs. 2006
Total provision for credit losses (PCL) increased $362 million, or 84%, compared to the prior year, which had been at a cyclically low level, and has trended up towards the historical average. The increase reflected higher provisions for both our wholesale and retail loan portfolios, primarily reflecting portfolio growth and higher impaired loans in our U.S. residential builder finance business triggered by the downturn in the U.S. housing market. Specific PCL as a percentage of average net loans and acceptances increased from a year ago, largely reflecting higher impaired loans in our U.S. residential builder finance business.
     Specific PCL for retail loans was up $130 million, or 26%, from a year ago. The increase was primarily attributable to higher provisions in our credit cards and personal unsecured credit line portfolios, largely reflecting higher loss rates and portfolio growth.
     Specific PCL for wholesale loans increased $170 million over the prior year. The increase was largely attributable to our business portfolio mainly due to higher impaired loans in our U.S. residential builder finance business and higher write-offs in Canada. Lower recoveries in our corporate loan portfolio this year also contributed to the increase in provisions.
     The general provision increased $62 million from a year ago, primarily reflecting a $50 million reversal of the general allowance related to our corporate loan portfolio in the prior year. Higher provisions in our U.S. residential builder finance loan portfolio, largely reflecting a weakening in credit quality as a result of the downturn in the U.S. housing market, also contributed to the increase.

*	PCL ratio: Specific PCL as a percentage of average net loans and acceptances.
Five-year trend
During the period 2003 to 2005, specific provision for credit losses generally trended downward, primarily reflecting a reduction in provisions for our business loan portfolio. We recorded significant recoveries particularly in corporate loans in 2005 and 2006. In 2007, specific provisions has trended up towards the historical average, mainly reflecting higher provisions for our business loan portfolio, largely due to increased impaired loans in our U.S. residential builder finance business, portfolio growth and higher write-offs in Canada. Higher provisions in our personal loan and credit cards portfolios due to higher loss rates and portfolio growth also contributed to the increase. The specific provision as a percentage of average net loans and acceptances broadly declined from 2003 to 2006, largely due to a reduction in provisions for our business loan portfolio. The ratio increased to .33% in 2007, primarily reflecting higher impaired loans in our U.S. residential builder finance business. For further details, refer to Table 61 in the Additional financial information section.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis 91

Market risk
Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, equity or commodity prices, and credit spreads. We are exposed to market risk in our trading activity and our asset/liability management activities. The level of market risk to which we are exposed varies depending on market conditions, expectations of future price and yield movements and the composition of our trading portfolio.
Trading market risk
Trading market risk encompasses various risks associated with cash and related derivative products that are traded in interest rate, foreign exchange, equity, credit and commodity markets. Trading market risk is comprised of the following components:
•	Interest rate risk is the potential adverse impact on our earnings and economic value due to changes in interest rates. It is composed of: (i) directional risk — arising from parallel shifts in the yield curve, (ii) yield curve risk — arising from non-uniform rate changes across a spectrum of maturities, (iii) basis risk — resulting from an imperfect hedge of one instrument type by another instrument type whose changes in price are not perfectly correlated, and (iv) option risks — from changes in the value of embedded options due to changes in prices or rates and their volatility. Most financial instruments have exposure to interest rate risk.

•	Foreign exchange rate risk is the potential adverse impact on our earnings and economic value due to currency rate and precious metals price movements and volatilities. In our proprietary positions, we are exposed to the spot, forward and derivative markets.

•	Equity risk is the potential adverse impact on our earnings due to movements in individual equity prices or general movements in the level of the stock market. We are exposed to equity risk from the buying and selling of equities and indices as principal in conjunction with our investment banking activities and from our trading activities, which include tailored equity derivative products, arbitrage trading and relative value trading.

•	Commodities risk is the potential adverse impact on our earnings and economic value due to commodities price movements and volatilities. Principal commodities traded include crude oil, heating oil and natural gas. In our proprietary positions, we are exposed to the spot, forwards and derivative markets.

•	Credit spread risk is the general adverse impact on our earnings and economic value due to changes in the credit spreads associated with our holdings of instruments subject to credit risk.

•	Credit specific risk is the potential adverse impact on our earnings and economic value due to changes in the creditworthiness and default of issuers on our holdings in bonds and money market instruments, and those underlying credit derivatives.
We conduct trading activities over-the-counter and on exchanges in the spot, forward, futures and options markets, and we offer structured derivative transactions. Market risks associated with trading activities are a result of market-making, positioning, and sales and arbitrage activities in the interest rate, foreign exchange, equity, commodities, and credit markets. Our trading operations primarily acts as a market maker, executing transactions that meet the financial requirements of our clients and transferring the market risks to the broad financial market. We also act as principal and take proprietary market risk positions within the authorized limits granted by the Board of Directors. The trading book consists of cash and derivative positions that are held for short-term resale, taken on with the intent of benefiting in the short-term from actual or expected differences between their buying and selling prices or to lock in arbitrage profits.
Responsibilities
Oversight of market risk is provided by the Board of Directors through the Conduct Review & Risk Policy Committee (CR&RPC). Market risk limit approval authorities are established by the Board of Directors, upon recommendation of the CR&RPC, and delegated to senior management.
     The independent oversight of trading market risk management activities is the responsibility of Group Risk Management (GRM) — Market and Trading Credit Risk, which includes major units in Toronto, London, New York and Sydney. The Market and Trading Credit Risk group establishes market risk policies and limits, develops quantitative techniques and analytical tools, vets trading models and systems, maintains the Value-at-Risk (VaR) and stress risk measurement systems, and provides enterprise risk reporting on trading activities. This group also provides independent oversight on trading activities, including the establishment and administration of trading operational limits, market risk and counterparty credit limit compliance, risk analytics, and the review and oversight of non-traditional or complex transactions.
     Business segments are accountable for their market risks, working in partnership with GRM to ensure the alignment between risk appetite and business strategies.
     GRM — Market and Trading Credit Risk is responsible for the determination and reporting of regulatory and Economic Capital requirements for market risk, and provides assurance to regulators in regular filings on reporting accuracy, timeliness and the proper functioning of statistical models within the approved confidence level.
Risk measurement
We employ risk measurement tools such as VaR, sensitivity analysis and stress testing. GRM uses these measures in assessing global risk-return trends and to alert senior management to adverse trends or positions.
     The majority of trading positions in foreign exchange, interest rate, equity, commodity and credit trading have capital calculated under an internal models approach while structured credit derivatives are calculated under the Standardized Approach. Also calculated under the Standardized Approach for migration and default (specific) risk are a limited set of interest rate products. These products and risks are not included in our global VaR.
Value-at-Risk (VaR)
VaR is a statistical technique that measures the worst-case loss expected over the period within a 99% confidence level. Larger losses are possible, but with low probability. For example, based on a 99% confidence interval, a portfolio with a VaR of $20 million held over one day would have a one in one hundred chance of suffering a loss greater than $20 million in that day. VaR is measured over a 10-day horizon for the purpose of determining regulatory capital requirements.
     We measure VaR by major risk category on a discrete basis. We also measure and monitor the effects of correlation in the movements of interest rates, credit spreads, exchange rates, equity and commodity prices and highlight the benefit of diversification within our trading portfolio. This is then quantified in the diversification effect shown in our Global VaR table on the following page.
     As with any modeled risk measure, there are certain limitations that arise from the assumptions used in VaR. Historical VaR assumes that the future will behave like the past. As a result, historical scenarios may not reflect the next market cycle. Furthermore, the use of a 10-day horizon VaR for risk measurement implies that positions could be unwound or hedged within 10 days but this may not be a realistic assumption if the market becomes largely or completely illiquid. For example, this was observed for certain U.S. subprime-related securities since August 2007. VaR is calculated based on end-of-day positions.
Validation
To ensure VaR effectively captures our market risk, we continuously monitor and enhance our methodology. Daily back-testing serves to compare hypothetical profit or loss against the VaR to monitor the statistical validity of 99% confidence level of the daily VaR measure.
Royal Bank of Canada: Annual Report 2007
92 Management’s Discussion and Analysis

Back-testing is calculated by holding position levels constant and isolating the effect of the movement of actual market rates over the next day and over the next 10 days on the market value of the portfolios. Intra-day position changes account for most of the difference between theoretical back-testing and actual profit and loss. VaR models and market risk factors are independently reviewed periodically to further ensure accuracy and reliability. In 2007, there were five occurrences of a back-test exceeding VaR. This occurred during the volatile markets of July and August. VaR calculated using a historical window can lead to back-testing breaches when the historical window used in the calculation is less volatile than current markets. During this period, we frequently updated our scenarios to keep pace with current market events.
Sensitivity analysis and stress testing
Sensitivity analysis is used to measure the impact of small changes in individual risk factors such as interest rates and foreign exchange rates and is designed to isolate and quantify exposure to the underlying risk.
     VaR is a risk measure that is only meaningful in normal market conditions. To address more extreme market events, stress testing is used to measure and alert senior management to our exposure to potential political, economic or other disruptive events. We run several types of stress testing, including historical stress events such as the 1987 stock market crash, as well as hypothetical “what-if” stress events that represent potential future events that are plausible but have a very low probability of occurring. Our stress scenarios are reviewed and updated as required to reflect relevant events and hypothetical situations. While we endeavour to be conservative in our stress testing, there can be no assurance that our stress testing assumptions will cover every market scenario that may unfold.
Risk control
Policies
A comprehensive risk policy framework governs trading-related risks and activities and provides guidance to trading management, middle office compliance functions and operations. We employ an extensive set of principles, rules, controls and limits, which conform to industry best practice. Our market risk management framework is designed to ensure that our risks are appropriately diversified on a global basis. Limits on measures such as notional size, term and overall risk are monitored at the desk, and at the portfolio and business levels.
Reporting
Reports on trading risks are provided by GRM — Market and Trading Credit Risk to the Chief Risk Officer (CRO) and the operating committee of Capital Markets on a weekly basis and to senior management on a daily basis. Enterprise-wide reporting is used to monitor compliance against VaR and stress limits approved by the Board of Directors, and the operating limits derived from these board limits. In addition to this monitoring, GRM — Market and Trading Credit Risk pre-approves excesses and reports any breach to the CRO and the operating committee of Capital Markets.
     Internal reporting to senior management includes stand-alone risk calculations for portfolios that have standardized regulatory capital which are then combined with models-based results to present an aggregated enterprise risk profile.
     The following table shows our global VaR for total trading activities under our models based approach for capital by major risk category and also shows the diversification effect, which is calculated as the difference between the global VaR and the sum of the separate risk factor VaRs.

Global VAR by major risk category	Table 53

	2007				2006

	As at	For the year ended October 31			As at	For the year ended October 31
(C$ millions)	Oct. 31	High	Average	Low	Oct. 31	High	Average	Low

Equity	$8	$18	$9	$4	$7	$11	$7	$5
Foreign exchange	4	7	2	1	2	4	2	1
Commodities	2	2	1	—	1	2	1	—
Interest rate	20	23	19	14	13	20	13	9
Credit specific	3	5	3	2	3	4	3	2
Diversification	(19)	n.m.	(13)	n.m.	(9)	n.m.	(8)	n.m.
Global VAR	$18	$27	$21	$16	$17	$25	$18	$13

n.m.	not meaningful
Global VaR
2007 vs. 2006
Average global VaR for the year of $21 million was up compared to $18 million a year ago. This increase largely reflected an increase in both Interest rate and Equity VaR due to a higher level of trading activity and increased market volatility during the current year. These increases were mostly offset by an improvement in the overall diversification effect, which rose to 38% compared to 31% a year ago.
Trading revenue
2007 vs. 2006
The volatility in daily trading revenue in the latter part of 2007 reflected difficult trading conditions in both interest rates and credit-related products arising from a very stressed market during that period. Equity markets also experienced high volatility in July and August. Writedowns related to the valuation of U.S. subprime RMBS and CDOs of ABS in our Structured Credit business totalled $357 million. In addition to this
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis 93

one-day trading loss, we experienced 25 days of net trading losses with the largest one-day loss of $23 million.

(1)	Trading revenue on a taxable equivalent basis excluding revenue related to consolidated VIEs.
(2)	The $357 million writedown on the valuation of U.S. subprime RMBS and CDOs of ABS was included on October 31, 2007.
Non-trading market risk (Asset/liability management)
Traditional non-trading banking activities, such as deposit taking and lending, expose us to market risk, of which interest rate risk is the largest component.
     Our goal is to manage the interest rate risk of the non-trading balance sheet to a target level. We modify the risk profile of the balance sheet through proactive hedging to achieve our target level. For additional information regarding the use of derivatives in asset and liability management, refer to the Off-Balance sheet section and Note 7 to our Consolidated Financial Statements. We continually monitor the effectiveness of our interest rate risk mitigation activity within Corporate Treasury on a value and earnings basis.
     For a discussion of the management of foreign exchange risk in the non-trading balance sheet, refer to the Hedging foreign currency-denominated operations discussion in the Capital management section.
Responsibilities
While our individual subsidiaries and business segments manage the daily activities, Corporate Treasury is responsible for managing our enterprise-wide interest rate risk, monitoring approved limits and compliance with policies and operating standards. Our Asset and Liability Committee (ALCO) provides oversight to Corporate Treasury and reviews the policy developed by Corporate Treasury and provides recommendations to CR&RPC for approval.
Risk measurement
We endeavour to keep pace with best practices in instrument valuation, econometric modeling and new hedging techniques on an ongoing basis. Our investigations range from the evaluation of traditional asset/liability management processes to pro forma application of recent developments in quantitative methods.
     Our risk position is measured daily, weekly or monthly based on the size and complexity of the portfolio. Measurement of risk is based on rates charged to clients as well as funds transfer pricing rates. Key rate analysis is utilized as a primary tool for risk management. It provides us with an assessment of the sensitivity of the exposure of our economic value of equity to instantaneous changes in individual points on the yield curve.
     The economic value of equity is equal to the net present value of our assets, liabilities and off-balance sheet instruments.
Funds transfer pricing
We use a funds transfer pricing mechanism at the transaction level to transfer interest rate risk to Corporate Treasury and identify the profitability of various products. The funds transfer pricing rates are market-based and are aligned with interest rate risk management principles. They are supported by empirical research into client behaviour and are an integral input to the retail business pricing decisions.
     We also focus on developing retail product valuation models that incorporate the impact of consumer behaviour. These valuation models are typically derived through econometric estimation of consumer exercise of options embedded in retail products. The most significant embedded options are mortgage rate commitments and prepayment options. In addition, we model the sensitivity of the value of deposits with an indefinite maturity to interest rate changes.
Validation
We supplement our assessment by measuring interest rate risk for a range of dynamic and static market scenarios. Dynamic scenarios simulate our interest income in response to various combinations of business and market factors. Business factors include assumptions about future pricing strategies and volume and mix of new business, whereas market factors include assumed changes in interest rate levels and changes in the shape of the yield curve. Static scenarios supplement dynamic scenarios and are employed for assessing the risks to the value of equity and net interest income.
     As part of our monitoring of the effectiveness of our interest rate risk mitigation activity within Corporate Treasury which is done on a value and earnings basis, model assumptions are validated against actual client behaviour.
Risk control
Policies and limits
The interest rate risk policies define the management standards and acceptable limits within which risks to net interest income over a 12-month horizon, and the economic value of equity, are to be contained. These ranges are based on immediate and sustained ± 100 basis point parallel shift of the yield curve. The limit for net interest income risk is 3% of projected net interest income, and for economic value of equity risk, the limit is 5% of projected common equity. Interest rate risk policies and limits are reviewed and approved annually by the Board of Directors.
Royal Bank of Canada: Annual Report 2007
94 Management’s Discussion and Analysis

Risk reporting
The individual subsidiaries and business segments report the interest rate risk management activity on a monthly basis. They must also immediately report any exceptions to the interest rate risk policies to Corporate Treasury and seek approval of the corrective actions.
     An Enterprise interest rate risk report is reviewed monthly by the ALCO and quarterly by the Group Risk Committee and the Board of Directors.

Market risk measures — Non-trading banking activities	Table 54

	2007						2006		2005
	Economic value of equity risk			Net interest income risk
	Canadian	U.S.		Canadian	U.S.		Economic	Economic
	dollar	dollar	All	dollar	dollar	All	value	Net interest	value	Net interest
(C$ millions)	impact	impact (1)	currencies	impact	impact (1)	currencies	of equity risk	income risk	of equity risk	income risk

Before-tax impact of: 100bp increase in rates	$(391)	$(49)	$(440)	$40	$14	$54	$(496)	$87	$(435)	$106
100bp decrease in rates	315	(6)	309	(97)	(14)	(111)	375	(153)	291	(181)
Before-tax impact of: 200bp increase in rates	(819)	(111)	(930)	68	29	97	(1,044)	147	(920)	162
200bp decrease in rates	640	(87)	553	(202)	(29)	(231)	658	(319)	461	(365)

(1)	Represents the impact on the non-trading portfolios held in our U.S. banking operations.
2007 Analysis
The above table provides the potential before-tax impact of an immediate and sustained 100 basis point and 200 basis point increase or decrease in interest rates on net interest income and economic value of equity of our non-trading portfolio, assuming that no further hedging is undertaken. These measures are based upon assumptions made by senior management and validated by empirical research. All interest rate risk measures are based upon interest rate exposures at a specific time and continuously change as a result of business activities and our risk management initiatives. Over the course of 2007, our interest rate risk exposure was well within our target level.
OPERATIONAL RISK
Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events.
     Operational risk is embedded in all our activities, including the practices and controls used to manage other risks. Failure to manage operational risk can result in direct or indirect financial loss, reputational impact, regulatory censure, or failure in the management of other risks such as credit or market risk.
     Our operational risk management framework flows directly from our enterprise risk management framework and sets out the principles and practices that we use to manage operational risk by identifying, measuring, controlling, and monitoring and reporting it. During 2007, we strengthened our operational risk management framework by expanding the common operational risk language that supports the consistent identification, assessment and understanding of risks. We also implemented our “converged” operational risk and control assessment and monitoring program. This enterprise-wide program integrated several stand-alone programs to identify and assess operational risks.
Responsibilities
The Board of Directors is responsible for providing oversight and ensuring that appropriate policies have been implemented to manage operational risk. The Chief Risk Officer (CRO) and Group Risk Management (GRM) are responsible for implementing the operational risk management framework on an enterprise-wide basis, as well as for directing and approving significant area-specific operational risk policies. A dedicated team within GRM designs and supports operational risk policies, programs and initiatives, and monitors implementation progress and ongoing execution. The businesses and corporate support groups are responsible for the informed and active management of the operational risks within their activities in accordance with the operational risk management framework. Where appropriate, execution of operational risk management programs is conducted by GTO on behalf of the businesses and corporate support groups.
Risk measurement
Operational risk is difficult to measure in a complete and precise manner, given that exposure to operational risk is often implicit, bundled with other risks, or otherwise not taken on intentionally. In the banking industry, measurement tools and methodologies continue to evolve. Nonetheless, we are able to gauge our operational risk exposure by using several approaches concurrently.
Risk assessment
Operational risks are identified and their potential impact assessed through our enterprise-wide integrated operational risk and control assessment and monitoring program. Our operational risk management framework is used to ensure consistent identification and assessment of operational risks and the controls used to manage these.
Risk indicators
Our businesses and corporate support groups use a broad range of risk indicators to manage their day-to-day activities. GRM uses indicators to monitor operational risk at the enterprise level. These indicators provide insight into the level and composition of our operational risk exposure and potential changes in these.
Operational event data collection and analysis
Operational risk events are reported in a central enterprise database. Comprehensive information about these events is then collected, and includes information regarding amount, occurrence, discovery date, business area and product involved, root causes and risk drivers. Analysis of operational risk event data helps us to understand where and how our risks are manifesting themselves, provides a historical perspective of our operational risk experience, and establishes a basis for measuring our operational risk exposure and the capital needed to underpin this type of risk.
Industry loss analysis
We review and analyze information on operational losses that have occurred at other financial institutions, using published information and information we acquire through our membership in the Operational Riskdata eXchange (ORX), a private data-sharing
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Management’s Discussion and Analysis 95

consortium. Both provide insights into the size and nature of potential exposures, which enables us to benchmark our loss experience against those of our peers to determine if our experience puts us in an outlier position. It also allows us to monitor emerging developments and trends that affect the financial industry as a whole.
Risk control
Operational risk is managed through our infrastructure, controls, systems and people, complemented by central enterprise-wide groups focusing on management of specific operational risks such as fraud, privacy, outsourcing, and business disruption, as well as people and systems risks.
     A number of our enterprise-wide groups ensure that all of these controls and systems are effective under our operational risk management framework. These include compliance, which ensures a complete view of our regulatory obligations and provides a co-ordinated, effective response to these, and the internal audit group, which provides independent assessment of risk management practices, internal controls and corporate governance processes.
Risk mitigation
Any high-risk exposures that we identify are subject to remedial measures, monitoring and control testing. This includes exposures identified through our integrated risk and control assessment and monitoring program, internal audits, compliance reviews, business continuity readiness reviews, or operational risk event reporting.
     Our corporate insurance program enables us to transfer some of our operational risk exposure by purchasing insurance coverage, the nature and amounts of which are determined on a central, enterprise-wide basis.
Reporting
GRM provides quarterly enterprise level risk reporting to senior management and the Board of Directors. The operational risk reporting includes an overview of our operational risk profile and the trend and outlook for our exposure. Details are provided on areas of elevated risk, individual operational risks where there is heightened awareness, regulatory or compliance issues, and large operational risk events. This reporting is supplemented with more detailed specific reporting by groups such as compliance, audit, legal and human resources.
LIQUIDITY AND FUNDING RISK
Liquidity and funding risk is the risk that an institution is unable to generate or obtain sufficient cash or its equivalent in a timely and cost-effective manner to meet its commitments as they come due.
     Our liquidity and funding management framework is designed to ensure that adequate sources of reliable and cost-effective cash or its equivalents are continually available to satisfy our current and prospective financial commitments under normal and contemplated stress conditions. To achieve this goal, we are dedicated to the preservation of the following key liquidity and funding risk mitigation strategies:
•	A large base of core client deposits
•	Continual access to diversified sources of wholesale funding, including demonstrated capacities to monetize specific asset classes
•	A comprehensive and enterprise-wide liquidity contingency plan supported by an earmarked pool of unencumbered marketable securities (referred to as “contingency liquidity assets”) that provide assured access to cash in a crisis.
Our liquidity and funding management practices and processes reinforce these risk mitigation strategies by assigning prudential limits or targets to metrics associated with these activities and regularly measuring and monitoring various sources of liquidity risk under both normal and stressed market conditions. In managing this risk, we aim to achieve a prudent balance between the level of risk we take and the cost of its mitigation, recognizing that this balance may need to be adjusted if our internal and/or external environments change materially.
Responsibilities
The Board of Directors is responsible for oversight of our liquidity and funding management framework, which is developed and implemented by senior management.
•	The Audit Committee approves our liquidity and funding management framework, our pledging framework, and liquidity contingency plan and establishes broad liquidity risk tolerance levels, and the Board of Directors is informed on a periodic basis about our current and prospective liquidity condition.
•	The Group Risk Committee and our Asset and Liability Committee (ALCO) share management oversight responsibility for liquidity and funding policies and receive regular reports detailing compliance with key limits and guidelines.
•	Corporate Treasury has global responsibility for the development of liquidity and funding management policies, strategies and contingency plans and for recommending and monitoring limits within the framework. In this role, Corporate Treasury is assisted by Group Risk Management. Corporate Treasury actively participates in national and international industry initiatives to benchmark and enhance its liquidity management practices.
•	Treasury departments of business segments and key subsidiaries execute transactions in line with liquidity management policies and strategies.
•	Subsidiaries are responsible for managing their own liquidity in compliance with policies and practices established under advice and counsel by Corporate Treasury and within governing regulatory requirements.
Risk measurement
The assessment of our liquidity position reflects management’s conservative estimates, assumptions and judgments pertaining to current and prospective firm-specific and market conditions and the related behaviour of our clients and counterparties. We measure and manage our liquidity position from three risk perspectives as follows:
Structural liquidity risk
Structural liquidity risk management addresses the risk due to mismatches in effective maturities between assets and liabilities, more specifically the risk of over-reliance on short-term liabilities to fund longer-term illiquid assets. We use both the cash capital and survival horizon models to assist in the evaluation of balance sheet liquidity and determination of the appropriate term structure of our debt financing. These methodologies also allow us to measure and monitor the relationship between illiquid assets and core funding, including our exposure to a protracted loss of unsecured wholesale deposits under stressed conditions.
Tactical liquidity risk
Tactical liquidity risk management addresses our normal day-to-day funding requirements, which are managed by imposing prudential limits on net fund outflows in Canadian dollar and foreign currencies for key short-term time horizons, as well as on our pledging activities that are subject to an enterprise-wide framework that assigns a risk-adjusted limit to our aggregate pledging exposure and individual limits by types of pledging activities. Pledged assets include a pool of eligible assets that are reserved exclusively to support our participation in payment and settlement systems.
Royal Bank of Canada: Annual Report 2007
96 Management’s Discussion and Analysis

Contingent liquidity risk
Contingent liquidity risk management assesses the impact of and our intended responses to sudden stressful events. The liquidity contingency plan identifies comprehensive action plans that would be implemented depending on the duration and severity of the various liquidity crises identified in our stress testing program. Corporate Treasury maintains and administers the liquidity contingency plan. The Liquidity Crisis Team, consisting of senior representatives of all key business and functional units, meets regularly to engage in stress testing and to review our liquidity contingency preparedness.
     Our stress testing exercises are based on models that measure our potential exposure to global, country-specific or RBC-specific events (or a combination thereof) and consider both historical and hypothetical events. Different levels of severity are considered for each type of crisis including ratings downgrades of two and four notches and to non-investment grade for RBC-specific events. These comprehensive tests include elements of scenario and sensitivity stress testing techniques. In all cases, the crisis impact is measured over a nine-week horizon, which is also used in our key measure of tactical liquidity risk and is what we consider to be the most crucial time span for a liquidity event. Liquidity Crisis Team members contribute to assumptions about the expected behaviour of balance sheet asset and liability categories and off-balance sheet exposures based on their specialized client, product and market perspectives. Some tests are run monthly, others are only run annually. Frequency is determined by considering a combination of their likelihood and impact. After reviewing test results, the liquidity contingency plan and other related liquidity and funding risk management practices may be modified in light of lessons learned. Failure to meet predetermined minimum targets in some of these tests, as well as in aforementioned risk measures, would result in discussion with senior management and, as necessary, the Board of Directors, and possibly lead to revised limits and targets.
     Our liquid assets are primarily a diversified pool of highly rated marketable securities and include segregated portfolios (in both Canadian and U.S. dollars) of contingency liquidity assets to address potential on- and off-balance sheet liquidity exposures (such as deposit erosion, loan drawdowns and higher collateral demands), that have been estimated through models we have developed or by the scenario analyses and stress tests that we conduct periodically. These port folios are subject to minimum asset levels and strict eligibility guidelines to ensure ready access to cash in emergencies.
Risk control
We monitor and manage our liquidity position on a consolidated basis and consider legal, regulatory, tax, operational and any other applicable restrictions when analyzing our ability to lend or borrow funds between branches, branches and subsidiaries, and subsidiaries.
Policies
Our principal liquidity and funding policies are reviewed and approved annually by senior management committees and the Board of Directors. These broad policies establish risk tolerance parameters and authorize senior management committees or Corporate Treasury to approve more detailed policies and limits related to specific measures, businesses and products. These policies and procedures govern management, measurement and reporting requirements and define approved liquidity and funding limits.
Authorities and limits
Targets for our structural liquidity position, based on both a “cash capital” metric and a “survivability horizon” measurement, are approved at least annually and monitored regularly.
     With respect to net short-term funding requirements, all limits are monitored regularly to ensure compliance. The prescribed treatment of cash flow assets and liabilities under varying conditions are reviewed periodically to determine if they remain valid or changes to assumptions and limits are required in light of internal and/or external developments. Global market volatility in the latter part of 2007 has prompted us to modify the liquidity treatment of certain asset classes to reflect our expectations that market liquidity for these products will be sporadic for some time. Some limits are in the process of being reviewed and possibly revised to take into consideration the results of updated stress tests that reflect lessons learned during this period of market volatility.
Reporting
Detailed reports on our principal short-term asset/liability mismatches are monitored on a daily basis to ensure compliance with the limits for overall group exposure and by major currency, branches, subsidiaries and geographic locations. As set out in our liquidity and funding management framework, any potential exceptions to established limits on net fund outflows or other rules, whether monitored on a daily, weekly, monthly or quarterly basis, are reported immediately to Corporate Treasury, which provides or arranges for approval after reviewing a remedial action plan.
Funding
Funding strategy
Diversification of funding sources is a crucial component of our overall liquidity management strategy. Diversification expands our funding flexibility while minimizing funding concentration and dependency and generally reducing financing costs. To that effect, we completed the first Canadian covered bond issuance in November 2007. Maintaining competitive credit ratings is also critical to cost-effective funding. Core funding, comprising capital, longer-term liabilities and a diversified pool of personal and, to a lesser extent, commercial deposits, is the foundation of our strong structural liquidity position.
Credit ratings
Our ability to access unsecured funding markets and to engage in certain collateralized business activities on a cost-effective basis is primarily dependent upon maintaining competitive credit ratings. Our credit ratings are largely determined by the quality of our earnings, the adequacy of our capital and the effectiveness of our risk management programs. We estimate, based on periodic reviews of ratings triggers embedded in our existing businesses and of our funding capacity sensitivity, that a minor downgrade would not materially influence our liability composition, funding access, collateral usage and associated costs. However, a series of downgrades could have adverse consequences for our funding capacity, collateral requirements and on the results of our operations.

Credit ratings	Table 55

	Short-term	Senior
As at November 29, 2007 (1)	debt	long-term debt	Outlook

Moody’s Investors Service	P-1	Aaa	stable
Standard & Poor’s	A-1+	AA-	positive
Fitch Ratings	F1+	AA	stable
DBRS	R-1(high)	AA	stable

(1)	Credit ratings are not recommendations to purchase, sell or hold a financial obligation inasmuch as they do not comment on market price or suitability for a particular investor. Ratings are subject to revision or withdrawal at any time by the rating organization.
During the year, there were two positive developments with respect to our ratings. In the second quarter of 2007, Moody’s Investors Service upgraded our senior long-term debt rating to Aaa from Aa2 as a result of refinements made to their joint default analysis, and in the third quarter of 2007, Standard & Poor’s revised our rating outlook to positive from stable, citing among other points, a sound liquidity profile and a very robust liquidity management infrastructure. Our Fitch and DBRS
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis 97

ratings and outlooks remain unchanged from October 31, 2006. Our collective ratings continue to be the highest categories assigned by the respective agencies to a Canadian bank and these strong credit ratings support our ability to competitively access unsecured funding markets.
Deposit profile
The composition of our global deposit liabilities is summarized in Note 13 to our Consolidated Financial Statements. In 2007, personal deposits remained the key source of funding for our Canadian dollar balance sheet while most foreign currency deposits originated from unsecured, wholesale sources, including large corporate and institutional clients and foreign commercial and central banks.
     Our personal deposit franchise constitutes the principal source of constant funding while certain commercial and institutional client groups also maintain relational balances with low volatility profiles. Taken together, these clients represent a highly stable supply of core deposits in most conceivable environments as they typically are less responsive to market developments than transactional lenders and investors due to the impact of deposit insurance and extensive and, at times, exclusive relationships with us. Core deposits, consisting of our own statistically derived estimates of the highly stable portions of all of our relational personal, commercial and institutional balances (demand, notice and fixed-term) together with wholesale funds maturing beyond one year, increased during the year by about 2% to 56% of our total deposits. We encourage wholesale funding diversity and regularly review sources of short-term funds to ensure that they are well-diversified by provider, product, market and geographic origin. In addition, we maintain an ongoing presence in different funding markets, which allows us to constantly monitor market developments and trends in order to identify opportunities and risks and to take appropriate and timely actions.

Term funding sources	Table 56

(C$ millions)	2007	2006	2005

Long-term funding outstanding	$51,540	$33,361	$24,004
Total mortgage-backed securities sold	14,239	12,186	8,487
Commercial mortgage-backed securities sold	2,405	1,914	1,237
Credit card receivables financed through notes issued by a securitization special purpose entity	2,759	2,250	2,500

Our long-term funding sources are managed to minimize cost by limiting concentration by geographic location, investor segment, instrument, currency and maturity profile. In addition, liquidity objectives, market conditions, interest rates, credit spreads and desired financial structure influence our long-term funding activities. We operate debt issuance programs in Canada, the U.S., Europe, Australia and Japan. Diversification into new markets and untapped investor segments is also constantly evaluated against relative issuance costs.
     During 2007, we continued to expand our long-term funding base by issuing, either directly or through our subsidiaries, $30.7 billion of senior deposit notes in various currencies and markets. Total long-term funding outstanding increased $18.2 billion. Outstanding senior debt containing ratings triggers, which would accelerate repayment, constitutes a very small proportion of our overall outstanding debt.
Other liquidity and funding sources
We use commercial mortgage, residential mortgage and credit card receivable-backed securitization programs as alternative sources of funding and for liquidity and asset/liability management purposes. We hold retained interests in our residential mortgage and credit card securitization programs. Our total outstanding mortgage-backed securities sold increased year over year by $2.1 billion. Our credit card receivables, which are financed through notes issued by a securitization special purposes entity, increased year over year by $509 million. For further details, refer to the Off-balance sheet arrangements section and Note 5 to our Consolidated Financial Statements.
Impact of global market turmoil to our term funding capacity
Despite recent global market events, including a reduction in liquidity in term funding markets, our liquidity and funding position remains sound and adequate to execute our strategy. There are no known trends, demands, commitments or events that are presently expected to materially change this position.
     By leveraging our new and existing domestic and global funding programs, we continued to raise wholesale term funding in size during the latter half of 2007. Most of the funding was raised through large benchmark-sized transactions, but a significant amount was also raised in a variety of lower-cost funding transactions. In 2007, we raised wholesale term funding in 12 different currencies, including six currencies in the fourth quarter. The market turmoil did not prevent us from launching the first Canadian covered bond program, where we sold €2 billion of notes in the inaugural transaction, which settled on November 5, 2007. Our ability to raise wholesale term funding continued to significantly exceed our funding needs during the latter half of 2007.
Contractual obligations
In the normal course of business, we enter into contracts that give rise to commitments of future minimum payments that affect our liquidity. Depending on the nature of these commitments, the obligation may be recorded on- or off-balance sheet. The table below provides a summary of our future contractual funding commitments.

Contractual obligations	Table 57

	2007					2006	2005
(C$ millions) (1)	Within 1 year	1 to 3 years	Over 3 to 5 years	Over 5 years	Total	Total	Total

Unsecured long-term funding	$16,892	$16,350	$13,628	$4,670	$51,540	$33,361	$24,004
Subordinated debentures	—	118	—	6,117	6,235	7,103	8,167
Obligations under leases (2)	494	835	608	1,224	3,161	2,486	2,508

	$17,386	$17,303	$14,236	$12,011	$60,936	$42,950	$34,679

(1)	Amounts represent principal only and exclude accrued interest.

(2)	Substantially all of our lease commitments are operating.
Royal Bank of Canada: Annual Report 2007
98   Management’s Discussion and Analysis

REPUTATION RISK
     Reputation risk is the risk that an activity undertaken by an organization or its representatives will impair its image in the community or lower public confidence in it, resulting in the loss of business, legal action or increased regulatory oversight.
     Reputation risk can arise from a number of events and primarily occurs in connection with regulatory, legal and operational risks. Operational failures and non-compliance with laws and regulations can have a significant reputational impact on us.
     In addition to the six risk management principles discussed earlier in the Risk management overview section, the following principles also apply to our overall management of reputation risk:
•	We must operate with integrity at all times in order to sustain a strong and positive reputation
•	Protecting our reputation is the responsibility of all our employees, including senior management, and extends to all members of the Board of Directors.
Code of Conduct
Our corporate values and Code of Conduct underpin the management of risk to our reputation and drive our ethical culture. Our Code of Conduct is the foundation of employee and director awareness of the kinds of conduct that protect our reputation, and those that put our reputation at risk.
Responsibilities
The management of reputation risk is overseen by the Board of Directors. The key senior management committees involved with monitoring and reporting on reputation risk at an enterprise level are: Ethics and Compliance Committee, Policy Review Committee, Structured Transactions Oversight Committee and the Group Risk Committee.
Risk control
Policies
Policies and procedures support the management of reputation risk across the organization. Business segments have specific policies in place to manage the risks within their businesses, including reputation risk. A comprehensive set of policy requirements applies to the identification and assessment of reputation risk, including Know Your Client due diligence controls and procedures, anti-money laundering and anti-terrorist financing policy requirements, auditor independence requirements, research standards, whistle blowing, and the requirements for managing conflicts of interest.
Reporting
The responsibility for monitoring and reporting on reputation risk issues is primarily within GRM. Regular comprehensive reporting is provided to the Group Risk Committee and the Board of Directors and its committees. This includes annual reporting on fraud issues, litigation issues and quarterly reporting on regulatory, compliance and operational risk issues. Reputation risk issues are also raised in internal audit reports provided to senior management, summaries of which are provided to the Audit Committee.
REGULATORY AND LEGAL RISK
Regulatory and legal risk is the risk of negative impact to business activities, earnings or capital, regulatory relationships or reputation as a result of failure to comply with or a failure to adapt to current and changing regulations, law, industry codes or rules, regulatory expectations or ethical standards.
     Global Compliance, which is a part of Group Risk Management (GRM) has developed a comprehensive enterprise compliance management (ECM) framework that is consistent with regulatory guidance from the OSFI and other regulators. The framework is designed to promote the proactive, risk-based management of regulatory risk. It applies to all of our businesses and operations, legal entities and employees globally and confirms the shared accountability of all employees across the organization for ensuring we maintain robust and effective regulatory risk and compliance controls. The framework covers the following eight elements of compliance management: liaison with regulators, risk identification and assessment, control design and evaluation, learning and awareness, compliance execution, monitoring and oversight, issue management and reporting, and new initiative management.
Responsibilities
Global Compliance sets out the enterprise-wide requirements for the identification, assessment, control, monitoring and reporting of regulatory and compliance risk (and associated operational and reputation risk), as well as remediation of any issues identified. Oversight is provided by the Board of Directors through the CR&RPC and the Audit Committee. The Ethics and Compliance Committee supports our management of regulatory risk. It approves compliance programs and compliance-related policies and informs and advises the Group Risk Committee (GRC), CR&RPC and the Audit Committee on significant regulatory issues and remedial measures.
     The Chief Compliance Officer (CCO) and Global Compliance work closely with business partners to ensure the overall effectiveness of compliance and regulatory risk management controls across the enterprise through the ECM framework, which includes policies for consistent and effective compliance, independent oversight of compliance controls, timely reporting of trends and escalation of issues to senior management and the Board of Directors and timely execution of appropriate action plans.
Risk measurement
The identification and assessment of regulatory risk includes formal risk assessment activities carried out across the organization, both at the individual business and operational level, and at the enterprise level. Risk is measured through the assessment of the impact of regulatory and organizational changes, the introduction of new products and services, and the acquisition or development of new lines of business. It is also measured through the testing of the effectiveness of the controls established to ensure compliance with regulatory requirements and expectations. Although the use of metrics to measure compliance-related matters is relatively new and there are few proven methods for detecting leading indicators, we are working to develop such metrics. Meanwhile, we use what measures are available to identify issues and trends.
Risk control
Policies
We have a strong ethical and compliance culture grounded in our Code of Conduct. The Code of Conduct is regularly reviewed and updated to ensure that it continues to meet the expectations of regulators and other stakeholders. All our employees must reconfirm their understanding of and commitment to comply with the Code of Conduct at least every two years, and employees in certain key roles, such as Group Executive and others in financial oversight roles as identified in our Auditor Independence Policy, must do so annually.
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Management’s Discussion and Analysis  99

     We provide online and face-to-face training for all our employees in the area of anti-money laundering compliance and training in other compliance and regulatory risk related matters for relevant employees through other online tools and other job aids, as part of employees’ regular job training, in new employee orientation materials, and periodically through targeted face-to-face or webcast training.
Reporting
On a quarterly basis, the CCO reports compliance matters to senior management, management committees, the Audit Committee and CR&RPC. In addition, the CCO provides an annual report on overall compliance, and on specific topics, such as related party transactions, conflicts of interest, and compliance with Canadian consumer protection requirements, and the Global Chief Anti-Money Laundering Officer reports at least annually on anti-money laundering and anti-terrorist financing compliance. Similarly, senior compliance officers of our operating subsidiaries provide relevant annual and quarterly reports to their respective senior management and Boards of Directors.
ENVIRONMENTAL RISK
Environmental risk is the risk of loss to financial, operational or reputation value resulting from the impact of environmental issues. Environmental risk arises from our business activities and our operations. For example, the environmental issues associated with our clients’ purchase and sale of contaminated property or development of large-scale projects may give rise to credit and reputation risk for us. Operational and legal risks may arise when we are faced with environmental issues at our branches, offices or data processing centres.
     We undertake independent and collaborative research to identify and better understand the material environmental risks we face. Some current and emerging issues include climate change, biodiversity, water and the rights of indigenous peoples, among others.
Responsibilities
Environmental risk management activities are managed by the Corporate Environmental Affairs Group (CEA) with support from our business segments and Corporate Support groups. The CEA is responsible for developing and implementing the environmental risk management system, including identifying environmental risks in the organization, designing and supporting environmental risk policies, programs and initiatives, monitoring implementation, and leading communication and training. The CEA also provides advisory services and support to business and functional units on the management of specific environmental risks.
Risk measurement
Some environmental risks associated with our business and operational activities can be easily quantified while others are assessed on a qualitative basis. For example, in our lending activities, we quantify the potential cost of cleaning up environmental contamination of properties used as security for loans, and the cost to an obligor of making operational changes that may be required to meet environmental regulatory requirements or satisfy other obligations. In our own operations, we quantify our cost to maintain compliance with environmental regulations or applicable standards. Other environmental risks are assessed on a qualitative basis, for example, the exposure of a particular industry to the effects of climate change and climate change regulations. As environmental risk measurement methodologies mature, particularly with respect to climate change, we will incorporate more quantitative risk measures into our processes.
Risk control
We manage environmental risk by maintaining an environmental management system, including policy requirements, management and mitigation strategies, and reporting. Specifically, to manage environmental risk, we:
•	Develop and maintain environmental policies, standards, procedures and guidelines
•	Monitor relevant laws and regulations, as well as other requirements to which the bank adheres
•	Maintain environmental programs and initiatives
•	Establish roles and responsibilities for environmental management in the organization
•	Train employees to identify and manage environmental risks
•	Maintain an open dialogue with stakeholders, both internal and external to the organization
•	Measure our performance and compare it to our objectives, which enables us to identify enhancement opportunities
•	Periodically verify that our environmental risk management policies and processes are operating as intended.
Policies
Our Environmental Blueprint, launched in October 2007, updates our corporate environmental policy. It details environmental issues that are important to our stakeholders and us and outlines our commitment to reducing our environmental footprint, responsible lending and investment, and business growth and development of environmental products and services.
     Our suite of environmental credit risk management policies enables us to proactively identify and manage environmental risks in our lending activities. These policies are regularly reviewed to ensure compliance with legal and operational requirements, and to take into account evolving business activities.
     In addition to general policies for commercial and corporate lending, we have sector-specific and business-segment-specific policies and guidelines. For example, we have a separate Policy on Social and Environmental Review in our Project Finance business, which reflects our commitment to the Equator Principles (EPs). The EPs, which were revised in 2007, are voluntary guidelines that help financial institutions address the environmental and social risks associated with project finance.
Management and mitigation
In addition to adherence to policies, standards, procedures and guidelines, environmental risk is mitigated through transaction structuring and the use of insurance as well as other mechanisms. The CEA supports lenders, risk managers and clients in the management and mitigation of environmental risks in transactions, by recommending strategies to treat, eliminate or transfer (via insurance) environmental risk.
Reporting
The Board of Directors and senior management committees are periodically provided with reports and analysis on risks associated with environmental issues (for example, climate change and the Kyoto Accord, and the EPs), as appropriate. Loan losses resulting from environmental issues are tracked and reported to senior management.
     We report on our implementation of the EPs annually in our Corporate Responsibility Report and Public Accountability Statement (CRR & PAS) and on rbc.com. The CRR & PAS also provides information about our environmental policies, lending, emerging issues, stakeholder engagement, and environmental performance and initiatives.
Royal Bank of Canada: Annual Report 2007
100   Management’s Discussion and Analysis

INSURANCE RISK
Insurance risk is the risk of loss that may occur when actuarial assumptions made in insurance product design and pricing activities differ from actual experience. Insurance risk arises from our life and health, creditor, home and auto, and travel insurance, and reinsurance businesses. Insurance risk can be categorized into the following sub-risks:
•	Claims risk: The risk that the actual severity and/or frequency of claims differ from the levels assumed in pricing calculations. This risk can occur through (i) a misestimation of expected claims activities as compared to actual claims activities, or (ii) the misselection of a risk during the underwriting process
•	Policyholder behaviour risk: The risk that the behaviour of policy-holders relating to premium payments, policy withdrawals or loans, policy lapses, surrenders and other voluntary terminations differs from the behaviour assumed in pricing calculations
•	Expense risk: The risk that the expense of acquiring or administering policies, or of processing claims, exceeds the costs assumed in pricing calculations.
Responsibilities
Insurance risk approval authorities are established by the Board of Directors upon recommendation of its committees and delegated to senior management.
     The respective boards of directors of the insurance subsidiaries are responsible for the stewardship of the insurance companies. These boards of directors oversee and monitor the management of the insurance subsidiaries and ensure that the subsidiaries are properly managed and functioning within our overall strategies and policies.
     Group Risk Management (GRM) is responsible for providing risk management direction and oversight to the insurance businesses and for providing comprehensive reporting of insurance risks facing the organization. The Appointed Actuaries of our Canadian insurance subsidiaries are appointed by the boards of directors and have statutory requirements to provide opinions on adequacy of liabilities, sufficiency of capital, the insurance company’s future financial condition and fairness of treatment for policyholders. External actuarial reviewers, in accordance with the OSFI guidelines and Canadian Institute of Actuaries standards, provide oversight on the work of the Appointed Actuaries. Our international insurance subsidiaries receive similar actuarial oversight. Global Functions and Global Technology and Operations (GTO) also provide direction and oversight to manage risk within their areas of expertise.
     Insurance business units are responsible for the active management of insurance risk in partnership with GRM, other Global Functions groups and GTO.
Risk measurement
We measure insurance risks at regular intervals to ensure that our risk profile is appropriately monitored, reported, and aligned with business assumptions. These risk measurements are used for Economic Capital quantification, valuation of actuarial liabilities, and to meet statutory reporting requirements. This process is managed by GRM through the use of models.
     Models used for risk measurement are subject to a robust and systematic process of review and reporting in accordance with our Model Risk Policy. Key elements of the policy include maintaining appropriate model documentation, an approval process to ensure appropriate segregation of duties, independent and periodic model reviews, and clear accountability and oversight.
Risk control
Policies
Insurance risk policies articulate our strategies to identify, prioritize and manage insurance risk. GRM is responsible for insurance risk policies which establish the expectations and parameters within which the insurance businesses may operate, communicate our risk tolerance, and ensure accountability through clear roles and responsibilities.
Authorities and limits
Risk approval authorities and limits are established by the Board of Directors and delegated to management within the business units in order to guide insurance business activities. These delegated authorities and limits ensure our insurance portfolio is well diversified and within the risk appetite as approved by the Board of Directors.
Risk oversight and approval
GRM provides independent oversight over our insurance business activities including product development, product pricing, underwriting and claims management. GRM also approves authority for activities, which exceed business unit authorities and limits, and certain business activities, which are deemed to be of significant risk.
Risk mitigation
Our key elements for identifying, assessing and managing insurance risk include a risk-based approach for product development and pricing, effective guidelines and practices for underwriting and claims management. In addition, transferring insurance risk to independent insurance companies or reinsurance is used to diversify our portfolio of insurance risks, limit loss exposure to large risks, and provide additional capacity for future growth.
Actuarial liabilities
Actuarial liabilities are estimates of the amounts required to meet obligations resulting from insurance contracts. Liabilities for estimated future policy benefits and expenses are established in accordance with the standards of practice of the Canadian Institute of Actuaries and the requirements of the OSFI and other relevant professional and regulatory bodies. Actuarial liabilities under Canadian GAAP are calculated using the Canadian Asset Liability Method. These estimates and actuarial assumptions include explicit provisions for adverse deviations to ensure adequacy of liabilities and are validated through extensive internal and independent external reviews and audits.
Reporting
GRM regularly provides independent evaluation and reporting on our insurance risk exposures to management at the business segment level and at the enterprise level. The reports analyze and communicate insurance risk information and contribute to the overall understanding of insurance risk. Reporting includes an assessment of risks facing the insurance business units, trends related to all claims and adequacy of actuarial liabilities. The reports also provide an assessment of the risk-return profile of insurance products and a view of future potential risks.
STRATEGIC RISK
Strategic risk is the risk that an enterprise or a particular business area makes inappropriate strategic choices, or is unable to successfully implement selected strategies or related plans and decisions.
We apply the following principles to manage strategic risk:
•	Significant decisions are aligned with our enterprise strategy

•	Business segment strategy is aligned with our enterprise strategy

•	All business strategies are supported by market and competitive analysis and financial projection of their expected impact.
The effective identification and assessment of this risk is critical for us and involves the Group Executive and the Board of Directors when identifying and assessing various strategic opportunities for the organization.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  101

Responsibilities
Responsibility for successfully implementing strategies is mandated to the individual heads of the businesses. The Strategy and Development team within Global Functions is responsible for the articulation of our enterprise strategy. This team also provides support for the development of strategies of the business segments and lines of business. The identification and analysis of strategic issues, opportunities and risks we face is an ongoing component of their overall responsibilities.
Risk control
The project appropriation request (PAR) process is used to manage strategic risk. Our strategic initiatives group provides an initial review and co-ordinates circulating each PAR to GRM, Law and Corporate Treasury for review, comments and approval. The Board of Directors and/or Group Risk Committee may approve the finalized version if their approval is warranted. PARs are a critical part of our corporate governance framework and are available for review by regulators or our external auditors as required.
COMPETITIVE RISK
Competitive risk is the risk associated with the inability to build or maintain sustainable competitive advantage in a given market or markets. This risk can arise within or outside the financial sector, from traditional or non-traditional competitors, domestically or globally.
     We manage competitive risk through appropriate identification and assessment as part of our overall risk management process. This includes risk assessment of new or enhanced products and services, alliances and acquisitions. Our ability to adapt to a changing competitive environment will impact our overall financial performance.
SYSTEMIC RISK
Systemic risk is the risk that the financial system as a whole may not withstand the effects of a crisis resulting from extraordinary economic, political, social or financial circumstances. This could result in financial, reputation or other losses.
Systemic risk is considered to be the least controllable risk we face. Our ability to mitigate this risk when undertaking business activities is very limited, other than through collaborative mechanisms between industry participants, and, as appropriate, the public sector, to reduce the frequency and impact of these risks.
ADDITIONAL RISKS THAT MAY AFFECT FUTURE RESULTS
By their very nature, forward-looking statements, including those made in this document, require us to make assumptions and are subject to inherent risks and uncertainties which may cause our actual results to differ materially from our expectations expressed in such forward-looking statements. Factors that might cause our actual financial performance to vary from that described in our forward-looking statements include credit, market, operational, liquidity and funding risks, and other risks discussed in detail in the Risk management section. In addition, the following discussion sets forth other factors we believe could cause our actual results to differ materially from expected results.
Industry factors
General business and economic conditions in Canada, the United States and other countries in which we conduct business Interest rates, foreign exchange rates, the stability of various financial markets, including the impact from the continuing volatility in the U.S. subprime and related markets and lack of liquidity in various other financial markets, consumer spending, business investment, government spending, the level of activity and volatility of the capital markets, inflation and terrorism each impact the business and economic environments in which we operate and, ultimately, the level of business activity we conduct and earnings we generate in a specific geographic region. For example, an economic downturn in a country may result in high unemployment and lower family income, corporate earnings, business investment and consumer spending, and could adversely affect the demand for our loan and other products. In addition, our provision for credit losses would likely increase, resulting in lower earnings. Similarly, a downturn in a particular equity or debt market could cause a reduction in new issue and investor trading activity or assets under management and assets under administration, resulting in lower fee, commission and other revenue. Also, defaults by a large financial institution in Canada, the United States or internationally could adversely affect the financial markets generally and us specifically.
Currency rates
Our revenue, expenses and income denominated in currencies other than the Canadian dollar are subject to fluctuations in the movement of the Canadian dollar relative to those currencies. Such fluctuations may affect our overall business and financial results. Our most significant exposure is to the U.S. dollar due to our level of operations in the U.S., and other activities conducted in U.S. dollars. The strengthening of the Canadian dollar compared to the U.S. dollar over the last four years has had a significant effect on our results. We are also exposed to the British pound and the Euro due to our activities conducted internationally in these currencies. Further appreciation of the Canadian dollar relative to the U.S. dollar, British pound and Euro reduced the translated value of U.S. dollar-, British pound- and Euro-denominated revenue, expenses and earnings.
Government monetary and other policies
Our businesses and earnings are affected by the monetary policies that are adopted by the Bank of Canada and the Board of Governors of the Federal Reserve System in the United States, as well as those adopted by international agencies, in jurisdictions in which we operate. For example, monetary policy decisions by the Bank of Canada have an impact on the level of interest rates, fluctuations of which can have an impact on our earnings. As well, such policies can adversely affect our clients and counterparties in Canada, the United States and internationally, which may increase the risk of default by such clients and counterparties. Our businesses and earnings are also affected by fiscal or other policies that are adopted by various regulatory authorities in Canada, the United States and international agencies.
Royal Bank of Canada: Annual Report 2007
102  Management’s Discussion and Analysis

Level of competition
The competition for clients among financial services companies in the consumer and business markets in which we operate is intense. Client loyalty and retention can be influenced by a number of factors, including relative service levels, the prices and attributes of our products or services, our reputation and actions taken by our competitors. Other financial companies, such as insurance and mono-line companies and non-financial companies are increasingly offering services traditionally provided by banks. Such competition could also reduce fee revenue and adversely affect our earnings.
Changes in laws and regulations
Laws and regulations are in place to protect the financial and other interests of our clients, investors and the public interest. Changes to laws, including tax laws, regulations or regulatory policies, including changes to our capital management framework, as well as changes in how they are interpreted, implemented or enforced, could adversely affect us, for example, by lowering barriers to entry in the businesses in which we operate or increasing our costs of compliance. In addition, our failure to comply with applicable laws, regulations or regulatory policies could result in sanctions and financial penalties by regulatory agencies that could adversely impact our reputation and earnings.
Judicial or regulatory judgments and legal proceedings
Although we take what we believe to be reasonable measures designed to ensure compliance with laws, regulations and regulatory policies in the jurisdictions in which we conduct business, there is no assurance that we always will be, or will be deemed to be, in compliance. Accordingly, it is possible that we could receive a judicial or regulatory judgment or decision that results in fines, damages and other costs that would damage our reputation and negatively impact on our earnings.
     We are also subject to litigation arising in the ordinary course of our business. The adverse resolution of any litigation could have a material adverse effect on our results or could give rise to significant reputational damage, which could impact our future business prospects.
Accuracy and completeness of information on clients and counterparties
When deciding to extend credit or enter into other transactions with clients and counterparties, we may rely on information provided by or on behalf of clients and counterparties, including audited financial statements and other financial information. We also may rely on representations of clients and counterparties as to the completeness and accuracy of that information. Our financial results could be adversely impacted if the financial statements and other financial information relating to clients and counterparties on which we rely do not comply with GAAP or are materially misleading.
Bank specific factors
Execution of our strategy
Our ability to execute on our objectives and strategic goals will influence our financial performance. If our strategic goals do not meet with success or there is a change in our strategic goals, our financial results could be adversely affected.
Acquisitions and joint ventures
Although we regularly explore opportunities for strategic acquisitions of, or joint ventures with, companies in our lines of businesses, there is no assurance that we will receive required regulatory or shareholder approvals or be able to complete acquisitions or joint ventures on terms and conditions that satisfy our investment criteria. There is also no assurance we will achieve our financial or strategic objectives or anticipated cost savings following acquisitions or forming joint ventures. Our performance is contingent on retaining the clients and key employees of acquired companies and joint ventures, and there is no assurance that we will always succeed in doing so.
Changes in accounting standards, accounting policies and estimates
From time to time, the Accounting Standards Board of the CICA changes the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to anticipate and can materially impact how we record and report our financial condition and results of operations. In some instances, we may be required to retroactively apply a new or revised standard that results in our restating prior period financial statements.
     The accounting policies and methods we utilize determine how we report our financial condition and results of operations, and they require management to make estimates or rely on assumptions about matters that are inherently uncertain. Such estimates and assumptions may require revisions, and changes to them may materially adversely affect our results of operations and financial condition. Significant accounting policies are described in Note 1 to our Consolidated Financial Statements.
     As detailed in the Critical accounting policies and estimates section, we have identified seven accounting policies as being “critical” to the presentation of our financial condition and results of operations as they; (i) require management to make particularly subjective and/or complex judgments about matters that are inherently uncertain; and (ii) carry the likelihood that materially different amounts could be reported under different conditions or using different assumptions and estimates.
Ability to attract employees and executives
Competition for qualified employees and executives is intense both within the financial services industry and from non-financial industries looking to recruit. If we are unable to retain and attract qualified employees and executives, our results of operations and financial condition, including our competitive position, may be materially adversely affected.
Changes to our credit ratings
There can be no assurance that our credit ratings and rating outlooks from rating agencies such as Moody’s Investors Service, Standard & Poor’s, Fitch Ratings or DBRS will not be lowered or that these ratings agencies will not issue adverse commentaries about us, potentially resulting in higher financing costs and reduced access to capital markets. A lowering of our credit ratings may also affect our ability, and the cost, to enter into normal course derivative or hedging transactions.
Development and integration of our distribution networks
Although we regularly explore opportunities to expand our distribution networks, either through acquisitions or organically by adding, for example, new bank branches, insurance offices, online savings accounts and ATMs in high-growth markets in Canada, the United States and internationally, if we are not able to develop or integrate these distribution networks effectively, our results of operations and financial condition may be negatively affected.
Other factors
Other factors that may affect actual results include changes in government trade policy, the timely and successful development of new products and services, technological changes and our reliance on third parties to provide components of our business infrastructure, fraud by internal or external parties, unexpected changes in consumer spending and saving habits, the possible impact on our business from disease or illness that affects local, national or global economies, disruptions to public infrastructure, including transportation, communication, power and water, international conflicts and other political developments including those relating to the war on terrorism, and our success in anticipating and managing the associated risks.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  103

     We caution that the foregoing discussion of risk factors is not exhaustive and other factors could also adversely affect our results. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors, other uncertainties and potential events, and other industry- and bank-specific factors that may adversely affect our future results and the market valuation placed on our common shares. Unless required by law, we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.
ADDITIONAL FINANCIAL INFORMATION

Net interest income on average assets and liabilities from continuing operations (1)	Table 58

	Average balances (2)			Interest (3)			Average rate
(C$ millions, except percentage amounts)	2007	2006	2005	2007	2006	2005	2007	2006	2005

Assets
Deposits with other banks
Canada	$1,570	$1,218	$915	$43	$41	$31	2.74%	3.37%	3.39%
United States	2,904	1,856	1,587	176	155	55	6.06	8.35	3.47
Other International	5,436	4,913	4,068	319	284	145	5.87	5.78	3.56

	9,910	7,987	6,570	538	480	231	5.43	6.01	3.52

Securities
Trading	162,828	134,166	110,356	6,621	5,056	3,711	4.07	3.77	3.36
Available-for-sale (4)	31,516	—	—	1,044	—	—	3.31	—	—
Investments (4)	—	38,792	37,876	—	1,133	895	—	2.92	2.36

	194,344	172,958	148,232	7,665	6,189	4,606	3.94	3.58	3.11

Asset purchased under reverse repurchase agreements and securities borrowed	71,759	55,615	44,420	3,450	2,827	1,354	4.81	5.08	3.05
Loans (5)
Canada
Retail	152,588	135,852	124,001	9,376	8,157	7,037	6.14	6.00	5.67
Wholesale	31,541	31,539	28,087	1,047	1,264	1,262	3.32	4.01	4.49

	184,129	167,391	152,088	10,423	9,421	8,299	5.66	5.63	5.46
United States	25,718	21,871	20,572	2,240	2,110	1,626	8.71	9.65	7.90
Other International	13,388	8,286	6,993	2,061	1,177	865	15.39	14.20	12.37

	223,235	197,548	179,653	14,724	12,708	10,790	6.60	6.43	6.01

Total interest-earning assets	499,248	434,108	378,875	26,377	22,204	16,981	5.28	5.11	4.48
Non-interest-bearing deposits with other banks	2,137	2,806	2,567	—	—	—	—	—	—
Customers’ liability under acceptances	10,270	8,748	6,411	—	—	—	—	—	—
Other assets	69,345	56,438	57,447	—	—	—	—	—	—

Total assets	$581,000	$502,100	$445,300	$26,377	$22,204	$16,981	4.54%	4.42%	3.81%

Liabilities and shareholders’ equity
Deposits (6)
Canada	$166,983	$167,015	$161,866	$5,669	$5,024	$3,724	3.39%	3.01%	2.30%
United States	53,817	47,913	40,004	2,563	2,018	1,047	4.76	4.21	2.62
Other International	121,924	91,334	70,168	5,538	3,666	2,175	4.54	4.01	3.10

	342,724	306,262	272,038	13,770	10,708	6,946	4.02	3.50	2.55

Obligations related to securities sold short	46,654	38,630	34,169	1,997	2,071	1,381	4.28	5.36	4.04
Obligations related to assets sold under repurchase agreements and securities loaned	42,503	32,786	25,912	2,364	1,882	1,120	5.56	5.74	4.32
Subordinated debentures	6,704	8,013	8,359	338	419	442	5.04	5.23	5.29
Other interest-bearing liabilities	3,569	2,759	4,041	376	328	299	10.54	11.89	7.40

Total interest-bearing liabilities	442,154	388,450	344,519	18,845	15,408	10,188	4.26	3.97	2.96
Non-interest-bearing deposits	25,752	17,037	16,159	—	—	—	—	—	—
Acceptances	10,270	8,882	6,414	—	—	—	—	—	—
Other liabilities	79,087	66,755	58,757	—	—	—	—	—	—

Total liabilities	$557,263	$481,124	$425,849	$18,845	$15,408	$10,188	3.38%	3.20%	2.39%

Shareholders’ equity
Preferred	$1,553	$1,022	$811	$—	$—	$—	—%	—%	—%
Common	22,184	19,954	18,640	—	—	—	—	—	—

Total liabilities and shareholders’ equity	$581,000	$502,100	$445,300	$18,845	$15,408	$10,188	3.24%	3.07%	2.29%

Net interest income and margin	$581,000	$502,100	$445,300	$7,532	$6,796	$6,793	1.30%	1.35%	1.53%

Net interest income and margin (average earning assets)(7)
Canada	$280,385	$257,319	$229,184	$6,435	$6,045	$5,628	2.30%	2.35%	2.46%
United States	106,044	90,684	74,842	412	108	608	.39	.12	.81
Other International	112,819	86,105	74,849	685	643	557	.61	.75	.74

Total	$499,248	$434,108	$378,875	$7,532	$6,796	$6,793	1.51%	1.57%	1.79%

(1)	Geographic classification for selected assets and liabilities is based on the domicile of the booking point of the subject assets and liabilities.

(2)	Calculated using methods intended to approximate the average of the daily balances for the period.

(3)	Interest income includes loan fees of $331 million (2006 — $348 million; 2005 — $343 million).

(4)	Available-for-sale securities are carried at fair value. Prior to November 1, 2006, Available-for-sale securities were classified as investment securities and were carried at amortized cost.

(5)	Average balances include impaired loans.

(6)	Deposits include savings deposits with average balances of $46 billion (2006 — $46 billion; 2005 — $46 billion), interest expense of $.4 billion (2006 — $.4 billion; 2005 — $.3 billion) and average rates of .9% (2006 — .8%; 2005 — .6%). Deposits also include term deposits with average balances of $240 billion (2006 — $206 billion; 2005 — $181 billion), interest expense of $10.7 billion (2006 — $8.3 billion; 2005 — $5.3 billion) and average rates of 4.43% (2006 — 4.02%; 2005 — 2.95%).

(7)	During the year, we reviewed the geographic information that was used to prepare the Net interest income and margin for the prior periods and determined that some information was incorrectly classified; accordingly, the Net interest income and margins presented for the comparative periods have been revised.
Royal Bank of Canada: Annual Report 2007
104  Management’s Discussion and Analysis

Loans and acceptances by geography (1)	Table 59

	As at October 31
(C$ millions)	2007	2006	2005	2004	2003

Canada
Residential mortgages	$107,453	$94,272	$88,808	$80,168	$73,978
Personal	42,506	37,946	33,986	30,415	26,445
Credit cards	8,142	6,966	6,024	6,298	4,663
Small business (2)	2,652	2,318	1,951	1,928	1,335

Retail	160,753	141,502	130,769	118,809	106,421

Business (3)	51,237	44,353	42,383	35,214	34,551
Sovereign (4)	585	553	521	535	572
Bank	3,235	2,031	74	106	118

Wholesale	55,057	46,937	42,978	35,855	35,241

	$215,810	$188,439	$173,747	$154,664	$141,662

United States
Retail	6,804	7,652	7,741	7,010	6,189
Wholesale	18,548	13,847	12,317	11,698	13,213

	25,352	21,499	20,058	18,708	19,402

Other International
Retail	1,905	1,896	1,729	1,411	1,517
Wholesale	8,148	7,213	3,454	3,961	5,811

	10,053	9,109	5,183	5,372	7,328

Total loans and acceptances	$251,215	$219,047	$198,988	$178,744	$168,392

Total allowance for loan losses	(1,493)	(1,409)	(1,498)	(1,644)	(2,055)

Total loans and acceptances, net of allowance for loan losses	$249,722	$217,638	$197,490	$177,100	$166,337

(1)	Geographic information is based on residence of borrower.

(2)	Includes small business exposure managed on a pooled basis.

(3)	Includes small business exposure managed on an individual client basis.

(4)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  105

Impaired loans by portfolio and geography (1)	Table 60

	As at October 31
(C$ millions, except percentage amounts)	2007	2006	2005	2004	2003

Residential mortgages	$210	$165	$146	$156	$138
Personal	189	205	183	204	255
Small business (2)	19	13	11	8	17

Retail	$418	$383	$340	$368	$410

Business (3)
Agriculture	$65	$45	$48	$89	$146
Automotive	5	8	4	8	12
Consumer goods	83	85	73	59	75
Energy	3	6	47	162	240
Non-bank financial services	14	15	15	14	45
Forest products	29	12	16	163	181
Industrial products	29	17	12	60	44
Mining and metals	4	5	4	10	57
Real estate and related	345	82	74	102	113
Technology and media	10	49	52	89	129
Transportation and environment	19	19	14	19	143
Other	116	108	75	116	150
Sovereign (4)	—	—	—	—	—
Bank	—	—	—	—	—

Wholesale	$722	$451	$434	$891	$1,335

Total impaired loans (5), (6)	$1,140	$834	$774	$1,259	$1,745

Canada
Residential mortgages	$149	$127	$106	$96	$110
Personal	152	183	161	178	213
Small business (2)	19	13	11	8	17

Retail	$320	$323	$278	$282	$340

Business (3)	377	266	225	501	724
Sovereign (4)	—	—	—	—	—
Bank	—	—	—	—	—

Wholesale	$377	$266	$225	$501	$724

	$697	$589	$503	$783	$1,064

United States
Retail	$57	$15	$16	$44	$29
Wholesale	314	151	173	332	332

	$371	$166	$189	$376	$361

Other International
Retail	$41	$45	$46	$42	$41
Wholesale	31	34	36	58	279

	$72	$79	$82	$100	$320

Total impaired loans	$1,140	$834	$774	$1,259	$1,745

Specific allowance for loan losses	(351)	(263)	(282)	(487)	(757)

Net impaired loans	$789	$571	$492	$772	$988

Gross impaired loans as a % of loans and acceptances:
Residential mortgages	.19%	.17%	.16%	.19%	.18%
Personal	.39%	.46%	.45%	.55%	.79%
Small business (2)	.72%	.56%	.56%	.41%	1.27%

Retail	.25%	.25%	.24%	.29%	.36%
Wholesale	.88%	.66%	.74%	1.73%	2.46%

Total	.45%	.38%	.39%	.70%	1.04%

Specific allowance for loan losses as a % of gross impaired loans	30.79%	31.53%	36.43%	38.68%	43.38%

(1)	Geographic information is based on residence of borrower.

(2)	Includes small business exposure managed on a pooled basis.

(3)	Includes small business exposure managed on an individual client basis.

(4)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.

(5)	Includes foreclosed assets of $36 million in 2007 (2006 — $9 million; 2005 — $17 million; 2004 — $27 million; 2003 — $34 million).

(6)	Past due loans greater than 90 days not included in impaired loans were $353 million in 2007 (2006 — $305 million; 2005 — $304 million; 2004 — $219 million; 2003 — $222 million).
Royal Bank of Canada: Annual Report 2007
106  Management’s Discussion and Analysis

Provision for (recovery of) credit losses by portfolio and geography (1)	Table 61

	For the year ended October 31
(C$ millions, except percentage amounts)	2007	2006	2005	2004	2003

Residential mortgages	$13	$6	$2	$7	$8
Personal	364	306	259	222	254
Credit cards	223	163	194	167	155
Small business (2)	34	29	27	27	39

Retail	$634	$504	$482	$423	$456

Business (3)
Agriculture	$2	$(1)	$(12)	$7	$—
Automotive	2	4	—	2	—
Consumer goods	27	7	24	(11)	17
Energy	(7)	(53)	(20)	50	78
Non-bank financial services	—	4	10	—	(1)
Forest products	10	2	(52)	7	16
Industrial products	10	4	(7)	13	5
Mining and metals	1	—	(1)	(3)	5
Real estate and related	70	1	(11)	(1)	(8)
Technology and media	(2)	(5)	(6)	2	32
Transportation and environment	7	1	8	(32)	79
Other	28	14	(26)	64	42
Sovereign (4)	—	—	—	—	—
Bank	—	—	—	—	—

Wholesale	$148	$(22)	$(93)	$98	$265

Total specific provision	$782	$482	$389	$521	$721

Canada
Residential mortgages	$5	$6	$1	$6	$4
Personal	334	296	247	211	230
Credit cards	220	161	192	166	152
Small business (2)	34	29	27	27	39

Retail	$593	$492	$467	$410	$425

Business (3)	102	15	(32)	3	102
Sovereign (4)	—	—	—	—	—
Bank	—	—	—	—	—

Wholesale	$102	$15	$(32)	$3	$102

	$695	$507	$435	$413	$527

United States
Retail	$34	$12	$15	$13	$30
Wholesale	50	(38)	(60)	106	78

	$84	$(26)	$(45)	$119	$108

Other International
Retail	$7	$—	$—	$—	$1
Wholesale	(4)	1	(1)	(11)	85

	$3	$1	$(1)	$(11)	$86

Total specific provision	$782	$482	$389	$521	$721

Total general provision	$9	$(53)	$66	$(175)	$—

Total provision for credit losses	$791	$429	$455	$346	$721

Specific provision as a % of average net loans and acceptances	.33%	.23%	.21%	.30%	.43%

(1)	Geographic information is based on residence of borrower.

(2)	Includes small business exposure managed on a pooled basis.

(3)	Includes small business exposure managed on an individual client basis.

(4)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  107

Allowance for credit losses by portfolio and geography (1)	Table 62

(C$ millions, except percentage amounts)	2007	2006	2005	2004	2003

Allowance at beginning of year	$1,486	$1,568	$1,714	$2,164	$2,314
Provision for credit losses	791	429	455	346	721
Write-offs by portfolio
Residential mortgages	(5)	(5)	(5)	(7)	(10)
Personal	(444)	(379)	(353)	(332)	(379)
Credit cards	(268)	(204)	(237)	(207)	(192)
Small business (2)	(42)	(36)	(34)	(44)	(53)

Retail	$(759)	$(624)	$(629)	$(590)	$(634)

Business (3)	$(109)	$(89)	$(141)	$(411)	$(348)
Sovereign (4)	—	—	—	—	—
Bank	—	—	—	—	—

Wholesale	$(109)	$(89)	$(141)	$(411)	$(348)

Less developed countries exposures	$—	$—	$—	$—	$—

Total write-offs by portfolio	$(868)	$(713)	$(770)	$(1,001)	$(982)

Recoveries by portfolio
Residential mortgages	$1	$—	$—	$—	$—
Personal	74	64	69	68	68
Credit cards	46	41	43	39	37
Small business (2)	7	7	9	11	12

Retail	$128	$112	$121	$118	$117

Business (3)	$42	$93	$53	$98	$53
Sovereign (4)	—	—	—	—	—
Bank	—	—	—	—	—

Wholesale	$42	$93	$53	$98	$53

Total recoveries by portfolio	$170	$205	$174	$216	$170

Net write-offs	$(698)	$(508)	$(596)	$(785)	$(812)
Adjustments (5)	(7)	(3)	(5)	(11)	(59)

Total allowance for credit losses at end of year	$1,572	$1,486	$1,568	$1,714	$2,164

Canada
Residential mortgages	$13	$11	$9	$11	$12
Personal	79	88	101	108	129
Small business (2)	9	9	8	6	13

Retail	$101	$108	$118	$125	$154

Business (3)	153	112	112	202	284
Sovereign (4)	—	—	—	—	—
Bank	—	—	—	—	—

Wholesale	$153	$112	$112	$202	$284

	$254	$220	$230	$327	$438

United States
Retail	$14	$3	$3	$5	$11
Wholesale	54	12	18	118	131

	$68	$15	$21	$123	$142

Other International
Retail	$13	$12	$12	$14	$15
Wholesale	16	16	19	23	162

	$29	$28	$31	$37	$177

Total specific allowance for loan losses	$351	$263	$282	$487	$757

General allowance	$1,221	$1,223	$1,286	$1,227	$1,407

Total allowance for credit losses	$1,572	$1,486	$1,568	$1,714	$2,164

Key ratios
Allowance for credit losses as a % of loans and acceptances	.63%	.68%	.79%	.97%	1.30%
Net write-offs as a % of average net loans and acceptances	.30%	.25%	.32%	.46%	.49%

(1)	Geographic information is based on residence of borrower.

(2)	Includes small business exposure managed on a pooled basis.

(3)	Includes small business exposure managed on an individual client basis.

(4)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.

(5)	Other adjustments include primarily foreign exchange translations on non-Canadian dollar denominated allowance for credit losses and acquisition adjustments for Flag Bank, $21 million in 2007; Provident Financial Group Inc., $6 million in 2004; Admiralty Bancorp, Inc., $8 million in 2003.
Royal Bank of Canada: Annual Report 2007
108  Management’s Discussion and Analysis

Credit quality information by Canadian province (1)	Table 63

(C$ millions)	2007	2006	2005	2004	2003

Loans and acceptances
Atlantic provinces (2)	$11,556	$10,256	$10,255	$9,598	$9,191
Quebec	35,168	32,723	26,646	23,670	22,564
Ontario	92,956	83,839	78,283	70,896	64,351
Prairie provinces (3)	40,956	32,598	31,190	26,701	24,084
B.C. and territories (4)	35,174	29,023	27,373	23,799	21,472

Total loans and acceptances in Canada	$215,810	$188,439	$173,747	$154,664	$141,662

Gross impaired loans
Atlantic provinces (2)	$53	$53	$47	$60	$81
Quebec	118	68	44	131	155
Ontario	322	286	269	254	348
Prairie provinces (3)	112	107	78	93	140
B.C. and territories (4)	92	75	65	245	340

Total gross impaired loans in Canada	$697	$589	$503	$783	$1,064

Specific provision
Atlantic provinces (2)	$40	$33	$30	$34	$46
Quebec	66	47	7	(1)	77
Ontario	490	344	368	318	309
Prairie provinces (3)	51	38	44	31	55
B.C. and territories (4)	48	45	(14)	31	40

Total specific provision for credit losses in Canada	$695	$507	$435	$413	$527

(1)	Based on residence of borrower.

(2)	Comprises Newfoundland and Labrador, Prince Edward Island, Nova Scotia and New Brunswick.

(3)	Comprises Manitoba, Saskatchewan and Alberta.

(4)	Comprises British Columbia, Nunavut, Northwest Territories and Yukon.

Small business loans and acceptances in Canada by sector (1)	Table 64

	As at October 31
(C$ millions)	2007	2006	2005	2004	2003

Agriculture	$271	$248	$715	$519	$70
Automotive	650	601	490	463	462
Consumer goods	2,350	2,043	1,728	1,764	1,777
Energy	370	284	182	150	137
Non-bank financial services	88	73	78	51	97
Forest products	351	366	311	276	298
Industrial products	1,543	1,377	1,057	999	952
Mining and metals	98	88	57	62	65
Real estate and related	2,822	2,565	1,982	1,821	1,777
Technology and media	314	300	243	232	242
Transportation and environment	901	774	549	502	503
Other	4,488	4,098	3,365	3,298	3,325

Total small business loans	$14,246	$12,817	$10,757	$10,137	$9,705

(1)	Includes small business exposure managed on a pooled and individual client basis.
Royal Bank of Canada: Annual Report 2007
Management’s Discussion and Analysis  109

GLOSSARY
Acceptances
A bill of exchange or negotiable instrument drawn by the borrower for payment at maturity and accepted by a bank. The acceptance constitutes a guarantee of payment by the bank and can be traded in the money market. The bank earns a “stamping fee” for providing this guarantee.
Allowance for credit losses
The amount deemed adequate by management to absorb identified credit losses as well as losses that have been incurred but are not yet identifiable as at the balance sheet date. This allowance is established to cover the lending portfolio including loans, acceptances, guarantees, letters of credit and unfunded commitments. The allowance is increased by the provision for credit losses, which is charged to income and decreased by the amount of write-offs, net of recoveries in the period.
Assets-to-capital multiple
Total assets plus specified off-balance sheet items, as defined by the OSFI, divided by total regulatory capital.
Assets under administration (AUA)
Assets administered by us which are beneficially owned by clients. Services provided in respect of assets under administration are of an administrative nature, including safekeeping, collecting investment income, settling purchase and sale transactions, and record keeping.
Assets under management (AUM)
Assets managed by us which are beneficially owned by clients. Services provided in respect of assets under management include the selection of investments and the provision of investment advice. We have assets under management that are also administered by us and included in assets under administration.
Average balances
Average balances are calculated using methods intended to approximate the average of the daily balances of the period.
Average earning assets
The average carrying value of assets that give rise to our reported net interest income including deposits with banks, securities, assets purchased under reverse repurchase agreements and securities borrowed, and loans based on daily balances for the period ending October 31 in each financial year.
Basis point (bp)
One one-hundredth of a percentage point (.01%).
Canadian GAAP
Canadian generally accepted accounting principles.
Capital adequacy
The level of capital that is sufficient to underpin risk and accommodate potential unexpected increases in risk within specified regulatory targets while maintaining our business plans. This includes risks for which minimum regulatory capital requirements may not be specified.
Capital position
Quantifies the extent to which illiquid assets are funded by non-core liabilities and represents a formula-based measure of both comparative and directional structural liquidity risk.
Cash capital position
Quantifies the extent to which illiquid assets are funded by non-core liabilities and represents a formula-based measure of both comparative and directional structural liquidity risk.
Collateral
Assets pledged as security for a loan or other obligation. Collateral can take many forms, such as cash, highly rated securities, property, inventory and equipment and receivables.
Collateralized debt obligation (CDO)
An investment grade security that is backed by a pool of bonds, loans and/or any other type of debt instrument.
Covered bonds
Full recourse on-balance sheet obligations issued by banks and credit institutions that are also fully collateralized by assets over which investors enjoy a priority claim in the event of an issuer’s insolvency.
Commitments to extend credit
Unutilized amount of credit facilities available to clients either in the form of loans, bankers’ acceptances and other on-balance sheet financing, or through off-balance sheet products such as guarantees and letters of credit.
Derivative
A contract between two parties which requires little or no initial investment and where payments between the parties are dependent upon the movements in price of an underlying instrument, index or financial rate. Examples of derivatives include swaps, options, forward rate agreements and futures. The notional amount of the derivative is the contract amount used as a reference point to calculate the payments to be exchanged between the two parties, and the notional amount itself is generally not exchanged by the parties.
Dividend payout ratio
Common dividends as a percentage of net income after preferred share dividends.
Dividend yield
Dividends per common share divided by the average of the high and low share prices in the relevant period.
Documentary and commercial letters of credit
Written undertakings by a bank on behalf of its client (typically an importer), authorizing a third party (typically an exporter) to draw drafts on the bank up to a stipulated amount under specific terms and conditions. Such undertakings are established for the purpose of facilitating international trade.
Earnings per share (EPS), basic
Calculated as net income less preferred share dividends divided by the average number of shares outstanding.
Earnings per share (EPS), diluted
Calculated as net income less preferred share dividends divided by the average number of shares outstanding adjusted for the dilutive effects of stock options and other convertible securities.
Economic Capital (EC)
An estimate of the amount of equity capital required to underpin risks. It is calculated by estimating the level of capital that is necessary to support our various businesses, given their risks, consistent with our desired solvency standard and credit ratings.
Fair value
The amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable, willing parties who are under no compulsion to act.
Guarantees and standby letters of credit
Primarily represent irrevocable assurances that a bank will make payments in the event that its client cannot meet its financial obligations to third parties. Certain other guarantees, such as bid and performance bonds, represent non-financial undertakings.
Hedge
A risk management technique used to insulate financial results from market, interest rate or foreign currency exchange risk (exposure) arising from normal banking operations. The elimination or reduction of such exposure is accomplished by establishing offsetting positions. For example, assets denominated in foreign currencies can be offset with liabilities in the same currencies or through the use of foreign exchange hedging instruments such as futures, options or foreign exchange contracts.
Hedge funds
A type of fund, usually used by wealthy individuals and institutions, which is allowed to use aggressive strategies that are unavailable to mutual funds, including selling short, leverage, program trading, swaps, arbitrage and derivatives.
Impaired loans
Loans are classified as impaired when there has been a deterioration of credit quality to the extent that management no longer has reasonable assurance of timely collection of the full amount of principal and interest in accordance with the contractual terms of the loan agreement. Credit card balances are not classified as impaired as they are directly written off after payments are 180 days past due.
Innovative capital instruments
Capital instruments issued by special purpose entities (SPEs), whose primary purpose is to raise capital. We issue innovative capital instruments, RBC Trust Capital Securities (TruCS) and RBC Trust Subordinated Notes (TSNs), through three SPEs: RBC Capital Trust, RBC Capital Trust II and RBC Subordinated Notes Trust. As per the OSFI guidelines, innovative capital can comprise up to 15% of net Tier 1 capital with an additional 5% eligible for Tier 2 capital.
Managed basis
We report our segments on a managed basis, which is intended to measure the performance of each business segment as if it were a stand-alone business and reflect the way each segment is managed.
Royal Bank of Canada: Annual Report 2007
Glossary  181

Mark-to-market
Valuation of financial instruments using prevailing market prices or fair value as of the balance sheet date.
Master netting agreement
An agreement between us and a counterparty designed to reduce the credit risk of multiple derivative transactions through the creation of a legal right of offset of exposure in the event of a default.
Net interest income
The difference between what is earned on assets such as loans and securities and what is paid on liabilities such as deposits and subordinated debentures.
Net interest margin (average assets)
Net interest income as a percentage of total average assets.
Net interest margin (average earning assets)
Net interest income as a percentage of total average earning assets.
Non-bank sponsored asset-backed commercial paper
A short-term promissory note issued primarily by corporations, which is securitized with loans or other receivables.
Normal course issuer bid (NCIB)
A program for the repurchase of our own common shares, for cancellation through a stock exchange, that is subject to the various rules of the relevant stock exchange and securities commission.
Notional amount
The contract amount used as a reference point to calculate payments for derivatives.
Off-balance sheet financial instruments
A variety of credit-related arrangements offered to clients, which generally provides liquidity protection.
Office of the Superintendent of Financial Institutions Canada (OSFI)
The primary regulator of federally chartered financial institutions and federally administered pension plans in Canada. The OSFI’s mission is to safeguard policyholders, depositors and pension plan members from undue loss.
Options
A contract or a provision of a contract that gives one party (the option holder) the right, but not the obligation, to perform a specified transaction with another party (the option issuer or option writer) according to specified terms.
Prepaid pension benefit cost
The cumulative excess of amounts contributed to a pension fund over the amounts recorded as pension expense.
Provision for credit losses
The amount charged to income necessary to bring the allowance for credit losses to a level determined appropriate by management. This includes both specific and general provisions.
Repurchase agreements
Involve the sale of securities for cash at a near value date and the simultaneous repurchase of the securities for value at a later date.
Residential mortgage-backed securities
Securities created through the securitization of residential mortgage loans.
Return on common equity (ROE)
Net income, less preferred share dividends, expressed as a percentage of average common equity.
Reverse repurchase agreements
Involve the purchase of securities for cash at a near value date and the simultaneous sale of the securities for value at a later date.
Risk
Financial institutions face a number of different risks that expose them to possible losses. These risks include credit risk, market risk, operational risk, liquidity and funding risk, reputation risk, regulatory and legal risk, environmental risk, insurance risk, strategic risk, competitive risk and systemic risk.
Risk-adjusted assets
As prescribed by the OSFI guidelines and used in the calculation of risk-based capital ratios. The face value of on-balance sheet assets is discounted using specified risk-weighting factors that reflect the relative risk of the asset. The risk inherent in off-balance sheet instruments is also recognized, first by determining a credit equivalent amount, and then by applying appropriate risk-weighting factors.
Securities lending
Transactions in which the owner of a security agrees to lend it under the terms of a prearranged contract to a borrower for a fee. The borrower must collateralize the security loan at all times. An intermediary such as a bank often acts as agent for the owner of the security. There are two types of securities lending arrangements: lending with and without credit or market risk indemnification. In securities lending without indemnification, the bank bears no risk of loss. For transactions in which the bank provides an indemnification, it bears risk of loss if the borrower defaults and the value of the collateral declines concurrently.
Securities sold short
A transaction in which the seller sells securities and then borrows the securities in order to deliver them to the purchaser upon settlement. At a later date, the seller buys identical securities in the market to replace the borrowed securities.
Securitization
The process by which high-quality financial assets are packaged into newly issued securities backed by these assets.
Special purpose entities (SPEs)
Entities that are typically organized for a single discrete purpose, have a limited life and serve to legally isolate the financial assets held by the SPE from the selling organization. SPEs are principally used to securitize financial and other assets in order to obtain access to funding, to mitigate credit risk and to manage capital.
Structured investment vehicle
Managed investment vehicle that holds mainly highly rated asset-backed securities and funds itself using the short-term commercial paper market as well as the medium-term note (MTN) market.
Subprime loans
Subprime lending is the practice of making loans to borrowers who do not qualify for the best market interest rates because of their deficient credit history. Subprime lending carries more risk for both lenders and borrowers due to the combination of higher interest rates, poorer credit histories, and adverse financial situations usually associated with subprime applicants.
Survival horizon
Measures the length of time over which we would have sufficient funds to repay our maturing liabilities and finance off-balance sheet commitments if access to wholesale unsecured funding became suddenly unavailable and liquid assets, but no portion of mortgages and loans, were monetized.
Synthetic securitization
The transfer of risks relating to selected elements of our financial assets to unaffiliated third parties through the use of certain financial instruments such as credit default swaps and guarantees.
Taxable equivalent basis (teb)
Income from certain specified tax-advantaged sources is increased to a level that would make it comparable to income from taxable sources. There is an offsetting adjustment in the tax provision, thereby generating the same after-tax net income.
Tier 1 capital and Tier 1 capital ratio
Tier 1 capital is considered to be the most permanent in nature without creating a fixed charge against income. As defined by the OSFI, it includes common equity, retained earnings, non-cumulative preferred shares, and innovative capital instruments. The Tier 1 capital ratio is calculated by dividing Tier 1 capital by risk-adjusted assets.
Total capital ratio
The percentage of risk-adjusted assets supported by capital using the guidelines of the OSFI based on standards issued by the Bank for International Settlements and Canadian GAAP financial information.
Trust Capital Securities (TruCS)
Transferable trust units issued by special purpose entities, RBC Capital Trust or RBC Capital Trust II, for the purpose of raising innovative Tier 1 capital.
Trust Subordinated Notes (TSNs)
Transferable trust units issued by RBC Subordinated Notes Trust for the purpose of raising innovative Tier 2 capital.
U.S. GAAP
U.S. generally accepted accounting principles.
Value-at-Risk (VaR)
A generally accepted risk-measurement concept that uses statistical models based on historical information to estimate within a given level of confidence the maximum loss in market value we would experience in our trading portfolio from an adverse one-day movement in market rates and prices.
Variable interest entity (VIE)
An entity which either does not have sufficient equity at risk to finance its activities without additional subordinated financial support, or where the holders of the equity at risk lack the characteristics of a controlling financial interest.
Royal Bank of Canada: Annual Report 2007
182  Glossary

APPENDIX “H”

RBC 2007 ANNUAL INFORMATION FORM

H-1

ROYAL BANK OF CANADA
ANNUAL
INFORMATION
FORM
November 29, 2007

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. We may make forward-looking statements in this annual information form, in other filings with Canadian regulators or the United States Securities and Exchange Commission (SEC), in reports to shareholders and in other communications. Forward-looking statements include, but are not limited to, statements relating to our medium-term and 2008 objectives, our strategic goals and priorities and the economic and business outlook for us, for each of our business segments and for the Canadian, United States and international economies. Forward-looking statements are typically identified by words such as “believe”, “expect”, “forecast”, “anticipate”, “intend”, “estimate”, and “plan” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could”, or “would”.
By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our objectives, strategic goals and priorities will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include credit, market, operational, liquidity and funding risks, and other risks discussed in our 2007 management’s discussion and analysis; general business and economic conditions in Canada, the United States and other countries in which we conduct business, including the impact from the continuing volatility in the U.S. subprime and related markets and lack of liquidity in various of the financial markets; the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar, British pound and Euro; the effects of changes in government monetary and other policies; the effects of competition in the markets in which we operate; the impact of changes in laws and regulations; judicial or regulatory judgments and legal proceedings; the accuracy and completeness of information concerning our clients and counterparties; our ability to successfully execute our strategies and to complete and integrate strategic acquisitions and joint ventures successfully; changes in accounting standards, policies and estimates, including changes in our estimates of provisions and allowances; and our ability to attract and retain key employees and executives.
We caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect our results. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Unless required by law, we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.
Additional information about these and other factors can be found under the Risk management section and the Additional risks that may affect future results section of our 2007 management’s discussion and analysis.

		Management’s
		Discussion and
	Annual	Analysis
	Information	Incorporated by
	Form	Reference
CORPORATE STRUCTURE	4
— Name, Address and Incorporation	4
— Intercorporate Relationships	4
GENERAL DEVELOPMENT OF THE BUSINESS	4
— Three Year History	4	34-38
DESCRIPTION OF THE BUSINESS	6
— General Summary	6	34-38 53-70
— Seasonality	7	51-52
— Competition	7
— Government Supervision and Regulation — Canada	9
— Government Supervision and Regulation — United States	10
— Risk Factors	13	80-103
— Environmental Policies	13	80-102
DESCRIPTION OF CAPITAL STRUCTURE	14
— General Description	14	71-77
— Prior Sales	15	71-77
— Constraints	15
— Ratings	16	80-103
MARKET FOR SECURITIES	17
— Trading Price and Volume	17
DIVIDENDS	19
DIRECTORS AND EXECUTIVE OFFICERS	19
— Directors	19
— Committees of the Board	21
— Executive Officers	21
— Ownership of Securities	22
— Cease Trade Orders, Bankruptcies, Penalties or Sanctions	22
— Conflicts of Interest	23
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	23	156-159*
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	23
TRANSFER AGENT AND REGISTRAR	23
EXPERTS	23
AUDIT COMMITTEE	24
— Audit Committee Mandate	24
— Composition of the Audit Committee	24
— Relevant Education and Experience of Audit Committee Members	24
— Pre-Approval Policies and Procedures	25
— Independent Registered Fees	25
ADDITIONAL INFORMATION	26
TRADEMARKS	26
APPENDIX A — PRINCIPAL SUBSIDIARIES	27
APPENDIX B — EXPLANATION OF RATING & OUTLOOK	28
APPENDIX C — AUDIT COMMITTEE MANDATE	30
APPENDIX D — PRE-APPROVAL POLICIES AND PROCEDURES	34
INFORMATION IS AT OCTOBER 31, 2007, UNLESS OTHERWISE NOTED.

*	Note 27 to Royal Bank of Canada’s annual financial statements is incorporated by reference herein.

CORPORATE STRUCTURE
NAME, ADDRESS AND INCORPORATION1
Royal Bank of Canada is a Schedule I bank under the Bank Act (Canada), which constitutes its charter. The Bank was created as Merchants Bank in 1864 and was incorporated under the “Act to Incorporate the Merchants’ Bank of Halifax” assented to June 22, 1869. The Bank changed its name to The Royal Bank of Canada in 1901 and to Royal Bank of Canada in 1990.
The Bank’s corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada and its head office is located at 1 Place Ville-Marie, Montreal, Quebec, Canada.
INTERCORPORATE RELATIONSHIPS
Information about intercorporate relationships with principal subsidiaries, including place of incorporation and percentage of securities owned by the Bank, is provided in Appendix A.

GENERAL DEVELOPMENT OF THE BUSINESS

THREE YEAR HISTORY
Over the last three years, we have been striving to achieve our vision of “Always earning the right to be our clients’ first choice” by continuing to find new ways to generate stronger revenue growth and streamline our organization to meet the financial needs of our clients more effectively across all of our businesses. Broadly described as our Client First philosophy, this approach to all our business activities took root in September 2004.
Beginning in 2005, we realigned our five previous business segments into three, structured around client needs and geographic location: RBC Canadian Personal and Business, RBC U.S. and International Personal and Business, and RBC Capital Markets. We also consolidated at the enterprise level our corporate support team of Global Technology and Operations and Global Functions, which allowed us to provide more focused, efficient and responsive support to each of our businesses. We also divested non-strategic operations and assets, expanded our distribution network and product offerings, sought out new revenue growth opportunities, and took other steps to enhance our service to clients in a cost-efficient manner.
In 2006, our business strategies and actions continued to be guided by Client First and our strategic goals which are:
•	to be the undisputed leader in financial services in Canada;

•	to build on our strengths in banking, wealth management, and capital markets in the U.S.; and

•	to be a premier provider of selected global financial services.
We focused on enhancing client satisfaction and loyalty, while generating strong revenue and earnings growth, continuously improving productivity, and seeking to deliver top quartile financial performance versus our North American peer group. We focused on driving business growth, both domestically and internationally, by leveraging and building on our corporate and geographical strengths. In Canada, we continued to strengthen our leadership position in most major product categories by enhancing our products and services and expanding our distribution network to better meet our clients’ needs and deepen client relationships. In the U.S., we continued to build scale and capability in all our major businesses

[1]	When we say “we”, “us”, “our”, or “RBC”, we mean Royal Bank of Canada and its subsidiaries, as applicable. Reference to “the Bank” means Royal Bank of Canada without its subsidiaries.

through a combination of organic growth and acquisitions. Internationally, we expanded our distribution network, products and services, and focused our expansion in high growth markets and regions.
In early 2007, in light of our view that global demand for wealth management products and services will continue to increase as global economies develop and populations mature, we created a new Wealth Management business segment consisting of businesses that directly serve the growing wealth management needs of affluent and high net worth clients in Canada, the U.S. and outside North America, and businesses that provide asset management and trust products through us and our external partners. Our other three business segments were renamed Canadian Banking, U.S. & International Banking and Capital Markets. During 2007, Client First continued to be a guiding business philosophy as we worked to achieve the three strategic goals articulated in 2006. We offered new and innovative products and services in Canada across all of our business segments. We continue to expand our business through organic growth and by making a number of strategic acquisitions internationally.
Our acquisitions and dispositions that have influenced the general development of our business over the past three years are summarized in the following table:

BUSINESS	ACQUISITION/DISPOSITION	KEY CHARACTERISTICS

Canadian Banking	Liberty Insurance Services Corporation (2005)	• Sold to IBM Corporation. • Long-term agreement with IBM to perform key business processes for our U.S. insurance operations.

Wealth Management	J.B. Hanauer & Co. (2007)	• Acquisition expanded our retail fixed income and wealth management capabilities in New Jersey, Florida and Pennsylvania.

American Guaranty & Trust Company (2006)
•  Renamed RBC Trust Company (Delaware) Limited, the acquisition has provided us with U.S. trust solutions capability for high net worth clients, including administering more than 1,000 personal trusts and holding more than US$1.3 billion in trust and investment accounts.

	Abacus Financial Services Group Limited (2006)	• Acquisition strengthened our position in wealth management services in the U.K. and Channel Islands, and added assets under administration of US$41 billion.

U.S. & International Banking	AmSouth Bank branches (2007)	• Acquisition of 39 AmSouth Bank branches marked entry into the state of Alabama and extended our footprint in high-growth markets in U.S. Southeast.

	Flag Financial Corporation and its bank subsidiary, Flag Bank (2007)	• Acquisition extended our branch presence in high-growth markets by adding 17 branches in Georgia.

RBC Dexia Investor Services (RBC Dexia IS) (2006)
•  We combined our Institutional & Investor Services business with the Dexia Fund services business of Dexia Banque Internationale à Luxembourg in return for a 50% joint venture interest in RBC Dexia IS.

	Certain assets of RBC Mortgage Company (2005)	• We completed the sale of certain assets to Home123 Corporation in September 2005, and the remaining business was substantially wound down effective October 31, 2006.

Capital Markets	Seasongood & Mayer, LLC (2007)	• Acquisition strengthened our franchise as one of the leading municipal finance platforms in the U.S.

	Daniels & Associates, L.P. (2007)	• The acquisition provided us with a U.S. mergers and acquisitions advisory firm specializing in the communications, media and entertainment, and technology sectors.

	Carlin Financial Group (2007)	• The acquisition provided us with a best-in-class North American electronic trade execution platform.

We also announced our intention to either acquire, or enter into joint venture agreements with, the following subject to regulatory approvals and other customary closing conditions:

BUSINESS	PROPOSED ACQUISITION	KEY CHARACTERISTICS

U.S. & International Banking	RBTT Financial Group (RBTT) (announced October 2007)	• Acquiring RBTT will expand our banking footprint and create one of the most extensive retail banking networks in the Caribbean, with a presence in 18 countries and territories across the region.
• Expected to close in the middle of calendar 2008.

Alabama National BanCorporation (announced September 2007)
•  Acquiring the parent of 10 subsidiary banks and other affiliated businesses in Alabama, Florida and Georgia and will add 103 branches and strengthen our retail distribution by growing our footprint to over 450 locations in the high-growth U.S. Southeast.

• Expected to close in early calendar 2008.

Royal Fidelity Merchant Bank & Trust Limited (announced April 2007)
•  Acquiring a 50% interest in Fidelity Merchant Bank & Trust Limited, the Bahamas-based wholly-owned subsidiary of Fidelity Bank & Trust International Limited to form a joint venture to provide certain corporate finance and advisory, investment management, stock brokerage, share registrar and transfer agency, pension and mutual fund administration services.

• Expected to close the first quarter of 2008.

Wealth Management	China Minsheng Banking Corp., Ltd. (China Minsheng Bank) (announced October 2006)
•  We entered into a joint venture agreement with China Minsheng Banking Corp., Ltd. to launch a new Chinese joint venture fund management company of which we would own 30%.
•  The joint venture company will create, manage, and sell mutual funds in local currency to retail and institutional investors in China.

Additional information about our three year history can also be found under the “Overview” section beginning on page 34 of our 2007 management’s discussion and analysis, which pages are incorporated by reference herein.

DESCRIPTION OF THE BUSINESS

GENERAL SUMMARY
The Bank and its subsidiaries operate under the master brand name RBC. We are Canada’s largest bank as measured by assets and market capitalization and one of North America’s leading diversified financial services companies. We provide personal and commercial banking, wealth management services, insurance, corporate and investment banking, and transaction processing services on a global basis. We employ more than 70,000 full- and part-time employees who serve more than 15 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 36 countries around the world.
Canadian Banking
Canadian Banking comprises our domestic personal and business banking operations, certain retail investment businesses and our global insurance operations. This segment has four business lines: Personal Financial Services, Business Financial Services, Cards and Payment Solutions, and Global Insurance.
Wealth Management
Wealth Management comprises businesses that directly serve the growing wealth management needs of affluent and high net worth clients in Canada, the U.S. and outside North America, and businesses that provide asset management and trust products through RBC and external partners. The segment has three business lines: Canadian Wealth Management, U.S. & International Wealth Management and Global Asset Management.

U.S. & International Banking
U.S. & International Banking comprises our banking businesses outside Canada, including our banking operations in the U.S. and Caribbean. In addition, this segment includes our 50% ownership in RBC Dexia Investor Services (RBC Dexia IS). The segment has two business lines: Banking and RBC Dexia IS.
Capital Markets
Capital Markets comprises our global wholesale banking business, which provides a wide range of corporate and investment banking, sales and trading, research and related products and services to corporations, public sector and institutional clients in North America, and specialized products and services in select global markets. This segment has two business lines: Global Markets and Global Investment Banking and Equity Markets. All other businesses, including Global Credit and Research, are grouped under Other.
Corporate Support
Corporate Support segment activities include our global technology and operations group, corporate treasury, finance, human resources, risk management, internal audit and other global functions, the costs of which are largely allocated to the business segments.
Additional information about our business and each segment (including segment results) can be found under “Overview” beginning on page 34 and under “Business segment results” beginning on page 53 of our 2007 management’s discussion and analysis, which pages are incorporated by reference herein.
SEASONALITY
Information about seasonality is provided under “Quarterly financial information” beginning on page 51 of our 2007 management’s discussion and analysis, which pages are incorporated by reference herein.
COMPETITION
As we enter and expand into new lines of business, our competition has grown to include other banks, credit unions, companies that offer products and services traditionally offered by financial institutions, investment dealers, self-directed brokers, mutual fund companies, money managers, custody service providers, insurance companies, virtual banks and specialty financial service providers. Key competitive factors include the range and features of financial products, pricing, distribution, and service quality.
Canadian Banking
The competitive landscape of our Banking-related operations in the Canadian financial services industry consists of 21 Schedule I banks (including the Bank and our five peer banks), and approximately 35 independent trust companies, 52 foreign banks (as subsidiaries or Canadian branches) and approximately 1,300 credit unions and caisses populaires. Competition has intensified with respect to our Banking-related operations over the years as foreign financial service providers and non-traditional competitors (retailers, online players, etc.) enter the Canadian financial services industry to provide credit cards, mutual funds, small business loans, consumer finance and retail and investment services. In this competitive environment, we have top rankings in market share for most retail product categories.
Competition for our Global Insurance operations is also intense. In Canada, we compete against approximately 300 other insurance companies in Canada. We are one of the leading Canadian life insurers in Canada as measured by new individual policies issued, and are also a leader in travel insurance, creditor products and individual disability insurance. We are growing our market position in our life, health, home and auto products. In the U.S. we compete in a fragmented market with over 2000 active life and health carriers. We offer traditional life insurance products, as well as mortgage, life, fixed annuities and travel insurance. We also participate in selected international lines of business in the global reinsurance market through our wholly-owned reinsurance subsidiaries in Barbados and Ireland. We underwrite reinsurance and retrocession risks in defined life and non-life lines of business with a strategy to grow these lines and to identify new business opportunities to serve our client base.
Wealth Management
Our Canadian Wealth Management business competes with investment counselling firms, bank-owned full service brokerage and boutique brokerages/mutual fund companies. Bank-owned providers are emerging as the major players in these areas. Our full service brokerage business is number one in market share based on assets under administration, and we are one of the largest providers of discretionary investment management for affluent and high net worth clients.
Our U.S. & International Wealth Management business operates in a fragmented and extremely competitive industry. There are more than 5,000 registered broker-dealers in the U.S., comprising independents, global and regional players. We rank as the 7th largest full-service broker, based on number of financial consultants, with a presence in 39 states. Competitors in international wealth management comprise a few major banks and many small specialist operations. We are one of the top 20 private banks in the world as measured by assets under administration, and the top trust provider in the United Kingdom. We also have a strong presence in the United States and Latin America and a growing business in Asia.
Our Global Asset Management business faces competition in Canada from major banks, insurance companies and asset management organizations as well as boutique firms. Canadian fund management is a large, mature but still relatively fragmented industry. We are one of Canada’s largest money managers and the largest single fund company, with over 10% market share based on assets under management. Our U.S. asset manager competes with independent asset management firms, as well as those that are part of national/international banks, insurance companies and boutique asset managers.
U.S. & International Banking
In retail banking, we compete against approximately 2,000 other banks, thrifts and credit unions in the high-growth, highly competitive markets in the U.S. Southeast and now operate 350 banking centres. We are growing market share in the U.S. as we are now ranked 5th as measured by deposits in North Carolina, and are among the top 15 in deposits within our state banking footprint (North Carolina, South Carolina, Virginia, Georgia, Alabama and Florida).
RBC Dexia IS ranks among the world’s top 10 global custodians. Through its offices in 15 countries, RBC Dexia IS is a global provider of investor services solutions to asset managers, pension plans, insurance companies and financial institutions. Services provided include global custody, fund and pension administration of client assets as well as the provision of shareholder services, foreign exchange, securities lending and other related services.
Internationally, our Caribbean banking business is ranked in the top three in deposits in most markets in which it operates, which are small and relatively concentrated. In the Caribbean, we compete against banks, mortgage corporations, credit unions, trust companies, investment companies and other deposit taking institutions in eight countries in the Caribbean and offer current accounts, savings deposits and term deposits.
Capital Markets
Capital markets are by their nature international, and we operate via 74 offices around the world, including New York and London. In Canada, where we are a leader in capital markets in debt, equity and mergers and acquisitions, we compete with Canadian Schedule I banks, bulge bracket investment banks and smaller boutique firms. In the U.S., where we target middle market companies, competition is vigorous from boutiques, middle market and global wholesale banks, and we continue to move up several industry league table rankings. Globally, Capital Markets’ strengths in Canadian dollar debt issuance and foreign exchange, mining, energy, structured products and infrastructure and public finance puts us against global wholesale banks and dominant regional players.
GOVERNMENT SUPERVISION AND REGULATION – CANADA
As a Canadian Schedule I Bank, the Bank and its Canadian trust and loan and insurance subsidiaries are federally regulated financial institutions governed by respectively, the Bank Act (Canada) (Bank Act), the Trust and Loan Companies Act (Canada) and the Insurance Companies Act (Canada). The activities of the Bank’s trust and loan and insurance subsidiaries are also regulated under provincial and territorial laws in respect of their activities in the provinces and territories.
The Office of the Superintendent of Financial Institutions (OSFI) reports to the Minister of Finance (the Minister) for the supervision of the Bank, as well as its Canadian trust and loan and insurance subsidiaries. The OSFI is required, at least once a year, to examine the affairs and business of each institution for the purpose of determining whether statutory requirements are duly observed and the institution is in sound financial condition, and report to the Minister. The Bank is also required to make periodic reports to the OSFI, the Minister and the Bank of Canada.
The Bank is subject to regulation under the Financial Consumer Agency of Canada Act (FCAC Act). The Financial Consumer Agency of Canada (Agency) enforces consumer-related provisions of the federal statutes which govern financial institutions. The Commissioner of the Agency must report to the Minister on all matters connected with the administration of the FCAC Act and consumer provisions of other federal statutes, including the Bank Act, Trust and Loan Companies Act and Insurance Companies Act.
The Bank and its subsidiaries Royal Trust Corporation of Canada, The Royal Trust Company and Royal Bank Mortgage Corporation are member institutions of the Canada Deposit Insurance Corporation (CDIC). The CDIC insures certain deposits held at the member institutions.
Under the Bank Act, the Bank is prohibited from engaging in or carrying on any business other than the business of banking. The Bank can provide, amongst other services, any financial services, investment counselling services and portfolio management services, as well as provide general insurance advice, act as a financial agent and issue and operate payment, credit or charge card plans.
The Bank has broad powers to invest in securities, but is limited in making “substantial investments” or in controlling certain types of entities. A “substantial investment” will arise through direct or indirect beneficial ownership of voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of a company, shares representing more than 25% of the shareholders’ equity in a company, or interests representing more than 25% of the ownership interests in any other entity.
The Bank can however, make controlling, and in certain circumstances, non-controlling substantial investments in Canadian banks, trust or loan companies, insurance companies, cooperative credit societies and entities primarily engaged in dealing in securities; in foreign regulated entities which are primarily engaged outside Canada in a business that if carried on in Canada would be the business of banking, the business of a cooperative credit society, the business of insurance, the business of providing fiduciary services or the business of dealing in securities; and in factoring; finance; financial leasing; specialized financing and financial holding entities. Certain substantial investments may be made only with the prior approval of the Minister or the OSFI.
The Bank and its Canadian trust and loan and insurance subsidiaries are also required to maintain, in relation to operations, adequate capital and adequate and appropriate forms of liquidity and the OSFI may direct financial institutions to increase capital or to provide additional liquidity.
The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) implements measures to assist in detecting, deterring, and facilitating the investigation of money laundering and terrorist financing offences. This Act and its associated regulations impose reporting, record keeping and “know your customer” obligations on the Bank, its Canadian trust and loan and insurance subsidiaries and its broker-dealer/investment subsidiaries.
Broker-Dealer/Investment Subsidiaries
The activities of the Bank’s subsidiaries, such as RBC Dominion Securities Inc., RBC Direct Investing Inc., Royal Mutual Funds Inc., RBC Asset Management Inc. and RBC Private Counsel Inc., who act as securities dealers (including investment dealers and mutual fund dealers) or advisors (including investment counsel and portfolio managers) are regulated in Canada under provincial and territorial securities laws (which are administered and enforced by securities regulatory authorities) and, in some cases, by the rules of the applicable self regulatory organization (the Investment Dealers Association of Canada for investment dealers and the Mutual Fund Dealers Association of Canada for mutual fund dealers).
Insurance
The activities of the Bank’s regulated Canadian insurance subsidiaries, RBC Life Insurance Company (RBC Life), RBC General Insurance Company (RBC General) and RBC Insurance Company of Canada (RICC), are federally governed by the Insurance Companies Act and by provincial regulation in each province and territory in which they carry on business. In addition, the Bank is federally governed by the Bank Act for any insurance activities it is permitted to carry out. The Bank may administer, promote and provide advice in relation to certain authorized types of insurance and is also permitted to conduct any aspect of the business of insurance, other than the underwriting of insurance, outside Canada and in respect of risks outside Canada. However, in Canada, the Bank may not act as agent for any person in the placing of insurance. The Bank can promote an insurance company, agent or broker or non-authorized types of insurance (e.g. life and home and automobile insurance) to certain prescribed groups where the promotion takes place outside bank branches.
RBC Life, RBC General and RICC are also subject to regulation under the FCAC Act. The Agency enforces consumer-related provisions of the federal statutes which govern financial institutions.
RBC Life is a member of Assuris which is a not for profit organization that protects Canadian life insurance policyholders against loss of benefits due to the financial failure of a member company. RICC and RBC General are members of the Property and Casualty Insurance Compensation Corporation which is the corporation protecting Canadian property and casualty policyholders against loss of benefits due to the financial failure of a member company.
GOVERNMENT SUPERVISION AND REGULATION — UNITED STATES
Banking
In the U.S., the Bank is characterized as a foreign banking organization (FBO). Generally, the operations of an FBO and its U.S. subsidiaries and offices are subject to the same comprehensive regulatory regime that governs the operations of U.S. domestic banking organizations. The Bank’s U.S. businesses are subject to supervision and oversight by various U.S. authorities, including federal and state regulators, as well as self-regulatory organizations.
In 2000, the Bank became a U.S. “financial holding company” (FHC), as authorized by the Board of Governors of the Federal Reserve System (Federal Reserve). Pursuant to the Gramm-Leach-Bliley Act, an FHC may engage in, or acquire companies engaged in, a broader range of financial and related activities than are permitted to banking organizations that do not maintain FHC status. To qualify as an FHC, an FBO must meet certain capital requirements and must be deemed to be “well managed” for U.S. bank regulatory purposes. In addition, any U.S. depository institution subsidiaries of the FBO must also meet certain capital requirements and be deemed to be “well managed” and must have at least a “satisfactory” rating under the Community Reinvestment Act of 1977.

In order to maintain “well managed” status for U.S. bank regulatory purposes, an FBO must have received at least a “satisfactory” composite regulatory rating of its U.S. branch, agency and commercial lending company operations in its last examination, the FBO’s home country supervisor must consent to it expanding its activities in the U.S. to include activities permissible for an FHC and the FBO’s management must meet standards comparable to those required of a U.S. bank subsidiary of an FHC. In addition, each U.S. depository institution subsidiary of the FBO must be deemed to be “well managed”, which requires both a “satisfactory” composite regulatory rating and a satisfactory rating on the “management” component in its last examination.
Under the International Banking Act of 1978 (IBA), all of the Bank’s U.S. banking operations are subject to supervision and regulation by the Federal Reserve. Under the IBA and related regulations of the Federal Reserve, the Bank generally may not open a branch, agency or representative office in the U.S., nor acquire more than 5% of the voting stock of any U.S. bank or bank holding company, without notice to or prior approval of the Federal Reserve.
The Federal Reserve is the U.S. “umbrella regulator” responsible for regulatory oversight of the whole of the Bank’s U.S. activities. The Federal Reserve consults with and obtains information from other U.S. regulators that exercise supervisory authority over the Bank’s various U.S. operations. Reports of financial condition and other information relevant to the Bank’s U.S. businesses are regularly filed with the Federal Reserve.
The Bank maintains branches in New York and Miami, which are licensed and supervised as federal branches by the Office of the Comptroller of the Currency (Comptroller), the U.S. supervisor of national banks. In general, the Bank’s branches may exercise the same rights and privileges, and are subject to the same restrictions, as would apply to a U.S. national bank at the same location(s). However, the Bank’s branches may not take U.S. domestic retail deposits, but may accept deposits in initial amounts of $100,000 or more. Deposits in the Bank’s branches are not insured by the Federal Deposit Insurance Corporation (FDIC).
The Comptroller examines and supervises the Bank’s U.S. branch office activities and annually examines and assesses their operations. In addition, the Bank’s U.S. branches are required to maintain certain liquid assets on deposit in their state(s) of residence, which deposits are pledged to the Comptroller. Furthermore, the Bank is subject to supervisory guidance based on the examiners’ assessment of risk management, operational controls, compliance, and asset quality.
The Bank also maintains two state-licensed agencies in Texas and state-licensed representative offices in California (two), Connecticut, Delaware, Illinois, Texas and Washington (where it is called an alien bureau) and a loan production office in Arizona (which is a satellite office of one of our federal branch offices). In general, the activities conducted at the Bank’s agencies include a broad range of banking powers, including lending, maintaining credit balances and cashing checks, but agencies are limited in their ability to accept deposits from citizens or residents of the United States. Agencies may have further limitations on activities based on state laws. The activities conducted at the Bank’s representative offices are limited to representational and administrative functions; such representative offices do not have authority to make credit decisions and may not solicit or contract for any deposit or deposit-like liability. The Bank’s representative offices are examined and assessed by both the Federal Reserve and state regulators and are required to adhere to any applicable state regulations governing asset pledge or other requirements.
Banking activities are also conducted at RBC Centura Banks, Inc. (RBC Centura), the Bank’s U.S. banking subsidiary. RBC Centura is a North Carolina state-chartered bank supervised by the Federal Reserve and the State of North Carolina. Because it is a U.S. bank, RBC Centura is allowed to take retail deposits, and it conducts retail, commercial and business banking. Deposits at RBC Centura are FDIC-insured. RBC Centura is subject to capital requirements, dividend restrictions, limitations on investments and subsidiaries, limitations on transactions with affiliates (including the Bank and its branches), deposit reserve requirements and other requirements administered by the Federal Reserve and the State of North Carolina.

Trust company activities are conducted at RBC Trust Company (Delaware) Limited (RBC Trust), the Bank’s U.S. trust company subsidiary. RBC Trust is a Delaware trust company chartered and supervised by the Delaware State Banking Commission and, as a subsidiary of a bank holding company, is subject to oversight by the Federal Reserve. RBC Trust is subject to dividend restrictions, limitations on investments and other applicable state banking law requirements.
The USA Patriot Act requires U.S. banks and foreign banks with U.S. operations to maintain appropriate policies, procedures and controls relating to anti-money laundering compliance, suspicious activity and currency transaction reporting and due diligence on customers to prevent, detect and report individuals and entities involved in money laundering and the financing of terrorism.
Broker-Dealer Activities (Broker-Dealer Subsidiaries)
Securities brokerage, trading, advisory, and investment banking activities are conducted in the following eight U.S.-registered broker-dealer subsidiaries:
•	RBC Capital Markets Corporation (RBCCM Corp.),

•	RBC Capital Markets Arbitrage, S.A. (CMA),

•	RBC Dain Rauscher Inc. (RBC Dain Rauscher),

•	RBC Daniels, L.P.,

•	RBC Professional Trader Group, LLC (PTG),

•	J.B. Hanauer & Co. (J.B. Hanauer),

•	Tamarack Distributors Inc., and

•	Hill, Thompson, Magid & Co., Inc.
The U.S. Securities and Exchange Commission (SEC), state securities regulators, the Financial Industry Regulatory Authority (FINRA) and other self-regulatory organizations regulate these broker-dealer subsidiaries. As a member of the Philadelphia Stock Exchange, PTG is not regulated by FINRA. Certain activities of RBCCM Corp., CMA and RBC Dain Rauscher are also subject to regulation by the U.S. Commodity Futures Trading Commission and the National Futures Association. Certain activities of RBC Dain Rauscher are subject to regulation by the Municipal Securities Rulemaking Board.
Investment Management and Other Fiduciary Activities
The Bank’s New York branches, under their fiduciary powers, conduct investment management and custody activities for certain customers. In addition, other affiliates are involved in the business of investment management. In many cases, these activities require that the affiliates be registered with the SEC as investment advisers under the U.S. Investment Advisers Act of 1940 (Advisers Act). The Advisers Act and related rules regulate the registration and activities of investment advisers. Although the regulatory regime for investment managers is similar to that of broker-dealers, the standard of conduct is significantly higher due to the managers’ status as fiduciaries. This status as a fiduciary limits the investment adviser’s ability to make use of affiliates and requires that it avoid or manage and disclose conflicts of interests with respect to the conduct of its business.
The following entities are the Bank’s subsidiaries that are registered as “investment advisers” with the SEC:
•	RBC Dain Rauscher,

•	Liberty Capital Advisors, Inc.,

•	J.B. Hanauer,

•	RBC Alternative Asset Management Inc.,

•	Voyageur Asset Management Inc. (Voyageur),

•	Royal Bank of Canada Investment Management (USA) Limited,

•	RBC Private Counsel (USA), Inc., and

•	Carlin Asset Management LLC.

Voyageur is also the adviser to several U.S. mutual funds sponsored by it. The U.S. Investment Company Act of 1940 and related rules regulate the registration of mutual funds and the activities of the funds’ advisers and certain other service providers.
Insurance
Liberty Life Insurance Company (Liberty Life) is subject to regulation by the State of South Carolina (where it is organized) and the various other states in which it transacts business. Regulation and supervision of Liberty Life includes among other things, regulatory standards relating to: solvency; licensing of the entity and its agents; restrictions on the types of insurance activities in which it may engage; limitations on the kinds and amounts of investments it may make; oversight and approval of premium rates; adequacy of reserves for unearned premiums, losses and other obligations; requirements for deposits of securities for the benefit of policyholders; approval of policy forms; and market conduct, including the use of credit information in underwriting as well as other underwriting, claims and sales practices.
Although the Bank is not regulated as an insurance company, it is the owner of Liberty Life through its subsidiary RBC Insurance Holdings (USA) Inc. (RBC Insurance Holdings), which owns the capital stock of Liberty Life. Consequently, RBC Insurance Holdings and its subsidiaries and affiliates are subject to the insurance holding company laws and regulations of the State of South Carolina. These provisions establish standards of fairness and reasonableness for transactions between insurers and their affiliates, reporting requirements regarding the holding company structure and prior approval by South Carolina’s insurance regulator of specific types of transactions between Liberty Life and an affiliate including payment of certain dividends by Liberty Life to its parent.
ERISA and the Internal Revenue Code
The U.S. Employee Retirement Income Security Act of 1974, as amended (ERISA), and the related rules regulate the activities of the financial services industry with respect to pension plan clients. Similarly, the U.S. Internal Revenue Code and the regulations thereunder impose requirements with respect to such clients and also individual retirement accounts (IRAs). Brokers, dealers and investment advisers to pension plans and IRAs must conduct their business in compliance with both ERISA and applicable tax regulations.
RISK FACTORS
A discussion of risks affecting us and our businesses appears under the headings “Risk management” and “Additional risks that may affect future results” beginning on page 80 and beginning on page 102, respectively, of our 2007 management’s discussion and analysis for the year ended October 31, 2007, which discussions are incorporated by reference herein.
ENVIRONMENTAL POLICIES
Our corporate environmental policy was first developed in 1991 and since then has been periodically updated to reflect the changing environmental priorities of us and our stakeholders. In addition to our corporate environmental policy, we have business-specific environmental policies, including our Policy on Social and Environmental Review in Project Finance and our Policy on Environmental Risk Management in Agriculture Lending. In October 2007, we launched the RBC Environmental Blueprint (Blueprint) which substantially updates our corporate environmental policy. The Blueprint also describes our priorities and objectives regarding environmental sustainability, and outlines how we will approach new and emerging environmental issues in our operations, business activities and our products and services going forward. Additional information about our environmental policies and environmental risks can be found under “Risk Management — Environmental risk” on page 80 of our 2007 management’s discussion and analysis, which page is incorporated by reference herein.

DESCRIPTION OF CAPITAL STRUCTURE
GENERAL DESCRIPTION
The Bank’s authorized share capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of first preferred shares and second preferred shares without nominal or par value, issuable in series, which classes may be issued for a maximum consideration of $20 billion and $5 billion, respectively. The following summary of share capital is qualified in its entirety by the Bank’s by-laws and the actual terms and conditions of such shares.
Common Shares
The holders of the Bank’s common shares are entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class, other than common shares, or series of shares are entitled to vote. The holders of common shares are entitled to receive dividends as and when declared by the board of directors, subject to the preference of the preferred shares. After payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, and after payment of all outstanding debts, the holders of the common shares will be entitled to receive any remaining property upon liquidation, dissolution or winding-up.
Preferred Shares
First preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to the Bank’s by-laws. Currently, Non-Cumulative First Preferred Shares Series N, W, AA, AB, AC, AD, AE, AF and AG are outstanding.
The Non-Cumulative First Preferred Shares Series N and Series W are, subject to the consent of the OSFI and the requirements of the Bank Act, redeemable or exchangeable by the Bank into common shares. In addition, on and after August 24, 2008, Non-Cumulative First Preferred Shares Series N will be convertible by the holders into common shares. The first preferred shares are entitled to preference over the second preferred shares and common shares and over any other shares ranking junior to the first preferred shares with respect to the payment of dividends and in the distribution of property in the event of liquidation, dissolution or winding-up.
Second preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to the Bank’s by-laws. There are no second preferred shares currently outstanding. Second preferred shares would rank junior to the first preferred shares. Second preferred shares would be entitled to preference over the common shares and over any other shares ranking junior to the second preferred shares with respect to the payment of dividends and in the distribution of property in the event of our liquidation, dissolution or winding-up.
Holders of the first and second preferred shares are not entitled to any voting rights as a class except as provided under the Bank Act or the Bank’s by-laws. Under the Bank Act, the Bank may not create any other class of shares ranking equal with or superior to a particular class of preferred shares, increase the authorized number of, or amend the rights, privileges, restrictions or conditions attaching to such class of preferred shares, without the approval of the holders of that class of preferred shares.
Any approval to be given by the holders of the first and second preferred shares may be given in writing by the holders of not less than all of the outstanding preferred shares of each class or by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of each class of preferred shares at which a quorum is represented. A quorum at any meeting of holders of each class of preferred shares is 51% of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.

Additional information about the Bank’s share capital can be found under the “Capital management” section beginning on page 71 of our 2007 management’s discussion and analysis, which pages are incorporated by reference herein.
PRIOR SALES
For information about the Bank’s issuances of common and preferred shares, as well as subordinated debentures, since October 31, 2006, see the “Capital management “ section beginning on page 71 of our 2007 management’s discussion and analysis, which pages are incorporated by reference herein.
CONSTRAINTS
The Bank Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. The following is a summary of such restrictions.
Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of a bank having equity of $8 billion or more (which includes the Bank). A person is a major shareholder of a bank if:
(a)	the aggregate of the shares of any class of voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 20% of that class of voting shares, or

(b)	the aggregate of shares of any class of non-voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 30% of that class of non-voting shares.
Additionally, no person may have a significant interest in any class of shares of a bank (including the Bank) unless the person first receives the approval of the Minister of Finance (Canada). For purposes of the Bank Act, a person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of such bank.
The Bank Act also prohibits the registration of a transfer or issue of any shares of a Canadian bank to any government or governmental agency of Canada or any province of Canada, or to any government of any foreign country, or any political subdivision, or agency of any foreign country.
Under the Bank Act, the Bank cannot redeem or purchase any shares for cancellation unless the prior consent of the OSFI has been obtained.

RATINGS
Each of our debt and preferred share ratings received from an approved rating agency is listed below:

RATING AGENCY	RATING & OUTLOOK	RANK[1]

Moody’s Investors Service	Long-term Senior Debt – Aaa/Stable	1 of 21
(New York)	Bank Subordinated Debt – Aa1/Stable	1 of 20

Standard & Poor’s	Long-term Senior Debt – AA-/Positive	4 of 21
(New York)	Bank Subordinated Debt – A+/Positive	4 of 21
	Preferred Stock – A/Positive	4 of 20

Fitch Ratings	Long-term Senior Debt – AA/Stable	3 of 24
(New York)	Bank Subordinated Debt – AA-/Stable	3 of 23

DBRS	Long-term Senior Debt – AA/Stable	3 of 26
(Toronto)	Bank Subordinated Debt – AA(low)/Stable	3 of 25
	Preferred Stock – Pfd-1/Stable	2 of 16

[1]	Rank out of all assignable ratings for each debt/share class (in descending order beginning with 1 as the highest).
A definition of the categories of each rating as at October 31, 2007 has been obtained from the respective rating agency’s website and is outlined in Appendix B, and a more detailed explanation may be obtained from the applicable rating agency.
Credit ratings, including stability or provisional ratings, (collectively, “Ratings”) are not recommendations to purchase, sell or hold a security inasmuch as they do not comment on market price or suitability for a particular investor. Ratings may not reflect the potential impact of all risks on the value of securities. In addition, real or anticipated changes in the rating assigned to a security will generally affect the market value of that security. Ratings are subject to revision or withdrawal at any time by the rating agency. Each Rating listed in the chart above should be evaluated independently of any other Rating applicable to our debt and preferred shares.
Additional information about Ratings is provided under “Risk management — Liquidity and funding risk — Credit ratings” beginning on page 80 of our 2007 management’s discussion and analysis, which pages are incorporated by reference herein.

MARKET FOR SECURITIES
TRADING PRICE AND VOLUME
The Bank’s common shares are listed on the Toronto Stock Exchange (TSX) in Canada, the New York Stock Exchange (NYSE) in the U.S. and the Swiss Exchange (SWX) in Switzerland. Preferred shares are listed on the TSX. The following table sets out the price range and trading volumes of the common shares on the TSX and the NYSE for the periods indicated. Prices are based on the reported amounts from the TSX Historical Data Access (HDA) and NYSE Euronext.

	Common Shares (TSX)			Common Shares (NYSE)
	High	Low	Volumes	High	Low	Volumes
MONTH	($)	($)	(in 000s)	($US)	($US)	(in 000s)
Oct. 2007	57.00	52.55	67,834,949	59.29	54.08	4,391,600
Sept. 2007	55.37	51.92	54,457,320	55.54	50.16	3,286,300
Aug. 2007	55.75	50.50	83,160,388	53.12	46.89	5,111,400
July 2007	58.45	53.90	55,059,805	56.00	50.45	4,108,800
June 2007	58.69	55.00	66,699,992	55.35	51.30	3,231,600
May 2007	61.08	56.65	54,890,832	56.44	51.17	2,668,400
Apr. 2007	59.95	57.51	37,357,547	53.40	49.76	2,549,100
Mar. 2007	58.96	52.50	64,190,040	50.90	44.80	3,461,900
Feb. 2007	55.82	53.82	39,474,138	48.10	45.69	1,874,200
Jan. 2007	55.96	53.21	57,992,258	47.86	45.19	2,122,800
Dec. 2006	55.82	53.08	41,700,453	48.19	46.42	1,828,800
Nov. 2006	54.94	49.50	53,148,884	48.41	43.90	2,223,900

The following table provides the price range and trading volumes of the outstanding First Preferred Shares Series N, W, AA, AB, AC, AD, AE, AF and AG on the TSX for the periods indicated. Prices are based on the reported amounts from the TSX HDA.

	Series N			Series W			Series AA
	High	Low	Volumes	High	Low	Volumes	High	Low	Volumes
MONTH	($)	($)	(in 000s)	($)	($)	(in 000s)	($)	($)	(in 000s)
Oct. 2007	25.25	24.90	191,161	24.34	22.00	177,959	22.30	20.10	374,310
Sept. 2007	25.15	25.00	55,255	25.25	24.00	105,264	23.15	21.94	125,538
Aug. 2007	25.19	24.91	157,311	24.73	24.06	147,319	23.15	21.75	157,122
July 2007	25.32	24.96	104,900	24.74	24.45	265,195	22.77	22.25	176,961
June 2007	25.29	25.03	138,689	25.39	23.50	197,407	23.08	21.82	394,282
May 2007	25.35	25.00	87,464	26.07	24.87	212,483	24.73	22.80	292,513
Apr. 2007	25.44	25.05	67,759	26.49	25.79	190,030	25.19	24.31	153,063
Mar. 2007	25.54	25.30	130,664	26.46	26.13	173,941	25.29	24.87	480,809
Feb. 2007	25.49	25.20	65,621	26.22	26.00	102,316	25.09	24.85	229,709
Jan. 2007	25.64	25.20	108,163	26.62	25.90	362,554	25.19	24.70	740,191
Dec. 2006	25.65	25.41	113,255	26.68	26.35	320,656	25.30	24.86	347,993
Nov. 2006	25.84	25.41	95,432	26.60	26.13	112,080	25.00	24.30	364,237

	Series AB			Series AC			Series AD1
	High	Low	Volumes	High	Low	Volumes	High	Low	Volumes
MONTH	($)	($)	(in 000s)	($)	($)	(in 000s)	($)	($)	(in 000s)
Oct. 2007	23.25	20.60	294,969	23.00	20.65	147,924	22.49	20.01	320,986
Sept. 2007	24.49	23.00	179,257	24.43	22.50	64,760	23.30	22.10	133,583
Aug. 2007	23.88	23.20	205,172	23.67	22.90	140,902	22.80	22.16	175,125
July 2007	23.75	23.01	286,844	23.70	23.00	212,920	22.81	22.40	164,622
June 2007	24.21	22.61	336,339	24.00	22.11	297,730	23.30	21.92	423,347
May 2007	25.70	24.01	360,193	25.05	23.75	191,483	24.99	22.55	264,330
Apr. 2007	25.99	25.50	147,445	25.62	24.80	144,285	25.44	24.41	318,163
Mar. 2007	26.01	25.55	582,349	25.67	25.33	184,577	25.48	25.15	249,717
Feb. 2007	25.83	25.32	222,423	25.67	25.29	109,240	25.20	25.00	279,056
Jan. 2007	26.15	25.06	260,570	25.98	25.01	80,480	25.34	24.95	377,903
Dec. 2006	26.09	25.51	178,435	25.85	25.37	318,032	25.35	24.91	587,208
Nov. 2006	26.01	25.40	369,095	25.40	25.15	1,031,079	—	—	—

	Series AE1			Series AF1			Series AG1
	High	Low	Volumes	High	Low	Volumes	High	Low	Volumes
MONTH	($)	($)	(in 000s)	($)	($)	(in 000s)	($)	($)	(in 000s)
Oct. 2007	22.39	20.00	276,818	22.28	20.01	213,483	22.45	20.16	408,364
Sept. 2007	23.40	21.62	97,391	23.67	21.66	120,872	23.35	22.00	110,331
Aug. 2007	23.50	22.40	146,294	22.90	22.00	236,686	22.87	22.04	238,501
July 2007	22.90	22.50	183,191	22.99	22.25	252,653	22.90	22.50	253,524
June 2007	23.30	21.85	555,630	23.34	21.60	311,857	23.20	22.05	1,234,195
May 2007	24.97	23.00	219,433	24.69	22.87	188,632	24.59	23.15	1,149,156
Apr. 2007	25.25	24.40	161,534	24.90	24.39	186,381	24.60	24.41	1,542,458
Mar. 2007	25.47	25.02	155,825	24.90	24.68	898,925	—	—	—
Feb. 2007	25.25	24.94	536,645	—	—	—	—	—	—
Jan. 2007	25.10	24.85	860,655	—	—	—	—	—	—
Dec. 2006	—	—	—	—	—	—	—	—	—
Nov. 2006	—	—	—	—	—	—	—	—	—

[1]	Series AD was issued on December 13, 2006, Series AE was issued on January 19, 2007, Series AF was issued on March 14, 2007 and Series AG was issued on April 26, 2007.

DIVIDENDS
The Bank has had an uninterrupted history of paying dividends on its common shares and on each of its outstanding series of first preferred shares. The following table sets forth the dividends paid or payable per share on the common shares and each outstanding series of first preferred shares in each of the three most recently completed fiscal years.

	2007	2006	2005
Common Shares	$1.82	$1.44	$1.175
Non-Cumulative First Preferred Shares
Series N	$1.175	$1.175	$1.175
Series O1	—	$1.375	$1.375
Series S1	—	$1.327586	$1.525
Series W	$1.225	$1.225	$0.99175
Series AA2	$1.1125	$0.708647	—
Series AB2	$1.175	$0.408836	—
Series AC2	$1.224829	—	—
Series AD2	$1.061815	—	—
Series AE2	$0.947774	—	—
Series AF2	$0.77494	—	—
Series AG2	$0.651113	—	—

[1]	Series O was redeemed on November 24, 2006 and Series S was redeemed on October 6, 2006.

[2]	Series AA was issued on April 4, 2006, Series AB was issued on July 20, 2006, Series AC was issued on November 1, 2006, Series AD was issued on December 13, 2006, Series AE was issued on January 19, 2007, Series AF was issued on March 14, 2007 and Series AG was issued on April 26, 2007.
The declaration amount and payment of future dividends will be subject to the discretion of the Bank’s board of directors, and will be dependent upon the Bank’s results of operations, financial condition, cash requirements and future prospectus regulatory restrictions on the payment of dividends and other factors deemed relevant by the board of directors. The Bank’s 2007 dividend payout ratio objective (common share dividends as a percentage of net income less preferred share dividends) was in the range of 40-50%. In 2007, the Bank’s payout ratio of 43% met our dividend payout ratio objective. For 2008, the Bank’s dividend payout ratio objective remains unchanged.
DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS
The following are the Bank’s directors as at November 29, 2007:

Name,	Province/State and
and Year Elected	Country of Residence	Occupation

W. Geoffrey Beattie (2001)	Ontario, CAN	President and Chief Executive Officer, The Woodbridge Company Limited Deputy Chairman, The Thomson Corporation

George A. Cohon (1988)	Ontario, CAN	Founder, McDonald’s Restaurants of Canada Limited

Name,	Province/State and
and Year Elected	Country of Residence	Occupation

Douglas T. Elix (2000)	Connecticut, U.S.A.	Senior Vice-President and Group Executive, Sales & Distribution, IBM Corporation

John T. Ferguson (1990)	Alberta, CAN	Founder, Chief Executive Officer and Chairman of the Board, Princeton Developments Ltd. and Princeton Ventures Ltd.

The Hon. Paule Gauthier (1991)	Quebec, CAN	Senior Partner, Stein Monast L.L.P.

Timothy J. Hearn (2006)	Alberta, CAN	Chairman, President and Chief Executive Officer, Imperial Oil Limited

Alice D. Laberge (2005)	British Columbia, CAN	Company Director

Jacques Lamarre (2003)	Quebec, CAN	President and Chief Executive Officer, SNC-Lavalin Group Inc.

Brandt C. Louie (2001)	British Columbia, CAN	President and Chief Executive Officer, H.Y. Louie Co. Limited Chairman and Chief Executive Officer, London Drugs Limited

Michael H. McCain (2005)	Ontario, CAN	President and Chief Executive Officer, Maple Leaf Foods Inc.

Gordon M. Nixon (2001)	Ontario, CAN	President and Chief Executive Officer, Royal Bank of Canada

David P. O’Brien (1996)	Alberta, CAN	Chairman of the Board, Royal Bank of Canada Chairman of the Board, EnCana Corporation

Robert B. Peterson (1992)	Ontario, CAN	Company Director

J. Pedro Reinhard (2000)	Florida, U.S.A.	President, Reinhard & Associates

Kathleen P. Taylor (2001)	Ontario, CAN	President and Chief Operating Officer, Four Seasons Holdings Inc.

Victor L. Young (1991)	Newfoundland and Labrador, CAN	Company Director

Directors are elected annually and hold office until the next annual meeting of shareholders. Since November 1, 2002, the directors have held the principal occupations described above, except for the following:
Mr. George A. Cohon was Senior Chairman of McDonald’s Restaurants of Canada Limited prior to January 2005.
Mr. Douglas T. Elix was Senior Vice-President and Group Executive, IBM Global Services of IBM Corporation prior to May 2004.
Mr. John T. Ferguson was Chair of the Board of TransAlta Corporation prior to April 2005.
Ms. Alice D. Laberge was President and Chief Executive Officer of Fincentric Corporation prior to July 2005, and Chief Financial Officer of Fincentric Corporation prior to December 2003.

Mr. Brandt C. Louie was Chairman of the Board of Slocan Forest Products Ltd. (which was acquired by Canfor Corporation in April 2004) prior to March 2004.
Mr. J. Pedro Reinhard was Executive Vice-President of The Dow Chemical Company prior to December 2005 and Executive Vice-President and Chief Financial Officer of The Dow Chemical Company prior to October 2005.
Ms. Kathleen P. Taylor was President, Worldwide Business Operations of Four Seasons Hotels Inc. prior to January 1, 2007.
COMMITTEES OF THE BOARD
Audit Committee: R.B. Peterson (Chairman), T.J. Hearn, A.D. Laberge, J. Lamarre, J.P. Reinhard, K.P. Taylor and V.L.Young
Conduct Review and Risk Policy Committee: J.P. Reinhard (Chairman), W.G. Beattie, P. Gauthier, A.D. Laberge, J. Lamarre, M.H. McCain and V.L. Young
Corporate Governance and Public Policy Committeee: D.P. O’Brien (Chairman), W.G. Beattie, G.A. Cohon, J.T. Ferguson, P. Gauthier, T.J. Hearn and B.C. Louie
Human Resources Committee: J.T. Ferguson (Chairman), G.A. Cohon, D.T. Elix, B.C. Louie, D.P. O’Brien, R.B. Peterson and K.P. Taylor
EXECUTIVE OFFICERS
The following are the Bank’s executive officers as at November 29, 2007:

Name	Province of Residence	Title

Peter Armenio	Ontario, CAN	Group Head, U.S. & International Banking

Morten N. Friis	Ontario, CAN	Chief Risk Officer

Janice R. Fukakusa	Ontario, CAN	Chief Financial Officer

M. George Lewis	Ontario, CAN	Group Head, Wealth Management

Martin J. Lippert	Ontario, CAN	Group Head, Global Technology and Operations

Gordon M. Nixon	Ontario, CAN	President and Chief Executive Officer

Barbara G. Stymiest	Ontario, CAN	Chief Operating Officer

W. James Westlake	Ontario, CAN	Group Head, Canadian Banking

Charles M. Winograd	Ontario, CAN	Group Head, Global Capital Markets

Since November 1, 2002 the executive officers, other than Barbara G. Stymiest, have been engaged in various responsibilities in our affairs, and those of our subsidiaries. Prior to becoming the Bank’s Chief Operating Officer on November 1, 2004, Barbara G. Stymiest was the Chief Executive Officer and President of TSX Inc.

OWNERSHIP OF SECURITIES
To our knowledge, the directors and executive officers, as a group, beneficially own or exercise control or direction over less than one percent (1%) of our common and preferred shares. None of our directors or executive officers holds shares of our subsidiaries except where required for qualification as a director of a subsidiary.
CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS
To the best of our knowledge, no director or executive officer,
a)	is, as at November 29, 2007 or has been, within the 10 years before, a director or executive officer of any company (including our company), that while that person was acting in that capacity,
i)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days,

ii)	was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, or

iii)	or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or
b)	has, within the 10 years before November 29, 2007, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or officer,
Except for the following;
Mr. Cohon was a director of Loews Cineplex Entertainment Corporation when it filed a voluntary petition to reorganize under Chapter 11 in the U.S. Bankruptcy Court on February 15, 2001. Mr. Cohon is no longer a director of Loews Cineplex Entertainment Corporation.
Mr. O’Brien was a director of Air Canada when it filed for protection under the Companies’ Creditors’ Arrangement Act (CCAA) on April 1, 2003. Mr. O’Brien is no longer a director of Air Canada.
Mr. Reinhard became a director of Dow Corning Corporation in June 2000. The company sought protection under the reorganization provisions under Chapter 11 of the U.S. Bankruptcy Code in 1995 and emerged from Chapter 11 bankruptcy proceedings in 2004. Mr. Reinhard is no longer a director of Dow Corning Corporation.
Ms. Stymiest become a director of Research in Motion Limited (RIM) in March 2007. At that time, directors, officers and other current and former employees of RIM were subject to a management cease trade order (MCTO) issued by certain Canadian securities regulators (Regulators) on November 7, 2006 in response to RIM’s failure to file certain securities filings with the Regulators. Ms. Stymiest became subject to the MCTO on March 7, 2007, and the MCTO was lifted on May 23, 2007 after the securities filings were filed with the Regulators.

Ms. Taylor was a director of the T. Eaton Company when on August 20, 1999 it filed a Notice of Intention to make a proposal to its creditors under the Bankruptcy and Insolvency Act (Canada). Ms. Taylor is no longer a director of the T. Eaton Company.
To the best of our knowledge, none of our directors or executive officers have been subject to a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
CONFLICTS OF INTEREST
To the best of our knowledge, no director or executive officer has an existing or potential material conflict of interest with us or any of our subsidiaries.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

In the ordinary course of our business, we are routinely involved in or parties to various ongoing, pending and threatened legal actions and proceedings.
A description of certain legal proceedings to which we are a party appears under the heading “Guarantees, commitments and contingencies — Litigation” in Note 27 beginning on page 156 to our consolidated financial statements for the year ended October 31, 2007, which pages are incorporated by reference.
Since October 31, 2006, a) there were no penalties or sanctions imposed against us by a court relating to securities legislation or by a securities regulatory authority, b) there were no other penalties or sanctions imposed by a court or regulatory body against us that would likely be considered important to a reasonable investor in making an investment decision, and c) we did not enter into any settlement agreements with a court relating to securities legislation or with a securities regulatory authority.1

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the best of our knowledge, there were no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected us or will materially affect us.

TRANSFER AGENT AND REGISTRAR

In Canada, Computershare Trust Company of Canada is the transfer agent and registrar for our common shares and our preferred shares. Their principal offices are in the cities of: Halifax, NS; Montreal, QC; Toronto, ON; Winnipeg, MB; Calgary, AB; and Vancouver, BC. In the United States, Computershare Trust Company, N.A. is the co-transfer agent located in Golden, Colorado. In the United Kingdom, Computershare Services PLC is the co-transfer agent located in Bristol, England.

EXPERTS

Deloitte & Touche LLP, independent registered chartered accountants, prepared the Report of Independent Registered Chartered Accountants in respect of our audited consolidated financial statements and the Report of Independent Registered Chartered Accountants in respect of our internal control over financial reporting.

[1]	National Instrument 14-101 limits the meaning of “securities legislation” to Canadian provincial and territorial legislation and “securities regulatory authority” to Canadian provincial and territorial securities regulatory authorities.

AUDIT COMMITTEE

AUDIT COMMITTEE MANDATE
The mandate of the Audit Committee is attached as Appendix C to this annual information form.
COMPOSITION OF AUDIT COMMITTEE
The Audit Committee consists of Robert B. Peterson (Chairman), Timothy J. Hearn, Alice D. Laberge, Jacques Lamarre, J. Pedro Reinhard, Kathleen P. Taylor and Victor L. Young. The board has determined that each member of the Audit Committee is independent under our Director Independence Policy, which incorporates the independence standards under applicable Canadian and U.S. laws and regulations and none receives, directly or indirectly, any compensation from us other than ordinary course compensation for service as a member of the board of directors and its committees or of a board of directors of one or more of our subsidiaries. All members of the Audit Committee are financially literate within the meaning of Multilateral Instrument 51-102 — Audit Committees and of the Corporate Governance Standards of the New York Stock Exchange. In considering the criteria for determining financial literacy, the board of directors looks at the ability of a director to read and understand a balance sheet, an income statement and a cash flow statement of a financial institution. The Audit Committee has four members, Timothy J. Hearn, Alice D. Laberge, J. Pedro Reinhard and Victor L. Young, each of whom qualifies as an “audit committee financial expert” as defined by the U.S. Securities and Exchange Commission.
RELEVANT EDUCATION AND EXPERIENCE OF AUDIT COMMITTEE MEMBERS
In addition to each member’s general business experience, the education and experience of each Audit Committee member that is relevant to the performance of his or her responsibilities as an Audit Committee member is as follows:
Robert B. Peterson, B.Sc., M.Sc., (Chairman) is a graduate of Queen’s University. Mr. Peterson is retired Chairman and Chief Executive Officer of Imperial Oil Limited and has been a member of our Audit Committee since February 2000.
Timothy J. Hearn, B.Sc., is a graduate of the University of Manitoba. Mr. Hearn has been Chairman, President and Chief Executive Officer of Imperial Oil Limited for five years and is Chairman of the board of directors of the C.D. Howe Institute. Mr. Hearn has been a member of our Audit Committee since March 2006.
Alice D. Laberge, B.Sc., M.B.A., earned her Bachelor of Science from the University of Alberta and her M.B.A. from the University of British Columbia. Ms. Laberge was President and Chief Executive Officer of Fincentric Corporation until July 2005 and prior to December 2003, was its Chief Financial Officer. Ms. Laberge is a director of Potash Corporation of Saskatchewan and Russel Metals Inc. and has been a member of our Audit Committee since March 2006.
Jacques Lamarre, B.A., B.Sc., is a graduate of Laval University where he earned his Bachelor of Arts and Bachelor of Arts and Science in Civil Engineering. He has also completed Harvard University’s Executive Development Program. Mr. Lamarre has been the President and Chief Executive Officer of SNC-Lavalin Group Inc. for eleven years and was a director of Canadian Pacific Railway Limited for three years. Mr. Lamarre has been a member of our Audit Committee since February 2004.
J. Pedro Reinhard, M.B.A., is a graduate of the Escola de Administracão de Empresas Fundação Getulio Vargas (Sao Paulo) and attended post-graduate studies at the University of Cologne in Germany and Stanford University. Mr. Reinhard is the President of Reinhard & Associates and is retired Executive Vice-President and Chief Financial Officer of The Dow Chemical Company. Mr. Reinhard is a director of Colgate-Palmolive Company and Sigma-Aldrich Corporation and is also a past chairman of the CFO Council Conference Board. Mr. Reinhard has been a member of our Audit Committee since May 2000.

Kathleen P. Taylor, B.A. (Hons.), L.L.B., M.B.A., obtained her law degree from Osgoode Hall Law School and her M.B.A. from York University. Ms. Taylor is the President and Chief Operating Officer of Four Seasons Holdings Inc. Ms. Taylor has been a member of our Audit Committee since November 2001.
Victor L. Young, B.Comm. (Hons.), M.B.A., earned his Bachelor of Commerce (Honours) from Memorial University and his M.B.A. from the University of Western Ontario. From 1984 until May 2001, Mr. Young served as Chairman and Chief Executive Officer of Fishery Products International Limited. Mr. Young is a trustee of Bell Aliant Income Trust and a director of BCE Inc., Imperial Oil Limited and McCain Foods Limited. Mr. Young has been a member of our Audit Committee since March 2007.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy that requires pre-approval by the Audit Committee of audit services and other services within permissible categories of non-audit services. The policy prohibits us from engaging the auditor for “prohibited” categories of non-audit services. A copy of our Pre-Approval Policies and Procedures can be found in Appendix D.
INDEPENDENT REGISTERED FEES
Deloitte & Touche LLP has served as one of our auditing firms since January 11, 1990 and became our sole auditor on September 23, 2003. PricewaterhouseCoopers LLP also acted as one of our two firms of auditors from March 5, 1998 to September 23, 2003. Fees relating to the years ended October 31, 2007 and October 31, 2006 to Deloitte & Touche LLP and its affiliates are $29.4 and $25.9 million, respectively, and are detailed below. The nature of each category of fees is also described below.

	Year ended	Year ended
	October 31, 2007[1]	October 31, 2006[1]
	(millions)	(millions)
Audit fees	$27.1	$23.9
Audit-related fees	1.7	1.7
Tax fees	0.3	—
All other fees	0.3	0.3

	$29.4	$25.9

[1]	2007 fees include a net adjustment of $3.0 million for amounts relating to fiscal 2006 audits. The adjustment reflects additional costs associated with audit procedures relating to internal control over financial reporting and other matters which could not be estimated at the time of last year’s reporting. Similarly, 2006 fees included $1.5 million for amounts relating to fiscal 2005 audits.
Audit Fees
Audit fees were paid for professional services rendered by the auditor for the integrated audit of our annual financial statements, including its audit of the effectiveness of our internal control over financial reporting, and the financial statement audits of our subsidiaries. In addition, audit fees were paid for services provided in connection with statutory and regulatory filings and engagements.
Audit-Related Fees
Audit-related fees were paid for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements and are not reported under the audit fees item above. These services consisted of:
•	special attest services not required by statute or regulation;

•	reporting on the effectiveness of internal controls as required by contract or for business reasons;

•	accounting consultations and special audits in connection with acquisitions;

•	the audit of the financial statements of our various pension plans and charitable foundations;

•	the audits of various trusts and limited partnerships; and

•	the audit of certain special purpose vehicles relating to complex structured products.
Tax Fees
Tax fees were paid for tax compliance services including the review of original and amended tax returns, assistance with questions regarding tax audits and assistance in completing routine tax schedules and calculations.
All Other Fees
All other fees were paid for products and services other than the audit fees, audit-related fees and tax fees described above. These services consist of French translation of financial statements and related continuous disclosure and other public documents containing financial information for us and certain of our subsidiaries.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities, and securities authorized for issuance under equity compensation plans, where applicable, is contained in the Bank’s Management Proxy Circular for the most recent annual meeting of shareholders. Additional financial information is provided in our financial statements and management’s discussion and analysis which are included in our 2007 Annual Report to Shareholders for the year ended October 31, 2007.
Copies of this annual information form, our 2007 Annual Report to Shareholders and Management Proxy Circular in respect of the most recent annual meeting of shareholders may be obtained from Investor Relations at 200 Bay Street, South Tower, 14th Floor, Toronto, Ontario, M5J 2J5 (416-955-7802).
This annual information form, the financial statements and management’s discussion and analysis for the year ended October 31, 2007, as well as additional information about us may be found on our website at rbc.com, on SEDAR, the Canadian Securities Administrators’ website, at sedar.com, and on the EDGAR section of the United States Securities and Exchange Commission’s website at sec.gov.
Information contained in or otherwise accessible through the websites mentioned in this annual information form does not form a part of this annual information form. All references in this annual information form to websites are inactive textual references and are for your information only.

TRADEMARKS

Trademarks used in this annual information form include the LION & GLOBE Symbol, ROYAL BANK OF CANADA, ROYAL BANK, RBC CAPITAL MARKETS, RBC CENTURA, RBC DAIN RAUSCHER and RBC DANIELS which are trademarks of Royal Bank of Canada used by Royal Bank of Canada and/or by its subsidiaries under license. All other trademarks mentioned in this annual information form, which are not the property of Royal Bank of Canada, are owned by their respective holders. RBC Dexia IS and affiliated Dexia companies are licensed users of the RBC trademark.

APPENDIX A — PRINCIPAL SUBSIDIARIES

Carrying value
	Principal	of voting shares owned
Principal subsidiaries (1)	office address (2)	by the bank(3)

Royal Bank Mortgage Corporation (4)	Montreal, Quebec, Canada	$1,002

RBC Capital Trust	Toronto, Ontario, Canada	1,051

RBC Dominion Securities Limited (4)	Toronto, Ontario, Canada	2,896

RBC Dominion Securities Inc.	Toronto, Ontario, Canada
RBC Investment Services (Asia) Limited	Hong Kong, China
RBC Sec Australia Pty Limited	Sydney, Australia

Royal Bank Holding Inc.	Toronto, Ontario, Canada	20,659
Royal Mutual Funds Inc.	Toronto, Ontario, Canada
Royal Trust Corporation of Canada	Toronto, Ontario, Canada
The Royal Trust Company	Montreal, Quebec, Canada
RBC Insurance Holding Inc.	Mississauga, Ontario, Canada
RBC General Insurance Company	Mississauga, Ontario, Canada
RBC Insurance Company of Canada	Mississauga, Ontario, Canada
RBC Life Insurance Company	Mississauga, Ontario, Canada
RBC Direct Investing Inc.	Toronto, Ontario, Canada
RBC Asset Management Inc.	Toronto, Ontario, Canada
RBC Private Counsel Inc.	Toronto, Ontario, Canada
R.B.C. Holdings (Bahamas) Limited	Nassau, Bahamas
RBC Caribbean Investment Limited	George Town, Grand Cayman
Royal Bank of Canada Insurance Company Limited	St. Michael, Barbados
Finance Corporation of Bahamas Limited	Nassau, Bahamas
Royal Bank of Canada Trust Company (Bahamas) Limited	Nassau, Bahamas
Investment Holdings (Cayman) Limited	George Town, Grand Cayman
RBC (Barbados) Funding Ltd.	St. Michael, Barbados
Royal Bank of Canada (Caribbean) Corporation	St. Michael, Barbados
Royal Bank of Canada Trust Company (Cayman) Limited	George Town, Grand Cayman
RBC Alternative Asset Management Inc.	Wilmington, Delaware, U.S.
RBC Holdings (USA) Inc. (2)	New York, New York, U.S.
RBC USA Holdco Corporation(2)	New York, New York, U.S.
RBC Dain Rauscher Corp. (2)	Minneapolis, Minnesota, U.S.
J.B. Hanauer & Co.	Parsippany, New Jersey, U.S.
RBC Dain Rauscher Inc.	Minneapolis, Minnesota, U.S.
RBC Capital Markets Corporation	New York, New York, U.S.
RBC Daniels L.P.	Denver, Colorado, U.S.
Prism Financial Corporation	Dover, Delaware, U.S.
RBC Trust Company (Delaware) Limited	Wilmington, Delaware, U.S.
RBC Insurance Holdings (USA) Inc.	Wilmington, Delaware, U.S.
Liberty Life Insurance Company	Greenville, South Carolina, U.S
RBC Capital Markets Arbitrage SA	Steinsel, Luxembourg
Royal Bank of Canada (Asia) Limited	Singapore, Singapore

RBC Centura Banks, Inc. (5)	Rocky Mount, North Carolina, U.S.	3,933
RBC Centura Bank	Rocky Mount, North Carolina, U.S.

RBCF L.P.	Wilmington, Delaware, U.S.	205

Royal Bank of Canada Financial Corporation	St. Michael, Barbados	3

RBC Finance B.V.	Amsterdam, Netherlands	2,319
Royal Bank of Canada Holdings (U.K.) Limited	London, England
Royal Bank of Canada Europe Limited	London, England
Royal Bank of Canada Investment Management (U.K.) Limited	London, England
Royal Bank of Canada Trust Corporation Limited	London, England
RBC Asset Management UK Limited	London, England
RBC Holdings (Channel Islands) Limited	Guernsey, Channel Islands
Royal Bank of Canada (Channel Islands) Limited	Guernsey, Channel Islands
RBC Treasury Services (C.I.) Limited	Jersey, Channel Islands
RBC Offshore Fund Managers Limited	Guernsey, Channel Islands
RBC Fund Services (Jersey) Limited	Jersey, Channel Islands
Royal Bank of Canada Investment Management (Guernsey)Limited	Guernsey, Channel Islands
Abacus Investment Services Limited	Jersey, Channel Islands
RBC Regent Fund Managers Limited	Jersey, Channel Islands
RBC Trust Company (International) Limited	Jersey, Channel Islands
Regent Capital Trust Corporation Limited	Jersey, Channel Islands
RBC Trust Company (Jersey) Limited	Jersey, Channel Islands
RBC Trustees (Guernsey) Limited	Guernsey, Channel Islands
RBC Regent Tax Consultants	Jersey, Channel Islands
RBC Wealth Planning International Limited	Jersey, Channel Islands
RBC cees Limited	Jersey, Channel Islands
RBC cees International Limited	Jersey, Channel Islands
RBC cees Fund Managers (Jersey) Limited	Jersey, Channel Islands
Royal Bank of Canada Trust Company (Asia) Limited	Hong Kong, China
RBC Reinsurance (Ireland) Limited	Dublin, Ireland
Royal Bank of Canada (Suisse)	Geneva, Switzerland
Roycan Trust Company S.A.	Geneva, Switzerland

RBC Investment Management (Asia) Limited	Hong Kong, China	10

RBC Capital Markets (Japan) Limited	St. Michael, Barbados	18

(1)	The bank directly or indirectly owns 100% of the voting shares of each subsidiary except Finance Corporation of Bahamas Limited (75%).

(2)	Each subsidiary is incorporated or organized under the laws of the state or country in which the principal office is situated, except for RBC Holdings (USA) Inc., RBC USA Holdco Corporation and RBC Dain Rauscher Corp., which are incorporated under the laws of the State of Delaware, U.S., and RBCF L.P., which is organized under the laws of the State of Nevada.

(3)	The carrying value (in millions of dollars) of voting shares is stated as the bank’s equity in such investments.

(4)	The subsidiaries have outstanding non-voting shares of which the bank, directly or indirectly, owns 100%.

(5)	RBC USA Holdco Corporation owns 4.78% and Prism Financial Corporation owns 5.17% of RBC Centura Banks, Inc.

APPENDIX B — EXPLANATION OF RATING & OUTLOOK

INSTITUTION		RATING		OUTLOOK

Moody’s Investors Service	•	Obligations rated ‘Aaa’ are judged to be of the highest quality, with minimal credit risk.	•	A stable rating outlook indicates the rating is not likely to change.
	•	Issuers (or supporting institutions) rated between Aaa and A3 have a superior ability to repay short-term debt obligations.
	•	The modifier 1 indicates that the obligation ranks in the higher end of its rating category.

Standard & Poor’s	•	An obligation rated ‘AA’ has very strong capacity to meet its financial commitments. It differs from the highest-rated obligations only in a small degree.	•	A positive rating outlook indicates the rating may be raised.
	•	An obligation rated ‘A’ is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitment on the obligation is still strong.
	•	The addition of a plus or minus sign shows the relative standing within the major rating categories.

Fitch Ratings	•	‘AA’ ratings denote expectations of very low credit risk and are judged to be of high credit quality. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.	•	A stable rating outlook indicates that a rating is not likely to change.
	•	The modifiers “+” or “-” may be appended to a rating to denote relative status within major rating categories.

DBRS	•	An obligation rated ‘AA’ is of superior credit quality, and protection of interest and principal is considered high. In many cases they differ from obligations rated ‘AAA’ only to a small degree.	•	A stable rating outlook indicates that a rating is not likely to change.
	•	Preferred shares rated Pfd-1 are of superior credit quality, and are supported by entities with strong earnings and balance sheet characteristics. Pfd-1 securities generally correspond with companies whose senior bonds are rated in the AAA or AA categories.
	•	Each rating category is denoted by the categories “high” and “low”. The absence of either a “high” or “low” designation indicated the rating is in the middle of the category.

WHAT THE RATINGS ADDRESS:
Long-term Senior Debt
Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to fixed-income obligations whose original maturity is of a medium to long term nature. They address the possibility that a financial obligation will not be honoured as promised and reflects both the likelihood of default and any financial loss suffered in the event of default.
Subordinated Debt
Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to a specific financial obligation and a specific class of financial obligation for a specific financial program. Ratings take into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated.
Preferred Stock
Preferred stock ratings address the issuer’s capacity and willingness to pay dividends and principal, in case of limited life preferreds, on a timely basis. They address the likelihood of timely payment of dividends, notwithstanding the legal ability to pass on or defer a dividend payment.
Rating Outlook
Rating Outlook assesses the potential direction of a credit rating over the intermediate to longer term. In determining a Rating Outlook consideration is given to any changes in the economic and fundamental business conditions. An Outlook is not necessarily a precursor of a rating change.

APPENDIX C – AUDIT COMMITTEE MANDATE
As at May 25, 2007
ROYAL BANK OF CANADA
EXTRACT FROM THE ADMINISTRATIVE RESOLUTIONS ADOPTED BY THE
BOARD OF DIRECTORS OF ROYAL BANK OF CANADA
 (hereinafter referred to as the “Bank”)
2.1	Audit Committee

2.1.1	Establishment of Committee and Procedures
a)	Establishment of Committee

A committee of the directors to be known as the “Audit Committee” (hereinafter the “Committee”) is hereby established.

b)	Composition of Committee

The Committee shall be composed of not less than five directors. Each member shall be financially literate, as the Board of Directors interprets such qualification in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

c)	Independence of Committee Members

As required by the Bank Act, none of the members of the Committee shall be an officer or employee of the Bank or of an affiliate of the Bank. All of the members of the Committee shall be “unaffiliated”, as determined by regulations made under the Bank Act. All of the members of the Committee shall be independent, as determined by director independence standards adopted by the Board.

d)	Appointment of Committee Members

Members shall be appointed or reappointed at the annual organizational meeting of the directors and in the normal course will serve a minimum of three years. Each member shall continue to be a member until a successor is appointed, unless the member resigns, is removed or ceases to be a director. The Board of Directors may fill a vacancy that occurs in the Committee at any time.

e)	Committee Chairman and Secretary

The Board of Directors or, in the event of its failure to do so, the members of the Committee, shall appoint or reappoint, at the annual organizational meeting of the directors, a Chairman from among their number. The Chairman shall not be a former employee of the Bank or of an affiliate. The Committee shall also appoint a Secretary who need not be a director.

f)	Time and Place of Meetings

Meetings may be called by any member of the Committee, or by the external auditors. The time and place of and the procedure at meetings shall be determined from time to time by the members, provided that:
i)	a quorum for meetings shall be three members, a majority of whom must be “resident Canadian” except as otherwise provided by the Bank Act;

ii)	the Committee shall meet at least quarterly;

iii)	the Committee may request any officer or employee of the Bank or the Bank’s outside counsel or external auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee;

iv)	notice of the time and place of every meeting shall be given in writing or by telephone, facsimile, email or other electronic communication to each member of the Committee and to the external auditors at least 24 hours prior to the time fixed for such meeting, provided, however, that business referred to in paragraph 2.1.3.e)(iv) below may be transacted at a meeting of which at least one hour prior notice is given as aforesaid, and that a member may in any manner waive notice of a meeting; and attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called; and

v)	a resolution in writing signed by all the members entitled to vote on that resolution at a Committee meeting, other than a resolution of the Committee carrying out its duties under subsection 194(3) of the Bank Act, shall be as valid as if it had been passed at a meeting of the Committee.
g)	Reporting to the Board of Directors
i)	The Committee shall report to the Board of Directors following each meeting with respect to its activities and with such recommendations as are deemed desirable in the circumstances.

ii)	Prior to approval by the directors, the Committee will also report to the Board on the annual statement and returns that must be approved by the directors under the Bank Act.
h)	Evaluation of Effectiveness and Review of Mandate

The Committee shall annually review and assess the adequacy of its mandate and evaluate its effectiveness in fulfilling its mandate.

2.1.2	General Scope of Responsibilities and Purpose of the Committee

Management is responsible for the preparation, presentation and integrity of the Bank’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The external auditors are responsible for planning and carrying out, in accordance with professional standards, an audit of the Bank’s annual financial statements and reviews of the Bank’s quarterly financial information.

The Committee’s purpose is to review the adequacy and effectiveness of these activities and to assist the Board in its oversight of:
(i)	the integrity of the Bank’s financial statements;

(ii)	the external auditors’ qualifications and independence;

(iii)	the performance of the Bank’s internal audit function and external auditors;

(iv)	the adequacy and effectiveness of internal controls; and

(v)	the Bank’s compliance with legal and regulatory requirements.
The Committee is also responsible for preparing any report from the Committee that may be required to be included in the Bank’s annual proxy statement or that the Board elects to include on a voluntary basis.
The Committee shall meet every fiscal quarter, or more frequently at the discretion of the Committee if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements.
At least quarterly, the Committee shall have separate private meetings with the external auditors, the chief internal auditor, the general counsel, the chief compliance officer and management to discuss any matters that the Committee or these groups believe should be discussed.
In fulfilling its role, the Committee is empowered to investigate any matter with full access to all books, records, facilities, management and employees of the Bank and the authority to retain outside counsel or other experts for this purpose.
2.1.3	Specific Responsibilities
a)	Documents and Reports

The Committee shall review:
i)	prior to review and approval by the Board: the annual statement of the Bank, which includes the annual audited financial statements; the quarterly financial statements of the Bank; the annual information form; the quarterly and annual management’s discussion and analysis; and earnings press releases;

ii)	the types of financial information and earnings guidance provided and types of presentations made to analysts and rating agencies, and shall be satisfied that adequate procedures are in place for the review of the Bank’s public disclosure of financial information extracted or derived from the Bank’s financial statements and shall periodically assess the adequacy of these procedures;

iii)	such returns as the Superintendent of Financial Institutions may specify and other periodic disclosure documentation and reports as may be required under applicable law;

iv)	such investments and transactions that could adversely affect the well-being of the Bank as the external auditors or any officer of the Bank may bring to the attention of the Committee;

v)	prospectuses relating to the issuance of securities of the Bank;

vi)	an annual report on any litigation matters which could significantly affect the financial statements; and

vii)	an annual report from the chief compliance officer on regulatory compliance matters.

b)	Internal Control

The Committee shall require management to implement and maintain appropriate systems of internal control, including internal controls over financial reporting and for the prevention and detection of fraud and error. The Committee shall review, evaluate and approve those systems and meet with the chief internal auditor and with management to assess the adequacy and effectiveness of these systems of internal control and to obtain on a regular basis reasonable assurance that the organization is in control. The Committee shall also receive reports from the Chief Executive Officer and the Chief Financial Officer as to the existence of any significant deficiency or material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial information and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal control over financial reporting.

c)	Internal Auditor

The Committee shall:
i)	review and concur in the appointment, replacement, reassignment or dismissal of the chief internal auditor and review the mandate, annual audit plan, and resources of the internal audit function;

ii)	meet with the chief internal auditor to review the results of internal audit activities, including any significant issues reported to management by the internal audit function and management’s responses and/or corrective actions;

iii)	meet with the chief internal auditor to review the status of identified control weaknesses;

iv)	review representations from the chief internal auditor, based on audit work done, on the adequacy and degree of compliance with the Bank’s systems of internal control;

v)	review the performance, degree of independence and objectivity of the internal audit function and adequacy of the internal audit process; and

vi)	review with the chief internal auditor any issues that may be brought forward by the chief internal auditor, including any difficulties encountered by the internal audit function, such as audit scope, information access, or staffing restrictions.
d)	External Auditors

The Committee shall have the authority and responsibility to recommend the appointment and the revocation of the appointment of any registered public accounting firm (including the external auditors) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and to fix their remuneration, subject to the powers conferred on the shareholders by the Bank Act. The Committee shall be responsible for the oversight of the work of each such accounting firm, including resolution of disagreements between management and the accounting firm regarding financial reporting, and each such firm shall report directly to the Committee. The Committee shall:
i)	meet with the external auditors to review and discuss the annual audit plan, the results of the audit, their report with respect to the annual statement and the returns and transactions referred to in subsection 194(3) of the Bank Act, and the report required to be provided to the Committee by the external auditors pursuant to Rule 2-07 of the U.S. Securities and Exchange Commission’s Regulation S-X;

ii)	have the sole authority to approve all audit engagement fees and terms, as well as the provision and the terms of any legally permissible non-audit services to be provided by the external auditors to the Bank, with such approval to be given either specifically or pursuant to preapproval policies and procedures adopted by the committee;

iii)	review with the external auditors any issues that may be brought forward by the external auditors, including any audit problems or difficulties, such as restrictions on their audit activities or access to requested information, and management’s response;

iv)	annually review with the external auditors their qualifications, independence and objectivity, including formal written statements delineating all relationships between the external auditors and the Bank that may impact such independence and objectivity;

v)	discuss with the external auditors and with management the annual audited financial statements and quarterly financial statements, including the disclosures contained in the annual and quarterly management’s discussion and analysis;

vi)	review hiring policies concerning partners, employees and former partners and employees of the external auditors;

vii)	review and evaluate the qualifications, performance and independence of the lead partner of the external auditors and discuss the timing and process for implementing the rotation of the lead audit partner, the concurring audit partners and any other active audit engagement team partner;

viii)	at least annually, obtain and review a report by the external auditors describing: the external auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and

ix)	take into account the opinions of management and the Bank’s internal auditors in assessing the qualifications, performance and independence of the external auditors.
e)	Liquidity, Funding and Capital Management

The Committee:
i)	shall review and approve at least once a year the liquidity and funding management policies including contingency plans as well as capital management policies recommended by management;

ii)	shall review on a regular basis the liquidity, funding and capital position and liquidity, funding and capital management processes;

iii)	shall obtain on a regular basis reasonable assurance that the Bank’s liquidity and funding management policies and capital management policies are being adhered to;

iv)	as provided in the relevant standing resolutions of the Board of Directors, may designate and authorize the issue of First Preferred Shares and the issue of securities qualifying as Tier 2A capital under capital adequacy guidelines issued by the Superintendent of Financial Institutions; and
v)	in connection with the exercise of the power delegated to senior management to authorize and approve issues of subordinated indebtedness of the Bank, shall review and approve the Draft Securities Disclosure Document as provided in the relevant standing resolution of the Board of Directors.
f)	Other
i)	The Committee shall discuss major issues regarding accounting principles and financial statement presentations, including significant changes in the Bank’s selection or application of accounting principles, analyses prepared by management or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect on the financial statements of alternative methods of applying Canadian or U.S. generally accepted accounting principles, of regulatory and accounting initiatives and of off-balance sheet structures;

ii)	The Committee shall establish procedures for the receipt, retention, treatment and resolution of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters, as well as procedures for the confidential and anonymous submission of concerns regarding accounting or auditing matters;

iii)	The Committee shall review and discuss any reports concerning material violations submitted to it by Bank attorneys or counsel pursuant to the attorney professional responsibility rules of the U.S. Securities and Exchange Commission, the Bank’s attorney reporting policy, or otherwise;

iv)	The Committee shall, as appropriate, obtain at the expense of the Bank advice and assistance from independent legal, accounting or other advisors;

v)	The Committee shall discuss the major financial risk exposures of the Bank and the steps management has taken to monitor and control such exposures; and

vi)	Subject to the laws applicable to the subsidiary, the Committee may perform for and on behalf of a subsidiary the functions of an audit committee of the subsidiary.

APPENDIX D – PRE-APPROVAL POLICIES AND PROCEDURES
Audit committee
OCTOBER 18, 2006
Policies and Procedures
for the Pre-Approval of Services
to be Performed by public accounting firms
Mandate
1.	The mandate of the Audit Committee established by the board of directors confers on the Committee the authority and responsibility (among other things) to pre-approve all audit and any legally permissible non-audit services to be provided by the external auditors and all audit, review and attest services provided by any other public accounting firm, with such approval to be given either specifically or pursuant to pre-approval policies and procedures adopted by the Committee.
Purpose
2.	These Policies and Procedures are intended:
a)	to specify the methods by which the Audit Committee may pre-approve the provision of audit, review and attest services by any public accounting firm to the Bank and its subsidiaries;

b)	to specify the methods by which the Audit Committee may pre-approve the provision of non-audit services to the Bank and its subsidiaries by the Bank’s external auditors and their affiliates (the “auditors”) that do not impair the independence of the auditors;

c)	to set forth procedures designed to ensure that any services to be provided by the auditors and that any audit, review or attestation services to be performed by any other public accounting firm have been properly authorized and pre-approved under the authority of the Audit Committee, and that the Committee is promptly informed of each service; and

d)	to ensure that the Audit Committee’s responsibilities under applicable law are not delegated to management.
Required Approval of Audit and Non-Audit Services
3.	The Audit Committee shall pre-approve all engagements of the auditors by:
a)	the Bank; or

b)	any subsidiary.

4.	The Audit Committee shall pre-approve engagements of any public accounting firm to provide audit, review or attest services to:
a)	the Bank; or

b)	any subsidiary.
5.	The Audit Committee shall evidence its pre-approval by resolution of the Committee or through the exercise of delegated authority in accordance with these Policies and Procedures.
6.	“Subsidiary” has the meaning set forth in Rule 1-02(x) of the U.S. Securities and Exchange Commission’s Regulation S-X. The Bank considers any entity that the Bank is required to consolidate under U.S. GAAP to be a “subsidiary”.

7.	For the purpose of these Policies and Procedures and any pre-approval:
a)	“Audit services” include services that are a necessary part of the audit process and any activity that is a necessary procedure used by the accountant in reaching an opinion on the financial statements as is required under applicable auditing standards (“AAS”), including technical reviews to reach an audit judgment on complex accounting issues;

b)	The term “audit services” is broader than those services strictly required to perform an audit pursuant to AAS and include such services as:
i)	the issuance of comfort letters and consents in connection with offerings of securities;

ii)	the performance of domestic and foreign statutory audits;

iii)	attest services required by statute or regulation; and

iv)	assistance with and review of documents filed with the Office of the Superintendent of Financial Institutions, Canadian securities administrators, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve Board and other regulators having jurisdiction over the activities of the Bank and its subsidiaries, and responding to comments from such regulators;
c)	“Audit-related” services are assurance (e.g., due diligence services) and related services traditionally performed by the principal accountant and that are reasonably related to the performance of the audit or review of financial statements and not categorized under “audit fees” for disclosure purposes.

“Audit-related services” include:
i)	employee benefit plan audits, including audits of employee pension plans,

ii)	due diligence related to mergers and acquisitions,

iii)	consultations and audits in connection with acquisitions, including evaluating the accounting treatment for proposed transactions;

iv)	internal control reviews;

v)	attest services not required by statute or regulation; and

vi)	consultations regarding financial accounting and reporting standards.
Non-financial operational audits are not “audit-related” services;

d)	“Review services” are services applied to unaudited financial statements and consist of the inquiry and analytical procedures that provide the accountant with a reasonable basis for expressing limited assurance that there are no material modifications that should be made to financial statements for them to be in conformity with GAAP or, if applicable, any other comprehensive basis of accounting;

e)	“Attest” services are those engagements where the accountant issues an examination, a review, or an agreed-upon procedures report on a subject matter, or an assertion about the subject matter that is the responsibility of another party. Examples of the subject matter of an “attest” engagement include: examinations (i.e., audits) of financial forecasts and projections; reviews of pro-forma financial information; reporting on a company’s internal control over financial reporting; and examinations of compliance with contractual arrangements or laws and regulations.
Delegation
8.	The Audit Committee may from time to time delegate to one or more of its members who are “independent” (within the meanings of applicable law and the rules or policies of a securities commission having jurisdiction, and the NYSE) the power to pre-approve from time to time:
a)	audit, review or attest services to be provided by any public accounting firm (including the auditors) that have not been otherwise approved by the Committee;

b)	permissible non-audit services to be provided by the auditors that have not otherwise been approved by the Committee, and

c)	changes in the scope of pre-approved engagements and the maximum estimated fees for engagements that have been pre-approved by the Committee.
9.	The member(s) exercising such delegated authority must report at the next regularly scheduled meeting of the Audit Committee any services that were pre-approved under this delegated authority since the date of the last regularly scheduled meeting.
10.	The member(s) exercising delegated authority may evidence his or her approval by signing an instrument in writing that describes the engagement with reasonable specificity, or by signing an engagement letter containing such a description.
11.	In addition, member(s) exercising delegated authority may pre-approve an engagement orally, if any such oral approval is promptly confirmed in writing. Such written confirmation may be given by fax or e-mail and must describe the engagement with reasonable specificity.
Responsibilities of External Auditors
12.	To support the independence process, the external auditors shall:
a)	confirm in engagement letters that performance of the work will not impair independence;

b)	satisfy the Audit Committee that they have in place comprehensive internal policies and processes to ensure adherence, world-wide, to independence requirements, including robust monitoring and communications;

c)	provide regular communication and confirmation to the Committee on independence;

d)	provide for Committee approval, in connection with each annual audit engagement, a detailed scope of services outlining each individual audit to be performed and a detailed description of audit-related services;

e)	utilize the assigned tracking numbers in all fee billings and correspondence and provide detailed, quarterly fee reporting.

f)	maintain certification by the Canadian Public Accountability Board and registration with the U.S. Public Company Accounting Oversight Board; and

g)	review their partner rotation plan and advise the Committee on an annual basis.
Engagements
13.	The Audit Committee will not, as a general rule, pre-approve a service more than one year prior to the time at which it is anticipated that the firm of accountants will be engaged to provide the service.
14.	Engagements will not be considered to be revolving in nature and may not operate from year-to-year.
15.	All audit and non-audit services to be provided by the auditors and all audit, review or attest services to be provided by any public accounting firm shall be provided pursuant to an engagement letter that shall:
a)	be in writing and signed by the auditors or public accounting firm;

b)	specify the particular services to be provided;

c)	specify the period in which the services will be performed;
d)	specify the maximum total fees to be paid; and

e)	in the case of engagements of the auditors, include a confirmation by the auditors that the services are not within a category of services the provision of which would impair their independence under applicable law and Canadian and U.S. generally accepted auditing standards.
16.	Management shall, before signing and delivering an engagement letter on behalf of the Bank or a subsidiary and before authorizing the commencement of an engagement:
a)	obtain an engagement letter in accordance with the foregoing;

b)	confirm that the services are described in the engagement letter accurately and with reasonable specificity;

c)	obtain confirmation from the auditors that they have conducted an analysis that supports their conclusion that performance of the services will not impair their independence;

d)	with respect to engagements for the provision of services other than audit and audit-related services, obtain confirmation from legal counsel for the Bank that performance of the services will not impair independence; and

e)	verify that the performance of the services has been specifically approved by the Audit Committee or a member in accordance with authority delegated by the Committee.
All engagement letters entered into pursuant to these Policies and Procedures shall be made available to the Audit Committee.
Tax Services
17.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of tax services by the auditors on an engagement-by-engagement basis.
18.	The Audit Committee shall not pre-approve, and any member of the Audit Committee may not exercise delegated power to engage the auditors to provide, tax services to the Bank or a subsidiary:
a)	to represent the Bank or a subsidiary before a tax or other court; or

b)	if the provision of the services would be prohibited, as prescribed by paragraph 20 of these Policies and Procedures.
Other Non-Audit Services (Including Business Recovery Services)
19.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of other non-audit services (non-audit services other than audit-related services and tax services, and including business recovery services) by the auditors on an engagement-by-engagement basis.
Prohibited Services
20.	The Audit Committee shall not pre-approve, and any member may not exercise delegated power to engage the auditors to provide any services, including tax services or business recovery services, that involve the auditors performing any of the non-audit services set forth in paragraph (c)(4) of Rule 2-01 of the U.S. Securities and Exchange Commission’s Regulation S-X, which include:
a.	providing bookkeeping or other services related to the accounting records or financial statements of the Bank or any of its subsidiaries,

b.	providing financial information systems design and implementation to the Bank or any of its subsidiaries,

c.	providing actuarial services to the Bank or any of its subsidiaries,

d.	providing internal audit outsourcing services to the Bank or any of its subsidiaries,

e.	providing human resources services to the Bank or any of its subsidiaries,
f.	providing broker-dealer, investment adviser, or investment banking services to the Bank or any of its subsidiaries,

g.	functioning in the role of management for the Bank or any of its subsidiaries,

h.	auditing their own work in relation to the Bank or any of its subsidiaries,

i.	providing appraisal or valuation services, contribution in kind reports or fairness opinions to the Bank or any of its subsidiaries,

j.	serving in an advocacy role for the Bank or any of its subsidiaries,

k.	providing legal services to the Bank or any of its subsidiaries,

l.	providing services that fall within the category of “expert” services that are prohibited by applicable law to the Bank or any of its subsidiaries, or

m.	providing services to the Bank or any of its subsidiaries that would otherwise compromise their independence under applicable regulatory guidance.
For the purposes of the Prohibited Services listed in this Section 20 above, a “subsidiary” includes any entity for which the Bank equity accounts for purposes of U.S. GAAP that is material to the Bank. Therefore, the Audit Committee is not permitted to pre-approve the provision of the prohibited services listed above by the auditors to these entities.
Timely Reporting to the Audit Committee
21.	Management shall provide a quarterly written report to the Audit Committee of each service performed and fees, at the scheduled meeting of the Committee held following the end of each fiscal quarter end.
No Delegation to Management
22.	Nothing in these Policies and Procedures shall be interpreted as a delegation to management of the Audit Committee’s responsibilities under applicable law.
Effective Date
23.	These updated Policies and Procedures are effective as and from October 18, 2006.
Disclosure
24.	The Bank shall disclose these Policies and Procedures in its periodic filings, as required by applicable law.
Review
25.	The Audit Committee shall review and reassess the adequacy of these Policies and Procedures on a bi-annual basis.

APPENDIX “I”

AUDITORS’ CONSENT

We have read the directors’ circular dated February 8, 2008, relating to the amalgamation involving RBTT Financial Holdings Limited and Royal Bank of Canada (the “Bank”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the use in the above-mentioned directors’ circular of our report to the shareholders of the Bank on the consolidated balance sheets of the Bank as at October 31, 2007 and 2006 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2007. Our report is dated November 29, 2007.

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

February 8, 2008

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